As filed with the Securities and Exchange Commission on December 10, 2018
Registration No. 333-228455

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Union Bankshares Corporation
(Exact name of registrant as specified in its charter)

Virginia	6022	54-1598552
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

1051 East Cary Street
Suite 1200
Richmond, Virginia 23219
(804) 633-5031
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John C. Asbury
President and Chief Executive Officer
Union Bankshares Corporation
1051 East Cary Street
Suite 1200
Richmond, Virginia 23219
(804) 633-5031
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:
Frank M. Conner III, Esq. Michael P. Reed, Esq. Christopher J. DeCresce, Esq. Covington & Burling LLP One CityCenter 850 Tenth Street N.W. Washington, D.C. 20001 (202) 662-6000	Michael W. Clarke President and Chief Executive Officer Access National Corporation 1800 Robert Fulton Drive, Suite 300 Reston, Virginia 20191 (703) 871-2100	Jacob A. Lutz, III, Esq. Seth A. Winter, Esq. Troutman Sanders LLP Troutman Sanders Building 1001 Haxall Point Richmond, Virginia 23219 (804) 697-1200

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such dates as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED DECEMBER 10, 2018

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT
Dear Shareholders of Union Bankshares Corporation and Access National Corporation:
Union Bankshares Corporation, which we refer to as Union, a Virginia corporation and the parent holding company of Union Bank & Trust, a Virginia chartered bank and wholly owned subsidiary of Union, and Access National Corporation, which we refer to as Access, a Virginia corporation and the parent holding company of Access National Bank, a national banking association and wholly owned subsidiary of Access, entered into an Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, including a related Plan of Merger, which we refer to as the merger agreement. Under the terms and subject to the conditions of the merger agreement, among other things, (i) Access will merge with and into Union, with Union continuing as the surviving corporation, which we refer to as the merger, and (ii) following the merger, Access National Bank will merge with and into Union Bank & Trust, with Union Bank & Trust continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers.
If the merger is completed, each share of common stock, par value $0.835 per share, of Access, which we refer to as Access common stock, excluding certain specified shares owned by Union or Access, that is issued and outstanding immediately prior to the time the merger is completed, will cease to be outstanding and will be converted automatically into the right to receive 0.75, or the exchange ratio, shares of common stock, par value $1.33 per share, of Union, which we refer to as Union common stock, with cash paid in lieu of fractional shares. We refer to the 0.75 shares of Union common stock into which each share of Access common stock will convert in the merger as the merger consideration.
Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the price of Union common stock, and at the time of the special meetings of shareholders, Access shareholders will not know or be able to calculate the value of the merger consideration to be received upon completion of the merger. Shares of Union common stock are listed on the Nasdaq Global Select Market under the ticker symbol “UBSH” and shares of Access common stock are listed on Nasdaq Global Market under the ticker symbol “ANCX.” The following table sets forth the closing sale prices per share of Union common stock and Access common stock on October 4, 2018, the last trading day before the public announcement of the signing of the merger agreement, and on December 7, 2018, the latest practicable trading day before the printing date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Access common stock on October 4, 2018 and on December 7, 2018, the last practicable trading day prior to printing this document, determined by multiplying the closing price of the Union common stock on such dates by the exchange ratio of 0.75. We urge you to obtain current market quotations for Union common stock and Access common stock.
	Union Common Stock	Access Common Stock	Implied Value of Merger Consideration
October 4, 2018	$38.92	$26.83	$29.19
December 7, 2018	$32.27	$24.45	$24.20
Based on the number of shares of Access common stock that are outstanding and reserved for issuance pursuant to outstanding stock options, in each case as of December 7, 2018, Union currently expects to issue approximately 16,210,087 shares of Union common stock in connection with the merger. However, an increase or decrease in the number of outstanding shares of Access common stock prior to completion of the merger could cause the actual number of shares issued in connection with the merger to change.
Union and Access will each hold a special meeting of their respective shareholders in connection with the proposed mergers. Union and Access cannot complete the proposed mergers unless (1) the Union shareholders vote to approve the merger agreement and the transactions contemplated thereby, including the merger and the issuance of shares of Union common stock in connection with the merger, and (2) the

Access shareholders vote to approve the merger agreement and the transactions contemplated by thereby, including the merger. Our respective boards of directors are providing this document to solicit your proxy to vote in connection with the merger agreement and related matters. In addition, this document is also being delivered to Access shareholders as Union’s prospectus for its offering of Union common stock in connection with the merger.
The Union special meeting will be held on January 15, 2019, at 10:00 a.m., Eastern Time, at the Omni Hotel Richmond, 100 South 12th Street, Richmond, Virginia 23219. The Access special meeting will be held on January 15, 2019, at 10:00 a.m., Eastern Time, at 1800 Robert Fulton Drive, Reston, Virginia 20191.
Your vote is very important. To ensure your representation at the Union or Access special meeting, as applicable, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the internet. Whether or not you expect to attend the special meeting of Union or Access, as applicable, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the applicable special meeting.
Each of the Union and Access boards of directors has approved and adopted the merger agreement and the transactions contemplated thereby and recommends to its shareholders to vote “FOR” approval of its respective proposals. Each member of the Union and Access board of directors has, as a shareholder of Union or Access, respectively, agreed to vote their shares of Union common stock or Access common stock, as applicable, to approve the merger.
The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety, including “Risk Factors,” beginning on page 39, for a discussion of the risks relating to the mergers. You also can obtain information about Union from documents that it has filed with the Securities and Exchange Commission.
Sincerely,

John C. Asbury President and Chief Executive Officer Union Bankshares Corporation	Michael W. Clarke President and Chief Executive Officer Access National Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Union or Access, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this joint proxy statement/prospectus is [           ], 2018, and it is first being mailed or otherwise delivered to the shareholders of Union and Access on or about [           ], 2018.

UNION BANKSHARES CORPORATION

1051 East Cary Street
Suite 1200
Richmond, Virginia 23219
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 15, 2019
To the Shareholders of Union Bankshares Corporation:
Notice is hereby given that Union Bankshares Corporation, which we refer to as Union, will hold a special meeting of shareholders, which we refer to as the Union special meeting, on January 15, 2019, at 10:00 a.m., Eastern Time, at the Omni Hotel Richmond, 100 South 12th Street, Richmond, Virginia 23219. The Union special meeting will be held for the purposes of allowing Union shareholders to consider and vote upon the following matters:
•
a proposal to approve the Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, including the related Plan of Merger, which we refer to as the merger agreement, by and between Union and Access National Corporation, which we refer to as Access, pursuant to which, among other things, (i) Access will merge with and into Union, with Union continuing as the surviving corporation, which we refer to as the merger, and (ii) following the merger, Access National Bank will merge with and into Union Bank & Trust, with Union Bank & Trust continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, and to approve the transactions contemplated by the merger agreement, including the merger and the issuance of shares of common stock, par value of $1.33 per share, of Union, or Union common stock, as consideration under the merger agreement, which we refer to as the Union share issuance, each as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Union merger and share issuance proposal; and

•
a proposal to approve one or more adjournments of the Union special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Union merger and share issuance proposal, which we refer to as the Union adjournment proposal.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. Union will transact no other business at the Union special meeting, except for the business properly brought before the Union special meeting or any adjournment or postponement thereof.
Union has fixed the close of business on December 7, 2018 as the record date for the Union special meeting. Only Union shareholders of record at that time are entitled to notice of, and to vote at, the Union special meeting, or any adjournment or postponement thereof. Approval of the Union merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of Union common stock entitled to vote on the Union merger and share issuance proposal. Approval of the Union adjournment proposal requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Union special meeting. At the close of business on the record date, 65,988,528 shares of Union common stock were outstanding and entitled to vote.
Your vote is very important. Union and Access cannot complete the mergers unless Union’s shareholders approve the merger agreement.
To ensure your representation at the Union special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the internet by following the instructions on your proxy card. If your shares of Union common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the Union special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Union special meeting.
The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.
The Union board of directors has approved and adopted the merger agreement and recommends that Union shareholders vote “FOR” the Union merger and share issuance proposal and “FOR” the Union adjournment proposal.
BY ORDER OF THE BOARD OF DIRECTORS
John C. Asbury
President and Chief Executive Officer
Richmond, Virginia
[           ], 2018

ACCESS NATIONAL CORPORATION

1800 Robert Fulton Drive
Suite 300
Reston, Virginia 20191
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 15, 2019
To the Shareholders of Access National Corporation:
Notice is hereby given that Access National Corporation, which we refer to as Access, will hold a special meeting of shareholders, which we refer to as the Access special meeting, on January 15, 2019, at 10:00 a.m., Eastern Time, at 1800 Robert Fulton Drive, Reston, Virginia 20191. The Access special meeting will be held for the purposes of allowing Access shareholders to consider and vote upon the following matters:
•
a proposal to approve the Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, including the related Plan of Merger, which we refer to as the merger agreement, by and between Union Bankshares Corporation, which we refer to as Union, and Access, pursuant to which, among other things, (i) Access will merge with and into Union, with Union continuing as the surviving corporation, which we refer to as the merger, and (ii) following the merger, Access National Bank will merge with and into Union Bank & Trust, with Union Bank & Trust continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers, each as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Access merger proposal;

•
a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Access in connection with the merger, which we refer to as the Access compensation proposal; and

•
a proposal to approve one or more adjournments of the Access special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Access merger proposal, which we refer to as the Access adjournment proposal.

These proposals are described in greater detail in the accompanying joint proxy statement/prospectus. Access will transact no other business at the Access special meeting, except for the business properly brought before the Access special meeting or any adjournment or postponement thereof.
Access has fixed the close of business on December 7, 2018 as the record date for the Access special meeting. Only Access shareholders of record at that time are entitled to notice of, and to vote at, the Access special meeting, or any adjournment or postponement thereof. Approval of the Access merger proposal requires the affirmative vote of holders of more than two-thirds of the outstanding shares of Access common stock entitled to vote on the Access merger proposal. Approval of the Access compensation proposal and the Access adjournment proposal each requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Access special meeting. At the close of business on the record date, 21,069,233 shares of Access common stock were outstanding and entitled to vote.
Your vote is very important. Union and Access cannot complete the mergers unless Access’s shareholders approve the merger agreement.
To ensure your representation at the Access special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or the internet by following the instructions on your proxy card. If your shares of Access common stock are held in “street name” by a bank, broker or other nominee, please follow the instructions on the voting instruction form provided by the record holder. Whether or not you expect to attend the Access special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the Access special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the mergers, the merger agreement and related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety.
The Access board of directors has unanimously approved and adopted the merger agreement and recommends that Access shareholders vote “FOR” the Access merger proposal, “FOR” the Access compensation proposal and “FOR” the Access adjournment proposal.
BY ORDER OF THE BOARD OF DIRECTORS
Michael W. Clarke
President and Chief Executive Officer
Reston, Virginia
[           ], 2018

ADDITIONAL INFORMATION
Union and Access file reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC, under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. In addition, this joint proxy statement/prospectus incorporates by reference important business and financial information about Union from documents that have been filed with the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You will also be able to obtain these documents, free of charge, from Union at www.bankatunion.com. Access also files documents that you are able to obtain free of charge from Access at www.accessnationalbank.com. These documents are also available without charge on the SEC’s website at www.sec.gov and upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:
Union Bankshares Corporation 1051 East Cary Street, Suite 1200 Richmond, Virginia 23219 Attention: Rachael R. Lape Senior Vice President, General Counsel and Corporate Secretary Telephone: (804) 633-5031	Access National Corporation 1800 Robert Fulton Drive, Suite 300 Reston, Virginia 20191 Attention: Sheila M. Linton Vice President and Corporate Secretary Telephone: (703) 871-2100
The information provided on the websites listed above is not a part of the accompanying joint proxy statement/prospectus and therefore is not incorporated by reference into the accompanying joint proxy statement/prospectus.
You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of your special meeting, you must make your request no later than January 8, 2019 in order to receive them before the Union special meeting and the Access special meeting.
For a more detailed description of the information incorporated by reference into the accompanying joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information.”
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Union and Access have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [           ], 2018. You should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.

i

ii

Annex Index
Annex A: Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, by and between Union Bankshares Corporation and Access National Corporation
Annex B: Form of Affiliate Agreement, by and among Union Bankshares Corporation, Access National Corporation and certain shareholders of Access National Corporation
Annex C: Form of Affiliate Agreement, by and among Union Bankshares Corporation, Access National Corporation and certain shareholders of Union Bankshares Corporation
Annex D: Opinion of Keefe, Bruyette & Woods, Inc.
Annex E: Opinion of Sandler O’Neill & Partners, L.P.
Annex F: Financial and Other Additional Information About Access National Corporation
Annex G: Consolidated Financial Statements of Access National Corporation and Consolidated Financial Statements of Middleburg Financial Corporation
iii

QUESTIONS AND ANSWERS ABOUT THE PROPOSED MERGERS, THE UNION SPECIAL MEETING AND THE ACCESS SPECIAL MEETING
The following are some questions that you may have regarding the mergers, the Union special meeting of shareholders, or the Union special meeting, and the Access special meeting of the shareholders, or the Access special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers, the Union special meeting and the Access special meeting. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information.” Unless otherwise indicated, references in this joint proxy statement/prospectus to Union refer to Union Bankshares Corporation and its consolidated subsidiaries and references to Access refer to Access National Corporation and its consolidated subsidiaries, and references to “we,” “our” and “us” refer to Union and Access together.
Q:
What are the mergers?

A:
Union and Access have entered into an Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, including a related Plan of Merger, which we refer to as the merger agreement, pursuant to which, among other things, (i) Access will merge with and into Union, with Union continuing as the surviving corporation, which we refer to as the merger, and (ii) following the merger, Access National Bank, will merge with and into Union Bank & Trust, with Union Bank & Trust continuing as the surviving bank, which we refer to as the bank merger and, together with the merger, as the mergers. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. Following the merger, the shares of Access’s common stock, par value $0.835 per share, which we refer to as Access common stock, will be delisted from the Nasdaq Global Market and thereafter will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act.

Q:
Why am I receiving this joint proxy statement/prospectus?

A:
Union and Access are sending these materials to their shareholders to help them decide how to vote their shares of common stock, par value $1.33 per share, of Union, which we refer to as Union common stock, and/or Access common stock, as the case may be, with respect to the matters to be considered at the Union special meeting and/or the Access special meeting.

The mergers cannot be completed unless the Union shareholders approve the merger agreement and the transactions contemplated thereby, including the issuance of shares of Union common stock in connection with the merger, which we refer to as the Union share issuance, and the Access shareholders approve the merger agreement and the transactions contemplated thereby, including the merger. Each of Union and Access is holding a special meeting of its shareholders to vote on the proposals necessary to complete the mergers as well as other related matters. Information about these special meetings, the mergers and the other business to be considered by shareholders at each of the special meetings is contained in this joint proxy statement/prospectus.
This document constitutes both a joint proxy statement of Union and Access and a prospectus of Union. It is a joint proxy statement because each of the boards of directors of Union and Access is using this document to solicit proxies from its respective shareholders. This document is also a prospectus because Union, in connection with the merger, is offering shares of Union common stock in exchange for outstanding shares of Access common stock.
Q:
What will Access shareholders receive in the merger?

A:
At the time the merger is completed, which we refer to as the effective time, each share of Access common stock, except for certain shares of Access common stock owned by Access or Union, that is issued and outstanding immediately prior to the effective time, will cease to be outstanding and will be converted automatically into the right to receive 0.75, or the exchange ratio, shares of Union common stock, which we refer to as the merger consideration.

Union will not issue any fractional shares of Union common stock in the merger. Instead, an Access shareholder who would otherwise be entitled to receive a fraction of a share of Union common stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Union common stock multiplied by the average of the closing sale prices of Union common stock on the Nasdaq Global Select Market for the 10 full trading days ending on the trading day immediately preceding the effective time (but not including such date), which we refer to as the average closing price.
It is currently expected that the former shareholders of Access as a group will receive shares in the merger constituting approximately 19% of the outstanding shares of the combined company’s common stock immediately after the consummation of the merger.
Q:
Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the effective time?

A:
Yes. Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate between the date of this joint proxy statement/prospectus and the completion of the merger based on the market value of Union common stock. Any change in the market price of Union common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Union common stock that Access shareholders will receive.

Q:
What will happen to Access stock options in the merger?

A:
At the effective time, each option to purchase shares of Access common stock granted under an equity or equity-based compensation plan maintained by Access, which we refer to as the Access stock plans, and such options as Access stock options, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will (i) fully vest to the extent not previously vested (but only if such Access stock option was granted on or before the date of the merger agreement), (ii) cease to represent a right to purchase Access common stock and (iii) be converted automatically into an option to purchase a number of shares of Union common stock equal to the product obtained by multiplying (x) the total number of shares of Access common stock subject to such Access stock option immediately prior to the effective time, by (y) the exchange ratio, with any fractional shares rounded down the next lower whole number of shares. Each such converted stock option will have an exercise price per share of Union common stock equal to (A) the per share exercise price for the shares of Access common stock subject to such Access stock option, divided by (B) the exchange ratio, rounded up to the nearest whole cent.

Q:
Will the merger affect shares of Union common stock held by current Union shareholders?

A:
No. Union shareholders will continue to own their existing shares of Union common stock after consummation of the merger.

Q:
When do you expect to complete the mergers?

A:
We expect to complete the mergers in the first quarter of 2019. However, we cannot assure you of when or if the mergers will be completed. We must first obtain the approval of our respective shareholders, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions. For further information, please see the section entitled “The Merger Agreement —  Conditions to Consummation of the Merger.”

Q:
What am I being asked to vote on?

A:
Access Special Meeting.   Access shareholders are being asked to vote on the following:

•
a proposal to approve the merger agreement, a copy of which is attached as Annex A, and the transactions contemplated thereby, including the merger, which we refer to as the Access merger proposal;

•
a proposal to approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of Access in connection with the merger, which we refer to as the Access compensation proposal; and

•
a proposal to approve one or more adjournments of the Access special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Access merger proposal, which we refer to as the Access adjournment proposal.

Shareholder approval of the Access merger proposal is required to complete the mergers. Access will transact no other business at the Access special meeting, except for the business properly brought before the Access special meeting or any adjournment or postponement thereof.
Union Special Meeting.   Union shareholders are being asked to vote on the following:
•
a proposal to approve the merger agreement, a copy of which is attached as Annex A, and approve the transactions contemplated thereby, including the merger and the Union share issuance, which we refer to as the Union merger and share issuance proposal; and

•
a proposal to approve one or more adjournments of the Union special meeting, if necessary or appropriate, to solicit additional proxies in favor of approval of the Union merger and share issuance proposal, which we refer to as the Union adjournment proposal.

Shareholder approval of the Union merger and share issuance proposal is required to complete the mergers. Union will transact no other business at the Union special meeting, except for the business properly brought before the Union special meeting or any adjournment or postponement thereof.
Q:
How does the Access board of directors recommend that Access shareholders vote at the Access special meeting?

A:
The Access board of directors has unanimously approved and adopted the merger agreement and recommends that Access shareholders vote “FOR” the Access merger proposal, “FOR” the Access compensation proposal, and “FOR” the Access adjournment proposal.

Q:
How does the Union board of directors recommend that Union shareholders vote at the Union special meeting?

A:
The Union board of directors has approved and adopted the merger agreement and recommends that Union shareholders vote “FOR” the Union merger and share issuance proposal and “FOR” the Union adjournment proposal.

Q:
When and where are the meetings?

A:
Access Special Meeting.   The Access special meeting will be held on January 15, 2019, commencing at 10:00 a.m., Eastern Time, at 1800 Robert Fulton Drive, Reston, Virginia 20191. Subject to space availability, all Access shareholders as of the record date for the Access special meeting, or the Access record date, or their duly appointed proxies, may attend the Access special meeting. Since seating is limited, admission to the Access special meeting will be on a first come, first served basis. Registration and seating will begin at 9:30 a.m., Eastern Time.

Union Special Meeting.   The Union special meeting will be held on January 15, 2019, commencing at 10:00 a.m., Eastern Time, at the Omni Hotel Richmond, 100 South 12th Street, Richmond, Virginia 23219. Subject to space availability, all Union shareholders as of the record date for the Union special meeting, or the Union record date, or their duly appointed proxies, may attend the Union special meeting. Since seating is limited, admission to the Union special meeting will be on a first come, first served basis. Registration and seating will begin at 9:00 a.m., Eastern Time.
Q:
What constitutes a quorum?

A:
Access Special Meeting.   The presence, in person or by proxy, of holders of a majority of the shares of Access common stock outstanding and entitled to vote as of the Access record date will constitute a quorum for the purposes of the Access special meeting. All shares of Access common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Access special meeting.
Union Special Meeting.   The presence, in person or by proxy, of holders of a majority of the shares of Union common stock outstanding and entitled to vote as of the Union record date will constitute a quorum for the purposes of the Union special meeting. All shares of Union common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Union special meeting.
Q:
Who is entitled to vote?

A:
Access Special Meeting.   Holders of record of Access common stock at the close of business on December 7, 2018, which is the date that the Access board of directors has fixed as the Access record date, will be entitled to vote at the Access special meeting.

Union Special Meeting.   Holders of record of Union common stock at the close of business on December 7, 2018, which is the date that the Union board of directors has fixed as the Union record date, will be entitled to vote at the Union special meeting.
Q:
What if I hold shares in both Union and Access?

A:
If you are both a Union shareholder and an Access shareholder, you will receive two separate packages of proxy materials. A vote cast as a Union shareholder will not count as a vote cast as an Access shareholder, and a vote cast as an Access shareholder will not count as a vote cast as a Union shareholder. Therefore, please separately submit a proxy for each of your Union and Access shares.

Q:
What is the vote required to approve each proposal at the Access special meeting?

A:
Access Merger Proposal:

•
Standard:   Approval of the Access merger proposal requires the affirmative vote of holders of more than two-thirds of the outstanding shares of Access common stock entitled to vote on the Access merger proposal.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Access merger proposal.

Access Compensation Proposal and Access Adjournment Proposal:
•
Standard:   Approval of the Access compensation proposal and the Access adjournment proposal each requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Access special meeting.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Access compensation proposal or the Access adjournment proposal.

Q:
What is the vote required to approve each proposal at the Union special meeting?

A:
Union Merger and Share Issuance Proposal:

•
Standard:   Approval of the Union merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of Union common stock entitled to vote on the Union merger and share issuance proposal.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Union merger and share issuance proposal.

Union Adjournment Proposal:
•
Standard:   Approval of the Union adjournment proposal requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Union special meeting.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Union adjournment proposal.

Q:
Are there any voting agreements with existing shareholders?

A:
Yes. In connection with entering into the merger agreement, each of the members of the board of directors of each of Access and Union and certain executive officers of Access, in their capacities as Access and Union shareholders, as the case may be, entered into affiliate agreements, which we refer to as the affiliate agreements, and agreed to vote their shares of Access common stock and Union common stock, as applicable, in favor of the Access merger proposal, in the case of Access, and in favor of the Union merger and share issuance proposal, in the case of Union, and certain related matters and against alternative transactions. As of the applicable record date, shares constituting 11.48% of the Access common stock entitled to vote at the Access special meeting, and 0.85% of the Union common stock entitled to vote at the Union special meeting, are subject to the affiliate agreements. For further information, please see the section entitled “The Merger Agreement —  Affiliate Agreements.”

Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Access or Union to obtain the necessary quorums to hold the Access special meeting or Union special meeting, respectively. Additionally, each proposal must be approved by the voting requirements described above. The Access board of directors unanimously recommends that Access shareholders vote “FOR” the Access merger proposal, “FOR” the Access compensation proposal, and “FOR” the Access adjournment proposal, and the Union board of directors recommends that the Union shareholders vote “FOR” the Union merger and share issuance proposal and “FOR” the Union adjournment proposal.

Q:
How many votes do I have?

A:
Access Shareholders.   Each holder of shares of Access common stock outstanding on the Access record date will be entitled to one vote for each share held of record. As of the Access record date, there were 21,069,233 shares of Access common stock entitled to vote at the Access special meeting. As of the Access record date, the directors and executive officers of Access and their affiliates beneficially owned and were entitled to vote approximately 2,911,292 shares of Access common stock, representing approximately 13.82% of the shares of Access common stock outstanding on that date.

Union Shareholders.   Each holder of shares of Union common stock outstanding on the Union record date will be entitled to one vote for each share held of record. As of the Union record date, there were 65,988,528 shares of Union common stock entitled to vote at the Union special meeting. As of the Union record date, the directors and executive officers of Union and their affiliates beneficially owned and were entitled to vote approximately 713,343 shares of Union common stock, representing approximately 1.08% of the shares of Union common stock outstanding on that date.
Q:
What do I need to do now?

A:
After carefully reading and considering the information contained in this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, please complete, sign, date and return the enclosed proxy card and return it in the enclosed envelope or vote by telephone or the internet as soon as possible so that your shares will be represented at the Access special meeting or Union special meeting, as applicable.
Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in “street name” by a bank, broker or other nominee.
Q:
How do I vote?

A:
If you are a shareholder of record of Access as of the Access record date or a shareholder of record of Union as of the Union record date, you may submit your proxy before your respective company’s special meeting in one of the following ways:

•
completing, signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided;

•
accessing the website specified on your proxy card and following the instructions, using the control number provided on your proxy card; or

•
calling the toll-free number specified on your proxy card and following the instructions, using the control number provided on your proxy card.

You may also cast your vote in person at your respective company’s special meeting.
If your shares are held in “street name” by a bank, broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their bank, broker or other nominee.
Q:
If my shares of common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote my shares for me?

A:
No. If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your bank, broker or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Access or Union or by voting in person at your respective company’s special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Under stock exchange rules, banks, brokers and other nominees who hold shares of Access common stock or Union common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Access and Union special meetings are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.
If you are an Access shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:
•
your bank, broker or other nominee may not vote your shares on the Access merger proposal, which broker non-votes will have the same effect as a vote against such proposal;

•
your bank, broker or other nominee may not vote your shares on the Access compensation proposal, which broker non-votes will have no effect on such proposal; and

•
your bank, broker or other nominee may not vote your shares on the Access adjournment proposal, which broker non-votes will have no effect on such proposal.

If you are a Union shareholder and you do not instruct your bank, broker or other nominee on how to vote your shares:
•
your bank, broker or other nominee may not vote your shares on the Union merger and share issuance proposal, which broker non-votes will have the same effect as a vote against such proposal; and

•
your bank, broker or other nominee may not vote your shares on the Union adjournment proposal, which broker non-votes will have no effect on such proposal.

Q:
How do I vote shares held in the Access National Corporation Profit Sharing Plan?

If you hold Access common stock through the Access National Corporation Profit Sharing Plan, which we refer to as the Access 401(k) plan, through a self-directed brokerage account, you will receive information and separate instructions about how to vote from your broker.
Q:
How do I vote shares held in the Union Bankshares Corporation Employee Stock Ownership Plan and Trust ?

Pursuant to the Union Bankshares Corporation Employee Stock Ownership Plan and Trust, which we refer to as the Union ESOP, the trustee of the Union ESOP votes the shares of Union common stock allocated to a participant in accordance with the participant’s instructions if instructions have been timely received. If you participate in the Union ESOP, you will receive a voting instruction card that reflects all shares of Union common stock you may direct the trustee to vote on your behalf under the Union ESOP. The trustee is permitted to vote the shares of Union common stock allocated to a participant’s account for which no instructions have been timely received, and any unallocated shares of Union common stock, in the same proportion as the shares of Union common stock for which voting instructions have been timely received, unless determined otherwise by the trustee in the exercise of their fiduciary discretion.
Q:
What if I abstain or do not vote?

A:
For purposes of each of the Access special meeting and the Union special meeting, an abstention occurs when a shareholder attends the applicable special meeting, either in person or represented by proxy, but abstains from voting on one or more proposals.

Access Shareholders:   With respect to the Access merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Access merger proposal. With respect to the Access compensation proposal and the Access adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.
Union Shareholders:   With respect to the Union merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the Union adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.
Q:
What will happen if I return my proxy card without indicating how to vote?

A:
If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Access common stock represented by your proxy will be voted as recommended by the Access board of directors with respect to each Access proposal and the Union common stock represented by your proxy will be voted as recommended by the Union board of directors with respect to each Union proposal.

Q:
May I change my vote after I have delivered my proxy card or voted by telephone or internet?

A:
Yes. You may change your vote at any time before your proxy is voted at the Access or Union special meeting. You may do this in one of four ways:

•
by completing, signing, dating and returning a proxy card with a later date than your original proxy card;

•
by delivering a written revocation letter to Access’s or Union’s corporate secretary, as applicable;

•
by attending the Access or Union special meeting, as applicable, in person, notifying the corporate secretary and voting by ballot (your attendance alone at the applicable special meeting will not change or revoke your vote); or

•
voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline).

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your broker, bank or other nominee regarding the revocation of voting instructions.
Q:
Do I need identification to attend the Access special meeting or Union special meeting in person?

A:
Yes. Please bring proper photo identification, together with proof that you are a record owner of Access or Union common stock, as the case may be. If you are not an Access or Union shareholder of record or if your shares are held in “street name” by a bank, broker or other nominee, please bring a letter from the record holder of your shares confirming your beneficial ownership and a valid photo identification in order to be admitted to the meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own Access common stock or Union common stock, as applicable. Access and Union each reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.

Q:
Are Access shareholders entitled to dissenters’ rights?

A:
No. Under Virginia law, Access shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger. See the section entitled “The Mergers — Appraisal and Dissenters’ Rights.”

Q:
What are the material U.S. federal income tax consequences of the merger to Access shareholders?

A:
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, or the Code. In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, Covington & Burling LLP, or Covington, Union’s counsel, has delivered to Union, and Troutman Sanders LLP, or Troutman Sanders, Access’s counsel, has delivered to Access, their respective opinions that, for United States federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material United States Federal Income Tax Consequences of the Merger,” the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, as a condition to the respective obligations of Union and Access to each complete the merger, Union will receive a legal opinion from Covington and Access will receive a legal opinion from Troutman Sanders, each dated as of the date the effective time occurs, which we refer to as the closing date, and each to the effect that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Accordingly, if you are a U.S. holder (as defined in the section entitled “Material United States Federal Income Tax Consequences of the Merger”) of Access common stock, you will not recognize any gain or loss for U.S. federal income tax purposes upon your exchange of shares of Access common stock for shares of Union common stock in the merger, except with respect to cash received in lieu of fractional shares of Union common stock. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within Union’s or Access’s control.

The delivery of the legal opinions described above are conditions to the respective obligations of Union and Access to each complete the merger. Neither Union nor Access currently intends to waive these conditions to the consummation of the merger. In the event that Union or Access waives the condition to receive such tax opinion and the tax consequences of the merger materially change, then Union and Access will recirculate appropriate soliciting materials and seek new approval of the merger from Access and Union shareholders.
For further information, see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”
The U.S. federal income tax consequences described above may not apply to all holders of Access common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.
Q:
If I am an Access shareholder, should I send in my stock certificates now?

A:
No. Access shareholders SHOULD NOT send in any stock certificates now. If the merger is consummated, transmittal materials with instructions for their completion will be provided to Access shareholders after the effective time and under separate cover and the stock certificates should be sent at that time.

Q:
What should I do if I have my shares of Access common stock in book-entry form?

A:
If the merger is consummated, you will receive written instructions from the exchange agent on how to exchange your shares of Access common stock for shares of Union common stock that will be issued in book-entry form.

Q:
Whom may I contact if I cannot locate my Access stock certificate(s)?

A:
If you are unable to locate your original Access stock certificate(s), you should contact Access’s transfer agent, Computershare, at (800) 368-5948.

Q:
What should I do if I receive more than one set of voting materials?

A:
Union shareholders and Access shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Union and/or Access common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Union common stock or Access common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Union common stock and Access common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Access common stock and/or Union common stock that you own.

Q:
What happens if I sell my shares of Access common stock after the Access record date but before the Access special meeting?

A:
The Access record date is earlier than the date of the Access special meeting and the date that the mergers are expected to be completed. If you transfer your shares of Access common stock after the Access record date but before the date of the Access special meeting, you will retain your right to vote at such meeting (provided that such shares remain outstanding on the date of such meeting), but you will not have the right to receive any merger consideration for the transferred shares of Access common stock. You will only be entitled to receive the merger consideration in respect of shares of Access common stock that you hold at the effective time.

Q:
Are there risks involved in undertaking the merger?

A:
Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 39.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Access shareholders will not receive the merger consideration. Instead, each of Access and Union will remain an independent public company and shares of common stock of each will continue to be listed and traded on the Nasdaq Global Market and Nasdaq Global Select Market, respectively.

Q:
Whom should I contact if I have questions?

A:
If you are an Access shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Access’s corporate secretary at (703) 871-2100 or Access’s proxy solicitor, Regan & Associates, Inc., at (212) 587-3005.

If you are a Union shareholder and have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this document or the enclosed proxy card, you should contact Union’s corporate secretary at (804) 633-5031 or Union’s proxy solicitor, Regan & Associates, Inc., at (212) 587-3005.
Q:
Where can I find more information about Union and Access?

A:
You can find more information about Union and Access from the various sources described under the section entitled “Where You Can Find More Information.”

SUMMARY
The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you. You should read carefully this entire joint proxy statement/prospectus, including any document incorporated by reference in this joint proxy statement/prospectus, and its annexes, because this section may not contain all of the information that may be important to you in determining how to vote. For a description of, and instructions as to how to obtain, this information, see the section entitled “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.
The Companies (page 66)
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
Telephone: (804) 633-5031
Union Bankshares Corporation is a bank holding company headquartered in Richmond, Virginia and the parent to Union Bank & Trust, a commercial bank chartered under the laws of the Commonwealth of Virginia that provides banking, trust, and wealth management services and has 140 bank branches, seven of which are operated as Xenith Bank, a division of Union Bank & Trust, and approximately 190 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Union common stock is traded on the Nasdaq Global Select Market under the symbol “UBSH.”
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Telephone: (703) 871-2100
Access National Corporation is a bank holding company headquartered in Reston, Virginia and the parent to Access National Bank, which is an independent commercial bank chartered under federal law as a national banking association that provides credit, deposit, mortgage services and wealth management services to middle market businesses and associated professionals, throughout the Washington, D.C. region. Access National Bank operates from 15 banking centers located in Virginia and has a Mortgage Division that operates offices in Virginia, Indiana, Tennessee, Maryland, Georgia and Ohio. Access common stock is traded on the Nasdaq Global Market under the symbol “ANCX.”
The Mergers (page 67)
The terms and conditions of the mergers are contained in the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the mergers are subject to, and qualified in their entirety by reference to, the merger agreement.
At the effective time, each share of Access common stock, excluding certain specified shares owned by Union or Access, that is issued and outstanding immediately prior to the effective time, will cease to be outstanding and will be converted automatically into the right to receive 0.75 shares of Union common stock. Union will not issue any fractional shares of Union common stock in the merger. Instead, an Access shareholder who would otherwise be entitled to receive a fraction of a share of Union common stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Union common stock multiplied by the average closing price.
Although the exchange ratio is fixed, the market value of the merger consideration will fluctuate with the price of Union common stock. Based on the closing sale price of Union common stock on October 4, 2018, the last trading day before the public announcement of the signing of the merger agreement, the implied value of the per share merger consideration payable to holders of Access common stock was $29.19. Based upon the closing sale price of Union common stock of  $32.27 on December 7, 2018, the last practicable trading day before the printing of this joint proxy statement/prospectus, the implied value of the per share merger consideration was $24.20.

Treatment of Access Stock Options (page 111)
At the effective time, each Access stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, will (i) fully vest to the extent not previously vested (but only if such Access stock option was granted on or before the date of the merger agreement), (ii) cease to represent a right to purchase Access common stock and (iii) be converted automatically into an option to purchase a number of shares of Union common stock equal to the product obtained by multiplying (x) the total number of shares of Access common stock subject to such Access stock option immediately prior to the effective time, by (y) the exchange ratio, with any fractional shares rounded down the next lower whole number of shares. Each such converted stock option will have an exercise price per share of Union common stock equal to (A) the per share exercise price for the shares of Access common stock subject to such Access stock option, divided by (B) the exchange ratio, rounded up to the nearest whole cent.
Access’s Reasons for the Mergers and Recommendations of the Access Board of Directors (page 72)
The Access board of directors has unanimously approved and adopted the merger agreement and recommends that Access shareholders vote “FOR” the Access merger proposal, “FOR” the Access compensation proposal, and “FOR” the Access adjournment proposal. Please see the section entitled “The Mergers — Access’s Reasons for the Mergers and Recommendations of the Access Board of Directors” for a more detailed discussion of the factors considered by the Access board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.
Opinion of Access’s Financial Advisor (page 75)
Access retained Sandler O’Neill & Partners, L.P., which we refer to as Sandler O’Neill, to act as financial advisor to the Access board of directors in connection with Access’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
In connection with the merger, Sandler O’Neill delivered to the Access board of directors its oral opinion on October 4, 2018, which it subsequently confirmed by delivery of a written opinion dated as of the same date, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to the holders of Access common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Access board of directors in connection with its consideration of the merger agreement and the merger and is only directed to the fairness, from a financial point of view, of the exchange ratio to the holders of Access common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any Access shareholder as to how any such shareholder should vote at any meeting of Access shareholders called to consider and vote upon the Access merger proposal. Sandler O’Neill’s opinion does not address the underlying business decision of Access to engage in the merger, the form or structure of the merger or any other transactions contemplated by the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Access or the effect of any other transaction in which Access might engage. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness committee.
Union’s Reasons for the Mergers and Recommendations of the Union Board of Directors (page 86)
The Union board of directors has approved and adopted the merger agreement and recommends that Union shareholders vote “FOR” the Union merger and share issuance proposal and “FOR” the Union adjournment proposal. Please see the section entitled “The Mergers — Union’s Reasons for the Mergers and Recommendations of the Union Board of Directors” for a more detailed discussion of the factors considered by the Union board of directors in reaching its decision to approve the merger agreement and the transactions contemplated thereby.

Opinion of Union’s Financial Advisor (page 88)
In connection with the merger, Union’s financial advisor, Keefe, Bruyette & Woods, Inc., or KBW, delivered a written opinion, dated October 4, 2018, to the Union board of directors as to the fairness, from a financial point of view and as of the date of the opinion, to Union of the exchange ratio in the proposed merger. The full text of KBW’s opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion, is attached as Annex D to this joint proxy statement/prospectus. The opinion was for the information of, and was directed to, the Union board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Union to engage in the merger or enter into the merger agreement or constitute a recommendation to the Union board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Union common stock or any stockholder of any other entity as to how to vote in connection with the merger or any other matter.
The Access Special Meeting (page 54)
Access will hold the Access special meeting at 1800 Robert Fulton Drive, Reston, Virginia 20191, commencing at 10:00 a.m., Eastern Time, on January 15, 2019. At the Access special meeting, Access shareholders will be asked to consider and vote on the Access merger proposal, the Access compensation proposal and the Access adjournment proposal, if necessary or appropriate.
Access has set the close of business on December 7, 2018 as the Access record date to determine which Access shareholders will be entitled to receive notice of and vote at the Access special meeting. Each holder of shares of Access common stock outstanding at the close of business on the Access record date will be entitled to one vote for each share held of record. As of the Access record date, there were 21,069,233 shares of Access common stock entitled to vote at the Access special meeting. As of the Access record date, the directors and executive officers of Access and their affiliates beneficially owned and were entitled to vote approximately 2,911,292 shares of Access common stock, representing approximately 13.82% of the shares of Access common stock outstanding on that date.
Approval of the Access merger proposal requires the affirmative vote of holders of more than two-thirds of the outstanding shares of Access common stock entitled to vote on the Access merger proposal. Approval of the Access compensation proposal and the Access adjournment proposal each require the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Access special meeting.
With respect to the Access merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Access merger proposal. With respect to the Access compensation proposal and the Access adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.
The Union Special Meeting (page 60)
Union will hold the Union special meeting at the Omni Hotel Richmond, 100 South 12th Street, Richmond, Virginia 23219, commencing at 10:00 a.m., Eastern Time, on January 15, 2019. At the Union special meeting, Union shareholders will be asked to consider and vote on the Union merger and share issuance proposal and the Union adjournment proposal, if necessary or appropriate.
Union has set the close of business on December 7, 2018 as the Union record date to determine which Union shareholders will be entitled to receive notice of and vote at the Union special meeting. Each holder of shares of Union common stock outstanding at the close of business on the Union record date will be entitled to one vote for each share held of record. As of the Union record date, there were 65,988,528 shares of Union common stock entitled to vote at the Union special meeting. As of the Union record date, the directors and executive officers of Union and their affiliates beneficially owned and were entitled to vote approximately 713,343 shares of Union common stock, representing approximately 1.08% of the shares of Union common stock outstanding on that date.
Approval of the Union merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of Union common stock entitled to vote on the Union merger and share issuance proposal. Approval of the Union adjournment proposal requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Union special meeting.
With respect to the Union merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the Union adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.
Interests of Access’s Directors and Executive Officers in the Mergers (page 102)
In considering the recommendations of the Access board of directors, Access shareholders should be aware that Access’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Access shareholders generally. The Access board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Access shareholders that they vote to approve the Access merger proposal.
These interests are described in more detail under the section entitled “The Mergers — Interests of Access’s Directors and Executive Officers in the Mergers.”
Management and Board of Directors of Union after the Mergers (page 102)
Pursuant to the merger agreement, at the effective time, Michael W. Clarke will join the boards of directors of Union and Union Bank & Trust, and as a result such boards will consist of 19 members. Michael W. Clarke is the current President and Chief Executive Officer of Access and a member of the current Access board of directors.
Regulatory Approvals Required for the Mergers (page 109)
The completion of the mergers is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, or the Federal Reserve, and the Virginia Bureau of Financial Institutions of the Virginia State Corporation Commission, or the VBFI. Union and Access have filed all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers. Although neither Union nor Access knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Union and Access cannot be certain of when or if such approvals will be obtained.
Accounting Treatment (page 110)
The merger will be accounted for as an acquisition by Union using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Access as of the date of acquisition will be recorded at their respective fair values and added to those of Union. Any excess of the total consideration paid in connection with the merger over the net fair values is recorded as goodwill. Consolidated financial statements of Union issued after the date of acquisition would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Access.

Public Trading Markets (page 110)
Union common stock is listed on the Nasdaq Global Select Market under the symbol “UBSH.” Access common stock is listed on the Nasdaq Global Market under the symbol “ANCX.” Upon completion of the merger, Access common stock will be delisted from the Nasdaq Global Market and thereafter will be deregistered under the Exchange Act. The Union common stock issuable in the merger will be listed on Nasdaq Global Select Market.
Appraisal and Dissenters’ Rights (page 110)
Under Virginia law, Access shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger.
Agreement Not to Solicit Other Offers (page 121)
Access has agreed that it and its subsidiaries will not, and will cause their respective directors, officers, employees, agents and representatives not to, directly or indirectly:
•
initiate, solicit, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal (as defined in “The Merger Agreement — Agreement Not to Solicit Other Offers”);

•
furnish or cause to be furnished any confidential or nonpublic information or data relating to any acquisition proposal;

•
engage or participate in any negotiations or discussions concerning any acquisition proposal;

•
approve, agree to, accept, endorse or recommend any acquisition proposal; or

•
approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement (as defined in “The Merger Agreement — Agreement Not to Solicit Other Offers”) contemplating or otherwise relating to any acquisition proposal.

Notwithstanding Access’s non-solicitation obligations described above, if Access or any of its representatives receives an unsolicited, bona fide written acquisition proposal by any person that did not result from or arise in connection with a breach of its non-solicitation obligations, then Access may, prior to the Access special meeting, furnish confidential or nonpublic information to and engage or participate in discussions and negotiations with such person if  (1) the Access board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to Access’s shareholders under applicable law, (2) before furnishing any confidential or nonpublic information, Access receives from such person an executed confidentiality agreement on terms no less restrictive (with respect to each provision) than the confidentiality agreements, dated as of September 3, 2018 and September 4, 2018, between Union and Access, or the confidentiality agreements, which confidentiality agreement will not provide such person with any exclusive right to negotiate with Access, provided, that any non-public information provided to any person given such access will have previously been provided to Union and (3) the Access board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined in “The Merger Agreement — Agreement Not to Solicit Other Offers”).
Shareholder Meetings and Recommendation of Union and Access Boards of Directors (page 122)
Each of Union and Access has agreed to hold a meeting of its shareholders as promptly as reasonably practicable after this joint proxy statement/prospectus is declared effective for the purpose of obtaining the requisite Access shareholder approval of the merger agreement, in the case of Access shareholders, which we refer to as the Access shareholder approval, and obtaining the requisite Union shareholder approval of the merger agreement and Union share issuance, in the case of Union shareholders, which we refer to as the Union shareholder approval.

The boards of directors of Access and Union have agreed to recommend to their respective shareholders the approval of the Access merger proposal, in the case of Access, and the approval of the Union merger and share issuance proposal, in the case of Union, and to include such recommendations in this joint proxy statement/prospectus and to solicit and use their respective reasonable best efforts to obtain, in the case of Access, the Access shareholder approval and, in the case of Union, the Union shareholder approval. The board of directors of each of Access and Union and any committee thereof agreed to not withhold, withdraw, qualify or modify (or propose publicly to withhold, withdraw, qualify or modify) such recommendation in any manner adverse to Union or Access, respectively, which we refer to as a change in recommendation.
However, at any time prior to the Access special meeting, the Access board of directors may make a change in recommendation or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal subject to compliance with the termination fee provisions in the merger agreement; provided, that the Access board of directors may only take such actions if:
•
an unsolicited bona fide written acquisition proposal (that did not result from a breach of Access’s non-solicitation obligations described above) is made to Access by a third party, and such acquisition proposal is not withdrawn;

•
the Access board of directors has concluded in good faith (after consultation with its outside financial and legal advisors) that such acquisition proposal constitutes a superior proposal;

•
the Access board of directors has concluded in good faith (after consultation with its financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to Access’s shareholders under applicable law;

•
Access gives Union at least five business days’ notice of its intention to make a change in recommendation, specifying in reasonable detail the reasons therefor and including the material terms and conditions of such proposal and the identity of the person making such acquisition proposal;

•
during such five business day period, Access has, and has caused its outside financial and legal advisors to, consider and, at the reasonable request of Union, engage in good faith discussions with Union regarding, any adjustment or modification of the terms of the merger agreement proposed in writing by Union; and

•
the Access board of directors, following such five business day period, has again reasonably concluded in good faith (after consultation with its outside financial and legal advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by Union) that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to take such action would be a violation of the board of directors’ fiduciary duties to Access’s shareholders under applicable law.

Any amendment to any material term of such acquisition proposal will require a new determination and notice period.
In addition, at any time prior to the Union special meeting, the Union board of directors may make a change in recommendation; provided, that the Union board of directors may only make a change in recommendation if:
•
the Union board of directors has concluded in good faith (after consultation with its outside financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to Union’s shareholders under applicable law;

•
Union gives Access at least five business days’ notice of its intention to make a change in recommendation, specifying in reasonable detail the reasons therefor;

•
during such five business day period, Union has and has caused its outside financial and legal advisors to, consider and, at the reasonable request of Access, engage in good faith discussions with Access regarding any adjustment or modification of the terms of the merger agreement proposed in writing by Access; and

•
the Union board of directors, following such five business day period, has reasonably concluded in good faith (after consultation with outside financial and legal advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by Access), that failure to make a change in recommendation would be a violation of the board of directors’ fiduciary duties to Union’s shareholders under applicable law.

Conditions to Consummation of the Merger (page 124)
The respective obligation of each party to consummate the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:
•
the approval of the Access merger proposal by the Access shareholders and the approval of the Union merger and share issuance proposal by the Union shareholders;

•
the receipt of all permits, consents, approvals, waivers, non-objections, and authorizations from each governmental authority and third parties that are necessary or advisable to consummate the transactions contemplated by the merger agreement, and expiration of all related statutory waiting periods, which we refer to as the requisite regulatory approvals;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part under the Securities Act of 1933, as amended, which we refer to as the Securities Act, and there being no stop order or proceeding by the United States Securities and Exchange Commission, or the SEC, to suspend the effectiveness of the registration statement;

•
the approval of the listing on the Nasdaq Global Select Market of the Union common stock to be issued pursuant to the merger; and

•
the absence of any law, order, decree or injunction (whether temporary, preliminary or permanent) or other action by any governmental authority of competent jurisdiction restricting, enjoining or prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (including the merger).

Each party’s obligation to consummate the merger is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:
•
the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the closing date, subject to the materiality standards provided in the merger agreement;

•
the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;

•
the receipt of a certificate from the other party to the effect that the two conditions described above have been satisfied;

•
the receipt by each party of a written opinion of its counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•
in the case of Union, the receipt of requisite regulatory approvals without the imposition of a burdensome condition (as defined in “The Merger Agreement — Covenants and Agreements”).

We cannot be certain of when, or if, the conditions to the merger will be satisfied or waived, or that the mergers will be completed in the first quarter of 2019 or at all. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement (page 124)
The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement abandoned at any time before the effective time (whether before or after the approval of the merger by Access shareholders or by Union shareholders) by mutual written agreement, or by either party in the following circumstances:
•
the merger has not been consummated by October 4, 2019, which we refer to as the outside date, if the failure of the effective time to occur on or before that date is not caused by the terminating party’s breach of the merger agreement, which we refer to as an outside date termination;

•
any governmental authority denies a requisite regulatory approval and such denial is final, the relevant governmental authority will have requested in writing that Union, Access or any of their respective subsidiaries withdraw (other than for technical reasons), and not be permitted to resubmit within 90 days, any application with respect to a regulatory approval or any governmental authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•
if there was a breach or inaccuracy, as applicable, of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Access, in the case of a termination by Union, or Union, in the case of a termination by Access, which breach or inaccuracy would, either individually or in the aggregate with all other breaches or inaccuracies, constitute the failure of a Union or Access condition to closing, respectively, and is not cured within 30 days following written notice or by its nature cannot be cured during such period; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination;

•
the Access shareholder approval is not obtained at the Access special meeting, which we refer to as a no-vote termination; or

•
the Union shareholder approval is not obtained at the Union special meeting.

In addition, Union may terminate the merger agreement if:
•
the Access board of directors fails to recommend that the Access shareholders approve the Access merger proposal, effects a change in its recommendation or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the Access special meeting or making its recommendation to approve the Access merger proposal; or

•
a governmental authority grants a regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.

In addition, Access may terminate the merger agreement if:
•
the Union board of directors fails to recommend that the Union shareholders approve the Union merger and share issuance proposal, effects a change in its recommendation, or fails to call, give notice of, convene or hold the Union special meeting; or

•
the Access board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals.

Termination Fee (page 126)
Access will pay Union a $25,000,000 termination fee if:
•
(1) either Access or Union effects an outside date termination (and the Access shareholder approval has not been obtained), (2) either Access or Union effects a no-vote termination, or (3) Union effects a breach termination and, in each case, prior to such termination and after the date of the merger agreement, an acquisition proposal for Access has been made or an intention to make an acquisition proposal has been publicly announced, and, within 12 months of such termination, any acquisition proposal results in the execution of a definitive agreement or a completed transaction;

•
Union terminates the merger agreement because the Access board of directors has failed to recommend that the Access shareholders approve the Access merger proposal, effected a change in its recommendation or approved, adopted, endorsed or recommended any acquisition proposal, or breached its obligations with respect not soliciting to acquisition proposals, holding the Access special meeting or making its recommendation to approve the Access merger proposal; or

•
Access terminates the merger agreement because the Access board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals.

Union will pay Access a $25,000,000 termination fee if:
•
Access terminates the merger agreement because the Union board of directors failed to recommend that the Union shareholders approve the Union merger and share issuance proposal, effected a change in its recommendation, or fails to call, give notice of, convene or hold the Union special meeting.

If Access or Union, as applicable, fails to promptly pay any termination fee payable when due, then Access or Union, as applicable, must pay to Union or Access, as applicable, its fees and expenses (including attorneys’ fees and expenses) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate published in The Wall Street Journal from the date such payment was due under the merger agreement.
Affiliate Agreements (page 127)
In connection with entering into the merger agreement, each of the members of the board of directors of each of Access and Union and certain executive officers of Access, in their capacities as Access and Union shareholders, as the case may be, entered into the affiliate agreements and agreed to vote their shares of Access common stock and Union common stock, as applicable, in favor of the Access merger proposal, in the case of Access, and in favor of the Union merger and share issuance proposal, in the case of Union, and certain related matters and against alternative transactions. As of the applicable record date, shares constituting 11.48% of the Access common stock entitled to vote at the Access special meeting, and 0.85% of the Union common stock entitled to vote at the Union special meeting, are subject to the affiliate agreements.
Material U.S. Federal Income Tax Consequences Relating to the Merger (page 128)
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with the filing of the registration statement of which this joint proxy statement/prospectus is a part, Covington, Union’s counsel, has delivered to Union, and Troutman Sanders, Access’s counsel, has delivered to Access, their respective opinions that, for United States federal income tax purposes, subject to the limitations, assumptions and qualifications described in “Material United States Federal Income Tax Consequences of the Merger”, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Additionally, as a condition to the respective obligations of Union and Access to each complete the merger, Union will receive a legal opinion from Covington, and Access will receive a legal opinion from Troutman Sanders, each dated as of the closing date and each to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Accordingly, if you are a U.S. holder (as defined in section entitled “Material United States Federal Income Tax Consequences of the Merger”) of Access common stock, you will not recognize any gain or loss for U.S. federal income tax purposes upon your exchange of shares of Access common stock for shares of Union common stock in the merger, except with respect to cash received in lieu of fractional shares of Union common stock. Notwithstanding the foregoing, your tax treatment will depend on your specific situation and many variables not within Union’s or Access’s control.
The delivery of the legal opinions described above are conditions to the respective obligations of Union and Access to each complete the merger. Neither Union nor Access currently intends to waive these conditions to the consummation of the merger. In the event that Union or Access waives the condition to receive such tax opinion and the tax consequences of the merger materially change, then Union and Access will recirculate appropriate soliciting materials and seek new approval of the merger from Access and Union shareholders.
The U.S. federal income tax consequences described above may not apply to all holders of Access common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult an independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Comparison of Shareholders’ Rights (page 131)
Upon completion of the merger, the rights of former Access shareholders will be governed by the articles of incorporation and bylaws of Union, each as amended to date, which we refer to as the Union articles of incorporation and the Union bylaws, respectively. The rights associated with Access common stock are different from the rights associated with Union common stock. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Union common stock.
Risk Factors (page 39)
Before voting at the Access special meeting or the Union special meeting, you should carefully consider all of the information contained in or incorporated by reference into this joint proxy statement/prospectus, including the risk factors set forth in the section entitled “Risk Factors” and described in Union’s Annual Report on Form 10-K for the year ended on December 31, 2017, Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, and other reports filed by Union with the SEC, which are incorporated by reference into this joint proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF UNION
The following table summarizes financial results achieved by Union for the periods and at the dates indicated and should be read in conjunction with Union’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that Union has previously filed with the SEC. Historical financial information for Union can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2018 and its Annual Report on Form 10-K for the year ended December 31, 2017. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2018 and 2017 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Union believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the nine months ended September 30, 2018 and 2017 indicate results for any future period.
UNION BANKSHARES CORPORATION AND SUBSIDIARIES
(In thousands, except share and per share data)
	As of & For the Nine Months Ended September 30,		As of & For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Results of Operations
Interest and dividend income	$388,151	$241,865	$329,044	$293,736	$275,387	$273,140	$168,695
Interest expense	70,549	35,947	50,037	29,770	24,937	19,927	20,501
Net interest income	317,602	205,918	279,007	263,966	250,450	253,213	148,194
Provision for credit losses	9,011	7,344	10,802	8,883	9,450	7,800	6,056
Net interest income after provision for credit losses	308,591	198,574	268,205	255,083	241,000	245,413	142,138
Noninterest income	80,752	47,305	62,429	59,849	54,993	51,220	26,828
Noninterest expenses	263,234	167,871	225,668	213,090	206,310	222,419	120,124
Income before income taxes	126,109	78,008	104,966	101,842	89,683	74,214	48,842
Income tax expense	20,973	20,924	32,790	25,944	23,071	19,533	13,478
Income from continuing operations	105,136	57,084	72,176	75,898	66,612	54,681	35,364
Discontinued operations, net of tax	(2,973)	653	747	1,578	467	(2,517)	(998)
Net income	$102,163	$57,737	$72,923	$77,476	$67,079	$52,164	$34,366
Financial Condition
Assets	$13,371,742	$9,029,436	$9,315,179	$8,426,793	$7,693,291	$7,358,643	$4,176,353
Securities available for sale, at fair value	1,883,141	968,361	974,222	946,764	903,292	1,102,114	677,348
Securities held to maturity, at carrying value	235,333	204,801	199,639	201,526	205,374	—	—
Loans held for investment, net of deferred fees and costs	9,411,598	6,898,729	7,141,552	6,307,060	5,671,462	5,345,996	3,039,368
Allowance for loan losses	41,294	37,162	38,208	37,192	34,047	32,384	30,135
Intangible assets, net	779,262	314,208	313,331	318,793	316,832	325,277	71,380
Tangible assets, net(1)	12,592,480	8,715,228	9,001,848	8,108,000	7,376,459	7,033,366	4,104,973
Deposits	9,834,695	6,881,826	6,991,718	6,379,489	5,963,936	5,638,770	3,236,842
Total borrowings	1,554,642	1,052,087	1,219,414	990,089	680,175	686,935	463,314
Total liabilities	11,491,713	7,988,065	8,268,850	7,425,761	6,697,924	6,381,474	3,783,543
Common shareholders’ equity	1,880,029	1,041,371	1,046,329	1,001,032	995,367	977,169	437,810
Tangible common shareholders’ equity(1)	1,100,767	727,163	732,998	682,239	678,535	651,892	366,430

(1)
This is a non-GAAP financial measure. See the section entitled “Reconciliation of Union Non-GAAP Financial Measures.”

	As of & For the Nine Months Ended September 30,		As of & For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratios
Net interest margin(2)	3.69%	3.47%	3.48%	3.64%	3.73%	3.93%	3.99%
Net interest margin (FTE)(1)	3.76%	3.62%	3.63%	3.80%	3.89%	4.09%	4.22%
Return on average assets	1.05%	0.88%	0.83%	0.96%	0.90%	0.72%	0.85%
Return on average common shareholders’ equity	7.38%	7.53%	7.07%	7.79%	6.76%	5.30%	7.89%
Return on average tangible common shareholders’ equity(1)	12.71%	10.90%	10.20%	11.45%	10.00%	8.02%	9.48%
Efficiency ratio	66.08%	66.29%	66.09%	65.81%	67.54%	73.06%	68.63%
Efficiency ratio (FTE)(1)	65.12%	64.10%	63.89%	63.56%	65.31%	70.75%	65.39%
CET1 capital (to risk weighted assets)	9.92%	9.40%	9.04%	9.72%	10.55%	11.20%	11.26%
Tier 1 capital (to risk weighted assets)	11.12%	10.56%	10.14%	10.97%	11.93%	12.76%	13.03%
Total capital (to risk weighted assets)	12.97%	12.94%	12.43%	13.56%	12.46%	13.38%	14.16%
Leverage Ratio	9.89%	9.52%	9.42%	9.87%	10.68%	10.62%	10.69%
Common equity to total assets	14.06%	11.53%	11.23%	11.88%	12.94%	13.28%	10.48%
Tangible common equity/tangible assets(1)	8.74%	8.34%	8.14%	8.41%	9.20%	9.27%	8.93%
Asset Quality
Allowance for loan losses	$41,294	$37,162	$38,208	$37,192	$34,047	$32,384	$30,135
Nonaccrual loans	$28,110	$20,122	$21,743	$9,973	$11,936	$19,255	$15,035
Foreclosed property	$6,800	$6,449	$5,253	$7,430	$11,994	$23,058	$34,116
ALL/total outstanding loans	0.44%	0.54%	0.54%	0.59%	0.60%	0.61%	0.99%
Nonaccrual loans/total loans	0.30%	0.29%	0.30%	0.16%	0.21%	0.36%	0.49%
ALL/nonaccrual loans	146.90%	184.68%	175.73%	372.93%	285.25%	168.18%	200.43%
NPAs/total outstanding loans	0.37%	0.39%	0.38%	0.28%	0.42%	0.79%	1.62%
Net charge-offs/total average loans	0.08%	0.15%	0.15%	0.09%	0.14%	0.11%	0.36%
Provision/total average loans	0.13%	0.15%	0.17%	0.15%	0.17%	0.15%	0.20%
Per Share Data
Earnings per share, basic	$1.55	$1.32	$1.67	$1.77	$1.49	$1.13	$1.38
Earnings per share, diluted	1.55	1.32	1.67	1.77	1.49	1.13	1.37
Cash dividends paid per share	0.65	0.60	0.81	0.77	0.68	0.58	0.54
Market value per share	38.53	35.30	36.17	35.74	25.24	24.08	24.81
Book value per share	28.68	24.00	24.10	23.15	22.38	21.73	17.63
Tangible book value per share(1)	16.79	16.76	16.88	15.78	15.25	14.50	14.76
Price to earnings ratio, diluted	18.59	20.00	21.66	20.19	16.94	21.31	18.11
Price to book value ratio	1.34	1.47	1.50	1.54	1.13	1.11	1.41
Dividend payout ratio	41.94%	45.45%	48.50%	43.50%	45.64%	51.33%	39.42%
Weighted average shares outstanding, basic	65,817,668	43,685,045	43,698,897	43,784,193	45,054,938	46,036,023	24,975,077
Weighted average shares outstanding, diluted	65,873,202	43,767,502	43,779,744	43,890,271	45,138,891	46,130,895	25,030,711

(1)
This is a non-GAAP financial measure. See the section entitled “Reconciliation of Union Non-GAAP Financial Measures.”

(2)
Net interest income divided by total average earning assets.

Reconciliation of Union Non-GAAP Financial Measures
In reporting the consolidated financial data as of and for each of the years in the five-year period ended December 31, 2017 and as of and for the nine months ended September 30, 2018 and 2017, Union has provided supplemental performance measures on a tax-equivalent or tangible basis. These non-GAAP financial measures are a supplement to generally accepted accounting principles in the U.S., or GAAP, which is used to prepare Union’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, Union’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. Union uses the non-GAAP financial measures discussed herein in its analysis of Union’s performance.
Union believes that net interest income (fully taxable equivalent, or FTE), which is used in computing net interest margin (FTE) and efficiency ratio (FTE), provides valuable additional insight into the net interest margin and efficiency ratio by adjusting for differences in tax treatment of interest income sources.
Union believes tangible common equity is an important indication of its ability to grow organically and through business combinations as well as its ability to pay dividends and to engage in various capital management strategies. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. These ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which Union believes will assist investors in assessing the capital of Union and its ability to absorb potential losses.
	As of & For the Nine Months Ended September 30,		As of & For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Net Interest Income (FTE)
Net interest income (GAAP)	$317,602	$205,918	$279,007	$263,966	$250,450	$253,213	$148,194
FTE adjustment	5,860	8,683	11,767	11,428	10,463	9,932	8,688
Net interest income (FTE) (non-GAAP)	$323,462	$214,601	$290,774	$275,394	$260,913	$263,145	$156,882
Average earning assets	$11,506,200	$7,922,944	$8,016,311	$7,249,090	$6,713,239	$6,437,681	$3,716,849
Net interest margin (GAAP)	3.69%	3.47%	3.48%	3.64%	3.73%	3.93%	3.99%
Net interest margin (FTE) (non-GAAP)	3.76%	3.62%	3.63%	3.80%	3.89%	4.09%	4.22%
Efficiency ratio (GAAP)	66.08%	66.29%	66.09%	65.81%	67.54%	73.06%	68.63%
Efficiency ratio (FTE) (non-GAAP)	65.12%	64.10%	63.89%	63.56%	65.31%	70.75%	65.39%
Tangible Assets
Ending assets (GAAP)	$13,371,742	$9,029,436	$9,315,179	$8,426,793	$7,693,291	$7,358,643	$4,176,353
Less: Ending intangible assets	779,262	314,208	313,331	318,793	316,832	325,277	71,380
Ending tangible assets (non-GAAP)	$12,592,480	$8,715,228	$9,001,848	$8,108,000	$7,376,459	$7,033,366	$4,104,973
Tangible Common Equity
Ending common shareholders’ equity (GAAP)	$1,880,029	$1,041,371	$1,046,329	$1,001,032	$995,367	$977,169	$437,810
Less: Ending intangible assets	779,262	314,208	313,331	318,793	316,832	325,277	71,380
Ending tangible common shareholders’ equity (non-GAAP)	$1,100,767	$727,163	$732,998	$682,239	$678,535	$651,892	$366,430
Average common shareholders’ equity (GAAP)	$1,851,072	$1,024,853	$1,030,847	$994,785	$991,977	$983,727	$435,635
Less: Average intangible assets	776,769	316,375	315,722	318,131	320,906	333,495	73,205
Average tangible common shareholders’ equity (non-GAAP)	$1,074,303	$708,478	$715,125	$676,654	$671,071	$650,232	$362,430
Return on average common shareholders’ equity (GAAP)	7.38%	7.53%	7.07%	7.79%	6.76%	5.30%	7.89%
Return on average tangible common shareholders’ equity (non-GAAP)	12.71%	10.90%	10.20%	11.45%	10.00%	8.02%	9.48%
Common equity to total assets (GAAP)	14.06%	11.53%	11.23%	11.88%	12.94%	13.28%	10.48%
Tangible common equity/tangible assets (non-GAAP)	8.74%	8.34%	8.14%	8.41%	9.20%	9.27%	8.93%
Book value per share (GAAP)	$28.68	$24.00	$24.10	$23.15	$22.38	$21.73	$17.63
Tangible book value per share (non-GAAP)	$16.79	$16.76	$16.88	$15.78	$15.25	$14.50	$14.76

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF ACCESS
The following table summarizes financial results achieved by Access for the periods and at the dates indicated and should be read in conjunction with Access’s consolidated financial statements and the notes to the consolidated financial statements, which are included in Annex G hereto, and with Access’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Annex F hereto. Please see the section entitled “Where You Can Find More Information” for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2018 and 2017 are unaudited and are not necessarily indicative of the results of operations for the full year or any other interim period, and management of Access believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past years and for the nine months ended September 30, 2018 and 2017 indicate results for any future period.
ACCESS NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except share and per share data)
	As of & For the Nine Months Ended September 30,		As of & For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Results of Operations
Interest and dividend income	$83,142	$68,385	$95,480	$50,015	$43,666	$38,501	$35,876
Interest expense	12,817	7,926	11,108	6,304	4,119	3,273	3,712
Net interest income	70,325	60,459	84,372	43,711	39,547	35,228	32,164
Provision for credit losses	2,102	3,200	6,919	2,120	150	—	675
Net interest income after provision for credit losses	68,223	57,259	77,453	41,591	39,397	35,228	31,489
Noninterest income	23,929	23,411	32,092	31,803	26,065	19,300	28,150
Noninterest expenses	59,366	61,214	81,068	47,790	41,866	33,018	39,198
Income before income taxes	32,786	19,456	28,477	25,604	23,596	21,510	20,441
Income tax expense	6,128	6,001	11,977	9,200	8,177	7,585	7,234
Net income	26,658	13,455	16,500	16,404	15,419	13,925	13,207
Financial Condition
Assets	3,021,323	2,873,069	2,873,894	1,430,708	1,178,548	1,052,880	847,182
Securities available for sale, at fair value	424,445	395,040	407,446	194,090	160,162	125,080	76,552
Securities held to maturity, at carrying value	28,353	28,329	28,272	9,200	14,287	14,309	16,277
Loans held for sale, at fair value	36,600	26,234	31,999	35,676	44,135	45,026	24,353
Loans held for investment, net of deferred fees and costs	2,094,270	1,957,109	1,966,358	1,049,698	887,478	776,603	687,055
Allowance for loan losses	17,349	15,692	15,805	16,008	13,563	13,399	13,136
Intangible assets, net	184,028	182,156	185,161	1,833	1,882	1,491	—
Tangible assets, net(1)	2,837,295	2,690,913	2,688,733	1,428,875	1,176,666	1,051,389	847,182
Deposits	2,294,864	2,286,212	2,234,148	1,054,327	913,744	755,443	572,972
Total borrowings	257,561	139,527	185,993	246,009	146,129	185,635	172,855
Total liabilities	2,579,380	2,452,896	2,452,270	1,310,178	1,069,410	953,976	756,048
Common shareholders’ equity	441,943	420,173	421,624	120,530	109,138	98,904	91,134
Tangible common shareholders’ equity(1)	257,915	238,017	236,463	118,697	107,256	97,413	91,134

(1)
This is a non-GAAP financial measure. See the section entitled “Reconciliation of Access Non-GAAP Financial Measures.”

	As of & For the Nine Months Ended September 30,		As of & For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratios
Net interest margin(2)	3.63%	3.84%	3.81%	3.52%	3.68%	3.80%	3.85%
Net interest margin (FTE)(1)	3.68%	3.91%	3.88%	3.55%	3.69%	3.80%	3.85%
Return on average assets	1.23%	0.75%	0.67%	1.27%	1.39%	1.45%	1.55%
Return on average common shareholders’ equity	8.27%	4.71%	5.03%	14.11%	14.83%	14.47%	14.00%
Return on average tangible common shareholders’ equity(1)	14.52%	9.33%	8.15%	14.33%	15.05%	14.68%	14.00%
Efficiency ratio	62.99%	72.99%	69.61%	63.29%	63.81%	60.55%	64.99%
Efficiency ratio (FTE)(1)	62.37%	71.89%	68.70%	63.02%	63.64%	60.47%	64.98%
CET1 capital (to risk weighted assets)	11.85%	11.46%	11.54%	10.25%	11.14%	Not reported	Not reported
Tier 1 capital (to risk weighted assets)	11.85%	11.46%	11.54%	10.25%	11.14%	11.16%	12.05%
Total capital (to risk weighted assets)	12.65%	12.24%	12.33%	11.51%	12.39%	12.41%	13.30%
Leverage Ratio	9.81%	8.80%	9.12%	8.90%	9.34%	9.39%	10.76%
Common equity to total assets	14.63%	14.62%	14.68%	8.42%	9.26%	9.39%	10.76%
Tangible common equity/tangible assets(1)	9.09%	8.85%	8.79%	8.31%	9.12%	9.25%	10.76%
Asset Quality
Allowance for loan losses	$17,349	$15,692	$15,805	$16,008	$13,563	$13,399	$13,136
Nonaccrual loans	$5,463	$5,837	$4,626	$6,922	$7,417	$1,622	$2,535
OREO	$643	$1,980	$643	$—	$—	$—	$—
ALL/total outstanding loans	0.83%	0.80%	0.80%	1.53%	1.53%	1.73%	1.91%
Nonaccrual loans/total loans	0.26%	0.30%	0.23%	0.66%	0.84%	0.21%	0.37%
ALL/nonaccrual loans	317.57%	268.84%	341.65%	231.26%	182.86%	826.08%	518.19%
NPAs/total outstanding loans	0.29%	0.40%	0.23%	0.66%	0.84%	0.21%	0.37%
Net charge-offs/total average loans	0.03%	0.22%	0.42%	(0.03)%	—%	(0.04)%	0.01%
Provision/total average loans	0.11%	0.20%	0.41%	0.23%	0.02%	0.00%	0.10%
Per Share Data
Earnings per share, basic	$1.28	$0.77	$0.92	$1.55	$1.46	$1.33	$1.28
Earnings per share, diluted	1.28	0.77	0.92	1.54	1.46	1.33	1.27
Cash dividends paid per share(3)	0.46	0.45	0.60	0.60	0.95	0.50	1.11
Market value per share	26.94	27.85	27.21	26.54	19.00	15.14	12.70
Book value per share	21.13	20.55	20.53	11.33	10.35	9.45	8.79
Tangible book value per share(1)	12.33	11.64	11.52	11.16	10.17	9.30	8.79
Price to earnings ratio, diluted	6.34%	3.69%	3.38%	5.80%	7.68%	8.78%	10.00%
Price to book value ratio	128%	136%	133%	234%	184%	160%	145%
Dividend payout ratio(4)	35.72%	46.73%	56.70%	38.71%	41.10%	63.91%	86.72%
Weighted average shares outstanding, basic	20,734,621	17,156,521	17,988,670	10,586,394	10,513,008	10,424,067	10,319,802
Weighted average shares outstanding, diluted	20,821,096	17,273,367	18,076,304	10,677,561	10,581,871	10,466,841	10,403,155

(1)
This is a non-GAAP financial measure. See the section entitled “Reconciliation of Access Non-GAAP Financial Measures.”

(2)
Net interest income divided by total average earning assets.

(3)
Cash dividends paid includes the $0.35 special dividend declared at December 31, 2014 and paid in January 2015.

(4)
Adjusted for the special dividend payment of  $0.35 declared in 2014 but paid in 2015.

Reconciliation of Access Non-GAAP Financial Measures
In reporting the consolidated financial data as of and for each of the years in the five-year period ended December 31, 2017 and as of and for the nine months ended September 30, 2018 and 2017, Access has provided supplemental performance measures on a tax-equivalent or tangible basis. These non-GAAP financial measures are a supplement to GAAP which are used to prepare Access’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, Access’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. Access uses the non-GAAP financial measures discussed herein in its analysis of Access’s performance.
Access believes that net interest income (FTE), which is used in computing net interest margin (FTE) and efficiency ratio (FTE), provides valuable additional insight into the net interest margin and efficiency ratio by adjusting for differences in tax treatment of interest income sources.
Access believes tangible common equity is an important indication of its ability to grow organically and through business combinations as well as its ability to pay dividends and to engage in various capital management strategies. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. These ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which Access believes will assist investors in assessing the capital of Access and its ability to absorb potential losses.
	As of & For the Nine Months Ended September 30,		As of & For the Years Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Net Interest Income (FTE)
Net interest income (GAAP)	$70,325	$60,459	$84,372	$43,711	$39,547	$35,228	$32,164
FTE adjustment	925	1,274	1,539	323	174	74	9
Net interest income (FTE) (non-GAAP)	$71,250	$61,733	$85,911	$44,034	$39,721	$35,302	$32,173
Average earning assets	2,582,555	2,101,947	2,212,019	1,242,923	1,075,284	927,845	836,129
Net interest margin (GAAP)	3.63%	3.84%	3.81%	3.52%	3.68%	3.80%	3.85%
Net interest margin (FTE) (non-GAAP)	3.68%	3.91%	3.88%	3.55%	3.69%	3.80%	3.85%
Efficiency ratio (GAAP)	62.99%	72.99%	69.61%	63.29%	63.81%	60.55%	64.99%
Efficiency ratio (FTE) (non-GAAP)	62.37%	71.89%	68.70%	63.02%	63.64%	60.47%	64.98%
Tangible Assets
Ending assets (GAAP)	$3,021,323	$2,873,069	$2,873,894	$1,430,708	$1,178,548	$1,052,880	$847,182
Less: Ending intangible assets	184,028	182,156	185,161	1,833	1,882	1,491	—
Ending tangible assets (non-GAAP)	$2,837,295	$2,690,913	$2,688,733	$1,428,875	$1,176,666	$1,051,389	$847,182
Tangible Common Equity
Ending common shareholders’ equity (GAAP)	$441,943	$420,173	$421,624	$120,530	$109,138	$98,904	$91,134
Less: Ending intangible assets	184,028	182,156	185,161	1,833	1,882	1,491	—
Ending tangible common shareholders’ equity (non-GAAP)	257,915	238,017	236,463	118,697	107,256	97,413	91,134
Average common shareholders’ equity (GAAP)	$429,642	$380,378	$327,738	$116,296	$103,948	$96,227	$94,352
Less: Average intangible assets	184,774	188,228	125,330	1,859	1,526	1,368	—
Average tangible common shareholders’ equity (non-GAAP)	$244,868	$192,150	$202,408	$114,437	$102,422	$94,859	$94,352
Return on average common shareholders’ equity (GAAP)	8.27%	4.71%	5.03%	14.11%	14.83%	14.47%	14.00%
Return on average tangible common shareholders’ equity (non-GAAP)	14.52%	9.33%	8.15%	14.33%	15.05%	14.68%	14.00%
Common equity to total assets (GAAP)	14.63%	14.62%	14.67%	8.42%	9.26%	9.39%	10.76%
Tangible common equity/tangible assets (non-GAAP)	9.09%	8.85%	8.79%	8.31%	9.12%	9.25%	10.76%
Book value per share (GAAP)	$21.13	$20.55	$20.53	$11.33	$10.35	$9.45	$8.79
Tangible book value per share (non-GAAP)	$12.33	$11.64	$11.52	$11.16	$10.17	$9.30	$8.79

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION
The following unaudited pro forma combined condensed financial statements are based on the separate historical financial statements of Union and Access and give effect to the Union acquisition of Xenith Bankshares, Inc., which we refer to as Xenith, which closed on January 1, 2018, which we refer to as the Xenith acquisition, including pro forma assumptions and adjustments related to the Xenith acquisition, and the potential merger of Union and Access, including pro forma assumptions and adjustments related to the merger, as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheet as of September 30, 2018 is presented as if the merger occurred on September 30, 2018. The unaudited pro forma combined condensed statements of income for the year ended December 31, 2017 and the nine months ended September 30, 2018 are presented as if the merger and the Xenith acquisition each occurred on January 1, 2017. The historical consolidated financial information has been adjusted on a pro forma basis to reflect factually supportable items that are directly attributable to the merger and the Xenith acquisition and, with respect to the statements of income only, expected to have a continuing impact on consolidated results of operations.
The unaudited pro forma combined condensed financial statements have been prepared using the acquisition method of accounting for business combinations under GAAP. Union is the acquirer for accounting purposes. Certain reclassifications have been made to the historical financial statements of Access to conform to the presentation in Union’s financial statements.
A final determination of the fair values of Access’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of Access that exist as of the date the merger becomes effective. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. Additionally, the amortization methods and useful lives for various fair value marks and intangibles assets may differ from the final purchase accounting valuations performed. In addition, the value of the final merger consideration will be based on the closing price of Union common stock on the date the merger becomes effective. The closing price of Union common stock on October 26, 2018 was used for purposes of presenting the pro forma combined condensed financial information. Finally, the assets acquired and liabilities assumed in the mergers and the Xenith acquisition are subject to adjustment for up to one year after the closing date of the mergers and the Xenith acquisition, respectively. While the fair values are not expected to be materially different from the estimates, any material adjustments to the estimates will be reflected in an adjustment to goodwill.
In connection with the plan to integrate the operations of Union and Access following the completion of the mergers, Union anticipates that nonrecurring charges, such as costs associated with systems implementation, severance, and other costs related to exit or disposal activities, will be incurred. Union is not able to determine the timing, nature and amount of these charges as of the date of this joint proxy statement/prospectus, and accordingly, has not included any such costs and charges in the unaudited combined condensed pro forma statements of income. However, these charges will affect the results of operations of Union and Access, as well as those of the combined company following the completion of the mergers, in the period in which they are recorded. The unaudited pro forma combined condensed statements of income do not include the effects of the costs associated with any restructuring or integration activities resulting from the mergers, as they are nonrecurring in nature and not factually supportable at this time. Additionally, the unaudited pro forma adjustments do not give effect to any nonrecurring or unusual restructuring charges that may be incurred as a result of the integration of the two companies or any anticipated disposition of assets that may result from such integration.
The actual amounts recorded as of the completion of the mergers may differ materially from the information presented in these unaudited pro forma combined condensed financial statements as a result of:
•
changes in the trading price for Union’s common stock;

•
net cash used or generated in Union’s or Access’s operations between the signing of the merger agreement and completion of the mergers;

•
changes in the fair values of Union’s or Access’s assets and liabilities;

•
other changes in Union’s or Access’s net assets that occur prior to the completion of the mergers, which could cause material changes in the information presented below; and

•
the actual financial results of the combined company.

The unaudited pro forma combined condensed financial statements are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the mergers been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma combined condensed financial statements and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma combined condensed financial statements should be read together with:
•
the accompanying notes to the unaudited pro forma combined condensed financial statements;

•
Access’s consolidated financial statements and related notes, included in Annex G hereto, and Access’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Annex F hereto;

•
Union’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Union’s Annual Report on Form 10-K for the year ended December 31, 2017, incorporated by reference herein;

•
Union’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three and nine months ended September 30, 2018, included in Union’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, incorporated by reference herein;

•
Xenith’s separate audited historical consolidated financial statements and accompanying notes as of and for the year ended December 31, 2017, included in Union’s Current Report on Form 8-K filed with the SEC on November 16, 2018, incorporated by reference herein; and

•
other information pertaining to Union and Access contained in or, with respect to Union, incorporated by reference into this document. Please see the sections entitled “Selected Historical Consolidated Financial Data of Union” and “Selected Historical Consolidated Financial Data of Access.”

UNION BANKSHARES CORPORATION/ACCESS NATIONAL CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
AS OF SEPTEMBER 30, 2018
(Dollars in thousands)
	Union (as reported)	Access (as reported)	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Cash and cash equivalents	$282,212	$124,370	$—		$406,582
Securities available for sale, at fair value	1,883,141	424,445	—		2,307,586
Other securities	375,098	49,545	—		424,643
Loans held for sale at fair value	—	36,600	—		36,600
Loans held for investment, net of deferred fees and costs	9,411,598	2,094,270	(21,814)	(a)(b)	11,484,054
Less allowance for loan losses	41,294	17,349	(17,349)	(c)	41,294
Net loans held for investment	9,370,304	2,076,921	(4,465)		11,442,760
Premises and equipment, net	155,001	27,768	5,000	(d)	187,769
Goodwill	727,699	167,497	61,770	(e)	956,966
Amortizable intangibles, net	51,563	16,531	29,094	(f)	97,188
Bank owned life insurance	261,874	52,604	—		314,478
Other assets	264,850	45,042	(4,997)	(g)	304,895
Total assets	$13,371,742	$3,021,323	$86,402		$16,479,467
LIABILITIES
Noninterest-bearing demand deposits	$2,189,887	$757,900	$—		$2,947,787
Interest-bearing deposits	7,644,808	1,536,964	—		9,181,772
Total deposits	9,834,695	2,294,864	—		12,129,559
Short-term borrowings	1,056,874	212,561	—		1,269,435
Long-term borrowings	497,768	48,942	369	(h)	547,079
Other liabilities	102,376	23,013	5,463	(i)	130,852
Total liabilities	11,491,713	2,579,380	5,832		14,076,925
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common stock	87,192	17,468	3,400	(j)(k)	108,060
Surplus	1,378,940	317,626	184,019	(j)(k)	1,880,585
Retained earnings	438,513	115,973	(115,973)	(j)	438,513
Accumulated other comprehensive income (loss)	(24,616)	(9,124)	9,124	(j)	(24,616)
Total shareholders’ equity	1,880,029	441,943	80,570		2,402,542
Total liabilities and shareholders’ equity	$13,371,742	$3,021,323	$86,402		$16,479,467

See accompanying notes to unaudited pro forma financial information.

UNION BANKSHARES CORPORATION/ACCESS NATIONAL CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018
(Dollars in thousands, except per share amounts)
	Union (as reported)	Access (as reported)	Merger Pro Forma Adjustments	Notes	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$348,009	$73,241	$2,816	(l)	$424,066
Other interest income	40,142	9,901	—		50,043
Total interest and dividend income	388,151	83,142	2,816		474,109
Interest expense:
Interest on deposits	40,187	9,717	—		49,904
Other interest expense	30,362	3,100	1	(m)	33,463
Total interest expense	70,549	12,817	1		83,367
Net interest income	317,602	70,325	2,815		390,742
Provision for credit losses	9,011	2,102	210	(A)	11,323
Net interest income after provision for credit losses	308,591	68,223	2,605		379,419
Noninterest income:
Service charges on deposit accounts	18,566	1,456	—		20,022
Other operating income	62,186	22,473	(3,121)		81,538
Noninterest income	80,752	23,929	(3,121)	(B)	101,560
Noninterest expenses:
Salaries and benefits	120,797	35,370	(3,121)	(B)	153,046
Occupancy expenses	18,778	5,881	188	(n)	24,847
Merger-related costs	37,414	—	—		37,414
Other expenses	86,245	18,115	3,221	(o)(A)	107,581
Total noninterest expenses	263,234	59,366	288		322,888
Income before income taxes	126,109	32,786	(804)		158,091
Income tax expense	20,973	6,128	(169)	(p)	26,932
Net income from continuing operations	105,136	26,658	(635)		131,159
Net loss from discontinued operations	(2,973)	—	—		(2,973)
Net income attributable to Company	$102,163	$26,658	$(635)		$128,186
Earnings per common share, basic	$1.55	1.28			$1.58
Earnings per common share, diluted	$1.55	1.28			$1.57
Weighted average common shares outstanding, basic	65,817,668	20,734,621	(5,183,655)	(q)	81,368,634
Weighted average common shares outstanding, diluted	65,873,202	20,821,096	(5,205,274)	(q)	81,489,024
See accompanying notes to unaudited pro forma financial information.

UNION BANKSHARES CORPORATION/ACCESS NATIONAL CORPORATION
UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2017
(Dollars in thousands, except per share amounts)
	Union (as reported)	Xenith (as reported)	Access (as reported)	Pro Forma Adjustments (Xenith)	Notes	Pro Forma Adjustments (Access)	Notes	Pro Forma Combined
Interest and dividend income:
Interest and fees on loans	$295,146	$111,465	$84,572	$7,990	(r)	$3,469	(l)	$502,642
Other interest income	35,048	9,183	10,908	—		—		55,139
Total interest and dividend income	330,194	120,648	95,480	7,990		3,469		557,781
Interest expense:
Interest on deposits	26,106	16,358	9,274	(2,554)	(s)	—		49,184
Other interest expense	23,931	3,916	1,834	(189)	(t)	65	(m)	29,557
Total interest expense	50,037	20,274	11,108	(2,743)		65		78,741
Net interest income	280,157	100,374	84,372	10,733		3,404		479,040
Provision for credit losses	10,756	874	6,919	315	(A)	(37)	(A)	18,827
Net interest income after provision for credit losses	269,401	99,500	77,453	10,418		3,441		460,213
Noninterest income:
Service charges on deposit accounts	20,212	4,772	1,998	—		—		26,982
Other operating income	51,462	9,916	30,094	—		(5,022)		86,450
Noninterest income	71,674	14,688	32,092	—		(5,022)	(B)	113,432
Noninterest expenses:
Salaries and benefits	122,222	39,360	43,915	—		(5,022)	(B)	200,475
Occupancy expenses	19,594	7,645	6,878	(124)	(u)	250	(n)	34,243
Merger-related costs	5,393	11,108	—	(5,393)	(v)	—		11,108
Other expenses	87,556	25,192	30,275	6,440	(w)(A)	5,886	(o)(A)	155,349
Total noninterest expenses	234,765	83,305	81,068	923		1,114		401,175
Income before income taxes	106,310	30,883	28,477	9,495		(2,695)		172,470
Income tax expense (benefit)	33,387	67,632	11,977	2,424	(x)	(943)	(p)	114,477
Net income from continuing operations	72,923	(36,749)	16,500	7,071		(1,752)		57,993
Net loss from discontinued operations	—	15	—	—		—		15
Net income attributable to Company	$72,923	$(36,734)	$16,500	$7,071		$(1,752)		$58,008
Earnings per common share, basic	$1.67	$(1.58)	$0.92					$0.74
Earnings per common share, diluted	$1.67	$(1.56)	$0.92					$0.73
Weighted average common shares outstanding, basic	43,698,897	23,210,438	17,988,670	(1,499,394)	(y)	(4,497,168)	(q)	78,901,443
Weighted average common shares outstanding, diluted	43,779,744	23,503,584	18,076,304	(1,518,332)	(y)	(4,519,076)	(q)	79,322,224
See accompanying notes to unaudited pro forma financial information.

NOTE A — PRO FORMA ADJUSTMENTS
The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed financial information. All adjustments are preliminary and are based on current valuations, estimates, and assumptions. Subsequent to the completion of the merger, Union will engage an independent third-party valuation firm to determine the fair value of the assets acquired and liabilities assumed, which could significantly change the amount of the estimated fair values used in the pro forma financial information presented.
(a)
Estimated fair value adjustment on Access’s outstanding loan portfolio. This fair value adjustment consists of:

i.
an adjustment for credit deterioration of the acquired loan portfolio in the amount of $24.5 million which represented a markdown of 1.2% on Access’s outstanding loan portfolio. Of the $24.5 million credit markdown, approximately $19.4 million is estimated to be an accretable adjustment. In order to determine the adjustment related to credit deterioration, Union engaged an independent third-party loan review team to review and perform analytics on Access’s loan portfolio; and

ii.
a further fair value adjustment to reflect differences in interest rates in the amount of $11.8 million in addition to the credit deterioration adjustment. This portion of the fair value adjustment was based on current market interest rates and spreads including the consideration of liquidity concerns.

(b)
Elimination of the fair value adjustment of  $10.6 million for loans purchased by Access in previous acquisitions and elimination of Access’s net deferred loan fees and costs of  $3.9 million.

(c)
Elimination of Access’s allowance for loan losses. Purchased loans acquired in a business combination are recorded at fair value and the recorded allowance of the acquired company is not carried over.

(d)
Estimated fair value adjustment of  $5.0 million on Access’s premises and equipment.

(e)
Elimination of Access’s legacy goodwill ($167.5 million) plus the addition of goodwill estimated based on the preliminary purchase price allocation for this transaction shown in Note B ($229.3 million).

(f)
Union’s estimate of the fair value of the core deposit intangible asset ($45.6 million) and the elimination of Access’s previously reported other amortizable intangible assets ($16.5 million). The core deposit intangible asset will be amortized over 120 months using sum-of-years digits method. This estimate represents a 2.5% premium on Access’s core deposits based on current market data for similar transactions.

(g)
Adjustment for deferred federal income taxes associated with the adjustments to record the assets and liabilities of Access at fair value based on Union’s statutory rate of 21%.

(h)
Estimated fair value adjustment on long-term borrowings at current market rates and spreads for similar products ($844,000) and the elimination of fair value adjustments on long-term borrowings assumed by Access in previous acquisitions ($1.2 million).

(i)
Estimated accrual of transaction costs related to success-based fees.

(j)
Elimination of Access’s shareholders’ equity representing conversion of all of the outstanding shares of Access common stock into shares of Union common stock based on the exchange ratio.

(k)
Recognition of the equity portion of the merger consideration. The adjustment to common stock represents the $1.33 par value of Union common stock issued in the merger to former holders of shares of Access common stock. The adjustment to surplus represents the amount of equity consideration above the par value of Union common stock issuable in the merger.

(l)
Represents the estimated net discount accretion on acquired loans (see Note C). Discount assumed to be approximately accreted over seven years using sum-of-years digits method. Also includes elimination of accretion recorded by Access in connection with previous acquisitions.

(m)
Represents net discount amortization on long-term FHLB borrowings and trust preferred capital notes assumed as part of the merger (see Note C). Discount on FHLB borrowings will be accreted over five years using the sum-of-years digits method; discount on trust preferred capital notes will be accreted over 15 years using the straight-line method. Also includes elimination of amortization recorded by Access in connection with previous acquisitions.

(n)
Represents premium amortization on bank premises (see Note C). Premium will be amortized over 20 years using the straight-line method.

(o)
Represents amortization of core deposit premium (see Note C). Premium will be amortized over 120 months using the sum-of-years digits method. Also includes elimination of accretion recorded by Access in connection with previous acquisitions.

(p)
Income tax expense calculated using a federal corporate income tax rate of 21% and 35% of pre-tax income for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively.

(q)
Weighted average basic and diluted shares outstanding were adjusted to effect the merger.

The following adjustments were made in relation to the Xenith acquisition:
(r)
Represents the net discount accretion on acquired loans recorded in the first nine months of 2018 as well as the estimated net discount accretion for the remaining three months of 2018. Also includes elimination of accretion recorded by Xenith in connection with previous acquisitions.

(s)
Represents premium accretion on deposits assumed recorded in the first nine months of 2018 as well as the estimated net premium accretion for the remaining three months of 2018.

(t)
Represents net discount amortization on borrowings assumed recorded in the first nine months of 2018 as well as the estimated net premium accretion for the remaining three months of 2018. Also includes elimination of amortization recorded by Xenith in connection with previous acquisitions.

(u)
Represents the accretion of the unfavorable lease liability recorded in in the first nine months of 2018 as well as the estimated accretion for the remaining three months of 2018.

(v)
Elimination of costs incurred in relation to the Xenith acquisition. All costs recorded at Union were related to the Xenith acquisition; the majority of costs recorded at Xenith were related to a previous acquisition.

(w)
Represents amortization of core deposit premium recorded in the first nine months of 2018 as well as the estimated amortization for the remaining three months of 2018. Also includes elimination of amortization recorded by Xenith in connection with previous acquisitions.

(x)
Income tax expense calculated using a federal corporate income tax rate of 35% of pre-tax income, adjusted for nondeductible acquisition-related costs reversed in adjustment (v).

(y)
Weighted average basic and diluted shares outstanding were adjusted to effect the Xenith acquisition.

The following conforming reclassifications are adjustments to Access’s and/or Xenith’s reported balance sheet and income statement in order to more closely align with the presentation of Union.
(A)
Adjustment of provision for unfunded commitments recorded in other expenses reclassified to provision for credit losses.

(B)
Adjustment of commissions related to the mortgage division recorded in salaries and benefits expense reclassified to mortgage banking income, net, where Union has historically recorded these expenses.

NOTE B — PRO FORMA ALLOCATION OF PURCHASE PRICE
The following table shows the pro forma allocation of the preliminary consideration paid using the price of Union common stock of  $33.27 at October 26, 2018 for Access common stock to the acquired identifiable assets and liabilities assumed and the pro forma goodwill generated from the merger (dollars in thousands):
Purchase Price:
Fair value of shares of Union common stock issued		$522,013
Fair value of stock options converted		500
Total pro forma purchase price		$522,513
Fair value of assets acquired:
Cash and cash equivalents	$124,370
Investments	473,990
Loans held for sale	36,600
Net loans	2,072,456
Premises and equipment	32,768
Core deposit intangible	45,625
Other assets	92,649
Total assets	2,878,458
Fair value of liabilities assumed:
Deposits	2,294,864
Short-term borrowings	212,561
Borrowings	49,311
Other liabilities	28,476
Total liabilities	$2,585,212
Net assets acquired		$293,246
Preliminary pro forma goodwill		$229,267

The following table depicts the sensitivity of the purchase price and resulting goodwill to changes in the price of Union common stock at a price of  $33.27 as of October 26, 2018. Stock price changes between October 26, 2018 and November 14, 2018 are within the ranges of the sensitivity analysis below.
Share Price Sensitivity (dollars in thousands)
	Purchase Price	Estimated Goodwill
Up 10%	$576,210	$282,964
As presented in pro forma	$522,513	$229,267
Down 10%	$469,764	$176,518

NOTE C — ESTIMATED AMORTIZATION/ACCRETION OF ACQUISITION ACCOUNTING ADJUSTMENTS
The following table sets forth an estimate of the expected effects of the estimated aggregate acquisition accounting adjustments reflected in the pro forma combined condensed financial statements on the future pre-tax net income of Union after the merger (dollars in thousands):
	Accretion (Amortization)
	For the Years Ended December 31,
	2019	2020	2021	2022	2023	Thereafter	Total
Loans	$7,790	$6,677	$5,565	$4,452	$3,339	$3,339	31,162
Bank premises	(250)	(250)	(250)	(250)	(250)	(3,750)	(5,000)
Core Deposit Intangible	(8,258)	(7,548)	(6,819)	(6,089)	(5,359)	(11,552)	(45,625)
Borrowings	(173)	(144)	(115)	(86)	(56)	(270)	(844)
The actual effect of purchase accounting adjustments on the future pre-tax income of Union will differ from these estimates based on the closing date estimates of fair values and, if applicable, the use of different amortization methods than assumed above. Refer to “Note A — Pro Forma Adjustments” above for additional information on assumed amortization methods.
NOTE D — ESTIMATED COST SAVINGS AND MERGER-RELATED COSTS
Estimated cost savings are excluded from the pro forma analysis. In addition, estimated merger-related costs are not included in the pro forma combined condensed statements of income since they will be recorded in the combined results of income as they are incurred prior to or after completion of the merger. While merger-related costs are directly related to the merger, they would not have a continuing impact on the combined business and are not indicative of what historical results of the combined company would have been had the companies been actually combined during the periods presented.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA
The following table shows per common share data regarding basic and diluted earnings, cash dividends and book value for (a) Union on a historical basis, (b) Access on a historical basis, (c) Union and Access on a pro forma combined basis and (d) Access on a pro forma equivalent basis.
The following pro forma information has been derived from and should be read in conjunction with Union’s and Access’s respective audited consolidated financial statements for the year ended December 31, 2017 and unaudited consolidated financial statements as of and for the nine months ended September 30, 2018, which are incorporated herein by reference, and, with respect to Access, are included in Annex G hereto. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or pro forma equivalent amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs (except merger-related costs that are reflected in the unaudited pro forma combined condensed balance sheet included elsewhere herein), or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results. The information below should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements.”
	Union	Xenith	Access	Pro Forma	Pro Forma
	Historical	Historical	Historical	Combined	Per Equivalent Access Share(4)
Basic earnings per share
For the years ended December 31, 2017	$1.67	$(1.58)	$0.92	$0.75(1)	$0.56
For the nine months ended September 30, 2018	$1.55	N/A	$1.28	$1.58(1)	$1.19
Diluted earnings per share
For the years ended December 31, 2017	$1.67	$(1.56)	$0.92	$0.73(1)	$0.55
For the nine months ended September 30, 2018	$1.55	N/A	$1.28	$1.57(1)	$1.18
Cash dividends per share(2)
For the years ended December 31, 2017	$0.81	—	$0.60	$0.81(2)	$0.61
For the nine months ended September 30, 2018	$0.65	N/A	$0.45	$0.65(2)	$0.49
Book value per share
As of December 31, 2017	$24.10	$18.36	$20.53	$29.17(3)	$21.88
As of September 30, 2018	$28.68	N/A	$21.13	$29.57(3)	$22.18

(1)
Pro forma earnings per share is based on pro forma combined net income and pro forma combined shares outstanding at the end of the period.

(2)
Pro forma dividends per share represent Union’s historical divides per share.

(3)
Calculated based on pro forma combined equity and pro forma combined shares outstanding at the end of the period.

(4)
Calculated based on pro forma combined multiplied by the exchange ratio of 0.75.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this joint proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, projections, predictions, expectations, or beliefs about future events or results that are not statements of historical fact. Such statements also include statements as to the anticipated impact of the Union acquisition of Access, including future financial and operating results, ability to successfully integrate the combined businesses, the amount of cost savings, overall operational efficiencies and enhanced revenues as well as other statements regarding the acquisition. Such forward-looking statements are based on various assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are often accompanied by words that convey projected future events or outcomes such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of Union or Access or their management about future events. Although each of Union and Access believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of Union or Access will not differ materially from any projected future results, performance, or achievements expressed or implied by such forward-looking statements.
In addition to factors previously disclosed in Union’s reports filed with the SEC, and those identified elsewhere in this filing (including the section entitled “Risk Factors”), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:
•
the businesses of Union and Access may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•
expected revenue synergies and cost savings from the mergers may not be fully realized or realized within the expected time frame;

•
revenues following the mergers may be lower than expected;

•
customer and employee relationships and business operations may be disrupted by the mergers;

•
that management’s time and attention may be diverted to merger-related issues;

•
the potential dilutive effect of shares of Union common stock to be issued in the merger;

•
Union’s or Access’ ability to obtain regulatory, shareholder or other approvals or other conditions to closing on a timely basis or at all, the ability to close the mergers on the expected timeframe, or at all;

•
that closing may be more difficult, time-consuming or costly than expected;

•
that the companies’ customers, employees, vendors and counterparties may have varied or negative reactions to the merger;

•
changes in general business, economic and market conditions;

•
changes in fiscal and monetary policies, and laws and regulations;

•
changes in interest rates, inflation rates, deposit flows, loan demand and real estate values;

•
a deterioration in credit quality and/or a reduced demand for, or supply of, credit;

•
volatility in the securities markets generally or in the market price of Union common stock specifically; and

•
other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

We refer you to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Union’s Annual Report on Form 10-K for the year ended December 31, 2017 and comparable “Risk Factors” sections of Union’s Quarterly Reports on Form 10-Q and other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. We also refer you to the “Risk Factors” section of this joint proxy statement/prospectus. All of the forward-looking statements made in this joint proxy statement/prospectus are expressly qualified by the cautionary statements contained or referred to herein. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on Union, Access or their respective businesses or operations. Readers are cautioned not to rely too heavily on the forward-looking statements contained in this joint proxy statement/prospectus. Forward-looking statements speak only as of the date they are made and neither Union nor Access undertakes any obligation to update, revise or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS
In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Union’s Annual Report on Form 10-K for the year ended December 31, 2017 and any updates to those risk factors set forth in Union’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings which have been filed with the SEC, Union and Access shareholders should carefully consider the following factors in deciding whether to vote for each company’s respective proposals. Please also see the section entitled “Where You Can Find More Information.”
Risks Relating to the Mergers
Because the market price of Union common stock will fluctuate, the value of the merger consideration to be received by Access shareholders may change.
Pursuant to the merger agreement, upon completion of the merger, each share of Access common stock, except for certain shares of Access common stock owned by Access or Union, that is issued and outstanding immediately prior to the effective time, will cease to be outstanding and will be converted automatically into the right to receive 0.75 shares of Union common stock. The closing price of Union common stock on the date that the merger is completed may vary from the closing price of Union common stock on the date Union and Access announced the signing of the merger agreement, the date that this document is being mailed or otherwise delivered to each of the Union and Access shareholders and the date of the special meetings of Union and Access shareholders. Because the merger consideration is determined by a fixed exchange ratio, at the time of the Access special meeting, Access shareholders will not know or be able to calculate the value of the shares of Union common stock they will receive upon completion of the merger. Any change in the market price of Union common stock prior to completion of the merger may affect the value of the merger consideration that Access shareholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in the companies’ respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of Union and Access. Access shareholders should obtain current market quotations for shares of Union common stock and Access common stock before voting their shares at the Access special meeting.
Regulatory approvals may not be received, may take longer than expected or may impose conditions that are burdensome on Union or Access, not presently anticipated or cannot be met.
Before the transactions contemplated by the merger agreement, including the mergers, may be completed, various approvals must be obtained from bank regulatory authorities. In determining whether to grant these approvals, the applicable regulatory authorities consider a variety of factors, including the competitive impact of the proposal in the relevant geographic markets; financial, managerial and other supervisory considerations of each party; convenience and needs of the communities to be served and the record of the insured depository institution subsidiaries under the Community Reinvestment Act of 1977 and the regulations promulgated thereunder, or the Community Reinvestment Act; effectiveness of the parties in combating money laundering activities; and the extent to which the proposal would result in greater or more concentrated risks to the stability of the United States banking or financial system. These regulatory authorities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the mergers or of imposing additional costs or limitations on the combined company following the mergers. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the mergers that are burdensome on Union or Access, not anticipated or cannot be met. Furthermore, such conditions or changes may constitute or result in a burdensome condition that may allow Union to terminate the merger agreement and Union may exercise its right to terminate the merger agreement. If the consummation of the mergers is delayed, including by a delay in receipt of necessary regulatory approvals, the business, financial condition and results of operations of each company may also be materially and adversely affected. See the section entitled “The Mergers —  Regulatory Approvals Required for the Mergers.”

Failure of the mergers to be completed, the termination of the merger agreement or a significant delay in the consummation of the mergers could negatively impact Union and Access.
The merger agreement is subject to a number of conditions which must be fulfilled in order to complete the mergers. Please see the section entitled “The Merger Agreement — Conditions to Consummation of the Merger.” These conditions to the consummation of the mergers may not be fulfilled and, accordingly, the mergers may not be completed. In addition, if the merger is not completed by October 4, 2019, either Union or Access may choose to terminate the merger agreement at any time after that date if the failure of the effective time to occur on or before that date is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement, before or after shareholder approval.
If the mergers are not consummated, the ongoing business, financial condition and results of operations of each party may be materially adversely affected and the market price of each party’s common stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the mergers will be consummated. If the consummation of the merger is delayed, the business, financial condition and results of operations of each company may be materially adversely affected.
In addition, each party has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement. If the mergers are not completed, the parties would have to recognize these expenses without realizing the expected benefits of the mergers. Any of the foregoing, or other risks arising in connection with the failure of or delay in consummating the mergers, including the diversion of management attention from pursuing other opportunities and the constraints in the merger agreement on the ability to make significant changes to each party’s ongoing business during the pendency of the merger, could have a material adverse effect on each party’s business, financial condition and results of operations.
Additionally, Union’s or Access’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers, and the market price of Union common stock or Access common stock might decline to the extent that the current market price reflects a market assumption that the mergers will be completed. If the merger agreement is terminated and a party’s board of directors seeks another merger or business combination, such party’s shareholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the mergers.
Some of the conditions to the merger may be waived by Access or Union without resoliciting shareholder approval of the merger agreement.
Some of the conditions to the merger set forth in the merger agreement may be waived by Access or Union. See the section entitled “The Merger Agreement — Conditions to Consummation of the Merger.” If any such conditions are waived, Access and Union will evaluate whether an amendment of this joint proxy statement/prospectus and resolicitation of proxies is warranted. In the event that the Access board of directors or the Union board of directors, as applicable, determines that resolicitation of shareholders is not warranted, Access and Union will have the discretion to complete the merger without seeking further Access and Union shareholder approval.
Union and Access will be subject to business uncertainties and contractual restrictions while the mergers are pending.
Uncertainty about the effect of the mergers on employees, customers (including depositors and borrowers), suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of Access and Union. These uncertainties may impair Union’s or Access’s ability to attract, retain and motivate key personnel and customers (including depositors and borrowers) pending the consummation of the mergers, as such personnel and customers may experience uncertainty about their future roles and relationships following the consummation of the mergers. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with

Access and/or Union to seek to change existing business relationships with Access and/or Union or fail to extend an existing relationship with Access and/or Union. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the mergers.
The pursuit of the mergers and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations.
In addition, the merger agreement restricts each party from taking certain actions without the other party’s consent while the merger is pending. These restrictions could have a material adverse effect on each party’s business, financial condition and results of operations. Please see the section entitled “The Merger Agreement — Covenants and Agreements — Conduct of Business Prior to the Effective Time” for a description of the restrictive covenants applicable to Access and Union.
Access’s directors and executive officers may have interests in the mergers different from the interests of other Access shareholders.
Access’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Access shareholders generally. The Access board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Access shareholders that they vote to approve the Access merger proposal. These interests are described in more detail under the section entitled “The Mergers — Interests of Access’s Directors and Executive Officers in the Mergers.”
Shares of Union common stock to be received by Access shareholders as a result of the merger will have rights different from the shares of Access common stock.
The rights of Access shareholders are currently governed by the articles of incorporation and the bylaws of Access, each as amended to date, which we refer to as the Access articles of incorporation and the Access bylaws, respectively. Upon completion of the merger, the rights of former Access shareholders will be governed by the Union articles of incorporation and the Union bylaws. The rights associated with Access common stock are different from the rights associated with Union common stock. Please see the section entitled “Comparison of Shareholders’ Rights” for a discussion of the different rights associated with Union common stock.
The merger agreement contains provisions that may discourage other companies from pursuing, announcing or submitting a business combination proposal to Access that might result in greater value to Access shareholders.
The merger agreement contains provisions that may discourage a third party from pursuing, announcing or submitting a business combination proposal to Access that might result in greater value to the Access shareholders than the mergers. These provisions include a general prohibition on Access from soliciting, or, subject to certain exceptions, entering into discussions with any third party regarding any acquisition proposal or offers for competing transactions, as described under the section entitled “The Merger Agreement — Agreement Not to Solicit Other Offers.” Furthermore, if the merger agreement is terminated, under certain circumstances, Access may be required to pay Union a termination fee equal to $25,000,000, as described under the section entitled “The Merger Agreement — Termination Fee.” Access also has an obligation to submit its merger-related proposals to a vote by its shareholders, including if Access receives an unsolicited proposal that the Access board of directors believes is superior to the merger, unless the merger agreement is terminated by Access under certain conditions as described under the section entitled “The Merger Agreement — Termination of the Merger Agreement.” See the section entitled “The Merger Agreement — Shareholder Meetings and Recommendation of Union and Access Boards of Directors.”
Each of the members of the board of directors of each of Access and Union and certain executive officers of Access, in their capacities as Access and Union shareholders, as the case may be, entered into the affiliate agreements, and agreed to vote their shares of Access common stock and Union common stock, as applicable, in favor of the Access merger proposal, in the case of Access, and in favor of the Union merger and share issuance proposal, in the case of Union, and certain related matters and against alternative transactions. As of the applicable record date, shares constituting 11.48% of the Access common stock entitled to vote at the Access special meeting, and 0.85% of the Union common stock entitled to vote at the Union special meeting, are subject to the affiliate agreements. For further information, please see the section entitled “The Merger Agreement — Affiliate Agreements.”
The opinions of Sandler O’Neill and KBW delivered to the respective boards of directors of Access and Union prior to the signing of the merger agreement will not reflect changes in circumstances after the dates of the opinions.
Prior to the execution of the merger agreement, each of the Access and Union board of directors received an opinion, dated October 4, 2018, as to the fairness of the exchange ratio from a financial point of view. Such opinions were as of their respective dates and subject to the limitations and assumptions contained therein. Subsequent changes in the operations and prospects of Access or Union, general market and economic conditions and other factors that may be beyond the control of Access or Union, may significantly alter the value of Access or Union or the prices of the shares of Access common stock or Union common stock by the time the mergers are completed. The opinions do not speak as of the effective time or as of any other date other than the date of such opinions. For a description of the opinions received by the respective boards of directors of Access and Union, please refer to the sections entitled, respectively, “The Mergers — Opinion of Access’s Financial Advisor” and “The Mergers — Opinion of Union’s Financial Advisor.”
Litigation against Access or Union, or the members of the Access or Union board of directors, could prevent or delay the completion of the mergers.
While Access and Union believe that any claims that may be asserted by purported shareholder plaintiffs related to the mergers would be without merit, the results of any such potential legal proceedings are difficult to predict and such legal proceedings could delay or prevent the mergers from being competed in a timely manner. The existence of litigation related to the mergers could affect the likelihood of obtaining the required approval from Access and Union shareholders. Moreover, any litigation could be time consuming and expensive, and could divert Access’s and Union’s management’s attention away from their regular business. Any lawsuit adversely resolved against Access, Union or members of the Access or Union board of directors, could have a material adverse effect on each party’s business, financial condition and results of operations.
One of the conditions to the consummation of the merger is the absence of any law, order, decree or injunction (whether temporary, preliminary or permanent) or other action by any governmental authority of competent jurisdiction that restricts, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement (including the merger). Consequently, if a settlement or other resolution is not reached in any lawsuit that is filed or any regulatory proceeding and a claimant secures injunctive or other relief or a governmental authority issues an order or other directive restricting, prohibiting or making illegal consummation of the consummation of the transactions contemplated by the merger agreement (including the merger), then such injunctive or other relief may prevent the merger from becoming effective in a timely manner or at all.
Risks Relating to the Combined Company’s Business Following the Mergers
The market price of the common stock of the combined company after the mergers may be affected by factors different from those currently affecting the shares of Union or Access common stock.
Upon the completion of the merger, Union shareholders and Access shareholders will be shareholders of the combined company. Union’s business differs from that of Access, and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations of each of Access and Union. For a discussion of the businesses of Union and Access, please see the section entitled “Information About the Companies.” For a discussion of the businesses of Access and

Union and of certain factors to consider in connection with such businesses, please see Annex F and Annex G hereto, with respect to Access, and the documents incorporated by reference in this joint proxy statement/prospectus and referred to in the section entitled “Where You Can Find More Information,” with respect to Union.
Combining the two companies may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the mergers may not be realized.
The success of the mergers will depend on, among other things, the combined company’s ability to combine the businesses of Union and Access. If the combined company is not able to successfully achieve this objective, the anticipated benefits of the mergers may not be realized fully, may take longer to realize than expected, or may not be realized at all.
Union and Access have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on the successful combination of the businesses of Union and Access. To realize these anticipated benefits and cost savings, after the completion of the mergers, Union expects to integrate Access’s business into its own. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could have an adverse effect on the companies’ financial results and the value of the combined company’s common stock. As with any merger of financial institutions, there also may be business disruptions that cause Access or Union to lose current customers or cause current customers to remove their accounts and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of Access and Union during this transition period and for an undetermined period after consummation of the mergers.
The combined company expects to incur substantial expenses related to the mergers.
The combined company expects to incur substantial expenses in connection with consummation of the mergers and combining the business, operations, networks, systems, technologies, policies and procedures of the two companies. Although Union and Access have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred are, by their nature, difficult to estimate accurately at the present time. Due to these factors, the transaction and combination expenses associated with the mergers could, particularly in the near term, exceed the savings that the combined company expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the combination of the businesses following the consummation of the mergers. As a result of these expenses, both Union and Access expect to take charges against their earnings before, and Union expects to take charges against its earnings after the completion of the mergers. The charges taken in connection with the mergers are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.
Union and Access shareholders will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.
Union shareholders currently have the right to vote in the election of the Union board of directors and on other matters affecting Union. Access shareholders currently have the right to vote in the election of the Access board of directors and on other matters affecting Access. Upon the completion of the merger, each shareholder of either party will be a shareholder of Union with a percentage ownership of Union that is smaller than such shareholder’s current percentage ownership of Union or Access, as applicable. It is currently expected that the former Access shareholders as a group will receive shares in the merger constituting approximately 19% of the outstanding shares of the combined company’s common stock immediately after the consummation of the merger. Current Union shareholders as a group are expected to own approximately 81% of the outstanding shares of the combined company immediately after the consummation of the merger. As a result, Access and Union shareholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Union or Access, as applicable.
Sales of substantial amounts of Union’s common stock in the open market by former Access shareholders could depress Union’s stock price.
Shares of Union common stock that are issued to Access shareholders in the merger will be freely tradable without restrictions or further registration under the Securities Act, subject to certain limited exceptions. Based on the number of shares of Access common stock that are outstanding and reserved for issuance pursuant to outstanding stock options, in each case, as of December 7, 2018, Union currently expects to issue approximately 16,210,087 shares of Union common stock in connection with the merger. If the merger is completed and if Access’s former shareholders sell substantial amounts of Union common stock in the public market following completion of the merger, the market price of Union common stock may decrease. These sales might also make it more difficult for Union to sell equity or equity-related securities at a time and price that it otherwise would deem appropriate.
The unaudited pro forma combined condensed financial information included in this document is illustrative only and the actual financial condition and results of operations after the mergers may differ materially.
The unaudited pro forma combined condensed financial statements in this document are presented for illustrative purposes only. The unaudited pro forma combined condensed financial statements are not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. A final determination of the fair values of Access’s assets and liabilities, which cannot be made prior to the completion of the mergers, will be based on the actual net tangible and intangible assets of Access that exist as of the date the merger becomes effective. Consequently, fair value adjustments and amounts preliminarily allocated to goodwill and identifiable intangibles could change significantly from those allocations used in the unaudited pro forma combined condensed financial statements presented herein and could result in a material change in amortization of acquired intangible assets. In addition, the value of the final merger consideration will be based on the closing price of Union common stock on the date the merger becomes effective. For more information, please see the section entitled “Unaudited Pro Forma Combined Condensed Financial Statements.”
Union Bank & Trust, as a state member bank, is not entitled to preemption of certain state laws.
Access National Bank’s Mortgage Division lends to borrowers on a nationwide basis. As a national banking association, Access National Bank is entitled to the benefits of federal preemption of certain state laws that would otherwise apply to its operations. Following the mergers, the Mortgage Division will operate as a division of Union Bank & Trust, and accordingly, Union Bank & Trust will lend to borrowers on a nationwide basis. As a Virginia state-chartered bank, Union Bank & Trust may export the maximum allowable interest rates of its home state of Virginia when lending to borrowers located in any state, but is not entitled to federal preemption of certain other state laws. Union Bank & Trust may incur increased costs in order to comply with state laws that will become applicable to the Mortgage Division’s operations as a result of the mergers.
Risks Related to Union’s Business
Union is, and will continue to be, subject to the risks described in Union’s Annual Report on Form 10-K for the year ended December 31, 2017, and any as updates to those risk factors set forth in Union’s Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings, all of which are or will be filed with the SEC and are incorporated by reference into this joint proxy statement/prospectus. See the sections entitled “Additional Information” and “Where You Can Find More Information.”
Risks Relating to Access’s Business
Access’s future success will depend on its ability to compete effectively in the highly competitive financial services industry in Northern Virginia.
Access faces substantial competition in all phases of its operations from a variety of different competitors. In particular, there is very strong competition for financial services in Northern Virginia and the Washington, D.C. metropolitan area in which it conducts a substantial portion of its business. Access competes with commercial banks, credit unions, savings and loan associations, mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other mutual funds, as well as other local and community, super-regional, national and international financial institutions that operate offices in its primary market areas and elsewhere. Access’s future growth and success will depend on its ability to compete effectively in this highly competitive financial services environment. Many of its competitors are well established, larger financial institutions and many offer products and services that it does not. Many have substantially greater resources, name recognition and market presence that benefit them in attracting business. Some of Access’s competitors are not subject to the same regulation as is imposed on bank holding companies and federally-insured banks, including credit unions which do not pay federal income tax, and, therefore, have regulatory advantages over Access in accessing funding and in providing various services. While Access believes it competes effectively with these other financial institutions in its primary markets, Access may face a competitive disadvantage as a result of its smaller size, smaller asset base, lack of geographic diversification and inability to spread its marketing costs across a broader market. If Access has to raise interest rates paid on deposits or lower interest rates charged on loans to compete effectively, its net interest margin and income could be negatively affected. Failure to compete effectively to attract new or to retain existing clients may reduce or limit Access’s net income and its market share and may adversely affect its results of operations, financial condition and growth.
Access’s profitability depends on interest rates generally, and it may be adversely affected by changes in government monetary policy or by fluctuations in interest rates.
Access’s profitability depends in substantial part on its net interest margin, which is the difference between the rates it receives on loans and investments and the rates it pays for deposits and other sources of funds. Access’s net interest margin depends on many factors that are partly or completely outside of its control, including competition, federal economic, monetary and fiscal policies, and economic conditions generally. Access’s net interest income will be adversely affected if market interest rates change so that the interest it pays on deposits and borrowings increases faster than the interest it earns on loans and investments.
Changes in interest rates, particularly by the Federal Reserve, which implements national monetary policy in order to mitigate recessionary and inflationary pressures, also affect the value of Access’s loans. In setting its policy, the Federal Reserve may utilize techniques such as: (i) engaging in open market transactions in United States government securities; (ii) setting the discount rate on member bank borrowings; and (iii) determining reserve requirements. These techniques may have an adverse effect on Access’s deposit levels, net interest margin, loan demand or its business and operations. In addition, an increase in interest rates could adversely affect borrowers’ ability to pay the principal or interest on existing loans or reduce their desire to borrow more money. This may lead to an increase in Access’s non-performing assets, a decrease in loan originations, or a reduction in the value of and income from Access’s loans, any of which could have a material and negative effect on Access’s results of operations. Access tries to minimize its exposure to interest rate risk, but it is unable to completely eliminate this risk. Fluctuations in market rates and other market disruptions are neither predictable nor controllable and may have a material and negative effect on Access’s business, financial condition and results of operations. In December 2017, the federal funds rate increased from 1.25% to 1.50%, the fifth increase in federal funds rates since December 2008 and the third increase during 2017. From December 2017 through September 2018, the Federal Open Market Committee announced three additional 0.25% rate hikes, bringing the federal funds rate to 2.25%. These rate hikes were based on strengthening in the labor market and continued increases in economic activity. Even with these rate hikes, the continued low rate environment will continue to stress net interest margins as competition in the banking industry tightens.
At September 30, 2018, approximately 46% of Access’s loans held for investment were variable rate loans. A majority of these loans are based on the prime rate and will adjust upwards as the prime rate increases. While the variable rate structure on these loans reduces interest rate risk for Access National Bank, increases in rates may cause the borrower’s required payment to increase which, in turn, may increase the risk of payment default.

Because Access makes loans primarily to local small and medium sized businesses, its profitability depends significantly on local economic conditions, particularly real estate values, and the success of those businesses.
As a lender, Access is exposed to the risk that its loan clients may not repay their loans according to their terms and any collateral securing payment may be insufficient to fully compensate Access for the outstanding balance of the loan plus the costs Access incurs disposing of the collateral. Although Access has collateral for most of its loans, that collateral can fluctuate in value and may not always cover the outstanding balance on the loan. With most of Access’s loans concentrated in Northern Virginia, a decline in local economic conditions could adversely affect the values of Access’s real estate collateral. Consequently, a decline in local economic conditions may have a greater effect on Access’s net income and capital than on the net income and capital of larger financial institutions whose real estate loan portfolios are more geographically diverse.
In addition to assessing the financial strength and cash flow characteristics of each of Access’s borrowers, Access National Bank often secures loans with real estate collateral. At September 30, 2018, approximately 75% of Access National Bank’s loans held for investment have real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If Access is required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, Access’s net income and capital could be adversely affected.
Access’s business strategy includes the continuation of its growth plans, and its financial condition and results of operations could be negatively affected if it fails to grow or fails to manage its growth effectively.
Access intends to continue to grow in its existing banking markets (internally and through additional offices) and to expand into new markets as appropriate opportunities arise. Access’s prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies that are experiencing growth. Access cannot assure you it will be able to expand its market presence in its existing markets or successfully enter new markets, or that any expansion will not adversely affect its results of operations. Failure to manage Access’s growth effectively could have a material adverse effect on its business, future prospects, financial condition or results of operations, and could adversely affect its ability to successfully implement its business strategy. Also, if Access’s growth occurs more slowly than anticipated or declines, its operating results could be materially affected in an adverse way. Access’s ability to successfully grow will depend on a variety of factors, including the continued availability of desirable business opportunities, the competitive responses from other financial institutions in its market areas and its ability to manage its growth. While Access believes it has the management resources and internal systems in place to successfully manage its future growth, there can be no assurance growth opportunities will be available or growth will be successfully managed.
Access may not be able to effectively integrate the operations of Middleburg Bank into Access National Bank.
The future operating performance of Access depends, in part, on the success of the merger of Middleburg Bank and Access National Bank. Middleburg Bank was merged into Access National Bank in April 2017, with Access National Bank surviving. The success of this merger depends on a number of factors, including Access’s ability to: (i) integrate the operations and branches of Middleburg Bank and Access National Bank; (ii) retain the deposits and customers of Middleburg Bank and Access National Bank; (iii) control the incremental increase in noninterest expense arising from the merger in a manner that enables Access National Bank to improve its overall operating efficiencies; and (iv) retain and integrate the appropriate personnel of Middleburg Bank into the operations of Access National Bank, as well as reducing overlapping personnel. If Access National Bank is unable to successfully integrate Middleburg Bank, Access National Bank may not be able to realize expected operating efficiencies and eliminate redundant costs.
Access may need additional access to capital, which Access may be unable to obtain on attractive terms or at all.
Access may need to incur additional debt or equity financing in the future, including to make investments for future growth or to fund losses or additional provisions for loan losses in the future. Access’s ability to raise additional capital, if needed, will depend in part on the conditions in capital markets at that time, which are outside of Access’s control, and on Access’s financial performance. In addition, the merger agreement may restrict Access’s ability to raise additional capital without Union’s prior consent. Accordingly, Access may be unable to raise additional capital, if and when needed, on terms acceptable to it or at all. If Access cannot raise additional capital when needed, its ability to further expand its operations through internal growth could be materially impaired or its financial condition could be negatively affected.
Access’s allowance for loan losses could become inadequate and reduce its net income and capital.
Access maintains an allowance for loan losses, which we refer to as ALLL, that it believes is adequate for absorbing any potential losses in its loan portfolio. Management conducts a periodic review and consideration of the loan portfolio to determine the amount of the ALLL based upon general market conditions, credit quality of the loan portfolio and performance of Access’s clients relative to their financial obligations with Access. The amount of future losses, however, is susceptible to changes in borrowers’ circumstances and economic and other market conditions, including changes in interest rates and collateral values that are beyond Access’s control, and these future losses may exceed its current estimates. Access’s ALLL at December 31, 2017 was $15.8 million and at September 30, 2018 was $17.3 million. Although Access believes the ALLL is adequate to absorb probable losses in its loan portfolio, Access cannot predict such losses or guarantee that its ALLL will be adequate in the future. Excessive loan losses could have a material impact on Access’s financial performance and reduce its net income and capital.
Access’s future liquidity needs could exceed its available liquidity sources, which could limit its asset growth and adversely affect its results of operations and financial condition.
Access relies on dividends from Access National Bank as its primary source of funds. The primary sources of funds of Access National Bank are client deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, natural disasters, and international instability. Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to clients on alternative investments, and general economic conditions. Accordingly, Access may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include Federal Home Loan Bank advances, sales of securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While Access believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if it continues to grow and experience increasing loan demand. Access may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.
Access is subject to extensive regulation that could limit or restrict its activities and adversely affect its net income.
Access operates in a highly regulated industry, and both Access and Access National Bank are subject to extensive regulation and supervision by the Federal Reserve, the OCC, and the Federal Deposit Insurance Corporation, which we refer to as the FDIC. Access’s compliance with these regulations is costly and restricts certain of its activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. Access is also subject to capitalization guidelines established by its regulators, which requires Access to maintain adequate capital to support its growth. Many of these regulations are intended to protect depositors and the FDIC’s Deposit Insurance Fund rather than Access’s shareholders.
The Sarbanes-Oxley Act of 2002, and the related rules and regulations promulgated by the SEC and Nasdaq that are applicable to Access, have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices, including the cost of completing its audit and maintaining its internal controls. As a result, Access has experienced and expect to continue to experience greater compliance costs.

Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Access in substantial and unpredictable ways. Such changes could subject Access to additional costs, limit the types of financial services and products Access may offer and/or increase the ability of non-banks that are not subject to similar regulation to offer competing financial services and products, which could place these non-banks in stronger, more favorable competitive positions and which could adversely affect Access’s growth and ability to operate profitably. Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputation damage, which could have a material adverse effect on Access’s business, financial condition and results of operations.
The Dodd-Frank Act has increased Access’s regulatory compliance burden and associated costs, placed restrictions on certain products and services, increases the risk and liability of consumer litigation, and limited its future capital raising strategies.
A wide range of regulatory initiatives directed at the financial services industry has been proposed and/or implemented in recent years. One of those initiatives, the Dodd-Frank Act, was enacted in 2010 and mandates significant changes in the financial regulatory landscape that have impacted and will continue to impact all financial institutions, including Access and Access National Bank. Since its enactment, the Dodd-Frank Act has increased, and will likely continue to increase, Access’s regulatory compliance burden and may have a material adverse effect on Access by increasing the costs associated with regulatory examinations and compliance measures. However, it is too early to fully assess the impact of the Dodd-Frank Act and subsequent regulatory rulemaking processes on Access’s and Access National Bank’s business, financial condition or results of operations.
Among the Dodd-Frank Act’s significant regulatory changes, the Act created the Consumer Financial Protection Bureau, or CFPB, a financial consumer protection agency that has the authority to impose new regulations and include its examiners in routine regulatory examinations conducted by the OCC. The CFPB may reshape the consumer financial laws through rulemaking and enforcement of the Dodd-Frank Act’s prohibitions against unfair, deceptive and abusive business practices, which may directly impact the business operations of financial institutions offering consumer financial products or services, including Access and Access National Bank. This agency’s broad rulemaking authority includes identifying practices or acts that are unfair, deceptive or abusive in connection with any consumer financial transaction or consumer financial product or service. Although the CFPB generally has jurisdiction over banks with $10 billion or greater in assets, rules, regulations and policies issued by the CFPB may also apply to Access, Access National Bank and/or the Mortgage Division of Access National Bank by virtue of the adoption of such policies and best practices by the Federal Reserve, OCC and FDIC. The costs and limitations related to this additional regulatory agency and the limitations and restrictions that may be placed upon Access with respect to its consumer product and service offerings have yet to be determined. However, these costs, limitations and restrictions may produce significant, material effects on Access’s business, financial condition and results of operations.
The Dodd-Frank Act also increases regulatory supervision and examination of bank holding companies and their banking and non-banking subsidiaries. These and other regulations included in the Dodd-Frank Act could increase Access’s regulatory compliance burden and costs, restrict the financial products and services Access can offer to its customers and restrict Access’s ability to generate revenues from non-banking operations. The Dodd-Frank Act imposes more stringent capital requirements on bank holding companies, which may cause Access to reevaluate elements of its business focus and shape future capital strategies.
In January 2014, the Qualified Mortgage, or QM, and Qualified Residential Mortgage, or QRM, rules became effective under the Dodd Frank Act and may impact the willingness and ability of community banks and secondary market participants to make mortgage loans. Among other requirements, these rules require lenders to show that borrowers met an “ability to repay” test — which can be challenged in court for the entire life of the loan, raising the risk of litigation. Failure to prove the ability to repay can result in the lender’s obligation to reimburse the borrower for all payments made. Together with newly imposed timeline restrictions covering the liquidation of problem consumer mortgage loans, litigation over “ability to repay” may delay the time to collect on soured consumer mortgages and result in elevated problem assets and increased loss rates.

The Basel III Final Rules require higher levels of capital and liquid assets, which could adversely affect Access’s net income and return on equity.
The Basel III Final Rules represent the most comprehensive overhaul of the U.S. banking capital framework in over two decades. This capital framework and related changes to the standardized calculations of risk-weighted assets are complex and create additional compliance burdens, especially for community banks. The Basel III Final Rules require bank holding companies and their subsidiaries, such as Access and Access National Bank, to maintain significantly more capital as a result of higher required capital levels and more demanding regulatory capital risk weightings and calculations. As a result of the Basel III Final Rules, many community banks could be forced to limit banking operations, activities and growth of loan portfolios, in order to focus on retention of earnings to improve capital levels. Access maintains sufficient levels of Tier 1 and Common Equity Tier 1 capital to comply with the Basel III Final Rules as currently in effect. However, Access can offer no assurances with regard to the ultimate effect of the Basel III Final Rules once they are fully phased in.
If Access were to require additional capital as a result of phasing in the Basel III Final Rules, it could be required to access the capital markets on short notice and in relatively weak economic conditions, which could result in banks raising capital that significantly dilutes existing shareholders. Additionally, Access could be forced to limit banking operations and activities, and growth of loan portfolios and interest income, to focus on retention of earnings to improve capital levels. Higher capital levels may also lower Access’s return on equity.
Access’s hedging strategies do not completely eliminate risks associated with interest rates and Access may incur losses due to changes in interest rates that are not effectively hedged.
Access uses various derivative financial instruments to provide a level of protection against interest rate risks, but no hedging strategy can protect Access completely, and Access cannot assure you that its hedging strategy and use of derivatives will offset the risks related to changes in interest rates. When rates change, Access expects to record a gain or loss on derivatives that would be offset by an inverse change in the value of loans held for sale and mortgage-related securities. Access utilizes a third party consulting firm to manage its hedging activities and Access typically hedges 80% of its loan pipeline and 100% of its loans being warehoused. The derivative financial instruments used to hedge the interest rate risk of its loan pipeline and warehoused loans are forward sales of 15 year and 30 year mortgage backed securities.
The primary risks related to Access’s hedging activities relate to incorrect assumptions regarding pull through and the amount of the pipeline being hedged. A hedging policy and hedging management committee are in place to control, monitor and manage risks associated with its hedging activity. The hedging policy quantifies risk tolerance thresholds that ensure the economic risk taken is not material to Access’s financial condition or operating performance. See Access’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies” and “Quantitative and Qualitative Disclosures About Market Risk” in Annex F hereof.
The profitability of Access’s Mortgage Division will be significantly reduced if Access is not able to sell mortgages.
Currently, Access generally sells all of the mortgage loans originated by its Mortgage Division. Access only underwrites mortgages that it reasonably expects will have more than one potential purchaser. The profitability of Access’s Mortgage Division depends in large part upon its ability to originate or purchase a high volume of loans and to quickly sell them in the secondary market. Thus, Access is dependent upon (i) the existence of an active secondary market and (ii) its ability to sell loans into that market.
Access’s Mortgage Division’s ability to sell mortgage loans readily is dependent upon the availability of an active secondary market for single-family mortgage loans, which in turn depends in part upon the continuation of programs currently offered by Fannie Mae and Freddie Mac and other institutional and non-institutional investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Some of the largest participants in the secondary market, including Fannie Mae and Freddie Mac, are government-sponsored enterprises with substantial market influence whose activities are governed by federal law. Any future changes in laws that significantly affect the activity of these government-sponsored enterprises and other institutional and non-institutional investors or any impairment of its ability to participate in such programs could, in turn, adversely affect its operations.
Fannie Mae and Freddie Mac have reported past substantial losses and a need for substantial amounts of additional capital. Such losses were due to these entities’ business models being tied extensively to the U.S. housing market which severely contracted during the recent economic downturn. In response to the deteriorating financial condition of Fannie Mae and Freddie Mac from the U.S. housing market contraction, Congress and the U.S. Treasury undertook a series of actions to stabilize these entities. The Federal Housing Finance Agency, or FHFA, was established in July 2008 pursuant to the Regulatory Reform Act in an effort to enhance regulatory oversight over Fannie Mae and Freddie Mac. FHFA placed Fannie Mae and Freddie Mac into federal conservatorship in September 2008. Both Fannie Mae and Freddie Mac have returned to profitability as a result of the housing market recovery, but their long-term financial viability is highly dependent on governmental support. If the governmental support is inadequate, these companies could fail to offer programs necessary to an active secondary market. In addition, future policies that change the relationship between Fannie Mae and Freddie Mac and the U.S. government, including those that result in their winding down, nationalization, privatization, or elimination may have broad adverse implications for the residential mortgage market, the mortgage-backed securities market and the Mortgage Division’s business, operations and financial condition. If this were to occur, the Mortgage Division’s ability to sell mortgage loans readily could be hampered, and the profitability of Access National Bank could be significantly reduced.
Access’s net income may be adversely affected if representations and warranties related to loans sold by the Mortgage Division are breached and it must pay related claims.
Access’s Mortgage Division makes representations and warranties that loans sold to investors meet their program’s guidelines and that the information provided by the borrowers is accurate and complete and that the loan documents are complete and executed by the borrowers. In the event of a default on a loan sold, the investor may make a claim for losses due to document deficiencies, program compliance, early payment default, and fraud or borrower misrepresentations. The Mortgage Division maintains a reserve in other liabilities for potential losses on mortgage loans sold. Net income may be impacted if this reserve is insufficient to cover claims from the investors.
System failures or breaches of Access’s network or the networks of its vendors, customers or financial counterparties, collectively the Access ecosystem, could lead to increased litigation risk and reputation risk and could adversely affect Access’s reputation, financial condition or results of operations.
Access’s operations are dependent in part upon Access’s ability to protect its computer equipment against damage from fire, power loss, telecommunications failure, or a similar catastrophic event. Any damage or failure of any material aspect of the Access ecosystem that causes an interruption in Access’s operations could have an adverse effect on Access’s financial condition, results of operations or reputation. In addition, Access’s operations are dependent, in varying degrees, upon each member of the Access ecosystem’s ability to protect the computer systems and network infrastructure utilized by it and its customers against physical break-ins, cybersecurity breaches, hacking, cyber fraud including business email compromise, compromised user credentials and other disruptive problems, including security weaknesses in the systems and infrastructure used by customers, vendors, and financial counterparties. Such computer break-ins and other cyber events and disruptions could jeopardize the security of information stored in and transmitted through the Access ecosystem, which may result in significant liability to Access, damage its reputation, and inhibit current and potential customers from its internet banking services. A data breach or a failure in Access’s efforts to protect or authenticate customers’ information or transactions could expose Access to loss of customers and business. Access regularly incurs expenses to add additional security measures to its computer systems and network infrastructure to mitigate the possibility of cybersecurity breaches, including firewalls and penetration testing. A security breach could also subject Access to additional regulatory scrutiny and expose it to civil litigation and possible financial liability.

An economic downturn may adversely affect Access’s operating results and financial condition because its small to medium sized business target market may have fewer financial resources to weather an economic downturn.
Access targets its commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and, therefore, may be more vulnerable in an economic downturn. If general economic conditions negatively impact this economic sector in the markets in which Access operates, its results of operations and financial condition may be adversely affected. In addition, the success of a small or medium sized business often depends on the management talents and efforts of one or two persons or a small group of persons, and the death, disability or resignation of one or more of these persons could have a material adverse effect on the business and its ability to repay a loan.
Negative public opinion could damage Access’s reputation and the strength of its Access National brand and adversely impact its business, client relationships and net income.
Reputation risk, or the risk to Access’s businesses’ (including its primary commercial banking business and secondary mortgage lending business) net income and capital from negative public opinion, is inherent in its business. Negative public opinion can result from Access’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion can adversely affect its ability to keep and attract clients and employees or its access to the capital markets and can expose Access to litigation and regulatory action.
Virtually all of Access’s businesses operate under the “Access National” brand. Any actual or alleged conduct by one of its businesses could result in negative public opinion about its other businesses under the Access National brand. Because its businesses rely on and leverage the strength of the Access National brand any negative public opinion that tarnishes its Access National brand may negatively impact its business, client relationships and financial performance. Although Access takes steps to minimize its reputation risk in dealing with its clients and communities, due to the nature of the commercial banking and mortgage lending businesses it will always face some measure of reputational risk.
If the U.S. financial system were to destabilize again, the financial condition of Access’s target markets may suffer, which could adversely affect its business.
In response to the financial crises beginning in 2008 that affected the banking system and financial markets and going concern threats to investment banks and other financial institutions, various branches and agencies of the U.S. government put in place laws, regulations, and programs to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual long-term impact that such laws, regulations, and programs will have on the financial markets.
Among many other contributing factors, the recent recession was triggered by instability of financial institutions and large measures of volatility and fear in the financial markets. This financial instability led to an economic downturn and current stagnant recovery which, in turn, has harmed the financial condition and performance of Access’s small to medium sized business target market. If despite such laws, regulations, and programs the financial markets again destabilize, or recent financial market conditions deteriorate rather than continuing to improve or remain steady, the financial condition of its small to medium sized business target market would suffer and could materially and adversely affect its business, financial condition, results of operations, and the trading price of its common stock.
Significant reductions in U.S. government spending may have an adverse effect on Access’s local economy and customer base.
Access’s success depends significantly on the general economic conditions in the markets in which it operates. The economy of its primary market, the Washington, D.C. metropolitan area, is significantly affected by federal government spending. In particular, Fairfax County, Virginia receives more federal procurement dollars than any other county in Virginia. Some of its customers may be particularly sensitive to the level of federal government spending, which is affected by many factors, including macroeconomic conditions, administrative and congressional priorities and the ability of the federal government to enact relevant appropriations bills and other legislation. Any of these or other factors could result in future cuts in, or uncertainty with respect to, federal spending, which could have a severe negative impact on individuals and businesses in its primary market areas. Any related increase in unemployment rates or reduction in business development activities in the Washington, D.C. metropolitan area could lead to increases in loan delinquencies, problem assets and foreclosures and reductions in loan collateral values, as well as other adverse implications that Access cannot predict, all of which could have a material adverse effect on its financial performance and financial condition.
Access has substantial counterparty risk due to its transactions with financial institution counterparties and the soundness of such counterparties could adversely affect Access.
Access’s ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Access has exposure to many different counterparties, and it routinely execute transactions with counterparties in the financial services industry, including brokers, dealers, commercial banks, investment banks, and government sponsored enterprises. Many of these transactions expose Access to credit risk in the event of default of its counterparty. In addition, Access’s credit risk may be exacerbated when the collateral held by Access cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or other obligation due us. There is no assurance that any such losses would not materially and adversely affect its financial condition and results of operations.
The value of Access’s goodwill and other intangible assets may decline in the future.
As of September 30, 2018, Access had $184.0 million of goodwill and other intangible assets. A significant decline in Access’s expected future cash flows, a significant adverse change in the business climate, slower growth rates, or a significant and sustained decline in the price of Access common stock may necessitate taking charges in the future related to the impairment of its goodwill and other intangible assets. If Access were to conclude that a future write-down of goodwill and other intangible assets is necessary, Access would record the appropriate charge, which could have a material adverse effect on its financial condition and results of operations.
Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on Access’s business.
Section 404 of the Sarbanes-Oxley Act requires Access to evaluate annually the effectiveness of its internal controls over financial reporting as of the end of each year and to include a management report assessing the effectiveness of its internal controls over financial reporting in its Annual Report on Form 10-K. Section 404 also requires Access’s independent registered public accounting firm to report on Access’s internal controls over financial reporting. If Access fails to maintain the adequacy of its internal controls, it cannot assure you that it will be able to conclude in the future that it has effective internal controls over financial reporting. If Access fails to maintain effective internal controls, it might be subject to sanctions or investigation by regulatory authorities, such as the SEC or Nasdaq. Any such action could adversely affect Access’s financial results and may also result in delayed filings with the SEC.
On April 4, 2018, BDO USA, LLP, Access’s independent registered public accounting firm, issued its report regarding Access’s internal control over financial reporting as of December 31, 2017, and expressed an adverse opinion on the effectiveness of Access’s internal control due to a control deficiency that existed related to the controls surrounding the general ledger account reconciliations to timely identify and account for stale-dated and other uncollectable reconciling items that began as of Access’s core platform conversion with Middleburg Financial Corporation on August 4, 2017, and continued through December 31, 2017, resulting in a material weakness. Completion of the general ledger account reconciliations covering the period noted did not result in any material misstatements in Access’s consolidated financial statements. Access fully implemented remedial measures to address this material weakness during the second quarter of 2018. As of the date of this joint proxy statement/prospectus, Access’s management believes that such measures have fully remediated the control deficiency and the material weakness. If the remedial measures implemented by Access do not operate effectively, Access may not timely or accurately report its financial results.

THE ACCESS SPECIAL MEETING
This section contains information for Access shareholders about the Access special meeting. Access is mailing or otherwise delivering this joint proxy statement/prospectus to you, as an Access shareholder, on or about [           ], 2018. This joint proxy statement/prospectus is also being delivered to Access shareholders as Union’s prospectus for its offering of Union common stock in connection with the merger. This joint proxy statement/prospectus is accompanied by a notice of the Access special meeting and a proxy card that the Access board of directors is soliciting for use at the Access special meeting and at any adjournments or postponements of the Access special meeting. References to “you” and “your” in this section are to Access shareholders.
Date, Time and Place of the Access Special Meeting
Access will hold the Access special meeting at 1800 Robert Fulton Drive, Reston, Virginia 20191, commencing at 10:00 a.m., Eastern Time, on January 15, 2019. On or about [           ], 2018, Access commenced mailing or otherwise delivering this joint proxy statement/prospectus and the enclosed form of proxy card to its shareholders entitled to vote at the Access special meeting.
Purpose of the Access Special Meeting
At the Access special meeting, Access shareholders will be asked to consider and vote on the following matters:
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the Access merger proposal;

•
the Access compensation proposal; and

•
the Access adjournment proposal, if necessary or appropriate.

Recommendation of the Access Board of Directors
The Access board of directors has unanimously approved and adopted the merger agreement and unanimously recommends that Access shareholders vote “FOR” the Access merger proposal, “FOR” the Access compensation proposal and “FOR” the Access adjournment proposal. Please see the section entitled “The Mergers — Access’s Reasons for the Mergers and Recommendations of the Access Board of Directors” for a more detailed discussion of the factors considered by the Access board of directors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby.
Completion of the mergers is conditioned upon the approval of the Access merger proposal, but is not conditioned upon the approval of the Access compensation proposal or the Access adjournment proposal.
Record Date and Quorum
Access has set the close of business on December 7, 2018 as the Access record date to determine which Access shareholders will be entitled to receive notice of and vote at the Access special meeting. Only Access shareholders at the close of business on the Access record date will be entitled to vote at the Access special meeting. As of the Access record date, there were 21,069,233 shares of Access common stock outstanding and entitled to notice of, and to vote at, the Access special meeting, held by approximately 829 shareholders of record. Each holder of shares of Access common stock outstanding on the Access record date will be entitled to one vote for each share held of record.
The presence at the Access special meeting, in person or by proxy, of a majority of the shares of Access common stock outstanding and entitled to vote as of the Access record date will constitute a quorum for the purposes of the Access special meeting. All shares of Access common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Access special meeting.
If a quorum is not present at the Access special meeting, it will be postponed until the holders of the number of shares of Access common stock required to constitute a quorum attend. If additional votes must be solicited in order for Access shareholders to approve the Access merger proposal and the Access adjournment proposal is approved, the Access special meeting will be adjourned to solicit additional proxies. The Access special meeting may be adjourned by the affirmative vote of holders of a majority of the shares of Access common stock represented in person or by proxy at the Access special meeting, even if less than a quorum.
Vote Required; Treatment of Abstentions and Failure to Vote
Approval of the Access merger proposal requires the affirmative vote of holders of more than two-thirds of the outstanding shares of Access common stock entitled to vote on the Access merger proposal. Approval of the Access compensation proposal and the Access adjournment proposal each require the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Access special meeting.
With respect to the Access merger proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Access merger proposal. With respect to the Access compensation proposal and the Access adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposals.
Shares Held by Directors and Executive Officers
As of the Access record date, there were 21,069,233 shares of Access common stock entitled to vote at the Access special meeting. As of the Access record date, the directors and executive officers of Access and their affiliates beneficially owned and were entitled to vote approximately 2,911,292 shares of Access common stock, representing approximately 13.82% of the shares of Access common stock outstanding on that date. Access currently expects that each of its directors and executive officers will vote their shares of Access common stock in favor of the Access merger proposal and the Access adjournment proposal. Each of the members of the Access board of directors and certain executive officers of Access, in their capacities as Access shareholders, entered into affiliate agreements with Union and Access and agreed to vote their shares of Access common stock in favor of the Access merger proposal and certain related matters and against alternative transactions. For further information, please see the section entitled “The Merger Agreement — Affiliate Agreements.”
Voting of Proxies; Incomplete Proxies
An Access shareholder may vote by proxy or in person at the Access special meeting. If you hold your shares of Access common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy as an Access shareholder:
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through the internet by visiting www.investorvote.com/ANCX and following the instructions, using the control number provided on your proxy card;

•
by telephone by calling 1-800-652-VOTE (8683) and following the recorded instructions, using the control number provided on your proxy card; or

•
by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

When a properly executed proxy card is returned, the shares of Access common stock represented by it will be voted at the Access special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Access common stock represented by the proxy card will be voted as recommended by the Access board of directors.
The deadline for voting by telephone or the internet as a shareholder of record is 11:59 p.m., Eastern Time, on January 14, 2019. For shareholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee for information about the deadline for voting by telephone or the internet.

If an Access shareholder’s shares are held in “street name” by a bank, broker or other nominee, the shareholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Access or by voting in person at the Access special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.
Every Access shareholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone or the internet, whether or not you plan to attend the Access special meeting in person. Submitting a proxy will not prevent you from being able to vote in person at the Access special meeting.
Shares Held in “Street Name”
If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Under stock exchange rules, banks, brokers and other nominees who hold shares of Access common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Access expects that all proposals to be voted on at the Access special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Access common stock in “street name,” such entity will vote your shares of Access common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.
Revocability of Proxies and Changes to an Access Shareholder’s Vote
If you hold stock in your name as a shareholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy card with a later date, (2) delivering a written revocation letter to Access’s corporate secretary, (3) attending the Access special meeting in person, notifying the corporate secretary and voting by ballot at the Access special meeting, or (4) voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline). If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Access special meeting.
Any Access shareholder entitled to vote in person at the Access special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Access’s corporate secretary) of a shareholder at the Access special meeting will not constitute revocation of a previously given proxy.
Written notices of revocation and other communications about revoking your proxy card should be addressed to:
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Attention: Sheila M. Linton
Vice President and Corporate Secretary
If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.
Participants in the Access 401(k) Plan
If you hold Access common stock through the Access 401(k) plan through a self-directed brokerage account, you will receive information and separate instructions about how to vote from your broker.

Solicitation of Proxies
Access is soliciting proxies from its shareholders in conjunction with the mergers. Access will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, Access will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Access common stock and secure their voting instructions. Access will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Access may use its directors, officers or employees, who will not be specially compensated, to solicit proxies from Access shareholders, either personally or by telephone, facsimile, letter or electronic means. Access has also made arrangements with Regan & Associates, Inc. to assist it in soliciting proxies for the Access special meeting and has agreed to pay approximately $27,500 plus reasonable expenses for these services.
Attending the Access Special Meeting
Subject to space availability, all Access shareholders as of the Access record date, or their duly appointed proxies, may attend the Access special meeting. Since seating is limited, admission to the Access special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., Eastern Time.
If you hold your shares of Access common stock in your name as a shareholder of record and you wish to attend the Access special meeting, please bring your proxy card to the Access special meeting. You should also bring valid picture identification. We encourage you to submit your proxy through the internet or by telephone whenever possible. When a shareholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the Access special meeting, you may also submit your vote in person. Any votes that you previously submitted — whether through the internet, by telephone or by mail — will be superseded by any vote that you cast at the Access special meeting.
If you are not an Access shareholder of record or if your shares are held in “street name” by a bank, broker or other nominee please bring a letter from the record holder of your shares confirming your beneficial ownership and a valid photo identification in order to be admitted to the meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own Access common stock. Access reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Access special meeting, or would like additional copies of this joint proxy statement/prospectus, please contact Access’s Corporate Secretary at (703) 871-2100 or Access’s proxy solicitor, Regan & Associates, Inc., at (212) 587-3005.

THE ACCESS PROPOSALS
Proposal 1: Access Merger Proposal
Access is asking its shareholders to approve the merger agreement pursuant to which Access will merge with and into Union. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” Access shareholders should read this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, carefully and in their entirety for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
As discussed in the section entitled “The Mergers — Access’s Reasons for the Mergers and Recommendations of the Access Board of Directors,” after careful consideration, the Access board of directors unanimously approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers, to be advisable and in the best interest of Access and the Access shareholders.
Required Vote
Approval of the Access merger proposal requires the affirmative vote of holders of more than two-thirds of the outstanding shares of Access common stock entitled to vote on the Access merger proposal. If you mark “ABSTAIN” for the Access merger proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Access merger proposal.
The Access board of directors unanimously recommends that Access shareholders vote “FOR” the Access merger proposal.
Proposal 2: Access Compensation Proposal
In accordance with Section 14A of the Exchange Act, Access is providing its shareholders with the opportunity to cast an advisory (non-binding) vote on the compensation that may be payable to its named executive officers in connection with the mergers, the value of which is set forth in the table included in the section of this joint proxy statement/prospectus entitled “The Mergers — Potential Payments and Benefits to Access Named Executive Officers in Connection with a Change in Control.” As required by Section 14A of the Exchange Act, Access is asking its shareholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid to Access’s named executive officers in connection with the mergers, as disclosed in the table in the section of the joint proxy statement/prospectus statement entitled “The Mergers — Potential Payments and Benefits to Access Named Executive Officers in Connection with a Change in Control,” including the associated narrative discussion, are hereby APPROVED.”
The vote on specified compensation that may be payable in connection with the mergers is a vote separate and apart from the vote to approve the merger agreement. Accordingly, a shareholder may vote to approve such specified compensation and vote not to approve the merger agreement and vice versa. Because the vote to approve such specified compensation is advisory in nature only, it will not be binding on either Access or Union. Accordingly, because Access may be contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the merger agreement is approved and the merger is consummated and regardless of the outcome of the advisory vote.
Access shareholders should carefully review the section entitled “The Mergers — Interests of Access’s Directors and Executive Officers in the Merger” for information regarding changes that may occur to certain merger-related compensation of Access’s executive officers.

Required Vote
Approval of the Access compensation proposal requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Access special meeting. If you mark “ABSTAIN” for the Access compensation proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Access compensation proposal.
The Access board of directors unanimously recommends a vote “FOR” the Access compensation proposal.
Proposal 3: Access Adjournment Proposal
Access is asking its shareholders to approve the adjournment of the Access special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Access merger proposal if there are insufficient votes at the time of such adjournment to approve the Access merger proposal.
If, at the Access special meeting, there is an insufficient number of shares of Access common stock present in person or represented by proxy and voting in favor of the Access merger proposal, Access will move to adjourn the Access special meeting in order to enable the Access board of directors to solicit additional proxies for approval of the Access merger proposal. If the Access shareholders approve the Access adjournment proposal, Access may adjourn the Access special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Access shareholders who have previously voted. If the date of the adjournment is not announced at the Access special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting, unless the meeting has been adjourned for less than a total of 120 days, in which case no notice of the date, time, place or purposes of such adjourned meeting is required to be given to the shareholders. Even if a quorum is not present, the Access special meeting may be adjourned by the affirmative vote of the holders of a majority of the shares of Access common stock represented in person or by proxy at the Access special meeting.
Required Vote
Approval of the Access adjournment proposal requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Access special meeting. If you mark “ABSTAIN” for the Access adjournment proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Access special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Access adjournment proposal.
The Access board of directors unanimously recommends that Access shareholders vote “FOR” the Access adjournment proposal.
Other Matters to Come Before the Access Special Meeting
As of the date of this joint proxy statement/prospectus, the Access board of directors is not aware of any matters that will be presented for consideration at the Access special meeting other than as described in this joint proxy statement/prospectus. If, however, the Access board of directors properly brings any other matters before the Access special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Access board of directors on any such matter (unless the Access shareholder checks the box on the proxy card to withhold discretionary voting authority).

THE UNION SPECIAL MEETING
This section contains information for Union shareholders about the Union special meeting. Union is mailing or otherwise delivering this joint proxy statement/prospectus to you, as a Union shareholder, on or about [           ], 2018. This joint proxy statement/prospectus is accompanied by a notice of the Union special meeting and a form of proxy card that the Union board of directors is soliciting for use at the Union special meeting and at any adjournments or postponements of the Union special meeting. References to “you” and “your” in this section are to Union shareholders.
Date, Time and Place of the Union Special Meeting
Union will hold the Union special meeting at the Omni Hotel Richmond, 100 South 12th Street, Richmond, Virginia 23219, commencing at 10:00 a.m., Eastern Time, on January 15, 2019. On or about [           ], 2018, Union commenced mailing or otherwise delivering this joint proxy statement/prospectus and the enclosed form of proxy card to its shareholders entitled to vote at the Union special meeting.
Purpose of the Union Special Meeting
At the Union special meeting, Union shareholders will be asked to consider and vote on the following matters:
•
the Union merger and share issuance proposal; and

•
the Union adjournment proposal, if necessary or appropriate.

Recommendation of the Union Board of Directors
The Union board of directors has approved and adopted the merger agreement and recommends that Union shareholders vote “FOR” the Union merger and share issuance proposal and “FOR” the Union adjournment proposal. Please see the section entitled “The Mergers — Union’s Reasons for the Mergers and Recommendations of the Union Board of Directors” for a more detailed discussion of the factors considered by the Union board of directors in reaching its decision to approve and adopt the merger agreement and the transactions contemplated thereby.
Completion of the mergers is conditioned upon the approval of the Union merger and share issuance proposal, but is not conditioned upon the approval of the Union adjournment proposal.
Record Date and Quorum
Union has set the close of business on December 7, 2018 as the Union record date to determine which Union shareholders will be entitled to receive notice of and vote at the Union special meeting. Only Union shareholders at the close of business on the Union record date will be entitled to vote at the Union special meeting. As of the Union record date, there were 65,988,528 shares of Union common stock outstanding and entitled to notice of, and to vote at, the Union special meeting, held by approximately 6,759 shareholders of record. Each holder of shares of Union common stock outstanding on the Union record date will be entitled to one vote for each share held of record.
The presence at the Union special meeting, in person or by proxy, of a majority of the shares of Union common stock outstanding and entitled to vote as of the Union record date will constitute a quorum for the purposes of the Union special meeting. All shares of Union common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Union special meeting.
If a quorum is not present at the Union special meeting, it will be postponed until the holders of the number of shares of Union common stock required to constitute a quorum attend. If additional votes must be solicited in order for Union shareholders to approve the Union merger and share issuance proposal and the Union adjournment proposal is approved, the Union special meeting will be adjourned to solicit additional proxies. The Union special meeting may be adjourned by the affirmative vote of a majority of the shareholders present or represented by proxy at the Union special meeting, even if less than a quorum.

Vote Required; Treatment of Abstentions and Failure to Vote
Approval of the Union merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of Union common stock entitled to vote on the Union merger and share issuance proposal. Approval of the Union adjournment proposal requires the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Union special meeting.
With respect to the Union merger and share issuance proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against such proposal. With respect to the Union adjournment proposal, if you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on such proposal.
Shares Held by Directors and Executive Officers
As of the Union record date, there were 65,988,528 shares of Union common stock entitled to vote at the Union special meeting. As of the Union record date, the directors and executive officers of Union and their affiliates beneficially owned and were entitled to vote approximately 713,343 shares of Union common stock, representing approximately 1.08% of the shares of Union common stock outstanding on that date. Union currently expects that each of its directors and executive officers will vote their shares of Union common stock in favor of the Union merger and share issuance proposal and the Union adjournment proposal. Each of the members of the Union board of directors and certain executive officers of Union, in their capacities as Union shareholders, entered into affiliate agreements with Union and Access and agreed to vote their shares of Union common stock in favor of the Union merger and share issuance proposal and certain related matters and against alternative transactions. For further information, please see the section entitled “The Merger Agreement — Affiliate Agreements.”
Voting of Proxies; Incomplete Proxies
A Union shareholder may vote by proxy or in person at the Union special meeting. If you hold your shares of Union common stock in your name as a shareholder of record, you may use one of the following methods to submit a proxy as a Union shareholder:
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through the internet by visiting www.envisionreports.com/UBSH and following the instructions, using the control number provided on your proxy card;

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by telephone by calling 1-800-652-VOTE (8683) and following the recorded instructions, using the control number provided on your proxy card; or

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by mail by completing, signing, dating and returning the proxy card in the enclosed envelope, which requires no additional postage if mailed in the United States.

When a properly executed proxy card is returned, the shares of Union common stock represented by it will be voted at the Union special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Union common stock represented by the proxy card will be voted as recommended by the Union board of directors.
The deadline for voting by telephone or the internet as a shareholder of record is 11:59 p.m., Eastern Time, on January 14, 2019. For shareholders whose shares are registered in the name of a bank, broker or other nominee, please consult the voting instructions provided by your bank, broker or other nominee for information about the deadline for voting by telephone or the internet.
If a Union shareholder’s shares are held in “street name” by a bank, broker or other nominee, the shareholder should check the voting form used by that firm to determine how to vote. You may not vote shares held in “street name” by returning a proxy card directly to Union or by voting in person at the Union special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Every Union shareholder’s vote is important. Accordingly, you should complete, sign, date and return the enclosed proxy card, or submit your proxy by telephone or the internet, whether or not you plan to attend the Union special meeting in person. Submitting a proxy will not prevent you from being able to vote in person at the Union special meeting.
Shares Held in “Street Name”
If your shares are held in “street name” by a bank, broker or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Under stock exchange rules, banks, brokers and other nominees who hold shares of Union common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Union expects that all proposals to be voted on at the Union special meeting will be “non-routine” matters. Broker non-votes are shares held by a bank, broker or other nominee with respect to which such entity is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your bank, broker or other nominee holds your shares of Union common stock in “street name,” such entity will vote your shares of Union common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your bank, broker or other nominee with this joint proxy statement/prospectus.
Revocability of Proxies and Changes to a Union Shareholder’s Vote
If you hold stock in your name as a shareholder of record, you may change your vote or revoke any proxy at any time before it is voted by (1) completing, signing, dating and returning a proxy card with a later date, (2) delivering a written revocation letter to Union’s corporate secretary, (3) attending the Union special meeting in person, notifying the corporate secretary and voting by ballot at the Union special meeting, or (4) voting by telephone or the internet at a later time (but prior to the internet and telephone voting deadline). If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the Union special meeting.
Any Union shareholder entitled to vote in person at the Union special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Union’s corporate secretary) of a shareholder at the Union special meeting will not constitute revocation of a previously given proxy.
Written notices of revocation and other communications about revoking your proxy card should be addressed to:
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
Attention: Rachael R. Lape
Senior Vice President, General Counsel and Corporate Secretary
If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of voting instructions.
Participants in the Union ESOP
Pursuant to the Union ESOP, the trustee of the Union ESOP votes the shares of Union common stock allocated to a participant in accordance with the participant’s instructions if instructions have been timely received. If you participate in the Union ESOP, you will receive a voting instruction card that reflects all shares of Union common stock you may direct the trustee to vote on your behalf under the Union ESOP. The trustee is permitted to vote the shares of Union common stock allocated to a participant’s account for which no instructions have been timely received, and any unallocated shares of Union common stock, in the same proportion as the shares of Union common stock for which voting instructions have been timely received, unless determined otherwise by the trustee in the exercise of their fiduciary discretion.

Solicitation of Proxies
Union is soliciting proxies from its shareholders in conjunction with the mergers. Union will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, Union will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Union common stock and secure their voting instructions. Union will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Union may use its directors, officers or employees, who will not be specially compensated, to solicit proxies from Union shareholders, either personally or by telephone, facsimile, letter or electronic means. Union has also made arrangements with Regan & Associates, Inc. to assist it in soliciting proxies for the Union special meeting and has agreed to pay approximately $42,500 plus reasonable expenses for these services.
Attending the Union Special Meeting
Subject to space availability, all Union shareholders as of the Union record date, or their duly appointed proxies, may attend the Union special meeting. Since seating is limited, admission to the Union special meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:00 a.m., Eastern Time.
If you hold your shares of Union common stock in your name as a shareholder of record and you wish to attend the Union special meeting, please bring your proxy card to the Union special meeting. You should also bring valid picture identification. We encourage you to submit your proxy through the internet or by telephone whenever possible. When a shareholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted — whether through the internet, by telephone or by mail — will be superseded by any vote that you cast at the Union special meeting.
If you are not a Union shareholder of record or if your shares are held in “street name” by a bank, broker or other nominee please bring a letter from the record holder of your shares confirming your beneficial ownership and a valid photo identification in order to be admitted to the meeting. A copy or printout of a brokerage statement will not be sufficient without a signed letter from the bank, broker or other nominee through which you beneficially own Union common stock. Union reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.
Delivery of Proxy Materials
As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to Union shareholders residing at the same address, with separate proxy cards for each shareholder sharing the same address, unless such Union shareholders have notified Union of their desire to receive separate copies of this joint proxy statement/prospectus from Union.
Union will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed or otherwise delivered. Requests for additional copies should be directed to Union’s Corporate Secretary at (804) 633-5031 or Union’s proxy solicitor, Regan & Associates, Inc., at (212) 587-3005.
Assistance
If you need assistance in completing your proxy card, have questions regarding the Union special meeting, or would like additional copies of this joint proxy statement/prospectus, please contact Union’s Corporate Secretary at (804) 633-5031 or Union’s proxy solicitor, Regan & Associates, Inc., at (212) 587-3005.

THE UNION PROPOSALS
Proposal 1: Union Merger and Share Issuance Proposal
Union is asking its shareholders to approve the merger agreement, pursuant to which, among other things, Access will merge with and into Union and Union will issue shares of Union common stock in connection with the merger. For a detailed discussion of the terms and conditions of the merger agreement, please see the section entitled “The Merger Agreement.” Union shareholders should read this joint proxy statement/prospectus, including any documents incorporated in this joint proxy statement/prospectus by reference, and its annexes, carefully and in its entirety for more detailed information concerning the merger agreement and the mergers. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
As discussed in the section entitled “The Mergers — Union’s Reasons for the Mergers and Recommendations of the Union Board of Directors,” after careful consideration, the Union board of directors approved and adopted the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the mergers and the Union share issuance, to be advisable and in the best interest of Union and the Union shareholders.
Required Vote
Approval of the Union merger and share issuance proposal requires the affirmative vote of holders of a majority of the outstanding shares of Union common stock entitled to vote on the Union merger and share issuance proposal. If you mark “ABSTAIN” for the Union merger and share issuance proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have the same effect as a vote against the Union merger and share issuance proposal.
The Union board of directors recommends that Union shareholders vote “FOR” the Union merger and share issuance proposal.
Proposal 2: Union Adjournment Proposal
Union is asking its shareholders to approve the adjournment of the Union special meeting to another date and place if necessary or appropriate to solicit additional votes in favor of the Union merger and share issuance proposal if there are insufficient votes at the time of such adjournment to approve the Union merger and share issuance proposal.
If, at the Union special meeting, there is an insufficient number of shares of Union common stock present in person or represented by proxy and voting in favor of the Union merger and share issuance proposal, Union will move to adjourn the Union special meeting in order to enable the Union board of directors to solicit additional proxies for approval of the Union merger and share issuance proposal. If the Union shareholders approve the Union adjournment proposal, Union may adjourn the Union special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Union shareholders who have previously voted. If the date of the adjournment is not announced at the Union special meeting or a new record date is fixed for the adjourned meeting, a new notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the adjourned meeting. Even if a quorum is not present, the Union special meeting may be adjourned by the affirmative vote of a majority of the shareholders present or represented by proxy at the Union special meeting.
Required Vote
Approval of the Union adjournment proposal each require the affirmative vote of holders of a majority of the votes cast, in person or by proxy, at the Union special meeting. If you mark “ABSTAIN” for the Union adjournment proposal on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Union special meeting, or are a “street name” holder and fail to instruct your bank, broker or other nominee how to vote, it will have no effect on the Union adjournment proposal.

The Union board of directors recommends that Union shareholders vote “FOR” the Union adjournment proposal.
Other Matters to Come Before the Union Special Meeting
As of the date of this joint proxy statement/prospectus, the Union board of directors is not aware of any matters that will be presented for consideration at the Union special meeting other than as described in this joint proxy statement/prospectus. If, however, the Union board of directors properly brings any other matters before the Union special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with the recommendation of the Union board of directors on any such matter (unless the Union shareholder checks the box on the proxy card to withhold discretionary voting authority).

INFORMATION ABOUT THE COMPANIES
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
Telephone: (804) 633-5031
Union Bankshares Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Richmond, Virginia. Union provides a full range of financial services through its community bank subsidiary, Union Bank & Trust, throughout Virginia and in portions of Maryland and North Carolina. Union Bank & Trust is a commercial bank chartered under the laws of the Commonwealth of Virginia that provides banking, trust, and wealth management services and has 140 bank branches, seven of which are operated as Xenith Bank, a division of Union Bank & Trust, and approximately 190 ATMs. Non-bank affiliates of Union include: Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products. Union common stock is traded on the Nasdaq Global Select Market under the symbol “UBSH.”
As of September 30, 2018, Union had total consolidated assets of approximately $13.4 billion, total consolidated loans held for investment, net of deferred fees and costs, of approximately $9.4 billion, total consolidated deposits through Union Bank & Trust of approximately $9.8 billion, and consolidated shareholders’ equity of approximately $1.9 billion.
The principal executive office of Union is located at 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219, and its telephone number is (804) 633-5031. Union’s website can be accessed at http://www.bankatunion.com. Information contained in Union’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
For more information about Union, see the section entitled “Where You Can Find More Information.”
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Telephone: (703) 871-2100
Access National Corporation is a bank holding company organized under the laws of the Commonwealth of Virginia and headquartered in Reston, Virginia. Access owns all of the stock of its subsidiary bank, Access National Bank, which is an independent commercial bank chartered under federal law as a national banking association. Access National Bank provides credit, deposit, mortgage services and wealth management services to middle market businesses and associated professionals, throughout the Washington, D.C. region. Access National Bank operates from 15 banking centers located in Virginia: Chantilly, Tysons, Reston, Leesburg (two locations), Manassas, Arlington, Alexandria, Ashburn, Gainesville, Marshall, Middleburg, Purcellville, Richmond and Warrenton, and the Mortgage Division of Access National Bank operates offices in Virginia, Indiana, Tennessee, Maryland, Georgia and Ohio. Non-bank affiliates of Access include Capital Fiduciary Advisors, L.L.C. and Middleburg Trust Company. Access common stock is traded on the Nasdaq Global Market under the symbol “ANCX.”
As of September 30, 2018, Access had total consolidated assets of approximately $3.0 billion, total consolidated loans of approximately $2.1 billion, total consolidated deposits through Access National Bank of approximately $2.3 billion, and consolidated shareholders’ equity of approximately $441.9 million.
The principal executive offices of Access are located at 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191, and its telephone number is (703) 871-2100. Access’s website can be accessed at https://www.accessnationalbank.com. Information contained in Access’s website does not constitute a part of, and is not incorporated into, this joint proxy statement/prospectus.
For more information about Access, see the section entitled “Where You Can find More Information.”

THE MERGERS
The following discussion contains material information regarding the mergers. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference herein. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. This discussion does not purport to be complete and may not contain all of the information about the mergers that is important to you. We urge you to read carefully this entire joint proxy statement/prospectus, including the merger agreement, for a more complete understanding of the mergers.
Terms of the Mergers
Each of the Union board of directors and the Access board of directors approved and adopted the merger agreement. The merger agreement provides that, among other things, (i) Access will merge with and into Union with Union continuing as the surviving corporation in the merger, and (ii) following the merger, Access National Bank will merge with and into Union Bank & Trust with Union Bank & Trust continuing as the surviving bank in the bank merger.
At the effective time, each share of Access common stock, excluding certain specified shares owned by Union or Access, that is issued and outstanding immediately prior to the effective time, will cease to be outstanding and will be converted automatically into the right to receive 0.75 shares of Union common stock.
Union will not issue any fractional shares of Union common stock in the merger. Instead, an Access shareholder who would otherwise be entitled to receive a fraction of a share of Union common stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Union common stock multiplied by the average closing price.
Access shareholders and Union shareholders are being asked to approve the merger agreement. See the section entitled “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the mergers, including information about the conditions to consummation of the merger and the provisions for terminating or amending the merger agreement.
Background of the Mergers
As part of the ongoing oversight and management of their respective companies, each of the Union and Access boards of directors and executive management regularly review and assess their respective companies’ long-term strategic goals and opportunities and their respective companies’ performance and prospects in light of competitive and other relevant developments, all with the goal of enhancing shareholder value. For each company, these reviews have included periodic discussions regarding potential transactions that could further its strategic objectives and the potential benefits and risks of any such transactions.
The Access board of directors has regularly reviewed and discussed Access’s business strategy, performance and prospects in the context of the national and local economic environment and developments in the competitive landscape. Among other things, these reviews and discussions have included possible strategic transactions available to Access, such as potential acquisitions of and business combinations with other financial institutions. Certain of these reviews and discussions included analyses of the mergers and acquisitions environment, including multiples and premiums being paid, and an assessment of potential partners for Access. In connection with the evaluation of these strategic alternatives, Michael W. Clarke, President and Chief Executive Officer of Access, has had, from time to time, informal discussions with representatives of other financial institutions, including Union, and has regularly updated the Access board of directors regarding such discussions.
As part of his ongoing responsibilities as President and Chief Executive Officer of Access, Mr. Clarke maintained relationships with executives of financial institutions that Access viewed as strategically desirable partners to acquire or be acquired. On several occasions during 2017 and early 2018, John C. Asbury, President and Chief Executive Officer of Union, and Mr. Clarke had preliminary discussions about a potential acquisition of Access by Union. During these discussions Mr. Asbury and Mr. Clarke agreed that the combination of Union’s geographic footprint and growing scale and Access’s focus on commercial and industrial lending and exposure to the desirable markets of greater northern Virginia and the Washington, DC Metropolitan Statistical Area, could generate significant value for the shareholders of both Union and Access. Transaction terms were not addressed during any of these preliminary discussions.
On May 22, 2018, at a meeting of the executive committee of the Access board of directors, which is comprised of John H. Lee, IV, Michael G. Anzilotti, Martin S. Friedman, and Mr. Clarke, representatives of Sandler O’Neill presented an analysis of strategic options available to Access. During that presentation, representatives of Sandler O’Neill reviewed the current market environment for bank and thrift mergers and acquisitions, which included a summary of recent comparable transactions and the valuations of such transactions. Also during that presentation, Sandler O’Neill identified numerous parties who could potentially acquire Access, including Union. The executive committee and representatives of Sandler O’Neill discussed, among other considerations, Union’s capacity to pay merger consideration that would be financially attractive to Access shareholders.
Mr. Asbury and Mr. Clarke continued their discussions regarding a possible business combination of Access and Union during June 2018. On June 20, 2018, Mr. Asbury and Mr. Clarke met to discuss the potential transaction and recent developments at their respective companies. Mr. Asbury and Mr. Clarke agreed to expand discussions to include other leaders from each company’s respective board of directors and to schedule a meeting for this expanded group.
On July 16, 2018, Raymond D. Smoot, Jr., Mr. Asbury, and Robert M. Gorman, Executive Vice President and Chief Financial Officer of Union, met with Mr. Lee, Mr. Anzilotti, and Mr. Clarke in Charlottesville, Virginia. During this meeting the parties discussed each institution’s operations, financial performance, recent experience in merger transactions, and the strategic rationale for Union’s potential acquisition of Access. At the conclusion of this meeting the parties agreed to explore in more detail a potential acquisition of Access by Union.
On August 23, 2018, the Access board of directors held a regular meeting which was attended by representatives of Sandler O’Neill. During this meeting, the representatives of Sandler O’Neill presented to the Access board of directors a broad review of the various strategic alternatives available to Access, which included an update on the current environment for bank and thrift mergers and acquisitions and an analysis of a potential merger of Access with Union. Strategic alternatives that were reviewed by representatives of Sandler O’Neill and discussed by the Access board of directors included (i) organic growth on a stand-alone basis, (ii) acquisition of smaller or similarly sized financial institutions, (iii) a strategic merger with a larger financial institution, or (iv) an auction sale of Access. During this meeting, the Access board of directors reviewed several potential acquisition partners and, after meaningful discussion and deliberation by the Access board of directors, Union was identified as a leading partner for Access in a strategic merger with a larger financial institution based on financial attributes of a potential merger, strategic fit of the institutions’ businesses, and growth potential of the pro forma combined financial institution. After considering the strategic alternatives available to Access, the Access board of directors determined that it would be in the best interests of Access and its shareholders to explore an acquisition of Access by Union, including based on many of the factors described below under the section entitled “— Access’s Reasons for the Mergers and Recommendations of the Access Board of Directors,” and the Access board of directors authorized Access’s executive committee to continue discussions with Union and to engage a financial advisor. On August 31, 2018, Access engaged Sandler O’Neill to serve as its financial advisor with respect to business combination transactions including a potential acquisition of Access by Union.
On July 12, 2018, Mr. Asbury, Mr. Gorman and Toler F. Cross, Head of Corporate Development & Strategy of Union, met with representatives of KBW to discuss the strategic plans of Union, including reviewing a potential transaction with Access and a potential timeline thereof.
During the months of July and August 2018, Union executive leadership and certain other members of Union management held various meetings to discuss, among themselves and from time to time with representatives of KBW, the potential acquisition of Access by Union, including a potential timeline for the proposed transaction, expectations regarding due diligence, and other matters relating to the potential transaction. On August 28, 2018 and August 29, 2018, the Union executive leadership and revenue leadership teams, along with other members of Union management, held meetings to further discuss the potential transaction, and representatives of KBW attended certain of these meetings. Following one of these meetings, Union formally engaged Covington as legal counsel in connection with Union’s potential transaction with Access.
On September 3 and September 4, 2018, Union and Access entered into reciprocal confidentiality agreements regarding the proposed acquisition of Access by Union. These reciprocal confidentiality agreements contain exclusivity covenants that applied through October 3 and October 4, 2018, each subject to renewal for an additional 30 day period. On September 4, 2018, Access granted access to its electronic data room to Union and its advisors to facilitate Union’s due diligence review of Access.
During the week of September 10, 2018, members of Union management and representatives of KBW held several discussions regarding the potential transaction, including reviewing certain financial models of the proposed merger and discussing potential terms of the transaction, and Union continued its formal due diligence review of Access and related tasks. On September 11, 2018, certain members of Union’s and Access’s executive management teams met in Fredericksburg, Virginia, to conduct focused due diligence regarding organizational matters and key personnel retention related to the proposed transaction. Subsequent to that meeting, members of Union management and representatives of KBW continued strategic discussions regarding Union’s potential acquisition of Access.
On September 13, 2018, the executive committee of the Union board of directors convened a telephonic meeting to discuss Union’s interest in a potential merger of Access into Union. Representatives of KBW, Messrs. Asbury and Gorman, and certain other members of Union’s management team also attended the telephonic meeting. During the meeting, the executive committee discussed, amongst itself and with representatives of KBW and Union’s executive management, strategic considerations relating to a possible acquisition of Access, the results of due diligence conducted to date, a review of the potential financial impact of the transaction, and the potential terms of the transaction. At the conclusion of the meeting, the executive committee of the Union board of directors authorized delivery to Access of a non-binding indication of interest letter.
On September 14, 2018, Union submitted a non-binding indication of interest letter for the merger of Access into Union in an all-stock transaction that set forth, among other things, a proposed exchange ratio of 0.70 shares of Union common stock for each share of Access common stock. The non-binding indication of interest letter also provided that Mr. Clarke would be added to the Union board of directors following the merger, and that in-the-money Access stock options would be cashed out at closing. Based on the average closing price of Union common stock of  $41.95 for the five trading days ended September 11, 2018, the 0.70 exchange ratio represented an implied offer price of  $29.37 per share of Access common stock.
On September 17, 2018, Access’s executive committee met to discuss the non-binding indication of interest letter from Union, including the final terms of Union’s offer. Representatives of Sandler O’Neill attended this meeting and presented a financial analysis of the exchange ratio and reviewed the other terms of the non-binding indication of interest letter with Access’s executive committee. Following the presentation by representatives of Sandler O’Neill and discussion between the committee members and representatives of Sandler O’Neill, Access’s executive committee concluded that the exchange ratio must be at least 0.75 to be acceptable to Access. On the afternoon of September 17, 2018, Mr. Clarke communicated this position to Mr. Asbury.
On September 18, 2018, Messrs. Asbury, Gorman and Clarke convened a telephonic meeting to discuss the non-binding indication of interest letter, the proposed transaction, and Access’s feedback on the exchange ratio. Messrs. Asbury and Gorman summarized pricing considerations and their pricing analysis and suggested a revised exchange ratio of 0.73, while Mr. Clarke reiterated Access’s minimum required exchange ratio of 0.75. The parties also discussed the to-date progress of the reciprocal due diligence reviews and general findings from those reviews. At the conclusion of this meeting, Mr. Asbury and Mr. Gorman indicated that they would review the requested exchange ratio of 0.75 in the context of the other transaction terms with Union’s executive committee and with KBW.
On September 19, 2018, the Access board of directors held a special meeting to discuss Union’s non-binding indication of interest letter, the status of discussions with Union and strategic alternatives available to Access. Access’s executive committee reported its analysis of the non-binding indication of interest letter to the Access board of directors including its views on the exchange ratio, and a robust discussion of the potential transaction followed among the Access board of directors and Access executive management team. At this meeting the Access board of directors authorized Access’s executive management to negotiate and enter into a final non-binding indication of interest letter with Union, provided that the exchange ratio would be at least 0.75. The Access board of directors also authorized Access’s executive management to complete a formal due diligence review of Union and to negotiate definitive transaction documents for a merger of Access into Union, and the Access board of directors established a transaction review committee of the Access board of directors to assist with the negotiation and evaluation of the proposed transaction. The Access transaction review committee is comprised of Mr. Lee, Mr. Anzilotti and Mr. Friedman.
On September 19, 2018, the executive committee of the Union board of directors convened a meeting in Middleburg, Virginia with members of Union executive management and representatives of KBW, who joined telephonically. The executive committee of the Union board of directors discussed with the Union executive management and KBW the exchange ratio of 0.75 requested by Access in the context of the other transaction terms, the results of Union’s due diligence investigation of Access to date and a review of the potential financial impact of an acquisition of Access on Union. During the meeting, the executive committee of the Union board of directors approved an exchange ratio of 0.75 and the delivery to Access of a revised non-binding indication of interest. Following the meeting of the executive committee of the Union board of directors, Mr. Asbury communicated to Mr. Clarke that the executive committee had agreed to submit to Access a revised non-binding indication of interest letter with Access’s requested exchange ratio.
On September 20, 2018, Union submitted a revised non-binding indication of interest letter to Access with an exchange ratio of 0.75 shares of Union common stock for each share of Access common stock. Based on the closing price of Union common stock on September 19, 2018 of  $40.38 per share, the 0.75 exchange ratio represented an implied offer price of  $30.29 per share of Access common stock. Other than the exchange ratio, the material transaction terms set forth in the revised non-binding indication of interest letter remained unchanged from the initial non-binding indication of interest letter submitted by Union on September 14, 2018, except that Access stock options were proposed to be converted into Union stock options at closing instead of being cashed out.
On September 21, 2018, at a retreat of the Union board of directors in Middleburg, Virginia, Messrs. Asbury and Gorman updated the Union board of directors on the status of the proposed transaction with Access. Representatives of KBW were also present at the retreat and reviewed with the Union board of directors the proposed transaction terms, the possible financial impact to Union of the proposed transaction, and general market conditions. Throughout the retreat, the Union board of directors engaged in extensive discussions about the proposed transaction with Access. During the course of these discussions, the Union board of directors received input from the Union executive leadership team and representatives of KBW on various aspects of the proposed transaction with Access and engaged in a lengthy discussion with respect to the risks and benefits of the proposed acquisition of Access by Union.
On September 21, 2018, Union and Access executed the non-binding indication of interest letter. Union and Access further agreed to extend the exclusivity period provided for in the mutual confidentiality agreements to October 12, 2018 unless sooner terminated by the parties.
On September 24, 2018, representatives of Troutman Sanders, Access’s legal counsel, provided representatives of Covington, Union’s legal counsel, a draft merger agreement.
From September 24, 2018 through September 26, 2018, the executive management teams of Union and Access held several telephonic meetings and several in-person meetings in Fredericksburg, Virginia, to conduct focused due diligence with respect to the proposed transaction. At these meetings, the Union executive management team conducted in-depth due diligence of Access, including financial due diligence of the various business areas of Access.
On September 27, 2018, the Access board of directors held its previously scheduled September board meeting at Access’s offices. Members of Access’s executive management team were in attendance and representatives of Sandler O’Neill and Troutman Sanders also participated in the meeting. At the meeting, representatives of Troutman Sanders discussed with the Access directors their fiduciary duties to Access shareholders in the context of the proposed transaction, including the applicable standard of director conduct under Virginia law. Access’s executive management provided the Access board of directors with an update on the status of the proposed transaction with Union, and of the status of Access’s and Union’s respective due diligence investigations related to the proposed transaction. Representatives of Sandler O’Neill and Troutman Sanders provided updates on financial and legal aspects of the proposed transaction, respectively.
On September 28, 2018, members of Union’s executive management met telephonically with members of Access’s executive management regarding Access’s reverse due diligence investigation of Union, with focused discussions regarding Union’s financial performance, loan and deposit portfolios, and business operations. Representatives from KBW and Sandler O’Neill were also present telephonically.
Also on September 28, 2018, Messrs. Asbury, Gorman, Cross and Rachael R. Lape, Senior Vice President, General Counsel and Corporate Secretary of Union, and Loreen Lagatta, Chief Human Resource Officer of Union, met telephonically with representatives of KBW and Covington to review the draft merger agreement from Troutman Sanders and the terms of the proposed transaction. Following the meeting, representatives of Covington provided representatives of Troutman Sanders a revised draft of the merger agreement. Over the course of the following week Union and Access, with the assistance of their legal and financial advisors, continued to negotiate the outstanding terms of the merger agreement and related transaction documents. During this period, Union and Access exchanged several additional drafts of the merger agreement and the related transaction documents, including the affiliate agreements.
On October 1, 2018, members of the Access executive management team met with representatives of Troutman Sanders to review the updated merger agreement from Covington and the updated terms of the proposed transaction.
Also on October 1, 2018, members of Access executive management continued Access’s reverse due diligence investigation of Union by reviewing select materials on-site at Union offices. Access’s reverse diligence investigation was substantially completed on October 2, 2018.
On October 3, 2018, working groups from the Union and Access executive management teams convened meetings in Fredericksburg, Virginia to discuss the proposed transaction and operations and human resources matters related to the proposed transaction.
On October 4, 2018, the Union board of directors convened a special meeting, held jointly with a special meeting of the Union Bank board of directors, to discuss the proposed transaction. Members of the Union executive management team, as well as representatives of Covington and KBW, were also in attendance as the Union board of directors considered the approval of the merger agreement and the transactions contemplated by the merger agreement. The Union board of directors had been provided with a set of meeting materials in advance of the meeting, including the merger agreement, a summary of the material terms of the merger agreement prepared by Covington, the bank merger agreement, the affiliate agreements and a financial presentation provided by KBW.
At the meeting, KBW reviewed with the Union board of directors the financial aspects of the proposed merger and rendered an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated October 4, 2018, a copy of which is attached to this joint proxy statement/prospectus as Annex D) to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the merger was fair, from a financial point of view, to Union. Representatives of Covington discussed with the Union board of directors their fiduciary duties to the Union shareholders in the context of the proposed transaction. Representatives of Covington also discussed the terms of the merger agreement and the affiliate agreements to be entered into in connection with the proposed transaction. Members of Union’s executive management team reviewed with the board of directors the results of the due diligence investigation of Access.
The Union board of directors discussed with members of the Union executive management team, KBW and Covington the strategic benefits of acquiring Access, including Access’s position and operations in the markets of greater northern Virginia and the Washington, DC Metropolitan Statistical Area, the

financial aspects of the transaction and the proposed plan for integrating the two organizations. After considering the proposed terms of the merger agreement, the affiliate agreements and the various presentations of its financial and legal advisors, and the matters discussed during that meeting and prior meetings of the Union board of directors, including the factors described under the section of this joint proxy statement/prospectus entitled “— Union’s Reasons for the Mergers and Recommendations of the Union Board of Directors,” the Union board of directors determined that the merger agreement, including the mergers and the other transactions contemplated thereby, were in the best interests of Union and its shareholders, and the directors approved and adopted the merger agreement and the transactions contemplated thereby and determined to recommend that Union’s shareholders approve the merger agreement.
In the afternoon of October 4, 2018, the Access board of directors convened a special meeting, held jointly with a special meeting of the Access National Bank board of directors, to discuss the proposed transaction and review the terms of the proposed merger agreement and merger with Union. Members of the Access executive management team were in attendance and representatives of Sandler O’Neill and Troutman Sanders also participated in the meeting. The Access board of directors were provided with copies of the merger agreement, the plan of merger, the bank merger agreement, and the affiliate agreements, and summary materials regarding certain aspects of the merger prepared by Troutman Sanders. At this meeting, representatives of Sandler O’Neill reviewed the financial aspects of the proposed transaction and rendered to the Access Board of Directors an opinion (which was initially rendered verbally and then confirmed in a written opinion, dated October 4, 2018, a copy of which is attached to this joint proxy statement/prospectus as Annex E) to the effect that, as of that date and subject to the procedures followed, assumptions made and matters considered, and qualifications and limitations on the review undertaken by Sandler O’Neill as set forth in such opinion, the exchange ratio was fair, from a financial point of view, to the holders of Access’s common stock. Representatives of Troutman Sanders discussed the terms of the merger agreement, the plan of merger, the bank merger agreement, the affiliate agreements and related transaction documents with the Access board of directors, and updated the Access board of directors with respect to compliance with fiduciary duties and the standard of director conduct under Virginia law. After considering the proposed terms of the merger agreement and the merger and the related transaction documents, and taking into consideration the matters discussed during that meeting and prior meetings of the Access board of directors, including the factors described under the section of this joint proxy statement/prospectus entitled “— Access’s Reasons for the Mergers and Recommendations of the Access Board of Directors,” and the recommendation of the transaction review committee of the Access board of directors to pursue the merger, the Access board of directors unanimously determined that the merger agreement, including the mergers and the other transactions contemplated thereby, were in the best interests of Access and its shareholders, and the directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby and unanimously determined to recommend that Union’s shareholders approve the merger agreement.
Following the board meetings of Union and Access on October 4, 2018, and after finalizing the merger agreement, Union and Access executed the merger agreement, and Union, Access, each of the directors of Union and Access and certain executive officers of Access executed the affiliate agreements. On October 5, 2018, Union and Access issued a joint press release announcing the execution of the merger agreement.
Access’s Reasons for the Mergers and Recommendations of the Access Board of Directors
After careful consideration, at a meeting held on October 4, 2018, the Access board of directors unanimously determined that the merger agreement, including the mergers and the other transactions contemplated thereby, is in the best interests of Access and its shareholders. Accordingly, Access’s board of directors approved and adopted the merger agreement and unanimously recommends that the Access shareholders vote “FOR” the Access merger proposal.
In reaching its decision to approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement and recommend that the Access shareholders vote “FOR” the Access merger proposal, the Access board of directors consulted with Access’s management, as well as Access’s financial and legal advisors, and considered a number of factors, including, without limitation, the following material factors, which are not presented in order of priority:

•
Access’s belief that the mergers will accelerate achievement of its financial performance goals for its shareholders;

•
Access’s financial condition, earnings, business, operations, asset quality and prospects for enhancing shareholder value, both as an independent organization and as part of a combined company with Union;

•
Union’s financial condition, earnings, business, operations, asset quality and prospects for enhancing shareholder value, taking into account the results of Access’s due diligence investigation of Union;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company due to its larger size, asset base, capital, market capitalization and geographic footprint as compared to Access as an independent organization;

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the compatibility of and complementary nature of Union’s business, operations and culture with those of Access;

•
Access’s and its financial advisors’ expectations and analyses of cost synergies, earnings accretion, tangible book value dilution and internal rate of return, among other metrics;

•
the complementary branch networks of Union and Access;

•
the belief that the mergers will, on a post-merger basis, solidify Union’s position as the leading Virginia-based regional bank;

•
Access’s understanding of the current and prospective environment in which Union and Access operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Access both with and without the mergers;

•
the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that may impact industry competitive conditions;

•
the strong capital positions maintained by Union and Access prior to the mergers and the anticipated strong capital position for the combined company following the mergers;

•
the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•
the regulatory and other approvals required in connection with the mergers and the expectation that the approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
Union’s past record of integrating acquisitions and realizing benefits of acquisitions;

•
the expected receipt by Access shareholders, after the effective time of the merger, of dividends declared and paid by Union on shares of Union common stock consistent with historical levels and trends;

•
the benefits to Access and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

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the financial and other terms of the transaction, including the fixed exchange ratio, deal protection and termination fee provisions, which the Access board of directors reviewed with Access’s outside financial and legal advisors;

•
the value of the merger consideration relative to the market value, book value and earnings of Access;

•
Access’s understanding that the merger will constitute a “reorganization” under Section 368(a) of the Code and that, as a result, the Access shareholders will not recognize gain or loss with respect to their receipt of the merger consideration; and

•
the opinion of Sandler O’Neill delivered to the Access board of directors on October 4, 2018 to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the exchange ratio in the merger agreement was fair, from a financial point of view, to the holders of Access common stock.

The Access board of directors also considered a number of potential risks and uncertainties associated with the mergers in connection with its deliberations on the mergers, including, without limitation, the following:
•
the risk that the consideration to be paid to Access shareholders could be adversely affected by a decrease in the trading price of Union common stock before the effective time;

•
the potential risk of diverting management attention and resources from the operation of Access’s business and toward the completion of the mergers;

•
the fact that the merger agreement restricts the conduct of Access’s business prior to the completion of the merger which, subject to certain exceptions, could delay or prevent Access from undertaking business opportunities that may arise or taking certain other actions that it would otherwise take to operate Access’s business absent the pending merger;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Access’s business, operations and workforce with those of Access;

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the fact that the interests of Access’s directors and executive officers may be different from, or in addition to, the interests of Access’s other shareholders;

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the risk that, while Access expects that the mergers will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that Union shareholder approval or Access shareholder approval might not be obtained and, as a result, the mergers may not be consummated;

•
the risk that necessary regulatory approvals may not be obtained in a timely manner or without the imposition of unacceptable conditions;

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the risk of employee attrition or other adverse effects on business and customer relationships as a result of the pending mergers;

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certain anticipated merger-related costs;

•
the fact that Access is prohibited from soliciting acquisition proposals after execution of the merger agreement, subject to certain limited exceptions including for a superior acquisition proposal, and that Access would be obligated to pay to Union a termination fee of  $25,000,000 under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Access from pursuing such a transaction;

•
the challenges in absorbing the effect of any failure to complete the mergers, including potential payment of the termination fee, potential existence of a tail period for the termination fee, and market reactions; and

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the possibility of litigation challenging the mergers, and its belief that any such litigation would be without merit.

The foregoing discussion of the information and factors considered by the Access board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Access board of directors. In reaching its decision to approve and adopt the merger agreement, the mergers and the other transactions contemplated by the merger agreement, the Access board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Access board of directors considered all these factors as a whole, including discussions with, and questioning of, Access’s management and Access’s financial and legal advisors, and overall considered the factors to be favorable to, and support, its determination to approve the merger agreement and the transactions contemplated thereby, including the mergers.

This explanation of the Access board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Access board of directors unanimously approved and adopted the merger agreement and the transactions contemplated thereby, including the mergers, and recommends that the Access shareholders vote “FOR” the Access merger proposal, “FOR” the Access compensation proposal and “FOR” the Access adjournment proposal.
Each of the members of the Access board of directors and certain executive officers of Access, in their capacities as Access shareholders, entered into affiliate agreements with Union and Access pursuant to which they agreed to vote “FOR” the Access merger proposal and “FOR” any other matters required to be approved by the Access shareholders in furtherance of the Access merger proposal. For more information regarding the affiliate agreements, please see the section entitled “The Merger Agreement — Affiliate Agreements.”
Opinion of Access’s Financial Advisor
Access retained Sandler O’Neill to act as financial advisor to the Access board of directors in connection with Access’s consideration of a possible business combination. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the October 4, 2018 meeting at which the Access board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the Access board of directors its oral opinion, which was subsequently confirmed in writing on October 4, 2018, to the effect that, as of such date, the exchange ratio provided for in the merger agreement was fair to the holders of Access common stock from a financial point of view. The full text of Sandler O’Neill’s opinion is attached as Annex E to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Access shareholders are urged to read the entire opinion carefully in connection with their consideration of the Access merger proposal.
Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Access board of directors in connection with its consideration of the merger agreement and the merger and is directed only to the fairness, from a financial point of view, of the exchange ratio to the holders of Access common stock. Sandler O’Neill’s opinion does not constitute a recommendation to any Access shareholder as to how such Access shareholder should vote at any meeting of shareholders called to consider and vote upon the Access merger proposal. Sandler O’Neill’s opinion does not address the underlying business decision of Access to engage in the merger, the form or structure of the merger or any other transactions contemplated by the merger agreement, the relative merits of the merger as compared to any other alternative business strategies that might exist for Access or the effect of any other transaction in which Access might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officers, directors or employees of Access or Union, or class of such persons, if any, relative to the compensation to be received in the merger by any other shareholders. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed, among other things:
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a draft of the merger agreement, dated October 3, 2018;

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certain publicly available financial statements and other historical financial information of Access that Sandler O’Neill deemed relevant;

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certain publicly available financial statements and other historical financial information of Union that Sandler O’Neill deemed relevant;

•
earnings per share and dividends per share projections for Access for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Access, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Access;

•
the publicly available mean analyst GAAP earnings per share estimate for Union for the year ending December 31, 2018, the publicly available mean analyst earnings per share estimate for Union for the year ending December 31, 2019 as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022;

•
the pro forma financial impact of the merger on Union based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of Union, as well as publicly available mean analyst earnings per share estimates for Access for the years ending December 31, 2018 and December 31, 2019 with a long-term earnings per share growth rate for the years thereafter, which collectively we refer to as the pro forma assumptions;

•
the publicly reported historical price and trading activity for Access common stock and Union common stock, including a comparison of certain stock market information for Access common stock and Union common stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded;

•
a comparison of certain financial information for Access and Union with similar financial institutions for which information is publicly available;

•
the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available;

•
the current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of Access and its representatives the business, financial condition, results of operations and prospects of Access and held similar discussions with certain members of senior management of Union and its representatives regarding the business, financial condition, results of operations and prospects of Union.
In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Access or Union or their respective representatives, or that was otherwise reviewed by Sandler O’Neill, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill relied on the assurances of the respective managements of Access and Union that they were not aware of any facts or circumstances that would have make any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any of such information and Sandler O’Neill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Access or Union or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals.

Sandler O’Neill rendered no opinion or evaluation on the collectability of any assets or the future performance of any loans of Access or Union. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Access or Union, or of the combined entity after the merger, and Sandler O’Neill did not review any individual credit files relating to Access or Union. Sandler O’Neill assumed, with the consent of Access, that the respective allowances for loan losses for both Access and Union were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used earnings per share and dividends per share projections for Access for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Access, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Access. In addition, Sandler O’Neill used the publicly available mean analyst GAAP earnings per share estimate for Union for the year ending December 31, 2018, the publicly available mean analyst earnings per share estimate for Union for the year ending December 31, 2019 as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022. Sandler O’Neill also received and used in its pro forma analyses the pro forma assumptions. With respect to the foregoing information, the respective senior managements of Access and Union confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of Access and Union, respectively, and the other matters covered thereby, and Sandler O’Neill assumed that the future financial performance reflected in such information would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there had been no material change in the respective assets, financial condition, results of operations, business or prospects of Access or Union since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Access and Union would remain as going concerns for all periods relevant to its analysis.
Sandler O’Neill also assumed, with the consent of Access, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Access, Union, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with the consent of Access, Sandler O’Neill relied upon the advice that Access received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Sandler O’Neill expressed no opinion as to any such matters.
Sandler O’Neill’s opinion was necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading value of Access common stock or Union common stock at any time or what the value of Union common stock would be once it is actually received by the holders of Access common stock.
In performing its analyses, Sandler O’Neill made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Sandler O’Neill, Access and Union. Any estimates contained in the analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the values of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Sandler O’Neill’s opinion was among several factors taken into consideration by the Access board of directors in making its determination to approve the merger agreement and the transactions contemplated thereby. Consequently, the analyses described below should not be viewed as determinative of the decision of the Access board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between Access and Union and the decision to enter into the merger agreement was solely that of the Access board of directors.
The following is a summary of the material financial analyses presented by Sandler O’Neill to the Access board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by Sandler O’Neill to the Access board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Sandler O’Neill believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. As described in the merger agreement, at the effective time, each share of Access common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 0.75 shares of Union common stock. Using Union’s October 3, 2018 closing stock price of  $38.96, and based upon 20,797,443 shares of Access common stock outstanding, and 579,867 outstanding Access stock options with a weighted average exercise price of  $24.09 (as provided by Access management), Sandler O’Neill calculated an implied transaction value per share of Access common stock of  $29.22 and aggregate implied transaction value of  $610.7 million. Based upon publicly available historical financial information for Access and publicly available mean analyst earnings per share estimates for Access for the years ending December 31, 2018 and December 31, 2019, Sandler O’Neill calculated the following implied transaction metrics:
Transaction Multiple
Transaction Price/Access Book Value per Share	140%
Transaction Price/Access Tangible Book Value per Share	244%
Transaction Price/Access Last Twelve Months (LTM) Earnings per Share	22.3x
Transaction Price/Access 2018E Earnings per Share	17.5x
Transaction Price/Access 2019E Earnings per Share	15.7x
Access Tangible Book Premium/Core Deposits1	19.0%
Access 1-Day Market Premium, as of October 3, 20182	8.6%

(1)
Core deposits defined as total deposits less time deposits over $100,000. Deposit data as of June 30, 2018.

(2)
Access’s closing stock price on October 3, 2018 was $26.90.

Stock Trading History.   Sandler O’Neill reviewed the historical publicly reported trading prices of Access common stock and Union common stock for the one-year and three-year periods ended October 3, 2018. Sandler O’Neill then compared the relationship between the movements in the price of Access common stock and Union common stock, respectively, to movements in the Access Peer Group and the Union Peer Group (as described below), respectively, as well as certain stock indices.
Access’s One-Year Stock Performance
	Beginning Value October 3, 2017	Ending Value October 3, 2018
Access	100%	92.8%
Access Peer Group	100%	103.9%
Nasdaq Bank Index	100%	103.4%
S&P 500 Index	100%	115.4%
Access’s Three-Year Stock Performance
	Beginning Value October 3, 2015	Ending Value October 3, 2018
Access	100%	134.4%
Access Peer Group	100%	176.0%
Nasdaq Bank Index	100%	149.3%
S&P 500 Index	100%	149.9%
Union’s One-Year Stock Performance
	Beginning Value October 3, 2017	Ending Value October 3, 2018
Union	100%	110.5%
Union Peer Group	100%	99.8%
Nasdaq Bank Index	100%	103.4%
S&P 500 Index	100%	115.4%
Union’s Three-Year Stock Performance
	Beginning Value October 3, 2015	Ending Value October 3, 2018
Union	100%	165.0%
Union Peer Group	100%	135.0%
Nasdaq Bank Index	100%	149.3%
S&P 500 Index	100%	149.9%

Access Comparable Company Analysis.   Using publicly available information, Sandler O’Neill compared selected financial information for Access with a group of financial institutions selected by Sandler O’Neill, which we refer to as the Access Peer Group. The Access Peer Group consisted of publicly traded banks and thrifts headquartered in the Mid-Atlantic or Southeast regions of the United States, with total assets between $2 billion and $4 billion and a return on average assets ratio greater than 1.0% for the six-month period ended June 30, 2018. The Access Peer Group excluded announced merger targets, Live Oak Bancshares, Inc., Burke & Herbert Bank & Trust Company and Southern BancShares, Inc. The Access Peer Group included the following companies:
Arrow Financial Corporation	National Commerce Corporation
Canandaigua National Corporation	Old Line Bancshares, Inc.
Carolina Financial Corporation	Peoples Financial Services Corp.
CNB Financial Corporation	Revere Bank
First Bancshares, Inc.	Southern National Bancorp of Virginia, Inc.
First Community Bancshares, Inc.	Summit Financial Group, Inc.
The analysis compared publicly available financial information for Access with the corresponding data for the Access Peer Group as of or for the period ended June 30, 2018 with pricing data as of October 3, 2018. The table below sets forth the data for Access and the median, mean, high and low data for the Access Peer Group:
	Access	Access Peer Group Median	Access Peer Group Mean	Access Peer Group High	Access Peer Group Low
Total Assets ($ in millions)	2,921	2,758	2,720	3,693	2,108
Loans/Deposits (%)	93.3	98.3	97.4	108.8	81.5
Non-Performing Assets(1)/Total assets (%)	0.25	0.41	0.73	3.07	0.13
Tangible Common Equity/Tangible Assets (%)	9.12	8.71	9.00	11.45	7.07
Tier 1 Leverage Ratio	9.82	9.75	9.83	12.58	8.14
Total RBC Ratio	12.90	13.88	13.88	16.75	11.33
CRE/Total RBC Ratio (%)	197.2	246.7	253.7	437.7	111.3
LTM Return on Average Assets (%)	1.20	1.25	1.23	1.51	1.06
LTM Return on Average Tangible Common Equity (%)	15.31	15.09	14.61	17.76	11.89
LTM Net Interest Margin (%)	3.64	3.71	3.79	4.74	3.17
LTM Efficiency Ratio (%)	61.6	55.6	56.2	62.4	51.4
Price/Tangible Book Value (%)	224	207	198	235	154
Price/YTDA(2) Earnings Per Share (x)	16.4	14.1	16.2	26.7	10.3
Price/2018E Earnings Per Share(3) (x)	16.1	15.7	15.4	22.1	10.3
Price/2019E Earnings Per Share(3) (x)	14.4	12.8	13.0	15.5	10.2
Current Dividend Yield (%)	2.4	2.1	1.7	3.0	0.0
Market Value ($ in millions)	559	476	498	848	276

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

(2)
Values reflect annualized earnings per share for the six months ended June 30, 2018.

(3)
Based on publicly available mean analyst consensus earnings per share estimates.

No company in the Access Peer Group is identical to Access. Accordingly, an analysis of the results of Sandler O’Neill’s analyses is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Union Comparable Company Analysis.   Using publicly available information, Sandler O’Neill compared selected financial information for Union with a group of financial institutions selected by Sandler O’Neill, which we refer to as the Union Peer Group. The Union Peer Group consisted of publicly traded banks and thrifts headquartered in the Mid-Atlantic or Southeast regions of the United States with total assets between $10 billion and $20 billion and a return on average assets ratio greater than 1.0% for the six-month period ended June 30, 2018. The Union Peer Group excluded announced merger targets. The Union Peer Group included the following companies:
BancorpSouth Bank	South State Corporation
CenterState Bank Corporation	TowneBank
Community Bank System, Inc.	Trustmark Corporation
First BanCorp.	United Bankshares, Inc.
Home BancShares, Inc.	United Community Banks, Inc.
Renasant Corporation	WesBanco, Inc.
Simmons First National Corporation
The analysis compared publicly available financial information for Union with corresponding data for the Union Peer Group as of or for the period ended June 30, 2018 with pricing data as of October 3, 2018. The table below sets forth the data for Union and the median, mean, high and low data for the Union Peer Group:
	Union	Union Peer Group Median	Union Peer Group Mean	Union Peer Group High	Union Peer Group Low
Total Assets ($ in millions)	13,066	12,386	13,375	19,208	10,537
Loans/Deposits (%)	94.8	92.7	90.2	101.1	73.3
Non-Performing Assets(1)/Total assets (%)	0.38	0.47	1.09	8.19	0.26
Tangible Common Equity/Tangible Assets (%)	8.86	9.07	9.43	14.83	7.91
Tier 1 Leverage Ratio	9.46	10.22	10.34	14.35	8.63
Total RBC Ratio	12.89	14.23	14.98	23.47	12.23
CRE/Total RBC Ratio (%)	308.9	239.3	218.9	286.2	77.5
LTM Return on Average Assets (%)	0.98	1.28	1.34	2.09	1.05
LTM Return on Average Tangible Common Equity (%)	11.85	14.96	15.59	24.26	7.16
LTM Net Interest Margin (%)	3.73	3.82	3.93	4.58	3.39
LTM Efficiency Ratio (%)	55.7	54.8	55.4	65.9	37.4
Price/Tangible Book Value (%)	234	226	233	353	109
Price/YTDA(2) Earnings Per Share (x)	20.1	15.0	15.7	18.9	12.8
Price/2018E Earnings Per Share(3) (x)	16.4	15.1	15.1	19.2	12.4
Price/2019E Earnings Per Share(3) (x)	13.5	13.6	13.6	19.0	11.6
Current Dividend Yield (%)	2.4	2.1	2.1	3.7	0.0
Market Value ($ in millions)	2,571	2,714	2,768	3,834	1,987

(1)
Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases and real estate owned.

(2)
Values reflect annualized earnings per share for the six months ended June 30, 2018.

(3)
Based on publicly available mean analyst consensus earnings per share estimates.

No company in the Union Peer Group is identical to Union. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Regional Precedent Transactions Analysis.   Sandler O’Neill reviewed publicly available information for a group of regional bank and thrift merger and acquisition transactions announced between January 1, 2017 and October 3, 2018 involving targets headquartered in the Mid-Atlantic or Southeast regions of the United States with assets between $1.5 billion and $4.5 billion, excluding transactions where the acquiror was a private individual investor and transactions with undisclosed deal value at announcement, which we refer to as the Regional Precedent Transactions. The Regional Precedent Transactions included the following transactions:
Acquiror:	Target:
CenterState Bank Corp.	Charter Financial Corp.
Renasant Corp.	Brand Group Holdings Inc.
Ameris Bancorp	Hamilton State Bancshares
Banco de Credito e Inversiones	TotalBank
Kearny Financial Corp.	Clifton Bancorp Inc.
IBERIABANK Corp.	Gibraltar Private Bank & Trust Co.
Arvest Bank Group Inc.	Bear State Financial Inc.
CenterState Bank Corp.	HCBF Holding Co.
Valley National Bancorp	USAmeriBancorp Inc.
OceanFirst Financial Corp.	Sun Bancorp Inc.
Union Bankshares Corp	Xenith Bankshares Inc.
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc.
South State Corporation	Park Sterling Corporation
TowneBank	Paragon Commercial Corp.
Home BancShares Inc.	Stonegate Bank
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to median analyst estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Regional Precedent Transactions.
	Union/ Access	Median Regional Precedent Transactions	Mean Regional Precedent Transactions	High Regional Precedent Transactions	Low Regional Precedent Transactions
Transaction Price/LTM Earnings Per Share (x)	22.3	23.9	25.9	55.9	7.8
Transaction Price/Estimated Earnings Per Share (x)	17.5	21.1	21.6	27.5	15.8
Transaction Price/Tangible Book Value Per Share (%)	244	205	203	261	139
Core Deposit Premium (%)	19.0	16.9	16.2	25.4	9.1
1-Day Market Premium (%)	8.6	7.2	13.0	60.9	(5.2)

Nationwide Precedent Transactions Analysis.   Sandler O’Neill reviewed publicly available information for a group of nationwide bank and thrift merger and acquisition transactions announced between January 1, 2017 and October 3, 2018 involving targets with assets between $2.0 billion and $4.0 billion, excluding transactions where the acquiror was a private individual investor and transactions with undisclosed deal value at announcement, which we refer to as the Nationwide Precedent Transactions. The Nationwide Precedent Transactions included the following transactions:
Acquiror:	Target:
Independent Bank Corp.	Blue Hills Bancorp Inc.
PacWest Bancorp	El Dorado SB FSB
People’s United Financial Inc.	First Connecticut Bancorp, Inc.
BOK Financial Corp.	CoBiz Financial Inc.
Independent Bk Group Inc.	Guaranty Bancorp
Renasant Corp.	Brand Group Holdings Inc.
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp	Grandpoint Capital Inc.
Banco de Credito e Inversiones	TotalBank
Arvest Bank Group Inc.	Bear State Financial Inc.
Old National Bancorp	Anchor Bancorp Inc.
Associated Banc-Corp	Bank Mutual Corp.
OceanFirst Financial Corp.	Sun Bancorp Inc.
Union Bankshares Corp	Xenith Bankshares Inc.
Berkshire Hills Bancorp Inc.	Commerce Bancshares Corp.
Sandy Spring Bancorp Inc.	WashingtonFirst Bankshares Inc.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares Inc.	Stonegate Bank
Simmons First National Corp.	First Texas BHC Inc.
Columbia Banking System Inc.	Pacific Continental Corp.
Using the latest publicly available information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following transaction metrics: transaction price to LTM earnings per share, transaction price to median analyst estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and 1-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the median, mean, high and low metrics of the Nationwide Precedent Transactions.
	Union/ Access	Median Nationwide Precedent Transactions	Mean Nationwide Precedent Transactions	High Nationwide Precedent Transactions	Low Nationwide Precedent Transactions
Transaction Price/LTM Earnings Per Share (x)	22.3	25.3	24.5	40.0	7.8
Transaction Price/Estimated Earnings Per Share (x)	17.5	21.8	22.3	27.5	18.4
Transaction Price/Tangible Book Value Per Share (%)	244	212	221	319	138
Core Deposit Premium (%)	19.0	16.4	16.2	25.5	3.0
1-Day Market Premium (%)	8.6	11.7	13.9	48.9	(7.1)
Net Present Value Analyses.    Sandler O’Neill performed an analysis that estimated the net present value per share of Access common stock, assuming Access performed in accordance with earnings per share and dividends per share projections for Access for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Access, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of Access. To approximate the terminal value of a share of Access common stock at December 31, 2022, Sandler O’Neill applied price to 2022 earnings per share multiples ranging from 13.0x to 20.5x and multiples of December 31, 2022 tangible book value per share ranging from 180% to 230%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Access common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Access common stock of  $20.75 to $36.35 when applying multiples of earnings and $20.89 to $30.24 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	13.0x	14.5x	16.0x	17.5x	19.0x	20.5x
10.00%	$24.16	$26.60	$29.04	$31.48	$33.92	$36.35
11.00%	$23.25	$25.59	$27.93	$30.27	$32.61	$34.95
12.00%	$22.37	$24.62	$26.87	$29.12	$31.37	$33.61
13.00%	$21.54	$23.70	$25.86	$28.02	$30.18	$32.34
14.00%	$20.75	$22.82	$24.90	$26.98	$29.05	$31.13
Tangible Book Value Multiples
Discount Rate	180%	190%	200%	210%	220%	230%
10.00%	$24.33	$25.51	$26.69	$27.88	$29.06	$30.24
11.00%	$23.41	$24.54	$25.68	$26.81	$27.95	$29.08
12.00%	$22.53	$23.62	$24.71	$25.80	$26.89	$27.98
13.00%	$21.69	$22.74	$23.78	$24.83	$25.88	$26.93
14.00%	$20.89	$21.90	$22.90	$23.91	$24.92	$25.92
Sandler O’Neill also considered and discussed with the Access board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis, assuming Access’s net income varied from 20% above projections to 20% below projections. This analysis resulted in the following range of per share values for Access common stock, applying the price to 2022 earnings multiples range of 13.0x to 20.5x referred to above and a discount rate of 12.68%.
Earnings Per Share Multiples
Annual Estimated Variance	13.0x	14.5x	16.0x	17.5x	19.0x	20.5x
(20.0%)	$18.01	$19.76	$21.51	$23.26	$25.01	$26.76
(10.0%)	$19.91	$21.88	$23.84	$25.81	$27.78	$29.75
0.00%	$21.80	$23.99	$26.18	$28.37	$30.55	$32.74
10.00%	$23.70	$26.11	$28.51	$30.92	$33.33	$35.73
20.00%	$25.59	$28.22	$30.85	$33.47	$36.10	$38.72
Sandler O’Neill also performed an analysis that estimated the net present value per share of Union common stock, assuming that Union performed in accordance with the publicly available mean analyst GAAP earnings per share estimate for Union for the year ending December 31, 2018, the publicly available mean analyst earnings per share estimate for Union for the year ending December 31, 2019 as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022. To approximate the terminal value of a share of Union common stock at December 31, 2022, Sandler O’Neill applied the price to 2022 earnings multiples ranging from 14.0x to 19.0x and multiples of December 31, 2022 tangible book value ranging from 200% to 250%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Union common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Union common stock of  $31.30 to $48.48 when applying earnings multiples and $35.38 to $50.94 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
8.00%	$36.61	$38.99	$41.36	$43.74	$46.11	$48.48
9.00%	$35.18	$37.46	$39.74	$42.02	$44.29	$46.57
10.00%	$33.82	$36.01	$38.20	$40.38	$42.57	$44.75
11.00%	$32.53	$34.63	$36.73	$38.83	$40.92	$43.02
12.00%	$31.30	$33.31	$35.33	$37.34	$39.36	$41.37
Tangible Book Value Multiples
Discount Rate	200%	210%	220%	230%	240%	250%
8.00%	$41.43	$43.33	$45.23	$47.14	$49.04	$50.94
9.00%	$39.80	$41.63	$43.45	$45.28	$47.11	$48.93
10.00%	$38.26	$40.01	$41.76	$43.51	$45.26	$47.02
11.00%	$36.79	$38.47	$40.15	$41.83	$43.51	$45.20
12.00%	$35.38	$37.00	$38.62	$40.23	$41.85	$43.46
Sandler O’Neill also considered and discussed with the Access board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Union’s net income varied from 20% above estimates to 20% below estimates. This analysis resulted in the following range of per share values for Union common stock, applying the price to 2022 earnings multiples range of 14.0x to 19.0x referred to above and a discount rate of 10.99%.
Earnings Per Share Multiples
Annual Estimated Variance	14.0x	15.0x	16.0x	17.0x	18.0x	19.0x
(20.0%)	$26.66	$28.34	$30.02	$31.70	$33.38	$35.06
(10.0%)	$29.60	$31.49	$33.38	$35.27	$37.16	$39.05
0.00%	$32.54	$34.64	$36.74	$38.84	$40.94	$43.04
10.00%	$35.48	$37.79	$40.10	$42.41	$44.72	$47.03
20.00%	$38.42	$40.94	$43.46	$45.98	$48.50	$51.02
In connection with its analyses, Sandler O’Neill considered and discussed with the Access board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Merger Analysis.   Sandler O’Neill analyzed certain potential pro forma effects of the merger assuming the merger is completed during the first calendar quarter of 2019. Sandler O’Neill utilized the following information and assumptions: (i) publicly available mean analyst earnings per share estimates for Access for the years ending December 31, 2018 and December 31, 2019 as well as an estimated long-term earnings per share growth rate for the years thereafter, (ii) publicly available mean analyst GAAP earnings per share estimate for Union for the year ending December 31, 2018, publicly available mean analyst earnings per share estimate for Union for the year ending and December 31, 2019 as well as an estimated long-term earnings per share growth rate for the years thereafter, and (iii) certain assumptions related to purchase accounting adjustments, cost savings and transaction expenses. The analysis indicated

that the merger could be accretive to Union’s earnings per share (excluding one-time transaction costs and expenses) in the years ending December 31, 2019 through December 31, 2022 and dilutive to Union’s estimated tangible book value per share at the completion of the merger and at December 31, 2020 and December 31, 2021.
In connection with this analysis, Sandler O’Neill considered and discussed with the Access board of directors how the analysis would be affected by changes in the underlying assumptions and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Sandler O’Neill’s Relationship.   Sandler O’Neill acted as Access’s financial advisor in connection with the merger. Access has agreed to pay Sandler O’Neill a transaction fee for its services in an amount equal to 1.05% of the aggregate purchase price, which fee is contingent upon closing of the merger. As of December 6, 2018, and based upon the closing price of Union’s common stock on that date of  $32.53, Sandler O’Neill’s fee was approximately $5.9 million. Sandler O’Neill also received a fee of  $500,000 for rendering its opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Access has also agreed to indemnify Sandler O’Neill against certain claims and liabilities arising out of its engagement and to reimburse Sandler O’Neill for certain of its out-of-pocket expenses incurred in connection with its engagement.
In the two years preceding the date of Sandler O’Neill’s opinion Sandler O’Neill did not provide any other investment banking services to Access. As Sandler O’Neill advised the Access board of directors, Sandler O’Neill did provide certain investment banking services to Union in the two years preceding the date its opinion. Most recently, Sandler O’Neill acted as (i) financial advisor to Union in connection with the sale of Shore Premier Finance to Centennial Bank, which transaction closed in June 2018, (ii) book manager in connection with the secondary offer and sale of Union common stock held by certain selling shareholders, which transaction closed in January 2018, and (iii) book manager in connection with Union’s offer and sale of subordinated debt, which transaction closed in November 2016. In addition, in the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Access, Union and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Access, Union and their respective affiliates for its own account and for the accounts of its customers.
Union’s Reasons for the Mergers and Recommendations of the Union Board of Directors
After careful consideration, at a meeting held on October 4, 2018, the Union board of directors determined that the merger agreement, including the mergers and the other transactions contemplated thereby, is in the best interests of Union and its shareholders. Accordingly, Union’s board of directors approved and adopted the merger agreement and recommends that the Union shareholders vote “FOR” the Union merger and share issuance proposal.
In reaching its decision to approve and adopt the merger agreement, the mergers, the Union share issuance and the other transactions contemplated by the merger agreement and recommend that the Union shareholders vote “FOR” the Union merger and share issuance proposal, the Union board of directors evaluated the merger agreement and the mergers in consultation with Union’s management, as well as Union’s financial and legal advisors, and considered a number of factors, including, among others, the following material factors, which are not presented in order of priority:
•
the fact that the mergers are expected to enhance Union’s position as the largest regional bank headquartered in Virginia;

•
the fact that the mergers will expand Union’s operations in the attractive Northern Virginia banking market;

•
each of Union’s, Access’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•
the fact that Access’s business and operations complement those of Union and that the mergers would result in a combined company with a diversified revenue stream from diversified geographic markets, a well-balanced portfolio and an attractive funding base;

•
the potential to broaden the scale of Union’s organization and the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its larger size, asset base, capital, and footprint;

•
its existing knowledge of Access’s business and its review and discussions with Union’s management concerning the additional due diligence examination of Access conducted in connection with the mergers;

•
the complementary nature of the cultures of the two companies, which Union’s management believes should facilitate integration and implementation of the mergers;

•
the complementary branch networks of Union and Access;

•
Access’s market position within the Northern Virginia banking market;

•
the anticipated pro forma impact of the mergers on the combined company, including the expected positive impact on certain financial metrics, such as earnings, funding sources and capital;

•
its understanding of the current and prospective environment in which Union and Access operate, including national, regional and local economic conditions, the competitive environment for financial institutions generally and the likely effect of these factors on Union both with and without the mergers;

•
the market for alternative merger or acquisition transactions in the financial services industry and the likelihood and timing of other material strategic transactions;

•
the terms of the merger agreement, including the fixed exchange ratio, expected tax treatment, deal protection and termination fee provisions, which the Union board of directors reviewed with Union’s management and Union’s outside financial and legal advisors;

•
the expectation of annual cost savings resulting from the transaction, which are expected to enhance efficiencies of the combined company;

•
the strong capital positions maintained by Union and Access prior to the mergers and the anticipated strong capital position for the combined company following the mergers;

•
its belief that the mergers will permit the combined company to improve offerings to existing clients of both Access and Union and expand its products and lending capacity;

•
Union’s successful operating and acquisition track record, specifically Union’s history of efficiently closing and integrating acquisitions;

•
its belief that the mergers are likely to provide substantial value to Union shareholders;

•
the fact that Union shareholders would have the opportunity to approve the merger agreement and the merger;

•
the opinion of KBW, dated October 4, 2018, to the Union board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Union of the exchange ratio provided for in the merger, which opinion is subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by KBW as more fully described below under “— Opinion Union’s Financial Advisor”;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Access’s business, operations and workforce with those of Union;

•
the potential risk of diverting management attention and resources from the operation of Union’s business and towards the completion of the mergers;

•
certain anticipated merger-related costs;

•
the merger agreement restricts the conduct of Union’s and Access’s business between the date of the merger agreement and the effective time;

•
the regulatory and other approvals required in connection with the mergers and the current expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions, including a burdensome condition;

•
the potential risk of losing other acquisition opportunities while Union remains focused on completing the mergers; and

•
the nature and amount of payments and other benefits to be received by Access management in connection with the mergers.

The foregoing discussion of the factors considered by the Union board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Union board of directors. In reaching its decision to approve the merger agreement, the mergers, the Union share issuance and the other transactions contemplated by the merger agreement, the Union board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Union board of directors considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination to approve the merger agreement and the transactions contemplated thereby, including the mergers and the Union share issuance.
This explanation of the Union board of directors’ reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.”
For the reasons set forth above, the Union board of directors approved and adopted the merger agreement and the transactions contemplated thereby, including the mergers and the Union share issuance, and recommends that the Union shareholders vote “FOR” the Union merger and share issuance proposal and “FOR” the Union adjournment proposal.
Each of the members of the Union board of directors, in their capacities as Union shareholders, entered into affiliate agreements with Union and Access pursuant to which they agreed to vote “FOR” the Union merger and share issuance proposal and “FOR” any other matters required to be approved by the Union shareholders in furtherance of the Union merger and share issuance proposal. For more information regarding the affiliate agreements, please see the section entitled “The Merger Agreement — Affiliate Agreements.”
Opinion of Union’s Financial Advisor
Union engaged KBW to render financial advisory and investment banking services to Union, including an opinion to the Union board of directors as to the fairness, from a financial point of view, to Union of the exchange ratio in the proposed merger. Union selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.
As part of its engagement, representatives of KBW attended the meeting of the Union board of directors held on October 4, 2018 at which the Union board of directors evaluated the proposed merger. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Union. The Union board of directors approved the merger agreement at this meeting.
The description of the opinion of KBW set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.
KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Union board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion addressed only the fairness, from a financial point of view, of the exchange ratio in the merger to Union. It did not address the underlying business decision of Union to engage in the merger or enter into the merger agreement or constitute a recommendation to the Union board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Union common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Union and Access and bearing upon the merger, including, among other things:
•
a draft of the merger agreement, dated October 3, 2018 (the most recent draft then made available to KBW);

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Union;

•
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Union;

•
the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Access;

•
the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Access;

•
certain regulatory filings of Union and Access and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2017 and the quarters ended March 31, 2018 and June 30, 2018;

•
certain other interim reports and other communications of Union and Access to their respective shareholders; and

•
other financial information concerning the respective businesses and operations of Union and Access furnished to KBW by Union and Access or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:
•
the historical and current financial position and results of operations of Union and Access;

•
the assets and liabilities of Union and Access;

•
the nature and terms of certain other merger transactions and business combinations in the banking industry;

•
a comparison of certain financial and stock market information of Union and Access with similar information for certain other companies, the securities of which were publicly traded;

•
publicly available consensus “street estimates” of Access for calendar years 2018 and 2019, as well as assumed Access long-term growth rates provided to KBW by Union management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Union board;

•
publicly available consensus “street estimates” of Union for calendar years 2018 and 2019, as well as assumed Union long-term growth rates provided to KBW by Union management, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management and with the consent of the Union board of directors; and
•
estimates regarding certain pro forma financial effects of the merger on Union (including without limitation the cost savings and related expenses expected to result or be derived from the merger) that were prepared by Union management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management and with the consent of the Union board of directors.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also participated in discussions that were held by the managements of Union and Access regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as KBW deemed relevant to its inquiry.
In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information that was provided to it or that was publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Union as to the reasonableness and achievability of the publicly available consensus “street estimates” of Access and Union, the assumed Access and Union long-term growth rates, and the estimates regarding certain pro forma financial effects of the merger on Union (including, without limitation, the cost savings and related expenses expected to result or be derived from the merger), all as referred to above and the assumptions and bases for all such information, and KBW assumed, at the direction of Union, that all of the foregoing information was reasonably prepared and represented, or in the case of the publicly available consensus “street estimates” referred to above that such estimates were consistent with, the best currently available estimates and judgments of Union management and that the forecasts, projections and estimates reflected in such information would be realized in the amounts and in the time periods estimated.
It is understood that the portion of the foregoing financial information of Union and Access that was provided to KBW was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Union and Access referred to above, was based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in all of such information. KBW assumed, based on discussions with the respective managements of Union and Access and with the consent of the Union board of directors, that all such information provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
KBW also assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Union or Access since the date of the last financial statements of each such entity that were made available to KBW and that KBW was directed to use. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Union’s consent, that the aggregate allowances for loan and lease losses for each of Union and Access are adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Union or Access, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Union or Access under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed, in all respects material to its analyses:
•
the merger and any related transactions (including the bank merger) would be completed substantially in accordance with the terms set forth in the merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the draft version of the merger agreement that had been reviewed) with no adjustments to the exchange ratio and with no other consideration or payments in respect of the Access common stock;

•
the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement were true and correct;

•
each party to the merger agreement or any of the related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•
there were no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger and any related transaction (including the bank merger) and that all conditions to the completion of the merger and any related transaction (including the bank merger) would be satisfied without any waivers or modifications to the merger agreement or any of the related documents; and

•
in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger and any related transactions (including the bank merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Union, Access or the pro forma entity or the contemplated benefits of the merger, including without limitation the cost savings and related expenses expected to result or be derived from the merger.

KBW assumed that the merger would be consummated in a manner that complied with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW was further advised by representatives of Union that Union relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Union, Access, the merger and any related transaction (including the bank merger), and the merger agreement. KBW did not provide advice with respect to any such matters.
KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the exchange ratio to Union. KBW expressed no view or opinion as to any other terms or aspects of the merger or any term or aspect of any related transaction (including the bank merger), including without limitation, the form or structure of the merger or any such related transaction, any consequences of the merger to Union, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the merger, any such related transaction, or otherwise. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:
•
the underlying business decision of Union to engage in the merger or enter into the merger agreement;

•
the relative merits of the merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Union or the Union board of directors;

•
any business, operational or other plans with respect to Access or the pro forma entity that may be currently contemplated by Union or the Union board of directors or that may be implemented by Union or the Union board subsequent to the closing of the merger;

•
the fairness of the amount or nature of any compensation to any of Union’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Union common stock or relative to the exchange ratio;

•
the effect of the merger or any related transaction (including the bank merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Union, Access or any other party to any transaction contemplated by the merger agreement;

•
the actual value of Union common stock to be issued in connection with the merger;

•
the prices, trading range or volume at which Union common stock or Access common stock would trade following the public announcement of the merger or the prices, trading range or volume at which Union common stock would trade following the consummation of the merger;

•
any advice or opinions provided by any other advisor to any of the parties to the merger or any other transaction contemplated by the merger agreement; or

•
any legal, regulatory, accounting, tax or similar matters relating to Union, Access, any of their respective shareholders, or relating to or arising out of or as a consequence of the merger or any other related transaction (including the bank merger), including whether or not the merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Union and Access. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Union board of directors in making its determination to approve the merger agreement and the mergers. Consequently, the analyses described below should not be viewed as determinative of the decision of the Union board of directors with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the mergers were determined through negotiation between Union and Access and the decision of Union to enter into the merger agreement was solely that of the Union board of directors.
The following is a summary of the material financial analyses presented by KBW to the Union board of directors in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Union board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.
For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of  $29.22 per outstanding share of Access common stock, or $610.7 million in the aggregate (inclusive of the implied value of in-the-money Access stock options), based on the exchange ratio in the proposed merger and the closing price of Union common stock on October 3, 2018, which was $38.96. In addition to the financial analyses described below, KBW reviewed with the Union board of directors for informational purposes, among other things, implied transaction multiples for the proposed merger (based on the implied transaction value for the proposed merger of  $610.7 million in the aggregate) of 18.0x Access’s estimated 2018 net income and 15.7x Access’s estimated 2019 net income using 2018 and 2019 net income consensus “street estimates” for Access and 14.3x Access’s estimated 2020 net income using the assumed Access long-term net income growth rate provided by Union management.
Union Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Union to 14 selected banks that were publicly traded on Nasdaq or the New York Stock Exchange, or NYSE American and were headquartered in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia with total assets between $10.0 billion and $25.0 billion, which selected banks we refer to in this section as the Union selected companies. Merger targets were excluded from the Union selected companies.
The Union selected companies were as follows:
Pinnacle Financial Partners, Inc.	Trustmark Corporation
Bank OZK	United Community Banks, Inc.
United Bankshares, Inc.	Ameris Bancorp
BancorpSouth Bank	WesBanco, Inc.
Simmons First National Corporation	TowneBank
Home BancShares, Inc.	Renasant Corporation
South State Corporation	CenterState Bank Corporation
To perform this analysis, KBW used profitability data and other financial information as of, or for the most recent available completed fiscal quarter, or MRQ, or the latest 12 months, or LTM, ended, June 30, 2018 and market price information as of October 3, 2018. KBW also used 2018, 2019 and 2020 earnings per share, or EPS, estimates taken from consensus “street estimates” for Union and the Union selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Union’s historical financial statements, or the data prepared by Sandler O’Neill presented under the section entitled “The Mergers — Opinion of Access’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Union and the Union selected companies:
		Union Selected Companies
	Union	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%)(1)	1.32	1.41	1.45	1.55	1.56
MRQ Core Return on Average Tangible Common Equity (%)(1)	16.3	16.0	17.0	17.8	18.7
MRQ Net Interest Margin (%)	3.78	3.66	3.91	3.95	4.13
MRQ Efficiency Ratio (%)	54.9	49.1	54.6	53.6	61.3

(1)
Core income excluded extraordinary items, non-recurring items and gains/(losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment.

KBW’s analysis also showed the following concerning the financial condition of Union and the Union selected companies:
		Union Selected Companies
	Union	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity/Tangible Assets (%)	8.86	8.71	9.00	9.23	9.43
Leverage Ratio (%)	9.46	9.43	10.22	10.26	10.61
CET1 Ratio (%)	9.80	11.16	11.51	11.26	11.98
Total Risk Based Capital Ratio (%)	12.89	12.57	13.72	13.60	14.59
Loans/Deposits (%)	95.2	89.9	94.6	93.5	97.9
Loan Loss Reserve/Gross Loans (%)	0.44	0.49	0.60	0.65	0.73
Nonperforming Assets/Loans + OREO (%)	0.53	0.56	0.62	0.71	0.99
LTM Net Charge-Offs/Average Loans (%)	0.12	0.05	0.08	0.09	0.13
In addition, KBW’s analysis showed the following concerning the market performance of Union and the Union selected companies:
		Union Selected Companies
	Union	25th Percentile	Median	Average	75th Percentile
One – Year Stock Price Change (%)	10.5	(10.1)	(3.1)	(4.4)	1.4
One – Year Total Return (%)	13.1	(8.7)	(1.5)	(2.6)	4.1
Stock Price/Tangible Book Value per Share (%)	236	219	227	232	241
Stock Price/2018 EPS Estimate (x)	14.9	13.1	14.4	14.2	15.1
Stock Price/2019 EPS Estimate (x)	13.4	11.7	12.4	12.6	13.8
Stock Price/2020 EPS Estimate (x)	12.0	10.7	11.5	11.8	13.0
Dividend Yield (%)(1)	2.2	1.7	2.0	2.0	2.1
MRQ Dividend Payout Ratio (%)(1)	29.2	25.6	28.8	31.0	37.6

(1)
Most recent quarterly dividend annualized as a percentage of stock price and annualized MRQ EPS, respectively.

No company used as a comparison in the above Union selected companies analysis is identical to Union. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Access Selected Companies Analysis.   Using publicly available information, KBW compared the financial performance, financial condition and market performance of Access to 15 selected banks that were publicly traded on Nasdaq, the New York Stock Exchange or NYSE American and were headquartered in Alabama, Arkansas, Florida, Georgia, Mississippi, North Carolina, South Carolina, Tennessee, Virginia or West Virginia with total assets between $2.0 billion and $5.0 billion, which selected banks we refer to in this section as the Access selected companies.

The Access selected companies were as follows:
FB Financial Corporation	Capital City Bank Group, Inc.
Fidelity Southern Corporation	Southern National Bancorp of Virginia, Inc.
City Holding Company	Atlantic Capital Bancshares, Inc.
Franklin Financial Network, Inc.	First Bancshares, Inc.
Carolina Financial Corporation	First Community Bancshares, Inc.
Live Oak Bancshares, Inc.	Summit Financial Group, Inc.
HomeTrust Bancshares, Inc.	SmartFinancial, Inc.
National Commerce Corporation
To perform this analysis, KBW used profitability data and other financial information as of, or for the MRQ or LTM period ended, June 30, 2018 and market price information as of October 3, 2018. KBW also used 2018, 2019 and 2020 EPS estimates taken from consensus “street estimates” for Access and, to the extent available, the Access selected companies. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Access’ historical financial statements, or the data prepared by Sandler O’Neill presented under the section entitled “The Mergers — Opinion of Access’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.
KBW’s analysis showed the following concerning the financial performance of Access and the Access selected companies:
		Access Selected Companies
	Access	25th Percentile	Median	Average	75th Percentile
MRQ Core Return on Average Assets (%)(1)	1.35	1.03	1.28	1.32	1.59
MRQ Core Return on Average Tangible Common Equity (%)(1)	15.8	10.8	14.2	13.9	15.7
MRQ Net Interest Margin (%)	3.62	3.49	3.57	3.81	4.16
MRQ Efficiency Ratio (%)	61.0	54.6	58.3	61.3	66.0

(1)
Core income excluded extraordinary items, non-recurring items and gains/(losses) on sale of securities, non-controlling interest and amortization of intangibles and goodwill impairment.

KBW’s analysis also showed the following concerning the financial condition of Access and the Access selected companies:
		Access Selected Companies
	Access	25th Percentile	Median	Average	75th Percentile
Tangible Common Equity/Tangible Assets (%)	9.12	8.67	9.90	9.89	11.14
Leverage Ratio (%)	9.82	9.84	10.58	10.42	11.17
CET1 Ratio	12.10	10.90	12.21	12.58	13.61
Total Risk Based Capital Ratio (%)	12.90	13.27	14.98	14.70	16.52
Loans/Deposits (%)	95.7	86.4	93.7	92.4	98.2
Loan Loss Reserve/Gross Loans (%)	0.81	0.54	0.75	0.75	0.86
Nonperforming Assets/Loans + OREO (%)	0.35	0.39	0.72	1.13	1.48
LTM Net Charge-Offs/Average Loans (%)	0.21	(0.00)	0.09	0.08	0.14

In addition, KBW’s analysis showed the following concerning the market performance of Access and, to the extent publicly available, the Access selected companies:
		Access Selected Companies
	Access	25th Percentile	Median	Average	75th Percentile
One – Year Stock Price Change (%)	(7.2)	(4.2)	2.6	3.2	9.3
One – Year Total Return (%)	(5.1)	(2.7)	4.7	4.3	9.3
Stock Price/Tangible Book Value per Share (%)	224	165	193	197	232
Stock Price/2018 EPS Estimate (x)	16.1	13.8	15.6	15.7	17.2
Stock Price/2019 EPS Estimate (x)	14.4	12.5	14.0	13.9	15.2
Stock Price/2020 EPS Estimate (x)	13.5	11.5	12.3	12.3	13.0
Dividend Yield (%)(1)	2.2	0.6	1.6	1.4	2.1
MRQ Dividend Payout Ratio (%)(1)	34.9	9.7	20.8	20.8	31.4

(1)
Most recent quarterly dividend (if any) annualized as a percentage of stock price and annualized MRQ EPS, respectively.

No company used as a comparison in the above Access selected companies analysis is identical to Access. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.
Selected Transactions Analysis.   KBW reviewed publicly available information related to 22 selected U.S. bank transactions announced since December 31, 2016, with announced deal values between $400 million and $1.0 billion, which bank transactions we refer to in this section as the selected transactions. The selected transactions were as follows:
Acquiror	Acquired Company
Independent Bank Corp.	Blue Hills Bancorp, Inc.
PacWest Bancorp	El Dorado Savings Bank, F.S.B.
Veritex Holdings, Inc.	Green Bancorp, Inc.
Old National Bancorp	Klein Financial, Inc.
People’s United Financial, Inc.	First Connecticut Bancorp, Inc.
BOK Financial Corporation	CoBiz Financial Inc.
Renasant Corporation	Brand Group Holdings, Inc.
CVB Financial Corp.	Community Bank
Pacific Premier Bancorp, Inc.	Grandpoint Capital, Inc.
Ameris Bancorp	Hamilton State Bancshares, Inc.
Kearny Financial Corp.	Clifton Bancorp Inc.
CenterState Bank Corporation	HCBF Holding Company, Inc.
Valley National Bancorp	USAmeriBancorp, Inc.
Associated Banc-Corp	Bank Mutual Corporation
OceanFirst Financial Corp.	Sun Bancorp, Inc.
Union Bankshares Corporation	Xenith Bankshares, Inc.
Sandy Spring Bancorp, Inc.	WashingtonFirst Bankshares, Inc.
South State Corporation	Park Sterling Corporation
PacWest Bancorp	CU Bancorp
Home BancShares, Inc.	Stonegate Bank
Simmons First National Corporation	First Texas BHC, Inc.
Columbia Banking System, Inc.	Pacific Continental Corporation

For each selected transaction, KBW derived the following implied transaction statistics, in each case based on the transaction consideration value paid for the acquired company and using financial data based on the acquired company’s then latest publicly available financial statements and, to the extent then publicly available, consensus “street estimates” prior to the announcement of the respective transaction:
•
Price per common share to tangible book value per share of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by total tangible common equity);

•
Price per common share to LTM EPS of the acquired company (in the case of selected transactions involving a private acquired company, this transaction statistic was calculated as total transaction consideration divided by LTM net income);

•
Price per common share to next year estimated EPS of the acquired company in the 13 selected transactions in which consensus “street estimates” for the acquired company were then available; and

•
Tangible equity premium to core deposits (which was defined as total deposits less time deposits greater than $250,000) of the acquired company, referred to as core deposit premium.

KBW also reviewed the price per common share paid for the acquired company in the 16 selected transactions, in which the acquired company was publicly traded on Nasdaq, the New York Stock Exchange or NYSE American, as a premium/discount to the closing price of the acquired company one day prior to the announcement of the acquisition (expressed as a percentage and referred to as the one-day market premium). The above transaction statistics for the selected transactions were compared with the corresponding transaction statistics for the proposed merger based on the implied transaction value for the proposed merger of  $29.22 per outstanding share of Access common stock, or $610.7 million in the aggregate, and using historical financial information for Access as of or for the LTM period ended June 30, 2018 and the 2019 EPS consensus “street estimates” for Access.
The results of KBW’s analysis are set forth in the following table (excluding the impact of the LTM EPS multiples for three of the selected transactions (the Renasant Corporation/Brand Group Holdings, Inc., Kearny Financial Corp./Clifton Bancorp, Inc. and CenterState Bank Corporation/HCBF Holding Company, Inc. transactions) and the next year estimated EPS multiples for two of the selected transactions (the Kearny Financial Corp./Clifton Bancorp Inc. and OceanFirst Financial Corp./Sun Bancorp, Inc. transactions), which multiples were considered to be not meaningful because they were greater than 35.0x or negative):
	Union/ Access Merger	Selected Transactions
		25th Percentile	Median	Average	75th Percentile
Price to Tangible Book Value (%)	245	201	239	229	262
Price to LTM EPS (x)	22.5	24.0	25.6	24.7	28.1
Price to Estimated EPS (x)	15.7	19.4	21.8	22.0	24.8
Core Deposit Premium (%)	18.2	14.6	17.2	17.3	20.7
One-Day Market Premium (%)	8.6	2.4	8.8	15.3	25.5
No company or transaction used as a comparison in the above selected transactions analysis is identical to Access or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis.   KBW analyzed the relative standalone contribution of Union and Access to various pro forma balance sheet and income statement items of the combined company. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet and income data of Union and Access as of or for the LTM period ended June 30, 2018, (ii) 2018 and 2019 net income consensus “street estimates” for Union and Access, and (iii) assumed long-term growth rates for Union and Access provided by Union management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Union and Access shareholders in the combined company based on the exchange ratio:
	Union as a % of Total	Access as a % of Total
Balance Sheet
Total Assets	81.7	18.3
Gross Loans	82.1	17.9
Total Deposits	81.0	19.0
Equity	81.1	18.9
Tangible Common Equity	81.4	18.6
Income Statement
LTM GAAP Net Income	78.6	21.4
Core LTM GAAP Net Income(1)	80.7	19.3
2018 Est. GAAP Net Income	82.2	17.8
2019 Est. GAAP Net Income	83.0	17.0
2020 Est. GAAP Net Income	83.1	16.9
Pro Forma Ownership Based on Merger Exchange Ratio(2)	80.8	19.2

(1)
Core net income for Union excluded a one-time tax adjustment related to the Tax Cuts and Jobs Act of 2017 and expenses related to Union’s January 2018 acquisition of Xenith. Core net income for Access excluded a one-time tax adjustment related to the Tax Cuts and Jobs Act of 2017 and provision expense related to one large commercial credit.

(2)
Pro Forma ownership calculated based on diluted shares.

Pro Forma Financial Impact Analysis.   KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Union and Access. Using (i) closing balance sheet estimates as of December 31, 2018 for Union and Access provided by Union management, (ii) 2018 and 2019 net income consensus “street estimates” for Union and Access (iii) assumed long-term growth rates for Union and Access provided by Union management, and (iv) pro forma assumptions (including, without limitation, the cost savings and related expenses expected to result from the merger and certain other income adjustments, restructuring charges and purchase accounting adjustments assumed with respect thereto) provided by Union management, KBW analyzed the estimated financial impact of the merger on certain projected financial results. This analysis indicated that the merger could be accretive to Union’s 2019 and 2020 estimated EPS and dilutive to Union’s estimated tangible book value per share at closing. Furthermore, the analysis indicated that, pro forma for the merger, Union’s Common Equity Tier 1 Ratio at closing could be higher and each of Union’s tangible common equity to tangible assets ratio, leverage ratio, Tier 1 Risk-Based Capital Ratio, and Total Risk-Based Capital Ratio at closing could be lower. For all of the above analysis, the actual results achieved by Union following the merger may vary from the projected results, and the variations may be material.

Access Discounted Cash Flow Analysis.   KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Access, taking into account the cost savings and related expenses expected to result from the merger as well as certain other income adjustments, restructuring charges and purchase accounting adjustments assumed with respect thereto. In this analysis, KBW used the net income consensus “street estimates” of Access for the second half of 2018 through 2019, assumed long-term growth rates provided by Union management, and estimated cost savings and other income adjustments, restructuring charges and purchase accounting adjustments provided by Union management. KBW assumed discount rates ranging from 9.0% to 13.0%. The range of values was derived by adding (i) the present value of the estimated excess cash flows that Access could generate over the 5-year period from 2019 through 2023 and (ii) the present value of Access’s implied terminal value at the end of such period, in each case applying estimated cost savings and other income adjustments, restructuring charges and purchase accounting adjustments. KBW assumed that Access would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level. In calculating the terminal value of Access, KBW applied a range of 13.0x to 16.0x estimated 2024 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Access common stock, taking into account the cost savings expected to result from the merger as well as certain other income adjustments, restructuring charges and purchase accounting adjustments assumed with respect thereto, of  $36.54 per share to $50.36 per share.
The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Access.
Miscellaneous.   KBW acted as financial advisor to Union in connection with the proposed merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of KBW and certain KBW broker-dealer affiliates with Union, as well as certain existing sales and trading relationships of certain KBW broker-dealer affiliates with Access, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Union and Access. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Union or Access for its and their own respective accounts and for the accounts of its and their respective customers and clients.
Pursuant to the KBW engagement agreement, Union agreed to pay KBW a non-refundable cash fee equal to 0.58% of the aggregate merger consideration, $500,000 of which became payable concurrently with the rendering of KBW’s opinion and the balance of which is contingent upon the consummation of the merger. Union also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its engagement and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to the present engagement, in the two years preceding the date of KBW’s opinion, KBW provided investment banking and financial advisory services to Union and received compensation for such services. KBW acted as an underwriter in connection with Union’s January 2018 secondary offering of Union common stock, and financial advisor to Union in connection with Union’s January 2018 acquisition of Xenith. In the two years preceding the date of KBW’s opinion, KBW did not provide investment banking and financial advisory services to Access. KBW may in the future provide investment banking and financial advisory services to Union or Access and receive compensation for such services.
Certain Prospective Financial Information
Union and Access do not as a matter of course make public projections as to future performance, revenues, earnings or other financial results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates. However, Union and Access are including in this joint proxy statement/prospectus certain unaudited prospective financial information for Union and Access that was made available as described below. The inclusion of this information should not be regarded as an indication that any of Union, Access, KBW or Sandler O’Neill, their respective representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, or that it should be construed as financial guidance, and it should not be relied on as such.
For purposes of Sandler O’Neill’s Access net present value analysis performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used projected annual dividends per share and estimated earnings per share for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of Access, as well as a long-term earnings per share growth rate and a dividend payout ratio for the years thereafter, as directed by the senior management of Access. The following table summarizes this unaudited prospective financial information with respect to Access as used by Sandler O’Neill for its Access net present value analysis:
	For the Years Ended December 31,
	2018	2019	2020	2021	2022
Earnings per share	$1.68	$1.89	$2.14	$2.31	$2.50
Dividends per share	$0.63(1)	$0.78	$0.94	$0.93	$1.00

(1)
Access’s dividends per share for the year ended December 31, 2018 is based on an assumed dividend per share of  $0.16 paid during the third quarter of 2018 and an assumed dividend per share of  $0.17 paid in the fourth quarter of 2018.

For purposes of the financial analyses performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used the publicly available mean analyst estimate of GAAP EPS of Union for the year ended December 31, 2018, the publicly available mean analyst estimate EPS of Union for the year ended December 31, 2019, in each case available as of October 4, 2018. For purposes of Sandler O’Neill’s Union net present value analysis, Sandler O’Neill used a long-term EPS growth rate for beyond 2019 and assumed annual dividends per share for the years ended December 31, 2018 through December 31, 2022. The following table summarizes this unaudited prospective financial information with respect to Union as used by Sandler O’Neill:
	For the Years Ended December 31,
	2018	2019	2020	2021	2022
EPS	$2.38	$2.90	$3.04	$3.20	$3.36
Dividends per share	$0.88(1)	$0.92	$0.92	$0.92	$0.92

(1)
Union’s dividends per share for the year ended December 31, 2018 is based on an assumed dividend per share of  $0.23 paid during each of the third and fourth quarters of 2018.

For purposes of Sandler O’Neill’s pro forma merger analysis performed in connection with Sandler O’Neill’s opinion, Sandler O’Neill used the publicly available mean analyst estimate of EPS of Access for the years ended December 31, 2018 and December 31, 2019, in each case available as of October 4, 2018, as well as a long-term EPS growth rate for the years thereafter. The following table summarizes this unaudited prospective financial information with respect to Access as used by Sandler O’Neill for its pro forma merger analysis:
	For the Years Ended December 31,
	2018	2019	2020	2021	2022
EPS	$1.67	$1.86	$2.05	$2.25	$2.48
For purposes of KBW’s relative contribution analysis and pro forma financial impact analysis performed in connection with KBW’s opinion, KBW also used 2018 and 2019 publicly available mean analyst estimates of EPS for Union and Access available as of October 4, 2018, as well as assumed a long-term EPS growth rate for Union and Access for the years thereafter as provided by the management of Union. For purposes of KBW’s Access discounted cash flow analysis, KBW also used 2018 and 2019 publicly available mean analyst estimates of EPS for Access available as of October 4, 2018, as well as an assumed long-term EPS growth rate for Access for the years thereafter as provided by the management of Union. The following table summarizes certain of the above unaudited prospective financial information with respect to Union and Access (including extrapolations based on the assumed long-term EPS growth rates described above):
	For the Years Ended December 31,
	2018	2019	2020	2021	2022
Union EPS	$2.38	$2.90	$3.19	—	—
Access EPS	$1.67	$1.86	$2.05	$2.25	$2.48
This information was prepared solely for internal use and is subjective in many respects. While presented with numeric specificity, the unaudited prospective financial information reflects numerous estimates and assumptions with respect to business, economic, market, competition, regulatory and financial conditions and matters specific to Union’s and Access’s respective business, all of which are difficult to predict and many of which are beyond Union’s and Access’s control. The unaudited prospective financial information reflects both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and therefore, is susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. No assurance can be given that the unaudited prospective financial information and the underlying estimates and assumptions will be realized. In addition, since the unaudited prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year. Actual results may differ materially from those set forth above, and important factors that may affect actual results and cause the unaudited prospective financial information to be inaccurate include, but are not limited to, risks and uncertainties relating to Union’s and Access’s business, industry performance, general business and economic conditions, customer requirements, competition and adverse changes in applicable laws, regulations or rules. For other factors that could cause actual results to differ, please see the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”
The unaudited prospective financial information appearing above was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, the prevailing practices in the banking industry, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Union’s or Access’s historical GAAP financial statements. Neither Union’s nor Access’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained in this document, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the unaudited prospective financial information. The independent registered public accountant reports included in this joint proxy statement/prospectus relate to historical financial information of each of Union and Access. They do not extend to the unaudited prospective financial information and should not be read to do so.
Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after October 4, 2018. No assurance can be given that, had the unaudited prospective financial information been prepared as of the date of this joint proxy statement/prospectus, similar estimates and assumptions would be used. Neither Union nor Access intends to, and expressly disclaims any obligation to, make publicly available any update or other revision to the unaudited prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions. The unaudited prospective financial information does not take into account the possible financial and other effects on Union or Access of the mergers and does not attempt to predict or suggest future results of the combined company after giving effect to the merger. The unaudited prospective financial information does not give effect to the mergers, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the mergers, the potential synergies that may be achieved by the combined company as a result of the mergers, the effect on Union or Access of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the mergers. Further, the unaudited prospective financial information does not take into account the effect on Union or Access of any possible failure of the mergers to occur. By inclusion of the unaudited prospective financial information in this document, none of Union, Access, KBW, Sandler O’Neill, or their respective affiliates, associates, officers, directors, advisors, agents or other representatives makes any representation to any shareholder of Union or Access or any other person regarding Union’s or Access’s ultimate performance compared to the information contained in the unaudited prospective financial information or that the projected results will be achieved. The inclusion of the unaudited prospective financial information in this document should not be deemed an admission or representation by Union or Access that it is viewed as material information, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited prospective financial information included above is not being included to influence your decision whether to vote to approve the merger, but is being provided solely because it was made available to KBW and Sandler O’Neill as discussed above, in connection with the mergers.
In light of the foregoing, and considering that the special meetings of the Access and Union shareholders will be held several months after the unaudited prospective financial information was prepared, as well as the uncertainties inherent in any forecasted information, shareholders are cautioned not to place unwarranted reliance on such information, and Union and Access urge all shareholders to review Union’s and Access’s financial statements and other information contained elsewhere in this document for a description of Union’s and Access’s respective businesses and reported financial results. See the section entitled “Where You Can Find More Information.” Please see the full text of Sandler O’Neill’s opinion and the full text of KBW’s opinion, which are attached as Annex E and Annex D hereto, respectively, for more details about the information that Sandler O’Neill and KBW relied on in rendering their opinions.
Management and Board of Directors of Union After the Mergers
Pursuant to the merger agreement, at the effective time, Michael W. Clarke will join the boards of directors of Union and Union Bank & Trust, and as a result such boards will consist of 19 members. Michael W. Clarke is the current President and Chief Executive Officer of Access and a member of the current Access board of directors. Information about the current members of the Union board of directors can be found in the documents listed under “Where You Can Find More Information” included elsewhere in this joint proxy statement/prospectus.
Interests of Access’s Directors and Executive Officers in the Mergers
In considering the recommendations of the Access board of directors, Access shareholders should be aware that Access’s directors and executive officers have interests in the mergers that may be different from, or in addition to, the interests of the Access shareholders generally. These interests are described below. The Access board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement and in determining to recommend to the Access shareholders that they vote to approve the Access merger proposal.
The amounts shown below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below, and do not reflect certain compensation actions that may be taken or that may occur before completion of the merger. Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:
•
the relevant price per share of Access common stock is $28.74, which is the average closing price per share of Access common stock as quoted on the Nasdaq Global Market over the first five business days following the first public announcement of the merger on October 5, 2018;the effective time of the merger is December 6, 2018, which is the assumed date of the closing solely for purposes of the disclosure in this section; and

•
the employment of each executive officer of Access is terminated “without cause” (as such term is defined in the relevant Access employment agreements in effect on that date) immediately following the assumed effective time of the merger on December 6, 2018.

Treatment of Access Stock Options
Under the merger agreement, at the effective time, each Access stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time will (i) fully vest to the extent not previously vested (but only if such Access stock option was granted on or before the date of the merger agreement), (ii) cease to represent a right to purchase Access common stock and (iii) be converted automatically into an option to purchase a number of shares of Union common stock equal to the product obtained by multiplying (x) the total number of shares of Access common stock subject to the Access stock option immediately prior to the effective time of the merger, by (y) the exchange ratio, with any fractional shares rounded down to the next lower whole number of shares. Each such converted stock option will have an exercise price per share of Union common stock equal to (A) the per share exercise price for the shares of Access common stock subject to such Access stock option, divided by (B) the exchange ratio, rounded up to the nearest whole cent. Any grants of new equity awards that Access may grant following the date of the merger agreement and prior to the closing are subject to the terms and conditions set forth in the merger agreement and will not accelerate upon the effective time.
The following table shows, with respect to each executive officer and director of Access, the value of the acceleration of stock options for each director and executive officer of Access based on stock options outstanding as of December 6, 2018 and the assumptions described above. The value of each option subject to vesting acceleration is calculated based on the difference, if any, between the assumed price per share of Access common stock and the exercise price of such option.
Name	Shares Underlying Unvested Access Stock Options	Value of Options Subject to Vesting Acceleration ($)
Michael G. Anzilotti	14,610	41,854
J. Randolph Babbitt	11,818	42,975
Childs F. Burden	19,015	—
Michael W. Clarke	15,000	85,950
John W. Edgemond, IV	11,323	42,975
Martin S. Friedman	14,218	42,975
Dean F. Hackemer	18,750	64,463
Thomas M. Kody	10,379	42,975
Gary D. LeClair	2,879	—
John C. Lee, IV	6,718	—
Mary Leigh McDaniel	2,879	—
Mark D. Moore	10,500	13,605
Janet A. NeuHarth	4,318	—
Robert C. Shoemaker	18,750	64,463
Margaret M. Taylor	7,500	42,975
Annual Cash Incentive Bonuses
Access intends to pay cash incentive bonuses for 2018 performance to its employees in 2019, including its executive officers, in the ordinary course of business and consistent with Access’s past practice to the extent that such bonuses are accrued and consistent with budget forecasts. Access has agreed to not exercise any upward discretion with respect to any such bonuses, and any such bonuses will be subject to Union’s review prior to payment. For any such cash incentive bonus, each executive officer’s 2018 performance will be subjectively evaluated by Access’s Compensation Committee based upon the executive officer’s responsibilities, quantitative and qualitative assessment factors, strategic contributions and efforts related to the merger, and other relevant factors. Access’s Compensation Committee does not employ a formula which predetermines the relative weighting of these performance factors.
Employment Agreements with Access
The executive officers of Access who have employment agreements with Access and Access National Bank, as applicable, are: Michael W. Clarke, Robert C. Shoemaker, Margaret M. Taylor, Dean F. Hackemer, and Mark D. Moore.
Access shall terminate the employment of Mr. Clarke immediately prior to the effective time. Access expects to enter into a separation agreement on or before such termination which will address the payments to be made to Mr. Clarke under Mr. Clarke’s employment agreement, which we refer to as the Clarke Agreement. Under the Clarke Agreement, upon termination of Mr. Clarke’s employment without “cause” or for “good reason” (as such terms are defined in the Clarke Agreement), Mr. Clarke will be entitled at termination to (i) a lump sum severance payment equal to 2.75 times his average compensation reported in Box 1 of Form W-2 for the five calendar years preceding the year of termination, and (ii) continued medical, dental and vision insurance coverage for 12 months with the employer paying the portion of the premium it paid immediately prior to termination of employment and Mr. Clarke paying the remaining premium. Under the separation agreement, it is expected that Mr. Clarke will receive the continued payments described in (ii) above in a lump sum instead of over 12 months. We refer to the above payments collectively as the severance benefits. Mr. Clarke’s severance benefits are subject to his compliance with certain conditions described in more detail below, including his execution and non-revocation of a release of claims. In addition to his severance benefits, Mr. Clarke is also entitled to receive a lump sum payment of any unpaid salary through the date of termination, any incentive or annual bonus compensation earned during the calendar year preceding the year of termination but not yet paid, and any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies, or programs, payable when otherwise due, which we refer to collectively as the accrued obligations. Mr. Clarke is not entitled to more favorable severance benefits following a change in control of Access. If any severance benefits are not paid by Access as of the effective time, Union shall pay any remaining severance benefits due under the Clarke Agreement.
The termination and change in control provisions of the employment agreements between Access and each of Mr. Shoemaker, Ms. Taylor, Mr. Hackemer, and Mr. Moore are substantially the same as the corresponding provisions of the Clarke Agreement, except as follows:
•
the lump sum severance payment due for termination of Mr. Shoemaker’s employment would be equal to 2.00 times his average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination, which we refer to as average compensation;

•
the lump sum severance payment due for termination of Ms. Taylor’s employment would be equal to 1.50 times her average compensation;

•
the lump sum severance payment due for termination of Mr. Hackemer’s employment would be equal to 1.50 times his average compensation; and

•
the severance payment due for termination of Mr. Moore’s employment would be equal to 1.00 times his average compensation and paid over 12 months following termination of employment.

An executive officer will not be entitled to receive the severance benefits under his or her employment agreement unless the executive officer signs and does not revoke a release and waiver of claims. Also, all payments will cease and no further payments will be made if the executive officer does not comply with the following restrictive covenants: (i) a confidentiality covenant that applies for five years following the cessation of the executive officer’s employment; (ii) a non-solicitation covenant covering employees that applies for 12 months following the cessation of the executive officer’s employment; (iii) a non-piracy covenant covering customers that applies for 12 months following the cessation of the executive officer’s employment; and (iv) a non-competition covenant that applies for 12 months following the cessation of the executive officer’s employment. Payment of the executive officer’s accrued obligations is not subject to the conditions described in this paragraph.

Any payments or benefits to be paid pursuant to each executive officer’s employment agreement in connection with the merger would be limited to one dollar less than the maximum amount that may be paid without causing any such payment or benefit to become nondeductible under Section 280G of the Internal Revenue Code.
Union shall assume the obligations of Access and Access National Bank under the employment agreement with Ms. Taylor at the effective time. Ms. Taylor will continue to be employed with Union for a transition period expected to last 30 days following the effective time, and will receive the same annual salary of  $314,150 as was in effect at the effective time, subject to upward adjustment on a one-time basis as determined by Union if benefits offered to Ms. Taylor by Union following the effective time are less favorable than benefits provided to Ms. Taylor by Access and Access National Bank prior to the effective time.
Union and/or Union Bank & Trust, as applicable, expects to enter into an assumption and termination agreement, which we refer to as a Termination Agreement, with each of Mr. Shoemaker, Mr. Hackemer and Mr. Moore, under which Union and/or Union Bank & Trust, as applicable, will assume the employment agreements of Mr. Shoemaker, Mr. Hackemer and Mr. Moore at the effective time and then immediately thereafter terminate and supersede Mr. Shoemaker’s employment agreement, Mr. Hackemer’s employment agreement and Mr. Moore’s employment agreement, respectively. Union also expects to enter into a retention award letter agreement, which we refer to as a Retention Agreement, with each of Mr. Shoemaker, Mr. Hackemer and Mr. Moore, to be effective at the effective time, with respect to the executive’s employment with Union or an affiliate thereof after the effective time on the terms described in more detail below. The termination of each of Mr. Shoemaker’s employment agreement, Mr. Hackemer’s employment agreement and Mr. Moore’s employment agreement is conditioned on the executive being employed by Union at the effective time, and the executive’s Retention Agreement becoming effective at the effective time.
For purposes of the Golden Parachute Compensation table below, it is assumed that (a) each of the executive officers has been terminated without cause immediately following the assumed effective time of the merger of December 6, 2018 and (b) Mr. Shoemaker’s employment agreement, Mr. Hackemer’s employment agreement and Mr. Moore’s employment agreement remain in effect at the time of such termination, notwithstanding the Termination Agreement and Retention Agreement that each executive is expected to enter into with Union and/or Union Bank & Trust, as applicable. In the event of such termination of employment, the above severance and benefit payments under each executive officer’s employment agreement with Access and Access National Bank, as applicable, would be paid by Union subject to the restrictions described above. See the section entitled “— Potential Payments and Benefits to Access Named Executive Officers in Connection with a Change in Control” below for an estimate of the value of the severance and benefits payments to Access’s named executive officers upon a qualifying termination under their employment agreements with Access and Access National Bank, as applicable.
Consulting Agreement with Mr. Clarke
Union expects to enter into a consulting agreement with Mr. Clarke, which we refer to as the Clarke Consulting Agreement. The Clarke Consulting Agreement is expected to be effective at the effective time for a 12-month term and to automatically renew for additional 12-month renewal terms (up to a maximum of two renewal terms) unless either party provides 60 days’ advance notice of the decision not to renew the term following the initial 12-month term. Following the initial 12-month term, either party may also terminate the Clarke Consulting Agreement at any time upon 60 days’ advance notice. In exchange for rendering general consulting services to Union and Union Bank & Trust, including in connection with the integration of Access and Access National Bank into Union and Union Bank & Trust, Mr. Clarke will receive monthly compensation of  $10,000 up to a maximum of  $120,000 per year.
Proposed Retention Agreement and Termination Agreement with Mr. Shoemaker and Mr. Hackemer
As described above, Union and Union Bank & Trust expect to enter into a Termination Agreement with Mr. Shoemaker and Union Bank & Trust expects to enter into a Termination Agreement with Mr. Hackemer. In addition, Union expects to enter into a Retention Agreement with each of Mr. Shoemaker and Mr. Hackemer. The provisions of these agreements are summarized below.

Under the proposed Termination Agreement for each of Mr. Shoemaker and Mr. Hackemer, Mr. Shoemaker’s current employment agreement with Access and Access National Bank will be assumed by Union and Union Bank & Trust, and Mr. Hackemer’s current employment agreement with Access National Bank will be assumed by Union Bank & Trust, in each case, at the effective time and then immediately thereafter will be terminated and superseded and the executive will then only be eligible to receive the cash retention award provided for under the executive’s respective Retention Agreement, in addition to the executive’s base salary and other benefits provided by Union.
Under Mr. Hackemer’s proposed Retention Agreement, to be effective at the effective time, Mr. Hackemer will be entitled to receive from Union a cash retention award equal to the sum of  (i) 1.50 times his average compensation over the three calendar years immediately preceding the calendar year in which the effective time occurs and (ii) an amount representing the value of continued health benefits for 12 months following the effective time, 50% of which will be paid on each of the first and second anniversaries of the effective time. The portion of the cash retention award payable on the second anniversary of the effective time may be paid earlier, provided that Mr. Hackemer and Union agree that certain performance targets have been met. Payment of the cash retention award is conditioned on Mr. Hackemer’s continued employment through the applicable payment date; however, payment will be accelerated upon Mr. Hackemer’s termination due to death, termination without “cause” or resignation for “good reason” (as such terms are defined in his employment agreement with Access National Bank). Union anticipates offering an annual salary of  $395,000 to Mr. Hackemer in connection with his post-merger employment, subject to upward adjustment on a one-time basis as determined by Union if benefits offered to Mr. Hackemer by Union following the effective time are less favorable than benefits provided to Mr. Hackemer by Access National Bank prior to the effective time. As of the date of this joint proxy statement/prospectus, Mr. Hackemer’s average compensation is equal to $735,422. Based on this average compensation, Mr. Hackemer would be entitled to receive a cash retention award under his Retention Agreement equal to $1,134,864, subject to the terms summarized above.
Under Mr. Shoemaker’s proposed Retention Agreement, to be effective at the effective time, Mr. Shoemaker will be entitled to receive from Union a cash retention award equal to the sum of  (i) 2.00 times his average compensation over the three calendar years immediately preceding the calendar year in which the effective time occurs and (ii) an amount representing the value of continued health benefits for 12 months following the effective time, 50% of which will be paid on the first regular payroll date following the fifth business day after the effective time and the remaining 50% of which will be paid on the first anniversary of the effective time. Payment of the cash retention award is conditioned on Mr. Shoemaker’s continued employment through the applicable payment date; however, payment will be accelerated upon Mr. Shoemaker’s termination due to death, termination without “cause” or resignation for “good reason” (as such terms are defined in his employment agreement with Access and Access National Bank). Union anticipates offering an annual salary of  $334,750 to Mr. Shoemaker in connection with his post-merger employment, subject to upward adjustment on a one-time basis as determined by Union if benefits offered to Mr. Shoemaker by Union following the effective time are less favorable than benefits provided to Mr. Shoemaker by Access and Access National Bank prior to the effective time. As of the date of this joint proxy statement/prospectus, Mr. Shoemaker’s average compensation is equal to $541,195. Based on this average compensation, Mr. Shoemaker would be entitled to receive a cash retention award under his Retention Agreement equal to $1,107,071, subject to the terms summarized above.
Under the proposed Retention Agreement and the proposed Termination Agreement, Mr. Shoemaker and Mr. Hackemer will be subject to the same confidentiality, non-competition, non-piracy and non-solicitation covenants as were contained in his employment agreement with Access and/or Access National Bank, as applicable, which are described above, except that such covenants will also cover Union and its affiliates.
Proposed Retention Agreement and Termination Agreement with Mr. Moore
As described above, Union Bank & Trust and Union expect to enter into a Termination Agreement and Retention Agreement, respectively, with Mr. Moore, the provisions of which are summarized below.
Under Mr. Moore’s proposed Termination Agreement, Mr. Moore’s current employment agreement with Access National Bank will be assumed by Union Bank & Trust at the effective time and then will be immediately terminated and superseded and Mr. Moore will then only be eligible to receive the cash and stock retention awards provided for under his Retention Agreement, in addition to his base salary.
Under Mr. Moore’s proposed Retention Agreement, to be effective at the effective time, Mr. Moore will be entitled to receive from Union (i) a cash retention award equal to $364,000, which will be paid in a lump sum on Union’s first regular payroll date following the effective time, which we refer to as Mr. Moore’s cash retention award, and (ii) an award of restricted shares of Union common stock with a value of  $150,000, with the number of shares to be granted determined by dividing the award value by the closing price of Union’s common stock on the effective date, rounded to the nearest whole share, which we refer to as Mr. Moore’s restricted stock retention award. All of Mr. Moore’s cash retention award is subject to repayment to Union by Mr. Moore if his employment is terminated on or before the first anniversary of the effective time, and 50% of Mr. Moore’s cash retention award is subject to repayment to Union by Mr. Moore if his employment is terminated after the first anniversary but before the second anniversary of the effective time, except that this repayment obligation will not apply if such termination entitles Mr. Moore to receive severance pursuant to the Union Bankshares Corporation Executive Severance Plan, which we refer to as the severance plan. The restricted stock retention award will vest in three equal installments on the first, second and third anniversaries of the effective time, provided that the restricted stock retention award will vest in full immediately upon termination of employment if such termination entitles Mr. Moore to receive severance pursuant to the severance plan. Mr. Moore’s Retention Agreement will state that Mr. Moore will be eligible to participate in the severance plan following the effective time. Union anticipates offering an annual salary of  $315,007 to Mr. Moore in connection with his post-merger employment.
Under the proposed Retention Agreement and the proposed Termination Agreement, Mr. Moore will be subject to the same confidentiality, non-competition, non-piracy and non-solicitation covenants as were contained in his employment agreement with Access National Bank, which are described above, except that such covenants will also cover Union and its affiliates.
Indemnification and Insurance of Directors and Officers
The merger agreement provides that Union, or Access in consultation with Union, will purchase a six-year “tail” prepaid policy prior to the effective time, on substantially equivalent terms as Access’s existing directors’ and officers’ liability insurance, subject to a cap on the cost of such policy equal to 300% of the annual premium payments paid on Access’s current policy. Union, as the surviving corporation in the merger, has also agreed to indemnify the officers and directors of Access against certain liabilities related to matters occurring at or prior to the effective time, including in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement.
Combined Company’s Board of Directors
Pursuant to the merger agreement, upon completion of the mergers, Mr. Clarke will serve as a director of Union and Union Bank & Trust.
Potential Payments and Benefits to Access Named Executive Officers in Connection with a Change in Control
The information set forth in the following table is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about the payments and benefits that each of Access’s named executive officers will or may receive in connection with the merger, assuming: (i) that the effective time of the merger is December 6, 2018, which is the assumed date of the closing solely for purposes of the disclosure in this section; (ii) a per share price of Access common stock of  $28.74, which is the average closing price per share of Access common stock as quoted on the Nasdaq Global Market over the first five business days following the first public announcement of the merger on October 5, 2018; and (iii) that the employment of each of Access’s named executive officers is terminated without cause immediately following the assumed effective time of December 6, 2018. The amounts below do not include the value of benefits in which the named executive officers are vested without regard to the occurrence of a change in control. The amounts below are estimates based on multiple assumptions that may or may not actually occur, and as a result of the foregoing assumptions, the actual amounts, if any, to be received by a named executive officer of Access may differ materially from the amounts shown below. The amounts set forth in the table below do not reflect certain compensation actions that may or are expected to occur following the effective time of the merger, including but not limited to the effectiveness of the proposed Retention Agreement and Termination Agreement that each of Mr.  Shoemaker, Mr. Hackemer and Mr. Moore are expected to enter into, which are in each case described in the footnotes to the table below. Accordingly, for purposes of the following table, Mr. Shoemaker’s employment agreement, Mr. Hackemer’s employment agreement and Mr. Moore’s employment agreement are assumed to remain in effect at the time of their termination of employment. For more information, see the section entitled “The Merger — Interests of Access’s Directors and Executive Officers in the Merger.”
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Total ($)
Michael W. Clarke	1,958,010	85,950	12,749	2,056,709
Robert C. Shoemaker(4)	1,082,390	64,463	12,340	1,159,193
Margaret M. Taylor	610,072	42,975	15,866	668,913
Dean F. Hackemer(5)	1,103,133	64,463	15,866	1,183,461
Mark D. Moore(6)	248,009	13,605	12,977	274,591

(1)
Cash.   The amounts in this column reflect cash severance payments to which the named executive officer would be entitled to receive in connection with the merger under the executive’s employment agreement as described under “— Employment Agreements with Access,” based on the assumptions set forth above. The cash severance payable to the executives is considered a “double trigger” benefit since the severance amounts are payable upon a termination of employment without cause or resignation with good reason following a change in control of Access. The amounts in this column do not include any cash incentive bonuses for 2018 performance, as such bonuses will not have been paid by the assumed effective time of December 6, 2018.

(2)
Equity.   The amounts in this column reflect the value of unvested Access stock options that will vest at the effective time. For purposes of this table, the value of unvested Access stock options was determined by multiplying the number of shares subject to unvested Access stock options by the difference between the exercise price of such options and $28.74, which is the average closing price of Access common stock over the five business days following the public announcement of the merger. For more information about the calculation of the amounts in this column, see “— Treatment of Access Stock Options.” The amounts in this column assume that no new equity awards have been granted to the named executive officers following the date of the merger agreement.

(3)
Perquisites / Benefits.   The amounts in this column reflect the estimated present value of Access’s cost of continuation of coverage under Access’s medical, dental and vision insurance plans for twelve months following termination of employment with the employer paying the portion of the premium it paid immediately prior to termination of employment and the named executive officer paying the remaining premium. These benefits are considered a “double trigger” benefit since the executive is entitled to the benefit upon a termination of employment without cause or due to resignation with good reason following a change in control of Access.

(4)
Because Union and Union Bank & Trust expect to enter into a Termination Agreement and Union expects to enter into a Retention Agreement, in each case, with Mr. Shoemaker, which will result in the termination of his employment agreement, Mr. Shoemaker is not expected to receive any cash severance or other perquisites or benefits under his employment agreement with Access and Access National Bank. In connection with his employment with Union or an affiliate following the merger, Union anticipates offering Mr. Shoemaker an annual salary of  $334,750, subject to upward adjustment on a one-time basis as determined by Union if benefits offered to Mr. Shoemaker by Union following the effective time are less favorable than benefits provided to Mr. Shoemaker by Access and Access National Bank prior to the effective time. Under his proposed Retention Agreement, based on Mr. Shoemaker’s average compensation as of the date of this joint proxy statement/prospectus, Mr. Shoemaker would be entitled to receive from Union a cash retention award equal to $1,107,071,

50% of which will be paid on the first regular payroll date following the fifth business day after the effective time and the remaining 50% of which will be paid on the first anniversary of the effective time. Payment of the cash retention award is conditioned on Mr. Shoemaker’s continued employment through the applicable payment date; however, payment will be accelerated upon Mr. Shoemaker’s termination due to death, termination without “cause” or resignation for “good reason” (as such terms are defined in his employment agreement with Access and Access National Bank).
(5)
Because Union Bank & Trust and Union expect to enter into a Termination Agreement and a Retention Agreement, respectively, with Mr. Hackemer, which will result in the termination of his employment agreement, Mr. Hackemer is not expected to receive any cash severance or other perquisites or benefits under his employment agreement with Access National Bank. In connection with his employment with Union or an affiliate following the merger, Union anticipates offering Mr. Hackemer an annual salary of  $395,000, subject to upward adjustment on a one-time basis as determined by Union if benefits offered to Mr. Hackemer by Union following the effective time are less favorable than benefits provided to Mr. Hackemer by Access National Bank prior to the effective time. Under his proposed Retention Agreement, based on Mr. Hackemer’s average compensation as of the date of this joint proxy statement/prospectus, Mr. Hackemer would be entitled to receive from Union a cash retention award equal to $1,134,864, 50% of which will be paid on each of the first and second anniversaries of the effective time. The portion of the cash retention award payable on the second anniversary of the effective time may be paid earlier, provided that Mr. Hackemer and Union agree that certain performance targets have been met. Payment of the cash retention award is conditioned on Mr. Hackemer’s continued employment through the applicable payment date; however, payment will be accelerated upon Mr. Hackemer’s termination due to death, termination without “cause” or resignation for “good reason” (as such terms are defined in his employment agreement with Access National Bank).

(6)
Because Union Bank & Trust and Union expect to enter into a Termination Agreement and a Retention Agreement, respectively, with Mr. Moore, which will result in the termination of his employment agreement, Mr. Moore is not expected to receive any cash severance or other perquisites or benefits under his employment agreement with Access National Bank. In connection with his employment with Union or an affiliate following the merger, Union anticipates offering Mr. Moore an annual salary of  $315,007. Under his proposed Retention Agreement, Mr. Moore will be entitled to receive from Union (i) a cash retention award equal to $364,000, and (ii) an award of restricted shares of Union common stock with a value of  $150,000, with the number of shares to be granted determined by dividing the award value by the closing price of Union’s common stock on the effective date, rounded to the nearest whole share. All of Mr. Moore’s cash retention award is subject to repayment to Union by Mr. Moore if his employment is terminated on or before the first anniversary of the effective time, and 50% of Mr. Moore’s cash retention award is subject to repayment to Union by Mr. Moore if his employment is terminated after the first anniversary but before the second anniversary of the effective time, except that this repayment obligation will not apply if such termination entitles Mr. Moore to receive severance pursuant to the severance plan. Mr. Moore’s restricted stock retention award will vest in three equal installments on the first, second and third anniversaries of the effective time, provided that the restricted stock retention award will vest in full immediately upon termination of employment if such termination entitles Mr. Moore to receive severance pursuant to the severance plan. Mr. Moore’s Retention Agreement will state that Mr. Moore will be eligible to participate in the severance plan following the effective time.

Regulatory Approvals Required for the Mergers
The completion of the mergers is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities. These approvals include approvals from, among others, the Federal Reserve and the VBFI.
Subject to the terms of the merger agreement, both Union and Access have agreed to cooperate with each other and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings, and to obtain all permits, consents, approvals, waivers, non-objections and authorizations of each governmental authority and all third parties that are necessary or advisable to consummate the transactions contemplated by the merger agreement, including the mergers. Union and Access have filed all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

The merger of Access with and into Union requires the approval of the Federal Reserve under the Bank Holding Company Act, and the approval of the VBFI under the Virginia Code. The merger of Access National Bank with and into Union Bank & Trust requires the approval of the Federal Reserve under the Bank Merger Act, and the approval of the VBFI under the Virginia Code. In addition, the termination of Access National Bank as a separate legal entity requires notice to the OCC under federal regulations.
Although neither Union nor Access knows of any reason why the parties cannot obtain regulatory approvals required to consummate the mergers in a timely manner, Union and Access cannot be certain of when or if such approvals will be obtained.
The DOJ has between 15 and 30 days following approval of the merger or the bank merger by the Federal Reserve to challenge the approval on antitrust grounds. While Union and Access do not know of any basis on which the DOJ would challenge regulatory approval by the Federal Reserve and believe that the likelihood of such action is remote, there can be no assurance that the DOJ will not initiate such a proceeding, or if such a proceeding is initiated, as to the result of any such challenge.
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.
The approval of any notice or application merely implies satisfaction of regulatory criteria for approval, and does not include review of the mergers from the standpoint of the adequacy of the consideration to be received by, or fairness to, shareholders. Regulatory approval does not constitute an endorsement or recommendation of the mergers.
Union and Access are not aware of any material governmental approvals or actions that are required prior to the completion of the mergers other than those described in this joint proxy statement/prospectus. If any additional governmental approvals or actions are required other than those described in this joint proxy statement/prospectus, Union and Access presently intend to seek those approvals or actions. However, Union and Access cannot assure you that any of these additional approvals or actions will be obtained.
Accounting Treatment
The merger will be accounted for as an acquisition by Union using the acquisition method of accounting in accordance with FASB ASC Topic 805, “Business Combinations.” Accordingly, the assets (including identifiable intangible assets) and liabilities (including executory contracts and other commitments) of Access as of the date of acquisition will be recorded at their respective fair values and added to those of Union. Any excess of the total consideration paid in connection with the merger over the net fair values is recorded as goodwill. Consolidated financial statements of Union issued after the date of acquisition would reflect these fair values and would not be restated retroactively to reflect the historical financial position or results of operations of Access.
Public Trading Markets
Union common stock is listed on the Nasdaq Global Select Market under the symbol “UBSH.” Access common stock is listed on the Nasdaq Global Market under the symbol “ANCX.” Upon completion of the merger, Access common stock will be delisted from the Nasdaq Global Market and thereafter will be deregistered under the Exchange Act. The Union common stock issuable in the merger will be listed on Nasdaq Global Select Market.
Appraisal and Dissenters’ Rights
Under Virginia law Access shareholders will not be entitled to exercise any appraisal or dissenters’ rights in connection with the merger.

THE MERGER AGREEMENT
The following describes certain material provisions of the merger agreement, but does not describe all of the terms of the merger agreement and may not contain all of the information about the merger agreement that is important to you. The following is not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the mergers.
Structure of the Mergers
Under the terms and subject to the conditions of the merger agreement, among other things, (i) Access will merge with and into Union with Union continuing as the surviving corporation in the merger and (ii) following the merger, Access National Bank will merge with and into Union Bank & Trust with Union Bank & Trust continuing as the surviving bank in the bank merger.
The Merger Consideration
At the effective time, each share of Access common stock, except for certain shares of Access common stock owned by Access or Union, that is issued and outstanding immediately prior to the effective time, will cease to be outstanding and will be converted automatically into the right to receive the merger consideration.
Fractional Shares
Union will not issue any fractional shares of Union common stock in the merger. Instead, an Access shareholder who would otherwise be entitled to receive a fraction of a share of Union common stock will receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Union common stock multiplied by the average closing price.
Treatment of Access Stock Options
Access Stock Options.   At the effective time, each Access stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, will (i) fully vest to the extent not previously vested (but only if such Access stock option was granted on or before the date of the merger agreement), (ii) cease to represent a right to purchase Access common stock and (iii) be converted automatically into an option to purchase a number of shares of Union common stock equal to the product obtained by multiplying (x) the total number of shares of Access common stock subject to such Access stock option immediately prior to the effective time, by (y) the exchange ratio, with any fractional shares rounded down the next lower whole number of shares. Each such converted stock option will have an exercise price per share of Union common stock equal to (A) the per share exercise price for the shares of Access common stock subject to such Access stock option, divided by (B) the exchange ratio, rounded up to the nearest whole cent.
Surviving Corporation Governing Documents, Directors and Officers
At the effective time, the Union articles of incorporation and the Union bylaws in effect immediately prior to the effective time will be the articles of incorporation and bylaws of Union as the surviving corporation of the merger, until the same be amended and changed as provided therein or by law.
Pursuant to the merger agreement, at the effective time, Michael W. Clarke will join the boards of directors of Union and Union Bank & Trust, and as a result such boards will consist of 19 members. Michael W. Clarke is the current President and Chief Executive Officer of Access and a member of the current Access board of directors.

Closing and Effective Time
The mergers will be completed only if all conditions to the merger discussed in this joint proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). See the section entitled “— Conditions to Consummation of the Merger” below.
The merger will become effective at the date and time the certificate of merger is issued by the Virginia State Corporation Commission, or the SCC, or at such later time as may be specified by mutual agreement of Union and Access in the articles of merger the parties file with the SCC. The bank merger will become effective following the merger.
In the merger agreement, we have agreed to cause the effective time to occur no later than the third business day following the satisfaction or waiver (subject to applicable law) of the last of the conditions specified in the merger agreement to occur, or on another mutually agreed date. It currently is anticipated that the effective time will occur in the first quarter of 2019, subject to the receipt of regulatory approvals and waivers and other customary closing conditions, but we cannot guarantee when or if the mergers will be completed.
As described below, if the merger has not closed by October 4, 2019, the merger agreement may be terminated by either Union or Access if the failure of the effective time to occur on or before that date is not caused by any breach of the merger agreement by the party electing to terminate the merger agreement.
Conversion of Shares; Exchange Procedures
The conversion of Access common stock into the right to receive the merger consideration will occur automatically at the effective time.
Exchange Agent
Prior to the effective time, Union will appoint an exchange and paying agent reasonably acceptable to Access, which we refer to as the exchange agent, for the payment and exchange of the merger consideration, pursuant to an exchange agent agreement to be entered into between Union and the exchange agent.
Exchange Procedures
At or prior to the effective time, Union will deposit with the exchange agent cash sufficient to pay the cash payable in lieu of fractional shares of Union common stock that would otherwise be issued in the merger and evidence of shares in book-entry form, representing shares of Union common stock to be issued and paid pursuant to the merger agreement. Not more than five business days after the effective time, Union will make available and mail to holders of record of Access common stock immediately prior to the effective time transmittal materials, which such holder may complete in accordance with the instructions thereto and deliver together with the proper surrender of a certificate or book-entry shares, and such other documentation as the exchange agent and Union may require, to the exchange agent in exchange for the merger consideration, any cash in lieu of fractional shares of Union common stock.
Withholding
The surviving corporation or the exchange agent, as applicable, will be entitled to deduct and withhold from the merger consideration or any other amounts otherwise payable pursuant to the merger agreement such amounts, if any, as it is required to deduct and withhold with respect to making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that any amounts are so deducted or withheld, these amounts will be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction and withholding was made.
Dividends and Distributions
Whenever a dividend or other distribution is declared by Union on Union common stock, with a record date at or after the effective time, the declaration will include dividends or other distributions on all shares of Union common stock issuable pursuant to the merger agreement, but such dividends or other distributions will not be paid to holders of record of Access common stock, if any, thereof until such holder has duly surrendered its certificate or book-entry shares representing Access common stock in accordance with the merger agreement. Following surrender of any such certificate or book-entry shares, the record holder of the whole shares of Union common stock issued in exchange therefor, will be paid, without interest, the merger consideration together with all such undelivered dividends and other distributions with a record date after the effective time.
Representations and Warranties
The merger agreement contains representations and warranties made, on the one hand, by Access to Union and, on the other hand, by Union to Access, which were made only for purposes of the merger agreement and as of specific dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those generally applicable to investors. Investors are not third-party beneficiaries under the merger agreement, and in reviewing the representations, warranties and covenants contained in the merger agreement or any descriptions thereof in this summary, it is important to bear in mind that such representations, warranties and covenants or any descriptions thereof were not intended by the parties to the merger agreement to be characterizations of the actual state of facts or condition of Union, Access or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Union’s or Access’s public disclosures. The representations and warranties contained in the merger agreement do not survive the effective time. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or conditions of Union or Access or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read in conjunction with the other information provided elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and the other information contained in the reports, statements and filings that Union publicly files with the SEC. For more information regarding these documents, please see the section entitled “Where You Can Find More Information.”
In the merger agreement, Access has made customary representations and warranties to Union with respect to, among other things:
•
the due organization, valid existence, good standing and power and authority of Access and its subsidiaries;

•
ownership of subsidiaries;

•
Access’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Access in accordance with its terms;

•
the absence of conflicts with or breaches of Access’s governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•
the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•
the capitalization of Access, including in particular the number of shares of Access common stock issued and outstanding;

•
reports filed with regulatory authorities;

•
financial matters;

•
the absence since June 30, 2018 of an event that has had a material adverse effect on Access, and Access and its subsidiaries having conducted their respective businesses in all material respects only in the ordinary course since June 30, 2018;

•
the absence of certain undisclosed liabilities;

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matters with respect to certain of Access’s contracts;

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legal proceedings;

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compliance with laws;

•
tax matters and tax treatment of the merger;

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the properties and assets of Access and its subsidiaries;

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compliance with the Community Reinvestment Act;

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labor and employment matters;

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matters relating to employee benefit plans and ERISA;

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insurance matters;

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loan portfolio, allowance for loan losses and mortgage loan buy-backs;

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environmental matters;

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books and records;

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intellectual property;

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derivative transactions entered into for the account of Access or its subsidiaries or its or their customers;

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brokered deposits;

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investment securities;

•
the inapplicability of state anti-takeover statutes;

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transactions with affiliates and related parties;

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financial advisors, including brokers and finders;

•
receipt by the Access board of directors of the opinion from Access’s financial advisor;

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information systems and security; and

•
neither Access nor any subsidiary being required to register with the SEC as an investment advisor or broker-dealer, or conducting insurance operations.

In the merger agreement, Union made customary representations and warranties to Access with respect to, among other things:
•
the due organization, valid existence, good standing and power and authority of Union and its subsidiaries;

•
ownership of subsidiaries;

•
Union’s authority to enter into the merger agreement and to complete the transactions contemplated by the merger agreement and the enforceability of the merger agreement against Union in accordance with its terms;

•
the absence of conflicts with or breaches of Union’s governing instruments, certain agreements or applicable laws as a result of entering into the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•
the required consents of regulatory authorities in connection with the transactions contemplated by the merger agreement;

•
the capitalization of Union, including in particular the number of shares of Union common stock issued and outstanding;

•
reports filed with regulatory authorities;

•
financial matters;

•
the absence since June 30, 2018 of an event that has had a material adverse effect on Union, and Union and its subsidiaries having conducted their respective businesses in all material respects only in the ordinary course since June 30, 2018;

•
the absence of certain undisclosed liabilities;

•
legal proceedings;

•
compliance with laws;

•
tax matters and tax treatment of the merger;

•
compliance with the Community Reinvestment Act;

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matters relating to employee benefit plans and ERISA;

•
insurance matters;

•
books and records;

•
investment securities;

•
the inapplicability of state anti-takeover statutes;

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financial advisors, including brokers and finders;

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receipt by the Union board of directors of the opinion from Union’s financial advisor;

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information systems and security; and

•
neither Union nor any subsidiary being required to register with the SEC as an investment advisor.

The representations and warranties in the merger agreement do not survive the effective time and, as described below under the section entitled “— Effect of Termination,” if the merger agreement is validly terminated, the merger agreement will become void and have no effect (except with respect to designated provisions of the merger agreement, including, but not limited to, those related to payment of fees and expenses and the confidential treatment of information), unless a party breached the merger agreement.
Many of the representations and warranties in the merger agreement made by Access and Union are qualified by a materiality or material adverse effect standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct is material or would result in a material adverse effect).

Under the merger agreement, a “material adverse effect” is defined, with respect to a party, as any event, change, effect or occurrence that, individually or together with any other event, change, effect or occurrence, (i) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operation of such party and its subsidiaries taken as a whole or (ii) materially impairs the ability of such party to timely perform the obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement; provided, that in the case of the foregoing clause (i), a material adverse effect will not be deemed to include the impact of the following (except, in certain instances, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate):
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changes after the date of the merger agreement in laws of general applicability to banking and bank holding company businesses or the interpretation of such laws by any governmental authority;

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changes after the date of the merger agreement in GAAP or regulatory accounting requirements generally affecting banking and bank holding company businesses;

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changes after the date of the merger agreement in global, national or regional political conditions or in economic or market conditions generally affecting banking and bank holding company businesses;

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changes to interest rates;

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changes in state or federal corporate income tax rates;

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actions taken with the prior written consent of the other party or expressly permitted or required by the merger agreement;

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the public disclosure of the merger agreement and the transactions contemplated thereby and the impact thereof on the customers, employees and vendors of such party or persons doing business with such party; or

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decline in the trading price of a party’s common stock, in and of itself, but not including any underlying causes thereof unless separately excluded under the merger agreement or failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including any underlying causes thereof unless separately excluded under the merger agreement.

Covenants and Agreements
Conduct of Business Prior to the Effective Time
Access has agreed that until the effective time, unless the prior written consent of Union has been obtained (which consent Union may not unreasonably condition, withhold or delay) and except for certain exceptions and as otherwise expressly contemplated or permitted by the merger agreement or required by law, Access will not, and will not permit any of its subsidiaries to do, any of the following:
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conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization assets, rights and properties and preserve its relationships with its customers, employees, regulatory agencies and other entities with which it has advantageous business relationships;

•
take any action is intended to or which would reasonably be expected to adversely affect or delay the ability of either party (1) to obtain any regulatory approvals, (2) to perform its covenants and agreements under the merger agreement, or (3) to consummate the transactions contemplated by the merger agreement on a timely basis;

•
amend its organization documents or the organizational documents of any of its subsidiaries;

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other than pursuant to the exercise of any Access stock options in accordance with their terms as of the date of the merger agreement or issuances pursuant to the Access National Corporation

Dividend Reinvestment and Stock Purchase Plan: (1) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any rights with respect to same; (2) enter into any agreement with respect to the foregoing; or (3) permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights, restricted stock units or similar stock-based rights;
•
except as required by the terms of any Access benefit plan in effect as of the date of the merger agreement that has been disclosed and provided to Union: (1) enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, other than for new hires permitted under the merger agreement, at-will employment offer letters, or consulting agreements terminable on less than two weeks’ notice without penalty, in the ordinary course of business consistent with past practice; (2) grant any salary or wage increase or increase any employee benefit; (3) grant, pay, increase or promise any bonus, retention, change in control, severance or termination payments or benefits; (4) fund any rabbi trust or similar arrangement; (5) grant, make, pay or allocate any discretionary contribution to any Access benefit plan; (6) terminate the employment or service of any employee or independent contractor whose annual compensation exceeds $200,000, other than for “cause”; or (7) hire, engage or promote any employee or independent contractor whose annual compensation exceeds $200,000; provided, that Access may grant normal individual increases in salary to employees (other than executive officers of Access or Access National Bank), in the ordinary course of business consistent with past practice and consistent with the terms of the benefit plans of Access and applicable law, with the aggregate amount of any such individual increases not to exceed 3% of Access and Access National Bank’s total payroll;

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(1) enter into, establish, amend or terminate (except as may be required by applicable law or the terms of any Access benefit plan in effect as of the date of the merger agreement) any Access benefit plan (or any plan, program, policy, agreement or arrangement that would be an Access benefit plan if in effect as of October 4, 2018), including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder; or (2) waive any provision under, amend or terminate any restrictive covenant agreement entered into by any employee or consultant to Access or Access National Bank;

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exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice;

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incur any obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against Access), make any pledge or encumber any of its material assets, or dispose of any of Access’s material assets in any other manner, except in the ordinary course of its business;

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make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (1) dividends from its wholly owned subsidiaries to it or another of its wholly owned subsidiaries and (2) regular quarterly cash dividends by Access) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock;

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make any material investment in or acquisition of  (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other person other than its wholly owned subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business;

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implement or adopt any material change in its tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting guidelines, or as recommended by Access’s outside auditor;

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make, change or revoke any tax election, change an annual tax accounting period, adopt or change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any tax claim, audit, assessment or dispute or surrender any right to claim a refund of taxes;

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(1) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger set forth in Article 6 of the merger agreement not being satisfied on a timely basis;

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enter into any new line of business or change in any material respect its investment, risk and asset liability management and other banking and operating policies that are material to it and its subsidiaries, taken as a whole, except as required by a governmental authority;

•
(1) purchase any securities or make any acquisition of or investment in (except in the ordinary course of its and its subsidiaries’ business), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of its and its subsidiaries’ business), any person other than a wholly owned subsidiary of Access, or otherwise acquire direct or indirect control over any person or (2) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto;

•
fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•
take any other action that would make any representation or warranty in Article 3 of the merger agreement untrue;

•
make, renew, restructure or otherwise modify any loans or extensions of credit that would result in the aggregate amount of the lending relationship to any one borrower or its affiliates to exceed $15,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of $15,000,000 as of the date of the merger agreement, to make, renew, restructure or otherwise modify any loan or extension of credit for such borrower and its affiliates;

•
make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, or to its hedging practices and policies, in each case except as required by a governmental authority;

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(1) enter into, modify, amend, terminate, fail to renew, cancel or extend certain specified contracts or expressly waive any material benefits under such contracts, other than in the ordinary course of business consistent with past practice; (2) purchase or otherwise acquire any investment securities or enter into any derivative contract other than as provided in Access’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (3) make or commit to make any capital expenditures in the aggregate in excess of  $250,000 and other than expenditures necessary to maintain existing assets in good repair;

•
materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in Access’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice;

•
settle, waive, release or commence any material claims, suits, actions or proceedings, except in the ordinary course of business consistent with past practice involving settlements in an amount and for consideration not in excess of  $500,000 in the aggregate and that would not impose any material restriction on the business of it or its subsidiaries or the surviving corporation;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

•
take or agree to take any of the above prohibited actions.

Union has also agreed that until the effective time, unless the prior written consent of Access has been obtained (which consent Access may not unreasonably condition, withhold or delay) and except for certain exceptions and as otherwise expressly contemplated or permitted by the merger agreement or required by law, Union will not, and will not permit any of its subsidiaries to do, the following actions:
•
conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization assets, rights and properties and preserve its relationships with customers, employees, regulatory agencies and other entities with which it has advantageous business relationships;

•
take any action is intended to or which would reasonably be expected to adversely affect or delay the ability of either party (1) to obtain any regulatory approvals, (2) to perform its covenants and agreements under the merger agreement, or (3) to consummate the transactions contemplated by the merger agreement on a timely basis, including any material acquisition that would result in materially delaying the receipt of any requisite regulatory approvals or the imposition of a burdensome condition;

•
amend its organization documents or the organizational documents of any of its subsidiaries in a manner that would adversely affect Access or the holders of Access common stock relative to other holders of Union common stock;

•
(1) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the merger set forth in Article 6 of the merger agreement not being satisfied on a timely basis;

•
fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk;

•
take any other action that would make any representation or warranty in Article 3 of the merger agreement untrue;

•
adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or

•
take or agree to take any of the above prohibited actions.

Regulatory Matters
Union and Access have agreed to cooperate and use their respective reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals, waivers, non-objections and authorizations of all third parties and governmental authorities that are necessary or advisable to consummate the transactions contemplated by the merger agreement. Each of Union and Access have agreed to use its reasonable best efforts to comply with the terms and conditions of all such approvals of third parties and governmental authorities and to resolve objections, if any, which may be asserted with respect to the merger agreement or the transactions contemplated thereby under any applicable law; provided, that in no event is Union or any of its subsidiaries required, and Access and its subsidiaries are not permitted (without Union’s prior written consent), to take any action, or commit to take any action, or to accept any restriction, commitment or condition, involving Union or its subsidiaries or Access or its subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations of Union, Access or Access National Bank (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments), which condition, commitment or restriction we refer to as a burdensome condition.
For a more complete discussion of the regulatory approvals required to complete the mergers and the terms of the merger agreement related to regulatory approvals, see the section entitled “The Mergers —  Regulatory Approvals Required for the Mergers.”
Tax Matters
Union and Access have agreed to use their respective reasonable best efforts to cause the merger, and to take no action which would cause the merger not, to constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder for federal and applicable state income tax purposes.
Employee Matters
For one year after the effective time (or such shorter period of employment, as the case may be), Union will provide to employees of Access or its subsidiaries who after the effective time become employees of Union or its subsidiaries, which we refer to as covered employees, (1) a base salary or wages, as applicable, that is comparable to the base salary or wages provided to either (at Union’s sole discretion) the covered employee immediately prior to the closing date or to similarly situated employees of Union and its subsidiaries, (2) incentive compensation opportunities that are comparable to the incentive compensation opportunities that are provided to either (at Union’s sole discretion) the covered employee immediately prior to the closing date or to similarly situated employees of Union and its subsidiaries and (3) employee benefits (other than equity incentive compensation and defined benefit retirement benefits) that are, in the aggregate, comparable to those provided to either (at Union’s sole discretion) the covered employees immediately prior to the closing date or to similarly situated employees of Union and its subsidiaries.
Covered employees will generally receive credit for prior service with Access and its subsidiaries for purposes of eligibility and participation (but not benefit accrual, other than under Union’s paid time off policy) under Union benefit plans, subject to certain specified exceptions. Access will amend its paid time off policy no later than December 31, 2018 to provide that (i) no accrued and unused paid time off may be rolled over from 2018 to 2019, (ii) beginning with January 1, 2019, employees may rollover to a subsequent calendar year no more than 40 hours of accrued and unused paid time off, and (iii) any accrued and unused paid time off that is rolled over to a subsequent calendar year shall only be used for sick time and shall not be cashed out at termination of employment. On or before January 31, 2019 (or such other time as may be mutually agreed in writing between Access and Union), Access will pay to employees any accrued and unused paid time off up to a maximum of 80 hours, and any accrued and unused paid time off in excess of 80 hours shall be forfeited by the employees.
Union will use commercially reasonable efforts to cause Union welfare benefit plans to, with respect to the covered employees: (i) waive any waiting period and restrictions and limitations for pre-existing conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the corresponding Access benefit plan) and (ii) provide credit for any deductible, co-insurance or maximum out-of-pocket payments made by such covered employee during the plan year in which the closing date occurs.
Effective as of, and contingent upon, the effective time, all accrued benefits under the Access 401(k) plan will become fully vested. Following the effective time, the Access 401(k) plan will be merged into the Union 401(k) plan, with such merger to be completed by December 31, 2019. Effective immediately prior to the effective time, no additional amounts under the Access 401(k) plan may be invested in Access common stock under such plan. Any 2018 matching contributions that are accrued and unpaid as of the effective time will be contributed to the Access 401(k) plan in a timely manner.

Upon written request by Union, Access will terminate any Access benefit plan (other than the Access 401(k) plan) effective immediately prior to the effective time, so long as the covered employees will become eligible to participate in a corresponding Union benefit plan at the effective time. Access will also promptly notify Union of all terminations, hiring, engagements and promotions of employees or independent contractors, and increases in compensation payments, bonus payments and equity grants, in each case, which occur prior to the effective time and are permitted under the provisions of the merger agreement.
D&O Indemnification and Insurance
The merger agreement provides that Union, or Access in consultation with Union, will purchase a six year “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by Access, capped at 300% of the annual premium payments paid on Access’s current policy. Union as the surviving corporation will indemnify, defend and hold harmless any person who has rights to indemnification from Access or any of its subsidiaries against all costs or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liability incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of pertaining to, the fact that such person is or was a director or officer of Access and pertaining to matters, acts or omissions existing or occurring at or prior to the effective time (including matters, acts or omissions occurring in connection with the approval of the merger agreement and the transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, to the same extent and on the same conditions as such person was entitled to indemnification pursuant to applicable law and Access’s organizational documents or any of its subsidiaries’ organizational documents, as the case may be, or any indemnification agreements to which an indemnified party is a party as in effect on the date of the merger agreement.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, but not limited to, covenants relating to the filing of this joint proxy statement/prospectus, obtaining required consents, the declaration of dividends, the listing of the shares of Union common stock to be issued in the merger and public announcements with respect to the transactions contemplated by the merger agreement.
Agreement Not to Solicit Other Offers
Access has agreed that it and its subsidiaries will not, and will cause their respective directors, officers, employees, agents and representatives not to, directly or indirectly:
•
initiate, solicit, encourage (including by providing information or assistance), facilitate or induce any acquisition proposal;

•
furnish or cause to be furnished any confidential or nonpublic information or data relating to any acquisition proposal;

•
engage or participate in any negotiations or discussions concerning any acquisition proposal;

•
approve, agree to, accept, endorse or recommend any acquisition proposal; or

•
approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any acquisition agreement contemplating or otherwise relating to any acquisition proposal.

Access and its subsidiaries have agreed to, and to direct its representatives to, (1) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any persons conducted prior to the date of the merger agreement, with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (2) request the prompt return or destruction of all confidential information previously furnished to any person (other than Union and its subsidiaries) that has made or indicated an intention to make an acquisition proposal and (3) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary, and to strictly enforce any such provisions.

Notwithstanding Access’s non-solicitation obligations described above, if Access or any of its representatives receives an unsolicited, bona fide written acquisition proposal by any person that did not result from or arise in connection with a breach of its non-solicitation obligations, then Access may, prior to the Access special meeting, furnish confidential or nonpublic information to and engage or participate in discussions and negotiations with such person if  (1) the Access board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to Access’s shareholders under applicable law, (2) before furnishing any confidential or nonpublic information, Access receives from such person an executed confidentiality agreement on terms no less restrictive (with respect to each provision) than the confidentiality agreements, which confidentiality agreement will not provide such person with any exclusive right to negotiate with Access, provided, that any non-public information provided to any person given such access will have previously been provided to Union and (3) the Access board of directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal.
For purposes of the merger agreement,
•
an “acquisition agreement” means a letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement;

•
an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal, indication of interest or inquiry (whether communicated to Access or announced publicly to the Access shareholders and whether binding or non-binding) by any person relating to any of the following transactions or series of related transactions involving Access, or its subsidiaries: (1) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Access or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Access, (2) any acquisition or purchase, direct or indirect of 25% or more of the consolidated assets of Access and its subsidiaries or 25% or more of any class of equity or voting securities of Access or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of Access, or (3) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of Access or its subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of the Access; and

•
a “superior proposal” means an unsolicited, bona fide written acquisition proposal made by a person that the Access board of directors concludes in good faith (after consultation with its outside financial and legal advisors) is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction that is more favorable to the Access shareholders, from a financial point of view, than the transactions contemplated by the merger agreement (as it may be proposed in writing to be amended by Union), taking into account all relevant factors (including the legal, financial, regulatory and other aspects of the acquisition proposal, including the likelihood of obtaining financing and of receiving all required approvals of governmental authorities, and including the terms and conditions of the merger agreement (as it may be proposed in writing to be amended by Union)); provided, that for purposes of the definition of superior proposal, the references to “25%” in the definition of acquisition proposal above will be deemed to be references to “50% or more.”

Shareholder Meetings and Recommendation of Union and Access Boards of Directors
Each of Union and Access has agreed to hold a meeting of its shareholders as promptly as reasonably practicable after this joint proxy statement/prospectus is declared effective for the purpose of obtaining the Access shareholder approval, in the case of Access shareholders, and obtaining the Union shareholder approval, in the case of Union shareholders.
The boards of directors of Access and Union have agreed to recommend to their respective shareholders the approval of the Access merger proposal, in the case of Access, and the approval of the

Union merger and share issuance proposal, in the case of Union, and to include such recommendations in this joint proxy statement/prospectus and to solicit and use their respective reasonable best efforts to obtain, in the case of Access, the Access shareholder approval and, in the case of Union, the Union shareholder approval. The board of directors of each of Access and Union and any committee thereof agreed to not withhold, withdraw, qualify or modify (or propose publicly to withhold, withdraw, qualify or modify) such recommendation in any manner adverse to Union or Access, respectively, which we refer to as a change in recommendation.
However, at any time prior to the Access special meeting, the Access board of directors may make a change in recommendation or terminate the merger agreement and enter into an acquisition agreement with respect to a superior proposal subject to compliance with the termination fee provisions in the merger agreement; provided, that the Access board of directors may only take such actions if:
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an unsolicited bona fide written acquisition proposal (that did not result from a breach of Access’s non-solicitation obligations described above) is made to Access by a third party, and such acquisition proposal is not withdrawn;

•
the Access board of directors has concluded in good faith (after consultation with its outside financial and legal advisors) that such acquisition proposal constitutes a superior proposal;

•
the Access board of directors has concluded in good faith (after consultation with its financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to Access’s shareholders under applicable law;

•
Access gives Union at least five business days’ notice of its intention to make a change in recommendation, specifying in reasonable detail the reasons therefor and including the material terms and conditions of such proposal and the identity of the person making such acquisition proposal;

•
during such five business day period, Access has, and has caused its outside financial and legal advisors to, consider and, at the reasonable request of Union, engage in good faith discussions with Union regarding, any adjustment or modification of the terms of the merger agreement proposed in writing by Union; and

•
the Access board of directors, following such five business day period, has again reasonably concluded in good faith (after consultation with its outside financial and legal advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by Union) that such acquisition proposal nonetheless continues to constitute a superior proposal and that failure to take such action would be a violation of the board of directors’ fiduciary duties to Access’s shareholders under applicable law.

Any amendment to any material term of such acquisition proposal will require a new determination and notice period.
In addition, at any time prior to the Union special meeting, the Union board of directors may make a change in recommendation; provided, that the Union board of directors may only make a change in recommendation if:
•
the Union board of directors has concluded in good faith (after consultation with its outside financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to Union’s shareholders under applicable law;

•
Union gives Access at least five business days’ notice of its intention to make a change in recommendation, specifying in reasonable detail the reasons therefor;

•
during such five business day period, Union has and has caused its outside financial and legal advisors to, consider and, at the reasonable request of Access, engage in good faith discussions with Access regarding any adjustment or modification of the terms of the merger agreement proposed in writing by Access; and

•
the Union board of directors, following such five business day period, has reasonably concluded in good faith (after consultation with outside financial and legal advisors and taking into account any adjustment or modification of the terms of the merger agreement proposed in writing by Access), that failure to make a change in recommendation would be a violation of the board of directors’ fiduciary duties to Union’s shareholders under applicable law.

Conditions to Consummation of the Merger
The respective obligation of each party to consummate the merger is subject to the satisfaction or waiver at or prior to the effective time of the following conditions:
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the approval of the Access merger proposal by the Access shareholders and the approval of the Union merger and share issuance proposal by the Union shareholders;

•
the receipt of all requisite regulatory approvals;

•
the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part under the Securities Act and there being no stop order or proceeding by the SEC to suspend the effectiveness of the registration statement;

•
the approval of the listing on the Nasdaq Global Select Market of the Union common stock to be issued pursuant to the merger; and

•
the absence of any law, order, decree or injunction (whether temporary, preliminary or permanent) or other action by any governmental authority of competent jurisdiction restricting, enjoining or prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement (including the merger).

Each party’s obligation to consummate the merger is also subject to the satisfaction or waiver at or prior to the effective time of the following conditions:
•
the accuracy of the representations and warranties of the other party in the merger agreement as of the date of the merger agreement and as of the closing date, subject to the materiality standards provided in the merger agreement;

•
the performance by the other party in all material respects of all obligations of such party required to be performed by it under the merger agreement at or prior to the effective time;

•
the receipt of a certificate from the other party to the effect that the two conditions described above have been satisfied;

•
the receipt by each party of a written opinion of its counsel to the effect that the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code; and

•
in the case of Union, the receipt of requisite regulatory approvals without the imposition of a burdensome condition.

We cannot be certain of when, or if, the conditions to the merger will be satisfied or waived, or that the mergers will be completed in the first quarter of 2019 or at all. As of the date of this joint proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement abandoned at any time before the effective time (whether before or after the approval of the merger by Access shareholders or by Union shareholders) by mutual written agreement, or by either party in the following circumstances:
•
the merger has not been consummated by October 4, 2019, which we refer to as the outside date, if the failure of the effective time to occur on or before that date is not caused by the terminating party’s breach of the merger agreement, which we refer to as an outside date termination;

•
any governmental authority denies a requisite regulatory approval and such denial is final, the relevant governmental authority will have requested in writing that Union, Access or any of their respective subsidiaries withdraw (other than for technical reasons), and not be permitted to resubmit within 90 days, any application with respect to a regulatory approval or any governmental authority has issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•
if there was a breach or inaccuracy, as applicable, of any representation, warranty, covenant or agreement contained in the merger agreement on the part of Access, in the case of a termination by Union, or Union, in the case of a termination by Access, which breach or inaccuracy would, either individually or in the aggregate with all other breaches or inaccuracies, constitute the failure of a Union or Access condition to closing, respectively, and is not cured within 30 days following written notice or by its nature cannot be cured during such period; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, which we refer to as a breach termination;

•
the Access shareholder approval is not obtained at the Access special meeting, which we refer to as a no-vote termination; or

•
the Union shareholder approval is not obtained at the Union special meeting.

In addition, Union may terminate the merger agreement if:
•
the Access board of directors fails to recommend that the Access shareholders approve the Access merger proposal, effects a change in its recommendation or approves, adopts, endorses or recommends any acquisition proposal, or breaches its obligations with respect to not soliciting acquisition proposals, holding the Access special meeting or making its recommendation to approve the Access merger proposal; or

•
if a governmental authority grants a regulatory approval but such requisite regulatory approval contains, results or would reasonably be expected to result in, the imposition of a burdensome condition.

In addition, Access may terminate the merger agreement if:
•
the Union board of directors fails to recommend that the Union shareholders approve the Union merger and share issuance proposal, effects a change in its recommendation, or fails to call, give notice of, convene or hold the Union special meeting; or

•
the Access board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) designated provisions of each merger agreement will survive the termination, including, but not limited to, those relating to payment of fees and expenses and the confidential treatment of information and (2) both Union and Access will remain liable for any liability or damages arising out of its fraud or breach of the merger agreement occurring prior to termination.

Termination Fee
Access will pay Union a $25,000,000 termination fee if:
•
(1) either Access or Union effects an outside date termination (and the Access shareholder approval has not been obtained), (2) either Access or Union effects a no-vote termination, or (3) Union effects a breach termination and, in each case, prior to such termination and after the date of the merger agreement, an acquisition proposal for Access has been made or an intention to make an acquisition proposal has been publicly announced, and, within 12 months of such termination, any acquisition proposal results in the execution of a definitive agreement or a completed transaction;

•
Union terminates the merger agreement because the Access board of directors has failed to recommend that the Access shareholders approve the Access merger proposal, effected a change in its recommendation or approved, adopted, endorsed or recommended any acquisition proposal, or breached its obligations with respect to not soliciting acquisition proposals, holding the Access special meeting or making its recommendation to approve the Access merger proposal; or

•
Access terminates the merger agreement because the Access board of directors determines to enter into an acquisition agreement with respect to a superior proposal in accordance with its obligations with respect to acquisition proposals.

Union will pay Access a $25,000,000 termination fee if:
•
Access terminates the merger agreement because the Union board of directors failed to recommend that the Union shareholders approve the Union merger and share issuance proposal, effected a change in its recommendation, or fails to call, give notice of, convene or hold the Union special meeting.

If Access or Union, as applicable, fails to promptly pay any termination fee payable when due, then Access or Union, as applicable, must pay to Union or Access, as applicable, its fees and expenses (including attorneys’ fees and expenses) in connection with collecting such fee, together with interest on the amount of such fee at the prime rate published in The Wall Street Journal from the date such payment was due under the merger agreement.
Expenses and Fees
Each of Union and Access will pay all costs and expenses incurred by it in connection with the transactions contemplated by the merger agreement. The costs and expenses of printing this joint proxy statement/prospectus, and all filing fees paid to the SEC in connection with this joint proxy statement/prospectus will be borne equally by Union and Access.
Amendments and Waivers
The merger agreement may be amended or supplemented by a writing instrument duly executed by each of the parties at any time, whether before or after the later of the date of the Access special meeting or the Union special meeting, provided that after obtaining the Access shareholder approval or the Union shareholder approval, no amendment may be made that requires further approval by Access shareholders or Union shareholders.
Any term or provision of the merger agreement may be waived and the time for performance of any obligations or other acts of the other party may be extended in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof; provided, that after the Access shareholder approval or the Union shareholder approval are obtained, there may not be, without further approval of such shareholders, any extension or waiver of the merger agreement or any portion thereof that requires further approval under applicable law.

Affiliate Agreements
Access Affiliate Agreements
Each of the members of the Access board of directors and certain executive officers of Access, in their capacities as shareholders of Access, separately entered into affiliate agreements with Union and Access, which we refer to as the Access affiliate agreements, in which they agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all shares as to which the they control the right to vote, (1) in favor of the merger agreement and the transactions contemplated thereby, including the merger, (2) against any acquisition proposal, (3) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Access under the merger agreement or the shareholder under the Access affiliate agreement and (4) against any action or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or frustrate the purposes of or inhibit the timely consummation of the merger or the other transactions contemplated by the merger agreement or the Access affiliate agreement or fulfilment of Union’s or Access’s obligations or conditions under the merger agreement. In addition, the Access affiliate agreements provide that such shareholders will not sell or transfer any of their shares of Access common stock, subject to certain exceptions, until the earlier of the effective time or the date on which the merger agreement is terminated in accordance with its terms. The Access affiliate agreements remain in effect until the earlier to occur of the effective time and the date of termination of the merger agreement in accordance with its terms.
As of the Access record date, shares constituting 11.48% of the Access common stock entitled to vote at the Access special meeting are subject to the affiliate agreements.
The foregoing description of the Access affiliate agreements is subject to, and qualified in its entirety by reference to, the Access affiliate agreements, a form of which is attached to this joint proxy statement/prospectus as Annex B and is incorporated by reference into this joint proxy statement/prospectus.
Union Affiliate Agreements
Each of the members of the Union board of directors, in their capacities as shareholders of Union, separately entered into affiliate agreements with Union and Access, which we refer to as the Union affiliate agreements, in which they agreed to vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all shares as to which the they control the right to vote, (1) in favor of the merger agreement and the consummation of the transactions contemplated thereby, including the merger and Union share issuance, (2) against any action or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation of Union under the merger agreement or the shareholder under the Union affiliate agreement, and (3) against any action or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect or frustrate the purposes of or inhibit the timely consummation of the merger or the other transactions contemplated by the merger agreement or the Union affiliate agreement or fulfilment of Union’s or Access’s obligations or conditions under the merger agreement. In addition, the Union affiliate agreements provide that such shareholders will not sell or transfer any of their shares of Union common stock, subject to certain exceptions, until the earlier of the effective time or the date on which the merger agreement is terminated in accordance with its terms. The Union affiliate agreements remain in effect until the earlier to occur of the effective time and the date of termination of the merger agreement in accordance with its terms.
As of the Union record date, shares constituting 0.85% of the Union common stock entitled to vote at the Union special meeting are subject to the affiliate agreements.
The foregoing description of the Union affiliate agreements is subject to, and qualified in its entirety by reference to, the Union affiliate agreements, a form of which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER
The following is a general discussion of the material U.S. federal income tax consequences relating to the merger to a U.S. holder (as defined below) of Access common stock that receives Union common stock pursuant to the merger.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of Access common stock and is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if  (a) a court within the United States is able to exercise primary supervision over its administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is subject to U.S. federal income tax regardless of its source.
This discussion applies only to U.S. holders who hold their shares of Access common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and exchange those shares for the merger consideration in the merger. Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to U.S. holders in light of their particular circumstances and does not apply to U.S. holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; regulated investment companies and real estate investment trusts; tax-exempt organizations; holders of Access common stock subject to the alternative minimum tax provisions of the Code; S corporations; partnerships or other pass-through entities (or investors in S corporations, partnerships or other pass-through entities); holders of Access common stock whose functional currency is not the U.S. dollar; holders who hold shares of Access common stock as part of a “hedge,” “straddle,” “constructive sale” or “conversion transaction” (as such terms are used in the Code) or other integrated investment; holders of Access common stock who exercise appraisal rights; persons who purchased their shares of Access common stock as part of a wash sale; or holders required to accelerate the recognition of any item of gross income for U.S. federal income tax purposes with respect to Union common stock as a result of such item being taken into account in an applicable financial statement).
This discussion does not address any tax consequences arising under any U.S. state or local, or foreign laws, the Medicare contribution tax, the alternative minimum tax or under any U.S. federal laws other than U.S. federal income tax laws (such as estate or gift tax laws).
If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Access common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that holds Access common stock, and any partners in such partnership, are strongly urged to consult their own tax advisors about the tax consequences of the merger to them.
This discussion, and the tax opinion referred to below, is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings, and decisions, all as in effect on the date of this joint proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. The opinion described below will not be binding on the IRS, or any court. Union and Access have not sought and will not seek any ruling from the IRS regarding any matters relating to the mergers, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.
Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on factors that are not within our control. You are strongly urged to consult with your own tax advisor as to the specific tax consequences of the merger in your particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. federal, state and local, foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger Generally
Subject to the limitations, assumptions and qualifications described herein, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Accordingly, and as discussed in greater detail below, except to the extent of any cash consideration received in the merger and except with respect to cash received in lieu of a fractional share interest in Union common stock, no gain or loss will be recognized by holders of Access common stock in the merger. Union will receive a legal opinion from Covington, and Access will receive a legal opinion from Troutman Sanders, each to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Each of Union and Access has the ability to waive receipt of the legal opinion of its counsel as a condition to consummating the merger; however, neither Union nor Access currently intends to waive these conditions to the consummation of the merger. In the event that Union or Access waives the condition to receive such tax opinion and the tax consequences of the merger materially change, then Union and Access will recirculate appropriate soliciting materials and seek new approval of the merger from Access and Union shareholders.
These opinions will be based on representations by Union and Access, as well as certain covenants and undertakings by Union and Access and customary assumptions. If any of the representations, covenants, undertakings, or assumptions is incorrect, incomplete, inaccurate or is violated, the validity of the opinions described above may be affected and the U.S. federal income tax consequences of the merger could differ materially from those described in this joint proxy statement/prospectus.
Accordingly, subject to the limitations and qualifications set forth herein and in the opinions described above, for U.S. federal income tax purposes, when a U.S. holder of Access common stock receives Union common stock and cash instead of fractional shares of Union common stock, if any, in the merger, such U.S. holder will not recognize gain or loss, except with respect to cash received instead of fractional shares of Union common stock (as discussed below).
The aggregate tax basis of the Union common stock that a U.S. holder receives in the merger, including any fractional shares deemed received and redeemed for cash as described below, will equal such U.S. holder’s aggregate adjusted tax basis in the shares of Access common stock that it surrenders in the merger. The holding period for the shares of Union common stock that a U.S. holder receives in the merger (including any fractional share deemed received and redeemed for cash as described below) will include the holding period for the shares of Access common stock that such U.S. holder surrenders in the merger. The basis and holding period of each block of Union common stock a U.S. holder receives will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Access common stock exchanged for such block of Union common stock. U.S. holders should consult their tax advisors regarding the manner in which shares of Union common stock should be allocated among different blocks of their Access common stock surrendered in the merger.
Cash Instead of Fractional Shares
If a U.S. holder receives cash instead of a fractional share of Union common stock, the U.S. holder will be treated as having received such fractional share of Union common stock pursuant to the merger and then as having received cash in exchange for such fractional share of Union common stock. As a result, such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received instead of a fractional share and the U.S. holder’s basis in the fractional share of Union common stock it is treated as receiving as set forth above. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective time, the holding period for such fractional share (including the holding period of shares of Access common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting
Non-corporate U.S. holders of Access common stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%) on any cash payments received in connection with the merger. Such a U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:
•
furnishes a correct taxpayer identification number, certifies that the U.S. holder is not subject to backup withholding on the Form W-9 or applicable successor form and otherwise complies with all the applicable requirements of the backup withholding rules; or

•
provides proof that the U.S. holder is otherwise exempt from backup withholding.

Any amounts withheld from payments to U.S. holders of Access common stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such U.S. holder’s applicable U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders of Access common stock should consult their own tax advisors regarding the application of backup withholding based on their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.
Certain Reporting Requirements
If you are a U.S. holder that receives Union common stock in the merger and are considered a “significant holder,” you will be required (1) to file a statement with your U.S. federal income tax return providing certain facts pertinent to the merger, including your tax basis in, and the fair market value of, the Access common stock that you surrendered, and (2) to retain permanent records of these facts relating to the merger. You are a “significant holder” if, immediately before the merger, you (a) owned at least 5% (by vote or value) of the outstanding stock of Access, or (b) owned Access securities with a tax basis of $1.0 million or more.
This discussion of certain material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and may not be construed as, tax advice. Holders of Access common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, holders of Access common stock will have a right to receive shares of Union common stock for their shares of Access common stock. Access and Union each are organized under the laws of the Commonwealth of Virginia. The following is a summary of the material differences between (1) the current rights of Access shareholders under the Virginia Stock Corporation Act, or the VSCA, the Access articles of incorporation and the Access bylaws, and (2) the current rights of Union shareholders under the VSCA, the Union articles of incorporation and the Union bylaws.
The following summary is not a complete statement of the rights of shareholders of the two companies or a complete description of the specific provisions referred to below. This summary is qualified in its entirety by reference to the VSCA and Access’s and Union’s governing documents, which we urge Access shareholders to read. Copies of Union’s and Access’s governing documents have been filed with the SEC and copies of each company’s governing documents can be found at its respective principal office. To find out where copies of these documents can be obtained, see the section entitled “Where You Can Find More Information.”
	Access	Union
Capitalization:
Under the Access articles of incorporation, Access is authorized to issue 60,000,000 shares of common stock, par value $0.835 per share, and 1,000,000 shares of undesignated serial preferred stock. As of the Access record date, there were issued and outstanding 21,069,233 shares of Access common stock and no shares of serial preferred stock issued or outstanding.
The Access articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of Access stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Access (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

Under the Union articles of incorporation, Union is authorized to issue 100,000,000 shares of common stock, par value $1.33 per share, and 500,000 shares of serial preferred stock, par value $10.00 per share. As of the Union record date, there were issued and outstanding 65,988,528 shares of Union common stock and no shares of serial preferred stock issued or outstanding.
The Union articles of incorporation permit its board of directors, without shareholder approval, to fix the preferences, limitations, and relative rights of its preferred stock and to establish series of such preferred stock and determine the variations between each series. Holders of Union stock of any class do not have any preemptive right to subscribe to or purchase (i) any shares of capital stock of Union (ii) any securities convertible into such shares, or (iii) any options, warrants or rights to purchase such shares or securities convertible into any such shares.

Dividend Rights:	The holders of Access common stock are entitled to share receive such dividends at such times and in such amounts as the Access board of directors may deem advisable. The Access articles of incorporation permit the Access board of directors to issue preferred stock with terms set by the board, which terms may include the right to receive dividends ahead of the holders of their common stock.	The holders of Union common stock are entitled to receive such dividends at such times and in such amounts as the Union board of directors may deem advisable. The Union articles of incorporation permit the Union board of directors to issue preferred stock with terms set by the board, which terms may include the right to receive dividends ahead of the holders of common stock.
Corporate Governance:	The rights of Access shareholders are governed by Virginia law, the Access articles of incorporation and the Access bylaws.	The rights of Union shareholders are governed by Virginia law, the Union articles of incorporation and the Union bylaws.

	Access	Union
Board of Directors:
The VSCA requires that a corporation have at least one director and permits the number of directors to be specified in or fixed in accordance with the bylaws or articles of incorporation. Directors are elected at a corporation’s first annual shareholders’ meeting and at each annual meeting thereafter unless their terms are staggered.
The Access bylaws provide that the board of directors will consist of a minimum of three and a maximum of 15 individuals. Directors will be elected at the annual meeting of shareholders and may be elected at any special meeting of the shareholders. The Access articles of incorporation provide that the directors will be divided into three classes with the term of office of the first class to expire at the first annual meeting of shareholders, the term of office of the second class to expire at the second annual meeting of shareholders, and the term of the third class to expire at the third annual meeting of shareholders.
The successors to the class of directors whose terms expire will be identified as being of the same class of directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. There are currently 12 directors on the Access board of directors, divided into three classes, apportioned as evenly as possible, and serving staggered three-year terms.

The VSCA requires that a corporation have at least one director and permits the number of directors to be specified in or fixed in accordance with the bylaws or articles of incorporation. Directors are elected at a corporation’s first annual shareholders’ meeting and at each annual meeting thereafter unless their terms are staggered.
The Union bylaws provide that the number of directors is fixed, from time to time, by the Union board of directors in accordance with the Union articles of incorporation. The Union articles of incorporation provide that the directors shall be divided into three classes with the term of office of the first class to expire at the first annual meeting of shareholders, the term of office of the second class to expire in two years, and the term of the last class to expire in three years.
At each Union annual meeting of shareholders following such initial classification and election, directors elected to succeed those directors whose terms expire will be elected for a three-year term. There are currently 18 directors on the Union board of directors, divided into three classes, apportioned as evenly as possible, and serving staggered three-year terms. Following the consummation of the merger, the Union board of directors will be comprised of 19 directors.

Election and Removal of Directors:
Under Virginia law, unless otherwise provided in the articles of incorporation or the bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.
The Access articles of incorporation do not permit shareholders to cumulate their votes for directors.
Virginia law provides that the shareholders may remove one or more director with or without cause, unless the articles of incorporation or bylaws provide that directors may be removed only with cause.
The Access bylaws provide that a director may be removed at any time, but only for cause and only by the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

Under Virginia law, unless otherwise provided in the articles of incorporation or the bylaws, directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.
The Union articles of incorporation do not permit shareholders to cumulate their votes for directors.
Virginia law provides that the shareholders may remove one or more director with or without cause, unless the articles of incorporation or bylaws provide that directors may be removed only with cause.
The Union articles of incorporation provide that directors of Union may be removed by Union shareholders only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

	Access	Union
Board Vacancies:
Under Virginia law, unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the shareholders may fill the vacancy, the board of directors may fill the vacancy, or if the directors remaining in office are fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.
Under the Access bylaws, if the office of any director becomes vacant (including a vacancy resulting from an increase in the number of directors), the directors at the time in office, whether or not a quorum, may, by majority vote choose a successor who will hold office until the next annual meeting of shareholders. The successor elected by the shareholders at that annual meeting will hold office for a term that will coincide with the remaining term of the class of directors to which that person has been elected.

Under Virginia law, unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors, including a vacancy resulting from an increase in the number of directors, the shareholders may fill the vacancy, the board of directors may fill the vacancy, or if the directors remaining in office are fewer than a quorum of the board, they may fill the vacancy by the affirmative vote of a majority of the directors remaining in office.
Under the Union articles of incorporation, if the office of any director becomes vacant (including a vacancy resulting from an increase in the number of directors), the remaining directors then in office, whether or not a quorum, may by majority vote choose a successor who will hold office until the next annual meeting of the shareholders. The successor elected will hold office for a term that will coincide with the remaining term of the class of directors to which that person has been elected.

Vote Required for Certain Shareholder Actions and Quorum Requirement:
The VSCA provides that, except for the election of directors, the affirmative vote of plurality of all votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, unless the articles of incorporation provide otherwise. The VSCA also provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter.
Certain corporate actions requiring a more than two-thirds vote include: adoption of plans of merger or share exchange; sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and adoption of plans of dissolution.
The VSCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

The VSCA provides that, except for the election of directors, the affirmative vote of plurality of all votes cast at a meeting at which a quorum is present is sufficient to approve any matter which properly comes before the meeting, unless the articles of incorporation provide otherwise. The VSCA also provides that, unless a corporation’s articles of incorporation provide for a greater or lesser vote, certain significant corporate actions must be approved by the affirmative vote of more than two-thirds of all the votes entitled to be cast on the matter.
Certain corporate actions requiring a more than two-thirds vote include: adoption of plans of merger or share exchange; sales of all or substantially all of a corporation’s assets other than in the ordinary course of business; and adoption of plans of dissolution.
The VSCA provides that a corporation’s articles may either increase the vote required to approve those actions or may decrease the vote required to not less than a majority of all the votes cast by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.

	Access	Union

The Access articles of incorporation do not modify the vote required to approve such actions.
The Access articles of incorporation provide that holders of its common stock have the right to one vote for each share of common stock held.
The VSCA provides that, unless a corporation’s articles of incorporation or the VSCA provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. The Access articles of incorporation do not modify this requirement for quorum.

The Union articles of incorporation provide that the actions set out above must be approved by a majority of all votes entitled to be cast on the transaction by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction must be approved by the vote of 80% or more of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction.
The Union bylaws provide that holders of its common stock have the right to one vote for each share of common stock in their name.

The VSCA provides that, unless a corporation’s articles of incorporation or the VSCA provides otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of that voting group for action on that matter. The Union articles of incorporation do not modify this requirement for quorum.
Amendment of Articles of Incorporation:	The VSCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the VSCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the VSCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.	The VSCA generally requires that in order for an amendment to the articles of incorporation to be adopted it must be approved by each voting group entitled to vote on the proposed amendment by more than two-thirds of all the votes entitled to be cast by that voting group, unless the VSCA otherwise requires a greater vote, or the articles of incorporation provide for a greater or lesser vote, or a vote by separate voting groups. However, under the VSCA, no amendment to the articles of incorporation may be approved by a vote that is less than a majority of all the votes cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group exists.
	The Access articles of incorporation may be amended pursuant to the VSCA provisions above.	The Union articles of incorporation provide that an amendment to the Union articles of incorporation must be approved by a majority of all the votes entitled to be cast on the amendment by each voting group entitled to vote at a meeting at which a quorum of the voting group is present, provided that the amendment has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the amendment is not so approved and

	Access	Union
recommended, then the amendment must be approved by the affirmative vote of 80% or more of all of the votes entitled to be cast on such amendment by each voting group entitled to vote.
Amendment of Bylaws:
Under the VSCA, unless another process is set forth in a corporation’s articles of incorporation or bylaws, a majority of the directors (except to the extent authority to amend the bylaws is reserved by the VSCA), or, if a quorum exists at a meeting of shareholders, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.
The Access bylaws may be amended or repealed by the board of directors except to the extent that (i) such power is reserved exclusively to the shareholders by law or the Access articles of incorporation or (ii) the shareholders in adopting or amending particular bylaws provide expressly that the board of directors may not amend or repeal the same. The Access bylaws may be amended or repealed by the shareholders even though the same also may be amended or repealed by the board of directors.

Under the VSCA, unless another process is set forth in a corporation’s articles of incorporation or bylaws, a majority of the directors (except to the extent authority to amend the bylaws is reserved by the VSCA), or, if a quorum exists at a meeting of shareholders, a majority of the shareholders present and entitled to vote may adopt, amend or repeal the bylaws.
The Union bylaws may be amended or repealed by the board of directors at any time. Union shareholders have the power to rescind, alter, amend, or repeal any bylaws and to enact bylaws which, if so expressed by the shareholders, may not be rescinded, altered, amended, or repealed by the Union board of directors.

Special Meetings of Shareholders:
Virginia law provides that special meetings of the shareholders may be called by the chairman of the board of directors, the president, or the person or persons authorized to do so by the articles of incorporation or bylaws.
The Access articles of incorporation and the Access bylaws do not modify the persons authorized to call a special meeting. Written notice of the date, time and place of the meeting and the purpose or purposes for which the meeting is called will be given to each shareholder entitled to vote at the special meeting. Such notice will be given either by personal delivery or by mail, by or at the direction of the officer or persons calling the meeting, not more than 60 days nor less than ten days before the date of the meeting (except that such notice will be given to each shareholder, whether or not entitled to vote, not less than 25 days before a meeting called to act on an amendment to the Access articles of incorporation, a plan of merger or share exchange, a proposed sale, lease, exchange or other disposition of all, or substantially all, of the property of Access other than in the usual and regular course of business, or the dissolution of Access, which notice will be accompanied

Virginia law provides that special meetings of the shareholders may be called by the chairman of the board of directors, the president, or the person or persons authorized to do so by the articles of incorporation or bylaws.
The Union bylaws provide that except as otherwise specifically provided by law, any special meeting of the shareholders will be held only upon the call of the Chairman or Vice Chairman of the Union board of directors, if any, the CEO, the President, the Union board of directors or the Union board of director’s Executive Committee.
Written notice stating the place, date, and time of any special meeting of the shareholders, and the purpose or purposes for which the meeting is called, will be given to each shareholder of record entitled to vote at the meeting not less than ten nor more than 60 days previous thereto (except as otherwise required or permitted by law) either personally, by mail, or by such other manner as permitted or required by law, by or at the direction of the Chairman or Vice Chairman of the Union board of directors, the CEO, the President, the Secretary, or by the persons calling the meeting.

	Access	Union
by a copy of the proposed amendment, plan of merger or share exchange, agreement of sale or plan of dissolution, as the case may be). Notice to a shareholder will be deemed given when mailed postage prepaid, correctly addressed, to the shareholder at his address as shown in the current record of shareholders of Access.
Nomination of Directors:
The VSCA provides that a corporation’s articles of incorporation or bylaws may prescribe qualifications for directors or qualifications to be nominated as directors.
The Access bylaws state that the Access board of directors may nominate directors by resolution at any time prior to solicitation of proxies for the annual meeting of shareholders. The Access bylaws state that no director may be nominated for election or elected if on the date of his or her election he or she has or would have attained the age of 70 years. Any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting, but only if written notice of such shareholder’s intent to make such nomination(s) has been given, either by personal delivery or by United States mail, postage prepaid, to Access’s Corporate Secretary not less than 30 days prior to the first anniversary date of the initial notice given to shareholders of record on the record date for the previous annual meeting by or at the direction of the Access board of directors, provided, however, that such notice will not be required to be given more than 90 days prior to the annual meeting of shareholders.
Such notice must set forth: (a) the name and address of the shareholder who intends to make the nomination of the person(s) and of the person(s) to be nominated; (b) a representation that the shareholder is the owner of stock of Access entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person(s) specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee for director and any other person(s) (naming such person(s)) pursuant to which the nomination(s) are to be made by the shareholder; (d) such other information regarding such nominee proposed by such shareholder as would be required to be included in a proxy statement

The VSCA provides that a corporation’s articles of incorporation or bylaws may prescribe qualifications for directors or qualifications to be nominated as directors.
The Union bylaws provide that nominations for election to the Union board of directors may be made by shareholders at an annual or special meeting. The Union bylaws state that no person who is age 72 or older will be eligible to serve on the Union board of directors after the annual meeting following his or her 72nd birthday (except for individuals that the Union board of directors determines are exempt from this limitation).
Any shareholder of record on the record date of such meeting entitled to vote thereat or a duly authorized proxy for such shareholder may nominate one or more persons for election as directors at a meeting of shareholders, but only if written notice is delivered personally to, or mailed to and received at, the principal executive office of Union, addressed to the attention of Union’s Corporate Secretary, not more than ten days after the date of the initial notice of such meeting and not less than 30 days prior to the first anniversary of the initial notice of the previous year’s annual meeting, in the case of a nomination to be brought before an annual meeting of shareholders, provided, that such notice will not be required to be given more than 90 days prior to the annual meeting of shareholders. Such notice must set forth: (a) full description of each such item of business proposed to be brought before the meeting including the complete text of any resolution to be presented, the reasons for wanting to conduct such business, and any material interest of the shareholder in such business; (b) the name and address as they appear on Union’s books of such shareholder proposing to bring such business before the meeting; (c) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of such notice; (d) all information

	Access	Union
	filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Access board of directors, including, but not limited to, the amount and nature of his beneficial ownership of the Access’s securities, his principal occupation for the past five years and his age; and (e) the written consent of each nominee to serve as a director of Access if so elected. The presiding officer at any meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing sentence.	regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC under Regulation 14A and pursuant to Section 14 of the Exchange Act, and the written consent of each such nominee to serve if elected; and (e) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Regulation 14A under Section 14 of the Exchange Act.
Shareholder Proposal of Business:
The Access articles of incorporation and the Access bylaws have no specific requirements with respect to shareholder proposals of business (other than a director nomination). Pursuant to Rule 14a-8 under the Exchange Act, for a shareholder proposal to be considered for possible inclusion in the proxy statement for Access’s annual meeting of shareholders, notice of such proposal must be delivered or mailed to the principal executive offices of Access not less than 120 days prior to the anniversary date of the mailing date of Access’s proxy statement for the immediately preceding annual meeting of shareholders.
In addition, pursuant to Rule 14a-4(c)(1) under the Exchange Act, for a shareholder proposal to be timely, notice of such proposal must be delivered or mailed to the principal executive offices of Access not less than 45 days prior to the anniversary date of the mailing date of Access’s proxy statement for the immediately preceding annual meeting of shareholders.

Pursuant to Rule 14a-8 under the Exchange Act, for a shareholder proposal to be considered for possible inclusion in the proxy statement for Union’s 2018 annual meeting of shareholders, notice of such proposal must be delivered or mailed to the principal executive offices of Union not less than 120 days prior to the anniversary date of the mailing date of Union’s proxy statement for the immediately preceding annual meeting of shareholders.
The Union bylaws provide that any shareholder of record on the record date of such meeting entitled to vote thereat or a duly authorized proxy for such shareholder may propose business to be brought before a meeting of shareholders, but only if written notice is delivered personally to, or mailed to and received at, the principal executive office of Union, addressed to the attention of Union’s Corporate Secretary, not more than ten days after the date of the initial notice of such meeting and not less than 30 days prior to the first anniversary of the initial notice of the previous year’s annual meeting in the case of business to be brought before an annual meeting of shareholders, provided, that such notice will not be required to be given more than 90 days prior to the annual meeting of shareholders. Such notice must set forth: (a) a full description of each such item of business proposed to be brought before the meeting including the complete text of any resolution to be presented, the reasons for wanting to conduct such business, and any material interest of the shareholder in such business; (b) the name and address as they appear on Union’s books of the shareholder proposing to bring such business before the meeting; (c) the class and number of shares held of record, held beneficially and represented by proxy by such person as of the record date for the meeting (if such date has then been made publicly available) and as of the date of

	Access	Union
such notice; (d) if any item of such business involves a nomination for director, all information regarding each such nominee that would be required to be set forth in a definitive proxy statement filed with the SEC under Regulation 14A and pursuant to Section 14 of the Exchange Act, and the written consent of each such nominee to serve if elected; and (e) all other information that would be required to be filed with the SEC if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Regulation 14A under Section 14 of the Exchange Act.
Limitation of Director Liability; Indemnification:	The VSCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director conducted himself in good faith and believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director will not be limited if such officer	The VSCA provides that a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if the director conducted himself in good faith and believed, in the case of conduct in his official capacity with the corporation, that his conduct was in the corporation’s best interests, and in all other cases, that his conduct was at least not opposed to its best interests, and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The VSCA requires such indemnification when a director or, unless limited by a corporation’s articles of incorporation, officer entirely prevails in the defense of any proceeding to which he or she was a party because he or she is or was a director or officer of the corporation, and further provides that a corporation may make any other or further indemnity (including indemnity to a proceeding by or in the right of the corporation), and may make additional provision for advances and reimbursement of expenses, if authorized by its articles of incorporation or shareholder-adopted bylaw or resolution, except an indemnity against willful misconduct or a knowing violation of the criminal law. The VSCA establishes a statutory limit on liability of officers and directors of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation, to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of an officer or director will not be limited if such officer or director engaged in willful misconduct or a knowing violation

	Access	Union
or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.
The Access articles of incorporation provide that, to the full extent permitted by the VSCA, Access will indemnify each director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she is liable by reason of his or her willful misconduct or knowing violation of criminal law. The Access board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any person not specified in the preceding sentence by reason of having been an employee, agent or consultant of Access, to the same extent as set forth above. The Access articles of incorporation provide that, to the full extent permitted by the VSCA, a director or officer of Access will not be liable to Access or its shareholders for monetary damages.
of the criminal law or of any federal or state securities law.
The Union articles of incorporation provide that, to the full extent permitted by the VSCA, Union is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her by reason of having been a director or officer and against all expenses reasonably incurred by him or her in connection therewith, except in relation to matters as to which he or she has been finally adjudged liable by reason of his or her willful misconduct or knowing violation of criminal law. The Union board of directors is empowered, by a majority vote of a quorum of disinterested directors, to contract in advance to indemnify any person not specified in the preceding sentence by reason of having been an employee, agent or consultant of Union, to the same extent as set forth above. The Union articles of incorporation provide that, to the full extent permitted by the VSCA, a director or officer of Union will not be liable in any monetary amount for damages arising out of or resulting from a single transaction, occurrence or course of conduct, provided that such limitation on liability is not applicable if the director or officer engaged in willful misconduct or a knowing violation of criminal law or any federal or state securities law.

Shareholders’ Rights of Dissent and Appraisal:	The VSCA provides that appraisal or dissenters’ rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange (such as the Nasdaq Global Market) or is traded in an organized market, held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal or dissenters’ rights will be available to holders of common stock of a Virginia corporation in a merger if: the articles of incorporation provide for appraisal or dissenters’ rights regardless of an available exception; in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record	The VSCA provides that appraisal or dissenters’ rights are not available to holders of shares of any class or series of shares of a Virginia corporation in a merger when the stock is either listed on a national securities exchange (such as the Nasdaq Global Select Market) or is traded in an organized market, held by at least 2,000 shareholders of record and has a public float of at least $20 million. Despite this exception, appraisal or dissenters’ rights will be available to holders of common stock of a Virginia corporation in a merger if: the articles of incorporation provide for appraisal or dissenters’ rights regardless of an available exception; in the case of a merger or share exchange, shareholders are required by the terms of the merger to accept anything for their shares other than cash, shares of the surviving or acquiring corporation, or shares of another corporation that are either listed on a national securities exchange or held by more than 2,000 shareholders of record having a public float of at least $20 million, or a

	Access	Union
	having a public float of at least $20 million, or a combination of cash or such shares; or the merger is an “affiliated transaction,” as described in “— Anti-Takeover Provisions” below, and it has not been approved by a majority of the disinterested directors. The Access articles of incorporation do not authorize such special appraisal or dissenters’ rights and the Access common stock is listed on the Nasdaq Global Market; therefore, unless one of the exceptions outlined above applies to a given transaction, shareholders of Access are not entitled to appraisal or dissenters’ rights.	combination of cash or such shares; or the merger is an “affiliated transaction,” as described in “— Anti-Takeover Provisions” below, and it has not been approved by a majority of the disinterested directors. The Union articles of incorporation do not authorize such special appraisal or dissenters’ rights and the Union common stock is listed on the Nasdaq Global Select Market; therefore, unless one of the exceptions outlined above applies to a given transaction, shareholders of Union are not entitled to appraisal or dissenters’ rights.
Virginia Anti-TakeoverStatutes:	Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.	Virginia has two anti-takeover statutes in force, the Affiliated Transactions Statute and the Control Share Acquisitions Statute.
	The Affiliated Transaction Statute of the VSCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than ten percent of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the disinterested directors (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:	The Affiliated Transaction Statute of the VSCA contains provisions governing “affiliated transactions.” These include various transactions such as mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions with an “interested shareholder.” An interested shareholder is generally the beneficial owner of more than ten percent of any class of a corporation’s outstanding voting shares. During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority (but not less than two) of the disinterested directors (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of the disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation’s voting shares other than shares beneficially owned by the interested shareholder. These requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder’s acquisition of voting shares making such a person an interested shareholder before such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if:
	• the transaction is approved by the holders of two-thirds of the	• the transaction is approved by the holders of two-thirds of the

Access	Union
corporation’s voting shares, other than shares beneficially owned by the interested shareholder;	corporation’s voting shares, other than shares beneficially owned by the interested shareholder;
• the affiliated transaction has been approved by a majority of the disinterested directors; or	• the affiliated transaction has been approved by a majority of the disinterested directors; or

•
subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

•
subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

Under the VSCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:	Under the VSCA’s Control Share Acquisitions Statute, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person or other entity at ownership levels of 20%, 33 1∕3%, and 50% of the outstanding shares may, under certain circumstances, be denied. The voting rights may be denied:

•
unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•
unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation; or

•
among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

•
among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation’s articles of incorporation or bylaws permit the acquisition of such shares before the acquiring person’s acquisition thereof.

If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”	If authorized in the corporation’s articles of incorporation or bylaws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for such shares if the voting rights are not approved or if the acquiring person does not file a “control share acquisition statement” with the corporation within 60 days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than 50% of the corporation’s outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for “fair value.”

Access	Union
The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute.	The provisions of the Affiliated Transactions Statute and the Control Share Acquisitions Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisitions Statute.
Access has not opted-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute.	Union has not opted-out of the Affiliated Transactions Statute or the Control Share Acquisitions Statute, and the Union bylaws provide that it may, but is not required to, redeem shares of its common stock which have been the subject of a “control share acquisition” as defined in the Control Share Acquisitions Statute.

LEGAL MATTERS
The validity of the Union common stock to be issued in connection with the merger will be passed upon for Union by Rachael R. Lape, Senior Vice President, General Counsel and Corporate Secretary of Union. As of December 6, 2018, Ms. Lape held 1,789 shares of Union common stock and 1,685 shares of Union common stock subject to unvested restricted stock awards. Covington and Troutman Sanders will deliver at the effective time their opinions to Union and Access, respectively, as to certain United States federal income tax consequences of the merger. Please see the section entitled “Material U.S. Federal Income Tax Consequences Relating to the Merger.”
EXPERTS
The consolidated financial statements of Union Bankshares Corporation and its subsidiaries as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and the effectiveness of Union Bankshares Corporation’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, an independent registered public accounting firm; as set forth in their reports appearing in Union’s Annual Report on Form 10-K for the year ended December 31, 2017 and incorporated in this joint proxy statement/prospectus by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
With respect to the unaudited consolidated interim financial information of Union Bankshares Corporation for the three-month periods ended March 31, 2018 and 2017, the three and six-month periods ended June 30, 2018 and 2017, and the three and nine-month periods ended September 30, 2018 and 2017, incorporated by reference herein, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 9, 2018, August 7, 2018 and November 6, 2018, included in Union Bankshares Corporation’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018, respectively, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or “parts” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.
The consolidated financial statements of Xenith Bankshares Inc. and its subsidiaries as of December 31, 2017 and 2016, and for the years then ended have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
The consolidated financial statements of Access National Corporation as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 are included in this joint proxy statement/prospectus in reliance upon the reports of BDO USA, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of Access National Corporation’s internal control over financial reporting as of December 31, 2017.
The consolidated financial statements of Middleburg Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are included in this joint proxy statement/prospectus in reliance upon the reports of Yount, Hyde & Barbour, P.C., an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS
As of the date of this document, neither the Union board of directors nor the Access board of directors knows of any matters that will be presented for consideration at their respective special meetings other than as described in this document. However, if any other matter properly comes before either the Union special meeting or the Access special meeting or any adjournment or postponement thereof and is voted upon, the proposed proxies will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by the proxy as to any matters that fall within the purposes set forth in the notices of special meetings.
UNION ANNUAL MEETING SHAREHOLDER PROPOSALS
In order for a shareholder proposal to be considered for possible inclusion in the Union proxy materials in connection with the 2019 annual meeting of Union shareholders, the proposal must comply with the requirements of Rule 14a-8 under the Exchange Act and be received by Union on or before November 21, 2018. In addition, for a shareholder proposal to be considered for presentation at the 2019 annual meeting of Union shareholders, although not included in the Union proxy materials for such meeting, notice of such proposal (including any director nominations) must comply with Union’s bylaws and must be received by Union on or before February 19, 2019. All shareholder proposals should be sent to the attention of Union’s Corporate Secretary, Union Bankshares Corporation, 1051 East Cary Street, Suite 1200, Richmond, Virginia 23219.
ACCESS ANNUAL MEETING SHAREHOLDER PROPOSALS
Access does not anticipate holding a 2019 annual meeting of Access shareholders if the merger is completed before the second quarter of 2019. However, if the merger is not completed within the expected time frame, or at all, Access may hold an annual meeting of its shareholders in 2019.
In order for a shareholder proposal to be considered for possible inclusion in the Access proxy materials in connection with the 2019 annual meeting of Access shareholders, the proposal must comply the requirements of Rule 14a-8 under the Exchange Act and must be received by Access on or before December 13, 2018. In addition, for a shareholder proposal to be considered for presentation at the 2019 annual meeting of Union shareholders (other than a director nomination), although not included in the Access proxy materials for such meeting, notice of such proposal must be received by Access on or before February 26, 2019. All shareholder proposals should be sent to the attention of Access’s Corporate Secretary, Access National Corporation, 1800 Robert Fulton Drive, Suite 300, Reston, Virginia 20191.
In addition, in accordance with Access’s bylaws, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as director(s) at an annual meeting if advance notice of the nomination is provided in writing. Notice of any such shareholder nominations for the next annual election of directors must be received by Access’s Secretary at Access’s principal office in Reston, Virginia, no later than March 13, 2019, provided that notice of nominations will not be required to be made more than 90 days prior to the date of the 2019 Annual Meeting.
WHERE YOU CAN FIND MORE INFORMATION
Union has filed with the SEC a registration statement under the Securities Act that registers the offer and sale to Access shareholders of the shares of Union common stock to be issued in connection with the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Union in addition to being a proxy statement for Union and Access shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits, contains additional relevant information about Union and Union common stock.
Union and Access also file reports, proxy statements and other information with the SEC under the Exchange Act.
The SEC maintains a website that contains reports, proxy statements and other information about issuers, such as Union and Access, that file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Union with the SEC are also available at Union’s website at www.bankatunion.com. The reports and other information filed by Access with the SEC are also available at Access’s website at www.accessnationalbank.com. The website addresses of the SEC, Union and Access are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those websites is not part of this joint proxy statement/prospectus.
The SEC allows Union to incorporate by reference information in this joint proxy statement/prospectus. This means that Union can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.
This joint proxy statement/prospectus incorporates by reference the documents listed below that Union previously filed with the SEC. They contain important information about the companies and their financial condition.
Union SEC Filings (SEC File No. 0-20293)	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2017, filed with the SEC on February 27, 2018.
Quarterly Reports on Form 10-Q	Quarter ended March 31, 2018, filed with the SEC on May 9, 2018, Quarter ended June 30, 2018, filed with the SEC on August 7, 2018 and Quarter ended September 30, 2018, filed with the SEC on November 6, 2018.
Current Reports on Form 8-K	Filed with the SEC on January 2, 2018, January 3, 2018, January 23, 2018 (only with respect to information filed under item 8.01), January 26, 2018, April 2, 2018, April 3, 2018, May 3, 2018, May 4, 2018 (only with respect to information filed under items 5.02 and 9.01), May 23, 2018, June 26, 2018 (only with respect to information filed under item 5.02), July 5, 2018 (only with respect to information filed under items 8.01 and 9.01), July 19, 2018, September 11, 2018, September 12, 2018, September 27, 2018, October 5, 2018 (only with respect to information filed under items 8.01 and 9.01), October 5, 2018, October 5, 2018, October 9, 2018, October 25, 2018, November 13, 2018 (only with respect to information filed under item 8.01), and November 16, 2018 (other than those portions of the documents deemed to be furnished and not filed).
Description of Union common stock	The description of Union common stock contained in Union’s registration statement on Form 8-A, as filed with the SEC on July 2, 1999 (incorporated by reference from Union’s registration statement on Form S-4 (333-49563), originally filed with the SEC on April 7, 1998), including any subsequently filed amendments and reports updating such description.
In addition, Union also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date the offering is terminated, provided that Union is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, information contained in this document regarding Union has been provided by Union and information contained in this document regarding Access has been provided by Access.
Documents incorporated by reference into this joint proxy statement/prospectus are available from Union, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference into this joint proxy statement/prospectus or other relevant corporate documents referenced in this joint proxy statement/prospectus related to Union by requesting them in writing or by telephone at the following address and phone number:
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
Attention: Rachael R. Lape
Senior Vice President, General Counsel and Corporate Secretary
Telephone: (804) 633-5031
You can obtain the relevant corporate documents referenced in this joint proxy statement/prospectus related to Access by requesting them in writing or by telephone at the following address and phone number:
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Attention: Sheila M. Linton
Vice President and Corporate Secretary
Telephone: (703) 871-2100
You will not be charged for any of these documents that you request. To receive timely delivery of these documents in advance of your special meeting, you must make your request no later than January 8, 2019 in order to receive them before the Union special meeting and the Access special meeting. If you request any documents from Union or Access, Union or Access will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make any such offer or solicitation in that jurisdiction. Union and Access have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [           ], 2018. You should assume that the information contained in this joint proxy statement/prospectus is accurate only as of such date.

Annex A
Execution Version
AGREEMENT AND PLAN OF REORGANIZATION
between
UNION BANKSHARES CORPORATION
and
ACCESS NATIONAL CORPORATION

October 4, 2018
As Amended on December 7, 2018

A-i

Exhibit A — Form of UBSH Affiliate Agreement
Exhibit B — Form of ANCX Affiliate Agreement
Exhibit C — Form of Plan of Merger
Exhibit D — Form of Bank Merger Agreement
UBSH’s Disclosure Letter
ANCX’s Disclosure Letter
A-ii

INDEX OF DEFINED TERMS
Section
280G Analysis	Section 3.2(p)(ix)
401(k) Plan	Section 5.8(e)
ACA	Section 3.2(p)(ii)
Access National Bank	Section 1.5(a)
Acquisition Agreement	Section 5.5(a)
Acquisition Proposal	Section 5.5(c)
Affiliate	Section 3.2(f)(vi)
Affiliate Agreements	Recitals
Agreement	Preamble
ANCX	Preamble
ANCX 401(k) Plan	Section 5.8(e)
ANCX Board Recommendation	Section 5.4(b)
ANCX Cancelled Shares	Section 2.1(b)
ANCX Common Stock	Section 2.1(b)
ANCX Continuing Employees	Section 5.8(a)
ANCX Director	Section 1.4
ANCX Insiders	Section 5.18
ANCX Material Contract	Section 3.2(j)
ANCX Shareholder Approval	Section 3.2(c)(i)
ANCX Shareholders Meeting	Section 5.4(b)
ANCX Stock Option	Section 2.5(a)
ANCX Stock Plan	Section 2.5(a)
Articles of Merger	Section 1.3
Bank Merger	Section 1.5(a)
Bank Merger Agreement	Section 1.5(a)
Bank Reports	Section 3.2(g)
Benefit Plan	Section 3.2(p)(i)
Book-Entry Shares	Section 2.2(c)
Burdensome Condition	Section 5.6(a)
Call Reports	Section 3.2(f)(viii)
Certificates	Section 2.2(c)
Change in ANCX Recommendation	Section 5.5(e)
Change in UBSH Recommendation	Section 5.5(e)
Claim	Section 5.10(a)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Computer Systems	Section 3.2(dd)(i)
Confidentiality Agreements	Section 5.2(c)
Continuing Corporation	Section 1.1
Continuing Corporation Common Stock	Section 2.1(c)
A-iii

Section
Continuing Corporation Plans	Section 5.8(a)
Converted Stock Option	Section 2.5(a)
Default	Section 3.2(k)
Derivative Contract	Section 3.2(w)
Disclosure Letter	Section 3.1(a)
EDGAR	Section 3.2(f)(i) Section 3.2(c)(iv)
Effective Time	Section 1.3
Environmental Claim	Section 3.2(t)(iv)(A)
Environmental Laws	Section 3.2(t)(iv)(B)
ERISA	Section 3.2(p)(i)
ERISA Affiliate	Section 3.2(p)(i)
Exchange Act	Section 3.2(c)(iv)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(c)
FDIA	Section 3.2(n)(i)
FDIC	Section 3.2(b)
Federal Reserve Board	Section 3.2(c)(iv)
Financial Statements	Section 3.2(f)(ii)
FRB-Richmond	Section 3.2(c)(iv)
GAAP	Section 3.2(f)(ii)
Governmental Authority	Section 3.2(k)
Indemnified Party	Section 5.10(a)
Intellectual Property	Section 3.2(v)
Joint Proxy Statement	Section 3.2(c)(iv)
Knowledge	Section 3.1(d)
Laws	Section 3.1(c)
Letter of Transmittal	Section 2.2(c)
Loan	Section 3.2(s)(xiii)
Loan Loss Allowance	Section 3.2(s)(iii)
Material Adverse Effect	Section 3.1(c)
Materials of Environmental Concern	Section 3.2(t)(iv)(C)
Maximum Amount	Section 5.10(c)
Merger	Recitals
Merger Consideration	Section 2.1(c)
Nasdaq	Section 2.6
Notice of Change	Section 5.5(f)(D)
OCC	Section 3.2(c)(iv)
OREO	Section 3.2(s)(iv)
Organizational Documents	Section 3.2(a)
Person	Section 3.2(f)(vi)
Plan of Merger	Section 1.1
Registration Statement	Section 3.2(c)(iv)
A-iv

Section
Regulatory Agencies	Section 3.2(g)
Regulatory Approvals	Section 5.6(a)
Rights	Section 3.2(d)(iv)
SCC	Section 1.3
SEC	Section 3.2(c)(iv)
SEC Reports	Section 3.2(f)(i)
Securities Act	Section 3.2(c)(iv)
Subsidiary	Section 3.2(b)
Superior Proposal	Section 5.5(d)
Takeover Laws	Section 3.2(z)
Tax	Section 3.2(l)(i)
Tax Return	Section 3.2(l)(i)
Taxes	Section 3.2(l)(i)
Technology Systems	Section 3.2(v)
Termination Fee	Section 7.4(a)
Treasury Regulations	Recitals
UBSH	Preamble
UBSH 401(k) Plan	Section 5.8(e)
UBSH Articles	Section 1.6
UBSH Benefit Plans	Section 3.2(q)(i)
UBSH Board Recommendation	Section 5.4(a)
UBSH Common Stock	Section 2.1(a)
UBSH Share Issuance	Section 3.2(c)(i)
UBSH Shareholder Approval	Section 3.2(c)(i)
UBSH Shareholders Meeting	Section 5.4(a)
UBSH Stock Plan	Section 3.2(d)(iii)
Union Bank	Section 1.5(a)
Union PTO Policy	Section 5.8(b)
VBFI	Section 3.2(c)(iv)
VSCA	Section 1.1

A-v

AGREEMENT AND PLAN OF REORGANIZATION
THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”) is made and entered into as of October 4, 2018, as amended on December 7, 2018, between UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), and ACCESS NATIONAL CORPORATION, a Virginia corporation (“ANCX”).
WHEREAS, the Boards of Directors of UBSH and ANCX have approved, and deem it advisable and in the best interests of their respective shareholders to consummate, the business combination transaction provided for herein in which ANCX will merge with and into UBSH (the “Merger”); and
WHEREAS, the Boards of Directors of UBSH and ANCX have each determined that the Merger is consistent with and will further their respective business strategies and goals; and
WHEREAS, as an inducement for each party to enter into this Agreement, certain shareholders of each of UBSH and ANCX have simultaneously herewith entered into affiliate agreements in the form of Exhibit A and Exhibit B, respectively, in connection with the Merger (collectively, the “Affiliate Agreements”); and
WHEREAS, it is the intention of the parties that, for federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury regulations promulgated under the Code (and any future amendments to such regulations and any corresponding provisions of succeeding regulations) (the “Treasury Regulations”), and that this Agreement shall constitute, and is adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law) for federal and applicable state income tax purposes.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1
THE MERGER AND RELATED MATTERS
Section 1.1   The Merger.
Subject to the terms and conditions of this Agreement and in accordance with the Virginia Stock Corporation Act (the “VSCA”), at the Effective Time (as defined in Section 1.3), ANCX will be merged with and into UBSH pursuant to the Plan of Merger, substantially in the form attached hereto as Exhibit C and made a part hereof  (the “Plan of Merger”). The separate corporate existence of ANCX thereupon shall cease, and UBSH will be the surviving corporation in the Merger (UBSH is referred to herein as the “Continuing Corporation” whenever reference is made to it as of the Effective Time or thereafter). The Merger will have the effect set forth in Section 13.1-721 of the VSCA.
Section 1.2   Closing.
Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. at the offices of Covington & Burling LLP, 850 10th St NW, Washington, DC 20001on the date that the Effective Time occurs, which date shall be no later than three (3) business days following the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article 6 (other than those conditions that by their nature only can be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless accelerated or extended as both parties may agree (the “Closing Date”). All documents required by this Agreement to be delivered at or prior to the Closing Date will be exchanged by the parties at or by the Closing.
Section 1.3   Effective Time.
On the Closing Date, UBSH and ANCX will execute and file articles of merger meeting the requirements of Section 13.1-720 of the VSCA, including containing the Plan of Merger (the “Articles of Merger”), with the Virginia State Corporation Commission (the “SCC”). The Merger shall become effective at the time the Certificate of Merger is issued by the SCC (or at such later time as may be specified by mutual agreement of the parties in the Articles of Merger), as provided in Sections 13.1-720 and 13.1-606 of the VSCA (the date and time the Merger becomes effective being the “Effective Time”).
Section 1.4   Corporate Governance and Related Matters.
On or prior to the Effective Time, subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents and Corporate Governance Guidelines), the Board of Directors of UBSH shall cause Michael W. Clarke, or, if Mr. Clarke is unable or unwilling to serve as a director of the Continuing Corporation, a director of ANCX that is mutually agreeable to ANCX and UBSH, (the “ANCX Director”) to be appointed as a director of the Continuing Corporation as of the Effective Time to serve until the next annual meeting of the shareholders of the Continuing Corporation following the Effective Time. Subject to compliance by the Board of Directors of the Continuing Corporation with its fiduciary duties (including compliance with the Continuing Corporation’s Organizational Documents and Corporate Governance Guidelines), the Continuing Corporation shall nominate the ANCX Director for reelection to the Board of Directors of the Continuing Corporation at the first annual meeting of the shareholders of the Continuing Corporation following the Effective Time, and the Continuing Corporation’s proxy materials with respect to such annual meeting shall include the recommendation of the Board of Directors of the Continuing Corporation that its shareholders vote to reelect the ANCX Director to the same extent as recommendations are made with respect to other directors on the Board of Directors of the Continuing Corporation.
Section 1.5   Banking Operations.
(a) After the Effective Time, Access National Bank, a national banking association and wholly owned subsidiary of ANCX (“Access National Bank”), shall merge with and into Union Bank & Trust, a Virginia chartered bank and wholly owned subsidiary of UBSH (“Union Bank”) (the “Bank Merger”), pursuant to the terms and conditions of an Agreement and Plan of Merger substantially in the form attached as Exhibit D (the “Bank Merger Agreement”) and the separate existence of Access National Bank shall cease and Union Bank shall survive and continue to exist as a bank incorporated and chartered under the Laws of the Commonwealth of Virginia. UBSH may at any time change the method or timing of effecting the combination of Access National Bank and Union Bank if and to the extent UBSH deems such changes necessary, appropriate or desirable for any reason in its discretion (including to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code); provided, that no such change shall (i) alter or change the amount or kind of Merger Consideration (as defined herein), (ii) adversely affect the ability of the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, (iii) materially impede or delay consummation of the transactions contemplated by this Agreement or (iv) result in the Bank Merger occurring prior to the Merger of ANCX and UBSH; and provided, further, that (x) UBSH shall provide ANCX with five days’ prior written notice of such change and the reasons therefor, and (y) UBSH shall not make any change that would materially affect the Tax consequences to ANCX or its shareholders without the prior written consent of ANCX (such consent not to be unreasonably withheld, conditioned or delayed).
(b) On or prior to the effective time of the Bank Merger, UBSH as the sole shareholder of Union Bank shall cause the ANCX Director to be appointed as a director of Union Bank as of the effective time of the Bank Merger to serve until the next annual meeting of the shareholder of Union Bank following the Effective Time. Provided that the ANCX Director continues to be eligible to serve as a director of the Continuing Corporation, and subject to compliance by the Board of Directors of Union Bank with its fiduciary duties (including compliance with Union Bank’s Organizational Documents and Corporate Governance Guidelines) Union Bank shall nominate the ANCX Director for reelection to the Board of Directors of Union Bank at the first annual meeting of the shareholder of Union Bank following the Effective Time.
Section 1.6   Articles of Incorporation and Bylaws of the Continuing Corporation.
As of the Effective Time, the articles of incorporation, as amended, of UBSH (the “UBSH Articles”) and bylaws, as amended, of UBSH, as in effect immediately prior to the Effective Time, will be the articles of incorporation and bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable Law.

Section 1.7   Tax Consequences.
Each of the parties intends, and undertakes and agrees to use its reasonable best efforts to cause the Merger, and to take no action which would cause the Merger not, to constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder for federal and applicable state income tax purposes. The parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354, 356 and 361 of the Code (and any comparable provision of state Law) for federal and applicable state income tax purposes. ANCX and UBSH shall prepare and file with each of their respective Tax Returns all information required by Treasury Regulation Section 1.368-3 and related provisions of the Treasury Regulations in a manner consistent with treating the transactions contemplated by this Agreement as a reorganization described in Section 368(a) of the Code and shall take no position (whether in audits, Tax Returns or otherwise) that is inconsistent with this treatment unless required to do so by applicable law. Each of the parties shall use its reasonable best efforts to cause their appropriate officers to execute and deliver to its respective counsel, certificates containing appropriate representations and covenants, reasonably satisfactory in form and substance to such counsel, at such time or times as may be reasonably requested by such counsel, including as of the effective date of the Joint Proxy Statement and the Closing Date, in connection with such counsel’s deliveries of opinions with respect to the Tax treatment of the Merger.
Section 1.8   Appraisal Rights.
In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of ANCX Common Stock in connection with the Merger or the other transactions contemplated by this Agreement.
ARTICLE 2
MERGER CONSIDERATION; EXCHANGE PROCEDURES
Section 2.1   Conversion of Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of UBSH, ANCX or any holder of any of the following securities:
(a) Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.
(b) All shares of common stock, par value $0.835 per share, of ANCX (“ANCX Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or ANCX (other than shares of ANCX Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “ANCX Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.
(c) Each share of ANCX Common Stock, except for ANCX Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.75 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of ANCX Common Stock, the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of ANCX Common Stock, shall be the Continuing Corporation Common Stock, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal following the initial delivery of the Letter of Transmittal.
(d) If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or ANCX Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Agreement.

Section 2.2   Exchange Procedures.
(a) Appointment of Exchange Agent.   Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to ANCX (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b) At or prior to the Effective Time, UBSH shall, for exchange in accordance with this Article 2, (i) deposit, or cause to be deposited, with the Exchange Agent an amount of cash sufficient to pay the cash payable in lieu of fractional shares of Continuing Corporation Common Stock, to the extent determinable, and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2 (collectively with the cash deposited pursuant to Section 2.2(b)(i), the “Exchange Fund”).
(c) Letter of Transmittal.   UBSH shall prepare appropriate and customary transmittal materials (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) on which UBSH and ANCX shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of ANCX Common Stock (the “Certificates”), and (ii) uncertificated shares of ANCX Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than ANCX Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all Persons who were record holders of shares of ANCX Common Stock immediately prior to the Effective Time.
Section 2.3   Exchange of Shares.
(a) Each holder of an outstanding share of ANCX Common Stock who has properly surrendered their Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d)), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may require, shall be entitled to receive the Merger Consideration with respect to such share of ANCX Common Stock in non-certificated book-entry form and any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.6 in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Article 2, in accordance with Section 2.3(b).
(b) Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:
(i) evidence of issuance in non-certificated book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Agreement; and
(ii) a check representing the amount of cash for fractional shares, if any, into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Agreement.
For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration or any cash in lieu of fractional shares to which any holder of ANCX Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive any Merger Consideration and any cash in lieu of fractional shares, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.

(c) Abandoned Property.   Any other provision of this Agreement notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of ANCX Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property Law.
(d) Lost Certificates.   A holder of ANCX Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable Law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s respective standard policies (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).
(e) Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of ANCX Common Stock in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of ANCX Common Stock for 12 months after the Effective Time shall, to the extent permitted by Law, be paid to the Continuing Corporation. Any former holder of ANCX Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of ANCX Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.
(f) Rounding.   All dollar amounts payable to any registered holder of ANCX Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of ANCX Common Stock registered in such shareholder’s name.
Section 2.4   Rights of Former Holders of ANCX Common Stock.
At the Effective Time, the stock transfer books of ANCX shall be closed as to holders of ANCX Common Stock, and no transfer of ANCX Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by Law, former holders of record of ANCX Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of ANCX Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Agreement, but no dividend or other distribution payable to the holders of record of ANCX Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing ANCX Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.

Section 2.5   ANCX Stock Options and Other Equity-Based Awards.
(a) Section 2.5(a) of the ANCX’s Disclosure Letter lists all of the equity or equity-based compensation plans maintained by ANCX under which awards are currently outstanding or any awards may be made thereunder (each, an “ANCX Stock Plan”). At the Effective Time, each option to purchase shares of ANCX Common Stock (an “ANCX Stock Option”) granted under an ANCX Stock Plan, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) only with respect to ANCX Stock Options granted on or before the date of this Agreement, fully vest to the extent not previously vested, (ii) cease to represent a right to purchase shares of ANCX Common Stock, and (iii) convert automatically into an option to purchase a number of shares of UBSH Common Stock (each, a “Converted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of ANCX Common Stock subject to such ANCX Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down the next lower whole number of shares. Each Converted Stock Option will have an exercise price per share of UBSH Common Stock equal to (A) the per share exercise price for the shares of ANCX Common Stock subject to such ANCX Stock Option, divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. In the case of any ANCX Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Code, the adjustments described above will be made in accordance with Treas. Reg. 1.424-1(a), and for each other ANCX Stock Option in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D). Except as specifically provided above, following the Effective Time, each Converted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted ANCX Stock Option under the applicable ANCX Stock Plan and the agreements evidencing the relevant grants thereunder, other than with respect to vesting for ANCX Stock Options granted on or before the date of this Agreement. Any Converted Stock Option that is an ANCX Stock Option granted after the date of this Agreement (except with respect to any ANCX Stock Option granted to a director of ANCX) shall continue to be subject to the vesting terms in effect as of immediately prior to the Effective Time, unless otherwise agreed in writing by UBSH.
(b) At or prior to the Effective Time, the Board of Directors of ANCX or a committee thereof, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5, including, but not limited to, delivering written notice (in form reasonably approved by UBSH) to each holder of an ANCX Stock Option of the treatment of such award pursuant to this Section 2.5.
Section 2.6   No Fractional Shares.
Each holder of shares of ANCX Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the average of the closing sale prices of UBSH Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time.
Section 2.7   Withholding Rights.
The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any Person pursuant to this Agreement such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) Law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Agreement to any Person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax (as defined herein) Law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
Section 3.1   Disclosures.
(a) Prior to the execution and delivery of this Agreement, each party has delivered to the other party a letter (its “Disclosure Letter”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party’s representations or warranties contained in Section 3.2, or to one or more of its covenants or agreements contained in Article 4 or Article 5, or as required pursuant to Article 6; provided, that (i) no such item is required to be set forth in a party’s Disclosure Letter as an exception to any representation or warranty of such party if its absence would not result in the related representation or warranty being deemed untrue or incorrect, and (ii) the mere inclusion of an item in a party’s Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission by that party that such item represents a material exception or fact, event or circumstance or that such item is reasonably expected to result in a Material Adverse Effect (as defined herein) with respect to such party.
(b) Any disclosures made with respect to a subsection of Section 3.2 shall be deemed to qualify (i) any subsections of Section 3.2 specifically referenced or cross-referenced and (ii) other subsections of Section 3.2 to the extent it is reasonably apparent (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other subsections.
(c) The term “Material Adverse Effect,” as used with respect to a party, means any event, change, effect or occurrence which, individually or together with any other event, change, effect or occurrence, (i) has or would reasonably be expected to have a material adverse effect on the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, or (ii) materially impairs the ability of such party to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement on a timely basis; provided that in the case of clause (i) only, a Material Adverse Effect shall not be deemed to include the impact of  (A) changes after the date of this Agreement in any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute (collectively, “Laws”) of general applicability to banking and bank holding company businesses or the interpretation of such Laws by any Governmental Authority, (B) changes after the date of this Agreement in generally accepted accounting principles or regulatory accounting requirements generally affecting banking and bank holding company businesses, (C) changes after the date of this Agreement in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets) conditions generally affecting banking and bank holding company businesses, (D) changes to interest rates, (E) changes in state or federal corporate income Tax rates, (F) the effects of the actions expressly permitted or required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) the public disclosure of this Agreement and the transactions contemplated hereby, including its impact on the customers, employees and vendors of such party or other Persons doing business with such party or (H) a decline, in and of itself, in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts, but not, in either case, including the underlying causes thereof to the extent such causes are not otherwise excluded by clauses (A) though (F); except, with respect to clauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.
(d) The term “Knowledge” with respect to UBSH, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.1(d) of UBSH’s Disclosure Letter and, with respect to ANCX, shall mean the actual knowledge, after due inquiry, of those individuals set forth in Section 3.1(d) of ANCX’s Disclosure Letter.
Section 3.2   Representations and Warranties.
Subject to and giving effect to Section 3.1 and except as set forth in the relevant Disclosure Letters or in any of such party’s SEC Reports (as defined below) filed on or after January 1, 2016 and prior to the date hereof  (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the parties represent and warrant to each other as follows:
(a) Organization, Standing and Power.   UBSH and ANCX each represents and warrants to the other that:
It is a Virginia corporation duly organized, validly existing and in good standing under the Laws of Virginia. It has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business. It is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. It is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Neither it nor any of its Subsidiaries is in violation of any provision of its Organizational Documents or such articles or certificate of incorporation and bylaws (or comparable organizational documents) of such Subsidiary, as applicable. True and complete copies of its articles of incorporation, bylaws or other similar governing instruments (the “Organizational Documents”), in each case as amended to the date hereof and as in full force and effect as of the date hereof, have been made available to the other party.
(b) Subsidiaries.   UBSH and ANCX each represents and warrants to the other that:
Each of its Subsidiaries (i) is duly organized, validly existing and in good standing under applicable Laws of the jurisdiction in which it is incorporated or organized, (ii) has full corporate power and authority to carry on its business as now conducted and to own, lease and operate its assets, properties and business, and (iii) is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect. The outstanding shares of capital stock or equity interests of each of its Subsidiaries are validly issued and outstanding, fully paid and nonassessable and all such shares or equity interests are directly or indirectly owned by it free and clear of all liens, claims and encumbrances or preemptive rights of any Person. No rights are authorized, issued or outstanding with respect to the capital stock or equity interests of any of its Subsidiaries and there are no agreements, understandings or commitments relating to the right to vote or to dispose of the capital stock or equity interests of any of its Subsidiaries. There are no restrictions on the ability of any of its Subsidiaries to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposits of each of its Subsidiaries that is a bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation (the “FDIC”) to the maximum extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to its Knowledge, threatened. A true and complete list of its direct and indirect Subsidiaries as of the date hereof is set forth in Section 3.2(b) of its Disclosure Letter that shows each Subsidiary’s jurisdiction of incorporation, each jurisdiction in which each Subsidiary is qualified and/or licensed to do business, its form of organization, and lists the owner(s) and percentage ownership (direct or indirect) of each Subsidiary. True and complete copies of the Organizational Documents of each of its Subsidiaries that is a bank, in each case as amended to the date hereof and as in full force and effect as of the date hereof, have been made available to the other party.
The term “Subsidiary” means all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls more than 50% of the outstanding equity securities or other ownership interests either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

(c) Authority; No Breach of the Agreement.   UBSH and ANCX each represents and warrants to the other that:
(i) It has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement, and, subject to obtaining the UBSH Shareholder Approval (as defined below) and the ANCX Shareholder Approval (as defined below) to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger, by it have been duly and validly authorized by all necessary corporate action (including valid authorization and adoption of this Agreement by its board of directors) and subject only to the receipt of  (A) in the case of ANCX, approval of this Agreement and the Plan of Merger by the holders of more than two-thirds of the outstanding shares of ANCX Common Stock (the “ANCX Shareholder Approval”) and (B) in the case of UBSH, approval of this Agreement and the Plan of Merger by the holders of a majority of the outstanding shares of UBSH Common Stock and the approval of the issuance of Continuing Corporation Common Stock pursuant to this Agreement (the “UBSH Share Issuance”) by a majority of the votes cast by holders of shares of UBSH Common Stock at the UBSH Shareholders Meeting (the “UBSH Shareholder Approval”).
(ii) This Agreement has been duly executed and delivered by it and assuming due authorization, execution and delivery of this Agreement by the other party, this Agreement is a valid and legally binding obligation, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting the enforcement of rights of creditors or by general principles of equity. UBSH represents and warrants that the Continuing Corporation Common Stock to be issued in the Merger, when issued, will be validly issued, fully paid and nonassessable.
(iii) Neither the execution and delivery of this Agreement by it, nor the consummation by it of the transactions contemplated hereby, nor compliance by it with any of the provisions hereof will: (A) conflict with, violate or result in a breach or Default of any provision of its Organizational Documents or any resolutions of its Board of Directors; (B) constitute or result in the breach of any term, condition or provision of, or constitute a Default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or asset of it or any of its Subsidiaries pursuant to any (1) note, bond, mortgage or indenture, or (2) any material license, agreement or other instrument or obligation, to which it or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or any of their properties or assets may be bound, except (in the case of clause (B) above) where such violations, conflicts or Defaults have not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the party; or (C) subject to the receipt of all required regulatory and shareholder approvals, violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its Subsidiaries.
(iv) Except for (A) the filing of applications, filings and notices, as applicable, with the Nasdaq and the approval of the listing of the Continuing Corporation Common Stock issued pursuant to the Merger on the Nasdaq, (B) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and/or the Federal Reserve Bank of Richmond (the “FRB-Richmond”) under the Bank Merger Act, and approval or waiver of such applications, filings and notices, (C) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board of Governors and/or the FRB-Richmond under the Bank Holding Company Act of 1956, and approval of such applications, filings and notices, (D) the filing of applications, filings and notices, as applicable, with the Bureau of Financial Institutions of the Virginia State Corporation Commission (“VBFI”) in connection with the Merger and the Bank Merger, and approval of such applications, filings and notices, (E) the filing of any required filings and notices, as applicable, with the Office of the Comptroller of the Currency (“OCC”) with respect to the Bank Merger, (F) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.2(c)(iv) of UBSH’s Disclosure Letter and approval of such applications, filings and notices, (G) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the UBSH Shareholders Meeting and the ANCX Shareholders

Meeting (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4, in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by UBSH in connection with the transactions contemplated by this Agreement (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and declaration of effectiveness of the Registration Statement under the Securities Act and such other filings and reports as required pursuant to the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (H) the filing of the Articles of Merger with the SCC pursuant to the VSCA, and (I) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” Laws of various states in connection with the issuance of the shares of the Continuing Corporation Common Stock pursuant to this Agreement, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation of the transactions contemplated hereby, including the Merger. As of the date hereof, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the transactions contemplated hereby, including the Merger.
(d) UBSH Capital Stock.   UBSH represents and warrants to ANCX that:
(i) As of October 3, 2018, the authorized capital stock of UBSH consists of: (1) 100,000,000 shares of common stock, par value $1.33 per share, of which 65,983,372 shares are issued and outstanding; and (2) 500,000 shares of preferred stock, par value $10.00 per share, of which no shares are issued and outstanding;
(ii) All outstanding shares of capital stock of UBSH have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person;
(iii) As of October 3, 2018, (1) 48,993 shares of UBSH Common Stock are subject to options to purchase UBSH Common Stock, 424,728 shares of UBSH Common Stock are subject to unvested restricted stock awards, in each case granted under an equity or equity-based compensation plan of UBSH (a “UBSH Stock Plan”), and (2) 1,314,121 shares of UBSH Common Stock were available for future grant under the UBSH Stock Plans;
(iv) As of the date of this Agreement, no shares of capital stock of UBSH are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which UBSH is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock (collectively, “Rights”), except as contemplated by each UBSH Stock Plan; and
(v) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which share of UBSH may vote are issued or outstanding. There are no contracts pursuant to which UBSH or any of its Subsidiaries is or could be required to register shares of UBSH’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, equity rights or other securities of UBSH or any of its Subsidiaries. No Subsidiary of UBSH owns any capital stock of UBSH.
(e) ANCX Capital Stock.   ANCX represents and warrants to UBSH that:
(i) As of October 3, 2018, the authorized capital stock of ANCX consists of: (1) 60,000,000 shares of common stock, par value $0.835 per share, of which 20,931,487 shares are issued and outstanding; and (2) 1,000,000 shares of preferred stock, no par value per share, of which no shares are issued and outstanding;
(ii) All outstanding shares of capital stock of ANCX have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of the preemptive rights of any Person;

(iii) As of October 3, 2018, (1) 547,342 shares of ANCX Common Stock are subject to options to purchase ANCX Common Stock, in each case granted under an ANCX Stock Plan, and (2) 1,344,075 shares of ANCX Common Stock were available for future grant under the ANCX Stock Plans. Section 3.2(e)(iii) of ANCX’s Disclosure Letter sets forth a true, correct and complete list of all holders of outstanding ANCX Stock Options, indicating, with respect to each ANCX Stock Option, the ANCX Stock Plan under which it was granted, the number of shares of ANCX Common Stock subject to such ANCX Stock Option, whether such ANCX Stock Option is intended to be an incentive stock option (within the meaning of Section 422 of the Code), the exercise price, the date of grant, the expiration date, the vesting schedule (including any acceleration provisions with respect thereto), and whether such holder is an employee or non-employee. ANCX has made available to UBSH true, correct and complete copies of all ANCX Stock Plans and all forms of all written agreements evidencing ANCX Stock Options. All of the shares of ANCX Common Stock subject to ANCX Stock Options will be, upon issuance pursuant to the exercise of such ANCX Stock Option, duly authorized, validly issued, fully paid and nonassessable. Each ANCX Stock Option (A) was granted under an ANCX Stock Plan and a duly and timely delivered and executed stock option agreement in the form(s) delivered to UBSH, (B) was duly authorized no later than the date on which the grant was to be effective by its terms, (C) was granted in accordance with the terms of the applicable ANCX Stock Plan and all applicable Law, (D) if intended to qualify as incentive stock option under Section 422 of the Code, so qualifies, and (E) granted with an exercise price no less than fair market value within the meaning of Section 409A of the Code and otherwise exempt from Section 409A of the Code. The treatment of the ANCX Stock Options provided for under Section 2.5 complies with the requirements of the applicable ANCX Stock Plan and award agreement and applicable Law. ANCX has not granted any equity, equity-based or phantom equity awards to any current or former employees, consultants, or directors under the ANCX Stock Plans (or otherwise) other than the ANCX Stock Options;
(iv) As of the date of this Agreement, no shares of capital stock of ANCX are reserved for issuance, or any outstanding or authorized options, warrants, rights, agreements, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to its capital stock pursuant to which ANCX is or may become obligated to make a cash payment or to issue shares of capital stock or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of its capital stock, except as contemplated by each ANCX Stock Plan. ANCX has not issued any shares of capital stock subject to vesting, right of repurchase, forfeiture provisions or restrictions on transfer imposed by ANCX or any stock appreciation rights, phantom stock, performance units, rights to receive capital stock on a deferred basis or other rights that are linked to the value of ANCX’s capital stock; and
(v) No bonds, debentures, notes or other indebtedness having the right to vote (or which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which share of ANCX may vote are issued or outstanding. There are no contracts pursuant to which ANCX or any of its Subsidiaries is or could be required to register shares of ANCX’s capital stock or other securities under the Securities Act or to issue, deliver, transfer or sell any shares of capital stock, equity rights or other securities of ANCX or any of its Subsidiaries. No Subsidiary of ANCX owns any capital stock of ANCX.
(f) SEC Filings; Financial Statements.   UBSH and ANCX each represents and warrants to the other that:
(i) It has filed or furnished all reports, registration statements, proxy statements, offering circulars, schedules and other documents required to be filed or furnished by it, together with any amendments required to be made with respect thereto (collectively, the “SEC Reports”), with the SEC since December 31, 2014 under the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and, to the extent such SEC Reports are not available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (“EDGAR”), made available to the other party copies of such SEC Reports. Its SEC Reports, including the financial statements, exhibits and schedules contained therein, (A) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and (B) at the time they were filed (or if amended or superseded by another SEC Report filed prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements made in such SEC Reports, in light of the circumstances under which they were made, not misleading.
(ii) Each of its financial statements contained in or incorporated by reference into any SEC Reports, including the related notes, where applicable (the “Financial Statements”) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act with respect thereto, fairly presented in all material respects the consolidated financial position of it and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, in each case in accordance with generally accepted accounting principles in the United States of America (“GAAP”) consistently applied during the periods indicated, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited financial statements.
(iii) It and each of its Subsidiaries has devised and maintains a system of  “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances that: (A) transactions are executed in accordance with management’s general or specific authorizations; (B) transactions are recorded as necessary (1) to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to institutions such as such party or other criteria applicable to such financial statements, and (2) to maintain proper accountability for items therein; (C) access to its and its Subsidiaries’ properties and assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate actions taken with respect to any differences.
(iv) Its “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information required to be disclosed by it in its SEC Reports is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of its chief executive officer and chief financial officer required under the Exchange Act with respect to such reports. It has disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors and on Section 3.2(f)(iv) of its Disclosure Letter (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect its ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting. These disclosures were made in writing by management to its auditors and the audit committee of its Board of Directors and a copy has previously been made available to the other party. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as of the date hereof.
(v) As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC staff with respect to its SEC Reports.
(vi) None of the information supplied or to be supplied by it or its Subsidiaries or any Affiliate thereof for inclusion or by incorporation by reference in the Registration Statement will, when supplied or when the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act (or when incorporated by reference), be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein not misleading. The portions of the Registration Statement and the Joint Proxy Statement relating to it and its Subsidiaries and other portions within the reasonable control of it and its Subsidiaries will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder.
The term “Affiliate” when used with respect to a Person means any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person including, in the case of any Person that is not a natural person, “control” means (i) the ownership, control, or power to vote 25 percent or more of any class of voting securities of the other Person, (ii) control in any manner of the election of a majority of the directors, trustees, managing members or general partners of the other Person, or (iii) the power to exercise a controlling influence over the management or policies of the other Person. The term “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.
(vii) None of the information supplied or to be supplied by it or its Subsidiaries or any Affiliate thereof for inclusion or by incorporation by reference in the Joint Proxy Statement, and any other documents to be filed by it and its Subsidiaries or any Affiliate thereof with any Regulatory Agency in connection with the transactions contemplated hereby, will, at the respective time such information is supplied and such documents are filed (or when incorporated by reference), and with respect to the Joint Proxy Statement, when first mailed to the shareholders of the parties, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or, in the case of the Joint Proxy Statement or any amendment thereof or supplement thereto, at the time of the UBSH Shareholders Meeting or the ANCX Shareholders Meeting, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the UBSH Shareholders Meeting or the ANCX Shareholders Meeting.
(viii) Any of its Subsidiaries that is an insured depository institution has filed all Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council (“Call Reports”) that it was required to file since December 31, 2014 with a Regulatory Agency (as defined herein). Its Call Reports, including the financial statements, exhibits and schedules contained therein, (A) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (iii) fairly present in all material respects the financial condition of such insured depository institution as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments. The financial statements contained in the Call Reports of any of its Subsidiaries that is an insured depository institution to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes and (C) will fairly present in all material respects the financial condition of such insured depository institution as of the respective dates set forth therein and the results of operations and shareholders’ equity for the respective periods set forth therein, subject to year-end adjustments.
(g) Bank Reports.   UBSH and ANCX each represents and warrants to the other that:
It and each of its Subsidiaries, have filed all reports, forms, correspondence, registrations and statements, together with any amendments required to be made with respect thereto (the “Bank Reports”), that they were required to file since December 31, 2014 with the Federal Reserve Board, the FRB-Richmond, the FDIC, the VBFI, the OCC, and any other federal, state or foreign governmental or regulatory agency or authority having jurisdiction over it or each of its Subsidiaries (collectively, the “Regulatory Agencies”), including any Bank Report required to be filed pursuant to the Laws of the United States, any state or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such Bank Report or to pay such fees and assessments, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. Any such Bank Report regarding it or any of its Subsidiaries filed with or otherwise submitted to any Regulatory Agency complied in all material respects with relevant legal requirements, including as to content. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of its and its Subsidiaries business, there is no pending proceeding before, or, to its Knowledge, examination or investigation by, any Regulatory Agency into the business operations, policies or procedures of it or any of its Subsidiaries. There is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any Bank Report or relating to any examination or inspection of it or any of its Subsidiaries, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of it or any of its Subsidiaries since December 31, 2014.
(h) Absence of Certain Changes or Events.   UBSH and ANCX each represents and warrants to the other that:
Since June 30, 2018, except as disclosed in the SEC Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement or as set forth in Section 3.2(h) of its Disclosure Letter, (i) it and each of its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practices, and (ii) there have been no events, changes, developments or occurrences which have had or are reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on it.
(i) Absence of Undisclosed Liabilities.   UBSH and ANCX each represents and warrants to the other that:
Except for (i) those liabilities that are fully reflected or reserved for in the SEC Reports, Call Reports, Bank Reports or Financial Statements filed by it or its Subsidiaries or made available to the other party prior to the date of this Agreement, (ii) liabilities incurred since June 30, 2018 in the ordinary course of business consistent with past practice, (iii) liabilities and obligations that are not material to it and its Subsidiaries, taken as a whole, (iv) liabilities incurred in connection with the transactions contemplated by the Agreement and (v) as set forth in Section 3.2(i) of its Disclosure Letter, neither it nor any of its Subsidiaries has, and since June 30, 2018 has not incurred (except as permitted by Article 4), any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in the SEC Reports, Call Reports, Bank Reports or Financial Statements of it or any of its Subsidiaries).
(j) Material Contracts; Defaults.   ANCX represents and warrants to UBSH that:
As of the date hereof, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” required to be filed as an exhibit pursuant to Item 601(b)(10) of the SEC’s Regulation S-K that has not been filed as an exhibit to or incorporated by reference in its SEC Reports filed prior to the date of this Agreement, (B) that prohibits or restricts the conduct of business by it or any of its Subsidiaries or any of its personnel in any geographic area or its or their ability to compete in any line of business, (C) with respect to employment of an officer, director or consultant, including any employment, severance, termination, consulting or retirement agreement, (D) that would be terminable other than by it or any of its Subsidiaries or under which a material payment obligation would arise or be accelerated, in each case as a result of the announcement or consummation of this Agreement or the transactions contemplated herein (either alone or upon the occurrence of any additional acts or events), (E) that would require any consent or approval of a counterparty as a result of the consummation of this Agreement or the transactions contemplated herein, (F) pursuant to which ANCX or one of its Subsidiaries leases real property to or from any other Person, (G) for the use or purchase of materials, supplies, goods, services, equipment or other assets that involves payments in excess of  $400,000 per year, (H) involves Intellectual Property (other than contracts entered into in the ordinary course with customers and “shrink-wrap” software licenses) that is material to its business or the business of any of its Subsidiaries, (I) relating to the borrowing of money by it or any of its Subsidiaries or the guarantee by it or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreement payables or trade payables and contracts relating to borrowings or guarantees made in the ordinary course of business consistent with past practice), (J) relating to the provision of data processing, network communication or other telecommunication services, (K) pursuant to which ANCX or one of its Subsidiaries has agreed with any third party to a change of control transaction such as an acquisition, divestiture or merger or contains a put, call or similar right involving the purchase or sale of any equity interests or assets of any Person and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect, (L) that provides for indemnification by

ANCX or its Subsidiaries of any Person, except for non-material contracts entered into in the ordinary course, or (M) that is material to the financial condition, results of operations or business of it or any of its Subsidiaries and not otherwise described in clauses (A) through (L) above (any such being referred to as an “ANCX Material Contract”). With respect to each ANCX Material Contract: (W) the contract is in full force and effect, (X) neither it nor any of its Subsidiaries is in Default thereunder, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a Default, (Y) neither it nor any of its Subsidiaries has repudiated or waived any material provision of any such contract from January 1, 2017 to the date hereof and (Z) no other party to any such contract is, to its Knowledge, in Default in any material respect.
(k) Legal Proceedings; Compliance with Laws.   UBSH and ANCX each represents and warrants to the other that:
There are no actions, suits or proceedings instituted or pending or, to its Knowledge, threatened in writing against it or any of its Subsidiaries or against any of its or its Subsidiaries’ properties, assets, interests or rights, or to its Knowledge, any of its officers, directors or employees in their capacities as such, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the party. Neither it nor any of its Subsidiaries is a party to or subject to any agreement, order, memorandum of understanding, safety and soundness compliance plan, enforcement action, or supervisory or commitment letter by or with any Governmental Authority (as defined herein) restricting, or has been ordered to pay any civil money penalty by, or has been a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Governmental Authority that currently restricts its operations or the operations of any of its Subsidiaries or that relates to its capital adequacy, its ability to pay dividends or accept brokered deposits, its credit or risk management policies, its management or its business and neither it nor any of its Subsidiaries has been advised by any Governmental Authority that it or its Subsidiaries is engaging in unsafe or unsound activities or is in troubled condition or that any such Governmental Authority is contemplating issuing or requesting the issuance of any such agreement, order, memorandum, plan, action, letter or penalty in the future, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the party. It and each of its Subsidiaries have complied in all material respects with all applicable Laws or orders to which their business, properties, or assets may be subject. It and each of its Subsidiaries has, in all material respects, (i) properly certified all foreign deposit accounts and has made all necessary Tax withholdings on all of its deposit accounts, (ii) timely and properly filed and maintained all requisite currency transaction reports and other related forms, including any requisite custom reports required by any agency of the U.S. Department of the Treasury, including the Internal Revenue Service, and (iii) timely filed all suspicious activity reports with the Financial Crimes Enforcement Network required to be filed by it pursuant to applicable Laws. It and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it. There has occurred no Default under any such license, franchise, permit, or authorization, and to its Knowledge no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. It and each of its Subsidiaries, as applicable, are “well-capitalized” (as that term is defined in applicable Laws).
The term “Governmental Authority” means any court, administrative agency or commission or other governmental authority, agency or instrumentality, domestic or foreign, or any industry self-regulatory authority, and includes Regulatory Agencies. The term “Default” means (i) any breach or violation of, default under, contravention of, conflict with, or failure to perform any obligations under any contract, Law, order, license, franchise or permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any contract, Law, order, license, franchise or permit or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any liability under, any contract, Law, order, license, franchise or permit.
(l) Tax Matters.   UBSH and ANCX each represents and warrants to the other that:
(i) It and each of its Subsidiaries have timely filed all income Tax Returns and all other material Tax Returns required to be filed, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes (as defined herein) due and payable by it or any of its Subsidiaries have been fully and timely paid, other than those that are being contested in good faith, as set forth in Section 3.2(l)(i) of its Disclosure Letter, and are reflected as a liability in its SEC Reports, Bank Reports or Financial Statements. Neither it nor any of its Subsidiaries has granted any extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect. No Tax Return filed by it or any of its Subsidiaries is under examination by any Governmental Authority or is the subject of any administrative or judicial proceeding, and no written notice of assessment, proposed assessment or unpaid Tax deficiency has been received by or asserted against it or any of its Subsidiaries by any Governmental Authority. The terms “Tax” or “Taxes” mean all federal, state, local and foreign income, gross receipts, sales, use, ad valorem, goods and services, capital stock, transfer, franchise, profits, gains, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, and property taxes, together with any interest and any penalties, additions to tax or additional similar amounts, imposed by any Governmental Authority or Taxes as a transferee of successor of another Person. The term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
(ii) It and each of its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. It and each of its Subsidiaries have complied in all material respects with all information reporting and backup withholding provisions of applicable Law.
(iii) There are no liens for Taxes (other than statutory liens for Taxes not yet due and payable) upon any of its assets or any of its Subsidiaries assets. Neither it nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among it and its Subsidiaries). Neither it nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(iv) Neither it nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4. It and each of its Subsidiaries have disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. It is not and has not been a “United States real property holding company” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(v) Neither it nor any of its Subsidiaries has taken or agreed to take (or failed to take or agree to take) any action or knows of any facts or circumstances that would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.

(m) Property.   ANCX represents and warrants to UBSH that:
(i) Except as reserved against as disclosed in its SEC Reports, Bank Reports or Financial Statements, it and each of its Subsidiaries have good and marketable title in fee simple absolute, free and clear of all material liens, encumbrances, charges, Defaults or equitable interests, to all of the properties and assets, real and personal, reflected in the balance sheet included in its SEC Reports, Bank Reports or Financial Statements as of December 31, 2017 or acquired after such date (except to the extent that such properties and assets have been disposed of for fair value in the ordinary course of business since December 31, 2017). All buildings, and all fixtures, equipment, and other property and assets that are material to its or any of its Subsidiaries business, held under leases, licenses or subleases, are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws and each such instrument is in full force and effect. Other than real estate that was acquired by foreclosure or voluntary deed in lieu of foreclosure, all of the buildings, structures and appurtenances owned, leased, licensed, subleased or occupied by it and each of its Subsidiaries are in good operating condition and in a state of good maintenance and repair, reasonable wear and tear excepted.
(ii) Section 3.2(m)(ii) of ANCX’s Disclosure Letter provides a summary spreadsheet that identifies and sets forth the address of each parcel of real estate or interest therein, leased, licensed or subleased by ANCX and each of its Subsidiaries or in which ANCX or any of its Subsidiaries has any ownership or leasehold interest. ANCX has made available to UBSH true and complete copies of all lease, license and sublease agreements, including without limitation every amendment thereto, for each parcel of real estate or interest therein to which UBSH or any of its Subsidiaries is a party.
(n) Community Reinvestment Act Performance.
(i) UBSH represents and warrants to ANCX that: Union Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act (the “FDIA”) and applicable regulations thereunder, has received a Community Reinvestment Act rating of  “satisfactory” or better in its most recently completed performance evaluation, and UBSH has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Union Bank having its current rating lowered such that it is no longer “satisfactory” or better.
(ii) ANCX represents and warrants to UBSH that: Access National Bank is an “insured depository institution” as defined in the FDIA and applicable regulations thereunder, has received a Community Reinvestment Act rating of  “satisfactory” or better in its most recently completed performance evaluation, and ANCX has no Knowledge of the existence of any fact or circumstance or set of facts or circumstances which could reasonably be expected to result in Access National Bank having its current rating lowered such that it is no longer “satisfactory” or better.
(o) Labor and Employment Matters.   ANCX represents and warrants to UBSH that:
(i) Section 3.2(o)(i)(A) of ANCX’s Disclosure Letter sets forth a true and complete list of all employees of ANCX and its Subsidiaries, including for each such employee: name, unique employee identification number, hire date, work location, and current annual salary. Section 3.2(o)(i)(B) of ANCX’s Disclosure Letter sets forth a true and complete list of all current independent contractors or consultants used by ANCX or its Subsidiaries, including for each such person: name, contact information, description of the services performed, consulting fee and consulting term.
(ii) No current employee, independent contractor or consultant of ANCX or its Subsidiaries has provided written notice of his or her intent to terminate employment or services with ANCX or its Subsidiaries, and to the Knowledge of ANCX, no such Person intends to terminate employment or services with ANCX or its Subsidiaries. Neither ANCX nor its Subsidiaries has any “leased employees” within the meaning of Section 414(n) of the Code. No employee of ANCX and its Subsidiaries has a principal place of employment outside the United States or is subject to the labor and employment Laws of any country other than the United States.
(iii) Neither it nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a pending or threatened proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike, walkout, union activity, picketing, work stoppage, work slowdown or other labor dispute involving it or any of its Subsidiaries pending or, to its Knowledge, threatened, nor is it, to its Knowledge, subject to any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
(iv) It and its Subsidiaries have complied with all applicable state and federal equal employment opportunity Laws and other Laws related to employment, including those related to wages, hours, working classification, collective bargaining, overtime, affirmative action, employee benefits, discrimination, civil rights, safety and health, workers’ compensation, reporting, collection and payment of withholding and/or Social Security Taxes and similar Taxes, and immigration and, except as otherwise set forth in Section 3.2(o)(iv) of ANCX’s Disclosure Letter, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to its Knowledge, threatened against it or its Subsidiaries brought by or on behalf of any applicant for employment, any current or former employee or other service provider, any Person alleging to be a current or former employee or other service provider, any class of the foregoing, or any governmental entity, or any other Person, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with employment with it or its Subsidiaries. To its Knowledge, there are no unfair labor practice complaints pending against it or any of its Subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. It and its Subsidiaries have properly classified individuals providing services to it as employees or independent contractors, as the case may be, and have properly withheld and reported related income and employment Taxes in accordance with such classification. No individual classified as an independent contractor shall have a claim against ANCX or its Subsidiaries for eligibility to participate in, or benefits under, any Benefit Plan if such individual is later reclassified as an employee of ANCX and its Subsidiaries.
(v) Employment of each employee and the engagement of each independent contractor by it or any of its Subsidiaries is terminable at will by it or its Subsidiaries without (A) any material penalty, liability or severance obligation or (B) prior consent by any Governmental Authority. ANCX has paid, or has properly accrued no later than the Closing Date, all accrued salaries, wages, bonuses, commissions, overtime and incentives.
(vi) All of the employees employed in the United States are either United States citizens or are legally entitled to work in the United States under the Immigration Reform and Control Act of 1986, as amended, other United States immigration Laws and the Laws related to the employment of non-United States citizens applicable in the state in which the employees are employed. ANCX has completed a Form I-9 (Employment Eligibility Verification) for each employee and each such Form I-9 has since been updated as required by applicable Law and is correct and complete in all material respects as of the date hereof.
(p) ANCX Employee Benefit Plans.   ANCX represents and warrants to UBSH that:
(i) Section 3.2(p)(i) of ANCX’s Disclosure Letter sets forth a complete and accurate list of all of its and its Subsidiaries’ employee benefit plans, programs, agreements and arrangements, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, consulting agreements, vacation and other similar plans or policies, (D) all bonus, stock option, stock purchase, restricted stock, equity or equity-based compensation, incentive, deferred compensation, supplemental retirement, change in control, retention, separation and other employee and director benefit plans, programs, agreements or arrangements; and (E) all other compensation plans, programs, agreements or arrangements, in each case of  (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, any of which is deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended, with it (“ERISA Affiliate”) sponsors, has an obligation to contribute or has any liability (individually, a “Benefit Plan” and collectively, the “Benefit Plans”).
(ii) It has and its Subsidiaries have, with respect to each Benefit Plan, previously made available to the other party true and complete copies of the following documents, to the extent applicable: (A) all current Benefit Plan agreements and documents (including any amendments or modifications thereto) and related trust agreements, annuity contracts, or any other funding arrangement and any amendments thereto; (B) all current summary plan descriptions (including any summaries of material modifications thereto) and material communications to employees and Benefit Plan participants and beneficiaries; (C) the Form 5500 filed in each of the most recent two plan years (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial valuation; (E) the most recent annual and periodic accounting of plan assets; (F) all information regarding determination of full-time status of employees for purposes of the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”), including any look-back measurement periods thereunder; (G) if the Benefit Plan is intended to qualify under Section 401(a) or 403(a) or 403(b) of the Code, the most recent determination letter or opinion letter, as applicable, received from the Internal Revenue Service; (H) copies of the most recent nondiscrimination tests for all Benefit Plans; (I) copies of all material correspondence with any Governmental Authority within the last five years, including but not limited to any investigation materials, any “top hat” filings, and any filings under amnesty, voluntary compliance, or similar programs; and (J) a written summary of the material terms of any unwritten Benefit Plans.
(iii) Neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time within the last six (6) years (or at any time prior to such six-year period to the extent any liability has or could reasonably be expected to result) been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code) or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA; or (E) a self-funded health or other welfare benefit program.
(iv) All Benefit Plans are in compliance in all material respects with applicable Laws, including without limitation ERISA and the Code, and each Benefit Plan has been administered in accordance with its terms and applicable Laws in all material respects.
(v) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service. To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans. All assets of each Benefit Plan that is a qualified retirement plan consists solely of cash and actively traded securities.
(vi) All required contributions (including all employer contributions and employee salary reduction contributions), premiums and other payments for the current plan year or any plan year ending on or before the Closing Date that are due on or before the Closing Date, under all Benefit Plans have been made or properly accrued. All contributions to any Benefit Plan have been contributed within the time specified in ERISA and the Code and the respective regulations thereunder. Each Benefit Plan may be terminated as of or after the Closing Date without resulting in any liability to UBSH or the Continuing Corporation for any additional contributions, penalties, premiums, fees, fines, excise Taxes, or any other charges or liabilities. ANCX does not have a formal plan, commitment, or proposal, whether legally binding or not, and has not made a commitment to create any additional Benefit Plan or modify or change any existing Benefit Plan.
(vii) Neither it nor any of its Subsidiaries has engaged in any prohibited transactions, as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan or its related trust. To its Knowledge, no “fiduciary,” as defined in Section 3(21) of ERISA, of any Benefit Plan has any liability (including threatened, anticipated or contingent) for breach of, or has breached its, fiduciary duty under ERISA.
(viii) There are no actions, suits, investigations or claims pending, or to its Knowledge threatened or anticipated, with respect to any Benefit Plans (other than routine claims for benefits). No Benefit Plan is the subject of a pending or, to its Knowledge, threatened investigation or audit by the Internal Revenue Service, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation, or any other federal or state governmental department or entity.
(ix) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any current or former employee, leased employee, independent contractor, officer, director or other service provider of it or any of its Subsidiaries, or (B) result in any (1) requirement to fund any benefits or set aside benefits in a trust (including a rabbi trust) or (2) limitation on the right of it or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Benefit Plan or related trust. On or after the date hereof, but prior to the Effective Time, ANCX shall deliver to UBSH its preliminary estimate and analysis as to whether any amount paid or payable to any of its employees or independent contractors (whether in cash, in property, or in the form of benefits) by it or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code (the “280G Analysis”). Neither ANCX nor its Subsidiaries are required to make or will make any payments or provide any benefits that will be an “excess parachute payment” within the meaning of Section 280G of the Code. In addition to the foregoing, except as otherwise set forth in Section 3.2(p)(ix) of ANCX’s Disclosure Letter, no amounts payable in connection with the transactions contemplated hereby (whether in cash, in property, or in the form of benefits) shall be non-deductible pursuant to Section 162(m) of the Code. No Benefit Plan maintained by it or any of its Subsidiaries provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.
(x) Each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code. Each Benefit Plan of it and its Subsidiaries which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA that is not qualified under Section 401(a) or 403(a) of the Code is exempt from Parts 2, 3, and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to Sections 201(2), 301(a)(3), and 401(a)(1) of ERISA and it has filed a “top hat” registration letter with the Department of Labor for each such plan.
(xi) It and its Subsidiaries have made prior to the date hereof all bonus and commission payments to which they were required or are otherwise committed to make to any employee or independent contractor under any Benefit Plan for calendar years 2015, 2016 and 2017. It and its Subsidiaries have properly accrued, in accordance with GAAP and consistent with past practice, all accrued and unused paid time off under any policy of it and its Subsidiaries.

(xii) Each Benefit Plan of it and its Subsidiaries that is a health or welfare plan has terms that are in compliance with and has been administered in accordance with the requirements of the ACA. It and its Subsidiaries have complied in all respects with the requirements of Section 4980H of the Code so as to avoid the imposition of any Taxes or assessable payments thereunder. Neither it nor any of its Subsidiaries has any liability or obligation to provide post-retirement or post-termination health, medical or life insurance benefits to any employees or former employees, leased employees, independent contractors, officers, or directors, or any dependent or beneficiary thereof, except as otherwise required under state or federal benefits continuation Laws for which the covered individual pays the full cost of coverage. In the case of any such required continuation coverage, except as set forth in Section 3.2(p)(xii) of ANCX’s Disclosure Letter, the covered individual is required to pay the full cost of coverage. No Tax under Code Sections 4980B, 4980H or 5000 has been incurred with respect to any Benefit Plan and to its Knowledge no circumstance exists which could give rise to such Tax.
(xiii) No Benefit Plan maintained by it or its Subsidiaries (other than an ANCX Stock Plan, ANCX Dividend Reinvestment and Stock Purchase Plan or the ANCX 401(k) Plan) permits investments in equity of ANCX or investments in which the value is based on or associated with equity of ANCX or UBSH.
(q) UBSH Employee Benefit Plans.   UBSH represents and warrants to ANCX that:
(i) The term “UBSH Benefit Plans” means all employee benefit plans, programs, agreements and arrangements, including without limitation: (A) all retirement, savings, pension, stock bonus, profit sharing and any other similar plans, programs or similar arrangements; (B) all health, severance, insurance, disability and other employee welfare or fringe benefit plans, programs or similar arrangements; (C) all employment agreements, consulting agreements, vacation and other similar plans or policies; (D) all bonus, stock option, stock purchase, restricted stock, equity or equity based compensation, incentive, deferred compensation, supplemental retirement, change in control, retention, separation and other employee and director benefit plans, programs or arrangements; and (E) all other compensation plans, programs, agreements or arrangements, in each case of  (A) through (E) for the benefit of or relating to its current and former employees (including any current or former leased employees), directors and contractors, or any spouse, dependent or beneficiary thereof, whether written or unwritten for which it or any of its Subsidiaries or any trade or business of it or any of its Subsidiaries, whether or not incorporated, all of which together with it are deemed a “single employer” within the meaning of Code Section 414 or Section 4001(b) of ERISA, sponsors, has an obligation to contribute or has any liability (and each such plan individually, a “UBSH Benefit Plan”).
(ii) Neither it nor any of its Subsidiaries, nor any ERISA Affiliate has at any time been a party to or maintained, sponsored, contributed to, or been obligated to contribute to, or had any liability with respect to: (A) any plan subject to Title IV of ERISA, including a “multiemployer plan” (as defined in ERISA Section 3(37) and 4001(a)(3) or Section 414(f) of the Code), or a plan subject to Code Section 412; (B) a “multiple employer plan” (within the meaning of ERISA or Section 413(c) of the Code); (C) any voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code); (D) a “multiple employer welfare association” as defined in Section 3(40) of ERISA; or (E) a self-funded health or other welfare benefit plan.
(iii) All UBSH Benefit Plans are in compliance in all material respects with applicable Laws, including without limitation ERISA and the Code, and each UBSH Benefit Plan has been administered in accordance with its terms and applicable Laws in all material respects.
(iv) Each UBSH Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, as reflected in a current favorable determination letter or is maintained under a prototype or volume submitter plan and is entitled to rely upon a favorable opinion or advisory letter, as applicable issued by the Internal Revenue Service. To its Knowledge, nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption. There have been no “terminations,” “partial terminations” or “discontinuances of contributions,” as such terms are used in Section 411 of the Code and the regulations thereunder, to any tax-qualified plan during the preceding five years without notice to and approval by the Internal Revenue Service and payment of all obligations and liabilities attributable to such tax-qualified plans.
(r) Insurance.   UBSH and ANCX each represents and warrants to the other that:
It and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices, and are in compliance in all material respects with their insurance policies and are not in Default under any of the terms thereof. Each such insurance policy is outstanding and in full force and effect, and, except for policies insuring against potential liabilities of officers, directors and employees of it and its Subsidiaries, it or its relevant Subsidiary is the sole named beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Since December 31, 2016, neither it nor any of its Subsidiaries has received any notice of a premium increase or cancellation or a failure to renew with respect to any insurance policy or bond or, within the last three (3) calendar years and since January 1, 2018 has been refused any insurance coverage sought or applied for, and it has no reason to believe that existing insurance coverage cannot be renewed as and when the same shall expire upon terms and conditions as favorable as those presently in effect, other than possible increases in premiums or unavailability of coverage that do not result from any extraordinary loss experience on the part of it or its Subsidiaries. Set forth in Section 3.2(r) of its Disclosure Letter is a list of all insurance policies or bonds currently maintained by it and its Subsidiaries.
(s) Loan Portfolio; Allowance for Loan Losses; Mortgage Loan Buy Backs.   Except for any changes hereafter made to the allowances and reserves described below pursuant to this Agreement, ANCX represents and warrants to UBSH that:
(i) All evidences of indebtedness reflected as assets in its SEC Reports, Bank Reports or Financial Statements as of June 30, 2018 were as of such dates: (A) evidenced by notes, agreements or evidences of indebtedness which are true, genuine and what they purport to be; (B) to the extent secured, secured by valid liens and security interests which have been perfected; and (C) the legal, valid and binding obligation of the obligor and any guarantor, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and no defense, offset or counterclaim has been asserted with respect to any such Loan which if successful would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(ii) (A) There are no material modifications or amendments, oral or written, of a Loan (as defined herein) that is not reflected on the records of it or its Subsidiaries, (B) all currently outstanding Loans are owned by it free and clear of any liens, except for liens on Loans granted to a member of the Federal Home Loan Bank System or a Federal Reserve Bank, (C) no claims of defense as to the enforcement of any Loan with an outstanding balance of  $250,000 or more have been asserted in writing against it or any of its Subsidiaries for which there is a reasonable possibility of an adverse determination in any legal proceeding, and to its Knowledge there are no acts or omissions which could give rise to any claim or right of rescission, set-off, counterclaim or defense for which there is a possibility of an adverse determination in any legal proceeding, and (D) no Loans owned by it or its Subsidiaries are presently serviced by third parties, and there is no obligation that could result in any such Loan becoming subject to any third party servicing.
(iii) The allowance for possible loan losses (the “Loan Loss Allowance”) shown on its Financial Statements as of June 30, 2018 was, and the Loan Loss Allowance to be shown on its Financial Statements as of any date subsequent to the date of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses, net of recoveries relating to Loans previously charged off, in respect of Loans outstanding (including letter of credit or commitments to make Loans or extend credit).
(iv) The reserve for losses with respect to other real estate owned (“OREO”) shown on its SEC Reports, Bank Reports or Financial Statements as of June 30, 2018 were, and the OREO reserve to be shown on its SEC Reports, Bank Reports or Financial Statements as of any date subsequent to the execution of this Agreement will be, as of such dates, adequate in all material respects to provide for all known or reasonably anticipated losses relating to the OREO portfolio of it and any of its Subsidiaries as of the dates thereof.
(v) The Loan Loss Allowance has been established by it in accordance with the accounting principles described in Section 3.2(f)(ii) and applicable regulatory requirements and guidelines.
(vi) Section 3.2(s)(vi) of ANCX’s Disclosure Letter sets forth all residential mortgage or commercial Loans originated on or after January 1, 2015 by it or any of its Subsidiaries (A) that were sold in the secondary mortgage market and have been re-purchased by it or any of its Subsidiaries, (B) that the institutions to whom such Loans were sold (or their successors or assigns) have asked it or any of its Subsidiaries to purchase back (but have not been purchased back), or (C) that the institutions to whom such Loans were sold (or their successors or assigns) have submitted a claim for indemnification from it or any of its Subsidiaries, or have notified it or any of its Subsidiaries of an intent to request indemnification, in connection with such Loans.
(vii) As of June 30, 2018, neither it nor any of its Subsidiaries was a party to any Loan with an outstanding balance of  $500,000 or more (A) under the terms of which the obligor was sixty (60) days delinquent in payment of principal or interest or in Default of any other provision as of the date hereof; (B) which had been classified by any source as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any comparable classifications by such Persons; or (C) in material violation of any Law applicable to it or any of its Subsidiaries including, but not limited to, those promulgated, interpreted or enforced by any Governmental Authority.
(viii) As of the date of this Agreement neither it nor its Subsidiaries was a party to any Loan with any of its directors or officers or the directors or officers of any of its Subsidiaries that was not made in compliance with Regulation O, as amended, of the Federal Reserve Board.
(ix) Each Loan of ANCX and its Subsidiaries outstanding as of the date of this Agreement has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance in all material respects with the relevant notes or other credit or security documents, its applicable written underwriting and servicing standards (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local Laws.
(x) Section 3.2(s)(x) of ANCX’s Disclosure Letter sets forth a list of all Loans as of the date hereof by ANCX or any of its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve Board) of such Person, (ii) there are no employee, officer, director, principal shareholder or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and (iii) all such Loans are and were originated in compliance in all material respects with all applicable Laws.
(xi) None of the contracts pursuant to which it or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment Default by the obligor on any such Loan.
(xii) It and its Subsidiaries are not now nor have they ever been since December 31, 2014, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any Loan purchase commitment from, any Governmental Authority relating to the origination, sale or servicing of mortgage or consumer Loans.
(xiii) The term “Loan” means any written or oral loan, loan agreement, loan commitment, letter of credit, note, borrowing arrangement, loan guarantee or other extension of credit.

(t) Environmental Matters.   ANCX represents and warrants to UBSH that:
(i) It and each of its Subsidiaries are in compliance, in all material respects, with all applicable Environmental Laws (as defined herein). Neither it nor any of its Subsidiaries has received any written communication alleging that it or such Subsidiary is not in such material compliance, and there are no present circumstances that would prevent or interfere with the continuation of such compliance.
(ii) Except as has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ANCX, neither it nor any of its Subsidiaries has received written notice of pending, and has no Knowledge of any threatened, legal, administrative, arbitral or other proceedings, asserting Environmental Claims (as defined herein) or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Laws upon (A) it or such Subsidiary, (B) any Person whose liability for any Environmental Claim it or any Subsidiary has or may have retained either contractually or by operation of Law, (C) any real or personal property owned or leased by it or any Subsidiary, or any real or personal property which it or any Subsidiary has been, or is, judged to have managed or to have supervised or to have participated in the management of, or (D) any real or personal property in which it or a Subsidiary holds a security interest securing a Loan recorded on the books of it or such Subsidiary. Neither it nor any of its Subsidiaries is subject to any agreement, order, judgment, decree or memorandum by or with any court, Governmental Authority, regulatory agency or third party imposing any such liability, in each case, that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on ANCX.
(iii) There are no past or present actions, activities, circumstances, conditions, events or incidents that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws against it or any of its Subsidiaries or against any Person whose liability for any Environmental Claim it or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
(iv) For purposes of this Agreement, the following terms shall have the following meanings:
(A) “Environmental Claim” means any written notice from any Governmental Authority or third party alleging potential liability (including, without limitation, potential liability for investigatory costs, clean-up, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based upon, or resulting from the presence, or release into the environment, of any Materials of Environmental Concern (as defined herein).
(B) “Environmental Laws” means all applicable federal, state and local Laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended that relate to pollution or protection of human health or the environment.
(C) “Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other materials regulated under Environmental Laws.
(u) Books and Records.   UBSH and ANCX each represents and warrants to the other that:
Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, in accordance and compliance with all applicable accounting requirements and Laws, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.
(v) Intellectual Property.   ANCX represents and warrants to UBSH that:
It and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all Intellectual Property and the Technology Systems (as such terms are defined herein) that are used by it and its Subsidiaries in their respective businesses as currently conducted. To its Knowledge, it and its Subsidiaries have not infringed or otherwise violated the Intellectual Property rights of any other Person in any material respect, and there is no claim pending, or to its Knowledge threatened, against it or its Subsidiaries concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property. It has no contracts with its directors, officers or employees which requires such officer, director or employee to assign any interest in any Intellectual Property to it or its Subsidiaries and no such officer, director or employee is party to any contract with any Person that requires such officer, director or employee to assign any interest in any Intellectual Property to any Person.
“Intellectual Property” means all trademarks, trade names, service marks, patents, domain names, database rights, copyrights, and any applications therefor, technology, know-how, trade secrets, processes, computer software programs or applications, and tangible or intangible proprietary information or material. The term “Technology Systems” means the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals and computer systems, including any outsourced systems and processes, and Intellectual Property used by either party and its Subsidiaries or by a third party.
(w) Derivative Instruments.   ANCX represents and warrants to UBSH that:
Section 3.2(w) of ANCX’s Disclosure Letter lists all derivative instruments, including but not limited to interest rate swaps, caps, floors, option agreements, futures, and forward contracts, whether entered into for its own account or for the account of one or more of its Subsidiaries or its or their customers (each, a “Derivative Contract”). All Derivative Contracts were entered into (i) only in the ordinary course of business consistent with past practice, (ii) in accordance with prudent practices and in all material respects with all applicable Laws and regulatory policies and (iii) with counterparties believed to be financially responsible at the time. Each Derivative Contract constitutes the valid and legally binding obligation of it or one of its Subsidiaries, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws, and is in full force and effect. Neither it or its Subsidiaries, nor, to its Knowledge, any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.
(x) Brokered Deposits.   ANCX represents and warrants to UBSH that:
As of the date hereof, none of its deposits or deposits of any of its Subsidiaries are brokered deposits (as defined in the FDIA and applicable FDIC regulations) or are subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, liens, levies, subpoenas, set off rights, escrow limitations and similar actions taken in the ordinary course of business), and no portion of such deposits represents a deposit of it or any of its Subsidiaries.
(y) Investment Securities.   UBSH and ANCX each represents and warrants to the other that:
(i) It and each of its Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity) free and clear of any lien, encumbrance or security interest, except to the extent that such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of it or its Subsidiaries and except for such defects in title or liens, encumbrances or security interests that would not be material to it. Such securities are valued on the books of it and each of its Subsidiaries in accordance with GAAP in all material respects.
(ii) It and each of its Subsidiaries employs investment, securities, risk management and other policies, practices and procedures that it and each such Subsidiary believes are prudent and reasonable in the context of such businesses. Prior to the date of this Agreement, each party has delivered to the other party the material terms of such policies, practices and procedures.
(z) Takeover Laws and Provisions.   UBSH and ANCX each represents and warrants to the other that:
It has taken all action necessary, if any, to exempt this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby from the requirements of any “control share,” “fair price,” “affiliate transaction,” “business combination” or other anti-takeover Laws of any state (collectively, “Takeover Laws”), including without limitation Sections 13.1-725 through 13.1-728 of the VSCA (because a majority of its disinterested directors approved such transactions for such purposes before any “determination date” with respect to it) and Sections 13.1-728.1 through 13.1-728.9 of the VSCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any articles, sections or provisions of its articles of incorporation and bylaws concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions.
(aa) Transactions with Affiliates; Transactions with Related Parties.   ANCX represents and warrants to UBSH that:
(i) All “covered transactions” between it or any of its Subsidiaries that is an insured deposit institution and any “affiliate” of such insured deposit institution within the meaning of Sections 23A and 23B of the Federal Reserve Act and Regulation W of the Federal Reserve Board, have been in compliance with such provisions.
(ii) There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between it or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of it or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) five percent (5%) or more of its outstanding common stock (or any of such Person’s immediate family members or affiliates) on the other hand, except those of a type available to its employees or employees of its Subsidiaries generally.
(bb) Financial Advisors.   UBSH and ANCX each represents and warrants to the other that:
(i) None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with transactions contemplated herein, except that, in connection with this Agreement, UBSH has retained Keefe, Bruyette & Woods, Inc. as its financial advisor, and ANCX has retained Sandler O’Neill & Partners, L.P. as its financial advisor, in each case pursuant to an engagement letter.
(ii) It has made available to the other party a true and complete copy of the engagement letter with its financial advisor referenced in Section 3.2(bb)(i) above.
(cc) Fairness Opinion.
(i) UBSH represents and warrants to ANCX that: Prior to the execution of this Agreement, the Board of Directors of UBSH has received the opinion of Keefe, Bruyette & Woods, Inc. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio in the Merger is fair, from a financial point of view, to UBSH. Such opinion has not been amended or rescinded as of the date of this Agreement.
(ii) ANCX represents and warrants to UBSH that: Prior to the execution of this Agreement, the Board of Directors of ANCX has received the opinion of Sandler O’Neill & Partners, L.P. (which, if initially rendered verbally has been or will be confirmed by a written opinion, dated the same date) to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of ANCX Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.
(dd) Information Systems and Security.   UBSH and ANCX each represents and warrants to the other that:
(i) It, each of its Subsidiaries, and to its Knowledge each third-party vendor to it or a Subsidiary, has established and is in compliance in all material respects with (A) commercially reasonable security programs designed to protect (1) the integrity, security and confidentiality of information processed and transactions executed through any servers, computer hardware, networks, software (whether embodied in software, firmware or otherwise), databases, telecommunications systems, data centers, storage devices, voice and data network services interfaces and related systems maintained by or on behalf of it or its Subsidiaries (“Computer Systems”), and (2) the integrity, security and confidentiality of all confidential or proprietary data or personal financial information in its possession, and (B) commercially reasonable security policies and privacy policies that comply with all applicable legal and regulatory requirements. To its Knowledge neither it nor any of its Subsidiaries has suffered a security incident or breach with respect to its data or Computer systems any part of which occurred within the past three (3) years.
(ii) To its Knowledge, all of its and its Subsidiaries’ Computer Systems have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with industry practice. Neither it nor any of its Subsidiaries has experienced within the past three (3) years any material disruption to, or material interruption in, conduct of its business attributable to a defect, breakdown, bug or other deficiency of its Computer Systems. It and its Subsidiaries have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of its business without material disruption to, or material interruption in, the conduct of its business.
(iii) It and its Subsidiaries have (i) complied in all material respects with all applicable Laws which govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of the personal information of customers or other individuals and similar Laws governing data privacy, and with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To its Knowledge, there has been no loss, damage, or unauthorized access, use, modification or other misuse of any such information by any it, its Subsidiaries or any other Person.
(ee) No Investment Adviser Subsidiary.   UBSH and ANCX each represents and warrants to the other that:
Neither it nor any of its Subsidiaries provide investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.
(ff) No Broker-Dealer Subsidiary.   ANCX represents and warrants to UBSH that:
Neither it nor any of its Subsidiaries is a broker-dealer registered under the Exchange Act with the SEC.
(gg) No Insurance Subsidiary.   ANCX represents and warrants to UBSH that:
Neither it nor any of its Subsidiaries conducts insurance operations that require a license from any national, state or local Governmental Authority under applicable Law.
(hh) No Further Representations.   UBSH and ANCX each represents and warrants to the other that:
Except for the representations and warranties specifically set forth in this Article 3, neither it nor its Subsidiaries nor any other Person makes or shall be deemed to make any representation or warranty to the other party, express or implied, at Law or in equity, with respect to the transactions contemplated by this Agreement and it hereby disclaims any such representation or warranty whether by it or any of its officers, directors, employees, agents, representatives or any other Person. It acknowledges and agrees that, except for the representations and warranties specifically set forth in this Article 3, and except with respect to the Affiliate Agreements, neither the other party nor its Subsidiaries nor any other Person makes or shall be deemed to make any representation or warranty to it, express or implied, at Law or in equity, with respect to the transactions contemplated by this Agreement.

ARTICLE 4
COVENANTS RELATED TO CONDUCT OF BUSINESS
Section 4.1   ANCX Forbearances.
From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law, or as expressly set forth in ANCX’s Disclosure Letter, without the prior written consent of UBSH (which consent will not be unreasonably conditioned, withheld or delayed), ANCX agrees that it will not, and will cause each of its Subsidiaries not to:
(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.
(b) Take any action is intended to or which would reasonably be expected to adversely affect or delay the ability of either party (i) to obtain any Regulatory Approvals, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis.
(c) Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries.
(d) Other than pursuant to the exercise of ANCX Stock Options in accordance with their terms as of the date hereof and except for issuances of ANCX Common Stock pursuant to the Access National Corporation Dividend Reinvestment and Stock Purchase Plan: (A) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of capital stock or any Rights with respect thereto; (B) enter into any agreement with respect to the foregoing; or (C) except as expressly agreed to by the parties, permit any additional shares of capital stock to become subject to new grants of employee and director stock options, restricted stock grants, stock appreciation rights, restricted stock units or similar stock-based rights.
(e) Except as required by the terms of any Benefit Plan in effect as of the date hereof that is listed on Section 3.2(p)(i) of ANCX’s Disclosure Letter and an accurate and complete copy of which has been provided to UBSH: (i) enter into or amend any written employment agreement, severance or similar agreements or arrangements with any of its directors, officers or employees, other than for new hires permitted by clause (vii) below, at-will employment offer letters, or consulting agreements terminable on less than two weeks’ notice without penalty, in the ordinary course of business consistent with past practice; (ii) grant any salary or wage increase or increase any employee benefit; (iii) grant, pay, increase or promise any bonus, retention, change in control, severance or termination payments or benefits; (iv) fund any rabbi trust or similar arrangement; (v) grant, make, pay or allocate any discretionary contribution to any Benefit Plan; (vi) terminate the employment or service of any employee or independent contractor whose annual compensation exceeds $200,000, other than for “cause”; or (vii) hire, engage or promote any employee or independent contractor whose annual compensation exceeds $200,000; provided, that ANCX may grant normal individual increases in salary to employees (other than executive officers of ANCX or Access National Bank), in the ordinary course of business consistent with past practice and consistent with the terms of the Benefit Plans of ANCX and applicable Law, with the aggregate amount of any such individual increases not to exceed 3% of ANCX and Access National Bank’s total payroll.
(f) (i) Enter into, establish, amend or terminate (except as may be required by applicable Law or the terms of any Benefit Plan in effect as of the date hereof) any Benefit Plan (or any plan, program, policy, agreement or arrangement that would be a Benefit Plan if in effect as of the date hereof), including without limitation taking any action that accelerates, or the lapsing of restrictions with respect to, the vesting or exercise of any benefits payable thereunder; or (ii) waive any provision under, amend or terminate any restrictive covenant agreement entered into by any employee or consultant to ANCX or Access National Bank.
(g) Exchange, cancel, borrow from, surrender, or increase or decrease the death benefit provided under, or otherwise amend or terminate, any existing bank or corporate owned life insurance covering any current or former employee, other than any increase in the death benefit in the ordinary course of business consistent with past practice.

(h) Incur any obligation, indebtedness or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge or encumber any of its material assets, or dispose of any of its material assets in any other manner, except in the ordinary course of its business.
(i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (i) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (ii) regular quarterly cash dividends by ANCX) or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
(j) Make any material investment in or acquisition of  (either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets) any other Person other than its wholly owned Subsidiaries, except by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business.
(k) Implement or adopt any material change in its Tax or financial accounting principles, practices or methods, including reserving methodologies, other than as may be required by GAAP or regulatory accounting guidelines, or as recommended by ANCX’s outside auditor.
(l) Make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes.
(m) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis.
(n) Enter into any new line of business or change in any material respect its investment, risk and asset liability management and other banking and operating policies that are material to it and its Subsidiaries, taken as a whole, except as required by a Governmental Authority.
(o) (i) Purchase any securities or make any acquisition of or investment in (except in the ordinary course of its and its Subsidiaries’ business), either by purchase of stock or other securities or equity interests, contributions to capital, asset transfers, purchase of any assets (including any investments or commitments to invest in real estate or any real estate development project) or other business combination, or by formation of any joint venture or other business organization or by contributions to capital (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of its and its Subsidiaries’ business), any Person other than a wholly owned Subsidiary of ANCX, or otherwise acquire direct or indirect control over any Person or (ii) enter into a plan of consolidation, merger, share exchange, share acquisition, reorganization or complete or partial liquidation with any Person, or a letter of intent, memorandum of understanding or agreement in principle with respect thereto.
(p) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(q) Take any other action that would make any representation or warranty in Article 3 hereof untrue.
(r) Make, renew, restructure or otherwise modify any Loans or extensions of credit that would result in the aggregate amount of the lending relationship to any one borrower or its affiliates to exceed $15,000,000 or, if the total lending relationship to any one borrower and its affiliates is in excess of  $15,000,000 as of the date of this Agreement, to make, renew, restructure or otherwise modify any Loan or extension of credit for such borrower and its affiliates provided, that, if ANCX shall request in writing the prior approval of UBSH in accordance with this Section 4.1(r) and UBSH shall not have disapproved such request within three Business Days from the date on which UBSH received such request and all information which would be necessary for ANCX to make a determination in the ordinary course of business consistent with past practice to underwrite the Loan requested by ANCX, then such request shall be deemed to be approved by UBSH; provided, further, that, if UBSH provides approval in accordance with this Section 4.1(r) with respect to such Loan, no further approval from UBSH shall be required with respect to such Loan unless the terms of such Loan are materially altered or modified.
(s) Make any material changes to its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans, or to its hedging practices and policies, in each case except as required by a Governmental Authority.
(t) (i) Enter into, modify, amend, terminate, fail to renew, cancel or extend any ANCX Material Contract or expressly waive any material benefits under any ANCX Material Contract, other than in the ordinary course of business consistent with past practice, or any agreement which would be an ANCX Material Contract if it were in existence on the date hereof; (ii) purchase or otherwise acquire any investment securities or enter into any Derivative Contract other than as provided in ANCX’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice; or (iii) make or commit to make any capital expenditures in the aggregate in excess of  $250,000 and other than expenditures necessary to maintain existing assets in good repair.
(u) Materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any investment security rated below investment grade, in all cases except as provided in ANCX’s currently existing investment policies and in accordance with prudent investment practices in the ordinary course of business consistent with past practice.
(v) Settle, waive, release or commence any material claims, suits, actions or proceedings, except in the ordinary course of business consistent with past practice involving settlements in an amount and for consideration not in excess of  $500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Continuing Corporation.
(w) Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.
(x) Take or agree to take any of the actions prohibited by this Section 4.1.
Section 4.2   UBSH Forbearances.
From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, as required by Law, or as expressly set forth in UBSH’s Disclosure Letter, without the prior written consent of ANCX (which consent will not be unreasonably conditioned, withheld or delayed), UBSH agrees that it will not, and will cause each of its Subsidiaries not to:
(a) Conduct its business other than in the ordinary and usual course or fail to use its reasonable best efforts to maintain and preserve intact its business organization, assets, rights and properties and preserve its relationships with its customers, employees, Regulatory Agencies and other entities with which it has advantageous business relationships.
(b) Take any action which is intended to or which would reasonably be expected to materially adversely affect or delay the ability of either party (i) to obtain any Regulatory Approvals, (ii) to perform its covenants and agreements under this Agreement, or (iii) to consummate the transactions contemplated hereby on a timely basis, including any material acquisition that would result in materially delaying the receipt of any Regulatory Approvals or the imposition of a Burdensome Condition.
(c) Amend its Organizational Documents or the Organizational Documents of any of its Subsidiaries in a manner that would adversely affect ANCX or the holders of ANCX Common Stock relative to other holders of UBSH Common Stock.
(d) Notwithstanding anything herein to the contrary, (i) knowingly take, or knowingly omit to take, any action that would reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (ii) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 6 not being satisfied on a timely basis.

(e) Fail to materially follow its existing policies or practices with respect to managing exposure to interest rate and other risk, or fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.
(f) Take any other action that would make any representation or warranty in Article 3 hereof untrue.
(g) Adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization.
(h) Agree to take any of the actions prohibited by this Section 4.2.
Section 4.3   Transition.
ANCX shall, and shall cause Access National Bank to cooperate with UBSH and Union Bank in connection with planning for the efficient and orderly combination of the parties and the operation of the Union Bank, and in preparing for the consolidation of appropriate operating functions to be effective at the Effective Time or such later date as UBSH may decide. Each party shall cooperate with the other party in preparing to execute after the Effective Time, the conversion or consolidation of systems and business operations generally (including, but not limited to, providing customer information and entering into customary confidentiality, non-disclosure and similar agreements with service providers of the other party).
Section 4.4   Control of the Other Party’s Business.
Prior to the Effective Time, nothing contained in this Agreement (including, without limitation, Section 4.1 and Section 4.2) shall give UBSH, directly or indirectly, the right to control or direct the operations of ANCX, and nothing contained in this Agreement shall give ANCX, directly or indirectly, the right to control or direct the operations of UBSH. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ respective operations.
ARTICLE 5
ADDITIONAL AGREEMENTS
Section 5.1   Reasonable Best Efforts.
Subject to the terms and conditions of this Agreement, the parties will use their reasonable best efforts to take, or cause to be taken, in good faith all actions, and to do, or cause to be done, all things necessary, desirable, or advisable on its part under this Agreement, including but not limited to under Section 1.4, or under applicable Laws, so as to consummate or make effective the Merger and the other transactions contemplated hereby, including the satisfaction of the conditions set forth in Article 6, as promptly as practicable and shall cooperate fully with the other party hereto to that end. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of UBSH, on the one hand, and a Subsidiary of ANCX, on the other) or to vest the Continuing Corporation or any of its Subsidiaries with full title to all properties, assets, rights, approvals, immunities and franchises of ANCX or any of its Subsidiaries, the proper officers and directors of UBSH and its respective Subsidiaries shall have the power to take all such necessary action on behalf of ANCX and its Subsidiaries as may be reasonably requested by the Continuing Corporation.
Section 5.2   Access to Information; Notice of Certain Events; Confidentiality.
(a) During the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, each party shall, and shall cause each of their respective Subsidiaries to, permit the other party and its representatives to make or cause to be made such investigation of its operational, financial and legal condition as the other party reasonably requests and furnish to the other party promptly all other information concerning its business, properties and personnel as the other party may reasonably request; provided, that such investigation shall not interfere unnecessarily with normal operations. No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement or the conditions to such party’s obligation to consummate the transactions contemplated by this Agreement. Neither party nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of such party’s customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any Law, fiduciary duty or binding contract entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.
(b) Each party will give prompt notice to the other party (and subsequently keep the other party informed on a current basis) upon its becoming aware of the occurrence or existence of any fact, event or circumstance known that (i) has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect with respect to it, (ii) would cause or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein or (iii) that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article 6.
(c) Each party shall, and shall cause their respective Subsidiaries, directors, officers, employees, attorneys, advisors and other representatives to comply with, and to hold any information obtained pursuant to this Agreement in accordance with, the terms of the confidentiality agreements, dated as of September 3, 2018 and September 4, 2018 (the “Confidentiality Agreements”), between UBSH and ANCX.
Section 5.3   Registration Statement; Joint Proxy Statement; SEC Filings.
(a) Each party shall, and shall cause its respective Subsidiaries and representatives to, cooperate with the other party, and its representatives, in the preparation of the Registration Statement and the Joint Proxy Statement. Each party will advise the other, promptly after it receives notice thereof, of any request by the SEC to amend the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information and the parties shall use reasonable best efforts to respond (with the assistance of the other party) as promptly as practicable to any comments of the SEC with respect thereto. Each party shall prepare and file the Joint Proxy Statement and UBSH shall prepare and file the Registration Statement, including the Joint Proxy Statement, with the SEC as promptly as reasonably practicable after the date of this Agreement. Each party agrees to use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act, as promptly as reasonably practicable after the filing thereof, and to promptly thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.
(b) Each party agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries or any Affiliate thereof for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the times of the UBSH Shareholders Meeting and ANCX Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each party further agrees that if it becomes aware that any information furnished by it that would cause any of the statements in the Joint Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Joint Proxy Statement or the Registration Statement.
Section 5.4   Shareholder Approvals.
(a) As promptly as reasonably practicable after the date the Registration Statement is declared effective by the SEC, UBSH shall duly call, give notice of, establish a record date for, convene and hold a meeting of its shareholders for the purpose of obtaining the UBSH Shareholder Approval and such other matters of the type customarily brought before an annual or special meeting of shareholders (such meeting and any adjournment or postponement thereof, the “UBSH Shareholders Meeting”). Subject to Section 5.5, the

Board of Directors of UBSH shall (i) recommend to UBSH’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger and the UBSH Share Issuance (the “UBSH Board Recommendation”), (ii) include the UBSH Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the UBSH Shareholder Approval.
(b) As promptly as reasonably practicable after the date the Registration Statement is declared effective by the SEC, ANCX shall duly call, give notice of, establish a record date for, convene and hold a meeting of its shareholders for the purpose of obtaining the ANCX Shareholder Approval and such other matters of the type customarily brought before an annual or special meeting of shareholders (such meeting and any adjournment or postponement thereof, the “ANCX Shareholders Meeting”). Subject to Section 5.5, the Board of Directors of ANCX shall (i) recommend to ANCX’s shareholders the approval of this Agreement and the transactions contemplated hereby, including the Merger (the “ANCX Board Recommendation”), (ii) include the ANCX Board Recommendation in the Joint Proxy Statement, and (iii) solicit and use its reasonable best efforts to obtain the ANCX Shareholder Approval.
(c) UBSH and ANCX shall use their reasonable best efforts to cooperate to hold the UBSH Shareholders Meeting and the ANCX Shareholders Meeting on the same day and at the same time, and to set the same record date for each such meeting.
(d) UBSH or ANCX shall adjourn or postpone its respective shareholders meeting if, as of the time for which such meeting is scheduled there are insufficient shares of UBSH Common Stock or ANCX Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting. UBSH or ANCX shall also adjourn or postpone its respective shareholders meeting if, as of the time for which such meeting is scheduled, UBSH or ANCX, as the case may be, has not recorded proxies representing a sufficient number of shares necessary to obtain the UBSH Shareholder Approval or the ANCX Shareholder Approval.
Section 5.5   No Other Acquisition Proposals.
(a) ANCX agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, employees, agents and representatives (including any financial advisor, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage (including by providing information or assistance), facilitate or induce any inquiries, proposals, indications of interest or offers with respect to or any inquiry, proposal, indications of interest or offer that is reasonably likely to lead to, (ii) furnish or cause to be furnished any confidential or nonpublic information or data relating to, (iii) engage or participate in any negotiations or discussions concerning, (iv) approve, agree to, accept, endorse, or recommend, or (v) approve, agree to, accept, endorse or recommend, or propose to approve, agree to, accept, endorse or recommend any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or similar agreement (an “Acquisition Agreement”) contemplating or otherwise relating to, an Acquisition Proposal (as defined herein).
(b) Notwithstanding Section 5.5(a), nothing contained in this Agreement shall prohibit ANCX, prior to the ANCX Shareholders Meeting and subject to compliance with the other terms of this Section 5.5, from furnishing confidential or nonpublic information to, or engaging or participating in discussions or negotiations with, any Person that makes an unsolicited, bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) if  (i) the Board of Directors of ANCX concludes in good faith, after consultation with ANCX’s outside legal counsel and financial advisors, that the failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties to its shareholders under applicable Law, (ii) before furnishing any confidential or nonpublic information, ANCX receives from such Person an executed confidentiality agreement on terms no less restrictive (with respect to each provision) than the Confidentiality Agreements, which confidentiality agreement shall not provide such Person with any exclusive right to negotiate with ANCX, provided, that any non-public information provided to any Person given such access shall have previously been provided to UBSH, and (iii) Board of Directors of ANCX concludes in good faith, after consultation with ANCX’s outside legal counsel and financial advisors, that the Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below). ANCX shall immediately (within twenty four (24) hours) notify UBSH orally and in writing of its receipt of any such Acquisition Proposal or any request for nonpublic information or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, the material terms and conditions thereof, and the identity of the Person making such Acquisition Proposal, and will thereafter keep UBSH apprised of any related developments, discussions and negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.
(c) The term “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal, indication of interest or inquiry (whether communicated to ANCX or publicly announced to ANCX’s shareholders and whether binding or non-binding) by any Person relating to any of the following transactions or series of related transactions involving ANCX, or its Subsidiaries: (i) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving ANCX or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of ANCX; (ii) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of ANCX and its Subsidiaries or 25% or more of any class of equity or voting securities of ANCX or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of ANCX; or (iii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of ANCX or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 25% of the consolidated assets of ANCX.
(d) The term “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal made by a Person that the Board of Directors of ANCX concludes in good faith, after consultation with its outside financial and legal advisors, taking into account all relevant factors (including the legal, financial, regulatory and other aspects of the Acquisition Proposal, including the likelihood of obtaining financing and of receiving all required approvals of Governmental Authorities, and including the terms and conditions of this Agreement (as it may be proposed in writing to be amended by UBSH)) is reasonably likely to be consummated in accordance with its terms, and, if consummated, would result in a transaction that is more favorable to the shareholders of ANCX from a financial point of view, than the transactions contemplated by this Agreement (as it may be proposed in writing to be amended by UBSH); provided, that, for purposes of this definition of  “Superior Proposal,” “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.5(c), except the reference to “25% or more” in such definition shall be deemed to be a reference to “50% or more”.
(e) Except as provided in Section 5.5(f) and Section 5.5(g), neither the Board of Directors of ANCX, the Board of Directors of UBSH, nor, in each case, any committee thereof shall withhold, withdraw, qualify or modify in any manner adverse to the other party, or propose publicly to withhold, withdraw, qualify or modify in any manner adverse to the other party, the approval or recommendation of the Board of Directors of ANCX or UBSH, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in ANCX Recommendation” or a “Change in UBSH Recommendation,” respectively).
(f) Notwithstanding anything in this Agreement to the contrary, at any time prior to the ANCX Shareholders Meeting, the Board of Directors of ANCX may (i) make a Change in ANCX Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of ANCX may communicate the basis for its lack of ANCX Board Recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law or (ii) terminate the Agreement pursuant to Section 7.1(i) and enter into an Acquisition Agreement with respect to a Superior Proposal subject to compliance with Section 7.4(b); provided, that the Board of Directors of ANCX may only take actions under this Section 5.5(f), if, (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.5) is made to ANCX by a third party, and such Acquisition Proposal is not withdrawn, (B) the Board of Directors of ANCX has concluded in good faith (after consultation with its outside financial and legal advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the Board of Directors of ANCX have concluded in good faith (after consultation with their financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to its shareholders under applicable Law, (D) five (5) business days shall have elapsed since ANCX has given written notice to UBSH advising UBSH that ANCX intends to take such action and specifying in reasonable detail the reasons therefor, including, all information required to be delivered under Section 5.5(b) (a “Notice of Change”) (it being understood that any amendment to any material term of such Acquisition Proposal shall require a new Notice of Change and determination as referred to in this Section 5.5(f)), (E) during such five (5) business day period, ANCX has and has caused its outside financial and legal advisors to, consider and, at the reasonable request of UBSH, engage in good faith discussions with UBSH regarding, any adjustment or modification of the terms of this Agreement proposed in writing by UBSH, and (F) the Board of Directors of ANCX, following such five (5) business day period, again reasonably determines in good faith (after consultation with its outside financial and legal advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by UBSH by the conclusion of such five (5) business day period) that such Acquisition Proposal nonetheless continues to constitute a Superior Proposal and that failure to take such action would be a violation of its fiduciary duties to its shareholders under applicable Law. Notwithstanding a Change in ANCX Recommendation, unless this Agreement has been terminated pursuant to Section 7.1, the ANCX Shareholders Meeting shall be convened and this Agreement shall be submitted to the shareholders of ANCX at the ANCX Shareholders Meeting for the purpose of voting on the approval of this Agreement and the other matters contemplated hereby.
(g) Notwithstanding anything in this Agreement to the contrary, at any time prior to the UBSH Shareholders Meeting, the Board of Directors of UBSH may make a Change in UBSH Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of UBSH may communicate the basis for its lack of UBSH Board Recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by Law; provided, that the Board of Directors of UBSH may only take actions under this Section 5.5(g), if  (A) the Board of Directors of UBSH have concluded in good faith (after consultation with their outside financial and legal advisors) that failure to do so would be a violation of its fiduciary duties to its shareholders under applicable Law, (B) five business days shall have elapsed since UBSH has given written notice to ANCX advising ANCX that UBSH intends to take such action and specifying in reasonable detail the reasons therefor, (C) during such five business day period, UBSH has and has caused its outside financial and legal advisors to, consider and, at the reasonable request of ANCX, engage in good faith discussions with ANCX regarding, any adjustment or modification of the terms of this Agreement proposed in writing by ANCX, and (D) the Board of Directors of UBSH, following such five business day period, again reasonably determines in good faith (after consultation with its outside financial and legal advisors, and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by ANCX by the conclusion of such five business day period) that failure to take such action would be a violation of its fiduciary duties to its shareholders under applicable Law.
(h) ANCX and its Subsidiaries shall, and ANCX shall direct its representatives to, (i) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any offer or proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential information previously furnished to any Person (other than UBSH and its representatives) that has made or indicated an intention to make an Acquisition Proposal, and (iii) not waive or amend any “standstill” provision or provisions of similar effect to which it is a party or of which it is a beneficiary and shall strictly enforce any such provisions.
(i) Nothing contained in this Agreement shall prohibit ANCX or its Board of Directors or any committee thereof from at any time taking and disclosing to ANCX’s shareholders, a position contemplated by Rule 14d-9, Rule 14e-2(a), or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.
Section 5.6   Applications and Consents.
(a) The parties hereto shall cooperate and use their reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals, waivers, non-objections and authorizations of each Governmental Authority and all third parties that are necessary or advisable to consummate the transactions contemplated by this Agreement (the “Regulatory Approvals”)

and will make all necessary filings, including supplemental responses thereto, in respect of the Regulatory Approvals as soon as practicable. Each of the parties hereto shall use its reasonable best efforts to comply with the terms and conditions of all such Regulatory Approvals and resolve objections, if any, which may be asserted with respect to this Agreement or the transactions contemplated hereby under any applicable Law; provided, that, in no event shall UBSH or its Subsidiaries be required, and ANCX and its Subsidiaries shall not be permitted (without UBSH’s prior written consent), in connection with a Regulatory Approval or the transactions contemplated by this Agreement, to take any action, or commit to take any action, or to accept any restriction or condition, involving ANCX, UBSH or their respective Subsidiaries, which would reasonably be expected to be materially financially burdensome to the business, operations, financial condition or results of operations on UBSH’s business or on the business of ANCX or Access National Bank (which restriction, commitment, or condition could include materially increasing capital, divesting or reducing lines of businesses or asset classes, entering into compliance or remediation programs, and making material lending or investment commitments) (any such condition, commitment or restriction, a “Burdensome Condition”).
(b) Each party hereto will promptly furnish to the other party copies of applications filed with all Governmental Authorities with respect to the transactions contemplated hereby, subject to applicable Laws regarding the sharing of information. Each party will consult with the other party with respect to the obtaining of all Regulatory Approvals and other material consents from third parties necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party apprised of the status of matters relating to the consummation of the transactions contemplated hereby, subject to applicable Laws regarding the sharing of information.
(c) Each party agrees, upon request, subject to applicable Laws, to promptly furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
Section 5.7   Public Announcements.
The parties hereto will consult with each other as to the form and substance of any press release or other public statement (including communications to employees, agents and contractors) related to this Agreement or the transactions contemplated hereby prior to issuing such press release or public statement or making any other public disclosure related thereto and shall not issue such press release or other public statement without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned); provided, that nothing in this Section 5.7 shall prohibit any party from making any disclosure necessary in order to satisfy such party’s disclosure obligations imposed by applicable Law or the rules established by Nasdaq or any other securities exchange, in which case the party required to make the disclosure shall use its reasonable best efforts to allow the other party reasonable time to comment on such disclosure in advance of the issuance thereof. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.
Section 5.8   Employee Benefit Plans.
(a) As of the Effective Time and for a period of one year thereafter (or such shorter period of employment, as the case may be), the Continuing Corporation shall provide to employees of ANCX and its Subsidiaries, who after the Effective Time become employees of the Continuing Corporation or its Subsidiaries (“ANCX Continuing Employees”) (i) base salary or wages that are comparable to the base salary or wages provided to either (x) such employee immediately prior to the Effective Time or (y) similarly situated employees of the Continuing Corporation and its Subsidiaries; (ii) incentive compensation opportunities that are comparable to the incentive compensation opportunities provided to either (x) such employee immediately prior to the Effective Time or (y) similarly situated employees of the Continuing Corporation and its Subsidiaries; and (iii) employee benefits (other than equity incentive compensation and defined benefit retirement benefits) which are, in the aggregate, comparable to the employee benefits provided to either (x) such employees immediately prior to the Effective Time or (y) similarly situated employees of the Continuing Corporation and its Subsidiaries, in each case of clauses (i), (ii) and (iii), with the choice between sub-clauses (x) and (y) to be determined by UBSH in its sole discretion; provided that the Continuing Corporation may provide such benefits to ANCX Continuing Employees under the Benefit Plans of ANCX or a Subsidiary, under benefit plans maintained by the Continuing Corporation (“Continuing Corporation Plans”) or by a combination thereof.
(b) For purposes of eligibility and participation (except as otherwise provided below for paid-time off), in any benefit plan of the Continuing Corporation or any of its Subsidiaries, but not benefit accrual, service with or credited by ANCX or any of its Subsidiaries (including service with any predecessor of ANCX or any of its Subsidiaries) shall be treated as service with the Continuing Corporation or any of its Subsidiaries to the same extent that such service was recognized by ANCX under a corresponding Benefit Plan; provided, that such recognition of service shall not (i) operate to duplicate any benefits of an ANCX Continuing Employee with respect to the same period of service or (ii) apply for purposes of any plan, program, policy, agreement or arrangement (x) under which similarly-situated employees of the Continuing Corporation or its Subsidiaries do not receive credit for prior service or (y) that is grandfathered or frozen, either with respect to level of benefits or participation.
(c) ANCX shall amend its paid time off policy effective as of no later than December 31, 2018, to provide that (i) any accrued and unused paid time off in 2018 shall not be rolled over into 2019, (ii) on and after January 1, 2019, employees may rollover to a subsequent calendar year no more than 40 hours of accrued and unused paid time off, and (iii) any accrued and unused paid time off that is rolled over to a subsequent calendar year shall only be used for sick time and shall not be cashed out at termination of employment. On or before January 31, 2019 (or such other time as may be mutually agreed in writing between ANCX and UBSH), ANCX and its Subsidiaries shall pay to employees any accrued and unused paid time off for 2018 up to a maximum of 80 hours, and any accrued and unused paid time off for 2018 in excess of 80 hours shall be forfeited by the employee. ANCX shall provide to UBSH all information and documentation reasonably requested by UBSH evidencing the foregoing. UBSH shall have a right to review and approve in advance (such approval not to be unreasonably withheld or delayed) the policy amendment and related employee communications. From and after the Effective Time, the vacation and paid-time off policies of ANCX and its Subsidiaries shall be frozen and ANCX Continuing Employees shall be covered under the applicable policy of Union Bank. For purposes of vacation and sick leave under the Union Time Away From Work Policy (“Union PTO Policy”), ANCX Continuing Employees shall receive credit for purposes of eligibility and future benefit accrual for prior service with ANCX or any of its Subsidiaries.
(d) To the extent permitted under applicable Law, the Continuing Corporation shall use commercially reasonable efforts to cause welfare Continuing Corporation Plans that cover the ANCX Continuing Employees after the Effective Time to (i) waive any waiting period and restrictions and limitations for preexisting conditions or insurability (except for pre-existing conditions that were excluded, or restrictions or limitations that were applicable, under the corresponding Benefit Plans of ANCX or a Subsidiary), and (ii) cause any deductible, co-insurance, or maximum out-of-pocket payments made by the ANCX Continuing Employees under welfare Benefit Plans maintained by ANCX for the plan year in which the Closing Date occurs to be credited to such ANCX Continuing Employees under welfare Continuing Corporation Plans for the same plan year, so as to reduce the amount of any deductible, co-insurance, or maximum out-of-pocket payments payable by such ANCX Continuing Employees under welfare Continuing Corporation Plans.
(e) Prior to the Effective Time, ANCX shall vest 100% all accrued benefits for affected participants under the Access National Corporation Profit Sharing Plan (the “ANCX 401(k) Plan”), effective on and subject to the consummation of the Merger. Following the Effective Time, UBSH shall cause the ANCX 401(k) Plan to be merged into the 401(k) plan maintained by UBSH (the “UBSH 401(k) Plan” and together with the ANCX 401(k) Plan, each a “401(k) Plan”), with such merger to be completed by December 31, 2019. Each party agrees to amend its 401(k) Plan to the extent necessary to ensure that there is no duplication of participation or benefits under the 401(k) Plans and ANCX agrees to amend the ANCX 401(k) Plan, effective immediately prior to the Effective Time, to provide that no additional amounts under the ANCX 401(k) Plan may be invested in the ANCX stock fund under the ANCX 401(k) Plan on or after the Effective Time, and to timely distribute any and all required notices to participants, beneficiaries, shareholders or others in connection with such amendment and to timely take any and all other action required in connection with such amendment. To the extent any employer matching contributions for 2018 have been accrued under, but not yet contributed to, the ANCX 401(k) Plan as of the Effective Time, the

Continuing Corporation shall make or shall cause its Subsidiary to make, such contributions to the ANCX 401(k) Plan in a timely manner. No ANCX Continuing Employee shall be eligible to participate in the 2018 UBSH/Union Bank profit sharing program, which amounts are (if any) payable in 2019. Without limiting the foregoing, it is the intent of UBSH that ANCX Continuing Employees, to the extent the applicable employee meets the other eligibility requirements therein, shall be eligible for the Union Bankshares Corp. Employee Stock Ownership Plan not earlier than the regular entry date under such plan that first follows the Effective Time.
(f) All employees of ANCX or a Subsidiary with employment agreements are listed in Section 5.8(f) of ANCX’s Disclosure Letter and ANCX and UBSH agree that Section 5.8(f) of ANCX’s Disclosure Letter shall apply to such employees. UBSH will decide prior to the Effective Time which of those employees will receive an offer of employment with the Continuing Corporation. Any such employee who receives and accepts an offer of employment will be employed by the Continuing Corporation or a Subsidiary as an at-will employee and pursuant to terms established by the Continuing Corporation and will be an ANCX Continuing Employee. Any such ANCX Continuing Employee shall be eligible, immediately following the Effective Time, to become a participant in a Continuing Corporation severance plan, based on his or her position with the Continuing Corporation, if any such plan is available to similarly situated employees of the Continuing Corporation.
(g) At the written request of UBSH, with such written request provided to ANCX in a timely manner as to allow ANCX to comply with any notice requirements under any applicable Benefit Plan or related service contract, ANCX shall terminate any Benefit Plan of ANCX or a Subsidiary (other than the ANCX 401(k) Plan), in accordance with applicable Law and effective immediately prior to the Effective Time, if the ANCX Continuing Employees will become eligible to participate in the corresponding Continuing Corporation Plan at the Effective Time, and pay any benefits due thereunder in accordance with the terms of any such plan.
(h) As promptly as practical, and in any event prior to the Effective Time, ANCX shall notify UBSH in writing of: (i) all terminations, hiring, engagements and promotions of employee or independent contractor after the date hereof and prior to the Effective Time permitted by Section 4.1(e) and (ii) increases in compensation and benefits, bonus payments and equity grants permitted by Section 4.1(e).
(i) Within 30 days following the date hereof, ANCX will provide to UBSH a supplement Section 3.2(o)(i)(A) of ANCX’s Disclosure Letter that includes, for each employee the following information: whether full-time or part-time, Fair Labor Standards Act designation, current annual bonus opportunity, fringe benefits (other than employee benefits applicable to all employees), bonus payouts for the past three years, and immigration status.
(j) Nothing in this Section 5.8 shall (i) constitute an amendment to any Benefit Plan or any UBSH Benefit Plan, (ii) be construed to limit the right of the Continuing Corporation or any of its Subsidiaries, from and after the Effective Time, to amend or terminate any of the benefit plans maintained by UBSH or ANCX or their respective Subsidiaries before the Effective Time to the extent that such benefit plans permit any such amendment or termination, or (iii) confer on any Continuing Employee or any other Person any rights to employment or other service relationship.
Section 5.9   Nasdaq Listing.
UBSH shall use its reasonable best efforts to cause the shares of the Continuing Corporation Common Stock to be issued to holders of ANCX Common Stock in the Merger or that may be issued pursuant to Converted Stock Options that are exercised after the Effective Time to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Effective Time.
Section 5.10   Indemnification.
(a) Following the Effective Time, the Continuing Corporation shall indemnify, defend and hold harmless any Person who has rights to indemnification from ANCX or any of its Subsidiaries (an “Indemnified Party”) (in any capacity), against all costs or expenses (including reasonable attorneys’ fees), judgements, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to, the fact that such Person is or was a director or officer of ANCX and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the transactions contemplated by this Agreement) (each a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, to the same extent and on the same conditions as such Person was entitled to indemnification pursuant to applicable Law and ANCX’s Organizational Documents or any ANCX Subsidiary’s Organizational Documents, as the case may be, or any indemnification agreements to which an Indemnified Party is a party as in effect on the date of this Agreement, subject, in call cases, to the provisions in this Section 5.10.
(b) Any Indemnified Party wishing to claim indemnification under Section 5.10(a), upon learning of any such Claim, shall promptly notify the Continuing Corporation thereof. In the event of any such Claim (whether arising before or after the Effective Time): (i) the Continuing Corporation shall have the right to assume the defense thereof and the Continuing Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) the Continuing Corporation shall not be liable for any settlement effected without its prior written consent; provided, further, that the Continuing Corporation shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.
(c) UBSH, or ANCX in consultation with UBSH, shall at or prior to the Effective Time, purchase a six (6) year “tail” prepaid policy on terms and conditions providing substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by ANCX with respect to matters arising at or prior to the Effective Time, covering, without limitation, the Merger; provided, however, that the aggregate cost of such “tail” policy shall in no event exceed three hundred percent (300%) of the current annual premium paid as of the date hereof by ANCX for such insurance (the “Maximum Amount”). If the premium necessary to purchase such “tail” prepaid policy exceeds the Maximum Amount, UBSH will obtain the maximum amount of that insurance obtainable for a premium equal to the Maximum Amount.
(d) This covenant is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her respective heirs and legal representatives. The rights to indemnification and the other rights provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.
(e) If the Continuing Corporation or any of its successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving Person of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other Person or engages in any similar transaction, then in each case, the Continuing Corporation will cause proper provision to be made so that the successors and assigns of the Continuing Corporation will expressly assume the obligations set forth in this Section 5.10. For the avoidance of doubt, to the extent required by any agreement previously entered into by ANCX in connection with a merger, acquisition or other business combination, the provisions of this Section 5.10 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by ANCX.
Section 5.11   Employment and Other Arrangements.
Except for employees of ANCX or a Subsidiary listed in Section 5.8(f) of ANCX’s Disclosure Letter, ANCX and UBSH agree that each employee of ANCX and its Subsidiaries who is involuntarily terminated by the Continuing Corporation on and after the Effective Time and through the first anniversary after the Effective Time shall receive severance payments pursuant to and in accordance with the provisions of the applicable UBSH severance plan, subject to the execution and non-revocation of a release agreement, in the form to be provided by UBSH, by such employee.
Section 5.12   Consent to Assign and Use Leased Premises.
On Section 5.12 of ANCX’s Disclosure Letter, ANCX has provided a list of all leases with respect to real or personal property used by it or any Subsidiary. With respect to the leases disclosed in Section 5.12 of ANCX’s Disclosure Letter, ANCX and each of its Subsidiaries will use reasonable best efforts to obtain all consents necessary or appropriate to transfer and assign, as of the Effective Time, all right, title and interest of ANCX and each of its Subsidiaries to the Continuing Corporation and to permit the use and operation of the leased premises by the Continuing Corporation.
Section 5.13   Change of Method.
UBSH may change the method or structure of effecting the combination of UBSH and ANCX (including the provisions of Article 1 and Article 2), if and to the extent requested by UBSH, and ANCX agrees to enter into such amendments to this Agreement as UBSH may reasonably request in order to give effect to such restructuring; provided, that no such change shall (i) alter or change the Exchange Ratio or Merger Consideration, (ii) adversely affect the Tax treatment of the Merger with respect to ANCX’s shareholders or (iii) materially impede or delay the consummation of the transactions contemplated hereby in a timely manner. The parties hereto agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.2.
Section 5.14   Restructuring Efforts.
If either party shall have failed to obtain the ANCX Shareholder Approval or the UBSH Shareholder Approval, as applicable, at the duly convened ANCX Shareholders Meeting or UBSH Shareholders Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the Merger Consideration, in a manner adverse to such party or its shareholders or adversely affect the Tax treatment of the Merger with respect to ANCX’s shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 5.14) to its respective shareholders for approval.
Section 5.15   Takeover Laws.
Neither party hereto shall take any action that would cause any Takeover Laws to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby and each party hereto shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Laws now or hereafter in effect. If any Takeover Laws may become, or may purport to be, applicable to the transactions contemplated hereby, each party hereto and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary and legally permissible so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such Takeover Laws on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.
Section 5.16   Supplemental Indentures.
Prior to the Effective Time, ANCX and UBSH shall take all actions necessary for UBSH to enter into a supplemental indenture or other documents with the trustee of ANCX’s trust preferred securities to evidence the succession of UBSH as the obligor on those securities as of the Effective Time and the parties hereto shall provide any opinion of counsel to the trustee required to make such assumptions effective to the extent required by the terms of such trust preferred securities.
Section 5.17   Shareholder Litigation.
(a) ANCX shall give UBSH prompt written notice of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of ANCX threatened against ANCX or any of its Subsidiaries, directors or affiliates (or combination thereof) relating to the transactions contemplated by this Agreement and shall give UBSH the opportunity to consult in the defense of any shareholder litigation relating to the transactions contemplated by this Agreement, and shall give UBSH the right to review and comment on all filings or responses to be made by ANCX in connection with any such litigation, and the right to consult on the defense or settlement with respect to any such shareholder litigation, and ANCX will in good faith take such comments into account. In addition, no such settlement by ANCX shall be agreed to without UBSH’s prior written consent, and no such consent of UBSH shall be unreasonably withheld, conditioned or delayed.
(b) UBSH shall give ANCX prompt notice of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator pending or, to the Knowledge of UBSH threatened against UBSH, or any of its Subsidiaries, directors or affiliates (or combination thereof) related to the transactions contemplated by this Agreement.
Section 5.18   Section 16 Matters.
ANCX shall deliver to UBSH in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of ANCX subject to the reporting requirements of Section 16(a) of the Exchange Act (the “ANCX Insiders”), and the Board of Directors of UBSH and of ANCX, or a committee of non-employee directors thereof  (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of ANCX) any dispositions of ANCX Common Stock or ANCX Stock Options (including the conversion of ANCX Stock Options into Converted Stock Options) by the ANCX Insiders, and (in the case of UBSH) any acquisitions of UBSH Common Stock or Converted Stock Options by any ANCX Insiders who (if any), immediately following the Merger, will be officers or directors of the Continuing Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable Law.
Section 5.19   Dividends.
After the date of this Agreement, each party hereto shall coordinate with the other regarding the declaration of any dividends in respect of ANCX Common Stock (to the extent permitted to be made under this Agreement) and UBSH Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of ANCX Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of UBSH Common Stock and any shares of ANCX Common Stock any such holder receives in exchange therefor in the Merger.
ARTICLE 6
CONDITIONS TO THE MERGER
Section 6.1   General Conditions.
The respective obligations of each party to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by each party pursuant to Section 8.2.
(a) Corporate Action.   The UBSH Shareholder Approval and the ANCX Shareholder Approval shall have been obtained.
(b) Regulatory Approvals.   UBSH and ANCX shall have received all Regulatory Approvals and all notice periods and waiting periods required after the granting of any such approvals shall have passed, and all such approvals shall be in effect.
(c) Registration Statement.   The Registration Statement shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.
(d) Nasdaq Listing.   The shares of the Continuing Corporation Common Stock to be issued to the holders of ANCX Common Stock upon consummation of the Merger and that may be issued to the holders of Converted Stock Options if exercised after the Effective Time shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

(e) No Injunctions or Legal Restraints; Illegality.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order, decree or injunction (whether temporary, preliminary or permanent) or taken any other action that restricts, enjoins or prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, including the Merger.
Section 6.2   Conditions to Obligations of UBSH.
The obligations of UBSH to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, unless waived by UBSH pursuant to Section 8.2.
(a) Representations and Warranties.   The representations and warranties of ANCX set forth in Section 3.2(e)(i), Section 3.2(e)(iii) (first sentence only), Section 3.2(e)(iv), Section 3.2(h) and Section 3.2(bb)(i), shall be true and correct (except for inaccuracies which are de minimis in amount) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of ANCX set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(e)(ii) and Section 3.2(e)(v) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of ANCX set forth in each other sub section in Section 3.2 shall, in the aggregate, be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of ANCX by the Chief Executive Officer and Chief Financial Officer of ANCX to the foregoing effect.
(b) Performance of Obligations.   ANCX shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Effective Time, and UBSH shall have received a certificate, dated as of the Closing Date, signed on behalf of ANCX by the Chief Executive Officer and Chief Financial Officer of ANCX to such effect.
(c) Burdensome Condition.   No Regulatory Approval contains, shall have resulted in or would reassembly be expect to result in, the imposition of a Burdensome Condition.
(d) Federal Tax Opinion.   UBSH shall have received a written opinion from its counsel, Covington & Burling LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of UBSH and ANCX reasonably satisfactory in form and substance to such counsel.
Section 6.3   Conditions to Obligations of ANCX.
The obligations of ANCX to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by ANCX pursuant to Section 8.2.
(a) Representations and Warranties.   The representations and warranties of UBSH set forth in Section 3.2(d)(i), Section 3.2(d)(iii), Section 3.2(d)(iv), Section 3.2(h) and Section 3.2(bb)(i) shall be true and correct (except for inaccuracies which are de minimis in amount) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of UBSH set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c), Section 3.2(d)(ii) and Section 3.2(d)(v) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. The representations and warranties of UBSH set forth in each other subsection in

Section 3.2 that is applicable to UBSH shall, in the aggregate, be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications. ANCX shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to the foregoing effect.
(b) Performance of Obligations.   UBSH shall have performed in all material respects all obligations required to be performed by it under this Agreement on or before the Effective Time, and ANCX shall have received a certificate, dated as of the Closing Date, signed on behalf of UBSH by the Chief Executive Officer and Chief Financial Officer of UBSH to such effect.
(c) Federal Tax Opinion.   ANCX shall have received a written opinion from its counsel, Troutman Sanders LLP, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel may require and shall be entitled to rely upon representations of officers of ANCX and UBSH reasonably satisfactory in form and substance to such counsel.
ARTICLE 7
TERMINATION
Section 7.1   Termination.
Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Merger and the other transactions contemplated hereby abandoned at any time before the Effective Time, whether before or after the approval of the Merger by the shareholders of UBSH or ANCX, as provided below:
(a) By the mutual consent in writing of UBSH and ANCX;
(b) By either party, by written notice to the other party, if the Merger has not been consummated by October 4, 2019, provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date;
(c) By either party, by written notice to the other party, in the event any (i) Regulatory Approval required to be obtained pursuant to Section 6.1(b) has been denied by the relevant Governmental Authority and such denial has become final, (ii) the relevant Governmental Authority shall have requested in writing that UBSH, ANCX or any of their respective Subsidiaries withdraw (other than for technical reasons), and not be permitted to resubmit within 90 days, any application with respect to a Regulatory Approval or (iii) any Governmental Authority of competent jurisdiction shall have issued a final, nonappealable injunction permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
(d) By either party, by written notice to the other party (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement), in the event of a breach or inaccuracy, as applicable, of any representation, warranty, covenant or agreement of the other party contained in this Agreement which breach or inaccuracy is not cured within 30 days after the giving of written notice to the breaching party or by its nature cannot be cured within such time period and which breach or inaccuracy would, either individually or in the aggregate with all other breaches or inaccuracies, provide the terminating party the ability to refuse to consummate the Merger under Sections 6.2(a) and (b) in the case of UBSH and Sections 6.3(a) and (b) in the case of ANCX;
(e) By UBSH, by written notice to ANCX, (i) if ANCX has failed to make the ANCX Board Recommendation, (ii) upon a Change in ANCX Recommendation or upon ANCX’s approval, adoption, endorsement or recommendation of any Acquisition Proposal or (iii) if ANCX has failed to comply with its obligations under Section 5.4(b) and Section 5.5;

(f) By either party, by written notice to the other party, if the ANCX Shareholder Approval shall not have been obtained at the ANCX Shareholders Meeting;
(g) By ANCX, by written notice to UBSH, (i) if UBSH has failed to make the UBSH Board Recommendation, (ii) upon a Change in UBSH Recommendation or (iii) if UBSH has failed to comply with its obligations under the first sentence of Section 5.4(a);
(h) By either party, by written notice to the other party, if the UBSH Shareholder Approval shall not have been obtained at the UBSH Shareholders Meeting;
(i) By ANCX, by written notice to UBSH, if the Board of Directors of ANCX determines to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 5.5(f), provided that ANCX pays to UBSH the Termination Fee on the date of such termination pursuant to Section 7.4(b); or
(j) By UBSH, by written notice to ANCX, if a Governmental Authority has granted a Regulatory Approval but such Regulatory Approval contains, or shall have resulted in or would reasonably be expected to result in, the imposition of a Burdensome Condition.
Section 7.2   Effect of Termination.
In the event of termination of this Agreement by either party as provided in Section 7.1, this Agreement shall become void and have no effect and none of UBSH, ANCX, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability hereunder or in connection with the transactions contemplated hereby, except that (i) Section 5.2(c), Section 7.2, Section 7.4 and Article 8 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary in this Agreement, termination will not relieve a breaching party from any liabilities or damages arising out of its fraud or breach of any provision of this Agreement.
Section 7.3   Non-Survival of Representations, Warranties and Covenants.
None of the representations, warranties, covenants or agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreements, which shall survive in accordance with their respective terms) shall survive the Effective Time, except for Section 5.2, Section 5.7, Section 5.8, Section 5.10, Section 5.11, Section 7.4, Article 1, Article 2, Article 8 and this Section 7.3, which shall survive in accordance with their respective terms.
Section 7.4   Termination Fee.
(a) In the event that (i) after the date of this Agreement, an Acquisition Proposal with respect to ANCX shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of ANCX, or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to ANCX, (ii) thereafter this Agreement is terminated (A) by ANCX or UBSH pursuant to Section 7.1(b) (and the ANCX Shareholder Approval has not been obtained), (B) by UBSH pursuant to Section 7.1(d) or (C) by UBSH or ANCX pursuant to Section 7.1(f) and (iii) prior to the date that is 12 months after the date of such termination ANCX enters into an Acquisition Agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then ANCX shall, on the earlier of the date it enters into such Acquisition Agreement or the date of consummation of such transaction, pay UBSH a fee equal to $25,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to the account or accounts designated by UBSH.
(b) In the event this Agreement is terminated by UBSH pursuant to Section 7.1(e) or by ANCX pursuant to Section 7.1(i), then ANCX shall, on the date of termination, pay UBSH the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by UBSH.
(c) In the event this Agreement is terminated by ANCX pursuant to Section 7.1(g), then UBSH shall, on the date of termination, pay ANCX the Termination Fee by wire transfer of immediately available funds to the account or accounts designated by ANCX.

(d) The payment of the Termination Fee by ANCX or UBSH pursuant to this Section 7.4, as applicable, constitutes liquidated damages and not a penalty, and shall be the sole monetary remedy of ANCX or UBSH, as the case may be, in the event of termination of this Agreement specified in such section. Each of UBSH and ANCX acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, UBSH and ANCX, respectively, would not enter into this Agreement. Accordingly, if UBSH or ANCX, as applicable, fails promptly to pay the amount due pursuant to this Section 7.4, and, in order to obtain such payment, UBSH or ANCX, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 7.4, UBSH or ANCX, as applicable, shall pay to the other party its fees and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.
Section 7.5   Expenses.
Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, including filing, registration and application fees, printing and mailing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel, except that the costs and expenses of printing the Registration Statement and the Joint Proxy Statement and the filing fees payable to the SEC in connection with the Registration Statement and the Joint Proxy Statement shall be borne equally by UBSH and ANCX.
ARTICLE 8
GENERAL PROVISIONS
Section 8.1   Entire Agreement.
This Agreement, including the Disclosure Letters, Exhibits and the other documents and instruments referred to herein, together with the Confidentiality Agreements, the Bank Merger Agreement and the Affiliate Agreements contains the entire agreement between UBSH and ANCX with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.
Section 8.2   Waiver and Amendment.
Any term or provision of this Agreement may be waived and the time for the performance of any of the obligations or other acts of the other party may be extended in writing at any time by the party that is, or whose shareholders are, entitled to the benefits thereof; provided, that after the UBSH Shareholder Approval or ANCX Shareholder Approval has been obtained, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable Law. Any agreement on the part of a party to any such waiver or extension or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with an obligation, covenant, agreement or condition. This Agreement may be amended or supplemented by a written instrument duly executed by the parties hereto at any time, whether before or after the later of the date of the UBSH Shareholders Meeting or the ANCX Shareholders Meeting; provided, that after obtaining the UBSH Shareholder Approval or ANCX Shareholder Approval, there shall be made no amendment that requires further approval by such shareholders.
Section 8.3   Governing Law; Jurisdiction.
This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Virginia without regard to the conflict of Law or choice of Law principles thereof that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state or federal court located in the Commonwealth of Virginia, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 8.4.
Section 8.4   Notices.
All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given (i) when personally delivered, facsimile transmitted (with confirmation) or delivered by email (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.
If to UBSH:
John C. Asbury
President and Chief Executive Officer
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, Virginia 23219
Fax: (804) 343-9790
Email: John.Asbury@bankatunion.com
with a copy to:
Covington & Burling LLP
850 10th St NW
Washington, DC 20001
Fax: (202) 778-5986
Attention: Frank M. Conner III
Email: rconner@cov.com;
Attention: Michael P. Reed
Email: mreed@cov.com
If to ANCX:
Michael W. Clarke
President and Chief Executive Officer
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, Virginia 20191
Fax: (703) 766-3385
Email: mclarke@accessnationalbank.com
with a copy to:
Jacob A. Lutz, III
Seth A. Winter
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Fax: (804) 698-6014
Email: jake.lutz@troutman.com
Section 8.5   Counterparts; Facsimile Signature.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.
Section 8.6   Assignment; Third Party Beneficiaries.
Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as specifically provided in Section 5.10, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto or their respective successors, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.
Section 8.7   Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof  (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.
Section 8.8   Waiver of Jury Trial.
Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8.8.
Section 8.9   Severability.
In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

Section 8.10   Captions; Articles and Sections.
The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.
Section 8.11   Interpretations.
(a) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party hereto shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties.
(b) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” The word “or” shall not be exclusive and “any” means “any and all.” The words “hereby,” “herein,” “hereof,” “hereunder” and similar terms refer to this Agreement as a whole and not to any specific Section. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require. If a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning. A reference to a document, agreement or instrument also refers to all addenda, exhibits or schedules thereto. A reference to any “copy” or “copies” of a document, agreement or instrument means a copy or copies that are complete and correct. Unless otherwise specified in this Agreement, all accounting terms used in this Agreement will be interpreted, and all accounting determinations under this Agreement will be made, in accordance with GAAP. Any capitalized terms used in any schedule, Exhibit or Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. All references to “the transactions contemplated by this Agreement” (or similar phrases) include the transactions provided for in this Agreement, including the Merger and the Bank Merger. Any contract or Law defined or referred to herein or in any contract that is referred to herein means such contract or Law as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. The term “made available” means any document or other information that was (a) provided (whether by physical or electronic delivery) by one party or its representatives to the other party or its representatives at least two business days prior to the date hereof, (b) included in the virtual data room (on a continuation basis without subsequent modification) of a party at least two business days prior to the date hereof, or (c) filed by a party with the SEC and publicly available on EDGAR at least two business days prior to the date hereof.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the date first written above.
UNION BANKSHARES CORPORATION
By:
/s/ John C. Asbury

John C. Asbury
President and Chief Executive Officer
ACCESS NATIONAL CORPORATION
By:
/s/ Michael W. Clarke

Michael W. Clarke
President and Chief Executive Officer

Exhibit C
To the Agreement and
Plan of Reorganization
PLAN OF MERGER
merging
ACCESS NATIONAL CORPORATION,
a Virginia corporation
with and into
UNION BANKSHARES CORPORATION,
a Virginia corporation
ARTICLE 1
Terms of the Merger
1.1   The Merger.
Access National Corporation, a Virginia corporation (“ANCX”), shall, at the time of issuance of the Certificate of Merger by the State Corporation Commission (the “SCC”) of the Commonwealth of Virginia (or at such later time as may be specified in the Articles of Merger filed with the SCC) (such time being referred to herein as the “Effective Time”), be merged (the “Merger”) with and into Union Bankshares Corporation, a Virginia corporation (“UBSH”). UBSH shall be the surviving corporation (the “Continuing Corporation”) in the Merger and shall continue its corporate existence under the laws of the Commonwealth of Virginia, and the separate corporate existence of ANCX shall terminate.
1.2   Effects of the Merger.
At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the Virginia Stock Corporation Act (the “VSCA”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of ANCX and UBSH shall be vested in the Continuing Corporation, and all debts, liabilities and duties of ANCX and UBSH shall be the debts, liabilities and duties of the Continuing Corporation.
ARTICLE 2
MERGER CONSIDERATION; EXCHANGE PROCEDURES
2.1   Manner and Basis of Converting Shares.
At the Effective Time, by virtue of the Merger and without any action on the part of UBSH or ANCX or the holder of any of the following securities:
(a)   Each share of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Continuing Corporation and shall not be affected by the Merger.
(b)   All shares of common stock, par value $0.835 per share, of ANCX (“ANCX Common Stock”) issued and outstanding immediately prior to the Effective Time that are owned, directly or indirectly, by UBSH or ANCX (other than shares of ANCX Common Stock held in trust accounts (including grantor or rabbi trust accounts), managed accounts and similar accounts, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties) (any such shares, the “ANCX Cancelled Shares”) shall no longer be outstanding, shall automatically be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c)   Each share of ANCX Common Stock, except for ANCX Cancelled Shares, issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.75 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of common stock, par value $1.33 per share, of the Continuing Corporation (“Continuing Corporation Common Stock”) (with respect to a given share of ANCX Common Stock, the “Merger Consideration”); it being understood that upon the Effective Time, pursuant to Section 2.1(a), UBSH Common Stock, including the shares issued to former holders of ANCX Common Stock, shall be the Continuing Corporation Common Stock, and use its reasonable best efforts to make the Letter of Transmittal available to any such shareholder who requests such Letter of Transmittal following the initial delivery of the Letter of Transmittal.
(d)   If, between the date hereof and the Effective Time, the outstanding shares of UBSH Common Stock or ANCX Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, stock dividend, stock split, reverse stock split or similar change in capitalization, appropriate and proportionate adjustments shall be made to the Exchange Ratio, and any other amounts payable pursuant to this Plan of Merger.
2.2   Exchange Procedures.
(a)   Appointment of Exchange Agent.   Prior to the Effective Time, UBSH shall appoint an exchange and paying agent reasonably acceptable to ANCX (the “Exchange Agent”) for the payment and exchange of the Merger Consideration.
(b)   At or prior to the Effective Time, UBSH shall, for exchange in accordance with this Article 2, deposit, or cause to be deposited, with the Exchange Agent (i) an amount of cash sufficient to pay the cash payable in lieu of fractional shares of Continuing Corporation Common Stock to the extent determinable, and (ii) evidence of shares in book-entry form, representing the shares of the Continuing Corporation Common Stock to be issued and paid pursuant to this Article 2 (collectively with the cash deposited pursuant to Section 2.2(b)(i), the “Exchange Fund”).
(c)   Letter of Transmittal.   UBSH shall prepare appropriate and customary transmittal materials (such materials and instructions to include customary provisions with respect to delivery of an “agent’s message” with respect to Book-Entry Shares) on which UBSH and ANCX shall mutually agree (the “Letter of Transmittal”). The Letter of Transmittal shall specify that delivery of the Letter of Transmittal and, as applicable, title and risk of loss with respect to (i) an outstanding Certificate or outstanding Certificates that immediately prior to the Effective Time represent outstanding shares of ANCX Common Stock (the “Certificates”), and (ii) uncertificated shares of ANCX Common Stock represented by book-entry (“Book-Entry Shares”), in each case other than ANCX Cancelled Shares, shall be effected only upon proper delivery of the completed Letter of Transmittal and, as applicable and subject to Section 2.3(d), the surrender of the Certificates or Book-Entry Shares to the Exchange Agent. UBSH shall make available and mail the Letter of Transmittal not more than five (5) business days after the Effective Time to all persons who were record holders of shares of ANCX Common Stock immediately prior to the Effective Time.
2.3   Exchange of Shares.
(a)   Each holder of an outstanding share of ANCX Common Stock who has properly surrendered their Certificates or Book-Entry Shares to the Exchange Agent (or has complied with Section 2.3(d), together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and such other documentation as the Exchange Agent and UBSH may require, shall be entitled to receive the Merger Consideration with respect to such share of ANCX Common Stock in non-certificated book-entry form and any cash in lieu of fractional shares which such holder has the right to receive pursuant to Section 2.6 in respect of the Certificate or Book-Entry Share surrendered pursuant to the provisions of this Article 2, in accordance with Section 2.3(b).
(b)   Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive the Merger Consideration pursuant to Section 2.3(a), in addition to the rights of such holder set forth in Section 2.4, any such holder shall be entitled to receive:

(i)   evidence of issuance in non-certificated book-entry form the number of whole shares of Continuing Corporation Common Stock into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to this Plan of Merger; and
(ii)   a check representing the amount of cash for fractional shares, if any, into which the aggregate number of shares of ANCX Common Stock previously represented by such Certificates or Book-Entry Shares surrendered shall have been converted pursuant to Section 2.6 of this Plan of Merger.
For the avoidance of doubt, the Exchange Agent shall not be obligated to deliver the Merger Consideration or any cash in lieu of fractional shares to which any holder of ANCX Common Stock is entitled as a result of the Merger until such holder surrenders his, her or its Certificates or Book-Entry Shares, or otherwise complies with Section 2.3(d), for exchange as provided in Section 2.3(a). Whenever a holder of an outstanding share of ANCX Common Stock shall become entitled to receive any Merger Consideration and any cash in lieu of fractional shares, the Continuing Corporation shall use its reasonable best efforts to cause the Exchange Agent to deliver such Merger Consideration to such holder within two (2) business days thereafter.
(c)   Abandoned Property.   Any other provision of this Plan of Merger notwithstanding, neither the Continuing Corporation nor the Exchange Agent shall be liable to a holder of ANCX Common Stock for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property law.
(d)   Lost Certificates.   A holder of ANCX Common Stock whose Certificates have been lost, destroyed, stolen or are otherwise missing shall be entitled to receive the Merger Consideration and dividends or distributions to which such shareholder shall be entitled, if any, upon compliance with reasonable conditions imposed by the Continuing Corporation and the Exchange Agent pursuant to applicable law and as required in accordance with the Continuing Corporation’s and the Exchange Agent’s respective standard policies (including the requirement that the shareholder furnish an affidavit of lost certificate, surety bond or other customary indemnity).
(e)   Exchange Fund.   The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Continuing Corporation; provided, that no such investment or losses thereon shall affect the Merger Consideration, and the Continuing Corporation shall promptly provide additional funds to the Exchange Agent for the benefit of holders of ANCX Common Stock in the amount of any such losses to the extent necessary for payment of the cash portion of the Merger Consideration. Any interest or other income resulting from such investments shall be paid to the Continuing Corporation or as directed by the Continuing Corporation. Any portion of the Exchange Fund (and any interest or other income earned thereon) that remains unclaimed by the former holders of ANCX Common Stock for twelve (12) months after the Effective Time shall, to the extent permitted by law, be paid to the Continuing Corporation. Any former holder of ANCX Common Stock who has not theretofore complied with this Article 2 shall thereafter look only to the Continuing Corporation for payment of the Merger Consideration, any cash in lieu of fractional shares, and any unpaid dividends and distributions on Continuing Corporation Common Stock deliverable in respect of each former share of ANCX Common Stock such shareholder holds as determined pursuant to this Plan of Merger, in each case, without any interest thereon.
(f)   Rounding.   All dollar amounts payable to any registered holder of ANCX Common Stock pursuant to this Article 2 shall be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares of ANCX Common Stock registered in such shareholder’s name.
2.4   Rights of Former Holders of ANCX Common Stock.
At the Effective Time, the stock transfer books of ANCX shall be closed as to holders of ANCX Common Stock, and no transfer of ANCX Common Stock by any such holder shall thereafter be made or recognized. Until surrendered for exchange in accordance with the provisions of Section 2.3(a), each Book-Entry Share or Certificate shall from and after the Effective Time represent for all purposes only the right to receive the applicable portion of the Merger Consideration in exchange therefor. To the extent permitted by law, former holders of record of ANCX Common Stock shall be entitled to vote after the Effective Time at any meeting of Continuing Corporation shareholders the number of whole shares of Continuing Corporation Common Stock into which their respective shares of ANCX Common Stock are converted, regardless of whether such holders have surrendered their Book-Entry Shares or Certificates for exchange as provided in Section 2.3(a). Whenever a dividend or other distribution is declared by the Continuing Corporation on Continuing Corporation Common Stock, the record date for which is at or after the Effective Time, the declaration shall include dividends or other distributions on all shares issuable pursuant to this Plan of Merger, but no dividend or other distribution payable to the holders of record of ANCX Common Stock, if any, as of any time subsequent to the Effective Time shall be delivered to the holder of any Book-Entry Share or Certificate issued and outstanding at the Effective Time until such holder surrenders such Book-Entry Share or Certificate for exchange as provided in Section 2.3(a). However, upon surrender of such Book-Entry Share or Certificate representing ANCX Common Stock, the Merger Consideration, together with all such undelivered dividends or other distributions without interest, shall be delivered and paid with respect to each Book-Entry Share or other share represented by such Certificate.
2.5   ANCX Stock Options.
At the Effective Time, each option to purchase shares of ANCX Common Stock (an “ANCX Stock Option”) granted under an ANCX Stock Plan (as defined in the Agreement), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, (i) only with respect to ANCX Stock Options granted on or before the date of the Agreement, fully vest to the extent not previously vested, (ii) cease to represent a right to purchase shares of ANCX Common Stock, and (iii) convert automatically into an option to purchase a number of shares of UBSH Common Stock (each, a “Converted Stock Option”) equal to the product obtained by multiplying (x) the total number of shares of ANCX Common Stock subject to such ANCX Stock Option immediately prior to the Effective Time, by (y) the Exchange Ratio, with any fractional shares rounded down the next lower whole number of shares. Each Converted Stock Option will have an exercise price per share of UBSH Common Stock equal to (A) the per share exercise price for the shares of ANCX Common Stock subject to such ANCX Stock Option, divided by (B) the Exchange Ratio, rounded up to the nearest whole cent. In the case of any ANCX Stock Option that is intended to qualify as an incentive stock option under Section 421 of the Internal Revenue Code of 1986, as amended (the “Code”), the adjustments described above will be made in accordance with Treas. Reg. 1.424-1(a), and for each other ANCX Stock Option in accordance with Treas. Reg. 1.409A-1(b)(5)(v)(D). Except as specifically provided above, following the Effective Time, each Converted Stock Option shall otherwise be subject to the same terms and conditions applicable to the converted ANCX Stock Option under the applicable ANCX Stock Plan and the agreements evidencing the relevant grants thereunder, other than with respect to vesting for ANCX Stock Options granted on or before the date of this Agreement. Any Converted Stock Option that is an ANCX Stock Option granted after the date of the Agreement (except with respect to any ANCX Stock Option granted to a director of ANCX) shall continue to be subject to the vesting terms in effect as of immediately prior to the Effective Time, unless otherwise agreed in writing by UBSH.
2.6   No Fractional Shares.
Each holder of shares of ANCX Common Stock exchanged pursuant to the Merger which would otherwise have been entitled to receive a fraction of a share of Continuing Corporation Common Stock shall receive, in lieu thereof, cash (without interest and rounded to the nearest cent) in an amount equal to such fractional part of a share of Continuing Corporation Common Stock multiplied by the average of the closing sale prices of UBSH Common Stock on the Nasdaq Global Select Market (“Nasdaq”) for the ten (10) full trading days ending on the trading day immediately preceding (but not including) the Effective Time.
2.7   Withholding Rights.
The Exchange Agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable to any person pursuant to this Plan of Merger such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax (as defined in the Agreement) law. The Continuing Corporation will be entitled to deduct and withhold from any amounts payable by it pursuant to Article 2 of this Plan of Merger to any person such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority by the Exchange Agent or by the Continuing Corporation, such amounts withheld will be treated for all purposes of this Plan of Merger as having been paid to such person in respect of which such deduction and withholding was made by the Exchange Agent or the Continuing Corporation, respectively.
2.8   Appraisal Rights.
In accordance with Section 13.1-730 of the VSCA, no appraisal rights shall be available to the holders of ANCX Common Stock in connection with the Merger or any other transactions contemplated by the Merger Agreement.
ARTICLE 3
Articles of Incorporation and Bylaws of the Continuing Corporation
As of the Effective Time, the Articles of Incorporation and Bylaws of UBSH, as in effect immediately prior to the Effective Time, will be the Articles of Incorporation and Bylaws of the Continuing Corporation until thereafter amended in accordance with the provisions thereof and applicable law.
ARTICLE 4
Amendment
This Plan of Merger may be amended by the Board of Directors of UBSH and ANCX at any time prior to the Effective Time, whether before or after receipt of the ANCX Shareholder Approval (as defined in the Agreement and Plan of Reorganization dated October 4, 2018 by and between UBSH and ANCX (the “Agreement”)) and the UBSH Shareholder Approval (as defined in the Agreement), provided, that after either such approval has been obtained, there shall be made no amendment that by applicable law would require further approval by the holders of UBSH Common Stock or ANCX Common Stock, including to effect any of the changes listed in Section 13.1-716E of the VSCA.
ARTICLE 5
Abandonment
At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Agreement, without further shareholder action in the manner determined by the Boards of Directors of UBSH and ANCX. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.

Annex B
FORM OF AFFILIATE AGREEMENT
THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of October 4, 2018, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), ACCESS NATIONAL CORPORATION, a Virginia corporation (“ANCX”), and the undersigned shareholder of ANCX (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
WHEREAS, the Boards of Directors of UBSH and ANCX have approved a business combination of their companies through the merger (the Merger”) of ANCX with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of October 4, 2018, between UBSH and ANCX, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);
WHEREAS, the Shareholder is the beneficial or registered owner of the number of shares of common stock, par value $0.835 per share, of ANCX (“ANCX Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with any shares of ANCX Common Stock or other capital stock of ANCX and any securities convertible into or exchangeable for shares of ANCX Common Stock or other capital stock of ANCX, in each case that is subsequently acquired by the Shareholder during the term of this Agreement, are referred to herein as the “Shares;” provided, that the term “Shares” shall not include (i) any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities and (ii) Shares solely held by the Shareholder’s spouse or parent that are deemed beneficially owned by the Shareholder.); and
WHEREAS, as a material inducement to UBSH and ANCX entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration (including the Merger Consideration), the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Agreement to Vote.
During the term of this Agreement and at the ANCX Shareholders Meeting or at any other meeting of the shareholders of ANCX, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of ANCX (collectively, the “ANCX Meeting”), the Shareholder irrevocably and unconditionally agrees that it shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Shares are entitled to vote thereon or consent thereto:
(a) appear at each ANCX Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b) to vote (or cause to be voted) or deliver (or cause to be delivered) a written consent covering, all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and any actions required in furtherance thereof, at the ANCX Meeting; and (ii) against (A) any Acquisition Proposal, (B) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of ANCX under the Merger Agreement or of the Shareholder under this Agreement and (C) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, frustrate the purposes of, or inhibit the timely consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the fulfillment of UBSH’s or ANCX’s obligations or conditions under the Merger Agreement.

2. Covenants of Shareholder.
The Shareholder represents, warrants, covenants and/or agrees as follows:
(a) Ownership.   The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto, subject to Section 13.1-662H of the Code of Virginia. Except for the Shares, the Shareholder is not the beneficial or registered owner of any other shares of ANCX Common Stock or rights to acquire shares of ANCX Common Stock. The Shareholder has and will have at all times through the Closing Date, voting power (including the right to control such vote as contemplated herein), power of disposition (including the right to control any disposition), power to issue instructions with respect to the matters set forth in Section 1 hereof  (including the right to control the making or issuing any such instructions), and power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Shares, subject to Section 13.1-662H of the Code of Virginia. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b) Restrictions on Transfer.   During the term of this Agreement, the Shareholder will not (i) sell, pledge, hypothecate, tender, grant a security interest in, transfer or otherwise dispose of or grant or create a Lien in or upon, or gift or place in trust, any of the Shares and will not offer to make such a sale, transfer or other disposition or enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (A) restrict, (B) establish a right of first refusal to, or (C) otherwise relate to, the transfer of the Shares (including transfer by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest in the Shares (including, but not limited to, any right or power to vote to which the Shareholder may be entitled, whether such right or power is granted by proxy or otherwise) or the record of legal or beneficial ownership of the Shares (“Transfer”), (ii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Shares then beneficially owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement, or (iii) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Shares other than in compliance with this Agreement, ANCX shall not, and the Shareholder hereby unconditionally and irrevocably instructs ANCX to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.
(c) Authority.   The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.
(d) No Breach.   None of the execution and delivery of this Agreement nor the performance by the Shareholder of his or her obligations hereunder will result in a violation of, or a Default under, result in the creation of any Liens on the assets of the Shareholder or conflict with, any Law, order, contract, loan and credit arrangements, Liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.
(e) No Liens.   The Shareholder has good and marketable title to the Shares and the Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens (statutory or other), mortgages, security interests, charges, options to purchase, leases, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement) (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.
(f) Consents and Approvals.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any third party or Governmental Authority. No Consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.
(g) Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(h) No Solicitation.   During the term of this Agreement, the Shareholder shall not, nor shall he or she permit any investment banker, attorney or other adviser or representative of the Shareholder to, directly or indirectly, (i) solicit, initiate, encourage (including by providing information or assistance), facilitate or induce any Acquisition Proposal, (ii) engage or participate in any discussions or negotiations regarding, or furnish or cause to be furnished to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any offer or proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (iii) approve, agree to, accept, endorse or recommend any Acquisition Proposal, (iv) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in the Exchange Act) with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action that would reasonably be expected to compete with, restrain or otherwise serve to interfere with or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (v) initiate a shareholders’ vote or action by consent of ANCX’s shareholders with respect to an Acquisition Proposal, (vi) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of ANCX that takes any action in support of an Acquisition Proposal, or (vii) approve, endorse, recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, any Acquisition Agreement contemplating or otherwise relating to any Acquisition Proposal.
(i) Statements.   The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of ANCX should not support the Merger.
(j) No Inconsistent Agreements.   Except for this Agreement, the Shareholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other agreement, arrangement or understanding with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Shares, (c) will not commit any act that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by the shareholder or otherwise reasonably be expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.
(k) Further Assurances.   From time to time, at the request of UBSH or ANCX and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.

(l) Disclosure.   The Shareholder hereby authorizes UBSH and ANCX to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.
(m) Reliance by UBSH.   The Shareholder understands and acknowledges that UBSH is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.
3. No Prior Proxies.
The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.
4. Certain Events.
The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of Law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of ANCX affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of ANCX issued to or acquired by the Shareholder. The Shareholder hereby agrees to notify ANCX and UBSH as promptly as practicable (and in any event within two business days after receipt) in writing of the number of any additional shares of ANCX Common Stock or other securities of ANCX of which the Shareholder acquires legal or beneficial ownership on or after the date hereof.
5. Capacity; Obligation to Vote.
(a) With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of ANCX to the extent permitted by the Merger Agreement or required by Law.
6. Term; Termination.
The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of  (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement; provided, that the provisions of Sections 6, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive any termination of this Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, ANCX or UBSH, or their respective officers or directors, except that nothing in this Section 6 and no termination of this Agreement shall relieve any party hereto from any liability for fraud or breach of this Agreement.
7. Stop Transfer Order.
In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct ANCX to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof and agrees and that this Agreement places limits on the voting of the Shares subject to the provisions of this Agreement.
8. Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that. the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post of any security or bond as a prerequisite to obtaining equitable relief.
9. Amendments; Waivers.
This Agreement may not be modified, amended, altered, waived or supplemented except by execution and delivery of a written agreement by the parties hereto. If Section 1 of this Agreement is in conflict with any applicable banking Law, the number of the Shares subject to Section 1 shall automatically be reduced to the minimum extent necessary to avoid such conflict. Such reduction shall be made pro rata among the Shareholder and any other shareholders of ANCX who have executed a voting agreement on the date hereof with substantially similar provisions based on the relative share of the Shares beneficially owned by such shareholders.
10. Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the Commonwealth of Virginia without regard to the conflict of Law or choice of Law principles thereof that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state or federal court located in the Commonwealth of Virginia, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.
(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.
11. Notices.
All notices, requests or other communications under this Agreement must be in writing and shall be deemed given (i) when personally delivered, facsimiled transferred (with confirmation) or delivered by email (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) as follows: (A) with respect to ANCX or UBSH, the applicable address set forth in Section 8.4 of the Merger Agreement, and (B) with respect to the Shareholder, at the address for the Shareholder on Schedule A.
12. Benefit of Agreement; Assignment.
(a) Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

(b) The parties hereto agree and designate Access National Bank and Union Bank as third-party beneficiaries of this Agreement, with Access National Bank and Union Bank each having the right to enforce the terms hereof. Except as specifically provided in this Section 12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto or their respective successors, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.
13. Counterparts; Facsimile Signature.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.
14. Severability.
In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
15. No Ownership Interest.
Nothing contained in this Agreement shall be deemed to vest in UBSH or ANCX any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and UBSH or ANCX shall not have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided herein.
16. Entire Agreement.
This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.

17. Interpretation.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Signatures on following page]

IN WITNESS WHEREOF, Union Bankshares Corporation, Access National Corporation and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.
UNION BANKSHARES CORPORATION
By:

Name:
Title:
ACCESS NATIONAL CORPORATION
By:

Name:
Title:
SHAREHOLDER

SCHEDULE A

Number of Shares and Notice Information
Name	Shares

Address for notice:
Name:
Street:
City, State:
ZIP Code:
Telephone:
Fax:
Email:

SCHEDULE B

Liens
[None]

Annex C
FORM OF AFFILIATE AGREEMENT
THIS AFFILIATE AGREEMENT (the “Agreement”), dated as of October 4, 2018, is by and among UNION BANKSHARES CORPORATION, a Virginia corporation (“UBSH”), ACCESS NATIONAL CORPORATION, a Virginia corporation (“ANCX”), and the undersigned shareholder of UBSH (the “Shareholder”). All terms used herein and not defined herein shall have the meanings assigned thereto in the Merger Agreement (defined below).
WHEREAS, the Boards of Directors of UBSH and ANCX have approved a business combination of their companies through the merger (the “Merger”) of ANCX with and into UBSH pursuant to the terms and conditions of an Agreement and Plan of Reorganization, dated as of October 4, 2018, between UBSH and ANCX, and a related Plan of Merger (together referred to herein as the “Merger Agreement”);
WHEREAS, the Shareholder is the beneficial or registered owner of the number of shares of common stock, par value $1.33 per share, of UBSH (“UBSH Common Stock”) set forth opposite the Shareholder’s name on Schedule A hereto (such shares, together with any shares of UBSH Common Stock or other capital stock of UBSH and any securities convertible into or exchangeable for shares of UBSH Common Stock or other capital stock of UBSH, in each case that is subsequently acquired by the Shareholder during the term of this Agreement, are referred to herein as the “Shares;” provided, that the term “Shares” shall not include (i) any securities beneficially owned by the Shareholder as a trustee or fiduciary, and this Agreement is not in any way intended to affect the exercise by the Shareholder of his or her fiduciary responsibility in respect of any such securities and (ii) Shares solely held by the Shareholder’s spouse or parent that are deemed beneficially owned by the Shareholder); and
WHEREAS, as a material inducement to UBSH and ANCX entering into the Merger Agreement, the Shareholder has agreed to enter into and perform this Agreement.
NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements set forth herein and in the Merger Agreement, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1. Agreement to Vote.
During the term of this Agreement and at the UBSH Shareholders Meeting or at any other meeting of the shareholders of UBSH, however called, including any adjournment or postponement thereof, and in connection with any written consent of the shareholders of UBSH (collectively, the “UBSH Meeting”), the Shareholder irrevocably and unconditionally agrees that it shall, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Shareholder and that the Shares are entitled to vote thereon or consent thereto:
(a) appear at each UBSH Meeting or otherwise cause the Shares to be counted as present thereat for purposes of calculating a quorum; and
(b) to vote (or cause to be voted) or deliver (or cause to be delivered) a written consent covering, all of the Shares, and to cause any holder of record of the Shares to vote all such Shares, in person or by proxy: (i) in favor of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and the UBSH Share Issuance, and any actions required in furtherance thereof, at the UBSH Meeting; and (ii) against (A) any action, proposal, transaction or agreement which could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of UBSH under the Merger Agreement or of the Shareholder under this Agreement and (B) any action, proposal, transaction or agreement that could reasonably be expected to impede, interfere with, delay, discourage, adversely affect, frustrate the purposes of, or inhibit the timely consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the fulfillment of UBSH’s or ANCX’s obligations or conditions under the Merger Agreement.

2. Covenants of Shareholder.
The Shareholder represents, warrants, covenants and/or agrees as follows:
(a) Ownership.   The Shareholder is the beneficial or registered owner of the Shares as set forth opposite the Shareholder’s name on Schedule A hereto, subject to Section 13.1-662H of the Code of Virginia. Except for the Shares, the Shareholder is not the beneficial or registered owner of any other shares of UBSH Common Stock or rights to acquire shares of UBSH Common Stock. The Shareholder has and will have at all times through the Closing Date, voting power (including the right to control such vote as contemplated herein), power of disposition (including the right to control any disposition), power to issue instructions with respect to the matters set forth in Section 1 hereof  (including the right to control the making or issuing any such instructions), and power to agree to all of the matters set forth in this Agreement (including the right to cause such agreements), in each case with respect to all of the Shares, subject to Section 13.1-662H of the Code of Virginia. The Shareholder has possession of an outstanding certificate or outstanding certificates representing all of the Shares (other than Shares held at the Depository Trust Company and/or in book-entry form) and such certificate or certificates does or do not contain any legend or restriction inconsistent with the terms of this Agreement, the Merger Agreement or the transactions contemplated hereby and thereby. For purposes of this Agreement, the term “beneficial ownership” shall be interpreted in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(b) Restrictions on Transfer.   During the term of this Agreement, the Shareholder will not (i) sell, pledge, hypothecate, tender, grant a security interest in, transfer or otherwise dispose of or grant or create a Lien in or upon, or gift or place in trust, any of the Shares and will not offer to make such a sale, transfer or other disposition or enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting the Shareholder’s Shares in accordance with Section 1 hereof) which would during that term (A) restrict, (B) establish a right of first refusal to, or (C) otherwise relate to, the transfer of the Shares (including transfer by testamentary or intestate succession or otherwise by operation of Law) or any right, title or interest in the Shares (including, but not limited to, any right or power to vote to which the Shareholder may be entitled, whether such right or power is granted by proxy or otherwise) or the record of legal or beneficial ownership of the Shares (“Transfer”), (ii) except as otherwise permitted by this Agreement or by order of a court of competent jurisdiction, take any action that could restrict or otherwise affect the Shareholder’s legal power, authority and right to vote all of the Shares then beneficially owned by him or her, or otherwise comply with and perform his or her covenants and obligations under this Agreement, or (iii) publicly announce any intention to do any of the foregoing. Any Transfer in violation of this provision shall be void. The Shareholder understands and agrees that if the Shareholder attempts to Transfer, vote or provide any other Person with the authority to vote any of the Shares other than in compliance with this Agreement, UBSH shall not, and the Shareholder hereby unconditionally and irrevocably instructs UBSH to not (i) permit such Transfer on its books and records, (ii) issue a new certificate representing any of the Shares, or (iii) record such vote unless and until the Shareholder shall have complied with the terms of this Agreement.
(c) Authority.   The Shareholder has full power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform fully the Shareholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes the legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.
(d) No Breach.   None of the execution and delivery of this Agreement nor the performance by the Shareholder of his or her obligations hereunder will result in a violation of, or a Default under, result in the creation of any Liens on the assets of the Shareholder or conflict with, any Law, order, contract, loan and credit arrangements, Liens, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Shareholder is a party or bound or to which the Shares are subject.
(e) No Liens.   The Shareholder has good and marketable title to the Shares and the Shares and the certificates representing any of the Shares are now, and at all times during the term of this Agreement, will be, held by the Shareholder, or by a nominee or custodian for the benefit of the Shareholder, free and clear of all pledges, liens (statutory or other), mortgages, security interests, charges, options to purchase, leases, claims, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement) (each, a “Lien”), except for (i) any Liens arising hereunder, and (ii) Liens, if any, which have been disclosed on Schedule B attached hereto.
(f) Consents and Approvals.   The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of his or her obligations under this Agreement and the consummation by him or her of the transactions contemplated hereby will not, require the Shareholder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any third party or Governmental Authority. No Consent of Shareholder’s spouse is necessary under any “community property” or other Laws in order for Shareholder to enter into and perform its obligations under this Agreement.
(g) Absence of Litigation.   There is no suit, action, investigation or proceeding pending or, to the knowledge of the Shareholder, threatened against or affecting the Shareholder or any of his or her Affiliates before or by any Governmental Authority that could reasonably be expected to materially impair the ability of the Shareholder to perform his or her obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
(h) Statements.   The Shareholder shall not make any statement, written or oral, to the effect that he or she does not support the Merger or that other shareholders of UBSH should not support the Merger.
(i) No Inconsistent Agreements.   Except for this Agreement, the Shareholder (a) shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust or any other agreement, arrangement or understanding with respect to the Shares, (b) shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney in contravention of the obligations of the Shareholder under this Agreement with respect to the Shares, (c) will not commit any act that could restrict or affect his or her legal power, authority and right to vote any of the Shares then held of record or beneficially owned by the shareholder or otherwise reasonably be expected to prevent or disable the Shareholder from performing any of his or her obligations under this Agreement, and (d) shall not take any action that would reasonably be expected to make any representation or warranty of the Shareholder contained herein untrue or incorrect or have the effect of impeding, preventing, delaying, interfering with, disabling or adversely affect the performance by, the Shareholder from performing any of his or her obligations under this Agreement.
(j) Further Assurances.   From time to time, at the request of UBSH or ANCX and without further consideration, the Shareholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary to effect the actions and consummate the transactions contemplated by this Agreement.
(k) Disclosure.   The Shareholder hereby authorizes UBSH and ANCX to publish and disclose in any announcement or disclosure required by applicable Law and any proxy statement filed in connection with the transactions contemplated by the Merger Agreement the Shareholder’s identity and ownership of the Shares and the nature of the Shareholder’s obligation under this Agreement.
(l) Reliance by ANCX.   The Shareholder understands and acknowledges that ANCX is entering into the Merger Agreement in reliance upon the Shareholder’s execution and delivery of this Agreement and the representations and warranties of Shareholder contained herein.
3. No Prior Proxies.
The Shareholder represents, warrants and covenants that any prior proxies or voting rights previously given in respect of the Shares are revocable, and that any such proxies or voting rights are hereby irrevocably revoked.
4. Certain Events.
The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal or beneficial ownership of the Shares shall pass, whether by operation of Law or otherwise, including the Shareholder’s successors or assigns. In the event of any stock split, stock dividend, merger, exchange, reorganization, recapitalization or other change in the capital structure of UBSH affecting the Shares, the number of Shares subject to the terms of this Agreement shall be appropriately adjusted, and this Agreement and the obligations hereunder shall attach to any additional securities of UBSH issued to or acquired by the Shareholder. The Shareholder hereby agrees to notify UBSH and ANCX as promptly as practicable (and in any event within two business days after receipt) in writing of the number of any additional shares of UBSH Common Stock or other securities of UBSH of which the Shareholder acquires legal or beneficial ownership on or after the date hereof.
5. Capacity; Obligation to Vote.
(a) With respect to the terms of this Agreement relating to the Shares, this Agreement relates solely to the capacity of the Shareholder as a shareholder or other beneficial owner of the Shares and is not in any way intended to affect or prevent the exercise by the Shareholder of his or her responsibilities as a director or officer of UBSH to the extent permitted by the Merger Agreement or required by Law.
6. Term; Termination.
The term of this Agreement shall commence on the date hereof. This Agreement shall terminate upon the earlier of  (i) the Effective Time of the Merger, or (ii) termination of the Merger Agreement in accordance with Article 7 of the Merger Agreement; provided, that the provisions of Sections 6, 8, 9, 10, 11, 12, 13, 14, 15, 16 and 17 shall survive any termination of this Agreement. Other than as provided for herein, following the termination of this Agreement, there shall be no further liabilities or obligations hereunder on the part of the Shareholder, ANCX or UBSH, or their respective officers or directors, except that nothing in this Section 6 and no termination of this Agreement shall relieve any party hereto from any liability for fraud or breach of this Agreement.
7. Stop Transfer Order.
In furtherance of this Agreement, as soon as practicable after the date hereof, the Shareholder shall hereby authorize and instruct UBSH to instruct its transfer agent to enter a stop transfer order with respect to all of Shares for the period from the date hereof through the date this Agreement is terminated in accordance with Section 6 hereof and agrees and that this Agreement places limits on the voting of the Shares subject to the provisions of this Agreement.
8. Specific Performance.
The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereto further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post of any security or bond as a prerequisite to obtaining equitable relief.
9. Amendments; Waivers.
This Agreement may not be modified, amended, altered, waived or supplemented except by execution and delivery of a written agreement by the parties hereto. If Section 1 of this Agreement is in conflict with any applicable banking Law, the number of the Shares subject to Section 1 shall automatically be reduced to the minimum extent necessary to avoid such conflict. Such reduction shall be made pro rata among the Shareholder and any other shareholders of UBSH who have executed a voting agreement on the date hereof with substantially similar provisions based on the relative share of the Shares beneficially owned by such shareholders.
10. Governing Law; Jurisdiction; Waiver of Jury Trial.
(a) This Agreement shall in all respects be governed by and construed in accordance with the Laws of the Commonwealth of Virginia without regard to the conflict of Law or choice of Law principles thereof that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any state or federal court located in the Commonwealth of Virginia, and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.
(b) Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation, directly or indirectly, arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (ii) it understands and has considered the implications of this waiver, (iii) it makes this waiver voluntarily, and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 10.
11. Notices.
All notices, requests or other communications under this Agreement must be in writing and shall be deemed given (i) when personally delivered, facsimiled transferred (with confirmation) or delivered by email (with confirmation), or (ii) on the third business day after being mailed by registered or certified mail (return receipt requested) as follows: (A) with respect to ANCX or UBSH, the applicable address set forth in Section 8.4 of the Merger Agreement, and (B) with respect to the Shareholder, at the address for the Shareholder on Schedule A.
12. Benefit of Agreement; Assignment.
(a) Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
(b) The parties hereto agree and designate Access National Bank and Union Bank as third-party beneficiaries of this Agreement, with Access National Bank and Union Bank each having the right to enforce the terms hereof. Except as specifically provided in this Section 12, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person, other than the parties hereto or their respective successors, any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify to waive any provision of this Agreement.
13. Counterparts; Facsimile Signature.
This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement. This Agreement and any signed agreement or instrument entered into in connection with this Agreement may be executed by facsimile signature or other electronic transmission signature and such signature shall constitute an original for all purposes. No party to any such agreement or instrument shall raise the use of facsimile machine or email delivery of a “.pdf.” format data file to deliver a signature to any such agreement or instrument or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party forever waives any such defense.
14. Severability.
In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.
15. No Ownership Interest.
Nothing contained in this Agreement shall be deemed to vest in UBSH or ANCX any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Shareholder, and UBSH or ANCX shall not have any authority to direct the Shareholder in the voting or disposition of any of the Shares, except as otherwise provided herein.
16. Entire Agreement.
This Agreement and, to the extent referenced herein, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto, constitute the entire agreement among the parties hereto with respect to the transactions contemplated hereunder and thereunder and supersedes all prior arrangements or understandings, with respect thereto, written and oral.
17. Interpretation.
Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and, unless otherwise defined herein, the words used shall be construed and interpreted according to their ordinary meaning so as fairly to accomplish the purposes and intentions of all parties hereto. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
[Signatures on following page]

IN WITNESS WHEREOF, Union Bankshares Corporation, Access National Corporation and the Shareholder have caused this Agreement to be duly executed as of the date and year first above written.
UNION BANKSHARES CORPORATION
By:

Name:
Title:
ACCESS NATIONAL CORPORATION
By:

Name:
Title:
SHAREHOLDER

SCHEDULE A

Number of Shares and Notice Information
Name	Shares

Address for notice:
Name:
Street:
City, State:
ZIP Code:
Telephone:
Fax:
Email:

SCHEDULE B

Liens
[None]

Annex D
October 4, 2018
The Board of Directors
Union Bankshares Corporation
1051 East Cary Street, Suite 1200
Richmond, VA 23219
Members of the Board:
You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to Union Bankshares Corporation (“Union”) of the Exchange Ratio (as defined below) in the proposed merger (the “Merger”) of Access National Corporation (“Access”) with and into Union, pursuant to the Agreement and Plan of Reorganization (the “Agreement”) to be entered into by and between Union and Access. Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), by virtue of the Merger and without any action on the part of Union, Access, any holder of common stock, par value $0.835 per share, of Access (“Access Common Stock”) or any holder of common stock, par value $1.33 per share, of Union (“Union Common Stock”), each share of Access Common Stock (except for ANCX Cancelled Shares (as defined in the Agreement)) issued and outstanding immediately prior to the Effective Time will cease to be outstanding and will be converted automatically into and exchanged for the right to receive 0.75 of a share of Union Common Stock. The ratio of 0.75 of a share of Union Common Stock for one share of Access Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.
The Agreement further provides that, after the Effective Time, Access National Bank, a wholly-owned subsidiary of Access, will merge with and into Union Bank & Trust, a wholly-owned subsidiary of Union, pursuant to a separate agreement and plan of merger (such transaction, the “Bank Merger”).
KBW has acted as financial advisor to Union and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. Further to certain existing sales and trading relationships of KBW and certain KBW broker-dealer affiliates with Union, as well as certain existing sales and trading relationships of certain KBW broker-dealer affiliates with Access, and otherwise in the ordinary course of KBW and its affiliates’ broker-dealer businesses, KBW and its affiliates may from time to time purchase securities from, and sell securities to, Union and Access. In addition, as a market maker in securities, KBW and its affiliates may from time to time have a long or short position in, and buy or sell, debt or equity securities of Union or Access for its and their own respective accounts and for the accounts of its and their respective customers and clients. We have acted exclusively for the board of directors of Union (the “Board”) in rendering this opinion and will receive a fee from Union for our services. A portion of our fee is payable upon the rendering of this opinion, and a significant portion is contingent upon the successful completion of the Merger. In addition, Union has agreed to indemnify us for certain liabilities arising out of our engagement.
In addition to this present engagement, in the past two years KBW has provided investment banking and financial advisory services to Union and received compensation for such services. KBW acted as an underwriter in connection with Union’s January 2018 secondary offering of Union Common Stock, and financial advisor to Union in connection with Union’s January 2018 acquisition of Xenith Bankshares, Inc. In the past two years, KBW has not provided investment banking and financial advisory services to Access. We may in the future provide investment banking and financial advisory services to Union or Access and receive compensation for such services.
Keefe, Bruyette & Woods
Two James Center • 1021 East Cary Street • Suite 1950 • Richmond, Virginia 23219
804.643.4250 • Fax 804.643.4253 • www.kbw.com

The Board of Directors — Union Bankshares Corporation
October 4, 2018

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Union and Access and bearing upon the Merger, including among other things, the following: (i) a draft of the Agreement dated October 3, 2018 (the most recent draft made available to us); (ii) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Union; (iii) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Union; (iv) the audited financial statements and the Annual Reports on Form 10-K for the three fiscal years ended December 31, 2017 of Access; (v) the unaudited quarterly financial statements and the Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 of Access; (vi) certain regulatory filings of Union and Access and their respective subsidiaries, including the quarterly reports on Form FRY-9C and quarterly call reports filed with respect to each quarter during the three year period ended December 31, 2017 and the quarters ended March 31, 2018 and June 30, 2018; (vii) certain other interim reports and other communications of Union and Access to their respective shareholders; and (viii) other financial information concerning the respective businesses and operations of Union and Access furnished to us by Union and Access or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of Union and Access; (ii) the assets and liabilities of Union and Access; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial and stock market information of Union and Access with similar information for certain other companies, the securities of which are publicly traded; (v) publicly available consensus “street estimates” of Access for calendar years 2018 and 2019, as well as assumed Access long-term growth rates provided to us by Union management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; (vi) publicly available consensus “street estimates” of Union for calendar years 2018 and 2019, as well as assumed Union long-term growth rates provided to us by Union management, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management and with the consent of the Board; and (vii) estimates regarding certain pro forma financial effects of the Merger on Union (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) that were prepared by Union management, provided to and discussed with us by such management, and used and relied upon by us at the direction of such management and with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also participated in discussions that were held by the managements of Union and Access regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry.
In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or that was publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of Union as to the reasonableness and achievability of the publicly available consensus “street estimates” of Access and Union, the assumed Access and Union long-term growth rates, and the estimates regarding certain pro forma financial effects of the Merger on Union (including, without limitation, the cost savings and related expenses expected to result or be derived from the Merger), all as referred to above, and the assumptions and bases for all such information, and we have assumed, at the direction of Union, that all of the foregoing information was reasonably prepared and represents, or in the case of the publicly available consensus “street estimates” referred to above that such estimates are consistent with, the best
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Union Bankshares Corporation
October 4, 2018

currently available estimates and judgments of Union management and that the forecasts, projections and estimates reflected in such information will be realized in the amounts and in the time periods currently estimated.
It is understood that the portion of the foregoing financial information of Union and Access that was provided to us was not prepared with the expectation of public disclosure and that all of the foregoing financial information, including the publicly available consensus “street estimates” of Union and Access referred to above, is based on numerous variables and assumptions that are inherently uncertain (including, without limitation, factors related to general economic and competitive conditions) and, accordingly, actual results could vary significantly from those set forth in all of such information. We have assumed, based on discussions with the respective managements of Union and Access and with the consent of the Board, that all such information provides a reasonable basis upon which we can form our opinion, and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.
We also have assumed that there have been no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Union or Access since the date of the last financial statements of each such entity that were made available to us and that we were directed to use. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for each of Union and Access are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Union or Access, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of Union or Access under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.
We have assumed, in all respects material to our analyses, the following: (i) that the Merger and any related transactions (including the Bank Merger) will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft version reviewed) with no adjustments to the Exchange Ratio and with no other consideration or payments in respect of the Access Common Stock; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement or any of the related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including the Bank Merger) and that all conditions to the completion of the Merger and any related transaction (including the Bank Merger) will be satisfied without any waivers or modifications to the Agreement or any of the related documents; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and any related transactions (including the Bank Merger), no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Union, Access or the pro forma entity or the contemplated benefits of the Merger, including without limitation the cost savings and related expenses expected to result or be derived from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Union Bankshares Corporation
October 4, 2018

Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further been advised by representatives of Union that Union has relied upon advice from its advisors (other than KBW) or other appropriate sources as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Union, Access, the Merger and any related transaction (including the Bank Merger), and the Agreement. KBW has not provided advice with respect to any such matters.
This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to Union. We express no view or opinion as to any other terms or aspects of the Merger or any term or aspect of any related transaction (including the Bank Merger), including without limitation, the form or structure of the Merger or any such related transaction, any consequences of the Merger to Union, its shareholders, creditors or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger, any such related transaction, or otherwise. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of Union to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Union or the Board, (iii) any business, operational or other plans with respect to Access or the pro forma entity that may be currently contemplated by Union or the Board or that may be implemented by Union or the Board subsequent to the closing of the Merger, (iv) the fairness of the amount or nature of any compensation to any of Union’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Union Common Stock or relative to the Exchange Ratio, (v) the effect of the Merger or any related transaction (including the Bank Merger) on, or the fairness of the consideration to be received by, holders of any class of securities of Union, Access or any other party to any transaction contemplated by the Agreement, (vi) the actual value of Union Common Stock to be issued in connection with the Merger, (vii) the prices, trading range or volume at which Union Common Stock or Access Common Stock will trade following the public announcement of the Merger or the prices, trading range or volume at which Union Common Stock will trade following the consummation of the Merger, (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to Union, Access, any of their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any other related transaction (including the Bank Merger), including whether or not the Merger will qualify as a tax-free reorganization for United States federal income tax purposes.
This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of Union Common Stock or any shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation as to whether or not any such shareholder should enter into a voting, shareholders’, affiliates’ or other agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.
This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.
Keefe, Bruyette & Woods, A Stifel Company

The Board of Directors — Union Bankshares Corporation
October 4, 2018

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to Union.
Very truly yours,
Keefe, Bruyette & Woods, Inc.
Keefe, Bruyette & Woods, A Stifel Company

Annex E
October 4, 2018
Board of Directors
Access National Corporation
1800 Robert Fulton Drive, Suite 300
Reston, VA 20191
Ladies and Gentlemen:
Access National Corporation (“ANCX”) and Union Bankshares Corporation (“UBSH”) are proposing to enter into an Agreement and Plan of Reorganization (the “Agreement”) pursuant to which ANCX will, subject to the terms and conditions set forth in the Agreement, merge with and into UBSH with UBSH being the surviving entity (the “Merger”). Pursuant to the terms and conditions of the Agreement, at the Effective Time, each share of ANCX’s common stock, par value $0.835 per share (“ANCX Common Stock”), issued and outstanding immediately prior to the Effective Time, except for certain shares of ANCX Common Stock as specified in the Agreement, will be converted into and exchanged for the right to receive 0.75 shares (the “Exchange Ratio”) of UBSH common stock, par value $1.33 per share (“UBSH Common Stock”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of ANCX Common Stock.
Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) a draft of the Agreement, dated October 3, 2018; (ii) certain publicly available financial statements and other historical financial information of ANCX that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of UBSH that we deemed relevant; (iv) earnings per share and dividends per share projections for ANCX for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of ANCX, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of ANCX; (v) the publicly available mean analyst GAAP earnings per share estimate for UBSH for the year ending December 31, 2018, the publicly available mean analyst earnings per share estimate for UBSH for the year ending December 31, 2019 as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of UBSH; (vi) the pro forma financial impact of the Merger on UBSH based on certain assumptions relating to purchase accounting adjustments, cost savings and transaction expenses, as provided by the senior management of UBSH, as well as publicly available mean analyst earnings per share estimates for ANCX for the years ending December 31, 2018 and December 31, 2019 with a long-term earnings per share growth rate for the years thereafter, as provided by the senior management of UBSH (collectively, the “Pro Forma Assumptions”); (vii) the publicly reported historical price and trading activity for ANCX Common Stock and UBSH Common Stock, including a comparison of certain stock market information for ANCX Common Stock and UBSH Common Stock and certain stock indices as well as publicly available information for certain other similar companies, the securities of which are publicly traded; (viii) a comparison of certain financial information for ANCX and UBSH with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recent business combinations in the banking industry (on a regional and nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of ANCX and its representatives the business, financial condition, results of operations and prospects of ANCX and held similar discussions with certain members of the senior management of UBSH and its representatives regarding the business, financial condition, results of operations and prospects of UBSH.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by us from public sources, that was provided to us by ANCX or UBSH or their respective representatives, or that was otherwise reviewed by us, and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have relied on the assurances of the respective managements of ANCX and UBSH that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of ANCX or UBSH or any of their respective subsidiaries, nor have we been furnished with any such evaluations or appraisals. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of ANCX or UBSH. We did not make an independent evaluation of the adequacy of the allowance for loan losses of ANCX or UBSH, or of the combined entity after the Merger, and we have not reviewed any individual credit files relating to ANCX or UBSH. We have assumed, with your consent, that the respective allowances for loan losses for both ANCX and UBSH are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Sandler O’Neill used earnings per share and dividends per share projections for ANCX for the years ending December 31, 2018 through December 31, 2020, as provided by the senior management of ANCX, as well as a long-term earnings per share growth rate and dividend payout ratio for the years thereafter, as directed by the senior management of ANCX. In addition, Sandler O’Neill used the publicly available mean analyst GAAP earnings per share estimate for UBSH for the year ending December 31, 2018, the publicly available mean analyst earnings per share estimate for UBSH for the year ending December 31, 2019 as well as a long-term earnings per share growth rate for the years thereafter and annual dividends per share for the years ending December 31, 2018 through December 31, 2022, as provided by the senior management of UBSH. Sandler O’Neill also received and used in its pro forma analyses the Pro Forma Assumptions, as provided by the senior management of UBSH. With respect to the foregoing information, the respective senior managements of ANCX and UBSH confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of those respective managements as to the future financial performance of ANCX and UBSH, respectively, and the other matters covered thereby, and we assumed that the future financial performance reflected in such information would be achieved. We express no opinion as to such information, or the assumptions on which such information is based. We have also assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of ANCX or UBSH since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that ANCX and UBSH will remain as going concerns for all periods relevant to our analysis.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on ANCX, UBSH, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that ANCX has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of ANCX Common Stock or UBSH Common Stock at any time or what the value of UBSH Common Stock will be once it is actually received by the holders of ANCX Common Stock.
We have acted as ANCX’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon closing of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the transaction fee which will become payable to Sandler O’Neill on the day of closing of the Merger. ANCX has also agreed to indemnify us against certain claims and liabilities arising out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement. In the two years preceding the date hereof we have not provided any other investment banking services to ANCX. As we have previously advised the Board of Directors of ANCX, Sandler O’Neill has provided certain investment banking services to UBSH in the two years preceding the date hereof. Most recently, Sandler O’Neill acted as (i) financial advisor to UBSH in connection with the sale of Shore Premier Finance to Centennial Bank, which transaction closed in June 2018, (ii) book manager in connection with UBSH’s offer and sale of common stock, which transaction closed in January 2018, and (iii) book manager in connection with UBSH’s offer and sale of subordinated debt, which transaction closed in November 2016. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to ANCX, UBSH and their respective affiliates. We may also actively trade the equity and debt securities of ANCX, UBSH and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of ANCX in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of ANCX as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio to the holders of ANCX Common Stock and does not address the underlying business decision of ANCX to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for ANCX or the effect of any other transaction in which ANCX might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director or employee of ANCX or UBSH, or any class of such persons, if any, relative to the compensation to be received in the

Merger by any other shareholder. This opinion has been approved by Sandler O’Neill’s fairness opinion committee. This opinion may not be reproduced without Sandler O’Neill’s prior written consent; provided, however, Sandler O’Neill will provide its consent for the opinion to be included in regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to holders of ANCX Common Stock from a financial point of view.
Very truly yours,

Annex F
FINANCIAL AND OTHER ADDITIONAL INFORMATION ABOUT ACCESS NATIONAL CORPORATION
Access National Corporation’s Business
Access National Corporation (“Access”) was organized June 15, 2002 under the laws of Virginia to operate as a bank holding company. Access has three active wholly owned subsidiaries: Access National Bank, Middleburg Investment Group, and MFC Capital Trust II. Effective June 15, 2002, pursuant to an Agreement and Plan of Reorganization dated April 18, 2002 between Access and Access National Bank, Access acquired all of the outstanding stock of Access National Bank in a statutory share exchange transaction.
Access National Bank is one of two operating businesses of Access. Access National Bank provides credit, deposit, mortgage services and wealth management services to middle market commercial businesses and associated professionals, primarily in the greater Washington, D.C. Metropolitan Area. Access National Bank was organized under federal law in 1999 as a national banking association to engage in a general banking business to serve the communities in and around Northern Virginia. Deposits with Access National Bank are insured to the maximum amount provided by the Federal Deposit Insurance Corporation (the “FDIC”). Access National Bank offers a comprehensive range of financial services and products and specializes in providing customized financial services to small and medium sized businesses, professionals, and associated individuals. Access National Bank provides its customers with personal customized service utilizing the latest technology and delivery channels. The various operating and non-operating entities that support Access’s business directly and indirectly are listed below:
ENTITY / ACTIVITY	PARENT COMPANY / SOLE MEMBER	YEAR ORGANIZED
Access National Corporation	N/A	2002
A Virginia corporation with common stock listed on the Nasdaq Global Market, which serves as Access National Bank’s holding company. The bank holding company is subject to regulatory oversight by the Board of Governors of the Federal Reserve System (“Federal Reserve Board”). Its primary purpose is to hold the common stock of the commercial bank subsidiary and support related capital activities.
Access National Bank	Access	1999
Access National Bank is the primary operating entity holding a national bank charter issued under the laws of the United States. Its principal activities are subject to regulation by the Office of the Comptroller of the Currency (the “OCC”). Access National Bank’s primary business is serving the credit, depository and cash management needs of businesses and associated professionals. Deposits of Access National Bank are insured by the FDIC.
MFC Capital Trust II	Access	2003
MFC Capital Trust II was formed in 2003 for the purpose of issuing trust preferred securities and acquired by Access on April 1, 2017 in its merger with Middleburg Financial Corporation (“Middleburg”).
Middleburg Investment Group, Inc.	Access	2005
Middleburg Investment Group, Inc. is a non-bank holding company that was formed in 2005 and acquired by Access on April 1, 2017 in its merger with Middleburg. It has one wholly-owned subsidiary, Middleburg Trust Company.
Middleburg Trust Company	Middleburg Investment Group	1994
Middleburg Trust Company was formed in 1994 and acquired by Access on April 1, 2017 in its merger with Middleburg. Middleburg Trust Company is chartered under Virginia law and provides trust services to high net worth individuals, businesses and institutions.

Access Real Estate L.L.C.	Access National Bank	2003
Access Real Estate L.L.C. (“Access Real Estate”) was formed to acquire and hold title to real estate for Access. Access Real Estate owns a 45,000 square foot, three story office building located at 1800 Robert Fulton Drive in Reston, Virginia that serves as the corporate headquarters for Access, Access National Bank, the Mortgage Division of Access National Bank (the “Mortgage Division”), Access Real Estate, Capital Fiduciary Advisors, L.L.C., and Middleburg Investment Services, L.L.C.
Access Capital Management Holding, L.L.C.	Access National Bank	2011
Access Capital Management Holding, L.L.C. is a Virginia limited liability company whose sole member is Access National Bank. Access Capital Management Holding, L.L.C. is the holding company for Capital Fiduciary Advisors, L.L.C., Middleburg Investment Services, L.L.C., and Access Insurance Group, L.L.C. Access Capital Management Holding, L.L.C. provides a full range of wealth management services to individuals.
Capital Fiduciary Advisors, L.L.C.	Access Capital Management Holding, L.L.C.	2011
Capital Fiduciary Advisors, L.L.C. is an investment advisor registered with the United States Securities and Exchange Commission (“SEC”) that provides wealth management services to high net worth individuals, businesses, and institutions. Activities are supervised by Access National Bank’s primary regulator, the OCC, as well as the SEC.
Middleburg Investment Services, L.L.C.	Access Capital Management Holding, L.L.C.	2011
Middleburg Investment Services, L.L.C. is a limited liability company whose sole member is Access Capital Management Holding, L.L.C. Middleburg Investment Services L.L.C. provides financial planning services to clients along with access to a full range of investment products. Activities are supervised by Access National Bank’s primary regulator, the OCC, as well as the SEC.
ACME Real Estate, L.L.C.	Access National Bank	2007
ACME Real Estate, L.L.C. is a Virginia limited liability company whose sole member is Access National Bank. ACME Real Estate, L.L.C. is a real estate holding company whose purpose is to hold title to the properties acquired by Access National Bank either through foreclosure or property deeded in lieu of foreclosure. Activities are supervised by Access National Bank’s primary regulator, the OCC.
Access National Bank’s Business
The principal products and services offered by Access National Bank are listed below:
BUSINESS BANKING SERVICES Lending	BUSINESS BANKING SERVICES Cash Management	PERSONAL BANKING SERVICES
Accounts Receivable Lines of Credit
Accounts Receivable Collection Accounts
Growth Capital Term Loans
Business Acquisition Financing
Partner Buyout Funding
Debt Re-financing
Franchise Financing
Equipment Financing
Commercial Mortgages
Commercial Construction Loans
Small Business Administration (“SBA”)
Preferred Lender Loans	Online Banking
Checking Accounts
Money Market Accounts
Sweep Accounts
Zero Balance Accounts
Overnight Investments
Certificates of Deposit
Business Debit Cards
Lockbox Payment Processing
Payroll Services
Employer Sponsored Retirement Plans	Personal Checking Accounts
Savings / Money Market Accounts
Certificates of Deposit
Residential Mortgage Loans
Asset Secured Loans
Loans for Business Investment
Construction Loans
Lot & Land Loans
Investment Management
Financial Planning
Retirement Account Services
Qualified Plans
Access National Bank’s revenues are derived from interest and fees received in connection with loans, deposits, and investments. Major expenses of Access National Bank consist of personnel, interest paid on deposits and borrowings, and other operating expenses. Revenues from the Mortgage Division consist primarily of gains from the sale of loans and loan origination fees. Major expenses of the Mortgage

Division consist of personnel, investor fees, and other operating expenses. The Mortgage Division contributed $20.8 million in 2017 and $13.5 million in the first nine months of 2018 of total Access National Bank revenues of  $124.0 million and $102.2 million, in 2017 and the first nine months of 2018, respectively; prior to inter-company eliminations other divisions of Access National Bank contributed $3.8 million in 2017 and $2.3 million in the first nine months of 2018.
The economy, interest rates, monetary and fiscal policies of the federal government, and regulatory policies have a significant influence on Access, Access National Bank, the Mortgage Division, Middleburg Trust Company, Access Capital Management Holding, L.L.C., and the banking industry as a whole. The economy shows continued signs of improvement with the national unemployment rate dropping from 4.7% in December 2016 to 4.1% in December 2017 and 3.7% at September 30, 2018. In December 2017, the federal funds rate increased from 1.25% to 1.50%, the fifth increase in federal funds rates since December 2008 and the third increase during 2017. From December 2017 through September 2018, the Federal Open Market Committee announced three additional 0.25% rate hikes, bringing the federal funds rate to 2.25%. These rate hikes were based on strengthening in the labor market and continued increases in economic activity. Even with these rate hikes, the continued low rate environment will continue to stress net interest margins as competition in the banking industry tightens.
Access National Bank operates from 15 banking centers located in Virginia: Chantilly, Tysons, Reston, Leesburg (two locations), Manassas, Arlington, Alexandria, Ashburn, Gainesville, Marshall, Middleburg, Purcellville, Richmond and Warrenton and online at www.accessnationalbank.com.
The Mortgage Division specializes in the origination of conforming and government insured residential mortgages to individuals in the greater Washington, D.C. Metropolitan Area, the surrounding areas of its branch locations, outside of its local markets via direct mail solicitation, and otherwise. The Mortgage Division has established offices throughout Virginia, in Fairfax, Reston, and McLean. Offices outside the Commonwealth of Virginia include offices in Carmel and Fort Wayne in Indiana, Nashville in Tennessee, Hagerstown in Maryland, Atlanta in Georgia, and Independence in Ohio.

The following table details the geographic distribution of the real estate collateral securing mortgage loans originated by the Mortgage Division in the periods indicated. The individually named states are those in which the Mortgage Division had a physical presence during the periods described. In addition to making loans for purchases within its markets, the Mortgage Division makes loans to borrowers for second homes located elsewhere, and utilizes direct mail to solicit loans outside its local markets, which accounts for the “Other States” category. Percentages are of the total dollar value of originations, as opposed to the number of originations.
Loan Origination By State
	Nine Months Ended September 30, 2018	Year Ended December 31,
		2017	2016	2015
COLORADO (production branch closed April 2013)	Not Reported	Not Reported	Not Reported	1.06%
DELAWARE	0.87%	Not Reported	Not Reported	Not Reported
FLORIDA (production branch closed January 2016)	Not Reported	1.98%	2.63%	8.03%
GEORGIA	20.55%	16.65%	13.44%	11.61%
INDIANA	6.32%	9.16%	17.39%	22.56%
MARYLAND	6.94%	7.37%	9.66%	10.06%
MINNESOTA (production branch opened December 2015 and closed June 2016)	Not Reported	Not Reported	3.10%	0.42%
OHIO (production branch opened in May 2017)	0.55%	0.97%	NA	NA
TENNESSEE	8.45%	9.03%	9.65%	8.93%
TEXAS (production branch opened January 2018 and closed in July 2018)	1.82%	Not Reported	Not Reported	0.72%
VIRGINIA	32.58%	34.97%	25.75%	23.83%
	78.08%	80.13%	81.62%	87.22%
Other States and Washington, D.C.	21.92%	19.87%	18.38%	12.78%
	100.00%	100.00%	100.00%	100.00%

The Mortgage Division’s activities rely on insurance provided by the Department of Housing and Urban Development (“HUD”) and the Veterans Administration. In addition Access underwrites mortgage loans in accordance with guidelines for programs under Fannie Mae and Freddie Mac that make these loans marketable in the secondary market.
Access and its subsidiaries are headquartered in Fairfax County, Virginia and primarily focus on serving the greater Washington, D.C. Metropolitan Area.
Access’s Strategy — Historical and Prospective
Access’s view of the financial services marketplace is that community banks must be effective in select market niches that are underserved and should stay clear of competing with large national competitors on a head-to-head basis for broad-based consumer business. Access started by organizing a de novo national bank in 1999. The focus of Access National Bank was and is serving the small and medium sized businesses and their associated professionals in the greater Washington, D.C. Metropolitan Area. Access finds that large national competitors are ineffective at addressing this market; it is difficult to distinguish where a business’s financial needs stop and the personal financial needs of that business’s professionals start. Access believes that emerging businesses and the finances of their owners are best served hand-in-hand.

Access’s core competency is judgmental discipline of commercial lending based upon its personnel and practices that help its clients strategize and grow their businesses from a financial perspective. As financial success takes hold in the business, personal goals and wealth objectives of the business owners become increasingly important. Access’s second competency is a derivative of the first. Access has the personnel, skills and strategy, and know how to provide private banking services that assist its individual clients to acquire assets, build wealth, and manage their resources. Mortgage banking and the related activities in Access’s model go hand-in-hand with supplying effective private banking services. Unlike most banking companies, the heart of the Mortgage Division is ingrained into Access’s commercial bank, serving the same clients side-by-side in a coordinated and seamless fashion. Access believes that lending is not enough in today’s environment to attract and retain commercial and professional clients. The credit services must be backed up by competitive deposit and cash management products and operational excellence. Access has made significant investments in skilled personnel and the latest technology to ensure it can deliver these services.
Access generally expects to have fewer branch locations compared to similar size banking companies. Access does not view its branch network as a significant determinant of its growth. Access’s marketing strategies focus on benefits other than branch location convenience.
The goal was and is to generate at least 80% of Access’s net income from the core business of Access National Bank, with the rest of Access’s consolidated net income to be generated from related fee income activities. Access will consider entering other related fee income businesses that serve its target market as opportunities, market conditions, and its capacity dictate. See Note 17 to Access’s consolidated financial statements for the year ended December 31, 2017, which are included in Annex G of this joint proxy statement/prospectus, for additional information on segment performance.
Merger with Middleburg Financial Corporation
On April 1, 2017, Access completed its merger with Middleburg, and its wholly-owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. (the “Middleburg merger”). The Middleburg merger was effected pursuant to the terms and conditions of the Agreement and Plan of Reorganization, dated as of October 21, 2016, between Access and Middleburg, and a related Plan of Merger (together, the “Middleburg Merger Agreement”). At December 31, 2016, Middleburg had total assets of  $1.27 billion, gross loans of  $860.1 million, and total deposits of  $1.05 billion. Pursuant to the Middleburg Merger Agreement, holders of shares of Middleburg common stock had a right to receive 1.3314 shares of Access’s common stock for each share of Middleburg common stock held immediately prior to the effective date of the Middleburg merger, plus cash in lieu of fractional shares. Each option to purchase shares of Middleburg common stock granted under a Middleburg equity-based compensation plan that was outstanding immediately prior to the effective date of the Middleburg merger was cancelled for a cash payment equal to the product of  (i) the difference between the closing sale price of Middleburg common stock on the trading day immediately preceding the effective date of the Middleburg merger and the per share exercise price of the stock option, and (ii) the number of shares of Middleburg common stock subject to such stock option. Each restricted share of Middleburg common stock granted under a Middleburg equity compensation plan that was outstanding immediately prior to the effective date of the Middleburg merger was, pursuant to the terms of each such grant, vested in full immediately prior to the effective date of the Middleburg merger and converted into unrestricted shares of Access’s common stock based on the exchange ratio. Each share of Access’s common stock outstanding immediately prior to the Middleburg merger remained outstanding and was unaffected by the Middleburg merger.
Shortly after the effective time of the Middleburg merger, Middleburg Bank, Middleburg’s wholly-owned bank subsidiary, merged with and into Access National Bank with Access National Bank surviving. Data and office integrations were completed on schedule as of August 4, 2017.
Lending Activities
Access National Bank’s lending activities involve commercial real estate loans both owner occupied and non-owner occupied, residential real estate loans, commercial loans, commercial and real estate construction loans, home equity loans, and consumer loans. These lending activities provide access to credit to small and medium sized businesses, professionals, and consumers in the greater Washington, D.C.

Metropolitan and Richmond areas. Loans originated by Access National Bank are classified as loans held for investment. The Mortgage Division originates residential mortgages and home equity loans that are held on average 15 to 45 days pending their sale primarily to mortgage banking subsidiaries of large financial institutions. Access National Bank is also approved to sell loans directly to Fannie Mae and Freddie Mac and is able to securitize loans that are insured by the Federal Housing Administration. In the past, when the Mortgage Division was a separate subsidiary of Access National Bank, Access National Bank would, in certain circumstances, purchase adjustable rate mortgage loans in Access National Bank’s market area directly from the Mortgage Division to supplement loan growth in Access National Bank’s portfolio. Access National Bank did not purchase any loans originated by the Mortgage Division for said purpose in 2017 or during the first nine months ended September 30, 2018 but may retain additional loans in the future if management believes doing so would assist in achieving Access’s strategic goals. Loans held in Access National Bank’s portfolio at September 30, 2018 resulting from the Mortgage Division’s inability to sell the loan to a third party totaled $4.9 million. Each of Access’s principal loan types are described below.
At September 30, 2018 loans held for investment totaled $2.08 billion compared to $1.95 billion at year end 2017.
Access National Bank’s lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan, in general, Access National Bank’s lending limit to any one borrower is equal to 15% of Access National Bank’s capital and surplus. Access National Bank has established relationships with correspondent banks to participate in loans when loan amounts exceed Access National Bank’s legal lending limits or internal lending policies. Access National Bank’s primary regulator will allow lending relationships to any one borrower to exceed the 15% threshold if the amount greater than 15% is fully secured by cash or readily marketable securities. At September 30, 2018, unsecured loans were comprised of  $76.2 million in commercial loans, $63.0 million of which related to the purchased guaranteed portions of SBA loans, and approximately $3.0 million in consumer loans and collectively equal approximately 3.8% of the loans held for investment portfolio.
Access has an established credit policy that includes procedures for underwriting each type of loan and lending personnel have been assigned specific authorities based upon their experience. Loans in excess of an individual loan officer’s authority are presented to Access’s Loan Committee for approval. The Loan Committee meets weekly to facilitate a timely approval process for clients. Loans are approved based on the borrower’s capacity for credit, collateral and sources of repayment. Loans are actively monitored to detect any potential performance issues. Access manages its loans within the context of a risk grading system developed by management based upon extensive experience in administering loan portfolios in its market. Payment performance is carefully monitored for all loans. When loan repayment is dependent upon an operating business or investment real estate, periodic financial reports, site visits, and select asset verification procedures are used to ensure that Access accurately rates the relative risk of its assets. Based upon criteria that are established by management and Access’s board of directors (the “Access board of directors”), the degree of monitoring is escalated or relaxed for any given borrower based upon its assessment of the future repayment risk.
Access National Bank does not currently hold any pay option adjustable rate mortgages, loans with teaser rates, subprime loans, Alt A loans or any other loans considered to be “high-risk loans” in its loans held for investment portfolio, and did not during the first nine months of 2018 or 2017, 2016, or 2015. The Mortgage Division does not currently originate any subprime loans or Alt A loans, did not originate such loans in the first nine months of 2018 or 2017, 2016, or 2015, and does not expect to offer these programs in the future.
Loan Portfolio — Loans Held for Investment.   The following outlines the composition of Access’s loans held for investment.
Commercial Real Estate Loans-Owner Occupied:   Loans in this category represent 25.07% of the loan portfolio held for investment, as of September 30, 2018. This category represents loans supporting an owner occupied commercial property. Repayment is dependent upon the cash flows generated by operation of the commercial property. Loans are secured by the subject property and underwritten to policy standards. Policy standards approved by the Access board of directors from time to time set forth, among other considerations, loan to value limits, cash flow coverage ratios, and the general creditworthiness of the obligors.

Commercial Real Estate Loans-Non-Owner Occupied:   This category is also known as Commercial Real Estate Loans-Income Producing. Loans in this category represent 22.32% of the loan portfolio held for investment, as of September 30, 2018. This category includes loans secured by commercial property that is leased to third parties and loans to non-profit organizations such as churches and schools. Also included in this category are loans secured by farmland and multifamily properties. Repayment is dependent upon the cash flows generated from rents or by the non-profit organization. Loans are secured by the subject property and underwritten to policy standards. Policy standards approved by the Access board of directors from time to time set forth, among other considerations, loan to value limits, cash flow coverage ratios, and the general creditworthiness of the obligors.
Residential Real Estate Loans:   This category includes loans secured by first or second mortgages on one to four family residential properties, generally extended to existing consumers of other Access National Bank products, and represents 21.96% of the loan portfolio held for investment, as of September 30, 2018. Of this amount, the following sub-categories exist as a percentage of the whole Residential Real Estate Loan portfolio: Home Equity Lines of Credit 14.00%; First Trust Mortgage Loans 81.93%; Loans Secured by a Junior Trust 4.07%.
Home Equity Loans are extended to borrowers in Access’s target market. Real estate equity is the largest component of consumer wealth in Access’s marketplace. Once approved, this consumer finance tool allows the borrowers to access the equity in their home or investment property and use the proceeds for virtually any purpose. Home Equity Loans are most frequently secured by a second lien on residential property. One to Four Family Residential First Trust Loan, or First Trust Mortgage Loan, proceeds are used to acquire or refinance the primary financing on owner occupied and residential investment properties. Junior Trust Loans, or Loans Secured by Second Trust Loans, are to consumers wherein the proceeds have been used for a stated consumer purpose. Examples of consumer purposes are education, refinancing debt, or purchasing consumer goods. The loans are generally extended in a single disbursement and repaid over a specified period of time.
Loans in the Residential Real Estate portfolio are underwritten to standards within a traditional consumer framework that is periodically reviewed and updated by Access’s management and the Access board of directors and includes analysis of: repayment source and capacity, value of the underlying property, credit history, savings pattern, and stability.
Commercial Loans:   Commercial Loans represent 24.22% of the loan portfolio held for investment as of September 30, 2018. These loans are to businesses or individuals within Access’s target market for business purposes. Typically the loan proceeds are used to support working capital and the acquisition of fixed assets of an operating business. These loans are underwritten based upon Access’s assessment of the obligor’s(s’) ability to generate operating cash flow in the future necessary to repay the loan. To address the risks associated with the uncertainties of future cash flow, these loans are generally well secured by assets owned by the business or its principal shareholders and the principal shareholders are typically required to guarantee the loan.
Real Estate Construction Loans:   Real Estate Construction Loans, also known as construction and land development loans, comprise 5.43% of the held for investment loan portfolio as of September 30, 2018. These loans generally fall into one of four circumstances: loans to construct owner occupied commercial buildings, loans to individuals that are ultimately used to acquire property and construct an owner occupied residence, loans to builders for the purpose of acquiring property and constructing homes for sale to consumers, and loans to developers for the purpose of acquiring land that is developed into finished lots for the ultimate construction of residential or commercial buildings. Loans of these types are generally secured by the subject property within limits established by the Access board of directors based upon an assessment of market conditions and up-dated from time to time. The loans typically carry recourse to principal borrowers. In addition to the repayment risk associated with loans to individuals and businesses, loans in this category carry construction completion risk. To address this additional risk, loans of this type are subject to additional administrative procedures designed to verify and ensure progress of the project in accordance with allocated funding, project specifications, and time frames.
Consumer Loans:   Consumer Loans make up approximately 1.00% of the loan portfolio as of September 30, 2018. Most loans are well secured with assets other than real estate, such as marketable securities or automobiles. Very few loans are unsecured. As a matter of operation, management discourages unsecured lending. Loans in this category are underwritten to standards within a traditional consumer framework that is periodically reviewed and updated by Access’s management and the Access board of directors: repayment source and capacity, collateral value, credit history, savings pattern, and stability.
Loan Portfolio — Loans Held for Sale (“LHFS”).   Loans in this category are originated by the Mortgage Division and comprised of residential mortgage loans extended to consumers and underwritten in accordance with standards set forth by an institutional investor to whom Access expects to sell the loan. Loan proceeds are used for the purchase or refinance of the property securing the loan. Loans and servicing are sold concurrently. The LHFS loans are closed in Access National Bank’s name and carried on its books until the loan is delivered to and purchased by an investor, generally within 15 to 45 days. As of September 30, 2018, Access originated $292.7 million of loans processed in this manner compared to $432.7 million during 2017 and $319.2 million during the nine months ended September 30, 2017. At September 30, 2018 LHFS totaled $36.6 million compared to $32.0 million at year end 2017. The amount of LHFS outstanding at the end of any given month fluctuates with the volume of loans closed during the month and the timing of loans purchased by investors.
Deposits
Deposits are the primary source of funding loan growth. At September 30, 2018 deposits totaled $2.29 billion compared to $2.23 billion at December 31, 2017.
Market Area
Access, Access National Bank, the Mortgage Division, and Access Capital Management Holding, L.L.C. are headquartered in Fairfax County and primarily serve the Northern Virginia region and the Greater Washington, D.C. Metropolitan Area while Middleburg Trust Company is headquartered in Richmond, Virginia and services the Richmond and Northern Virginia regions. Access believes that the economic conditions in Fairfax County provide a reasonable proxy for economic conditions across its primary market, the greater Washington, D.C. Metropolitan Area. Fairfax County is a diverse and thriving urban county. Census figures as of July 1, 2017 reported by the U.S. Census Bureau show the county at 1,148,433 making it the most populous jurisdiction in the Commonwealth of Virginia, with about 13.5% of Virginia’s population. The proximity to Washington, D.C. and the influence of the federal government and its spending provides somewhat of a recession shelter for the area. The Fairfax County government provides the following information about current economic conditions and trends in Fairfax County.
The September Federal Reserve Beige Book noted that national economic activity expanded at a moderate pace and the outlook for near term growth remains positive. Manufacturing activity grew at a moderate pace, with Richmond reporting a decline in activity. Consumer spending continued to grow at a moderate pace, while tourism activity expanded across the nation. Homebuilding and commercial construction were mixed but both increased modestly. Most districts noted concern over trade tensions, while a number noted this concern led to businesses scaling back capital investment plans. Districts reported employers were having difficulties finding qualified workers across various specialized trades and occupations, including construction, truck drivers, information technology professionals, and sales personnel. Most districts reported moderate inflation, including increases in construction materials and other inputs. In addition to this information, as of October 5, 2018, the Atlanta Federal Reserve National GDP forecast, GDPNow, estimates 2018 third quarter real gross domestic product growth to be 4.1%.
Based on the Federal Reserve Bank of Richmond’s Snapshot report dated September 7, 2018, the economy in the Federal Reserve Fifth District, which includes Virginia, Maryland and Washington, D.C., continued to expand at a moderate pace. Total employment increased, with Virginia leading the way. Labor supply remained tight. Overall, as of September 2018, the unemployment rate decreased to 3.7%, which is consistent with the national rate of 3.7%. Housing starts decreased by 9.8% on a year over year basis and new residential permits decreased by 0.6% on a year over year basis. Real personal income increased in the first quarter of 2018 by 0.51% on a year over year basis, which is greater than that seen at the national level. State level reports on the economy were mostly upbeat in recent months. Payroll employment increased slightly year over year, while the unemployment rate decreased to 3.1%. Housing starts were up significantly month over month (19.4%) and were up year over year as well (0.4%). The state’s unemployment rate remains well below the national unemployment level and the real personal income grew at a rate above the national rate.

Also based on such report, at the regional level, the Washington, D.C. MSA unemployment rate remained level at 3.4%. Housing permits were down year over year and housing prices in the Washington, D.C. MSA increased 3.0% year over year. Northern Virginia saw a slight increase in the unemployment rate to 2.4%, while the Richmond MSA saw a slight decline the unemployment rates are 3.0%. The Washington D.C. MSA and the Richmond MSA economies are expected to continue to expand at a moderate pace. While the Washington, D.C. MSA may underperform similar sized metro areas, leading indicators point towards further expansion at the national and regional level. Furthermore, several economic forecasts indicate growth will continue in the Washington, DC Metro area at modest to moderate pace for the remainder of 2018, while the economic cycle has extended out further than the historical average and the recent fiscal stimuli are expected to expand growth in the near term and extend the current period of growth at or above the rate of the national economy.
Competition
Access National Bank competes with virtually all banks and financial institutions which offer services in its market area. Much of this competition comes from large financial institutions headquartered outside the Commonwealth of Virginia, each of which has greater financial and other resources to conduct large advertising campaigns and offer incentives. To attract business in this competitive environment, Access National Bank relies on personal contact by its officers and directors, local promotional activities, and the ability to provide personalized custom services to small and medium sized businesses and professionals. In addition to providing full service banking, Access National Bank offers and promotes alternative and modern conveniences such as internet banking, automated clearinghouse transactions, remote deposit capture, and courier services for commercial clients. Because federal regulation of financial institutions changes regularly and is the subject of constant legislative debate, Access cannot foresee how federal regulation of financial institutions may change in the future. However, it is possible that current and future governmental regulatory and economic initiatives could impact the competitive landscape in Access National Bank’s markets.
Employees
At September 30, 2018, Access had 379 employees, 253 of whom were employed by Access National Bank (excluding the Mortgage Division), 99 of whom were employed by the Mortgage Division, and 27 of whom were employed by the wealth management subsidiaries, Access Capital Management Holding, L.L.C., Capital Fiduciary Advisors, L.L.C. and Middleburg Trust Company. None of the employees of Access are subject to a collective bargaining agreement. Management considers employee relations to be good.
Supervision and Regulation
Set forth below is a brief description of the material laws and regulations that affect Access. The description of these statutes and regulations is only a summary and is not a complete discussion or analysis. This discussion is qualified in its entirety by reference to the statutes and regulations summarized below. No assurance can be given that these statutes or regulations will not change in the future.
General.   The financial crisis of 2008, the threat of collapse of numerous financial institutions, and other recent events led to the adoption of numerous new laws and regulations that apply to and focus on financial institutions. The most significant of these laws is the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) which was adopted on July 21, 2010 and, in part, was intended to implement significant structural reforms to the financial services industry. The Dodd-Frank Act is discussed in more detail below.
Access continues to experience an environment of constant regulatory reform. These regulatory changes could have a significant impact on how Access conducts its business. The specific implications of these new laws and regulations cannot yet be fully predicted and will depend to a large extent on the specific regulations that are adopted in the future.
As a national bank, Access National Bank is subject to regulation, supervision, and regular examination by the OCC. The prior approval of the OCC or other appropriate bank regulatory authority is required for a national bank to merge with another bank or purchase the assets or assume the deposits of another bank. In reviewing applications seeking approval of merger and acquisition transactions, the bank regulatory authorities will consider, among other things, the competitive effect and public benefits of the transactions, the capital position of the combined organization, the risks to the stability of the U.S. banking or financial system, the applicant’s performance record under the Community Reinvestment Act (“CRA”) and fair housing initiatives, and the effectiveness of the subject organizations in combating money laundering activities. Each depositor’s account with Access National Bank is insured by the FDIC to the maximum amount permitted by law. Access National Bank is also subject to certain regulations promulgated by the Federal Reserve Board and applicable provisions of Virginia law, insofar as they do not conflict with or are not preempted by federal banking law.
The regulations of the FDIC, the OCC, and Federal Reserve Board govern most aspects of Access’s banking business, including deposit reserve requirements, investments, loans, certain check clearing activities, issuance of securities, payment of dividends, branching, deposit interest rate ceilings, and numerous other matters. The Federal Reserve Board, the OCC and the FDIC have adopted guidelines and released interpretative materials that establish operational and managerial standards to promote the safe and sound operation of banks and bank holding companies. These standards relate to the institution’s key operating functions, including but not limited to capital management, internal controls, internal audit system, information systems and cybersecurity, loan documentation, credit underwriting, interest rate exposure and risk management, vendor management, executive management and its compensation, corporate governance, asset growth, asset quality, earnings, liquidity and risk management.
As a consequence of the extensive regulation of commercial banking activities in the United States, Access’s business is particularly susceptible to changes in state and federal legislation and regulations, which may have the effect of increasing the cost of doing business, limiting permissible activities or increasing competition.
The Bank Holding Company Act.   Access is a bank holding company within the meaning of the Bank Holding Company Act of 1956, and is registered as such with, and subject to the supervision of, the Federal Reserve Board and the Federal Reserve Bank of Richmond (“FRB-Richmond”). A bank holding company is required to obtain the approval of the Federal Reserve Board before making certain acquisitions or engaging in certain activities. Bank holding companies and their subsidiaries are also subject to restrictions on transactions with insiders and affiliates.
Generally, a bank holding company is required to obtain the approval of the Federal Reserve Board before it may acquire all or substantially all of the assets of any bank, and before it may acquire ownership or control of the voting shares of any bank if, after giving effect to the acquisition, the bank holding company would own or control more than 5% of the voting shares of such bank. The Federal Reserve Board’s approval is also required for the merger or consolidation of bank holding companies.
Access is required to file periodic reports with the Federal Reserve Board and provide any additional information as the Federal Reserve Board may require. The Federal Reserve Board also has the authority to examine Access and Access National Bank, as well as any arrangements between Access and Access National Bank, with the cost of any such examinations to be borne by Access. The Federal Reserve Board has the power to order any bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when the Federal Reserve Board has reasonable grounds to believe that continuation of such activity or ownership constitutes a serious risk to the financial soundness, safety or stability of any bank subsidiary of the bank holding company.
Banking subsidiaries of bank holding companies are also subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates.
The Dodd-Frank Act.   The Dodd-Frank Act implemented far-reaching changes across the financial regulatory landscape, including changes that have affected all bank holding companies and banks, including Access and Access National Bank. Provisions of the Dodd-Frank Act that significantly affect the business of Access and Access National Bank include the following:
•
Creation of a new agency, Bureau of Consumer Financial Protection (“BCFP”), that has rulemaking authority for a wide range of consumer protection laws that would apply to all banks and have broad powers to supervise and enforce consumer protection laws.

•
Changes in standards for federal preemption of state laws related to federally chartered institutions, such as Access National Bank, and their subsidiaries.

•
Permanent increase of deposit insurance coverage to $250 thousand and permission for depository institutions to pay interest on business checking accounts.

•
Changes in the assessment base for federal deposit insurance from the amount of insured deposits to consolidated assets less tangible capital, eliminates the ceiling on the size of the Deposit Insurance Fund (“DIF”), and increases the floor of the size of the DIF.

•
Prohibition on banks and their affiliates from engaging in proprietary trading and investing in and sponsoring certain unregistered investment companies (the “Volcker Rule”).

•
Requires loan originators to retain five percent of any loan sold or securitized, unless it is a “qualified residential mortgage”, subject to certain exceptions.

On May 24, 2018, the President signed the Economic Growth, Regulatory Relief, and Consumer Protection Act (“EGRRCPA”) into law. Among other relief, the EGRRCPA exempts banking organizations with $10 billion or less in total consolidated assets, and total trading assets and trading liabilities that are 5% or less of total consolidated assets, from the Volcker Rule. The EGRRCPA also requires the federal banking agencies to adopt a community bank leverage ratio of 8% to 10%, for qualifying banking organizations with total consolidated assets of less than $10 billion. Such institutions that satisfy the community bank leverage ratio would be deemed to satisfy generally applicable risk-based and leverage capital requirements, and to have the capital ratios that are required to be considered “well capitalized” under the prompt corrective action framework. Additionally, the EGRRCPA amends the federal banking agencies’ regulatory capital rules to narrow the definition of high volatility commercial real estate (HVCRE) loans, which receive a higher risk weighting than other commercial real estate loans under risk-based capital requirements.
Dividends.   There are both federal and state regulatory restrictions on dividend payments by both Access National Bank and Access that may affect Access’s ability to pay dividends on its common stock. As a bank holding company, Access is a separate legal entity from Access National Bank. Access’s income primarily results from dividends paid to Access by Access National Bank. The amount of dividends that may be paid by Access National Bank depends upon Access National Bank’s net income and capital position and is limited by federal and state law, regulations, and policies. In addition to specific regulations governing the permissibility of dividends, the Federal Reserve Board and the OCC are generally authorized to prohibit payment of dividends if they determine that the payment of dividends by Access or Access National Bank, respectively, would be an unsafe and unsound banking practice. Access began paying dividends in February 2006 and, as of September 30, 2018, meets all regulatory requirements to continue doing so. Access declared and paid dividends totaling $9.52 million in the first nine months of 2018 and $9.36 million for the year ended December 31, 2017.
Capital Requirements.   The Federal Reserve Board, the OCC and the FDIC have adopted rules to implement the Basel III capital framework as outlined by the Basel Committee on Banking Supervision and standards for calculating risk-weighted assets and risk-based capital measurements (collectively, the “Basel III Final Rules”) that apply to banking organizations they supervise. For the purposes of these capital rules, (i) common equity tier 1 capital (“CET1”) consists principally of common stock (including surplus) and retained earnings; (ii) Tier 1 capital consists principally of CET1 plus non-cumulative preferred stock and related surplus, and certain grandfathered cumulative preferred stocks and trust preferred securities; and (iii) Tier 2 capital consists principally of Tier 1 capital plus qualifying subordinated debt and preferred stock, and limited amounts of the allowance for loan losses. Each regulatory capital classification is subject to certain adjustments and limitations, as implemented by the Basel III Final Rules. The Basel III Final Rules also establish risk weightings that are applied to many classes of assets held by community banks, importantly including applying higher risk weightings to certain commercial real estate loans.
The Basel III Final Rules were effective on January 1, 2015, and the Basel III Final Rules capital conservation buffer (as described below) is being phased in from 2016 to 2019.
When fully phased in, the Basel III Final Rules require banks to maintain (i) a minimum ratio of CET1 to risk-weighted assets of at least 4.5%, plus a 2.5% “capital conservation buffer” (which is added to the

4.5% CET1 ratio as that buffer is phased in, effectively resulting in a minimum ratio of CET1 to risk-weighted assets of at least 7%), (ii) a minimum ratio of Tier 1 capital to risk-weighted assets (the “Tier 1 Capital Ratio”) of at least 6.0%, plus the capital conservation buffer (which is added to the 6.0% Tier 1 capital ratio as that buffer is phased in, effectively resulting in a minimum Tier 1 capital ratio of 8.5% upon full implementation), (iii) a minimum ratio of total (that is, Tier 1 plus Tier 2) capital to risk-weighted assets (the “Total Capital Ratio”) of at least 8.0%, plus the capital conservation buffer (which is added to the 8.0% total capital ratio as that buffer is phased in, effectively resulting in a minimum total capital ratio of 10.5% upon full implementation) and (iv) a minimum leverage ratio (the “Leverage Ratio”) of 4%, calculated as the ratio of Tier 1 capital to average total consolidated assets (computed as the average for each quarter of the month-end ratios for the quarter).
The Basel III Final Rules provide deductions from and adjustments to regulatory capital measures, and primarily to CET1, including deductions and adjustments that were not applied to reduce CET1 under historical regulatory capital rules. For example, mortgage servicing rights, deferred tax assets dependent upon future taxable income and significant investments in non-consolidated financial entities must be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such categories in the aggregate exceed 15% of CET1. These deductions from and adjustments to regulatory capital are generally being phased in beginning in 2015 through 2018. The Basel III Final Rules permanently includes in Tier 1 capital trust preferred securities issued prior to May 19, 2010 by bank holding companies with less than $15 billion in total assets, subject to a limit of 25% of Tier 1 capital.
The Basel III Final Rules also implement a “countercyclical capital buffer,” generally designed to absorb losses during periods of economic stress and to be imposed when national regulators determine that excess aggregate credit growth becomes associated with a buildup of systemic risk. This buffer is a CET1 add-on to the capital conservation buffer in the range of 0% to 2.5% when fully implemented (potentially resulting in total buffers of between 2.5% and 5%).
Prompt Corrective Action.   The federal banking agencies have broad powers to take prompt corrective action to resolve problems of insured depository institutions. Under the Federal Deposit Insurance Corporation Improvement Act of 1991, there are five capital categories applicable to insured depository institutions, each with specific regulatory consequences. The extent of the agencies’ powers depends on whether the institution in question is “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”, as such terms are defined under uniform regulations issued by each of the federal banking agencies. If the appropriate federal banking agency determines that an insured institution is in an unsafe or unsound condition, it may reclassify the institution to a lower capital category (other than critically undercapitalized) and require the submission of a plan to correct the unsafe or unsound condition.
Failure to meet statutorily mandated capital guidelines or more restrictive ratios separately established for a financial institution could subject Access and Access National Bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on accepting or renewing brokered deposits, limitations on the rates of interest that the institution may pay on its deposits and other restrictions on its business. In addition, an institution cannot make a capital distribution, such as a dividend or other distribution that is in substance a distribution of capital to the owners of the institution if following such a distribution the institution would be undercapitalized. Thus, if payment of such a distribution would cause Access National Bank to become undercapitalized, it could not pay a dividend to Access.
Deposit Insurance.   Access National Bank’s deposits are insured by the DIF of the FDIC up to the standard maximum insurance amount for each deposit insurance ownership category. The basic limit on FDIC deposit insurance coverage is $250,000 per depositor. Under the Federal Deposit Insurance Act (“FDIA”), the FDIC may terminate deposit insurance upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC, subject to administrative and potential judicial hearing and review processes.
The DIF is funded by assessments on banks and other depository institutions calculated based on average consolidated total assets minus average tangible equity (defined as Tier 1 capital). As required by the Dodd-Frank Act, the FDIC has adopted a large-bank pricing assessment scheme, set a target

“designated reserve ratio” (described in more detail below) of 2 percent for the DIF and, in lieu of dividends, provides for a lower assessment rate schedule when the reserve ratio reaches 2 percent and 2.5 percent. An institution’s assessment rate is based on a statistical analysis of financial ratios that estimates the likelihood of failure over a three year period, which considers the institution’s weighted average CAMELS component rating, and is subject to further adjustments including related to levels of unsecured debt and brokered deposits (not applicable to banks with less than $10 billion in assets). At September 30, 2018, total base assessment rates for institutions that have been insured for at least five years ranged from 1.5 to 40 basis points, with rates of 1.5 to 30 basis points applying to banks with less than $10 billion in assets.
The Dodd-Frank Act transferred to the FDIC increased discretion with regard to managing the required amount of reserves for the DIF, or the “designated reserve ratio.” Among other changes, the Dodd-Frank Act (i) raised the minimum designated reserve ratio to 1.35 percent and removed the upper limit on the designated reserve ratio, (ii) requires that the reserve ratio reach 1.35 percent by September 2020, and (iii) requires the FDIC to offset the effect on institutions with total consolidated assets of less than $10 billion of raising the reserve ratio from 1.15 percent to 1.35 percent — which requirement was met by rules adopted by the FDIC during 2016. On June 30, 2016 the designated reserve ratio rose to 1.17 percent, which triggered three major changes to deposit insurance assessment rates beginning for the third quarter of 2016: (i) the range of initial assessment rates for all institutions declined from 5 to 35 basis points to 3 to 30 basis points (which are included in the total base assessment rates in the above paragraph); (ii) surcharges equal to an annual rate of 4.5 basis points began for insured depository institutions with total consolidated assets of  $10 billion or more; and (iii) the revised assessment method described above was implemented. The FDIA requires that the FDIC consider the appropriate level for the designated reserve ratio on at least an annual basis. At June 30, 2018, the reserve ratio was 1.33 percent. The FDIC has adopted a new DIF restoration plan to ensure that the fund reserve ratio reaches 1.35 percent by September 30, 2020, as required by the Dodd-Frank Act.
Confidentiality and Required Disclosures of Financial Information.   Access is subject to various laws and regulations that address the privacy of nonpublic personal financial information of consumers. The Gramm-Leach-Bliley Act and certain other regulations issued thereunder protect against the transfer and use by financial institutions of consumer nonpublic personal information. A financial institution must provide to its customers, at the beginning of the customer relationship and annually thereafter, the institution’s policies and procedures regarding the handling of customers’ nonpublic personal financial information. These privacy provisions generally prohibit a financial institution from providing a customer’s personal financial information to unaffiliated third parties unless the institution discloses to the customer that the information may be so provided and the customer is given the opportunity to opt out of such disclosure. In August 2018, the BCFP finalized rules that provide an exception to the requirement to deliver an annual privacy notice that only applies if a financial institution provides nonpublic personal information to unaffiliated third parties only under limited exceptions under the Gramm-Leach-Bliley Act and related regulations, and has not changed its policies and practices regarding disclosure of nonpublic personal financial information from those disclosed in the most recent privacy notice provided to the customer.
Access is subject to various laws and regulations that attempt to combat money laundering and terrorist financing. The Bank Secrecy Act requires all financial institutions to, among other things, create a system of controls designed to prevent money laundering, the financing of terrorism, and imposes recordkeeping and reporting requirements. The USA PATRIOT Act of 2001 (the “USA PATRIOT Act”) provides for the facilitation of information sharing among governmental entities and financial institutions for the purpose of combating terrorism and money laundering. Certain provisions of the USA PATRIOT Act impose the obligation to establish anti-money laundering programs. The Federal Bureau of Investigation (“FBI”) has sent, and will send, the banking regulatory agencies lists of the names of persons suspected of involvement in terrorist activities. Access National Bank has been requested, and will be requested, to search its records for any relationships or transactions with persons on those lists. If Access National Bank finds any relationships or transactions, it must file a suspicious activity report and contact the FBI. The Office of Foreign Assets Control (“OFAC”), which is a division of the U.S. Treasury, is responsible for helping to insure that United States entities do not engage in transactions with “enemies” of the United States, as defined by various Executive Orders and Acts of Congress. OFAC has sent, and will send, the banking regulatory agencies lists of names of persons and organizations suspected of aiding, harboring or engaging in terrorist acts, and publicly releases information on designations of persons and organizations suspected of engaging in these activities. If Access National Bank finds a name on any transaction, account or wire transfer that is on an OFAC list, it must freeze such account or place transferred funds in a blocked account, file a suspicious activity report and notify the FBI.
Community Reinvestment Act.   Access National Bank is subject to the requirements of CRA. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution’s efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to three performance tests. These factors also are considered in evaluating mergers, acquisitions, and applications to open a branch or facility. In April 2015, Access National Bank received a “satisfactory” CRA rating.
Federal Home Loan Bank (“FHLB”) of Atlanta.   Access National Bank is a member of the FHLB of Atlanta, which is one of twelve regional FHLBs that provide funding to their members for making housing loans as well as for affordable housing and community development lending. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the board of directors of the FHLB. As a member Access National Bank is required to purchase and maintain stock in the FHLB in an amount equal to 4.25% of aggregate outstanding advances and letters of credit in addition to the membership stock requirement of 0.09% of Access National Bank’s total assets.
Consumer Protection.   The Dodd-Frank Act created the BCFP, a federal regulatory agency that is responsible for implementing, examining and enforcing compliance with federal consumer financial laws for institutions with more than $10 billion of assets and, to a lesser extent, smaller institutions. The Dodd-Frank Act gives the BCFP authority to supervise and regulate providers of consumer financial products and services, and establishes the BCFP’s power to act against unfair, deceptive or abusive practices, and gives the BCFP rulemaking authority in connection with numerous federal consumer financial protection laws (for example, but not limited to, the Truth-in-Lending Act and the Real Estate Settlement Procedures Act).
As a smaller institution (i.e., with assets of  $10 billion or less), most consumer protection aspects of the Dodd-Frank Act will continue to be applied to Access by the Federal Reserve Board and to Access National Bank by the OCC. However, the BCFP may include its own examiners in regulatory examinations by a small institution’s prudential regulators and may require smaller institutions to comply with certain BCFP reporting requirements. In addition, regulatory positions taken by the BCFP and administrative and legal precedents established by BCFP enforcement activities, including in connection with supervision of larger bank holding companies, could influence how the Federal Reserve Board and OCC apply consumer protection laws and regulations to financial institutions that are not directly supervised by the BCFP. The precise effect of the BCFP’s consumer protection activities on Access and Access National Bank cannot be determined with certainty.
Mortgage Banking Regulation.   The Mortgage Division is subject to the rules and regulations of, and examination by, HUD, the Federal Housing Administration, the Department of Veterans Affairs, and state regulatory authorities with respect to originating, processing, and selling mortgage loans. Those rules and regulations, among other things, establish standards for loan origination, prohibit discrimination, provide for inspections and appraisals of property, require credit reports on prospective borrowers, and, in some cases, restrict certain loan features and fix maximum interest rates and fees. In addition to other federal laws, mortgage origination activities are subject to the Equal Credit Opportunity Act, Truth-in-Lending Act, Home Mortgage Disclosure Act, Real Estate Settlement Procedures Act, and Home Ownership Equity Protection Act, and the regulations promulgated there under. These laws prohibit discrimination, require the disclosure of certain basic information to mortgagors concerning credit and settlement costs, limit payment for settlement services to the reasonable value of the services rendered, and require the maintenance and disclosure of information regarding the disposition of mortgage applications based on race, gender, geographical distribution, and income level.
The Mortgage Division’s mortgage origination activities are also subject to Regulation Z, which implements the Truth-in-Lending Act. Certain provisions of Regulation Z require mortgage lenders to make a reasonable and good faith determination, based on verified and documented information, that a consumer applying for a mortgage loan has a reasonable ability to repay the loan according to its terms. Alternatively, a mortgage lender can originate “qualified mortgages”, which are generally defined as mortgage loans without negative amortization, interest-only payments, balloon payments, terms exceeding 30 years, or points and fees paid by a consumer exceeding 3% of the total loan amount. Higher-priced qualified mortgages (e.g., subprime loans) receive a rebuttable presumption of compliance with ability-to-repay rules, and other qualified mortgages (e.g., prime loans) are deemed to comply with the ability-to-repay rules. The Mortgage Division predominately originates mortgage loans that comply with Regulation Z’s “qualified mortgage” rules.
Consumer Laws and Regulations.   Access National Bank is also subject to certain consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth herein is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, and the Fair Housing Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions transact business with customers. Access National Bank must comply with the applicable provisions of these consumer protection laws and regulations as part of its ongoing customer relations.
Incentive Compensation.   The Federal Reserve Board, the OCC and the FDIC issued regulatory guidance intended to ensure that the incentive compensation policies of banking organizations do not undermine the safety and soundness of such organizations by encouraging excessive risk-taking.
The Federal Reserve Board will review, as part of the regular, risk-focused examination process, the incentive compensation arrangements of banking organizations, such as Access, that are not “large, complex banking organizations.” The findings will be included in reports of examination and deficiencies will be incorporated into the organization’s supervisory ratings. Enforcement actions may be taken against a banking organization if its incentive compensation arrangements, or related risk-management control or governance processes, pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.
In 2016, the SEC and the federal banking agencies proposed rules that prohibit covered financial institutions (including bank holding companies and banks) from establishing or maintaining incentive-based compensation arrangements that encourage inappropriate risk taking by providing covered persons (consisting of senior executive officers and significant risk takers, as defined in the rules) with excessive compensation, fees or benefits that could lead to material financial loss to the financial institution. The proposed rules outline factors to be considered when analyzing whether compensation is excessive and whether an incentive-based compensation arrangement encourages inappropriate risks that could lead to material loss to the covered financial institution, and establishes minimum requirements that incentive-based compensation arrangements must meet to be considered to not encourage inappropriate risks and to appropriately balance risk and reward. The proposed rules also impose additional corporate governance requirements on the boards of directors of covered financial institutions and impose additional record-keeping requirements. The comment period for these proposed rules has closed and a final rule has not yet been published.
Stress Testing.   As required by the Dodd-Frank Act, , as amended by the EGRRCPA, the federal banking agencies have implemented stress testing requirements for certain financial institutions, including bank holding companies and state chartered banks, with $250 billion or more in total consolidated assets. Although these requirements do not apply to institutions of Access’s or Access National Bank’s size, the federal banking agencies emphasize that all banking organizations, regardless of size, should have the capacity to analyze the potential impact of adverse market conditions or outcomes on the organization’s financial condition. Based on existing regulatory guidance, Access and Access National Bank will be expected to consider the institution’s interest rate risk management, commercial real estate concentrations and other credit-related information, and funding and liquidity management during this analysis of adverse market conditions or outcomes.
Cybersecurity.   The federal banking agencies have adopted guidelines for establishing information security standards and cybersecurity programs for implementing safeguards under the supervision of a financial institution’s board of directors. These guidelines, along with related regulatory materials, increasingly focus on risk management and processes related to information technology and the use of third parties in the provision of financial products and services. The federal banking agencies expect financial institutions to establish lines of defense and ensure that their risk management processes also address the risk posed by compromised customer credentials, and also expect financial institutions to maintain sufficient business continuity planning processes to ensure rapid recovery, resumption and maintenance of the institution’s operations after a cyber-attack. If Access or Access National Bank fails to meet the expectations set forth in this regulatory guidance, Access or Access National Bank could be subject to various regulatory actions and any remediation efforts may require significant resources of Access or Access National Bank.
In October 2016, the federal banking agencies issued an advanced notice of proposed rulemaking on enhanced cybersecurity risk-management and resilience standards that would apply to very large financial institutions and to services provided by third parties to these institutions. The comment period for the advanced notice of proposed rulemaking has closed and proposed and final rules have not been published. Although the advanced notice of proposed rulemaking applied only to bank holding companies and banks with $50 billion or more in total consolidated assets, the standards discussed in the notice could influence the federal banking agencies’ expectations and supervisory requirements for information security standards and cybersecurity programs of smaller financial institutions, such as Access and Access National Bank.
Middleburg Trust Company.   Middleburg Trust Company is subject to supervision and regulation by the Virginia State Corporation Commission’s Bureau of Financial Institutions and the Federal Reserve Board.
State and federal regulators have substantial discretion and latitude in the exercise of their supervisory and regulatory authority over Middleburg Trust Company, including the statutory authority to promulgate regulations affecting the conduct of the business and operations of Middleburg Trust Company. They also have the ability to exercise substantial remedial powers with respect to Middleburg Trust Company in the event that it determines that Middleburg Trust Company is not in compliance with applicable laws, orders or regulations governing its operations, is operating in an unsafe or unsound manner, or is engaging in any irregular practices.
Tax Reform.   On December 22, 2017, the President of the United States signed into law the Tax Cut and Jobs Act of 2017 (the “Tax Reform Act”). The legislation made key changes to the U.S. tax law, including the reduction of the U.S. federal corporate tax rate from 35% to 21%, effective January 1, 2018. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Reform Act, Access revalued its ending net deferred tax assets at December 31, 2017 and recognized a provisional $3.5 million tax expense in Access’s consolidated statement of income for the year ended December 31, 2017. Access completed the accounting upon the filing of its 2017 U.S. corporate income tax return filed in October 2018 and noted no material impact to the measurement of the assets, liabilities or deferred tax amounts as recorded in its consolidated financial statements for the year ended December 31, 2017.
A “publicly held corporation,” such as Access, is not permitted to deduct compensation in excess of $1 million per year paid to certain employees. The Tax Reform Act eliminates certain exceptions to the $1 million limit applicable under prior law related to performance-based compensation, such as equity grants and cash bonuses that are paid only on the attainment of performance goals. As a result, Access’s ability to deduct certain compensation paid to its most highly compensated employees will now be limited.
Access’s Properties
Access National Bank leases offices that are used in the normal course of business. The principal executive office of Access, Access National Bank, Access Real Estate, Access Capital Management Holding, L.L.C. and Mortgage Division is owned by Access Real Estate, a subsidiary of Access National Bank, and is located at 1800 Robert Fulton Drive, Reston, Virginia. Access National Bank also owns bank branches in Middleburg, Purcellville, Leesburg, Marshall, and Richmond, Virginia. Access National Bank leases offices in Chantilly, Tysons, Leesburg, Manassas, Ashburn, Warrenton, Gainesville, Alexandria, and Arlington, Virginia. The Mortgage Division leases offices in Fairfax, McLean, and Reston in Virginia as well as Hagerstown, Maryland. The Mortgage Division also leases offices in Indiana, Georgia, Ohio and Tennessee. All of the Mortgage Division’s leases are month to month leases and can be terminated with thirty days’ notice.

All of the owned and leased properties are in good operating condition and are adequate for Access’s present and anticipated future needs.
Legal Proceedings
Access and Access National Bank are from time to time parties to legal proceedings arising in the ordinary course of business. Management is of the opinion that these legal proceedings will not have a material adverse effect on Access’s financial condition or results of operations. From time to time Access National Bank and Access may initiate legal actions against borrowers in connection with collecting defaulted loans. Such actions are not considered material by management unless otherwise disclosed.
Securities Authorized for Issuance Under Equity Compensation Plans
The following table summarizes information, as of September 30, 2018, relating to shares of Access’s common stock that may be issued under the Access National Corporation 2017 Equity Compensation Plan (the ”2017 Plan”) and the 2009 Stock Option Plan (the “2009 Plan”).
Equity Compensation Plan Information
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders
2017 Plan	155,925	$29.32	1,344,075
2009 Plan	402,642	$22.27	—(1)
Equity compensation plans not approved by security holders(2)	—	—	—
Total	558,567	$24.24	1,344,075

(1)
Awards previously granted under the 2009 Plan remain outstanding and valid in accordance with their terms, but no new awards have been or will be granted under the 2009 Plan after shareholder approval of the 2017 Plan on October 26, 2017.

(2)
Access does not have any equity compensation plans that have not been approved by shareholders.

Selected Financial Data
See the section entitled “Selected Historical Consolidated Financial Data of Access” of this joint proxy statement/prospectus.

Supplementary Financial Information (Unaudited)
The following is a summary of selected quarterly results of Access’s operations for each completed quarter of 2018, 2017, and 2016.
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter		Full Year
	(In Thousands, Except for Per Share Data)
2018
Total interest income	$26,608	$27,222	$29,312	$	NA	$	NA
Total interest expense	3,363	4,207	5,247		NA		NA
Net interest income	23,245	23,015	24,065		NA		NA
Provision for loan losses	750	652	700		NA		NA
Net interest income after provision for loan losses	22,495	22,363	23,365		NA		NA
Total noninterest income	7,395	9,090	7,444		NA		NA
Total noninterest expense	19,974	20,426	18,966		NA		NA
Income tax expense	1,830	2,065	2,233		NA		NA
Net income	$8,086	$8,962	$9,610	$	NA	$	NA
Earnings Per Share:
Basic	$0.39	$0.43	$0.46	$	NA	$	NA
Diluted	$0.39	$0.43	$0.46	$	NA	$	NA
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	(In Thousands, Except for Per Share Data)
2017
Total interest income	$13,554	$27,139	$27,692	$27,095	$95,480
Total interest expense	1,864	2,964	3,098	3,182	11,108
Net interest income	11,690	24,175	24,594	23,913	84,372
Provision for loan losses	1,400	900	900	3,719	6,919
Net interest income after provision for loan losses	10,290	23,275	23,694	20,194	77,453
Total noninterest income	6,003	8,885	8,523	8,681	32,092
Total noninterest expense	12,195	26,226	22,793	19,854	81,068
Income tax expense	1,491	2,088	2,422	5,976	11,977
Net income	$2,607	$3,846	$7,002	$3,045	$16,500
Earnings Per Share:
Basic	$0.24	$0.19	$0.34	$0.15	$0.92
Diluted	$0.24	$0.19	$0.34	$0.15	$0.92
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
	(In Thousands, Except for Per Share Data)
2016
Total interest income	$11,981	$12,336	$12,778	$12,920	$50,015
Total interest expense	1,431	1,575	1,635	1,663	6,304
Net interest income	10,550	10,761	11,143	11,257	43,711
Provision for loan losses	—	120	750	1,250	2,120
Net interest income after provision for loan losses	10,550	10,641	10,393	10,007	41,591
Total noninterest income	6,819	9,173	8,685	7,126	31,803
Total noninterest expense	11,129	12,303	12,169	12,189	47,790
Income tax expense	2,145	2,633	2,484	1,938	9,200
Net income	$4,095	$4,878	$4,425	$3,006	$16,404
Earnings Per Share:
Basic	$0.39	$0.46	$0.42	$0.28	$1.55
Diluted	$0.39	$0.46	$0.41	$0.28	$1.54

Access’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
For the Year Ended December 31, 2017
The following discussion and analysis is intended to provide an overview of the significant factors affecting Access’s and its subsidiaries’ financial condition at December 31, 2017 and 2016 and the results of operations for the years ended December 31, 2017, 2016, and 2015. Access’s annual consolidated financial statements and accompanying notes, which are included in Annex G of this joint proxy statement/prospectus, should be read in conjunction with this discussion and analysis. This information should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” For purposes of this section, references to “we,” “our” and words of similar effect refer to Access.
Critical Accounting Policies.   Access’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). In preparing Access’s financial statements, management makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. Our significant accounting policies are presented in Note 1 to Access’s consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus. Management believes that the most significant subjective judgments that it makes include the following:
Allowance for Loan Losses.   The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) Accounting Standards Codification (“ASC”) No. 450-10 Contingencies, which requires that losses be accrued when they are probable of occurring and estimable and (ii) ASC 310-10, Receivables, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.
An allowance for loan losses is established through a provision for loan losses based upon industry standards, known risk characteristics, and management’s evaluation of the risk inherent in the loan portfolio and changes in the nature and volume of loan activity. Such evaluation considers, among other factors, the estimated market value of the underlying collateral and current economic conditions. For further information about our practices with respect to allowance for loan losses, please see the subsection “— Allowance for Loan Losses” below.
Other Than Temporary Impairment of Investment Securities.   Securities in Access’s investment portfolio are classified as either held-to-maturity or available-for-sale. Securities classified as held-to-maturity are recorded at cost or amortized cost. Available-for-sale securities are carried at fair value. The estimated fair value of the available-for-sale portfolio fluctuates due to changes in market interest rates and other factors. Changes in estimated fair value are recorded in shareholders’ equity as a component of other comprehensive income. Securities are monitored to determine whether a decline in their value is other than temporary. Management evaluates the investment portfolio on a quarterly basis to determine the collectability of amounts due per the contractual terms of the investment security. A decline in the fair value of an investment below its amortized cost attributable to factors that indicate the decline will not be recovered over the anticipated holding period of the investment will cause the security to be considered other than temporarily impaired. Other than temporary impairments result in reducing the security’s carrying value by the amount of the estimated credit loss. The credit component of the other than temporary impairment loss is realized through the statement of income and the remainder of the loss remains in other comprehensive income. At December 31, 2017, there were no securities in the securities portfolio with other than temporary impairment.
Income Taxes.   Access uses the liability method of accounting for income taxes. This method results in the recognition of deferred tax assets and liabilities that are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The deferred provision for income taxes is the result of the net change in the deferred tax asset and deferred tax liability balances during the year. This amount combined with the current taxes payable or refundable results in the income tax expense for the current year. Our evaluation of the deductibility or taxability of items included in Access’s tax returns has not resulted in the identification of any material uncertain tax positions.

On December 22, 2017, the President of the United States signed into law the Tax Reform Act. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a territorial tax system, and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Reform Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The SEC staff issued Staff Accounting Bulletin (“SAB”) No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. Access has recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions Access has made, additional regulatory guidance that may be issued, and actions Access may take as a result of the Tax Reform Act. The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in the fourth quarter of 2018. Access’s evaluation of the impact of the Tax Reform Act is subject to refinement for up to one year after the enactment per the guidance under ASC 740, Accounting for Uncertainty in Income Taxes, and SAB 118.
Fair Value.   Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments. For additional information about our financial assets carried at fair value, refer to Note 16 to Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.
Mergers and Acquisitions.   Mergers and acquisitions are accounted for using the acquisition method, as required by ASC 805, Business Combinations. The excess of the cost over the fair value of the acquired net assets is recognized as goodwill. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the April 1, 2017 merger date for the Middleburg merger. Such fair values were preliminary estimates and were subject to adjustment for up to one year after the Middleburg merger date or when additional information relative to the closing date fair values became available. All values became final as of March 31, 2018.
Goodwill and Other Intangibles.   Access records all assets and liabilities acquired in purchase acquisitions, including goodwill, intangibles with indefinite lives, and other intangibles, at fair value as required by ASC 805, Business Combinations. The initial recording of goodwill and other intangibles requires subjective decisions concerning estimates of the fair value of the acquired assets and liabilities.
Goodwill is reviewed for potential impairment at the reporting unit level (one level below the identified business segments) on an annual basis, or more often if events or circumstances indicate there may be impairment. Testing is conducted in two steps: identifying the potential impairment and then, if necessary, identifying the amount of impairment. The first step compares the fair value of the reporting unit to its carrying amount. If the fair value is less than the carrying amount, a second test is conducted by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.
Other identifiable intangible assets are evaluated for impairment if events or changes in circumstances indicate a possible impairment. Such evaluation is based on undiscounted cash flow projections, which may extend far into the future and, by their nature, are difficult to determine over an extended timeframe. Fair value may be influenced by market prices, comparison to similar assets, market multiples, discounted cash flow analysis, and other determinants. Factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, changes in discount rates, and specific industry or market sector conditions. Other key judgments in accounting for intangibles include useful life and classification between goodwill and intangibles with indefinite lives or other intangibles that require amortization.

Executive Summary.   Access completed its eighteenth year of operation and recorded net income of $16.5 million or $0.92 per diluted common share in 2017 compared to $16.4 million or $1.54 per diluted common share and $15.4 million or $1.46 per diluted common share in 2016 and 2015, respectively. Access’s acquisition of Middleburg was the main catalyst in the increase in net interest income before provision over last year of  $40.7 million; however, organic growth in the loans held for investment portfolio played a role as well as organic growth in that category totaled $134.8 million during 2017. The Middleburg merger synergies were also favorably noted in the reduction in the cost of funds for Access’s interest-bearing deposits, from 0.78% in 2016 to 0.70% in 2017. During 2017, Access recorded $6.8 million in merger-related expenses compared to $984 thousand in 2016.
At December 31, 2017, assets totaled $2.87 billion compared to $1.43 billion at December 31, 2016, an overall increase of  $1.44 billion. An increase in loans held for investment of  $929.2 million, a $219.9 million growth in investment securities, and a $55.8 million growth in other assets accounted for the majority of the asset increase with goodwill and intangibles resulting from the Middleburg merger adding another $185.2 million to the balance sheet as of December 31, 2017.
Deposits totaled $2.23 billion at December 31, 2017 compared to $1.05 billion at December 31, 2016. The $1.18 billion increase was due to $1.06 billion in deposits acquired in the Middleburg merger and $118.4 million in organic growth. Wholesale funding accounted for $65.3 million at December 31, 2017, compared to $89.8 million at December 31, 2016. Noninterest-bearing demand deposits totaled $745.0 million at December 31, 2017, an increase of  $382.9 million from December 31, 2016. Of this increase, $287.6 million pertained to the noninterest-bearing demand deposits acquired in the Middleburg merger while $95.3 million was due to organic growth.
Non-performing assets (“NPAs”) totaled approximately $5.3 million or 0.18% of total assets at December 31, 2017, down from $6.9 million or 0.48% of total assets at December 31, 2016. NPAs are comprised of non-accrual loans totaling $4.6 million at December 31, 2017 as well as a $643 thousand bank branch property that was listed for sale in 2017. The allowance for loan losses totaled $15.8 million or 0.80% of total loans held for investment as of December 31, 2017, compared to $16.0 million or 1.53% at December 31, 2016. The remaining credit and fair value marks on the loan acquired in the Middleburg merger totaled $12.4 million at December 31, 2017.
While economic expansion continues at a moderate pace, we are mindful of the prolonged duration and increasing risks to Access National Bank’s customer base in the event of an economic downturn. As such, we continue to remain reticent in relaxing credit risk underwriting parameters to match or beat competitors as a means of meeting growth objectives. Rather than compete on a transactional basis, we are proactive in cultivating deep client relationships within our target market profile: business-to-business and business-to-government companies with annual revenue of  $1 million to $100 million and the various banking services needed by the business and the professionals associated with the businesses. Access is optimistic with a strong capital base and being positioned for continued growth yet prepared to absorb the effects of economic challenge.
Results of Operations.   Net income for 2017 totaled $16.5 million, or $0.92 per diluted common share compared to $16.4 million, or $1.54 per diluted common share in 2016. Included in this net income figure was $6.8 million in pretax merger related expenses compared to $984 thousand in 2016. The provision for loan losses was $6.9 million during 2017 compared to $2.1 million in 2016. The $4.8 million increase in the provision was used to discharge two particular credits that had deteriorated throughout 2017. Income tax provision increased $2.8 million in 2017, from $9.2 million in 2016 to $12.0 million in 2017. The increase in the income tax provision was mainly related to the Tax Reform Act, which was signed into law by the President of the United States on December 22, 2017. The Tax Reform Act required Access to revalue its deferred tax assets as of the date of signing to account for the corporate tax rate decrease from 35% to 21%. Accordingly, Access recorded a $3.5 million provisional tax expense in its consolidated statement of income for the year ended December 31, 2017.
Net income for 2016 totaled $16.4 million, or $1.54 per diluted common share compared to $15.4 million or $1.46 per diluted common share in 2015. Net income in 2016 was favorably impacted by an increase in net interest income of  $4.2 million as average earning assets increased $167.6 million, from

$1.08 billion to $1.24 billion as of December 31, 2015 and 2016, respectively. The increase in noninterest income of  $5.7 million from $26.1 million to $31.8 million as of December 31, 2015 and 2016, respectively, was offset by an increase in noninterest expense of  $5.9 million, from $41.9 million to $47.8 million as of December 31, 2015 and 2016, respectively.
Net Interest Income.   Net interest income is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits) used to fund earning assets. Net interest income and margin are influenced by many factors, primarily the volume and mix of earning assets, funding sources, yields on earning assets and interest rate fluctuations. Net interest income totaled $84.4 million in 2017, up from $43.7 million in 2016 due to the increase in volume correlating mainly to Access’s acquisition of Middleburg. Average noninterest-bearing deposits increased $235.6 million in 2017. Net interest margin was 3.81% in 2017 and 3.52% in 2016, with the increase primarily due to the increase in the rate on Access’s loans held for investment portfolio during 2017, from 4.67% in 2016 to 4.90% in 2017, as well as amounts paid on interest-bearing deposits and borrowings decreasing 5 basis points to 0.73% in 2017 from 0.78% in 2016.
During 2017, average earning assets increased $969.1 million or 78.0%. Average loans held for investment increased by $764.2 million or 61.5%, average securities increased $187.0 million or 99.1%, and average interest-bearing balances increased $37.1 million or 55.0%. On the funding side total average interest-bearing deposits increased by $665.0 million or 100.4%.
Net interest income totaled $43.7 million in 2016, up from $39.5 million in 2015. Average noninterest-bearing deposits increased $55.8 million in 2016. Net interest margin was 3.52% in 2016 and 3.68% in 2015, with the decrease primarily due to the weighted average rate paid on interest-bearing deposits and borrowings increasing 19 basis points to 0.78% in 2016 from 0.59% in 2015.
The table below, Yield on Average Earning Assets and Rates on Average Interest-Bearing Liabilities, summarizes the major components of net interest income for the past three years and also provides yields, rates, and average balances.
	Yield on Average Earning Assets and Rates on Average Interest-Bearing Liabilities For the Year Ended
	December 31, 2017			December 31, 2016			December 31, 2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars In Thousands)
Assets:
Interest earning assets:
Securities	$375,533	$9,709	2.59%	$188,569	$4,039	2.14%	$156,204	$3,482	2.23%
LHFS	27,881	1,143	4.10%	47,060	1,767	3.75%	42,076	1,650	3.92%
Loans(1)	1,704,040	83,429	4.90%	939,837	43,872	4.67%	824,288	38,405	4.66%
Interest-bearing balances and federal funds sold	104,565	1,199	1.15%	67,457	337	0.50%	52,716	129	0.24%
Total interest earning assets	2,212,019	95,480	4.32%	1,242,923	50,015	4.02%	1,075,284	43,666	4.06%
Noninterest earning assets:
Cash and due from banks	20,859		12,732		10,650
Premises, land and equipment	22,683		6,834		6,882
Other assets	213,337		40,172		33,110
Less: allowance for loan losses	(15,004)		(14,079)		(13,456)
Total noninterest earning assets	241,875		45,659		37,186
Total Assets	$2,453,894		$1,288,582		$1,112,470

	Yield on Average Earning Assets and Rates on Average Interest-Bearing Liabilities For the Year Ended
	December 31, 2017			December 31, 2016			December 31, 2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(Dollars In Thousands)
Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
Interest-bearing demand deposits	$386,046	$1,409	0.36%	$132,734	$486	0.37%	$119,732	$265	0.22%
Money market deposit accounts	386,786	2,335	0.60%	204,897	846	0.41%	126,850	264	0.21%
Savings accounts	153,769	714	0.46%	37,950	196	0.52%	13,606	66	0.49%
Time deposits	400,660	4,816	1.20%	286,690	3,622	1.26%	302,924	3,053	1.01%
Total interest-bearing deposits	1,327,261	9,274	0.70%	662,271	5,150	0.78%	563,112	3,648	0.65%
Borrowings:
FHLB Advances	67,907	822	1.21%	56,522	386	0.68%	91,992	231	0.25%
Securities sold under agreements to repurchase and federal funds purchased	48,378	68	0.14%	16,270	16	0.10%	22,017	21	0.10%
Trust preferred debentures	2,692	221	8.21%	—	—	—%	—	—	—%
FHLB Long-term borrowings	66,329	723	1.09%	68,525	752	1.10%	18,890	219	1.16%
Total borrowings	185,306	1,834	0.99%	141,317	1,154	0.82%	132,899	471	0.35%
Total interest-bearing deposits and borrowings	1,512,567	11,108	0.73%	803,588	6,304	0.78%	696,011	4,119	0.59%
Noninterest-bearing liabilities:
Demand deposits	594,987		359,352		303,583
Other liabilities	18,602		9,346		8,928
Total liabilities	2,126,156		1,172,286		1,008,522
Shareholders’ Equity	327,738		116,296		103,948
Total Liabilities and Shareholders’ Equity	$2,453,894		$1,288,582		$1,112,470
Interest Spread(2)			3.59%			3.24%			3.47%
Net Interest Margin(3)		$84,372	3.81%		$43,711	3.52%		$39,547	3.68%

(1)
Loans placed on nonaccrual status are included in loan balances.

(2)
Interest spread is the average yield earned on earning assets, less the average rate incurred on interest-bearing liabilities.

(3)
Net interest margin is net interest income, expressed as a percentage of average earning assets.

The following table shows fluctuations in net interest income attributable to changes in the average balances of assets and liabilities and the yields earned or rates paid for the years ended December 31:
	Years Ended December 31,
	2017 compared to 2016			2016 compared to 2015			2015 compared to 2014
	Change Due To:			Change Due To:			Change Due To:
	Increase / (Decrease)	Volume	Rate	Increase / (Decrease)	Volume	Rate	Increase / (Decrease)	Volume	Rate
	(In Thousands)
Interest Earning Assets:
Investments	$5,670	$4,674	$996	$557	$702	$(145)	$785	$580	$205
Loans	38,933	36,160	2,773	5,584	5,555	29	4,353	5,250	(897)
Interest-bearing deposits	862	254	608	208	43	165	27	22	5
Total increase (decrease) in interest income	45,465	41,088	4,377	6,349	6,300	49	5,165	5,852	(687)
Interest-Bearing Liabilities:
Interest-bearing demand deposits	923	937	(14)	221	32	189	9	9	—
Money market deposit accounts	1,489	981	508	582	228	354	32	21	11
Savings accounts	518	543	(25)	130	126	4	52	45	7
Time deposits	1,194	1,373	(179)	569	(171)	740	574	599	(25)
Total interest-bearing deposits	4,124	3,834	290	1,502	215	1,287	667	674	(7)
FHLB Advances	436	90	346	155	(117)	272	(40)	(60)	20
Securities sold under agreements to repurchase and federal funds purchased	52	43	9	(5)	(5)	—	—	—	—
Long-term borrowings	(29)	(22)	(7)	533	545	(12)	219	219	—
Trust preferred	221	221	—	—	—	—	—	—	—
Total increase in interest expense	4,804	4,166	638	2,185	638	1,547	846	833	13
Increase (decrease) in net interest income	$40,661	$36,922	$3,739	$4,164	$5,662	$(1,498)	$4,319	$5,019	$(700)

Provision for Loan Losses.   In 2017, Access National Bank charged $6.9 million to operating expenses for the loan loss reserve compared to $2.1 million for loan losses in 2016, and $150 thousand for loan loss provision in 2015. The amount of the provision is determined by management to ensure the allowance for loan losses is at a level believed to be adequate to absorb inherent losses in the loan portfolio based on evaluations as of December 31, 2017.
Noninterest Income.   Noninterest income consists of revenue generated from gains on sale of loans, service fees on deposit accounts, and other charges and fees. The Mortgage Division provides the most significant contributions towards noninterest income and is subject to wide fluctuations due to the general interest rate environment and economic conditions. Total noninterest income was $32.1 million in 2017 compared to $31.8 million in 2016. Gains on the sale of loans originated by the Mortgage Division totaled $19.9 million in 2017 compared to $25.2 million in 2016 due to the mortgage loan volume decrease in 2017, from $545 million in 2016 to $433 million in 2017.
Total noninterest income was $31.8 million in 2016 compared to $26.1 million in 2015. Gains on the sale of loans originated by the Mortgage Division totaled $25.2 million in 2016 compared to $19.6 million in 2015 due to the mortgage loan volume increase in 2016, from $485 million in 2015 to $545 million in 2016. Offsetting this increase in revenue were the losses recognized on hedging activities as well as the fair value marks associated with the origination of mortgage LHFS. In 2016, the Mortgage Division recorded a loss of  $429 thousand compared to a gain of  $333 thousand in 2015.
Noninterest Expense.   Noninterest expense totaled $81.1 million in 2017 compared to $47.8 million in 2016. Compensation and employee benefits, the largest component of noninterest expense, totaled $43.9 million in 2017 compared to $31.8 million in 2016, an increase of  $12.1 million or 38.2% due mainly to the addition of staffing resulting from the Middleburg merger. Other operating expense totaled $30.3 million in 2017, up from $13.0 million for the year ended December 31, 2016. A further breakdown of other operating expenses is provided in Note 15 of Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.

Noninterest expense totaled $47.8 million in 2016 compared to $41.9 million in 2015. Compensation and employee benefits, the largest component of noninterest expense, totaled $31.8 million in 2016 compared to $27.0 million in 2015, an increase of  $4.8 million or 17.8% due mainly to the addition of staffing in Access’s Banking Division as well as increased variable compensation paid in the Mortgage Division as a direct result of the increased mortgage volumes between 2016 and 2015. Other operating expense totaled $13.0 million in 2016, up from $11.9 million for the year ended December 31, 2015, due mainly to the costs related to legal expenditures incurred by Access in relation to the Middleburg merger.
Income Taxes.   Income tax expense totaled $12.0 million in 2017 compared to $9.2 million in 2016 and $8.2 million in 2015, an increase of  $2.8 million and $1.0 million, respectively. The increase in taxes between 2017 and 2016 was due mainly to the recognition of the provisional tax impacts related to the revaluation of deferred tax assets and liabilities from a maximum of 35% to a flat 21% in connection with the Tax Reform Act signed into law by the President of the United States on December 22, 2017. The increase in income tax expense from 2016 to 2015 was due to the increase in pre-tax earnings for those years. Note 7 to Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus, shows the components of federal income tax.
Quarterly Results (unaudited).
The following is a summary of the results of operations for each quarter of 2017, 2016, and 2015.
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total YTD
	(In Thousands, Except for Per Share Data)
2017
Total interest income	$13,554	$27,139	$27,692	$27,095	$95,480
Total interest expense	1,864	2,964	3,098	3,182	11,108
Net interest income	11,690	24,175	24,594	23,913	84,372
Provision for loan losses	1,400	900	900	3,719	6,919
Net interest income after provision for loan losses	10,290	23,275	23,694	20,194	77,453
Total noninterest income	6,003	8,885	8,523	8,681	32,092
Total noninterest expense	12,195	26,226	22,793	19,854	81,068
Income tax expense	1,491	2,088	2,422	5,976	11,977
Net income	$2,607	$3,846	$7,002	$3,045	$16,500
Earnings Per Share:
Basic	$0.24	$0.19	$0.34	$0.15	$0.92
Diluted	$0.24	$0.19	$0.34	$0.15	$0.92
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total YTD
	(In Thousands, Except for Per Share Data)
2016
Total interest income	$11,981	$12,336	$12,778	$12,920	$50,015
Total interest expense	1,431	1,575	1,635	1,663	6,304
Net interest income	10,550	10,761	11,143	11,257	43,711
Provision for loan losses	—	120	750	1,250	2,120
Net interest income after provision for loan losses	10,550	10,641	10,393	10,007	41,591
Total noninterest income	6,819	9,173	8,685	7,126	31,803
Total noninterest expense	11,129	12,303	12,169	12,189	47,790
Income tax expense	2,145	2,633	2,484	1,938	9,200
Net income	$4,095	$4,878	$4,425	$3,006	$16,404
Earnings Per Share:
Basic	$0.39	$0.46	$0.42	$0.28	$1.55
Diluted	$0.39	$0.46	$0.41	$0.28	$1.54

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total YTD
	(In Thousands, Except for Per Share Data)
2015
Total interest income	$10,276	$10,787	$11,156	$11,447	$43,666
Total interest expense	834	980	1,059	1,246	4,119
Net interest income	9,442	9,807	10,097	10,201	39,547
Provision for loan losses	—	150	—	—	150
Net interest income after provision for loan losses	9,442	9,657	10,097	10,201	39,397
Total noninterest income	6,305	7,081	6,412	6,267	26,065
Total noninterest expense	10,246	10,654	10,479	10,487	41,866
Income tax expense	1,928	2,100	2,086	2,063	8,177
Net income	$3,573	$3,984	$3,944	$3,918	$15,419
Earnings Per Share:
Basic	$0.34	$0.38	$0.37	$0.37	$1.46
Diluted	$0.34	$0.38	$0.37	$0.37	$1.46
Financial Condition.
Summary.   Total assets at December 31, 2017 were $2.87 billion compared to $1.43 billion at December 31, 2016, an increase of  $1.4 billion. An increase in loans held for investment of  $929.2 million, a $10.6 million growth in interest-bearing balances and federal funds sold, and a $219.9 million growth in investment securities accounted for the majority of this increase and was partially offset by an $3.7 million decrease in LHFS.
The following discussions by major categories explain the changes in financial condition.
Cash and Due from Banks.   Cash and due from banks represents cash and noninterest-bearing balances at other banks and cash letters in process of collection at the FRB-Richmond. At December 31, 2017, cash and due from banks totaled $29.9 million compared to $9.2 million at December 31, 2016. The balance fluctuates depending on the volume of cash letters in process of collection at the FRB-Richmond.
Interest-Bearing Deposits in Other Banks and Federal Funds Sold.   At December 31, 2017, interest-bearing balances in other banks totaled $92.5 million compared to $81.9 million at December 31, 2016. These balances are maintained at the FRB-Richmond and the FHLB and provide liquidity for managing daily cash inflows and outflows from deposits and loans.
Investment Securities.   Access’s investment securities portfolio is comprised of U.S. Government Agency securities, municipal securities, CRA mutual fund, mortgage backed securities issued by U.S. government sponsored agencies, corporate bonds, certificates of deposit, and other asset backed securities. The investment portfolio is used to provide liquidity and as a tool for managing interest sensitivity on the balance sheet, while generating income.
At December 31, 2017, securities totaled $423.2 million compared to $203.3 million at December 31, 2016, an increase of  $219.9 million. The increase is mainly due to the securities acquired in the Middleburg merger and is in-line with management’s planned liquidity and asset management goals. The securities portfolio at December 31, 2017 is comprised of  $407.4 million in securities classified as available-for-sale and $15.7 million in securities classified as held-to-maturity. Securities classified as available-for-sale are carried at fair market value. Unrealized gains and losses are recorded directly to a separate component of shareholders’ equity. Held-to-maturity securities are carried at cost or amortized cost.

The following tables present the types, amounts and maturity distribution of the investment securities portfolio.
	Maturity Schedule of Investment Securities Year Ended December 31, 2017
	Within One Year		After One Year But Within Five Years		After Five Years But Within Ten Years		After Ten Years and Over		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars In Thousands)
Investment securities available-for-sale(1)
US Government Agency and Treasury	$50	—	$5,066	—	$—	—%	$—	—	$5,116	—%
Mortgage backed	—	—	59,911	—%	89,165	—%	111,379	—%	260,455	—%
Corporate bonds	—	—%	4,482	—%	—	—	—	—	4,482	—%
Asset backed securities	—	—	—	—	3,079	—%	30,521	—%	33,600	—%
Certificates of deposit	—	—	1,981	—%	—	—	—	—	1,981	—%
Municipals	729	—	7,482	—%	8,758	—%	83,464	—%	100,433	—%
	$779	—%	$78,922	—%	$101,002	—%	$225,364	—%	$406,067	—%
Investment securities Held-to-maturity
US Government Agency and Treasury	$5,000	—	$—	—%	$—	—	$—	—	$5,000	—%
Municipals	—	—	1,985	—%	1,606	—	7,130	—	10,721	—%
	$5,000	—%	$1,985	—%	$1,606	—%	$7,130	—%	$15,721	—%

(1)
Excludes FRB-Richmond Stock, and FHLB Stock, and CRA Mutual Fund.

Loans.   Loans held for investment totaled $1.98 billion at December 31, 2017 compared to $1.0 billion at December 31, 2016, with the majority of the change due to the loans recorded from the Middleburg merger. During 2017, management did see loan demand increase over 2016 as local economic conditions continued to improve. Commercial loans increased $152.2 million during 2017 while commercial real estate — non-owner occupied loans increased $251.4 million, commercial real estate — owner occupied loans increased $216.6 million, and real estate construction loans increased $5.7 million from year end 2016.
Access National Bank concentrates on providing banking services to small and medium sized businesses and professionals in our market area. As of December 31, 2017, the exposure to builders or developers in our commercial real estate portfolio was immaterial to the portfolio as a whole. Our loan officers maintain a professional relationship with our clients and are responsive to their financial needs. They are directly involved in the community, and it is this involvement and commitment that leads to referrals and continued growth. The composition and growth of our loan portfolio reflects our success in deployment of this strategy.
LHFS totaled $32.0 million at December 31, 2017 compared to $35.7 million at December 31, 2016, a decrease of  $3.7 million. The level of LHFS fluctuates with the volume of loans originated during the month and the timing of loans purchased by investors. Loan origination volume totaled $433 million in 2017 compared to $545 million in 2016, as the increase in interest rates for 15 and 30-year mortgages caused some declines in both originations and refinances.

The following tables present the major classifications and maturity distribution of loans held for investment at December 31:
	Composition of Loan Portfolio Year Ended December 31,
	2017		2016		2015		2014		2013
	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars In Thousands)
Commercial real estate – owner occupied	$467,082	23.60%	$250,440	23.87%	$219,877	24.77%	$199,442	25.68%	$196,804	28.65%
Commercial real estate – non-owner occupied	436,083	22.04%	184,688	17.59%	147,580	16.63%	125,442	16.15%	90,676	13.20%
Residential real estate	489,669	24.74%	204,413	19.47%	201,447	22.70%	194,213	25.01%	173,639	25.27%
Commercial	463,652	23.43%	311,486	29.67%	242,527	27.33%	210,278	27.08%	182,220	26.52%
Real estate construction	97,481	4.93%	91,822	8.75%	66,003	7.44%	41,080	5.29%	38,842	5.65%
Consumer	24,942	1.26%	6,849	0.65%	10,044	1.13%	6,148	0.79%	4,874	0.71%
Total loans	$1,978,909	100.00%	$1,049,698	100.00%	$887,478	100.00%	$776,603	100.00%	$687,055	100.00%

	Loan Maturity Distribution Year Ended December 31, 2017
	Three Months or Less	Over Three Months Through One Year	Over One Year Through Five Years	Over Five Years	Total
	(In Thousands)
Commercial real estate – owner occupied	$9,163	$26,152	$118,328	$313,439	$467,082
Commercial real estate – non-owner occupied	23,370	12,423	150,750	249,540	436,083
Residential real estate	8,809	32,020	81,659	367,181	489,669
Commercial	41,667	126,269	130,360	165,356	463,652
Real estate construction	26,093	42,759	20,399	8,230	97,481
Consumer and other	4,494	3,398	12,295	4,755	24,942
Total	$113,596	$243,021	$513,791	$1,108,501	$1,978,909
Loans with fixed interest rates	$47,574	$75,979	$341,598	$571,356	$1,036,507
Loans with floating interest rates	66,022	167,042	172,193	537,145	942,402
Total	$113,596	$243,021	$513,791	$1,108,501	$1,978,909

Allowance for Loan Losses.   The allowance for loan losses totaled $15.8 million at December 31, 2017 compared to $16.0 million at year end 2016. The allowance for loan losses was equivalent to 0.80% and 1.53% of total loans held for investment at December 31, 2017 and December 31, 2016, respectively. Adequacy of the allowance is assessed and increased as determined necessary by management by provisions for loan losses charged to expense no less than quarterly. Charge-offs are taken when a loan is identified as uncollectible.
The methodology by which we systematically determine the amount of our allowance is set forth by the Access board of directors in Access National Bank’s Loan Policy and implemented by management. The results of the analysis are documented, reviewed and approved by the Access board of directors no less than quarterly.
The level of the allowance for loan losses is determined by management through an ongoing, detailed analysis of historical loss rates and risk characteristics. During each quarter, management evaluates the collectability of all loans in the portfolio and ensures an accurate risk rating is assigned to each loan. The risk rating scale and definitions jointly adopted by the Federal banking regulators are used within the framework prescribed by Access National Bank’s Loan Policy. Any loan that is deemed to have potential or well-defined weaknesses that may jeopardize collection in full is then analyzed to ascertain its level of weakness. If appropriate, the loan may be charged-off or a specific reserve may be assigned if the loan is deemed to be impaired.
During the risk rating verification process, each loan identified as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged is considered impaired and is placed on non-accrual status. On these loans, management analyzes the potential impairment of the individual loan and may set aside a specific reserve. Any amounts deemed uncollectible during that analysis are charged-off.
For the remaining loans in each segment, management calculates the probability of loss as a group using the risk rating for each of the following loan types: Commercial Real Estate — owner occupied, Commercial Real Estate — non-owner occupied, Residential Real Estate, Commercial, Real Estate Construction, and Consumer. Management calculates the historical loss rate in each group by risk rating using a period of at least six years. This historical loss rate may then be adjusted based on management’s assessment of internal and external environmental factors. This adjustment is meant to account for changes between the historical economic environment and current conditions and for changes in the ongoing management of the portfolio which affects the loans’ potential losses.
Once complete, management compares the condition of the portfolio using several different characteristics as well as its experience to the experience of other banks in its peer group in order to determine if it is directionally consistent with others’ experiences in our area and line of business. Based on that analysis, management aggregates the probabilities of loss of the remaining portfolio based on the specific and general allowances and may provide additional amounts to the allowance for loan losses as needed. Since this process involves estimates, the allowance for loan losses may also contain an immaterial amount that is not allocated to a specific loan or to a group of loans but is deemed necessary to absorb additional losses in the portfolio.
Management and the Access board of directors subject the reserve adequacy and methodology to review on a regular basis to internal auditors and bank regulators, and such reviews have not resulted in any material adjustment to the reserve.
The following tables present an analysis of the allowance for loan losses for the periods indicated.
	Allowance for Loan Losses Year Ended December 31,
	2017	2016	2015	2014	2013
	(In Thousands)
Balance, beginning of year	$16,008	$13,563	$13,399	$13,136	$12,500
Provision for loan losses	6,919	2,120	150	—	675
Charge-offs:
Commercial real estate – owner occupied	—	—	—	—	—
Commercial real estate – non-owner occupied	—	—	—	—	—
Residential real estate	—	—	—	21	97
Commercial	7,457	—	185	22	444
Real estate construction	—	—	—	—	—
Consumer	27	—	—	—	—
Total charge-offs	7,484	—	185	43	541
Recoveries:
Commercial real estate – owner occupied	17	—	—	—	—
Commercial real estate – non-owner occupied	—	—	—	—	199
Residential real estate	131	40	61	213	111
Commercial	209	285	102	93	179
Real estate construction	—	—	36	—	—
Consumer	5	—	—	—	13
Total recoveries	362	325	199	306	502
Net (charge-offs) recoveries	(7,122)	325	14	263	(39)
Balance, end of year	$15,805	$16,008	$13,563	$13,399	$13,136
Ratio of net charge-offs during the period to average loans outstanding during the period	0.42%	(0.03)%	—%	(0.04)%	0.01%

	Allocation of the Allowance for Loan Losses Year Ended December 31,
	2017	Percentage of total	2016	Percentage of total	2015	Percentage of total	2014	Percentage of total	2013	Percentage of total
	(Dollars In Thousands)
Commercial real estate – owner occupied	$4,280	27.08%	$2,943	18.38%	$3,042	22.43%	$3,229	24.10%	$3,763	28.65%
Commercial real estate – non-owner occupied	3,104	19.64	2,145	13.40	1,862	13.73	1,894	14.14	1,734	13.20
Residential real estate	2,181	13.80	2,510	15.68	2,862	21.10	3,308	24.69	3,320	25.27
Commercial	5,450	34.48	7,053	44.06	4,612	34.00	4,284	31.97	3,484	26.52
Real estate construction	706	4.47	1,277	7.98	1,056	7.79	596	4.45	743	5.66
Consumer	84	0.53	80	0.50	129	0.95	88	0.65	92	0.70
Total	$15,805	100.00%	$16,008	100.00%	$13,563	100.00%	$13,399	100.00%	$13,136	100.00%

NPAs and Loans Past Due.   The following table presents information with respect to NPAs and 90-day delinquencies as of the dates indicated.
	NPAs and Accruing Loans Past Due 90 Days or More Year Ended December 31,
	2017	2016	2015	2014	2013
	(Dollars In Thousands)
Non-accrual loans:
Commercial real estate – owner occupied	$1,066	$—	$—	$—	$—
Commercial real estate – non-owner occupied	—	—	5,486	—	—
Residential real estate	—	431	163	129	871
Commercial	2,513	5,551	722	1,493	1,664
Real estate construction	865	940	1,046	—	—
Consumer	182	—	—	—	—
Total non-accrual loans	4,626	6,922	7,417	1,622	2,535
Other real estate owned (“OREO”)	—	—	—	—	—
Total NPAs	$4,626	$6,922	$7,417	$1,622	$2,535
Restructured loans included above in non-accrual loans	$956	$2,940	$1,046	$698	$931
Ratio of NPAs to:
Total loans plus OREO	0.23%	0.66%	0.84%	0.21%	0.37%
Total assets	0.16%	0.48%	0.63%	0.15%	0.30%
Accruing past due loans:
90 or more days past due	$213	$—	$—	$—	$—
Non-accrual loans totaled $4.6 million at 2017. The loans are carried at the current net realizable value after consideration of  $420.0 thousand in specific reserves. Included in non-accrual loans at December 31, 2017 is a restructured construction loan in the amount of  $865 thousand as well as a commercial loan totaling $91 thousand. There were no restructured loans prior to 2010. Access National Bank considers restructurings of loans to troubled borrowers when it is deemed to be beneficial to the borrower and improves the prospects for complete recovery of the debt.
The accrual of interest is discontinued at the time a loan is 90 days delinquent unless the credit is well-secured and in process of collection. When a loan is placed on non-accrual, accrued and unpaid interest is reversed from interest income. Subsequent receipts on non-accrual loans are recorded as a reduction to the principal balance. Interest income is recorded only after principal recovery is complete.
The loss potential for each loan has been evaluated, and in management’s opinion, the risk of loss is adequately reserved against. Management actively works with the borrowers to maximize the potential for repayment and reports on the status to the Access board of directors monthly.

Deposits.   Deposits totaled $2.2 billion at December 31, 2017 and were comprised of noninterest-bearing demand deposits in the amount of  $745.0 million, savings and interest-bearing deposits in the amount of  $1,120.6 million, and time deposits in the amount of  $368.6 million. Total deposits increased $1.2 billion from December 31, 2016. Noninterest-bearing deposits increased $382.9 million from $362.0 million at December 31, 2016 to $745.0 million at December 31, 2017. This increase in noninterest-bearing accounts is due largely to the acquisition of  $287.6 million in noninterest-bearing accounts in connection with the Middleburg merger with the remaining balance increase due to a combination of new accounts and increased balances in existing commercial accounts at year end. Savings and interest-bearing deposit accounts increased $680.0 million from $440.6 million at December 31, 2016 to $1,120.6 million at December 31, 2017. Of this increase, $568.3 million was due to the acquisition of Middleburg while the remaining $111.7 million was due to targeted marketing campaigns carried out during 2017. Time deposits increased $116.9 million and totaled $368.6 million at December 31, 2017 compared to $251.7 million in 2016 due to $205.6 million acquired from Middleburg in 2017 offset by a $12.0 million decrease in wholesale funding as well as decreases in other non-core deposits.
We use wholesale funding or brokered deposits to supplement traditional customer deposits for liquidity and to maintain our desired interest rate risk position. Together with FHLB borrowings we use brokered deposits to fund the short-term cash needs associated with the LHFS activities discussed under “Loans” as well as other funding needs. Brokered deposits totaled $120.6 million at December 31, 2017, which included $69.6 million in CDARS/ICS deposits as compared to $132.6 million at December 31, 2016, which included $75.2 million in CDARS/ICS deposits.
Through CDARS our depositors are able to obtain FDIC insurance of up to $50 million. The FDIC currently classifies CDARS deposits as brokered deposits, even though the deposits originate from our customers. These deposits are placed at other participating financial institutions to obtain FDIC insurance, and we receive a reciprocal amount in return from these financial institutions.
True brokered deposits have decreased from $57.4 million at December 31, 2016 to $51.0 million at December 31, 2017. Brokered deposits are viewed by many as being volatile and unstable; however, unlike retail certificates of deposit, there are no early withdrawal options on brokered certificates of deposit for any reason other than death of the underlying depositors. Brokered deposits provide funding flexibility and can be renewed at maturity, allowed to roll off or increased or decreased without any impact on core deposit relationships.
We manage the roll over risk of all deposits by maintaining liquid assets in the form of interest-bearing balances at the FRB-Richmond and FHLB as well as investment securities available-for-sale and LHFS. In addition, we also maintain lines of credit with the FHLB, FRB-Richmond, and correspondent banks. At December 31, 2017, there was $316.4 million available under these lines of credit.
Depositors have been reluctant to extend maturities on certificates of deposits due to the low interest rate environment which has resulted in an increase in certificates of deposits maturing in the one year or less category. We anticipate that we will renew these certificates of deposits depending on our current funding needs. Our Funds Management Committee monitors the level of re-pricing assets and liabilities and establishes pricing guidelines to maintain net interest margins.

The daily average balances and weighted average rates paid on deposits for each of the years ended December 31, 2017, 2016, and 2015 are presented below.
	Average Deposits and Average Rates Paid Year Ended December 31,
	2017		2016		2015
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ 4Rate
	(Dollars In Thousands)
Interest-bearing demand deposits	$386,046	$1,409	0.36%	$132,734	$486	0.37%	$119,732	$265	0.22%
Money market deposit accounts	386,786	2,335	0.60%	204,897	846	0.41%	126,850	264	0.21%
Savings accounts	153,769	714	0.46%	37,950	196	0.52%	13,606	66	0.49%
Time deposits	400,660	4,816	1.20%	286,690	3,622	1.26%	302,924	3,053	1.01%
Total interest-bearing deposits	$1,327,261	$9,274	0.70%	$662,271	$5,150	0.78%	$563,112	$3,648	0.65%
Noninterest-bearing demand deposits	594,987		359,352		303,583
Total deposits	$1,922,248		$1,021,623		$866,695

The table below presents the maturity distribution of time deposits at December 31, 2017.
	Certificate of Deposit Maturity Distribution Year Ended December 31, 2017
	Three months or less	Over three through twelve months	Over twelve months	Total
	(In Thousands)
Less than $250,000	$46,049	$73,875	$82,445	$202,369
Greater than or equal to $250,000	26,557	34,485	105,211	166,253
	$72,606	$108,360	$187,656	$368,622

Borrowings.   Borrowed funds generally consist of advances from the FHLB, securities sold under agreements to repurchase, federal funds purchased as well as trust preferred debentures acquired in the Middleburg merger. At December 31, 2017 borrowed funds totaled $189.9 million, compared to $246.0 million at December 31, 2016.
Securities sold under agreements to repurchase represent overnight investment of funds from commercial checking accounts pursuant to sweep agreements which enable our corporate clients to receive interest on their excess funds.
The following tables provide a breakdown of all borrowed funds.
	Borrowed Funds Distribution Year Ended December 31,
	2017	2016	2015
	(Dollars In Thousands)
Borrowings:
At Period End
FHLB short-term borrowings	$94,941	$129,000	$70,000
Securities sold under agreements to repurchase	51,052	17,009	21,129
FHLB long-term borrowings	40,000	60,000	55,000
Federal funds purchased	—	40,000	—
Trust preferred debenture	3,883	—	—
Total at period end	$189,876	$246,009	$146,129

	Year Ended December 31,
	2017	2016	2015
	(Dollars In Thousands)
Borrowings:
Average Balances
FHLB short-term borrowings	$67,907	$56,522	$91,992
Securities sold under agreements to repurchase	45,134	16,038	21,853
FHLB long-term borrowings	66,329	68,525	18,890
Federal funds purchased	3,244	232	164
Trust preferred debenture	2,692	—	—
Total average balance	$185,306	$141,317	$132,899
Average rate paid on all borrowed funds	0.99%	0.82%	0.35%

	Year Ended December 31,
	2017			2016
Average rate paid on all borrowed funds	Average Balances	Expense	Yield	Average Balances	Expense	Yield
	(Dollars In Thousands)
FHLB advances and other borrowings	$134,236	$1,545	1.15%	$125,047	$1,138	0.91%
Securities sold under agreements to repurchase	45,134	29	0.06%	16,038	16	0.10%
Fed funds purchased	3,244	39	1.20%	232	—	—%
Trust preferred debenture	2,692	221	8.21%	—	—	—%
	$185,306	$1,834	0.99%	$141,317	$1,154	0.82%

Maximum balances at any given month-end during the periods of analysis are reflected in the following table:
	Year Ended December 31,
	2017		2016		2015
	Maximum Balance at any month-end		Maximum Balance at any month-end		Maximum Balance at any month-end
	(Dollars In Thousands)
FHLB short term borrowings	$140,000	November	$129,000	December	$160,000	January
Securities sold under agreements to repurchase	62,651	August	20,701	November	26,242	January
FHLB long term borrowings	80,000	August	80,000	February	—	NA
Fed funds purchased	—	NA	40,000	December	—	NA
Trust preferred debenture	3,817	April	—	NA	—	NA
Shareholders’ Equity.   Shareholders’ equity totaled $421.6 million at December 31, 2017, compared to $120.5 million at December 31, 2016. Major changes in shareholders’ equity during 2017 include net income of  $16.5 million, $285.7 million from issuance of common stock, $2.3 million from proceeds of stock options exercised, and stock-based compensation of  $442.0 thousand, an unrealized comprehensive loss on available-for-sale securities of  $207.0 thousand, $5.6 million from dividend reinvestment shares issued from reserve, and cash dividends paid of  $9.4 million.
Banking regulators have defined minimum regulatory capital ratios that Access and Access National Bank are required to maintain. These risk-based capital guidelines take into consideration risk factors, as defined by the banking regulators, associated with various categories of assets, both on and off the balance sheet. Both Access and Access National Bank are classified as well capitalized, which is the highest rating. Access’s capital strategy is to remain well capitalized under regulatory standards and maintain a minimum tangible common equity to asset ratio of 8.00% to 9.50%.

The table below presents an analysis of risk-based capital and outlines the regulatory components of capital and risk-based capital ratios for Access.
	Risk Based Capital Analysis Year Ended December 31,
	2017	2016	2015
	(Dollars In Thousands)
Tier 1 Capital:
Common stock	$17,146	$8,881	$8,805
Additional paid in capital	307,614	21,779	19,953
Retained earnings	98,584	91,439	81,385
Less: Disallowed goodwill and other disallowed intangible assets	(181,032)	(1,432)	(1,380)
Less: Disallowed servicing assets and loss on equity security	(79)	(350)	(280)
Total Tier 1 Capital	$242,233	$120,317	$108,483
Allowance for loan losses	16,604	14,692	12,200
Total Risk Based Capital	$258,837	$135,009	$120,683
Risk weighted assets	$2,099,090	$1,173,330	$973,908
Quarterly average assets	$2,837,834	$1,351,708	$1,161,080
Risk-Based Capital Ratios:
Common equity tier 1 capital ratio	11.54%	10.25%	11.14%
Tier 1 capital ratio	11.54%	10.25%	11.14%
Total capital ratio	12.33%	11.51%	12.39%
Leverage Capital Ratio:
Tier 1 leverage ratio	9.12%	8.90%	9.34%
Liquidity Management.   Liquidity is the ability of Access to meet current and future cash flow requirements. The liquidity of a financial institution reflects its ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Access’s ability to meet the daily cash flow requirements of both depositors and borrowers.
Asset and liability management functions not only serve to assure adequate liquidity in order to meet the needs of Access’s customers, but also to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities so that Access can earn an appropriate return for its shareholders.
The asset portion of the balance sheet provides liquidity primarily through loan principal repayments and maturities of investment securities. Other short-term investments such as federal funds sold and interest-bearing deposits with other banks are additional sources of liquidity funding. At December 31, 2017, overnight interest-bearing balances totaled $92.5 million and securities available-for-sale totaled $407.4 million.
The liability portion of the balance sheet provides liquidity through various interest-bearing and noninterest-bearing deposit accounts, federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings. At December 31, 2017, Access National Bank had a line of credit collateralized with the FHLB totaling $449.0 million with short-term borrowings of  $94.9 million, long-term borrowings of  $40.0 million, and a FHLB letter of credit for $60.0 million leaving approximately $254.1 million available on the line. In addition to the line of credit at the FHLB, Access National Bank issues repurchase agreements. As of December 31, 2017, outstanding repurchase agreements totaled $51.1 million. The interest rate on these instruments is variable and subject to change daily. Access National Bank also maintains federal funds lines of credit with its correspondent banks and, at December 31, 2017, available credit under these lines amounted to $62.4 million as nothing was advanced upon at year end.
Access National Bank relies on deposits and other short and long-term resources for liquidity from a variety of sources that substantially reduces reliance upon any single provider. Access expects its short and long-term sources of liquidity and capital to remain adequate to support expected growth.

Contractual Obligations.   The following table summarizes Access’s significant fixed and determinable contractual obligations to make future payments as of December 31, 2017.
	December 31, 2017
	Less Than 1 Year	1 – 3 Years	More Than 3 Years	Total
	(In Thousands)
Certificates of deposit	$165,711	$156,339	$46,572	$368,622
FHLB Advances	95,000	40,000	—	135,000
Securities sold under agreements to repurchase	51,052	—	—	51,052
Leases	1,693	3,555	19,947	25,195
Total	$313,456	$199,894	$66,519	$579,869

Access generates sufficient cash flows and has adequate resources to meet its contractual obligations. We anticipate that substantially all of the maturing certificates of deposit will be renewed with the exception of certain brokered deposits that we intentionally will not be renewing. Securities sold under agreements to repurchase are likely to remain substantially the same as this item represents funds from overnight sweep agreements with our commercial checking customers.
Off Balance Sheet Items.   During the ordinary course of business, Access National Bank issues commitments to extend credit and, at December 31, 2017, these commitments amounted to $565.3 million. Included in this balance are $14.3 million in performance standby letters of credit. These commitments do not necessarily represent cash requirements, since many commitments are expected to expire without being drawn on.
The Mortgage Division had open forward contracts at December 31, 2017 with notional values totaling $39.3 million. See Notes 8 and 9 to Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus, for further information.
The Mortgage Division has agreements with a variety of counterparties to whom mortgage loans are sold on a non-recourse basis. As customary in the industry, the agreements require the Mortgage Division to extend representations and warranties with respect to program compliance, borrower misrepresentation, fraud, and early payment performance. Under the agreements, the counterparties are entitled to make loss claims and repurchase requests of the Mortgage Division for loans that contain covered deficiencies. The Mortgage Division has adopted a reserve methodology whereby provisions are made to an expense account to fund a reserve maintained as a liability account on the balance sheet for potential losses. The amount of the provision and adequacy of the reserve is recommended by management and approved by the Access board of directors no less than quarterly. Management estimates the reserve based upon an analysis of historical loss experiences and actual settlements with our counterparties. A schedule of expected losses on loans with claims or indemnifications is maintained to ensure the reserve equals or exceeds the estimate of loss. Claims in process are recognized in the period received, actively monitored and subject to validation prior to payment. Often times, claims are not factually validated and the claim is rescinded. Once claims are validated and the actual or potential loss is agreed upon with the counterparty, the reserve is charged and a cash payment is made to settle the claim. The loan performance data of sold loans is not always made available to the Mortgage Division by the counterparties, thereby making it difficult to estimate the timing and amount of claims until such time as claims are actually presented. Through careful monitoring and conservative estimates, the balance of the reserve has adequately provided for all claims since established. At December 31, 2017 and 2016, the balance in this reserve totaled approximately $953.0 thousand and is included in “Other liabilities and accrued expenses” on the balance sheet of Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.
Non-GAAP Financial Measures.   In reporting the results of December 31, 2017, Access has provided supplemental performance measures on a tangible, and/or operating basis. These measures are a supplement to GAAP used to prepare Access’s financial statements and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, Access’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

Access believes tangible common equity is an important indication of its ability to grow organically and through business combinations as well as its ability to pay dividends and to engage in various capital management strategies. Tangible common equity is used in the calculation of certain profitability, capital, and per share ratios. These ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which Access believes will assist investors in assessing the capital of Access and its ability to absorb potential losses.
	Reconciliation of Non-GAAP Financial Measures
	2017	2016	2015	2014	2013
Book value per common share	$20.53	$11.33	$10.35	$9.45	$8.79
Effect of intangible assets	$(9.01)	$(0.17)	$(0.18)	$(0.15)	$—
Tangible book value per common share	$11.52	$11.16	$10.17	$9.30	$8.79
Common equity	14.67%	8.42%	9.26%	9.39%	10.76%
Effect of intangible assets	(5.88)%	(0.11)%	(0.14)%	(0.14)%	—%
Tangible common equity ratio	8.79%	8.31%	9.12%	9.25%	10.76%
Recent Accounting Pronouncements.   Refer to Note 1 to Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.
For the Quarter Ended September 30, 2018
Access’s quarterly consolidated financial statements and accompanying notes, which are included in Annex G of this joint proxy statement/prospectus, should be read in conjunction with this discussion and analysis. Operating results for the nine months ended September 30, 2018 are not necessarily indicative of the results for the year ending December 31, 2018 or any future period. This information should be read in light of the factors described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements.” For purposes of this section, references to “we,” “our” and words of similar effect refer to Access.
Critical Accounting Policies, Judgments and Estimates.   Access’s consolidated financial statements have been prepared in accordance with GAAP. In preparing Access’s financial statements management makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. Management believes that the most significant subjective judgments that it makes include the following:
Allowance for Loan Losses.   The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) ASC 450-10, Contingencies, which requires that losses be accrued when they are probable of occurring and can be estimated, and (ii) ASC 310-10, Receivables, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market and the loan balance.
An allowance for loan losses is established through a provision for loan losses based upon industry standards, known risk characteristics, management’s evaluation of the risk inherent in the loan portfolio, and changes in the nature and volume of loan activity. Such evaluation considers, among other factors, the estimated market value of the underlying collateral and current economic conditions. For further information about our practices with respect to allowance for loan losses, please see Note 5 to Access’s quarterly unaudited consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.
Other Than Temporary Impairment of Investment Securities.   Securities in Access’s investment portfolio are classified as either available-for-sale or held-to-maturity. Securities classified as held-to-maturity are recorded at cost or amortized cost. The estimated fair value of the available-for-sale portfolio fluctuates due to changes in market interest rates and other factors. Changes in estimated fair value for available-for-sale securities other than equity investments are recorded in shareholders’ equity as a component of other comprehensive income. In January 2016, the Financial Accounting Standards Board issued ASU No. 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities” which requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. Securities are monitored to determine whether a decline in their value is other than temporary. Management evaluates the investment portfolio on a quarterly basis to determine the collectability of amounts due per the contractual terms of the investment security. A decline in the fair value of an investment below its amortized cost attributable to factors that indicate the decline will not be recovered over the anticipated holding period of the investment will cause the security to be considered other than temporarily impaired. Other than temporary impairments result in reducing the security’s carrying value by the amount of the estimated credit loss. The credit component of the other than temporary impairment loss is realized through the statements of operations and the remainder of the loss remains in other comprehensive income. At September 30, 2018, there were no securities in the investment portfolio with other than temporary impairment.
Income Taxes.   Access uses the liability method of accounting for income taxes. This method results in the recognition of deferred tax assets and liabilities that are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. The deferred provision for income taxes is the result of the net change in the deferred tax asset and deferred tax liability balances during the year. This amount combined with the current taxes payable or refundable results in the income tax expense for the current year. Access’s evaluation of the deductibility or taxability of items included in Access’s tax returns has not resulted in the identification of any material, uncertain tax positions.
On December 22, 2017, the President of the United States signed into law the Tax Reform Act. The legislation significantly changes U.S. tax law by, among other things, lowering corporate income tax rates, implementing a territorial tax system, and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. The Tax Reform Act permanently reduces the U.S. corporate income tax rate from a maximum of 35% to a flat 21% rate, effective January 1, 2018. The SEC staff issued SAB No. 118 to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the Tax Reform Act. Access has recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus. The ultimate impact may differ from these provisional amounts, possibly materially, due to, among other things, additional analysis, changes in interpretations and assumptions Access has made, additional regulatory guidance that may be issued, and actions Access may take as a result of the Tax Reform Act. The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in the fourth quarter 2018. Access’s evaluation of the impact of the Tax Reform Act is subject to refinement for up to one year after the enactment per the guidance under ASC 740, Accounting for Uncertainty in Income Taxes, and SAB 118.
Fair Value.   Fair values of financial instruments are estimated using relevant market information and other assumptions. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off-balance sheet financial instruments do not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments. For additional information about our financial assets carried at fair value, please see Note 8 to Access’s quarterly unaudited consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.
Revenue Recognition.   Upon the January 1, 2018 adoption of ASU No. 2014-09, Revenue from Contracts with Customers (“Topic 606”), Access recognizes revenue in a manner to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The majority of Access’s revenue is derived primarily from interest income from receivables (loans) and securities. Other revenues are derived from fees received in connection with deposits, gains from the sale of loans and loan origination fees, and investment advisory services. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange fees, merchant income, and annuity and insurance commissions. Refer to Note 18 to Access’s quarterly unaudited financial statements, which are included in Annex G of this joint proxy statement/prospectus.
Mergers and Acquisitions.   Mergers and acquisitions are accounted for using the acquisition method, as required by ASC 805, Business Combinations. The excess of the cost over the fair value of the acquired net assets is recognized as goodwill. The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the April 1, 2017, the closing date of the Middleburg merger. Such fair values were preliminary estimates and were subject to adjustment for up to one year after the merger date or when additional information relative to the closing date fair values became available and such information is considered final, whichever is earlier. As of March 31, 2018, Access finalized its valuation of all assets and liabilities acquired.
Goodwill and Other Intangibles.   Access records all assets and liabilities acquired in purchase acquisitions, including goodwill, intangibles with indefinite lives, and other intangibles, at fair value as required by ASC 805, Business Combinations. The initial recording of goodwill and other intangibles requires subjective decisions concerning estimates of the fair value of the acquired assets and liabilities. Goodwill is reviewed for potential impairment at the reporting unit level (one level below the business segments) on an annual basis, or more often if events or circumstances indicate there may be impairment. Testing is conducted in two steps: identifying the potential impairment and then, if necessary, identifying the amount of impairment. The first step compares the fair value of the reporting unit to its carrying amount. If the fair value is less than the carrying amount, a second test is conducted by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.
Other identifiable intangible assets are evaluated for impairment if events or changes in circumstances indicate a possible impairment. Such evaluation is based on undiscounted cash flow projections, which may extend far into the future and, by their nature, are difficult to determine over an extended time-frame. Fair value may be influenced by market prices, comparison to similar assets, market multiples, discounted cash flow analysis, and other determinants. Factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures and technology, changes in discount rates, and specific industry or market sector conditions. Other key judgments in accounting for intangibles include useful life and classification between goodwill and intangibles with indefinite lives or other intangibles that require amortization.
Acquisition of Middleburg Financial Corporation.   On April 1, 2017, Access completed its merger with Middleburg, and its wholly-owned subsidiaries, Middleburg Bank and Middleburg Investment Group, Inc. The Middleburg merger was effected pursuant to the terms and conditions of the Middleburg Merger Agreement. Pursuant to the Middleburg Merger Agreement, holders of shares of Middleburg common stock had a right to receive 1.3314 shares of Access’s common stock for each share of Middleburg common stock held immediately prior to the effective date of the Middleburg merger, plus cash in lieu of fractional shares. Each option to purchase shares of Middleburg common stock granted under a Middleburg equity-based compensation plan that was outstanding immediately prior to the effective date of the Middleburg merger was canceled for a cash payment equal to the product of  (i) the difference between the closing sale price of Middleburg common stock on the trading day immediately preceding the effective date of the Middleburg merger and the per share exercise price of the stock option, and (ii) the number of shares of Middleburg common stock subject to such stock option. Each restricted share of Middleburg common stock granted under a Middleburg equity compensation plan that was outstanding immediately prior to the effective date of the merger was, pursuant to the terms of each such grant, vested in full immediately prior to the effective date of the merger and converted into unrestricted shares of Access’s common stock based on the exchange ratio. Each share of Access’s common stock outstanding immediately prior to the Middleburg merger remained outstanding and was unaffected by the merger.

Shortly after the effective time of the merger, Middleburg Bank, Middleburg’s wholly-owned bank subsidiary, merged with and into Access National Bank with Access National Bank surviving. Data/office integrations were completed on schedule as of August 4, 2017.
Pending Merger with Union Bankshares Corporation.   On October 5, 2018, Access announced the signing of a definitive agreement and plan of reorganization, dated as of October 4, 2018 (the “Union Merger Agreement”), pursuant to which Union Bankshares Corporation (“Union”) and Access will merge. Under the terms of the Union Merger Agreement, Access shareholders will receive a fixed exchange ratio of 0.75 shares of Union common stock for each share of Access common stock owned. For more information on this pending acquisition refer to Note 14 to Access’s quarterly unaudited consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus. The Union Merger Agreement is included in Annex A of this joint proxy statement/prospectus.
Financial Condition.
Executive Summary.   At September 30, 2018, Access’s assets totaled $3.02 billion, an increase of $147.4 million, from $2.87 billion, at December 31, 2017. The increase in assets was attributable mainly to an increase in gross loans held for investment of  $127.9 million and an increase of  $17.1 million in total investment securities.
Deposits totaled $2.29 billion at September 30, 2018, compared to $2.23 billion at December 31, 2017, an increase of  $60.7 million. Noninterest-bearing demand deposits saw a $12.9 million increase from year-end 2017 and remain the largest and most attractive source of funding for Access at $757.9 million or 33.0% of total deposits at September 30, 2018. Savings and money market deposits represented the largest increase during 2018, being $87.8 million when compared to December 31, 2017. Total interest-bearing deposits increased to $1.54 billion at September 30, 2018, an increase of  $47.8 million from December 31, 2017.
Third quarter 2018 pre-tax earnings were $11.8 million, an increase of  $2.4 million from the third quarter 2017. The trust and wealth management segment’s other expenses decreased $1.3 million when comparing the third quarter of 2018 to the third quarter of 2017. The decrease was due to a goodwill impairment charge of  $1.5 million on a reporting unit within the wealth management segment processed during the third quarter of 2017.
For the nine months ended September 30, 2018 pre-tax earnings were $32.8 million an increase of $13.3 million from the nine months ended September 30, 2017 due to pre-tax merger related costs of $6.7 million recognized in the first three quarters of 2017 as well as a pre-tax income attributed to increased activity in relation to the Middleburg merger recognized in the first quarter of 2018 that was not recognized in the first quarter of 2017 as the Middleburg merger had not yet occurred.
The commercial banking segment’s total revenues increased $1.7 million and $15.2 million for the three and nine months ended September 30, 2018, respectively, when compared to the same periods in 2017. The growth during the nine month period ended September 30, 2018 when compared to the same period in 2017 was due to the strategic merger with Middleburg. Interest expense increased $2.1 million and $4.8 million for the three and nine month periods, respectively, ended September 30, 2018 when compared to the same period in the prior year. An increase in salaries and employee benefits of  $466 thousand and $4.1 million for the three and nine month periods, respectively, ended September 30, 2018 when compared to the same periods in 2017 pertained mainly to additional costs associated with increased staffing post-merger. The mortgage banking segment has been relatively unaffected by the Middleburg merger, contributing pre-tax earnings of  $1.0 million or 8.7% and $2.8 million or 8.5% of the consolidated total for the three and nine month periods ended September 30, 2018. The trust and wealth management segment saw a $1.3 million and $2.5 million increase in pre-tax earnings for the three and nine month periods ended September 30, 2018. The increase in pre-tax earnings in 2018 was primarily due to one estate settlement fee of  $1.1 million received by the trust segment in the second quarter of 2018 as well as an impairment charge processed in the third quarter of 2017 on a reporting unit of the wealth management segment for $1.5 million.
The net interest margin decreased to 3.62% from 3.76% when comparing the three months ended September 30, 2018 to the same period in 2017 and decreased to 3.63% from 3.84% when comparing the nine months ended September 30, 2018 to the same period in 2017. The decrease in margin is attributable to changes in Access’s funding mix.

NPAs increased to $6.1 million at September 30, 2018 from $5.3 million at December 31, 2017, representing 0.20% and 0.18% of total assets, respectively. Included in the NPAs total is $643 thousand in other real estate owned. The allowance for loan loss was $17.3 million and $15.8 million at September 30, 2018 and December 31, 2017, respectively, and represented 0.83% and 0.80% of total loans held for investment at September 30, 2018 and December 31, 2017, respectively. The remaining credit and fair value marks on the loans acquired in the Middleburg merger totaled $10.4 million and $12.4 million at September 30, 2018 and December 31, 2017, respectively.
At the regional level, the Washington, D.C. MSA unemployment declined to 3.3% as of September 2018 slightly above the September 2.9% unemployment rate for the state of Virginia but still below the September 3.7% unemployment rate for the nation. At its September 2018 meeting, the Federal Open Market Committee indicated the labor market has continued to strengthen and economic activity is rising at a strong rate. Household spending and fixed business investments have continued to grow at a strong rate. The September 2018 Federal Reserve Beige Book - Richmond District noted bank lending demand strengthened for commercial real estate loans with overall loan demand experiencing a moderate rise. The Washington D.C. MSA and the Richmond MSA economies are expected to continue to expand at a moderate pace.
While economic expansion continues at a moderate pace, we are mindful of the prolonged duration and increasing risks to Access National Bank’s customer base in the event of an economic downturn. As such, we continue to remain reticent in relaxing credit risk underwriting parameters to match or beat competitors as a means of meeting growth objectives. Rather than compete on a transactional basis, we are proactive in cultivating deep client relationships within our target market profile: business-to-business and business-to-government companies with annual revenue of  $1 million to $100 million and the various banking services needed by the business and the professionals associated with the businesses. Access is optimistic with a strong capital base and being positioned for continued growth yet prepared to absorb the effects of economic challenge.
Securities.   Access’s securities portfolio is comprised of U.S. Government Agency and U.S. Treasury securities, mortgage backed securities, corporate bonds, certificates of deposit, and asset backed securities as well as municipal bonds. At September 30, 2018, the fair value of the securities portfolio totaled $452.7 million, compared to $436.4 million at December 31, 2017. Included in the fair value totals are held-to-maturity securities with an amortized cost of  $28.4 million (fair value of  $28.3 million) at September 30, 2018 compared to amortized cost of  $28.3 million (fair value of  $28.9 million) at December 31, 2017. Securities classified as available-for-sale are accounted for at fair market value with unrealized gains and losses recorded directly to a separate component of shareholders’ equity, net of associated tax effect while held-to-maturity securities are carried at amortized cost. Effective January 1, 2018, equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) are measured at fair value with changes in fair value recognized in net income. Investment securities are used to provide liquidity, to generate income, and to temporarily supplement loan growth as needed.
Restricted Stock.   Restricted stock consists of FHLB stock and FRB stock. These stocks are classified as restricted stocks because their ownership is restricted to certain types of entities and they lack a ready market. Restricted stock is carried at cost on Access’s financial statements. Dividends are paid semiannually on FRB stock and quarterly on FHLB stock.
Loans.   The loan portfolio constitutes the largest component of earning assets and is comprised of commercial real estate — owner occupied, commercial real estate — non-owner occupied, residential real estate, commercial, real estate construction, and consumer loans. The loan portfolio does not have any pay option adjustable rate mortgages, loans with teaser rates or subprime loans or any other loans considered “high risk loans.” Loans totaled $2.09 billion at September 30, 2018 compared to $1.97 billion at December 31, 2017, an increase of  $127.9 million. The increase in loans held for investment as of September 30, 2018, was primarily due to an increase of  $89.4 million in commercial real estate loans as well as an increase of  $56.2 million in commercial loans. These increases were partially offset by a $29.7 million decrease in residential real estate loans. Please see Note 4 to Access’s quarterly unaudited consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus, for a table that summarizes the composition of Access’s loan portfolio. The following is a summary of the loan portfolio at September 30, 2018.

Commercial Loans:   Commercial loans represented the second largest segment of the loan portfolio. These loans are made to businesses or individuals within our target market for business purposes. Typically, the loan proceeds are used to support working capital and the acquisition of fixed assets of an operating business. We underwrite these loans based upon our assessment of the obligor(s)’ ability to generate operating cash flows in the future necessary to repay the loan. To address the risks associated with the uncertainties of future cash flows, these loans are generally well secured by assets owned by the business or its principal shareholders/owners and the principal shareholders/owners are typically required to guarantee the loan.
Commercial Real Estate Loans — Owner Occupied:   This category of loans was comprised of owner occupied loans secured by the commercial property and represented the largest segment of the loan portfolio. Commercial real estate loans are secured by the subject property and underwritten to policy standards. Policy standards approved by the Board of Directors from time to time set forth, among other considerations, loan-to-value limits, cash flow coverage ratios, and the general creditworthiness of the obligors.
Commercial Real Estate Loans — Non-Owner Occupied:   This category of loans was comprised of loans secured by income producing commercial property and represents the third largest segment of the loan portfolio. Commercial real estate loans are secured by the subject property and underwritten to policy standards as listed above.
Residential Real Estate Loans:   Residential real estate loans represented the fourth largest segment of the loan portfolio. This category included loans secured by first or second mortgages on one to four family residential properties. This category is comprised of following sub-categories of the whole residential real estate loan portfolio: home equity lines of credit, first trust mortgage loans, and junior trust loans.
Home equity lines of credit are extended to borrowers in our target market. Real estate equity is often the largest component of consumer wealth in our marketplace. Once approved, this consumer finance tool allows the borrowers to access the equity in their homes or investment properties and use the proceeds for virtually any purpose. Home equity lines of credit are most frequently secured by a second lien on residential property. The proceeds of first trust mortgage loans are used to acquire or refinance the primary financing on owner occupied and residential investment properties. Junior trust loans are loans to consumers wherein the proceeds have been used for a stated consumer purpose. Examples of consumer purposes are education, refinancing debt, or purchasing consumer goods. The loans are generally extended in a single disbursement and repaid over a specified period of time. Loans in the residential real estate portfolio are underwritten to standards within a traditional consumer framework that is periodically reviewed and updated by management and the Board of Directors and takes into consideration repayment source and capacity, value of the underlying property, credit history, savings pattern, and stability.
Real Estate Construction Loans:   Real estate construction loans, also known as construction and land development loans and generally fall into one of three categories: first, loans to individuals that are ultimately used to acquire property and construct an owner occupied residence; second, loans to builders for the purpose of acquiring property and constructing homes for sale to consumers; and third, loans to developers for the purpose of acquiring land that is developed into finished lots for the ultimate construction of residential or commercial buildings. Loans of these types are generally secured by the subject property within limits established by the Board of Directors based upon an assessment of market conditions and updated from time to time. The loans typically carry recourse to principal owners. In addition to the repayment risk associated with loans to individuals and businesses, loans in this category carry construction completion risk. To address this additional risk, loans of this type are subject to additional administration procedures designed to verify and ensure progress of the project in accordance with allocated funding, project specifications and time frames.
Consumer Loans:   Consumer loans, the smallest segment of the loan portfolio. Most loans in this category are well secured with assets other than real estate, such as marketable securities or automobiles. Very few consumer loans are unsecured. As a matter of operation, management discourages unsecured lending. Loans in this category are underwritten to standards within a traditional consumer framework that is periodically reviewed and updated by management and the Board of Directors and takes into consideration repayment capacity, collateral value, savings pattern, credit history, and stability.

LHFS.   LHFS are residential mortgage loans originated by the Mortgage Division of Access National Bank to consumers and underwritten in accordance with standards set forth by an institutional investor to whom we expect to sell the loans for a profit. Loan proceeds are used for the purchase or refinance of the property securing the loan. Loans are sold with the servicing released to the investor. At September 30, 2018, LHFS at fair value totaled $36.6 million compared to $32.0 million at December 31, 2017.
The LHFS are closed by the Mortgage Division and held on average fifteen to thirty days pending their sale to government sponsored entities as well as mortgage banking subsidiaries of large financial institutions. During the third quarter of 2018, we originated $85.1 million of loans processed in this manner, compared to $107.7 million for the third quarter of 2017. During the nine months ended September 30, 2018 and 2017 we originated $292.7 million and $319.2 million loans in this manner, respectively. Loans are sold without recourse and subject to industry standard representations and warranties that may require the repurchase by Access National Bank of loans previously sold. The repurchase risks associated with this activity center around early payment defaults and borrower fraud.
Allowance for Loan Losses.   The allowance for loan losses totaled $17.3 million at September 30, 2018, compared to $15.8 million at December 31, 2017. The allowance for loan losses was equivalent to 0.83% and 0.80% of total loans held for investment at September 30, 2018 and December 31, 2017, respectively. At September 30, 2018, the allowance for loan losses of  $17.3 million and the remaining credit and fair value marks on the purchased loan portfolio of  $10.4 million was equivalent to 1.33% of total loans held for investment. Adequacy of the allowance is assessed and increased by provisions for loan losses charged to expense no less than quarterly. Charge-offs are taken when a loan is identified as uncollectible. For additional information about the allowance for loan losses, please see Note 5 to Access’s quarterly unaudited consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.
NPAs.   At September 30, 2018 and December 31, 2017, Access National Bank had nonperforming assets totaling $6.1 million and $5.3 million, respectively. NPAs consist of non-accrual loans and other real estate owned. All non-performing loans are carried at the expected liquidation value of the underlying collateral.
The following table is a summary of our NPAs at September 30, 2018 and December 31, 2017.
	September 30, 2018	December 31, 2017
	(In Thousands)
Nonaccrual loans:
Commercial real estate – owner occupied	$1,510	$1,066
Commercial real estate – non-owner occupied	—	—
Real estate construction	614	865
Residential real estate	1,161	—
Commercial	2,160	2,513
Consumer	18	182
Total nonaccrual loans	5,463	4,626
OREO	643	643
Total NPAs	$6,106	$5,269
Troubled debt restructured loans included above in non-accrual loans	$877	$956
Ratio of NPAs to:
Total loans plus OREO	0.29%	0.23%
Total assets	0.20%	0.18%
Accruing past due loans:
90 or more days past due	$66	$213
Deposits.   Deposits are the primary sources of funding loan growth. At September 30, 2018, deposits totaled $2.29 billion compared to $2.23 billion at December 31, 2017, an increase of  $60.7 million. Noninterest-bearing deposits increased $12.9 million from $745.0 million at December 31, 2017 to

$757.9 million at September 30, 2018. Interest-bearing demand deposits decreased $15.0 million from $496.7 million at December 31, 2017 to $481.7 million at September 30, 2018. Savings and money market deposits increased $87.4 million from $623.9 million at December 31, 2017 to $711.3 million at September 30, 2018. Time deposits decreased $24.6 million from $368.6 million at December 31, 2017 to $344.0 million at September 30, 2018.
Shareholders’ Equity.   Shareholders’ equity totaled $441.9 million at September 30, 2018 compared to $421.6 million at December 31, 2017. The increase in shareholders’ equity is due mainly to net income earned by Access. Banking regulators have defined minimum regulatory capital ratios that Access and Access National Bank are required to maintain. These risk based capital guidelines take into consideration risk factors, as defined by the banking regulators, associated with various categories of assets, both on and off the balance sheet. Both Access and Access National Bank are classified as well capitalized, which is the highest rating.
Access calculates its regulatory capital under the Basel III Final Rules. The following table outlines the regulatory components of Access’s capital and risk based capital ratios under these new rules.
	September 30, 2018	December 31, 2017
	(In Thousands)
Tier 1 Capital:
Common stock	$17,468	$17,146
Additional paid in capital	317,626	307,614
Retained earnings	115,973	98,584
Less: Disallowed goodwill and other disallowed intangible assets	(178,674)	(181,032)
Less: Disallowed servicing assets and loss on equity security	—	(79)
Total Tier 1 capital	272,393	242,233
Allowance for loan losses	18,359	16,604
Total risk based capital	$290,752	$258,837
Risk weighted assets	$2,297,778	$2,099,090
Quarterly average assets	$2,775,313	$2,837,834
			Regulatory Minimum
Risk-Based Capital Ratios:
Common equity tier 1 capital ratio	11.85%	11.54%	5.25%
Tier 1 capital ratio	11.85%	11.54%	6.75%
Total capital ratio	12.65%	12.33%	8.75%
Leverage Capital Ratios:
Tier 1 leverage ratio	9.81%	9.12%	4.00%
Results of Operations.
Summary.   Third quarter 2018 pre-tax earnings were $11.8 million, up $2.4 million from the third quarter of 2017 due mainly to a decrease in merger related costs. Net income for the third quarter of 2018 totaled $9.6 million compared to $7.0 million for the same period in 2017. Earnings per diluted share were $0.46 for the third quarter of 2018, compared to $0.34 per diluted share in the same period of 2017.
Pre-tax earnings for the nine months ended September 30, 2018 were $32.8 million, up $13.3 million from the same period in 2017 due mainly to an increase in net interest income of  $9.9 million, a decrease in the provision for loan loss of  $1.1 million, and a $5.5 million decrease in other operating expenses. These increases were offset by an increase in salaries and employee benefits of  $3.6 million. Net income for the nine months ended September 30, 2018 totaled $26.7 million compared to $13.5 million for the same period in 2017. Earnings per diluted share were $1.28 for the nine months ended September 30, 2018, compared to $0.77 per diluted share in the same period of 2017.
The commercial banking segment’s total revenues increased $1.7 million and $15.2 million for the three and nine months ended September 30, 2018, respectively, when compared to the same periods in 2017. The growth during the nine month period ended September 30, 2018 when compared to the same period in 2017 was due to the strategic merger with Middleburg. Interest expense increased $2.1 million and $4.8 million for the three and nine month periods, respectively, ended September 30, 2018 when compared to the same period in the prior year. An increase in salaries and employee benefits of  $466 thousand and $4.1 million for the three and nine month periods, respectively, ended September 30, 2018 when compared to the same periods in 2017 which pertained mainly to the additional costs associated with increased staffing post-merger. The mortgage banking segment has been relatively unaffected by the Middleburg merger, contributing pre-tax earnings of  $1.0 million or 8.7% and $2.8 million or 8.5% of the consolidated total for the three and nine month periods ended September 30, 2018, The trust and wealth management segment saw a $1.3 million and $2.5 million increase in pre-tax earnings for the three and nine month periods ended September 30, 2018. The increase in pre-tax earnings in 2018 was primarily due to one estate settlement fee of  $1.1 million received by the trust segment in the second quarter of 2018 as well as an impairment charge processed in the third quarter of 2017 on a reporting unit of the wealth management segment for $1.5 million.
Net Interest Income.   Net interest income, the principal source of earnings, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits) used to fund earning assets. Net interest income before the provision for loan losses totaled $24.1 million for the three months ended September 30, 2018 compared to $24.6 million for the same period in 2017. The annualized yield on earning assets was 4.41% for the quarter ended September 30, 2018 compared to 4.23% for the same period in 2017. The cost of interest-bearing demand deposits and borrowings increased to 1.17% for the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017 at 0.70%. Net interest margin was 3.62% for the quarter ended September 30, 2018 compared to 3.76% for the same period in 2017.
Net interest income before the provision for loan losses totaled $70.3 million for the nine months ended September 30, 2018 compared to $60.5 million for the same period in 2017. The annualized yield on earning assets was 4.29% for the nine months ended September 30, 2018 compared to 4.34% for the same period in 2017. The cost of interest-bearing demand deposits and borrowings increased to 0.98% for the nine months ended September 30, 2018 compared to the nine months ended September 30, 2017 at 0.73%. Net interest margin was 3.63% for the nine months ended September 30, 2018 compared to 3.84% for the same period in 2017.
Volume and Rate Analysis.   The following tables present the dollar amount of changes in interest income and interest expense for each category of interest earning assets and interest-bearing liabilities.
	Three Months Ended September 30, 2018 compared to 2017
	Change Due To:
	Increase/ (Decrease)	Volume	Rate
	(In Thousands)
Interest Earning Assets:
Investment securities	$55	$139	$(84)
LHFS	152	92	60
Loans	1,229	429	800
Interest-bearing deposits	184	(87)	271
Total increase in interest income	1,620	573	1,047
Interest-Bearing Liabilities:
Interest-bearing demand deposits	385	10	375
Money market deposit accounts	662	154	508
Savings accounts	152	(17)	169
Time deposits	64	(385)	449
Total interest-bearing deposits	1,263	(238)	1,501
FHLB Short-term borrowings	769	640	129
Securities sold under agreements to repurchase	(3)	(2)	(1)
FHLB Long-term borrowings	52	13	39
Subordinated debentures	68	(124)	192
Total increase in interest expense	2,149	289	1,860
Increase in net interest income	$(529)	$284	$(813)

	Nine Months Ended September 30, 2018 compared to 2017
	Change Due To:
	Increase/ (Decrease)	Volume	Rate
	(In Thousands)
Interest Earning Assets:
Investment securities	$981	$1,929	$(948)
LHFS	309	203	106
Loans	12,681	13,086	(405)
Interest-bearing deposits	786	109	677
Total increase in interest income	14,757	15,327	(570)
Interest-Bearing Liabilities:
Interest-bearing demand deposits	1,157	456	701
Money market deposit accounts	1,816	780	1,036
Savings accounts	292	74	218
Time deposits	(108)	(731)	623
Total interest-bearing deposits	3,157	579	2,578
FHLB Short-term borrowings	1,599	1,085	514
Securities sold under agreements to repurchase	(17)	9	(26)
FHLB Long-term borrowings	52	(307)	359
Subordinated debentures	100	101	(1)
Total increase in interest expense	4,891	1,467	3,424
Increase in net interest income	$9,866	$13,860	$(3,994)

Average Balances, Net Interest Income, Yields Earned and Rates Paid.   The following tables present for the periods indicated the total dollar amount of interest income from average interest earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed in dollars and rates.
Yield on Average Earning Assets and Rates on Average Interest-Bearing Liabilities
	Three Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(In Thousands)
Assets:
Interest-earning assets:
Investment securities	$471,109	$3,047	2.59%	$449,645	$2,992	2.66%
LHFS	36,672	450	4.91%	28,734	299	4.16%
Loans(1)	2,038,292	25,237	4.95%	2,002,842	24,007	4.79%
Interest-bearing balances and federal funds sold	110,140	578	2.10%	136,222	394	1.16%
Total interest-earning assets	2,656,213	29,312	4.41%	2,617,443	27,692	4.23%
Noninterest-earning assets:
Cash and due from banks	15,050			36,260
Premises, land and equipment	27,996			30,382
Other assets	271,592			253,424
Less: allowance for loan losses	(16,864)			(15,404)
Total noninterest-earning assets	297,774			304,662
Total Assets	$2,953,987			$2,922,105

	Three Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(In Thousands)
Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
Interest-bearing demand deposits	$494,436	$797	0.64%	$483,370	$412	0.34%
Money market deposit accounts	507,888	1,483	1.17%	435,241	821	0.75%
Savings accounts	165,937	242	0.58%	199,109	90	0.18%
Time deposits	334,721	1,380	1.65%	448,566	1,316	1.17%
Total interest-bearing deposits	1,502,982	3,902	1.04%	1,566,286	2,639	0.67%
Borrowings:
FHLB short-term borrowings	193,784	976	2.01%	59,697	207	1.39%
Securities sold under agreements to repurchase and federal funds purchased	50,135	13	0.10%	58,149	16	0.11%
Subordinated debentures	3,930	87	8.81%	3,029	35	4.62%
FHLB long-term borrowings	45,000	269	2.39%	82,790	201	0.97%
Total borrowings	292,849	1,345	1.84%	203,665	459	0.90%
Total interest-bearing deposits and borrowings	1,795,831	5,247	1.17%	1,769,951	3,098	0.70%
Noninterest-bearing liabilities:
Demand deposits	698,491			711,474
Other liabilities	22,267			22,002
Total liabilities	2,516,589			2,503,427
Shareholders’ Equity	437,398			418,678
Total Liabilities and Shareholders’ Equity	$2,953,987			$2,922,105
Interest Spread(2)			3.25%			3.53%
Net Interest Margin(3)		$24,065	3.62%		$24,594	3.76%

(1)
Loans placed on nonaccrual status are included in loan balances.

(2)
Interest spread is the average yield earned on earning assets, less the average rate incurred on interest-bearing liabilities.

(3)
Net interest margin is net interest income, expressed as a percentage of average earning assets.

Yield on Average Earning Assets and Rates on Average Interest-Bearing Liabilities
	Nine Months Ended
	September 30, 2018			September 30, 2017
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
	(In Thousands)
Assets:
Interest-earning assets:
Investment securities	$455,231	$8,369	2.45%	$354,529	$7,388	2.78%
LHFS	33,205	1,154	4.63%	27,165	846	4.15%
Loans(1)	1,974,914	72,087	4.87%	1,614,893	59,405	4.90%
Interest-bearing balances and federal funds sold	119,205	1,532	1.71%	105,360	746	0.94%
Total interest-earning assets	2,582,555	83,142	4.29%	2,101,947	68,385	4.34%
Noninterest-earning assets:
Cash and due from banks	16,409			21,552
Premises, land and equipment	28,138			21,692
Other assets	276,307			265,578
Less: allowance for loan losses	(16,411)			(14,666)
Total noninterest-earning assets	304,443			294,156
Total Assets	$2,886,998			$2,396,103
Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
Interest-bearing demand deposits	$495,862	$2,067	0.56%	$352,647	$910	0.34%
Money market deposit accounts	489,764	3,460	0.94%	352,525	1,644	0.62%
Savings accounts	171,256	684	0.53%	146,773	392	0.36%
Time deposits	330,074	3,506	1.42%	405,419	3,614	1.19%
Total interest-bearing deposits	1,486,956	9,717	0.87%	1,257,364	6,560	0.70%
Borrowings:
FHLB short-term borrowings	155,421	2,192	1.88%	67,774	593	1.17%
Securities sold under agreements to repurchase and federal funds purchased	54,698	41	0.10%	46,209	58	0.17%
Subordinated debentures	3,911	246	8.37%	2,289	146	8.50%
FHLB long-term borrowings	42,381	621	1.95%	73,040	569	1.04%
Total borrowings	256,411	3,100	1.61%	189,312	1,366	0.96%
Total interest-bearing deposits and borrowings	1,743,367	12,817	0.98%	1,446,676	7,926	0.73%
Noninterest-bearing liabilities:
Demand deposits	690,151			552,775
Other liabilities	23,838			16,274
Total liabilities	2,457,356			2,015,725
Shareholders’ Equity	429,642			380,378
Total Liabilities and Shareholders’ Equity	$2,886,998			$2,396,103
Interest Spread(2)			3.31%			3.61%
Net Interest Margin(3)		$70,325	3.63%		$60,459	3.84%

(1)
Loans placed on nonaccrual status are included in loan balances.

(2)
Interest spread is the average yield earned on earning assets, less the average rate incurred on interest-bearing liabilities.

(3)
Net interest margin is net interest income, expressed as a percentage of average earning assets.

Noninterest Income.   Noninterest income consists of revenue generated from financial services and activities other than lending and investing. Total noninterest income was $7.4 million for the third quarter of 2018 compared to $8.5 million for the same period in 2017. Gains on the sale of loans totaled $4.5 million for the quarter ended September 30, 2018 compared to $5.6 million for the same period of 2017. Gains on the sale of loans fluctuate with the volume of mortgage loans originated. During the three months ended September 30, 2018, Access National Bank’s mortgage segment originated $85.1 million in mortgage loans, down from $107.7 million for the same period in 2017.
Total noninterest income was $23.9 million for the nine months ended September 30, 2018 compared to $23.4 million for the same period in 2017. Gains on the sale of loans totaled $11.5 million for the nine months ended September 30, 2018, compared to $15.0 million for the same period of 2017. During the nine months ended September 30, 2018, Access National Bank’s mortgage segment originated $292.7 million in mortgage loans, down from $319.2 million for the same period in 2017.
Noninterest Expense.   Noninterest expense totaled $19.0 million for the three months ended September 30, 2018, compared to $22.8 million for the same period in 2017, a decrease of  $3.8 million and pertained mainly to a decrease in merger related expenses as well as a nonrecurring $1.5 million goodwill impairment recorded in the third quarter of 2017 pertaining to the wealth management segment. Salaries and employee benefits totaled $11.1 million for the three months ended September 30, 2018, compared to $11.1 million for the same period in 2017. Other operating expenses totaled $5.9 million for the three months ended September 30, 2018, compared to $8.7 million for the same period in 2017.
Noninterest expense totaled $59.4 million for the nine months ended September 30, 2018, compared to $61.2 million for the same period in 2017, a decrease of  $1.8 million. Salaries and employee benefits totaled $35.4 million for the nine months ended September 30, 2018, compared to $31.8 million for the same period in 2017 due to additional costs associated with increased staffing post-merger. Other operating expenses totaled $18.1 million for the nine months ended September 30, 2018, compared to $23.6 million for the same period in 2017 due to a decrease in merger related expenses.
Provision for Income Taxes.   Access reported a provision for income tax expense of  $6.1 million, representing an effective tax rate of 18.69% for 2018. The provision for income tax expense was $6.0 million for the same period in 2017, with an effective tax rate of 30.84%. The decrease from the prior year was primarily driven by the enactment of the Tax Reform Act. The Tax Reform Act reduced the federal corporate income tax rate to 21% from 35% effective January 1, 2018.
Liquidity Management.   Liquidity is the ability of Access to meet current and future cash flow requirements. The liquidity of a financial institution reflects its ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Liquidity management involves maintaining Access’s ability to meet the daily cash flow requirements of both depositors and borrowers. Management monitors liquidity through a regular review of asset and liability maturities, funding sources, and loan and deposit forecasts. Asset and liability management functions not only serve to assure adequate liquidity in order to meet the needs of Access’s customers, but also to maintain an appropriate balance between interest sensitive assets and interest sensitive liabilities so that Access can earn an appropriate return for its shareholders.
The asset portion of the balance sheet provides liquidity primarily through loan principal repayments and maturities of investment securities. Other short-term investments such as federal funds sold and interest-bearing deposits with other banks provide an additional source of liquidity funding. At September 30, 2018, overnight interest-bearing balances totaled $110.3 million and unpledged available-for-sale investment securities totaled approximately $85.4 million.
Access National Bank proactively manages a portfolio of short-term time deposits issued to local municipalities and wholesale depositors in order to fund LHFS and short-term investments. As of September 30, 2018, the portfolio of CDARS deposits, Insured Cash Sweep (ICS) deposits, and wholesale time deposits totaled $137.6 million compared to $120.6 million at December 31, 2017.
The liability portion of the balance sheet provides liquidity through various interest-bearing and noninterest-bearing deposit accounts, federal funds purchased, securities sold under agreement to repurchase and other short-term borrowings. At September 30, 2018, Access National Bank had a line of credit with the FHLB totaling $873.6 million and had outstanding $175.0 million in short-term borrowings, $45.0 million in long-term loans, and a $60.0 million public deposit letter of credit from the Commonwealth of Virginia Treasury Board. In addition to the line of credit at the FHLB, Access National Bank issues repurchase agreements. As of September 30, 2018, outstanding repurchase agreements totaled $37.6 million. Access National Bank also maintains federal funds lines of credit with its correspondent banks and, at September 30, 2018, these lines totaled $62.3 million and were available as an additional funding source.
The following table presents the composition of borrowings at September 30, 2018 and December 31, 2017 as well as the average balances for the three months ended September 30, 2018 and the twelve months ended December 31, 2017.
Borrowed Funds Distribution
(In Thousands)	September 30, 2018	December 31, 2017
Borrowings:
FHLB short-term borrowings	$174,989	$94,941
Securities sold under agreements to repurchase	37,572	51,052
FHLB long-term borrowings	45,000	40,000
Federal funds purchased	—	—
Trust preferred debenture	3,942	3,883
Total	$261,503	$189,876

	September 30, 2018	December 31, 2017
Borrowings – Average Balances:
FHLB short-term borrowings	$93,784	$67,907
Securities sold under agreements to repurchase	50,131	45,134
FHLB long-term borrowings	45,000	66,329
Federal funds purchased	—	3,244
Trust preferred debenture	3,930	2,692
Total	$192,845	$185,306
Average rate paid on all borrowed funds	2.05%	0.99%

Management believes Access is well positioned with liquid assets, the ability to generate liquidity through liability funding and the availability of borrowed funds, to meet the liquidity needs of depositors and customers’ borrowing needs. Access’s ability to maintain sufficient liquidity may be affected by numerous factors, including economic conditions nationally and in our markets. Depending on Access’s liquidity levels, its capital position, conditions in the capital markets and other factors, Access may from time to time consider the issuance of debt, equity or other securities, or other possible capital markets transactions, the proceeds of which could provide additional liquidity for its operations.
Contractual Obligations.   There have been no material changes outside the ordinary course of business to the contractual obligations disclosed in Access’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
Quantitative and Qualitative Disclosure about Market Risk
Access’s market risk is composed primarily of interest rate risk. Access’s Funds Management Committee is responsible for reviewing the interest rate sensitivity position and establishes policies to monitor and coordinate the Access’s sources, uses and pricing of funds.
Interest Rate Sensitivity Management
Access uses a simulation model to analyze, manage and formulate operating strategies that address net interest income sensitivity to movements in interest rates. The simulation model projects net interest income based on various interest rate scenarios over a twelve-month period. The model is based on the actual maturity and re-pricing characteristics of rate sensitive assets and liabilities. The model incorporates certain assumptions which management believes to be reasonable regarding the impact of changing interest rates and the prepayment assumption of certain assets and liabilities. The table below reflects the outcome of these analyses at September 30, 2018 and December 31, 2017, assuming budgeted growth in the balance sheet. According to the model run for the three-month period ended September 30, 2018, and projecting forward over a twelve-month period, an immediate 100 basis point increase in interest rates would result in an increase in net interest income of 0.33%. While management carefully monitors the exposure to changes in interest rates and takes actions as warranted to mitigate any adverse impact, there can be no assurance about the actual effect of interest rate changes on net interest income.
The following table reflects Access’s earnings sensitivity profile.
Increase in Federal Funds Target Rate	Hypothetical Percentage Change in Net Interest Income September 30, 2018	Hypothetical Percentage Change in Net Interest Income December 31, 2017
3.00%	0.88%	0.55%
2.00%	0.64%	0.42%
1.00%	0.33%	0.23%
Access’s net interest income and the fair value of its financial instruments are influenced by changes in the level of interest rates. Access manages its exposure to fluctuations in interest rates through policies established by its Funds Management Committee. The Funds Management Committee meets periodically and has responsibility for formulating and implementing strategies to improve balance sheet positioning and earnings and reviewing interest rate sensitivity.
Access’s Mortgage Division is party to mortgage rate lock commitments to fund mortgage loans at interest rates previously agreed (locked) by both the Mortgage Division and the borrower for specified periods of time. When the borrower locks his or her interest rate, the Mortgage Division effectively extends a put option to the borrower, whereby the borrower is not obligated to enter into the loan agreement, but the Mortgage Division must honor the interest rate for the specified time period. The Mortgage Division is exposed to interest rate risk during the accumulation of interest rate lock commitments and loans prior to sale. The Mortgage Division utilizes either a best efforts sell forward or a mandatory sell forward commitment to economically hedge the changes in fair value of the loan due to changes in market interest rates. Failure to effectively monitor, manage, and hedge the interest rate risk associated with the mandatory commitments subjects the Mortgage Division to potentially significant market risk.
Throughout the lock period the changes in the market value of interest rate lock commitments, best efforts and mandatory sell forward commitments are recorded as unrealized gains and losses and are included in the consolidated statements of operations under other noninterest income. The Mortgage Division utilizes a third party and its proprietary simulation model to assist in identifying and managing the risk associated with this activity.
Impact of Inflation and Changing Prices
A bank’s asset and liability structure is substantially different from that of a non-financial company in that virtually all assets and liabilities of a bank are monetary in nature. The impact of inflation on Access’s financial results depends upon the ability of Access National Bank to react to changes in interest rates and, by such reaction, reduce the inflationary impact on performance. Interest rates do not necessarily move in the same direction, or at the same magnitude, as the prices of other goods and services. Access’s management seeks to manage the relationship between interest-sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

Security Ownership of Certain Beneficial Owners
The following table shows as of November 30, 2018, the beneficial ownership of Access’s common stock by persons, or groups of persons, known by Access to beneficially own more than 5% of Access’s voting common stock.
Name and Address	Common Stock Beneficially Owned	Number of Shares under Exercisable Options	Percent of Class(1)
David L. Sokol P. O. Box 2080 Wilson, Wyoming 83014	2,682,842(2)	—	12.73%
All other persons known by Access to beneficially own more than 5% of Access’s common stock are also directors and/or named executive officers of Access and are listed in the table below under “—Security Ownership of Management.”
Security Ownership of Management
The following table shows as of November 30, 2018, the beneficial ownership of Access’s common stock of each director, director nominee and named executive officer and of all current directors and executive officers of Access as a group.
Name	Common Stock Beneficially Owned	Number of Shares under Exercisable Options(3)	Percent of Class(1)
Michael G. Anzilotti Gainesville, Virginia	25,225(4)	12,084	**
J. Randolph Babbitt Reston, Virginia	139,670(5)	7,500	**
Childs F. Burden Middleburg, Virginia	34,339(6)	-0-	**
Michael W. Clarke Vienna, Virginia	891,430(7)	15,000	4.30%
John W. Edgemond, IV Reston, Virginia	116,989(8)	3,750	**
Martin S. Friedman Great Falls, Virginia	60,536(9)	15,000	**
Dean F. Hackemer Fairfax, Virginia	291,263(10)	5,625	1.41%
Thomas M. Kody McLean, Virginia	786,655(11)	7,500	3.77%
Gary D. LeClair Richmond, Virginia	17,091(12)	-0-	**
John C. Lee, IV Philomont, Virginia	60,420	-0-	**
Mary Leigh McDaniel Marshall, Virginia	7,938	-0-	**
Mark D. Moore Vienna, Virginia	16,632	3,000	**
Janet A. Neuharth Middleburg, Virginia	6,763(13)	-0-	**
Robert C. Shoemaker Fairfax, Virginia	446,666(14)	13,125	2.18%
Margaret M. Taylor Aldie, Virginia	9,675(15)	15,000	**
All Directors & Executive Officers as a group (15 persons)	2,911,292	97,584	14.22%

**
Less than 1% of Access’s outstanding common stock.

(1)
Based on 21,067,608 shares of Access’s common stock outstanding as of November 30, 2018.

(2)
According to Form 13G/A filed with the SEC on February 13, 2018 by Mr. David L. Sokol, Mr. Sokol was the sole beneficial owner of 2,682,842 shares of Access’s common stock.

(3)
Includes options that will become exercisable within 60 days of November 30, 2018.

(4)
Includes 5,000 shares held in trust and with respect to which Mr. Anzilotti shares the power to vote and dispose of the shares, all of which are held in a margin account that may from time to time be pledged as collateral.

(5)
Includes 136,000 shares held in trust and with respect to which Mr. Babbitt is a trustee.

(6)
Includes 10,651 shares held in trust and with respect to which Mr. Burden is a trustee.

(7)
Includes 92,224 shares held by Mr. Clarke’s spouse and 79,826 shares held in trust and with respect to which Mrs. Clarke is a trustee.

(8)
Includes 7,512 shares held by Mr. Edgemond’s spouse; 14,160 shares held by Mr. Edgemond as custodian for minor children; and 84,091 shares held in trust and with respect to which Mr. Edgemond shares the power to vote and dispose of such shares.

(9)
Includes 50,832 shares that Mr. Friedman holds jointly with his spouse, 45,832 of which are held in a margin account that may from time to time be pledged as collateral.

(10)
Includes 10,461 shares held by Mr. Hackemer’s spouse and 239,499 shares that Mr. Hackemer holds jointly with his spouse.

(11)
Includes 748,054 shares that Mr. Kody holds jointly with his spouse and 38,601 shares held by Kody Holdings, LLC, of which Mr. Kody has 50% ownership.

(12)
Includes 16,414 shares that Mr. LeClair holds jointly with his spouse.

(13)
Includes 5,416 shares held in trust and with respect to which Ms. Neuharth is a trustee, and 1,347 shares held in trusts for Ms. Neuharth’s children and with respect to which Ms. Neuharth shares the power to vote and dispose of the shares.

(14)
Includes 36,930 shares held by Mr. Shoemaker’s spouse; 295,836 shares that Mr. Shoemaker holds jointly with his spouse, 104,497 of which are pledged as collateral for a loan.

(15)
All shares are held jointly with Ms. Taylor’s spouse.

For purposes of these tables above, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within 60 days. All shares of common stock indicated in the above tables are subject to the sole investment and voting power of the identified person, except as otherwise set forth in the footnotes above. All data included in the footnotes above is as of November 30, 2018.

Access’s Executive Compensation Discussion and Analysis
The following discussion and analysis of compensation programs should be read with the compensation tables and related disclosures that follow. This discussion contains forward-looking statements that are based on Access’s current plans and expectations regarding future compensation programs. Compensation programs that Access adopts in the future may differ materially from the programs summarized in this discussion. The following discussion may also contain statements regarding corporate performance targets and goals. These targets and goals are disclosed in the limited context of Access’s compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance. Access specifically cautions investors not to apply these statements to other contexts.
Compensation Philosophy and General Objectives
The overall objective of Access’s various compensation programs is to attract and retain skilled personnel. Access believes the attraction and retention of skilled professionals has been the single most important contributing factor to Access’s success. Access recruits for and places high performance expectations upon its personnel. In order to attract highly skilled personnel, Access aims to provide attractive compensation plans that allow top performing personnel to be well compensated when compared to local bank competitors.
The Compensation Committee of the Access board of directors, (the “Compensation Committee”), periodically assesses the overall compensation provided to its employees, executives and directors against a variety of benchmarks to provide points of reference. The Compensation Committee examines industry-sponsored studies, industry white papers, reports in trade publications and practices within individual companies, composites and subgroups of publicly traded banking companies. In reviewing these various data sources and performance comparisons, the Compensation Committee examines and considers not only the absolute value of each element of compensation and the total compensation, but also the allocation of each element within the total. The Compensation Committee does not rely upon any single source or formula to explicitly benchmark and determine the pay of its employees and executives.
Although only an advisory vote, the Compensation Committee and the Access board of directors also considered the results of the most recent shareholder advisory vote on executive compensation that occurred at Access’s 2017 Annual Meeting of Shareholders. Approximately 87% of the shareholder votes cast were FOR approval of the compensation of Access’s named executive officers as disclosed in the proxy statement for Access’s 2017 Annual Meeting of Shareholders. In consideration of affirmative shareholder approval as well as other factors addressed in this discussion, the Compensation Committee and the Access board of directors have maintained the same compensation program for Access’s executives, which they believe to be appropriate under Access’s philosophy of aligning the interests of the executives with the interests of its shareholders.
For this discussion, compensation benefits may be characterized as current compensation and long-term compensation. Access’s current compensation is designed to provide employees with current cash compensation that is viewed favorably and competitively by the employee. Examples of current compensation are base salaries, commissions and cash bonuses. Employees and officers responsible for revenue production and executive duties are compensated more highly than back office and administrative employees. Long-term compensation benefits are designed to provide each employee with the opportunity to create long-term wealth and financial security. Examples of long-term compensation currently include option awards and retirement plan contributions. Select long-term compensation benefits also serve to align the employee’s long-term interests with that of Access’s shareholders. Furthermore, Access fosters, and in some instances requires, ownership in Access and use of Access’s products and services by personnel at all levels.
Compensation of executive officers is based upon the Compensation Committee’s review of the performance and qualifications of each executive in the context of the business environment, defined job responsibilities, goals and objectives, and is established at least annually. Total compensation of each executive is comprised of base salary and performance-based compensation consisting of annual cash bonuses and equity awards. In addition, each executive is entitled to participate in all other Access-provided benefits such as health and life insurance coverage and the retirement savings plan. The basic compensation arrangement, as well as other covenants and terms designed to protect and benefit the interests of both parties, may be set forth in employment contracts.

Compensation Programs as They Relate to Risk Management
The Compensation Committee and the Access board of directors conducted their annual risk assessment during the first quarter of 2018 and believe Access’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on Access, do not encourage imprudent risk-taking behavior, and are consistent with maintaining the organization’s safety and soundness. The business of banking and the delivery of financial services involve a high degree of risk, and risk management is an integral ingredient to a successful enterprise in this industry. Access places a priority on the following fundamental building blocks to guard against excessive risk-taking: (1) comprehensive board approved policies and procedures are in place that define risk limits, approval authorities, exception processes and reporting thereof; (2) an effective audit program is in place that includes an enterprise-wide risk management assessment, monitoring and testing program; and (3) employees and management are held to standards of personal and professional conduct and standards with respect to industry sanctions or investigations, adverse personal financial circumstances, credit, issues with municipal and taxing authorities or creditors or criminal backgrounds.
Access does not have any compensation arrangements whereby any individual at any level has direct or individual authority over any decision that directly enriches their income. Access does employ individuals who work on a commission or incentive basis. There are enhanced quality control and audit programs contained in the Audit Committee’s audit program that monitor the quality and performance of business generated by such individuals to guard against potential abuse of such programs. Additionally, the compensation program as it relates to Access’s named executive officers includes, but is not limited to, the following features as further safeguards to mitigate risk, as well as to align executive officer interests with those of the shareholders:
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Minimum ownership requirements in Access’s stock;

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Claw-back features;

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2017 Equity Compensation Plan’s (the “2017 Plan”), terms include double trigger acceleration for time-based awards in certain change of control situations, annual limits on equity awards, minimum vesting periods for time-based awards and minimum post-vesting/exercise holding periods; and

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Oversight of all executive compensation by the Compensation Committee, which is comprised of only non-employee “independent” directors.

Board Process
The Compensation Committee is responsible for oversight, approval and administration of the compensation of Access’s executive officers, including its named executive officers and non-employee directors. The Compensation Committee is comprised of only non-employee “independent” directors, as such terms are defined by the SEC and the Nasdaq listing standards. The Compensation Committee operates pursuant to a written charter adopted by the Access board of directors. The Compensation Committee reviews and reassesses this charter annually and recommends any changes to the Access board of directors for approval.
Under the 2017 Plan, which was approved by Access shareholders on October 26, 2017, the Compensation Committee may delegate all or part of its duties and obligations to a designated officer(s) to administer the plan with respect to awards to employees who are not subject to Section 16 of the Exchange Act. The 2017 Plan replaced Access’s 2009 Stock Option Plan (the “2009 Plan”), which has a similar provision. The Compensation Committee has delegated such authority to the Chief Executive Officer (“CEO”), or joint authority to the Chief Financial Officer (“CFO”), and Chief Banking Officer (“CBO”), to authorize equity awards for the purpose of recruiting and retaining non-executive officers and employees of Access.
The Compensation Committee historically has not used the services of a compensation consultant with respect to executive and/or director compensation matters. However, in the first quarter of 2017, as a result of the pending acquisition of Middleburg and the need to consider a new equity compensation plan, the Compensation Committee deemed it appropriate to engage an independent consultant to assist and advise on matters related to director and executive compensation and equity benefit plans. Pursuant to its charter, after considering such independence factors as required by the Nasdaq listing standards and applicable SEC rules, the Compensation Committee retained ChaseCompGroup, LLC Community Bank Consultants, a division of Gallagher Benefit Services, Inc. (the “ChaseCompGroup”) as its independent compensation consultant. The Compensation Committee assessed the independence of ChaseCompGroup and concluded that its engagement did not raise any conflict of interest with Access or any of its directors or executive officers. ChaseCompGroup met with the Compensation Committee, including without management present. To assist the Compensation Committee, in 2017, ChaseCompGroup advised the Compensation Committee on industry standards, trends and best practices for executive and director compensation, executive employment agreements and equity benefit plans; collected and evaluated external market data and identified companies and comparison points to include in a compensation peer group; made recommendations from supporting analyses on executive and director compensation philosophy, structure and compensation categories for Access’s executive officers and non-employee directors; and advised the Compensation Committee on the features of various types of equity compensation and the respective attributes and conditions, as well as equity compensation plan structure
The Compensation Committee monitors the compensation environment by reviewing information from various trade resources and publications. The CEO prepares a spreadsheet of data for each executive officer based on performance, and with that, the Compensation Committee commences its work to prepare for annual reviews, performance evaluations, bonus awards and salary adjustments during the fourth quarter of each year. The Compensation Committee begins by reviewing past practices and any current issues that have been brought to light that may affect the decision process. With the assistance of the CEO and the Corporate Secretary, the Compensation Committee Chair prepares draft evaluations of each named executive officer that outline performance assessments and the various components of compensation. The drafts are reviewed by the Compensation Committee and refined as the year-end financial statement closing process proceeds. The CEO also submits a draft of equity award recommendations for all officers and employees other than the named executive officers. Generally, by the time the Access board of directors and Compensation Committee meetings take place in February or March, the financial statements are deemed to be final and the Compensation Committee finalizes and approves the compensation elements on the same meeting day as the financial statements are considered final by the Access board of directors. Prior to 2017, the Compensation Committee made recommendations on compensation elements for approval by the Access board of directors. Beginning in 2017, the Compensation Committee began approving the compensation elements under its existing authority.
Employment Agreements
Access and Access National Bank are parties to employment agreements with Mr. Clarke, as President and CEO of Access and CEO of Access National Bank (the “Clarke Agreement”), Mr. Shoemaker, as Executive Vice President of Access and CBO of Access National Bank (the “Shoemaker Agreement”), and Ms. Taylor, as Executive Vice President and CFO of Access and Access National Bank (the “Taylor Agreement”). Access National Bank is also a party to an employment agreement with its Mortgage Division President, Mr. Hackemer (the “Hackemer Agreement”) and an employment agreement with its President, Mr. Moore (the “Moore Agreement”). The Clarke Agreement, the Shoemaker Agreement, the Taylor Agreement, the Hackemer Agreement and the Moore Agreement are collectively referred to as the employment agreements. The employment agreements are generally effective as of April 1, 2017 (except that the Moore Agreement is effective as of April 1, 2018). The terms of the employment agreements are substantially similar to each other as described below.
The employment agreements provide for an initial three-year term ending April 1, 2020 (or, for the Moore Agreement, April 1, 2021). If not previously terminated, the employment agreements will automatically renew for up to two additional one-year terms, unless any party gives written notice of non-renewal at least 60 days prior to the renewal date. The employment agreements will not be renewed beyond April 1, 2022 (or, for the Moore Agreement, April 1, 2023).
Under the employment agreements, Mr. Clarke’s base salary will be at least $585,000; Mr. Shoemaker’s base salary will be at least $334,750; Ms. Taylor’s base salary will be at least $314,150; Mr. Hackemer’s base salary will be at least $386,250; and Mr. Moore’s base salary will be at least $315,000. Each executive will be eligible to participate in any annual incentive plan of Access and/or Access National Bank (together and individually, the “employer”), applicable to executives and to receive equity-based awards granted under any equity plan established by Access, in accordance with the terms and conditions of such plans. The employment agreements provide for the clawback of incentive compensation received from Access or a related entity, including both equity and cash compensation, in the event of a material restatement of Access’s financial results and material overpayment of the incentive compensation or to the extent otherwise required by federal or state law or regulation or stock exchange requirement or Access policy. The employment agreements also require each executive to maintain a minimum ownership position in Access’s common stock, measured as a multiple of the executive’s base salary, as follows: Mr. Clarke — 5x; Mr. Shoemaker — 3x; Ms. Taylor — 1x; Mr. Hackemer — 2x; and Mr. Moore — 1x. Each executive has three years from April 1, 2017 (or, for Mr. Moore, April 1, 2018) and one year from the date of any subsequent increase in base salary (or, for Mr. Moore, three years) to acquire the shares of common stock needed to attain the required level of stock ownership. Under the employment agreements, each executive will also be eligible to participate in any benefit plans and programs offered by the employer to senior executives, in accordance with the terms and conditions of such plans or programs. The employer will pay for 100% of the premiums for the medical and dental benefits offered by the employer to the executives from time to time. In consideration for entering into the agreement, Mr. Moore was also awarded a $25,000 cash bonus and 3,000 stock options in March 2018.
See the section entitled “—Termination and Change of Control Benefits” for a discussion of the severance payments and other benefits to which each executive is entitled under the agreements discussed above upon termination of employment or a change of control of Access.
See the section entitled “—Interests of Access’s Directors and Executive Officers in the Mergers” of this joint proxy statement/prospectus for a discussion of how the employment agreements will be treated in the merger between Access and Union.
Access presently utilizes the following elements of compensation that are discussed generally and specifically as it relates to its named executive officers.
Base Salaries and Cash Bonuses (Non-Equity Incentive)
As the practice is customary in the financial services industry, Access chooses to pay base salaries on regular intervals to reward employees for their qualifications and the discharge of duties in tending to the daily affairs of Access. Access expects base salaries to provide its employees with adequate cash flow to afford a lifestyle commensurate with their professional status and accomplishments. Certain sales personnel receive commissions as their primary compensation in lieu of salaries in order to reward successful sales efforts. Access determines base salaries within the framework of general practices within the industry and considers individual duties and responsibilities in making salary determinations. Salary adjustments are made from time to time to reward performance against periodic goals and expanding the scope of activity and responsibility. Base salaries are the most important element of compensation as many other elements discussed in this Compensation Discussion and Analysis are determined based upon the underlying base salary of the employee or executive.
Regarding non-equity incentives, Access’s practice is to award cash bonuses annually to its officers and other select employees based upon satisfaction of selected performance objectives during the preceding year. This practice is designed to encourage executives and employees to reach and exceed financial and non-financial goals in the continuing development of Access’s business. Access pays this compensation element to motivate performance that advances the ongoing interests of its shareholders. Cash bonuses that are paid to officers and employees other than the named executive officers are predicated upon similar factors, adjusted for individual job responsibilities. In general, “line” or customer contact personnel are provided the opportunity to earn cash bonuses of up to 25% of their base salary, and administrative and back office positions up to 15% of base salary.
For officers and employees other than the named executive officers, salaries and cash bonuses are administered under policies and guidelines set forth by management that are deemed reasonable for the nature of each employee’s responsibility, business conditions, skills, and performance. Generally, all employees receive a competitive base salary commensurate with their skills, experience and responsibilities. Access has a Salary Administration Program that is managed by the Director of Human Resources that ensures that properly documented performance reviews and salary adjustments are made in time intervals that are appropriate.
Evaluations of the named executive officers are administered by the Compensation Committee. Evaluations are based on the performance of the executive, as well as Access, and at the full discretion of the Compensation Committee. In addition to the base cash bonus, an additional amount of cash bonus may be awarded under this subjective evaluation and is intended to reward exceptional performance, primarily in areas such as Return on Equity and Return on Assets, as such metrics compare to Access’s historical and budgeted performance, as well as to the performance of Access’s peers. For 2017, the additional duties and efforts related to the Middleburg merger were also a significant consideration. The evaluation criteria for named executive officer base salary adjustments are substantially similar to and reviewed at the same time as the performance factors for cash bonuses.
The named executive officers for 2017 are Mr. Clarke, Mr. Shoemaker, Ms. Taylor, Mr. Hackemer and Mr. Moore. The following table summarizes each of the named executive officer’s current salaries for 2018 and the total cash bonus received as a result of their respective 2017 performance reviews, where applicable.
Name	2018 Base Salary ($)	2017 Cash Bonus ($)
Michael W. Clarke	585,000	-0-
Robert C. Shoemaker	334,750	119,603
Margaret M. Taylor	314,150	-0-
Dean F. Hackemer	395,000	354,105
Mark D. Moore	315,000	100,000
With respect to base salary increases, cash bonuses and equity awards, which are granted at the discretion of the Compensation Committee, the Compensation Committee subjectively evaluates the factors in their totality and does not employ a formula which predetermines the relative weighting of the factors. In 2017, the named executive officers of Access were evaluated based upon their respective functional responsibilities, quantitative and qualitative assessment factors, and strategic contributions and efforts related to the Middleburg merger. The performance objectives of Access were also a significant consideration. In a change from prior years, primarily due to the transitional Middleburg merger year, Access did not focus on peer compensation data in its 2017 executive evaluations.
Each of the named executive officers is eligible to receive annual base salary increases in the discretion of the Compensation Committee. However, for 2018, executive management recommended, and the Compensation Committee approved, that there be no increases to the base salaries of any of the named executive officers, with the exception of the Mortgage Division President. The decision was primarily predicated on management’s desire to demonstrate additional Middleburg merger objectives in 2018, and to continue to substantiate the alignment of the executives’ interests with that of Access’s shareholders.
In 2017, Mr. Clarke, Mr. Shoemaker and Ms. Taylor were primarily evaluated based on the quantitative and qualitative factors indicated below. Under each assessment factor, there are sub-components that are rated on a scale of 0-5, with 0 indicating “Failure to Perform” and 5 indicating “Outstanding” performance. The sub-components are then aggregated into a composite rating or average resulting in a 0-5 rating for each of the broader assessment factors. The assessment factors are then aggregated into an overall composite or average rating that is considered by the Compensation Committee when determining the base cash bonus for each executive. There is no minimum or maximum payment threshold.
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Regulatory Exam / Audit Results. The maximum bonus award would be achieved by maintaining high ratings against corporate objectives in all of the sub-components.

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Regulatory Exams

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Internal Audit Results

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External Audit Results

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Asset Quality (This assessment factor only applies to the CEO and CBO, and is the most significant factor considered for the CBO). The maximum bonus award would be achieved by maintaining outstanding ratings in Regulatory and Loan Reviews as well as outstanding asset quality measures compared against various peer groups.

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Regulatory Assessment

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Loan Review

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Past Dues

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Non-Performing Assets

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Charge Offs

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Return on Equity. The maximum bonus award would be achieved by both meeting budget goals and outperforming peers.

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Budget

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Peers

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General Budget Performance. The maximum bonus award would be achieved by meeting or exceeding budget goals.

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Net Income — consolidated

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Net Income — Access National Bank only before tax and provision for loan losses

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Asset Growth

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Leadership, Governance and Relationships. The maximum bonus award would be achieved by ratings of outstanding in each of the sub-components.

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Quality

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Productivity

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Knowledge

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Reliability/Timeliness

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Attendance

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Initiative

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Creativity

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Working Relationships

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Adherence to Policies and Plans

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Strategic Direction (This assessment factor only applies to the CEO). The maximum bonus award would be achieved by ratings of outstanding in each of the sub-components.

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Maintenance / expansion of coverage by equity research firms

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Strategic initiatives

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Performance of other business lines

When evaluating the performance in Asset Quality and Return on Equity, the Compensation Committee assessed data from the following source:
➢
All FDIC-insured commercial banks with assets between $1 and $10 billion.

The data is released quarterly by the FDIC (www.fdic.gov/qbp) and for 2017 summarizes the averages of key data points for approximately 511 commercial banks. The average asset size of banks within the group was $1.39 billion compared to Access National Bank’s reported total assets of  $2.87 billion as of September 30, 2017. This data source is focused upon operating commercial banks and is used to compare performance of Access National Bank, exclusive of Access.
The Clarke Agreement provides that he is eligible to receive an annual base salary increase as determined in the discretion of the Access board of directors or Compensation Committee and is eligible to participate in any annual incentive plan of Access and/or Access National Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Mr. Clarke’s annual cash bonus was determined by the Compensation Committee in its discretion as a result of its evaluation of his 2017 performance, from which Mr. Clarke received a composite evaluation of 4.60. The Compensation Committee believed that Mr. Clarke’s performance warranted a cash bonus of  $205,021 as a base level award and an additional 10% of his base salary ($58,500) for strategic contributions and extraordinary efforts and additional duties related to the Middleburg merger, the total of which represented 45.1% of his $585,000 base salary for 2017. However, on Mr. Clarke’s recommendation, primarily due to the delay in the Form 10-K filing for the year ended December 31, 2017, as disclosed on the Notification of Late Filing on Form 12b-25 filed with the SEC on March 16, 2018, the Compensation Committee did not grant the bonus.
The Shoemaker Agreement provides that he is eligible to receive an annual base salary increase as determined in the discretion of the Access board of directors or Compensation Committee and is eligible to participate in any annual incentive plan of Access and/or Access National Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Mr. Shoemaker’s annual cash bonus was determined by the Compensation Committee in its discretion as a result of its evaluation of his 2017 performance, from which Mr. Shoemaker received a composite evaluation of 4.67 and was awarded a cash bonus of  $86,128 as a base level award and an additional 10% of his base salary ($33,475) for strategic contributions and significant additional efforts and duties related to the Middleburg merger. The total award of  $119,603 represented 35.7% of his $334,750 base salary for 2017 and was paid in March 2018.
The Taylor Agreement provides that she is eligible to receive an annual base salary increase as determined in the discretion of the Access board of directors or Compensation Committee and is eligible to participate in any annual incentive plan of Access and/or Access National Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Ms. Taylor’s annual cash bonus was determined by the Compensation Committee in its discretion as a result of its evaluation of her 2017 performance, Ms. Taylor received a composite evaluation of 3.89. The Compensation Committee believed that Ms. Taylor’s performance warranted a cash bonus of  $53,884 as a base level award and an additional 10% of her base salary ($31,415) for strategic contributions and significant additional efforts and duties related to the Middleburg merger, the total of which represented 27.2% of her $314,150 base salary for 2017. However, on Mr. Clarke’s recommendation, primarily due to the delay in the Form 10-K filing for the year ended December 31, 2017 as disclosed on the Notification of Late Filing on Form 12b-25 filed with the SEC on March 16, 2018, the Compensation Committee did not grant the bonus.
The President of the Mortgage Division was primarily evaluated based upon the following performance factors of such business unit, as well as various quantitative and qualitative factors. Each of the four factors is equally weighted. Within each factor are sub-components of performance factors. The same 0-5 rating scales as described above are utilized in Mr. Hackemer’s evaluation. The assessment factors are then aggregated into an overall composite or average rating that is considered by the Compensation Committee when determining his base cash bonus.
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Financial Performance

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Origination volume

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Pre-Tax Margins

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Net Income — Mortgage Division, compared to budget

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Net Income — consolidated Access, compared to budget

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Infrastructure Development / Business Plan Adherence

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Production objectives

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Recruiting

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Expansion of in-bound volume

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Referral Program with Access National Bank

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Personnel Development

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Quality Control Program

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Regulatory Compliance / Exam

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Internal Audit Results

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Repurchases / Indemnifications

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Investor Scorecards

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Post-Settlement Documents

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Delinquency Rates

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Leadership, Governance and Relationships

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Quality

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Productivity

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Knowledge

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Reliability/Timeliness

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Attendance

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Initiative

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Creativity

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Working Relationships

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Adherence to Policies and Plans

The Hackemer Agreement provides that he is eligible to receive an annual base salary increase as determined in the discretion of the Access board of directors or Compensation Committee and is eligible to participate in any annual incentive plan of Access and/or Access National Bank applicable to executives. No formal annual incentive plan was in place for 2017, so Mr. Hackemer’s annual cash bonus was determined by the Compensation Committee in its discretion as a result of its evaluation of his 2017 performance, from which Mr. Hackemer received a composite evaluation of 4.08, and was awarded a 2.27% base salary increase for 2018 over 2017 to $395,000, a base level cash bonus of  $315,480, and in recognition of exceeding expectations in risk management and mitigation, operational and overhead cost saves, and focus on production and earnings during the Access National Bank and corporate Middleburg merger transition, the Compensation Committee awarded Mr. Hackemer an additional cash bonus of 10% of his base salary ($38,625) for 2017. The total award of  $354,105 represented 92% of his $386,250 base salary for 2017. The bonus was paid in March 2018.
Access National Bank or Access had not entered into an employment agreement with Mr. Moore in 2017. He was an employee-at-will; however, based on the Compensation Committee’s evaluation of his 2017 performance, Mr. Moore received a cash bonus of  $100,000.
The cash bonuses as described above are also reported in the Summary Compensation Table under the columns “Bonus” and “Non-Equity Incentive Plan Compensation”, as well as in the Grants of Plan-Based Awards table under the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column.

Dividend Reinvestment and Stock Purchase Plan(the “DRSPP”)
Access maintains a DRSPP as a benefit to its shareholders. Consistent with its philosophy of facilitating employee stock ownership, Access actively facilitates participation in the DRSPP by its officers and employees. The DRSPP is available to all shareholders of Access on the same basis as employees, except that non-employee shareholders cannot use the payroll deduction feature to make optional purchases under the plan. Access facilitates regular payroll deductions and permits after tax bonuses to be used to make purchases under the plan. The plan provides that shares acquired from Access through the plan are purchased at a 5% discount from the market price. Once contributions are made to the plan, the employee participant is free to trade or withdraw funds from the plan in a manner consistent with any other shareholder participant.
This practice is designed to reward employee stock ownership. Access chooses to provide this element because it believes employee stock ownership motivates Access’s employees to pursue the long-term success of Access and aligns their interests with those of Access’s other shareholders.
Most of Access’s named executive officers and directors participate in this plan.
Executive Stock Ownership Covenants
Access requires its named executive officers to maintain ownership in Access’s common stock as described in the section entitled “— Employment Agreements.” The following table shows as of October 31, 2018, the required and actual beneficial ownership of Access’s common stock of each named executive officer, and the aggregate value based upon the closing price of  $25.97. Each executive has three years from April 1, 2017 and one year from the date of any subsequent increase in base salary to acquire the shares of common stock needed to attain the required level of ownership.
	Requirement		Actual		Ownership Value vs. Requirement
Name	Multiple of Base Salary	Value	Shares (#)	Value
Michael W. Clarke	5x	$2,925,000	891,430	$23,150,437	791%
Robert C. Shoemaker	3x	$1,004,250	446,666	$11,599,916	1,155%
Margaret M. Taylor	1x	$314,150	9,595	$249,182	79%
Dean F. Hackemer	2x	$790,000	291,263	$7,564,100	957%
Mark D. Moore	1x	$315,000	16,469	$427,700	136%
Equity Awards
The 2017 Plan was approved by Access’s shareholders in October 2017 and provides for the ability to grant various types of equity awards including stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance cash awards to key employees. Access currently makes option awards to select executive officers and key employees under the 2017 Plan, but may make other types of awards in the future.
The objective of granting equity awards is to provide long-term compensation that aligns the officers’ and employees’ interests with those of the shareholders in building share value. Access has chosen to pay this element of compensation as it finds it desirable for its employees to generate wealth due to favorable performance of Access’s stock in the future. Furthermore, this long-term benefit helps Access attract and retain high caliber professionals. The Access board of directors believes the 2017 Plan is an important factor in continuing to align the interests of Access’s executives with the interests of its shareholders, to tie compensation to Access’s performance and to attract and retain high caliber professionals.
Access’s current practice is to grant option awards during the first quarter of each year to reward and recognize performance in the immediately preceding fiscal year. The board of director’s schedule is determined several months in advance, and the proximity of any option awards to significant news announcements or other market events is coincidental. The option awards were granted in the first quarter of 2018 for performance in 2017 and provide for vesting in four equal annual installments. Vesting only requires passage of time and continued affiliation with Access and does not require any level of future performance. The option awards were priced at the closing price on the award date. Access intends to continue granting stock option awards that will expire five years from the date of grant and may also grant other types of awards if it determines that is appropriate under the 2017 Plan.
The employment agreements of the named executive officers allow for the executive to participate in any annual incentive plan of Access and/or Access National Access National Bank applicable to executives and to receive equity-based awards under any equity plan established by Access applicable to said executives and approved by the Access board of directors or Compensation Committee, for payment in accordance with the terms and conditions of such plans. There are no stated annual minimum award levels. The following is a summary of the awards made to each named executive officer for performance in the year ended December 31, 2017 predicated upon the Compensation Committee’s evaluation of performance of the indicated executive, which is detailed in the section entitled “—Base Salaries and Cash Bonuses (Non-Equity Incentive).”
Executive	Stock Option Award
Michael W. Clarke	-0-
Robert C. Shoemaker	7,500
Margaret M. Taylor	-0-
Dean F. Hackemer	7,500
Mark D. Moore	3,500
Option awards for officers and select employees other than the named executive officers are administered in a similar manner. The terms are generally the same. The non-executive officer and employee awards are directed towards line personnel and other key support positions. General guidelines of annual awards are up to 10% of the employee’s base salary calculated upon the aggregate exercise price of the award. Awards are predicated upon the employee’s specific performance for the prior year just ended, as well as the overall corporate performance compared against goal objectives.
Key Data Regarding the 2017 Plan
Gross Overhang Rate:
9.09% as of September 30, 2018, representing shares associated with outstanding stock options under the 2009 Plan, plus shares associated with outstanding stock options under the 2017 Plan, plus shares authorized but unissued under the 2017 Plan, divided by total shares issued and outstanding.
Actual Overhang Rate:
2.67% as of September 30, 2018, representing shares associated with outstanding stock options under the 2009 Plan, plus shares associated with outstanding stock options under the 2017 Plan, divided by shares issued and outstanding. Access believes actual overhang provides a more effective administrative tool than gross overhang in balancing the short-term earnings per share dilutive effects of the equity program while aligning participants towards long term shareholder value. Access’s historical “Actual Overhang Rate” at year end over the preceding four years is illustrated in the chart below and peaked at 4.53%. The Gross Overhang Rate for each date represents the total shares associated with outstanding stock options or available for future awards under the 2009 Plan for 2013 through 2016, and for the aggregate of the 2009 Plan and the 2017 Plan for 2017 and September 30, 2018, divided by the number of shares issued and outstanding. Access intends to maintain an actual overhang rate in the 5 – 7.5% target range.
Burn Rate:
0.77% as of September 30, 2018. Access’s historical burn rate over the preceding four years is also illustrated in the chart below and reflects a peak burn rate of 1.22%. The burn rate for each date represents the shares associated with stock options granted under the 2009 Plan for fiscal years ended December 31, 2014 through December 31, 2017 and for the 2017 Plan for the quarter ended September 30, 2018, divided by the number of shares issued and outstanding. Access intends to limit the burn rate to 2.0% per year and to make the burn rate information available to shareholders.

	12/31/2014	12/31/2015	12/31/2016	12/31/2017	9/30/2018
Gross Overhang Rate	7.09%	6.75%	6.28%	9.78%	9.09%
Actual Overhang Rate	3.02%	3.87%	4.53%	2.47%	2.67%
Burn Rate	1.17%	1.19%	1.22%	0.90%	0.77%
All Other Compensation (Including Perquisites)
Access has a 401(k) defined contribution plan available to all employees subject to qualifications under the plan. The plan allows its officers and employees of all levels to contribute earnings into a retirement account on a pre-tax basis. In addition, it has been Access’s practice to make discretionary contributions to the plan. In 2017, Access made discretionary contributions to participant accounts equal to 50% of the employees’ contributions. This element of compensation is designed to reward long-term savings and encourage financial security. Access thinks it is in its best interest to encourage its employees to attain long-term financial security through active savings. This compensation benefit is consistent with that philosophy. Furthermore, an attractive retirement plan helps Access attract and retain high caliber professionals. In 2017, each of Access’s named executive officers participated in the 401(k) plan and received matching contributions that are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table.
Access National Bank has also purchased split-dollar life insurance policies that provide a death benefit of  $200,000 for each of its named executive officer’s estate if the named executive officer dies while still employed. Policies with the same benefits have also been purchased for other officers of Access National Bank.
Certain positions within Access require Access’s officers and employees to travel and incur communications costs. Access generally does not provide perquisites such as Access owned vehicles or cellular phones. Access provides its named executive officers with expense allowances that are commensurate with the requirements of the duties and role of the individual within Access’s business and the community. Under their employment agreements in effect in 2017, Messrs. Clarke, Shoemaker and Hackemer and Ms. Taylor, each received a flat dollar amount for automobile and communication expenses. Access also provided Mr. Moore with a flat dollar amount for automobile and communication expenses, and reimbursed him for base country club dues in 2017 and in 2018 through March 31, 2018. Mr. Moore’s current employment agreement effective April 1, 2018, provides for automobile and communication expenses, but does not include reimbursement for any country club dues. The objective of these types of compensation benefits is to compensate select employees for use of their personal assets in the discharge of their duties. Access does not “audit” the underlying activity so it is possible that actual expenses incurred by the employee may be more or less than the benefit provided. The amount paid is Access’s estimate of the appropriate cost for the indicated service or asset. The aggregate amount of these benefits is reported on the employee’s Form W-2 and included in the taxable income reported by Access for the employee. The automobile and communication expense amounts for Access’s named executive officers for 2017 are reported under the “All Other Compensation” column of the Summary Compensation Table as well as in the All Other Compensation table. As of April 1, 2018, the monthly expense amounts will be:
Executive	Automobile/ Communication
Michael W. Clarke	$800
Robert C. Shoemaker	$700
Margaret M. Taylor	$100
Dean F. Hackemer	$700
Mark D. Moore	$600
Access’s named executive officers participate in and receive the same health insurance benefits as all other employees. However, in some cases, in order to attract and retain high level executives, Access has found it beneficial to pay the amount of the premium that would normally be payable by the employee. The premiums are reported in the “All Other Compensation” column of the Summary Compensation table as well as in the All Other Compensation table.

Access does not provide any perquisites (i.e., personal benefits) to its named executive officers outside of those discussed above. Access currently does not provide any of the following to any of its named executives: extraordinary life insurance coverage, personal financial or tax advice, personal travel, housing or living expenses, security services, commuting expenses, or discounts on products or services that are not generally available to all other employees.
Termination and Change Of Control Benefits
Termination and change of control benefits for Access’s named executive officers are designed to compensate executives in the event of certain termination events or if there is a significant change in Access’s business that effectively renders the executives’ services and responsibilities unnecessary or diminished in stature. Access has chosen to make these benefits available in order to attract and retain the executives. Such benefits are customary in the financial services industry and are designed to provide executives with a liquidity event that can assist them in maintaining their lifestyle while seeking new employment. The re-employment time for high level executives is generally longer than for other professionals. This element of compensation is an important long-term compensation component that facilitates retention in an industry segment that is characterized by high volumes of merger and acquisition activity.
The following discussion describes the agreements in place as of December 31, 2017, each of which contain “double trigger” change of control provisions, which means that a termination without cause or for good reason is required to trigger the payments or benefits.
The Clarke Agreement contains termination and change of control provisions which are detailed in the Potential Payments Upon Termination or Change of Control table. If, during the term of the agreement, Access or Access National Bank terminates Mr. Clarke’s employment without cause (as defined in the new agreements) or Mr. Clarke terminates his employment for good reason (as defined in the new agreements), Mr. Clarke would be entitled at termination to a lump sum severance payment equal to 2.75x his average compensation reported in Box 1 of Form W-2 for the five calendar years preceding the year of termination. Mr. Clarke would also be entitled to a lump sum payment of any unpaid salary through the date of termination and any incentive or annual bonus compensation earned during the calendar year preceding the year of termination but not yet paid, any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs, payable when otherwise due, (the “Accrued Obligations”), and continued employer-paid medical, dental and vision insurance coverage for 12 months (or the equivalent). Following a change of control (as defined in the new agreements), if Access terminates Mr. Clarke’s employment without cause or he resigns for good reason, he would be entitled to the same severance payments and benefits under the same conditions. In the event of a change of control, any severance payments or benefits to be paid pursuant to the Clarke Agreement would be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code (the “Code”) (the “280G Cutback”).
In the event Access or Access National Bank terminates Mr. Clarke’s employment due to incapacity (as defined in the new agreements) or for cause or termination was by Mr. Clarke without good reason, the agreement would terminate without any further obligation of Access to Mr. Clarke other than the payment of Accrued Obligations. If Mr. Clarke’s employment terminates due to death, his spouse or estate would receive payment of the Accrued Obligations.
The termination and change of control provisions in the Shoemaker Agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The lump sum severance payment due for termination by Access or Access National Bank without cause or Mr. Shoemaker’s termination for good reason or in connection with Mr. Shoemaker’s termination following a change of control would be equal to 2.0x his average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination (“average compensation”).
The termination and change of control provisions in the Taylor Agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The lump sum severance payment due for termination by Access or Access National Bank without cause or Ms. Taylor’s termination for good reason or in connection with Ms. Taylor’s termination following a change of control would be equal to 1.5x her average compensation.

The termination and change of control provisions in the Hackemer Agreement are substantially the same as Mr. Clarke’s agreement, except as follows. The lump sum severance payment due for termination by Access or Access National Bank without cause or Mr. Hackemer’s termination for good reason or in connection with Mr. Hackemer’s termination following a change of control would be equal to 1.5x his average compensation.
The new agreements also include the following covenants that apply to the executive following the cessation of the executive’s employment for any reason: (i) a confidentiality covenant that applies for five years following the cessation of the executive’s employment, (ii) a non-solicitation covenant that applies for 12 months following the cessation of the executive’s employment, (iii) a non-piracy covenant that applies for 12 months following the cessation of the executive’s employment, and (iv) a non-competition covenant that applies for 12 months following the cessation of the executive’s employment. Except for the Accrued Obligations, payment of all of the severance payments and benefits discussed above (other than termination due to death or incapacity) is contingent on the executive’s signing and not revoking a release and waiver of claims and on the executive’s compliance with these restrictive covenants.
In certain cases, some or all of the severance payments and benefits provided on termination of the executive’s employment may be delayed for six months following termination to comply with the requirements of Section 409A of the Code. Any payment required to be delayed would be paid at the end of the six-month period in a lump sum, with any payments due after the six-month period being paid at the normal payment date provided for under the new agreements. In the case of benefits that are delayed, the executive would pay the cost of benefits coverage during the six-month delay period and then be reimbursed by the employer at the end of the six-month period.
Neither Access nor Access National Bank had entered into an employment agreement with Mr. Moore in 2017. On March 30, 2018, Access National Bank entered into an employment agreement with Mr. Moore, as President of Access National Bank, effective as of April 1, 2018. See the section entitled “— Employment Agreements” for further details.
Potential Payments Upon Termination or Change of Control
The following table shows the estimated payments to or benefits that would have been received by each of the named executive officers upon the following termination events or upon a change of control of Access, in each case assuming that each termination event or the change of control occurred on December 31, 2017, and assuming a stock price of  $27.84 which was the closing stock price of Access’s common stock on December 29, 2017 (the last business day of 2017). The amounts reflected in the following table are estimates, as the actual amounts that would have been paid to or received by a named executive officer can only be determined at the time of termination or change of control.
At termination, a named executive officer is entitled to receive all amounts accrued and vested under Access’s 401(k) plan according to the same terms as other employees participating in those plans, so these benefits are not reflected in the table below. A named executive officer is also entitled to receive amounts earned during his term of employment regardless of the manner in which the named executive officer’s employment is terminated. These amounts include earned and unpaid base salary and vested stock or option awards and are not reflected in the table below. As a benefit to all employees, Access National Bank provides life insurance in the amount of 2 times the employee’s annual salary at the time of death, subject to a maximum of  $500,000. These amounts are not included in the table below as the benefit is available to all full-time employees on the same basis.

		Employer termination without cause or Employee termination with good reason, with or without a change of control	Employer termination with cause or Employee termination without good reason	Termination as a consequence of death or disability
Michael W. Clarke	Post termination compensation	$1,958,010(1)	$0	$0
	Health care benefits continuation	$26,966(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0	$0	$200,000
	Early vesting of unvested options	$90,675(6)	$0	$0
	Total Value	$2,075,651(8)	$0	$200,000
Robert C. Shoemaker	Post termination compensation	$1,082,390(2)	$0	$0
	Health care benefits continuation	$26,165(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0	$0	$200,000
	Early vesting of unvested options	$113,006(6)	$0	$0
	Total Value	$1,221,561(8)	$0	$200,000
Margaret M. Taylor	Post termination compensation	$610,072(3)	$0	$0
	Health care benefits continuation	$2,795(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0	$0	$200,000
	Early vesting of unvested options	$75,338(6)	$0	$0
	Total Value	$688,205(8)	$0	$200,000
Dean F. Hackemer	Post termination compensation	$1,103,133(4)	$0	$0
	Health care benefits continuation	$33,461(5)	$0	$0
	Bank Owned Life Insurance Death Benefit	$0	$0	$200,000
	Early vesting of unvested options	$113,006(6)	$0	$0
	Total Value	$1,249,600(8)	$0	$200,000
Mark D. Moore(7)	Bank Owned Life Insurance Death Benefit	$0	$0	$200,000
	Total Value	$0	$0	$200,000

(1)
Lump sum payment equal to 2.75x average compensation reported in Box 1 of Form W-2 for the five calendar years preceding the year of termination.

(2)
Lump sum payment equal to 2.0x average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination.

(3)
Lump sum payment equal to 1.5x average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination

(4)
Lump sum payment equal to 1.5x average compensation reported in Box 1 of Form W-2 for the three calendar years preceding the year of termination.

(5)
Continuation of medical, dental and vision insurance for one year from the termination date for employer termination without cause or employee termination with good reason, with or without a change of control. Ms. Taylor did not participate in the medical or vision insurance program in 2017.

(6)
Options may first be exercised on the date of the change of control.

(7)
Mr. Moore had not entered into an employment agreement with Access National Bank or Access as of December 31, 2017 and did not have any severance or change of control provisions related to his employment.

(8)
For termination after a change of control, these amounts do not take into account any reductions that may be required in order to comply with the 280G Cutback provision in the named executive officer’s employment agreement, in effect as of December 31, 2017, if such 280G Cutback were applicable.

Compensation Committee Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, subsequently recommended to the Access board of directors that the Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.
Compensation Committee:
Martin S. Friedman (Chair)
Michael G. Anzilotti
J. Randolph Babbitt
John W. Edgemond, IV
John C. Lee, IV
Mary Leigh McDaniel
The following table summarizes the total compensation for the year ended December 31, 2017 of Access’s CEO, CFO and each of Access’s next three most highly compensated executive officers. Access refers throughout this Compensation Discussion and Analysis to the individuals in the following table as the named executive officers.
Summary Compensation Table
Fiscal 2017
Name and Principal Position	Year	Salary ($)(1,2)	Bonus ($)(1,3)	Stock Awards ($)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(1,2,3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(1,5)	Total ($)
Michael W. Clarke, President, CEO	2017	585,000	—	—	61,905	—	—	45,566	692,471
	2016	425,000	212,500	—	35,254	212,500	—	45,865	931,119
	2015	385,000	192,500	—	28,202	192,500	—	43,140	841,342
Robert C. Shoemaker, Executive Vice President, CBO	2017	334,750	119,603	—	46,429	—	—	43,565	544,347
	2016	325,000	121,875	—	26,441	121,875	—	43,863	639,054
	2015	310,000	116,250	—	21,152	116,250	—	41,315	604,967
Margaret M. Taylor, Executive Vice President, CFO	2017	314,150	—	—	30,953	—	—	12,995	358,098
	2016	305,000	58,500	—	17,627	91,500	—	12,879	485,506
	2015	290,000	38,000	—	14,101	87,000	—	12,237	441,338
Dean F. Hackemer, Division President, Access National Mortgage	2017	386,250	354,105	—	46,429	—	—	50,861	837,645
	2016	374,400	39,083	—	26,441	360,917	—	50,989	851,830
	2015	360,000	39,480	—	21,151	335,520	—	45,428	801,579
Mark D. Moore, President, Access National Access National Bank	2017	300,000	100,000	—	12,381	—	—	18,668	431,049
	2016	157,879	60,000	—	24,644	—	—	15,252	257,775

(1)
Salaries and other cash compensation are paid by Access National Bank. For Mr. Clarke, his 2017 salary was $435,625 from January to March 2017, and was increased to $585,000 effective upon the Middleburg merger on April 1, 2017. For Mr. Moore, his 2016 salary represents compensation paid since Mr. Moore’s employment began in June 2016 based on his 2016 salary of  $287,500.

(2)
Also includes any amounts contributed by the executive to the 401(k) plan.

(3)
For Messrs. Clarke, Shoemaker, Hackemer, Moore and Ms. Taylor, annual cash bonuses for 2017 performance were based on an evaluation and in the full discretion of the Compensation Committee and are reported in this table as “Bonus.” For Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor, annual cash bonuses earned under each named executive officer’s employment agreement during 2016 and 2015, except for the discretionary portions, were based on an evaluation by the Compensation Committee and the Access board of directors of performance and are reported in this table as “Non-Equity Incentive Plan Compensation.”

(4)
The amounts in this column reflect the aggregate grant date fair value of options awarded to each named executive officer during each of 2017, 2016 and 2015 under the 2009 Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus.

(5)
The amounts in this column for 2017 are detailed in the All Other Compensation table below.

All Other Compensation
Fiscal 2017
Name	Automobile/ Communication Expense Allowance ($)	401(k) Employer Match(1) ($)	Company Paid Insurance Premiums ($)	Other ($)	Total ($)
Michael W. Clarke	9,600	9,000	26,966	-0-	45,566
Robert C. Shoemaker	8,400	9,000	26,165	-0-	43,565
Margaret M. Taylor	1,200	9,000	2,795	-0-	12,995
Dean F. Hackemer	8,400	9,000	33,461	-0-	50,861
Mark D. Moore	7,200	6,100	-0-	5,368(2)	18,668

(1)
Reflects amounts paid as 401(k) profit sharing match to participating employees.

(2)
Reflects club dues paid on behalf of Mr. Moore.

The following table summarizes certain information with respect to incentive-based cash bonus awards granted to the named executive officers for performance for the year ended December 31, 2017 and reflects the amounts that could have been paid under each such award. The table also reflects option awards that the named executive officers could have received based on 2017 performance under their employment agreements in effect at the time of their 2018 evaluation, or in the case of Mr. Moore, received as an award for 2017 performance.
Grants of Plan-Based Awards
Fiscal 2017
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Grant Date	Threshold(1) ($)	Target(1) ($)	Maximum(1) ($)	Threshold(2) (#)	Target(2) (#)	Maximum(2) (#)
Michael W. Clarke	—	—	—	—	—	—	—	—	—	—	—
Robert C. Shoemaker	03/15/2018	—	—	—	—	—	—	—	7,500	29.51	50,163
Margaret M. Taylor	—	—	—	—	—	—	—	—	—	—
Dean F. Hackemer	03/15/2018	—	—	—	—	—	—		7,500	29.51	50,163
Mark D. Moore	03/15/2018	—	—	—	—	—	—	—	3,500	29.51	23,409

(1)
The employment agreements for Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor do not provide a minimum threshold, target or maximum amount that could have been earned as an annual cash bonus. The actual amounts of the annual cash bonus awards were determined by the Compensation Committee on March 15, 2018 and paid shortly thereafter and are reported as “Bonus” compensation for Messrs. Clarke, Shoemaker and Hackemer and Ms. Taylor in the Summary Compensation table.

(2)
The employment agreements for Messrs. Clarke, Shoemaker, Hackemer and Ms. Taylor do not provide a minimum threshold, target or maximum amount that could have been earned as an equity incentive award. The actual number of options awarded in 2018 to each named executive officer for 2017 performance is discussed in the section entitled “—Option Awards.”

(3)
The amounts in this column reflect the grant date fair value of the options granted in 2018 to Messrs. Clarke, Shoemaker, Hackemer and Moore and Ms. Taylor under the 2017 Plan for 2017 performance, computed in accordance with FASB ASC Topic 718.

The following table includes certain information with respect to all unexercised options held by the named executive officers at December 31, 2017. On that date, the named executive officers held no shares of restricted stock.
Outstanding Equity Awards at 2017 Fiscal Year-End
Option Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Michael W. Clarke	—	2,500(5)		$15.97	01/22/19
	—	5,000(6)		$17.96	01/21/20
	—	7,500(7)		$18.32	01/21/21
	—	10,000(9)		$27.82	02/23/22
Robert C. Shoemaker	1,875(3)	—		$16.22	03/15/18
	—	1,875(5)		$15.97	01/22/19
	—	3,750(6)		$17.96	01/21/20
	1,875	5,625(7)		$18.32	01/21/21
	—	7,500(9)		$27.82	02/23/22
Margaret M. Taylor	2,625(2)	—		$15.21	01/28/18
	1,125(4)	—		$12.79	05/09/18
	3,750	1,250(5)		$15.97	01/22/19
	2,500	2,500(6)		$17.96	01/21/20
	1,250	3,750(7)		$18.32	01/21/21
	—	5,000(9)		$27.82	02/23/22
Dean F. Hackemer	—	1,875(5)		$15.97	01/22/19
	—	3,750(6)		$17.96	01/21/20
	—	5,625(7)		$18.32	01/21/21
	—	7,500(9)		$27.82	02/23/22
Mark D. Moore	—	5,000(8)		$23.85	10/25/21
	—	5,000(9)		$27.82	02/23/22

(1)
All options were granted under the 2009 Plan.

(2)
This option grant fully vested on January 28, 2017.

(3)
This option grant fully vested on March 15, 2017.

(4)
This option grant fully vested on May 9, 2017.

(5)
This option grant vests in 4 equal installments as follows: 25% on January 22, 2015; 25% on January 22, 2016; 25% on January 22, 2017; and 25% on January 22, 2018.

(6)
This option grant vests in 4 equal installments as follows: 25% on January 21, 2016; 25% on January 21, 2017; 25% on January 21, 2018; and 25% on January 21, 2019.

(7)
This option grant vests in 4 equal installments as follows: 25% on January 21, 2017; 25% on January 21, 2018; 25% on January 21, 2019; and 25% on January 21, 2020.

(8)
This option grant vests in 4 equal installments as follows: 25% on October 25, 2017; 25% on October 25, 2018; 25% on October 25, 2019; and 25% on October 25, 2020.

(9)
This option grant vests in 4 equal installments as follows: 25% on February 23, 2018; 25% on February 23, 2019; 25% on February 23, 2020; and 25% on February 23, 2021.

The table below provides information regarding the value realized by Access’s named executive officers upon the exercise of stock options during 2017. None of the named executive officers held restricted stock that vested during 2017.
Option Exercises and Stock Vested
Fiscal 2017
	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Michael W. Clarke	25,000	262,800
Robert C. Shoemaker	26,250	305,569
Margaret M. Taylor	1,000	15,640
Dean F. Hackemer	9,875	102,565
Mark D. Moore	—	—

(1)
Value realized is the aggregate number of options exercised multiplied by the closing market price of Access’s common stock on the date of exercise minus the aggregate exercise price paid.

Director and Executive Stock Ownership and Patronage Policy
To elevate the visibility and importance of ownership and patronage, Access adopted a Stock Ownership and Patronage Policy for directors and executive officers effective March 31, 2017, as revised August 24, 2017. The Access board of directors believes that share ownership and business patronage align the interests of its executive officers and directors with the interests of shareholders, promotes sound corporate governance, and demonstrates a commitment to Access. Executive officers who do not meet the stock ownership requirements as of the effective date of the policy, or who are appointed after the effective date of the policy, or who are subsequently promoted to a position requiring a higher ownership level, will have three years from the later of the effective date of the policy or the date of appointment or promotion to attain the required level of stock ownership. Executive officers who receive an increase in base salary will have the longer of three years from the effective date of the policy or one year from the date of such base salary increase to acquire any additional shares needed to attain the required level of stock ownership. Directors who do not meet the requirement will have three years from the effective date of the policy or, if later, their first day of service to attain the required level of stock ownership. The minimum stock ownership requirement for any director serving on the boards of directors of both Access and Access National Bank is currently $120,000. Directors serving in additional positions that earn retainer fees, including board Chairman, board Committee Chair and/or Executive Committee Member, have higher ownership requirements. The following table provides the stock ownership requirements for non-employee directors and executive officers.

Position	Multiple	Base
Non-Employee Director	5X	Annual Board Retainer(s)
Chief Executive Officer	5X	Annual Base Salary
Chief Banking Officer	3X	Annual Base Salary
Chief Operating Officer	2X	Annual Base Salary
Chief Financial Officer	1X	Annual Base Salary
Access National Bank President	1X	Annual Base Salary
Mortgage Division President	2X	Annual Base Salary
Chairman, Middleburg Investment Group	2X	Annual Base Salary
Chief Executive Officer, Middleburg Trust Company	1X	Annual Base Salary
Until a director or executive officer attains the required level of stock ownership, he or she is required to retain at least 50% of the net shares resulting from the exercise of any stock option or vesting of any restricted stock award granted under an Access equity plan.
Minimum Stock Holding Period.   In addition, whether or not they have attained the required level of stock ownership under the policy, the policy also requires certain executive officers, including all of the named executive officers, to hold all net shares acquired from the exercise, vesting or payment of any equity awards granted under a Access equity plan for 36 months from the date of exercise, vesting or payment or, if earlier, until the date of the executive officer’s termination.
CEO Pay Ratio
As required by SEC rules, Access is providing its shareholders the following information about the relationship of the annual total compensation of its employees and the annual total compensation of its CEO.
Access determined that the 2017 annual total compensation of its median compensated employee, from all of its employees who were employed as of December 31, 2017, other than its CEO, was $68,234; its CEO’s 2017 annual total compensation was $692,471; and the ratio of these amounts was 1:10.
As of December 31, 2017, Access’s total population consisted of 397 employees, all located in the United States. This population consisted of all of Access’s full-time, part-time and temporary employees.
To identify the median compensated employee, Access used the total actual wages for the period from January 1, 2017 to December 31, 2017 as reported to the Internal Revenue Service on Box 1 of Form W-2. Access did not make any cost-of-living adjustments in identifying the median compensated employee. Once Access identified its median compensated employee, Access calculated the median compensated employee’s and its CEO’s 2017 annual total compensation in accordance with the requirements of the regulations.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on Access’s payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Director Compensation
The compensation philosophy and objectives described earlier also apply to Access’s non-employee directors. Access’s general practice is to pay the directors a basic cash retainer on a quarterly or monthly basis that is designed to compensate directors for their participation on the Access board of directors and the execution of their basic duties and responsibilities. Beginning in 2006 (for 2005 performance), the Compensation Committee also conducts an annual evaluation of performance under criteria similar to that used for its executive cash bonuses for payment of annual incentives to directors. Incentives have been paid in cash, option awards or some combination thereof historically. Future incentives to non-employee directors under Access’s 2017 Plan could include restricted stock, restricted stock units, stock appreciation rights, performance units or performance cash awards.
In 2017, the non-employee directors agreed to a basic annual retainer of  $36,000 each, payable monthly, for 2017 until completion of the Middleburg merger, with the Chairman to receive an additional $12,000 annual retainer, payable monthly, for 2017 until completion of the Middleburg merger, which occurred on April 1, 2017. The collective retainer amount paid to the directors for January to March 2017 was $48,000 in the aggregate, or $192,000 annualized, which equated to 44.1% of the CEO’s base salary effective on January 1, 2017.
As described in the section entitled “—Board Process,” in the first quarter of 2017 the Compensation Committee engaged an independent consultant, ChaseCompGroup, to assist and advise on matters related to director compensation for the increased size of Access and aggregate number of non-employee directors as a result of the Middleburg merger. The Compensation Committee subsequently approved the following compensation arrangement for non-employee directors for 2017, effective upon completion of the Middleburg merger, which occurred on April 1, 2017. Upon the establishment and shareholder approval of the 2017 Plan, which occurred in October 2017, all retainers for the non-employee directors, the board Chairman, the board Committee Chairs and the Executive Committee Members shall be paid in the form of equity awards in amounts equal to the dollar values in the below table. Prior to this change, these fees were paid in cash. For 2017, 50% of non-employee director, board Chairman, board Committee Chair and Executive Committee Member retainers were payable after the first Access board of directors meeting in April 2017, and the remaining balance was paid in the form of stock option awards on March 15, 2018, prorated for the nine months served under this compensation arrangement, subject to attendance of at least 75% of all Access board of directors and board Committee meetings and compliance with board level policies, which all of the directors complied with. Retainers may be withheld or clawed back for covenant or board policy non-compliance, subject to approval by a majority of the Access board of directors. All per meeting fees are payable monthly provided the director is in compliance with board-level policies. Fees may be withheld or clawed back for covenant or board policy non-compliance, subject to approval by a majority of the Access board of directors. Directors can attend up to three scheduled board or board Committee meetings telephonically per year, and shall earn 50% of the per fee meeting for any additional scheduled meetings during the remainder of the calendar year that are attended telephonically. Non-employee directors will not be eligible for incentive awards under the current compensation arrangement.
Board or Board Committee	Annual Retainer Member ($)(1)	Annual Retainer Chair ($)(1)	Per Meeting Fee Member ($)(2)
Board of Directors – Access	12,000	12,000	1,000
Board of Directors – Access National Bank	12,000	12,000	1,000
Executive Committee	20,000	—	—
Directors Loan Committee	—	—	1,000
Audit Committee	—	12,000	1,000
Compensation Committee	—	12,000	1,000
Nominating and Governance Committee	—	12,000	1,000
Risk Committee	—	12,000	1,000

(1)
All retainer fees to be paid in the form of equity awards in an amount equal to the value stated under the 2017 Plan. Prior to shareholder approval of the 2017 Plan for this purpose, retainer fees were paid in cash. 2017 annual retainer fees were prorated for the nine months served under this compensation arrangement.

(2)
Per meeting fees are paid in cash.

The 2017 compensation arrangement will remain effective for 2018 and the first quarter of 2019 until such time as changes are approved, if any.

The following table provides compensation information for the year ended December 31, 2017 for each non-employee member of the Access board of directors.
Director Compensation
Fiscal 2017
Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael G. Anzilotti	138,500	—	30,953	—	—	—	169,453
J. Randolph Babbitt	102,000	—	30,953	—	—	—	132,953
Childs F. Burden	55,000	—	—	—	—	—	55,000
John W. Edgemond, IV	105,500	—	30,953	—	—	—	136,453
Martin S. Friedman	122,500	—	30,953	—	—	—	153,453
Thomas M. Kody	97,000	—	30,953	—	—	—	127,953
Gary D. LeClair	52,000	—	—	—	—	—	52,000
John C. Lee, IV	90,500	—	—	—	—	—	90,500
Mary Leigh McDaniel	55,500	—	—	—	—	—	55,500
Janet A. Neuharth	55,000	—	—	—	—	—	55,000

(1)
Messrs. Clarke, Shoemaker and Shook are not included in this table as they are (or were) employees of Access and thus receive no compensation for service as directors on Access and Access National Bank boards of directors. Mr. Moore is not included in this table as he is an employee of Access National Bank and thus receives no compensation for service as a director on Access National Bank board of directors. The compensation received by Messrs. Clarke, Shoemaker and Moore is shown in the Summary Compensation table.

(2)
Amounts include retainers and meeting fees paid in cash for 2017 service.

(3)
The amounts in this column reflect the grant date fair value of options awarded to each non-employee director during 2017 under the 2009 Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 11 to Access’s annual consolidated financial statements, which are included in Annex G of this joint proxy statement/prospectus. As of December 31, 2017, each non-employee director had the following number of options outstanding: Anzilotti: 17,084; Babbitt: 12,500; Burden: -0-; Edgemond: 24,000; Friedman: 24,000; and Kody: 12,500; LeClair: -0-; Lee: -0-; McDaniel: -0-; and Neuharth: -0-.

The Compensation Committee is responsible for establishing, administering and approving director compensation. See the sections entitled “— Director Compensation” and “— Board Process” for further details.
Compensation Committee Interlocks and Insider Participation
Members of the Compensation Committee as of the date of this joint proxy statement/prospectus are Messrs. Friedman (Chair), Anzilotti, Babbitt, Edgemond, Lee and Ms. McDaniel. During 2017 and as of the date of this joint proxy statement/prospectus, none of Access’s executive officers or employees served or serve as a member of Access’s Compensation Committee, and no member of Access’s Compensation Committee has previously served as an executive officer of Access. Further, during 2017 and as of the date of this joint proxy statement/prospectus, none of Access’s executive officers:
•
served on the compensation committee, or other body performing a similar function, of any entity for which any member of the Compensation Committee served as an executive officer;

•
served as a director of any entity for which any member of the Compensation Committee served as an executive officer; or

•
served as a member of the compensation committee, or other body performing a similar function, of any entity for which one of Access’s directors served as an executive officer.

During 2017 and as of the date of this joint proxy statement/prospectus, there were transactions by Access National Bank, Access’s wholly owned Access National Bank subsidiary, with certain members of the Compensation Committee, or their associates, all consisting of extensions of credit by Access National Bank in the ordinary course of its business.
Information Regarding Michael W. Clarke
Pursuant to the Union Merger Agreement, at the effective time, Michael W. Clarke will join the boards of directors of Union and Union Bank & Trust, and as a result such boards will consist of 19 members. Michael W. Clarke is the current President and Chief Executive Officer of Access and a member of the current Access board of directors.
Mr. Clarke, 57, has served as President, Chief Executive Officer and a director of Access since it was formed in 2002 and has served as Chief Executive Officer and a director of Access National Bank since it was organized in 1999. Mr. Clarke’s current term as director of Access runs until Access’s 2021 annual meeting of shareholders. He also served as President of Access National Bank from its organization in 1999 until June 2016. Prior to joining Access National Bank, Mr. Clarke served as Chief Credit Officer of Patriot National Bank, or Patriot, in Vienna, Virginia, from its inception in 1990 until the company was sold in 1997 and remained with the successor, United Bank, in the same capacity through 1998. Prior to joining Patriot, Mr. Clarke was Vice President of commercial lending at Crestar Bank in Alexandria, Virginia, from 1985 to 1989. Mr. Clarke graduated from Virginia Tech with a B.S. degree in finance and actively serves as a volunteer Board member on numerous related organizations. Mr. Clarke served as a director of the Virginia Tech Foundation from 2009 to 2015 and as Chair of its Audit Committee. Mr. Clarke presently serves on the Board of the Business Finance Group, Inc., an SBA certified community development corporation. Mr. Clarke brings to the Access board of directors over 33 years of experience in the skilled front line delivery of banking products, credit risk management, corporate finance, capital management and management of banking operations at all levels.
Certain Relationships and Related Transactions
Access has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to Access and which do not present more than the normal risk of collectability or other unfavorable terms.
Access and its board of directors are committed to maintaining the highest legal and ethical conduct while fulfilling their responsibilities, and recognize that related party transactions can present potential or actual conflicts of interest and create the appearance that decisions are based on considerations other than the best interests of Access and its shareholders. Accordingly, as a general matter, it is Access’s preference to avoid related party transactions. Nevertheless, Access recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Access and its shareholders, including but not limited to situations where Access may obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when Access provides products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally. Therefore, Access has adopted written procedures for the review and oversight of related party transactions.
Related parties include directors, director nominees, executive officers, shareholders known to own 5% or more of Access’s voting stock, immediate family members of these persons, or any entity owned or controlled by these persons.

As required under SEC rules, transactions exceeding $120,000 that are determined to be directly or indirectly material to the related party are disclosed in Access’s proxy statement for its annual meeting of shareholders. The Audit Committee reviews any related party transaction. Any member of the Audit Committee who is a related party with respect to a transaction under review does not participate in the deliberations or vote on such transaction. Related party transactions, as defined by Access’s written related party transaction policy, include those that exceed $20,000. It is noted that the definition of  “related party transaction”, as it relates to SEC and Nasdaq regulations, refers to transactions exceeding $120,000; however, Access’s Audit Committee has chosen to review and provide oversight to all transactions over $20,000.
Other than the routine banking matters mentioned above, Access has had no related party transactions since January 1, 2017, and there are none proposed currently.
Related party transactions with respect to routine banking matters are reviewed in accordance with Regulation O and are not reviewed by Access’s Audit Committee.
Director Independence
The current Access board of directors is comprised of 12 members, a majority of whom are “independent,” as defined by the listing standards of Nasdaq. The Access board of directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with Access that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. Mr. Clarke is not “independent,” as defined by the listing standards of Nasdaq.

Annex G
Consolidated Financial Statements of Access National Corporation and
Consolidated Financial Statements of Middleburg Financial Corporation1

1
For the Consolidated Financial Statements of Middleburg Financial Corporation, see page G-117.

ACCESS NATIONAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except for Share and Per Share Data)
	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Cash and due from banks	$14,062	$29,855
Interest-bearing balances and federal funds sold	110,308	92,458
Total cash and cash equivalents	124,370	122,313
Investment securities:
Available-for-sale, at fair value	424,445	406,067
Marketable equity, at fair value	—	1,379
Held-to-maturity, at amortized cost (fair value of $28,278 and $28,940, respectively)	28,353	28,272
Total investment securities	452,798	435,718
Restricted stock, at amortized cost	21,192	16,572
Loans held for sale, at fair value	36,600	31,999
Loans held for investment, net of allowance for loan losses of $17,349 and $15,805, respectively	2,076,921	1,950,553
Premises, equipment and land, net	27,768	27,797
Goodwill and intangibles	184,028	185,161
Other real estate owned, net of valuation allowance	643	643
Bank owned life insurance	52,604	51,632
Other assets	44,399	51,506
Total assets	$3,021,323	$2,873,894
LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Noninterest-bearing deposits	$757,900	$744,960
Interest-bearing demand deposits	481,676	496,677
Savings and money market deposits	711,262	623,889
Time deposits	344,026	368,622
Total deposits	2,294,864	2,234,148
Short-term borrowings	212,561	145,993
Long-term borrowings	45,000	40,000
Trust preferred debentures	3,942	3,883
Other liabilities and accrued expenses	23,013	28,246
Total liabilities	2,579,380	2,452,270
SHAREHOLDERS’ EQUITY
Common stock $0.835 par value; 60,000,000 shares authorized; 20,920,262 and 20,534,163 issued and outstanding, respectively	17,468	17,146
Additional paid in capital	317,626	307,670
Retained earnings	115,973	98,584
Accumulated other comprehensive loss, net	(9,124)	(1,776)
Total shareholders’ equity	441,943	421,624
Total liabilities and shareholders’ equity	$3,021,323	$2,873,894

See accompanying notes to the consolidated financial statements (unaudited).

ACCESS NATIONAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except for Share and Per Share Data)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$25,687	$24,306	$73,241	$60,251
Interest on federal funds sold and bank balances	578	394	1,532	746
Interest and dividends on securities	3,047	2,992	8,369	7,388
Total interest and dividend income	29,312	27,692	83,142	68,385
INTEREST EXPENSE
Interest on deposits	3,902	2,639	9,717	6,560
Interest on other borrowings	1,345	459	3,100	1,366
Total interest expense	5,247	3,098	12,817	7,926
Net interest income	24,065	24,594	70,325	60,459
Provision for loan losses	700	900	2,102	3,200
Net interest income after provision for loan losses	23,365	23,694	68,223	57,259
NONINTEREST INCOME
Service charges and fees	485	560	1,456	1,509
Gain on sale of loans	4,465	5,594	11,453	14,985
Other income	2,494	2,369	11,020	6,917
Total noninterest income	7,444	8,523	23,929	23,411
NONINTEREST EXPENSE
Salaries and benefits	11,113	11,100	35,370	31,800
Occupancy and equipment	2,000	3,019	5,881	5,820
Other operating expenses	5,853	8,674	18,115	23,594
Total noninterest expense	18,966	22,793	59,366	61,214
Income before income taxes	11,843	9,424	32,786	19,456
Income tax expense	2,233	2,422	6,128	6,001
NET INCOME	$9,610	$7,002	$26,658	$13,455
Earnings per common share:
Basic	$0.46	$0.34	$1.28	$0.77
Diluted	$0.46	$0.34	$1.28	$0.77
Average outstanding shares:
Basic	20,847,319	20,409,696	20,734,621	17,156,521
Diluted	20,925,247	20,508,875	20,821,096	17,273,367
See accompanying notes to the consolidated financial statements (unaudited).

ACCESS NATIONAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In Thousands)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net income	$9,610	$7,002	$26,658	$13,455
Other comprehensive income (loss):
Unrealized holding gains (losses) arising during the period	(2,514)	(616)	(9,019)	553
Unrealized gains (losses) on interest rate swaps	(2)	22	87	18
Tax effect	532	211	1,837	(194)
Total other comprehensive (loss) income	(1,984)	(383)	(7,095)	377
Total comprehensive income	$7,626	$6,619	$19,563	$13,832

See accompanying notes to the consolidated financial statements (unaudited).

ACCESS NATIONAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(In Thousands, Except for Share and Per Share Data)
	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balance January 1, 2018	$17,146	$307,670	$98,584	$(1,776)	$421,624
Net income	—	—	26,658	—	26,658
Other comprehensive loss	—	—	—	(7,095)	(7,095)
Cash dividends ($0.46 per share)	—	—	(9,522)	—	(9,522)
Reclassification of the Income Tax Effects of the Tax Cuts and Jobs Act from AOCI	—	—	374	(374)	—
Amounts reclassified as cumulative effect of adoption of new accounting pronouncement	—	—	(121)	121	—
Dividend reinvestment plan shares issued from reserve (298,699 shares)	249	8,142	—	—	8,391
Exercise of stock options (87,400 shares)	73	1,355	—	—	1,428
Stock-based compensation	—	459	—	—	459
Balance September 30, 2018	$17,468	$317,626	$115,973	$(9,124)	$441,943
Balance January 1, 2017	$8,881	$21,779	$91,439	$(1,569)	$120,530
Net income	—	—	13,455	—	13,455
Other comprehensive income	—	—	—	377	377
Cash dividends ($0.45 per share)	—	—	(6,287)	—	(6,287)
Exercise of stock options (143,092 shares)	120	1,940	—	—	2,060
Dividend reinvestment plan shares issued from reserve (149,758 shares)	125	3,801	—	—	3,926
Issuance of restricted common stock (4,549 shares)	4	125	—	—	129
Issuance of common stock (9,516,097 shares)	7,946	277,727	—	—	285,673
Stock-based compensation	—	310	—	—	310
Balance September 30, 2017	$17,076	$305,682	$98,607	$(1,192)	$420,173

See accompanying notes to the consolidated financial statements (unaudited).

ACCESS NATIONAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
	For the Nine Months Ended September 30,
	2018	2017
Cash Flows from Operating Activities
Net income	$26,658	$13,455
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,241	2,011
Provision for loan losses	2,102	3,200
Provision for off balance sheet losses	210	50
Originations of loans held for sale	(292,655)	(319,164)
Proceeds from sales of loans held for sale	287,933	328,587
Amortization of intangibles	2,517	1,642
Amortization on purchase accounting discounts	(2,219)	(2,977)
Decrease in valuation of loans held for sale carried at fair value	121	19
Deferred tax expense	(182)	120
Decrease in valuation allowance on derivatives	6	258
Loss on sale of available-for-sale equity security	9	—
Amortization of securities discounts and premiums, net	3,659	1,984
Accretion of unfavorable lease liability	(303)	—
Stock-based compensation	459	310
Losses on sale of other real estate owned, net	16	—
Impairment of other real estate owned	310	—
Income from bank owned life insurance	(972)	(869)
Changes in assets and liabilities:
Decrease (increase) in other assets	6,332	(6,475)
(Decrease) increase in other liabilities	(5,105)	2,645
Net cash provided by operating activities	$30,137	$24,796
Cash Flows from Investing Activities
Proceeds from maturities, calls, principal repayments and sales of securities available-for-sale	28,230	188,716
Proceeds from sale of available-for-sale equity security	1,331	—
Purchases of securities available-for-sale	(58,979)	(162,623)
Proceeds from sales, maturities and calls of securities held-to-maturity	49	4,273
(Purchase) redemption of restricted stock, net	(4,620)	3,052
Purchases of premises, equipment and land, net	(460)	(1,263)
Increase in loans, net	(127,470)	(123,353)
Proceeds from sale of other real estate owned	1,169	2,258
Cash paid in business combination	—	(608)
Cash acquired in business combination	—	90,940
Net cash provided by (used in) investing activities	$(160,750)	$1,392

See accompanying notes to the consolidated financial statements (unaudited).

ACCESS NATIONAL CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
(In Thousands)
	For the Nine Months Ended September 30,
	2018	2017
Cash Flows from Financing Activities
Increase in demand, interest-bearing demand and savings deposits	$85,313	$178,531
Decrease in time deposits	(24,556)	(3,266)
Increase in securities sold under agreements to repurchase	(13,480)	(2,407)
Increase (decrease) in short-term borrowings	80,096	(160,000)
Increase in long-term borrowings	5,000	—
Payment of dividends on common stock	(9,522)	(6,287)
Proceeds from issuance of common stock	9,819	6,115
Net cash provided by financing activities	$132,670	$12,686
Increase in cash and cash equivalents	2,057	38,874
Cash and cash equivalents at beginning of the period	122,313	91,059
Cash and cash equivalents at end of the period	$124,370	$129,933
Cash Flows from Operating Activities
Supplemental Disclosures of Cash Flow Information
Interest paid	12,775	6,338
Income taxes	(4,340)	5,561
Supplemental Disclosure of Non-Cash Transactions
Unrealized gains (losses) on securities available for sale	(9,019)	364
Change in fair value of interest rate swaps	87	18
Transfer of loans held for investment to other real estate owned	1,180	—
Transfer of bank owned property to other real estate owned	315	—
Common stock issued for acquisition	—	285,673
Transactions related to bank acquisitions
Increase in assets and liabilities:
Loans	$—	$(815,817)
Securities	—	(243,679)
Other Assets	—	(258,306)
Noninterest bearing deposits	—	282,752
Interest bearing deposits	—	773,867
Borrowings	—	3,824
Trust preferred debentures	—	55,925
Other liabilities	—	10,206
See accompanying notes to the consolidated financial statements (unaudited).

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)
Note 1.   Basis of Presentation
Access National Corporation (the “Corporation”) is a bank holding company incorporated under the laws of the Commonwealth of Virginia. The Corporation owns all of the stock of its three active wholly-owned subsidiaries: Access National Bank (the “Bank”), which is an independent commercial bank chartered under federal laws as a national banking association; Middleburg Investment Group (“MIG”), which was formed in 2005 and acquired by the Corporation on April 1, 2017 in its merger with Middleburg Financial Corporation (“Middleburg”) and is a non-bank holding company chartered under Virginia law; and MFC Capital Trust II formed in 2003 for the purpose of issuing redeemable capital securities and acquired by Access on April 1, 2017 in its merger with Middleburg. The Bank has three active wholly owned subsidiaries: Access Real Estate LLC (“Access Real Estate”), a real estate company; ACME Real Estate LLC, a real estate holding company of foreclosed property; and Access Capital Management Holding LLC (“ACM”), a holding company for Capital Fiduciary Advisors, L.L.C., Middleburg Investment Services, L.L.C., and Access Insurance Group, L.L.C. MIG has one active wholly-owned subsidiary being Middleburg Trust Company.
The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with rules and regulations of the Securities and Exchange Commission (“SEC”). The statements do not include all of the information and footnotes required by GAAP for complete financial statements. All adjustments have been made which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. Such adjustments are all of a normal and recurring nature. All significant inter-company accounts and transactions have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current period presentation. An approximate $12.6 million reclassification adjustment has been made to the Consolidated Balance Sheet for pools of SBA guaranteed loans now classified as investment debt securities — held to maturity for the fiscal year ended December 31, 2017. This reclassification had no material impact on the reported results of operations as there was no change in overall interest income reported. The results of operations for the three and nine months ended September 30, 2018 are not necessarily indicative of the results that may be expected for the full year. These consolidated financial statements should be read in conjunction with the Corporation’s audited financial statements and the notes thereto as of December 31, 2017, included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
The Corporation has evaluated subsequent events for potential recognition and/or disclosure in this Quarterly Report on Form 10-Q through the date these consolidated financial statements were issued.
During the third quarter of 2018, the Corporation evaluated the accounting for its low income housing tax credits as well as investments in small business investment company funds (“SBICs”) and elected to change the policy for these investments. The Corporation believes the changes better reflect the economic interest in these investments. Management believes the results of these changes are immaterial to the results of operations. As such, the adjustments were recorded through the current period as a one-time after-tax gain of  $882 thousand. This includes $608 thousand ($445 thousand pre-tax credit to income with a $163 thousand credit to income tax provision) related to low income housing tax credits and a $466 thousand pre-tax gain related to equity investments. These amounts were the impact of the change in accounting principles and the correction of immaterial errors that were identified during the evaluation of the change in accounting principles.
Note 2.   Share Based Compensation Plans
The Access National Corporation 2009 Stock Option Plan (the “2009 Plan”), which was approved by shareholders on May 19, 2009, reserved 975,000 shares of the Corporation’s common stock, $0.835 par value, for issuance under the 2009 Plan. The 2009 Plan allowed for stock options to be granted with an exercise price equal to the fair market value at the grant date. The expiration dates on options granted under the 2009 Plan were generally five years from the grant date.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

In August 2017, the Corporation established the Access National Corporation 2017 Equity Compensation Plan (the “2017 Plan”) which was approved by shareholders on October 26, 2017. The 2017 Plan provides for the grant to key employees, non-employee directors, consultants and advisors of awards that may include one or more of the following: stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance cash awards. No awards may be granted under the 2017 Plan after October 25, 2027. Awards previously granted under the 2009 Plan will remain outstanding and valid in accordance with their terms, but no new awards will be granted under the 2009 Plan after October 26, 2017. The 2017 Plan reserves 1.5 million shares of the Corporation’s common stock, $0.835 par value, for issuance under the 2017 Plan.
During the first nine months of 2018, the Corporation granted 161,625 stock options to officers, directors, and employees under the 2017 Plan. For the first nine months of 2017, the Corporation granted 130,600 stock options under the 2009 Stock Option Plan. Options granted under the 2017 Plan and the 2009 Stock Option Plan have an exercise price equal to the fair market value as of the grant date. Options granted under the 2017 Plan vest over 4.0 years and expire one year after the full vesting date. Stock-based compensation expense recognized in other operating expense during the nine month periods ended September 30, 2018 and 2017 was $459 thousand and $310 thousand, respectively. The fair value of options is estimated on the grant date using a Black Scholes option-pricing model with the assumptions noted below.
Total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under all active plans as of September 30, 2018 was $1.60 million. The cost is expected to be recognized over a weighted average period of 1.57 years.
A summary of stock option activity under all active plans, which include the 2009 Plan and the 2017 Plan, for the nine months ended September 30, 2018 and 2017 is presented as follows:
	For the Nine Months Ended September 30,
	2018	2017
Expected life of options granted, in years	4.52	4.42
Risk-free interest rate	2.42%	1.49%
Expected volatility of stock	27.25%	29.64%
Annual expected dividend yield	2.26%	3.00%
Fair value of granted options	$1,056,185	$806,422
Non-vested options	390,855	316,946
The following table summarizes options outstanding under all active plans for the nine months ended September 30, 2018 and 2017:
	September 30, 2018
	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at beginning of period	507,492	$21.26	2.83	$3,352,772
Granted	161,625	29.33	4.52	—
Exercised	(87,400)	16.34	0.66	1,078,653.4
Lapsed or canceled	(23,150)	23.97	2.70	—
Outstanding September 30, 2018	558,567	$24.24	3.04	$2,084,702.4
Exercisable at September 30, 2018	167,712	$19.32	1.64	$1,328,139.61

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

	September 30, 2017
	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding at beginning of period	481,381	$16.52	2.50	$5,412,143
Granted	130,600	27.76	4.42	—
Exercised	(143,092)	14.40	0.95	1,815,112
Lapsed or canceled	(3,720)	15.69	1.44	—
Outstanding September 30, 2017	465,169	$20.34	2.82	$3,872,525
Exercisable at September 30, 2017	148,223	$16.51	1.51	$1,801,644

Note 3.   Securities
The following tables provide the amortized cost and fair value of securities held-to-maturity at September 30, 2018 and December 31, 2017. Held-to-maturity securities are carried at amortized cost, which reflects historical cost, adjusted for amortization of premium and accretion of discounts.
(In Thousands)	September 30, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
U.S. Government agencies	$5,000	$—	$(5)	$4,995
Mortgage backed securities	12,039	75	(62)	12,052
Municipals	11,314	13	(96)	11,231
Total	$28,353	$88	$(163)	$28,278

(In Thousands)	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held-to-maturity
U.S. Government agencies	$5,000	$9	$—	$5,009
Mortgage backed securities	12,551	105	(95)	12,561
Municipals	10,721	675	(26)	11,370
Total	$28,272	$789	$(121)	$28,940

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The amortized cost and fair value of securities held-to-maturity as of September 30, 2018 and December 31, 2017 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because some of the securities may be called or prepaid prior to their contractual maturities.
(In Thousands)	September 30, 2018		December 31, 2017
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Held-to-maturity
U.S. Government agencies:
Due in one year or less	$5,000	$4,995	$5,000	$5,009
Mortgage backed securities:
Due after one year through five years	3,697	3,711	3,854	3,862
Due after five years through ten years	2,617	2,586	2,725	2,758
Due after ten years through fifteen years	5,725	5,755	5,972	5,941
Municipals:
Due after one year through five years	434	432	1,985	2,004
Due after five years through ten years	2,855	2,841	1,606	1,639
Due after ten years through fifteen years	791	771	552	529
Due after fifteen years	7,234	7,187	6,578	7,198
Total	$28,353	$28,278	$28,272	$28,940

The following tables provide the amortized cost and fair value of debt securities available-for-sale. Non-equity available-for-sale securities are carried at fair value with net unrealized gains or losses reported on an after tax basis as a component of accumulated other comprehensive income (loss) in shareholders’ equity.
(In Thousands)	September 30, 2018
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Debt Securities:
U.S. Treasury securities	$4,435	$—	$(24)	$4,411
U.S. Government agencies	5,071	—	(184)	4,887
Mortgage backed securities	296,662	—	(8,505)	288,157
Corporate bonds	4,518	—	(25)	4,493
Asset backed securities	32,936	3	(819)	32,120
Certificates of deposit	1,976	—	(17)	1,959
Municipals	90,573	73	(2,228)	88,418
Total	$436,171	$76	$(11,802)	$424,445

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

(In Thousands)	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale Debt Securities:
U.S. Treasury securities	$50	$—	$—	$50
U.S. Government agencies	5,086	—	(21)	5,065
Mortgage backed securities	263,004	66	(2,615)	260,455
Corporate bonds	4,486	5	(9)	4,482
Asset backed securities	34,092	19	(511)	33,600
Certificates of deposit	1,976	5	—	1,981
Municipals	100,081	1,586	(1,233)	100,434
	408,775	1,681	(4,389)	406,067
Available-for-sale Equity Securities:
CRA mutual fund	1,500	—	(121)	1,379
Total	$410,275	$1,681	$(4,510)	$407,446

As of December 31, 2017, a marketable equity security with a fair value of  $1.4 million was recorded within investment securities available-for-sale with unrealized losses recorded through comprehensive income and accumulated other comprehensive income. On January 1, 2018, the Corporation adopted ASU 2016-01, “Recognition and Measurement of Financial Assets and Financial Liabilities” and reclassified its marketable equity security from investments available-for-sale into a separate component of investment securities. The ASU requires marketable equity securities to be reported at fair value with changes recorded through earnings. As a result of the adoption, the Corporation reclassified $121 thousand in net unrealized losses included in accumulated other comprehensive loss as of December 31, 2017 to retained earnings on January 1, 2018. During the third quarter of 2018 one marketable equity security was sold for an $8 thousand loss.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The amortized cost and fair value of debt securities available-for-sale as of September 30, 2018 and December 31, 2017 by contractual maturities, are shown below. Actual maturities may differ from contractual maturities because some of the securities may be called or prepaid prior to their contractual maturities.
	September 30, 2018		December 31, 2017
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In Thousands)
Available-for-sale:
U.S. Treasury securities:
Due in one year or less	$—	$—	$50	$50
Due after one year through five years	4,435	4,411	—	—
U.S. Government agencies:
Due after one year through five years	5,071	4,887	5,086	5,066
Mortgage backed securities:
Due after one year through five years	70,200	68,255	60,082	59,911
Due after five years through ten years	90,525	86,707	90,107	89,165
Due after ten years through fifteen years	5,523	5,308	4,424	4,314
Due after fifteen years	130,414	127,887	108,391	107,065
Corporate bonds:
Due in one year or less	2,686	2,672	—	—
Due after one year through five years	1,832	1,821	4,486	4,482
Asset backed securities:
Due after one year through five years	3,055	3,059	—	—
Due after five years through ten years	—	—	3,064	3,079
Due after ten years through fifteen years	11,955	11,672	11,557	11,410
Due after fifteen years	17,926	17,389	19,471	19,111
Certificates of deposit:
Due in one year or less	494	492	—	—
Due after one year through five years	1,482	1,467	1,976	1,981
Municipals:
Due in one year or less	185	185	723	729
Due after one year through five years	1,018	1,033	7,587	7,482
Due after five years through ten years	11,965	11,685	8,784	8,758
Due after ten years through fifteen years	35,336	34,520	29,641	30,146
Due after fifteen years	42,069	40,995	53,346	53,318
Total	$436,171	$424,445	$408,775	$406,067

The fair value of securities pledged to secure public funds, securities sold under agreements to repurchase, credit lines with the Federal Reserve Bank (“FRB”), and debtor-in-possession accounts amounted to $362.6 million and $351.8 million at September 30, 2018 and December 31, 2017, respectively.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Securities available-for-sale and held-to-maturity that had an unrealized loss position at September 30, 2018 and December 31, 2017 are as follow:
(In Thousands) September 30, 2018	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Held-to-maturity
U.S. Government agencies	$4,995	$(5)	$—	$—	$4,995	$(5)
Mortgage backed securities	3,956	(62)	—	—	3,956	(62)
Municipals	7,286	(76)	515	(20)	7,801	(96)
Total	$16,237	$(143)	$515	$(20)	$16,752	$(163)
Available-for-sale
U.S. Treasury Securities	$4,411	$(24)	$—	$—	$4,411	$(24)
U.S. Government agencies	—	—	4,887	(184)	4,887	(184)
Mortgage backed securities	103,398	(1,369)	184,747	(7,136)	288,145	(8,505)
Corporate bonds	4,292	(24)	100	(1)	4,392	(25)
Asset backed securities	10,361	(148)	18,700	(671)	29,061	(819)
Certificates of deposit	1,959	(17)	—	—	1,959	(17)
Municipals	53,633	(1,058)	18,486	(1,170)	72,119	(2,228)
Total	$178,054	$(2,640)	$226,920	$(9,162)	$404,974	$(11,802)

(In Thousands) December 31, 2017	Less than Twelve Months		Twelve Months or Greater		Total
	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses	Estimated Fair Value	Gross Unrealized Losses
Held-to-maturity
Mortgage backed securities	$4,124	$(95)	$—	$—	$4,124	$(95)
Municipals	1,043	(3)	529	(23)	1,572	(26)
Total	$5,167	$(98)	$529	$(23)	$5,696	$(121)
Available-for-sale
U.S. Government agencies	$5,066	$(21)	$—	$—	$5,066	$(21)
Mortgage backed securities	193,844	(1,531)	43,190	(1,084)	237,034	(2,615)
Corporate bonds	2,630	(9)	—	—	2,630	(9)
Asset backed securities	13,299	(200)	8,945	(311)	22,244	(511)
Municipals	15,096	(693)	15,031	(540)	30,127	(1,233)
CRA mutual fund	—	—	1,379	(121)	1,379	(121)
Total	$229,935	$(2,454)	$68,545	$(2,056)	$298,480	$(4,510)

The Corporation evaluates securities for other-than-temporary impairment (“OTTI”) on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to various factors in determining whether the Corporation anticipates a recovery in fair value such as: the length of time and extent to which the fair value has been less than cost, and the financial condition and underlying credit quality for the issuer. When analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, the sector or industry trends affecting the issuer, and whether any recent downgrades by bond rating agencies have occurred.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

At September 30, 2018, there were 166 available-for-sale securities with unrealized losses totaling $11.8 million and thirteen held-to-maturity securities with unrealized losses of  $163 thousand. The Corporation evaluated the investment portfolio for possible other-than-temporary impairment losses and concluded the unrealized losses were caused by interest rate fluctuations with no adverse change in cash flows noted. Based on this analysis and because the Corporation does not intend to sell securities in an unrealized loss position and it is more likely than not the Corporation will not be required to sell any securities before recovery of amortized cost basis, which may be at maturity, the Corporation does not consider any portfolio securities to be other-than-temporarily impaired.
Restricted stock
The Corporation’s investment in the Federal Home Loan Bank of Atlanta (“FHLB”) stock totaled $11.9 million and $8.2 million at September 30, 2018 and December 31, 2017, respectively. FHLB stock is generally viewed as a long-term investment and as a restricted security which is carried at cost because there is no market for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Corporation does not consider this investment to be other-than-temporarily impaired at September 30, 2018, and no impairment has been recognized. FHLB stock is shown in restricted stock on the consolidated balance sheets.
The Corporation also has an investment in FRB stock which totaled $9.3 million and $8.4 million at September 30, 2018 and December 31, 2017, respectively. The investment in FRB stock is a required investment and is carried at cost since there is no ready market. The Corporation does not consider this investment to be other-than-temporarily impaired at September 30, 2018, and no impairment has been recognized. FRB stock is shown in restricted stock on the consolidated balance sheets.
Securities Sold Under Agreements to Repurchase (Repurchase Agreements)
The Corporation enters into agreements under which it sells securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Corporation may transfer legal control over the assets but still retain effective control through an agreement that both entitles and obligates the Corporation to repurchase the assets. As a result, these repurchase agreements are accounted for as collateralized financing agreements (i.e., secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is classified as a short-term borrowing in the Corporation’s consolidated balance sheets, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. In other words, there is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities. In addition, as the Corporation does not enter into reverse repurchase agreements, there is no such offsetting to be done with the repurchase agreements.
The right of setoff for a repurchase agreement resembles a secured borrowing, whereby the collateral would be used to settle the fair value of the repurchase agreement should the Corporation be in default (e.g., fails to make an interest payment to the counterparty). The collateral is held by a third-party financial institution in the Corporation’s custodial account. The Corporation has the right to sell or re-pledge the investment securities. The risks and rewards associated with the investment securities pledged as collateral (e.g. a decline or rise in the fair value of the investments) remains with the Corporation. As of September 30, 2018 and December 31, 2017, the obligations outstanding under these repurchase agreements totaled $37.6 million and $51.1 million, respectively, and were comprised of overnight sweep accounts. The fair value of the securities pledged in connection with these repurchase agreements at September 30, 2018 was $65.8 million in total and consisted of  $19.4 million in municipal securities, $43.6 million in mortgage backed securities, $1.6 million in corporate bonds, and $1.2 million in certificates of deposit. The fair value of the securities pledged in connection with these repurchase agreements at December 31, 2017 was $63.3 million in total and consisted of  $11.6 million in municipal securities, $47.4 million in mortgage backed securities, $1.7 million in corporate bonds, $1.2 million in asset backed securities and $1.4 million in the CRA mutual fund.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Note 4.   Loans
The following table presents the composition of the loans held for investment portfolio at September 30, 2018 and December 31, 2017:
	September 30, 2018		December 31, 2017
(In Thousands)	Outstanding Amount	Percent of Total Portfolio	Outstanding Amount	Percent of Total Portfolio
Commercial real estate – owner occupied	$525,047	25.07%	$467,082	23.75%
Commercial real estate – nonowner occupied	467,495	22.32	436,083	22.18
Residential real estate	459,989	21.96	489,669	24.90
Commercial	507,269	24.22	451,101	22.94
Real estate construction	113,790	5.43	97,481	4.96
Consumer	20,680	1.00	24,942	1.27
Total loans	$2,094,270	100.00%	$1,966,358	100.00%
Less allowance for loan losses	17,349		15,805
Net loans	$2,076,921		$1,950,553

Unearned income and net deferred loan fees and costs totaled $3.9 million and $3.1 million at September 30, 2018 and December 31, 2017, respectively. Loans pledged to secure borrowings at the FHLB totaled $448.5 million and $492.2 million at September 30, 2018 and December 31, 2017, respectively.
Loans acquired in a transfer, including in business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Corporation will not collect all contractually required principal and interest payments, are accounted for as purchased impaired loans. Purchased impaired loans are initially recorded at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the historical allowance for credit losses related to these loans is not carried over.
Accounting for purchased impaired loans involves estimating fair value, at acquisition, using the principal and interest cash flows expected to be collected discounted at the prevailing market rate of interest. The excess of cash flows expected to be collected over the estimated fair value at the acquisition date is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loans. The difference between contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference and is not recorded. Any decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment assumptions) will be charged to the provision for loan losses, resulting in an increase to the allowance for loan losses.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The following table presents the changes in the accretable yield for purchased impaired loans for the three and nine month periods ended September 30, 2018:
	September 30, 2018
(In Thousands)	Three Months Ended	Nine Months Ended
Accretable yield, beginning of period	$1,250	$244
Additions	—	—
Accretion	(170)	(306)
Reclassification from (to) nonaccretable difference	9	748
Other changes, net	57	460
Accretable yield, end of period	$1,146	$1,146

At September 30, 2018, none of the purchased non-credit impaired loans were classified as nonperforming assets. Therefore, interest income, through accretion of the difference between the carrying amount of the loans and the expected cash flows, is being recognized on all purchased non-credit impaired loans.
Loans are considered past due if a contractual payment is not made by the calendar day after the payment is due. However, for reporting purposes loans past due 1 to 29 days are excluded from loans past due and are included in the total for current loans in the table below. The delinquency status of the loans in the portfolio is shown below as of September 30, 2018 and December 31, 2017. Loans that were on non-accrual status are not included in any past due amounts.
	September 30, 2018
(In Thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days Or Greater	Total Past Due	Non- accrual Loans	Current Loans	Total Loans
Commercial real estate – owner occupied	$1,096	$—	$—	$1,096	$1,510	$522,441	$525,047
Commercial real estate – nonowner occupied	311	—	—	311	—	467,184	467,495
Residential real estate	1,024	—	—	1,024	1,161	457,804	459,989
Commercial	1,408	—	—	1,408	2,160	503,701	507,269
Real estate construction	—	—	—	—	614	113,176	113,790
Consumer	4	32	66	102	18	20,560	20,680
Total	$3,843	$32	$66	$3,941	$5,463	$2,084,866	$2,094,270

	December 31, 2017
(In Thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days	Total Past Due	Non- accrual Loans	Current Loans	Total Loans
Commercial real estate – owner occupied	$—	$—	$—	$—	$1,066	$466,016	$467,082
Commercial real estate – non-owner occupied	—	—	—	—	—	436,083	436,083
Residential real estate	655	140	213	1,008	—	488,661	489,669
Commercial	138	19	—	157	2,513	448,431	451,101
Real estate construction	—	—	—	—	865	96,616	97,481
Consumer	81	2	—	83	182	24,677	24,942
Total	$874	$161	$213	$1,248	$4,626	$1,960,484	$1,966,358

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The following table includes an aging analysis of the recorded investment of purchased impaired loans included in the table above:
	September 30, 2018
(In Thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days Or Greater	Total Past Due	Non- accrual Loans	Current Loans	Total Loans
Commercial real estate – owner occupied	$—	$—	$349	$349	$—	$1,089	$1,438
Commercial real estate – nonowner occupied	—	—	—	—	—	934	934
Residential real estate	128	—	—	128	—	1,900	2,028
Commercial	9	—	—	9	99	—	108
Real estate construction	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—
Total	$137	$—	$349	$486	$99	$3,923	$4,508

Loans listed as non-performing are also placed on non-accrual status. The accrual of interest is discontinued at the time a loan is 90 days delinquent or when the credit deteriorates and there is doubt that the credit will be paid as agreed, unless the credit is well-secured and in process of collection. Once the loan is on non-accrual status, all accrued but unpaid interest is also charged-off, and all payments are used to reduce the principal balance. Once the principal balance is repaid in full, additional payments are taken into income. A loan may be returned to accrual status if the borrower shows renewed willingness and ability to repay under the terms of the loan agreement. The risk profile based upon payment activity is shown below.
	September 30, 2018			December 31, 2017
(In Thousands)	Non- performing	Performing	Total Loans	Non- performing	Performing	Total Loans
Commercial real estate – owner occupied	$1,510	$523,537	$525,047	$1,066	$466,016	$467,082
Commercial real estate – nonowner occupied	—	467,495	467,495	—	436,083	436,083
Residential real estate	1,161	458,828	459,989	—	489,669	489,669
Commercial	2,160	505,109	507,269	2,513	448,588	451,101
Real estate construction	614	113,176	113,790	865	96,616	97,481
Consumer	18	20,662	20,680	182	24,760	24,942
Total	$5,463	$2,088,807	$2,094,270	$4,626	$1,961,732	$1,966,358

Identifying and Classifying Portfolio Risks by Risk Rating
At origination, loans are categorized into risk categories based upon original underwriting. Subsequent to origination, management evaluates the collectability of all loans in the portfolio and assigns a proprietary risk rating. Ratings range from the highest to lowest quality based on factors including measurements of ability to pay, collateral type and value, borrower stability, management experience, and credit enhancements. These ratings are consistent with the bank regulatory rating system.
A loan may have portions of its balance in one rating and other portions in a different rating. The Bank may use these “split ratings” when factors cause loan loss risk to exist for part, but not all of the principal balance. Split ratings may also be used where cash collateral or a government agency has provided a guaranty that partially covers a loan.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

For clarity of presentation, the Corporation’s loan portfolio is profiled below in accordance with the risk rating framework that has been commonly adopted by the federal banking agencies. The definitions of the various risk rating categories are as follows:
Pass:   The condition of the borrower and the performance of the loan are satisfactory or better.
Special Mention:   Loans with one or more potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or in the borrower’s credit position at some future date.
Substandard:   Loans are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
Doubtful:   Loans have all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss:   Loans are considered uncollectible and their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, and a partial recovery may be effected in the future. It is the Bank’s policy to charge-off any loan once the risk rating is classified as loss.
The following tables present the recorded investment of loans that have been risk rated in accordance with the internal classification system:
	September 30, 2018
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Residential Real Estate	Commercial	Real Estate Construction	Consumer	Total
Pass	$523,837	$468,660	$457,591	$503,703	$109,493	$20,659	$2,083,943
Special Mention	722	—	636	1,877	4,351	—	7,586
Substandard	1,510	—	1,911	2,438	614	18	6,491
Doubtful	—	—	—	134	—	—	134
Loss	—	—	—	—	—	—	—
Unearned income	(1,022)	(1,165)	(149)	(883)	(668)	3	(3,884)
Ending Balance	$525,047	$467,495	$459,989	$507,269	$113,790	$20,680	$2,094,270

	December 31, 2017
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Non-Owner Occupied	Residential Real Estate	Commercial	Real Estate Construction	Consumer	Total
Pass	$465,464	$437,087	$487,800	$448,540	$92,522	$24,928	$1,956,341
Special Mention	1,639	—	189	1,615	5,349	—	8,792
Substandard	758	—	1,835	1,750	—	10	4,353
Doubtful	—	—	—	—	—	—	—
Loss	—	—	—	—	—	—	—
Unearned income	(779)	(1,004)	(155)	(804)	(390)	4	(3,128)
Ending Balance	$467,082	$436,083	$489,669	$451,101	$97,481	$24,942	$1,966,358

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Impaired Loans
A loan is classified as impaired when it is deemed probable by management’s analysis that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, or the recorded investment in the impaired loan is greater than the present value of expected future cash flows, discounted at the loan’s effective interest rate. In the case of an impaired loan, management conducts an analysis which identifies if a quantifiable potential loss exists, and takes the necessary steps to record that loss when it has been identified as uncollectible.
As the ultimate collectability of the total principal of an impaired loan is in doubt, the loan is placed on non-accrual status with all payments applied to principal under the cost-recovery method. As the Bank does not utilize the cash-basis method of accounting for impaired loans, the Bank did not recognize interest income in association with its impaired loans during the first three or nine months of 2018 and 2017.
The table below shows the results of management’s analysis of impaired loans, excluding purchased impaired loans, as of September 30, 2018 and December 31, 2017:
	September 30, 2018
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no specific related allowance recorded:
Commercial real estate – owner occupied	$1,510	$1,651	$—
Commercial real estate – nonowner occupied	—	—	—
Residential real estate	1,000	1,052	—
Commercial	369	685	—
Real estate construction	614	734	—
Consumer	16	17	—
Total with no specific related allowance	$3,509	$4,139	$—
With a specific related allowance recorded:
Commercial real estate loans – owner occupied	$—	$—	$—
Commercial real estate loans – nonowner occupied	—	—	—
Residential real estate	161	163	5
Commercial	1,791	1,793	340
Real estate construction	—	—	—
Consumer	2	2	3
Total with a specific related allowance	$1,954	$1,958	$348
Total	$5,463	$6,097	$348

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

	December 31, 2017
(In Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no specific related allowance recorded:
Commercial real estate – owner occupied	$1,066	$1,092	$—
Commercial real estate – nonowner occupied	—	—	—
Residential real estate	—	—	—
Commercial	747	1,080	—
Real estate construction	—	—	—
Consumer	145	155	—
Total with no specific related allowance	$1,958	$2,327	$—
With a specific related allowance recorded:
Commercial real estate – owner occupied	$—	$—	$—
Commercial real estate – nonowner occupied	—	—	—
Residential real estate	—	—	—
Commercial	1,766	1,817	234
Real estate construction	865	952	186
Consumer	37	38	—
Total with a specific related allowance	$2,668	$2,807	$420
Total	$4,626	$5,134	$420

The table below shows the average recorded investment in impaired loans, excluding purchased impaired loans, by class of loan:
	Average Recorded Investment
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
(In Thousands)	2018	2017	2018	2017
Commercial real estate – owner occupied	$1,656	$194	$1,741	$1,075
Commercial real estate – nonowner occupied	—	1,002	—	—
Residential real estate	824	960	756	—
Commercial	2,528	1,339	3,066	3,395
Real estate construction	751	3,487	869	923
Consumer	21	3	22	179
Total	$5,780	$6,985	$6,454	$5,572

The “Recorded Investment” amounts in the table above represent the outstanding principal balance net of charge-offs and non-accrual payments to principal on each loan represented in the table. The “Unpaid Principal Balance” represents the outstanding principal balance on each loan represented in the table plus any amounts that have been charged-off on each loan and non-accrual payments applied to principal.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Troubled Debt Restructurings (“TDR”)
A TDR is a formal restructure of a loan when the Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to a borrower. The Bank classifies these transactions as a TDR if the transaction meets the following conditions: an existing credit agreement must be formally renewed, extended and/or modified; the borrower must be experiencing financial difficulty; and the Bank has granted a concession that it would not otherwise consider.
Once identified as a TDR, a loan is considered to be impaired, and an impairment analysis is performed for the loan individually, rather than under a general loss allowance based on the loan type and risk rating. Any resulting shortfall is charged-off. This method is used consistently for all segments of the portfolio.
Normally, loans identified as TDRs would be placed on non-accrual status and considered non-performing until sufficient history of timely collection or payment has occurred that allows them to return to performing status, generally six months.
One residential real estate loan with a balance of  $86 thousand was modified in connection with a TDR during the nine month period ended September 30, 2018. The modification granted the borrower reduced payments for the period of one year. There were no material financial effects as a direct result of this modification. Two commercial loans with balances totaling $956 thousand were modified during the three month and nine month periods ended September 30, 2017. The modifications granted these borrowers restructured payment terms and did not have a material financial effect as a direct result of these modifications. There were no loans modified in connection with a TDR during the three months ended September 2018.
The table below shows the results of management’s analysis of troubled debt restructurings as of September 30, 2018 and December 31, 2017.
	September 30, 2018			December 31, 2017
(In Thousands)	Number of Loans	Outstanding Balance	Recorded Investment	Number of Loans	Outstanding Balance	Recorded Investment
Performing:
Commercial real estate – owner occupied	1	$320	$320	1	$327	$327
Commercial real estate – nonowner occupied	—	—	—	—	—	—
Residential real estate	1	85	85	1	208	166
Commercial	—	—	—	1	594	594
Real estate construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Non-performing:
Commercial real estate – owner occupied	—	—	—	—	—	—
Commercial real estate – nonowner occupied	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Commercial	2	550	263	2	769	511
Real estate construction	1	733	614	1	865	865
Consumer	—	—	—	—	—	—
Total	5	$1,688	$1,282	6	$2,763	$2,463

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The specific valuation allowance related to TDRs was $10 thousand as of September 30, 2018 and $186 thousand at December 31, 2017.
There were no outstanding commitments to lend additional amounts to TDR borrowers at September 30, 2018 or December 31, 2017.
There were no TDR payment defaults during the nine months ended September 30, 2018 and 2017. For purposes of this disclosure, a TDR payment default occurs when, within twelve months of the original TDR modification, either a full or partial charge-off occurs or a TDR becomes 90 or more past due.
Note 5.   Allowance for Loan and Lease Losses
The allowance for loan and lease losses totaled $17.3 million and $15.8 million at September 30, 2018 and December 31, 2017, respectively. The allowance for loan and lease losses was equivalent to 0.83% and 0.80% of total loans held for investment at September 30, 2018 and December 31, 2017, respectively. Adequacy of the allowance is assessed and the allowance is increased by provisions for loan losses charged to expense no less than quarterly. Charge-offs are taken when a loan is identified as uncollectible.
The methodology by which we systematically determine the amount of our allowance is set forth by the Board of Directors in our Credit Risk Management Policy and implemented by management. The results of the analysis are documented, reviewed, and approved by the Board of Directors no less than quarterly. Quarterly, or more frequently if warranted, the Bank analyzes the collectability of its loan and leases held for investment portfolio. This analysis results in an ALLL level that the Bank’s management deems appropriate and consistent with regulatory guidance and generally accepted accounting principles. Regulatory guiding principles originate from the Interagency Policy Statement on the Allowance for Loan and Lease Losses.
The level of the allowance for loan and lease losses is determined by management through an ongoing, detailed analysis of historical loss rates and risk characteristics. Management evaluates the collectability of the portfolio through several methods: review of relationships with revolving credit facilities, internal loan review and third party review by auditors and regulators. A conventional risk rating scale and definitions are contained within the framework prescribed by the Bank’s Credit Risk Management Policy. Any loan that is deemed to have potential or well defined weaknesses that may jeopardize collection in full is analyzed and may be charged off or a specific reserve may be assigned if the loan is deemed to be impaired.
During the risk rating verification process, each loan identified as inadequately protected by the paying capacity of the obligor or of the collateral pledged is considered impaired and is placed on non-accrual status. On these loans, management measures the potential impairment of the individual loan and may set aside a specific reserve. Any amounts deemed uncollectible during that analysis are charged-off.
For the remaining loans, Bank management calculates the probability of loss using the risk rating for each of the following loan types: Commercial Real Estate – Owner Occupied, Commercial Real Estate — Non-Owner Occupied, Residential Real Estate, Commercial, Real Estate Construction, and Consumer. Management calculates the historical loss rate in each group by risk rating using a period of at least six years. This historical loss rate may then be adjusted based on management’s assessment of internal and external environmental factors which include, but are not limited to unemployment, office vacancy rates, and any concentrations that exist within the portfolio. This adjustment is intended to account for changes between the historical and current economic environment in addition to changes in the ongoing management of the portfolio which affects potential losses.
Once complete, management uses several characteristics in addition to its experience to compare the condition of the portfolio and determine if it is directionally consistent with other banks in its peer group. Based on this analysis, management aggregates the probability of loss of the remaining portfolio based on the specific and general allowances and may reserve additional amounts to the allowance as needed.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

At the request of management and the Board of Directors, internal auditors, independent consultants engaged by the Bank and regulators review the adequacy and methodology on a regular basis, and no material adjustments to the allowance have been required.
The following tables provide detailed information about the allowance for loan losses as of and for the periods indicated.
	As of and for the Three Months Ended September 30, 2018
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Nonowner Occupied	Residential Real Estate	Commercial	Real Estate Construction	Consumer	Total
Balance at June 30, 2018	$3,093	$3,344	$1,695	$7,464	$856	$91	$16,543
Charge-offs	—	—	(6)	(30)	—	(7)	(43)
Recoveries	—	—	57	90	—	2	149
Provision	669	(552)	49	474	37	23	700
Balance at September 30, 2018	$3,762	$2,792	$1,795	$7,998	$893	$109	$17,349

	As of and for the Nine Months Ended September 30, 2018
Balance at December 31, 2017	$4,280	$3,104	$2,181	$5,450	$706	$84	$15,805
Charge-offs	(58)	(677)	(6)	(31)	—	(129)	(901)
Recoveries	—	—	85	254	—	4	343
Provision	(460)	365	(465)	2,325	187	150	2,102
Balance at September 30, 2018	$3,762	$2,792	$1,795	$7,998	$893	$109	$17,349
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$5	$340	$—	$3	$348
Collectively evaluated for impairment	3,762	2,792	1,790	7,658	893	106	17,001
Total ending allowance balance	$3,762	$2,792	$1,795	$7,998	$893	$109	$17,349
Individually evaluated for impairment	$1,510	$—	$1,161	$2,160	$614	$18	$5,463
Collectively evaluated for impairment	522,099	466,561	456,800	505,001	113,176	20,662	2,084,299
Purchased impaired loans	1,438	934	2,028	108	—	—	4,508
Total ending loans balance	$525,047	$467,495	$459,989	$507,269	$113,790	$20,680	$2,094,270

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

As of and for the Twelve Months Ended December 31, 2017
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Nonowner Occupied	Residential Real Estate	Commercial	Real Estate Construction	Consumer	Total
Balance at December 31, 2016	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008
Charge-offs	—	—	—	(7,457)	—	(27)	(7,484)
Recoveries	17	—	131	209	—	5	362
Provision	1,320	959	(460)	5,645	(571)	26	6,919
Balance at December 31, 2017	$4,280	$3,104	$2,181	$5,450	$706	$84	$15,805
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$234	$186	$—	$420
Collectively evaluated for impairment	4,280	3,104	2,181	5,216	520	84	15,385
Total ending allowance balance	$4,280	$3,104	$2,181	$5,450	$706	$84	$15,805
Individually evaluated for impairment	$1,066	$—	$—	$2,513	$865	$182	$4,626
Collectively evaluated for impairment	464,357	435,109	487,556	448,412	96,616	24,713	1,956,763
Purchased impaired loans	1,659	974	2,113	176	—	47	4,969
Total ending loans balance	$467,082	$436,083	$489,669	$451,101	$97,481	$24,942	$1,966,358

As of and for the Three Months Ended September 30, 2017
(In Thousands)	Commercial Real Estate Owner Occupied	Commercial Real Estate Nonowner Occupied	Residential Real Estate	Commercial	Real Estate Construction	Consumer	Total
Balance at June 30, 2017	$3,037	$2,691	$2,382	$5,595	$877	$89	$14,671
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	107	14	—	—	121
Provision	670	651	(178)	(52)	(188)	(3)	900
Balance at September 30, 2017	$3,707	$3,342	$2,311	$5,557	$689	$86	$15,692

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

As of and for the Nine Months Ended September 30, 2017
Balance at December 31, 2016	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008
Charge-offs	—	—	(1)	(3,828)	—	(6)	(3,835)
Recoveries	18	—	128	171	—	2	319
Provision	746	1,197	(326)	2,161	(588)	10	3,200
Balance at September 30, 2017	$3,707	$3,342	$2,311	$5,557	$689	$86	$15,692
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$—	$477	$223	$—	$700
Collectively evaluated for impairment	3,707	3,342	2,311	5,080	466	86	14,992
Total ending allowance balance	$3,707	$3,342	$2,311	$5,557	$689	$86	$15,692
Individually evaluated for impairment	$—	$—	$572	$5,236	$26	$3	$5,837
Collectively evaluated for impairment	442,033	434,261	509,674	444,120	104,167	25,078	1,959,333
Purchased impaired loans	$1,095	$920	$2,375	$94	$—	$6	$4,490
Total ending loans balance	$443,128	$435,181	$512,621	$449,450	$104,193	$25,087	$1,969,660

Note 6.   Earnings Per Share
The following table shows the calculation of both basic and diluted earnings per share (“EPS”) for the three and nine months ended September 30, 2018 and 2017, respectively. The numerator of both the basic and diluted EPS is equivalent to net income. The weighted average number of shares outstanding used as the denominator for diluted EPS is increased over the denominator used for basic EPS by the effect of potentially dilutive common stock options utilizing the treasury stock method.
	For the Three Months Ended September 30,
(In thousands, except for share and per share data)	2018	2017
Basic earnings per share:
Net income	$9,610	$7,002
Weighted average shares outstanding	20,847,319	20,409,696
Basic earnings per share	$0.46	$0.34
Diluted earnings per share:
Net income	$9,610	$7,002
Weighted average shares outstanding	20,847,319	20,409,696
Dilutive effect of stock options	77,928	99,179
Weighted average diluted shares outstanding	20,925,247	20,508,875
Diluted earnings per share	$0.46	$0.34

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

	For the Nine Months Ended September 30,
(In thousands, except for share and per share data)	2018	2017
Basic earnings per share:
Net income	$26,658	$13,455
Weighted average shares outstanding	20,734,621	17,156,521
Basic earnings per share	$1.28	$0.77
Diluted earnings per share:
Net income	$26,658	$13,455
Weighted average shares outstanding	20,734,621	17,156,521
Dilutive effect of stock options	86,475	116,846
Weighted average diluted shares outstanding	20,821,096	17,273,367
Diluted earnings per share	$1.28	$0.77

None of the stock options were considered anti-dilutive as of September 30, 2018 and 2017.
Note 7.   Segment Reporting
The Corporation has three reportable segments: commercial banking, mortgage banking, and trust and wealth management. Revenues from commercial banking operations consist primarily of interest earned on loans and securities and fees from deposit services. Mortgage banking operating revenues consist principally of interest earned on mortgage loans held for sale, gains on sales of loans in the secondary mortgage market, and loan origination fee income. Trust and wealth management operating revenues consist principally of transactional fees charged to clients as well as fees for portfolio asset management.
The commercial banking segment provides the mortgage banking segment (“Mortgage Division”) with the short-term funds needed to originate mortgage loans through a warehouse line of credit and charges the mortgage banking segment interest based on the prime rate. These transactions are eliminated in the consolidation process.
The “Other” column in the following table includes the operations of the Corporation and Access Real Estate. The primary source of income for the Corporation is derived from dividends from the Bank and its primary expense relates to costs incurred by the Corporation in connection with its annual audits, directors’ fees, and other professional fees and expenses associated with being a publicly held entity. The primary source of income for Access Real Estate is derived from rents received from the Bank.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The following tables present segment information as of and for the three months ended September 30, 2018 and 2017:
	September 30, 2018
(In Thousands)	Commercial Banking	Mortgage Banking	Trust & Wealth Management	Other	Eliminations	Consolidated Totals
Revenues:
Interest income	$28,957	$451	$4	$9	$(109)	$29,312
Gain on sales of loans	—	4,465	—	—	—	4,465
Other revenues	2,152	(743)	1,688	219	(337)	2,979
Total operating revenues	31,109	4,173	1,692	228	(446)	36,756
Expenses:
Interest expense	5,169	41	—	146	(109)	5,247
Salaries and employee benefits	7,800	2,284	979	—	50	11,113
Other expenses	6,684	819	552	885	(387)	8,553
Total operating expenses	19,653	3,144	1,531	1,031	(446)	24,913
Income (loss) before income taxes	$11,456	$1,029	$161	$(803)	$—	$11,843
Total assets	$2,978,843	$38,763	$13,166	$26,808	$(36,257)	$3,021,323

	September 30, 2017
(In Thousands)	Commercial Banking	Mortgage Banking	Trust & Wealth Management	Other	Eliminations	Consolidated Totals
Revenues:
Interest income	$27,429	$299	$4	$5	$(45)	$27,692
Gain on sales of loans	—	5,594	—	—	—	5,594
Other revenues	1,977	(740)	1,617	312	(237)	2,929
Total operating revenues	29,406	5,153	1,621	317	(282)	36,215
Expenses:
Interest expense	3,072	(25)	—	96	(45)	3,098
Salaries and employee benefits	7,334	2,898	868	—	—	11,100
Other expenses	8,724	1,149	1,850	1,107	(237)	12,593
Total operating expenses	19,130	4,022	2,718	1,203	(282)	26,791
Income (loss) before income taxes	$10,276	$1,131	$(1,097)	$(886)	$—	$9,424
Total assets	$2,810,037	$26,485	$41,002	$19,756	$(24,211)	$2,873,069

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The following table presents segment information as of and for the nine months ended September 30, 2018 and 2017.
	September 30, 2018
(In Thousands)	Commercial Banking	Mortgage Banking	Trust & Wealth Management	Other	Eliminations	Consolidated Totals
Revenues:
Interest income	$82,085	$1,155	$9	$21	$(128)	$83,142
Gain on sales of loans	—	11,453	—	—	—	11,453
Other revenues	5,291	899	6,155	1,128	(997)	12,476
Total operating revenues	87,376	13,507	6,164	1,149	(1,125)	107,071
Expenses:
Interest expense	12,593	(72)	—	424	(128)	12,817
Salaries and employee benefits	24,052	8,291	3,002	—	25	35,370
Other expenses	20,261	2,496	1,694	2,669	(1,022)	26,098
Total operating expenses	56,906	10,715	4,696	3,093	(1,125)	74,285
Income (loss) before income taxes	$30,470	$2,792	$1,468	$(1,944)	$—	$32,786
Total assets	$2,978,843	$38,763	$13,166	$26,808	$(36,257)	$3,021,323

	September 30, 2017
(In Thousands)	Commercial Banking	Mortgage Banking	Trust & Wealth Management	Other	Eliminations	Consolidated Totals
Revenues:
Interest income	$67,740	$846	$7	$17	$(225)	$68,385
Gain on sales of loans	—	14,985	—	—	—	14,985
Other revenues	4,445	(306)	4,195	975	(883)	8,426
Total operating revenues	72,185	15,525	4,202	992	(1,108)	91,796
Expenses:
Interest expense	7,796	18	—	337	(225)	7,926
Salaries and employee benefits	19,992	9,122	2,686	—	—	31,800
Other expenses	20,173	3,246	2,541	7,537	(883)	32,614
Total operating expenses	47,961	12,386	5,227	7,874	(1,108)	72,340
Income (loss) before income taxes	$24,224	$3,139	$(1,025)	$(6,882)	$—	$19,456
Total assets	$2,810,037	$26,485	$41,002	$19,756	$(24,211)	$2,873,069

Note 8.   Fair Value Measurements
Fair value pursuant to FASB ASC 820-10, Fair Value Measurements and Disclosures, is the exchange price, in an orderly transaction that is not a forced liquidation or distressed sale, between market participants to sell an asset or transfer a liability in the market in which the reporting entity would transact for the asset or liability, that is, the principal or most advantageous market for the asset or liability. The transaction to sell the asset or transfer the liability is a hypothetical transaction at the measurement date,

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

considered from the perspective of a market participant that holds the asset or liability. FASB ASC 820-10 provides a consistent definition of fair value which focuses on exit price and prioritizes, within a measurement of fair value, the use of market-based inputs over entity specific inputs. In addition, FASB ASC 820-10 provides a framework for measuring fair value and establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. Transfers between levels of the fair value hierarchy are recognized on the actual dates of the event or circumstances that caused the transfer, which generally coincides with the Corporation’s monthly and/or quarterly valuation process.
The standard describes three levels of inputs that may be used to measure fair values:
Level 1.
Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2.
Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.

Level 3.
Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Corporation used the following methods to determine the fair value of each type of financial instrument:
Investment securities:   Fair values for securities available-for-sale are obtained from an independent pricing service. The prices are not adjusted. The independent pricing service uses industry-standard models to price U.S. Government agency obligations and mortgage backed securities that consider various assumptions, including time value, yield curves, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Securities of obligations of state and political subdivisions are valued using a type of matrix, or grid, pricing in which securities are benchmarked against the treasury rate based on credit rating.
Substantially all assumptions used by the independent pricing service are observable in the marketplace, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace (Level 2). For securities not traded in active markets, the Corporation utilizes the services of an independent valuation firm (Level 3).
CRA mutual fund:   The fair value of the CRA mutual fund is determined by the net asset value of the fund (Level 1). This asset was sold during the third quarter of 2018.
Residential loans held for sale:   The fair value of loans held for sale is determined using quoted prices for similar assets, adjusted for specific attributes of that loan (Level 2).
Derivative financial instruments:   Derivative instruments are used to hedge residential mortgage loans held for sale and the related interest-rate lock commitments and include forward commitments to sell mortgage loans and mortgage backed securities as further described in Note 11. The fair values of derivative financial instruments are based on derivative market data inputs as of the valuation date and the underlying value of mortgage loans for interest rate lock commitments (Level 3).
Derivative instruments are also in the form of interest rate swaps and an interest rate cap. Interest rate swaps and the cap are recorded at fair value based on third party vendors who compile prices from various sources and may determine fair value of identical or similar instruments by using pricing models that consider observable market data (Level 2). The interest rate swaps and cap are further described in Note 16.
Impaired loans:   The fair values of impaired loans are measured on a nonrecurring basis as the fair value of the loan’s collateral for collateral-dependent loans. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. The use of discounted cash flow models and management’s best judgment are significant inputs in arriving at the fair value measure of the underlying collateral (Level 3).

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Other real estate owned:   The fair value of other real estate owned, which consists of real estate that has been foreclosed, is recorded at the lower of fair value less selling expenses or the book balance prior to foreclosure. Write downs are provided for subsequent declines in value and are recorded in other operating expenses (Level 3).
Assets and liabilities measured at fair value under FASB ASC 820-10 on a recurring and non-recurring basis, including financial assets and liabilities for which the Corporation has elected the fair value option as of September 30, 2018 and December 31, 2017 are summarized below:
	Fair Value Measurement at September 30, 2018 Using
Description	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial Assets – Recurring
Available-for-sale investment securities
U.S. Treasury	$4,411	$—	$4,411	$—
U.S. Government agencies	4,887	—	4,887	—
Mortgage backed	288,157	—	288,157	—
Corporate bonds	4,493	—	4,493	—
Asset backed securities	32,120	—	27,880	4,240
Certificates of deposit	1,959	—	1,959	—
Municipals	88,418	—	88,418	—
Total available-for-sale investment securities	424,445	—	420,205	4,240
CRA Mutual fund	—	—	—	—
Residential loans held for sale	36,600	—	36,600	—
Derivative assets	618	—	—	618
Total Financial Assets – Recurring	$461,663	$—	$456,805	$4,858
Financial Liabilities – Recurring
Derivative liabilities	$224	$—	$—	$224
Total Financial Liabilities – Recurring	$224	$—	$—	$224
Financial Assets – Non-Recurring
Impaired loans(1)	$1,507	$—	$—	$1,507
OREO	—	—	—	—
Total Financial Assets – Non-Recurring	$1,507	$—	$—	$1,507

(1)
Represents the carrying value of loans for which adjustments are based on the appraised value of the collateral, if collateral dependent, or the present value of expected future cash flows, discounted at the loan’s effective interest rate.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

	Fair Value Measurement at December 31, 2017 Using
Description	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial Assets – Recurring
Available-for-sale investment securities
U.S. Treasury notes	$50	$50	$—	$—
U.S. Government agency	5,065	—	5,065	—
Mortgage backed	260,455	—	260,455	—
Corporate bonds	4,482	—	4,482	—
Asset backed securities	33,600	—	29,321	4,279
Certificates of deposit	1,981	—	1,981	—
Municipals	100,434	—	100,434	—
CRA Mutual fund	1,379	1,379	—	—
Total available-for-sale investment securities	407,446	1,429	401,738	4,279
Residential loans held for sale	31,999	—	31,999	—
Derivative assets	420	—	—	420
Total Financial Assets – Recurring	$439,865	$1,429	$433,737	$4,699
Financial Liabilities – Recurring
Derivative liabilities	$195	$—	$—	$195
Total Financial Liabilities – Recurring	$195	$—	$—	$195
Financial Assets – Non-Recurring
Impaired loans(1)	$2,248	$—	$—	$2,248
OREO	—	—	—	—
Total Financial Assets – Non-Recurring	$2,248	$—	$—	$2,248

(1)
Represents the carrying value of loans for which adjustments are based on the appraised value of the collateral, if collateral dependent, or the present value of expected future cash flows, discounted at the loan’s effective interest rate.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows for three and nine month periods ended September 30, 2018 and 2017:
	Derivative Assets	Derivative Liabilities	Securities Available-for- Sale	Total
	(In Thousands)
Balance July 1, 2018	$616	$(476)	$4,232	$4,372
Realized and unrealized gains (losses) included in earnings	(20)	282	—	262
Unrealized gains (losses) included in other comprehensive income	22	(30)	8	—
Purchases, settlements, paydowns, and maturities	—	—	—	—
Transfer into Level 3	—	—	—	—
Balance September 30, 2018	$618	$(224)	$4,240	$4,634

	Derivative Assets	Derivative Liabilities	Securities Available-for- Sale	Total
	(In Thousands)
Balance July 1, 2017	$688	$(222)	$4,226	$4,692
Realized and unrealized gains (losses) included in earnings	(207)	9	—	(198)
Unrealized gains (losses) included in other comprehensive income	6	21	95	122
Purchases, settlements, paydowns, and maturities	—	—	—	—
Transfer into Level 3	—	—	—	—
Balance September 30, 2017	$487	$(192)	$4,321	$4,616

	Derivative Assets	Derivative Liabilities	Securities Available-for- Sale	Total
	(In Thousands)
Balance January 1, 2018	$420	$(195)	$4,279	$4,504
Realized and unrealized gains (losses) included in earnings	43	36	—	79
Unrealized gains (losses) included in other comprehensive income	155	(65)	(39)	51
Purchases, settlements, paydowns, and maturities	—	—	—	—
Transfer into Level 3	—	—	—	—
Balance September 30, 2018	$618	$(224)	$4,240	$4,634

	Derivative Assets	Derivative Liabilities	Securities Available-for- Sale	Total
	(In Thousands)
Balance January 1, 2017	$993	$(325)	$4,500	$5,168
Realized and unrealized gains (losses) included in earnings	(557)	298	—	(259)
Unrealized gains (losses) included in other comprehensive income	51	(165)	(179)	(293)
Purchases, settlements, paydowns, and maturities	—	—	—	—
Transfer into Level 3	—	—	—	—
Balance September 30, 2017	$487	$(192)	$4,321	$4,616

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The following tables present quantitative information as of September 30, 2018 and December 31, 2017 about Level 3 fair value measurements for assets measured at fair value:
	September 30, 2018
Description	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(In Thousands)
Financial Assets – Recurring
Asset-backed securities	$4,240	Discounted cash flows	Discount rate	3% – 6% (5.0%)
Derivative assets	618	Market pricing(3)	Estimated pullthrough	75% – 90% (83.6%)
Derivative liabilities	224	Market pricing(3)	Estimated pullthrough	75% – 90% (83.6%)
Financial Assets – Non-recurring
Impaired loans – Real estate secured	$156	Appraisal of collateral(1)	Liquidation expenses(2)	0% – 15% (10%)
Impaired loans – Non-real estate secured	$1,451	Discounted cash flows	Discount rate and liquidation expenses(2)	3% – 6% (5.0%) 0% – 10% (10.0%)
OREO	$—	Appraisal of collateral(1)	Discounts to reflect current market conditions and estimated selling costs	10%

(1)
Fair value is generally determined through independent appraisals of the underlying collateral on real estate secured loans, which generally include various Level 3 inputs which are not identifiable.

(2)
Valuations of impaired loans may be adjusted by management for qualitative factors such as liquidation expenses. The range and weighted average of liquidation expense adjustments are presented as a percent of the appraisal.

(3)
Market pricing on derivative assets and liabilities is adjusted by management for the anticipated percent of derivative assets and liabilities that will create a realized gain or loss. The range and weighted average of estimated pull-through is presented.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

	December 31, 2017
Description	Fair Value	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(In Thousands)
Financial Assets – Recurring
Asset-backed securities	$4,279	Discounted cash flows	Discount rate	3% – 6% (5.0%)
Derivative assets	$420	Market pricing(3)	Estimated pullthrough	75% – 90% (89.0%)
Derivative liabilities	$195	Market pricing(3)	Estimated pullthrough	75% – 90% (89.0%)
Financial Assets – Non-recurring
Impaired loans – Real estate secured	$2,211	Appraisal of collateral(1)	Liquidation expenses(2)	0% – 15% (10%)
Impaired loans – Non-real estate secured	$37	Discounted cash flows	Discount rate and liquidation expenses(2)	3% – 6% (5.0) 0% – 10% (5%)
OREO	$—	Appraisal of collateral(1)	Discounts to reflect current market conditions and estimated selling costs	10%

(1)
Fair value is generally determined through independent appraisals of the underlying collateral on real estate secured loans, which generally include various Level 3 inputs which are not identifiable.

(2)
Valuations of impaired loans may be adjusted by management for qualitative factors such as liquidation expenses. The range and weighted average of liquidation expense adjustments are presented as a percent of the appraisal.

(3)
Market pricing on derivative assets and liabilities is adjusted by management for the anticipated percent of derivative assets and liabilities that will create a realized gain or loss. The range and weighted average of estimated pull-through is presented.

Financial instruments recorded using FASB ASC 825-10
Under FASB ASC 825-10, the Corporation may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in net income. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election, with respect to an item, may not be revoked once an election is made.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The following tables reflect the difference between the fair value carrying amount of residential mortgage loans held for sale, measured at fair value under FASB ASC 825-10, and the aggregate unpaid principal amount the Corporation is contractually entitled to receive at maturity.
	September 30, 2018
(In Thousands)	Aggregate Fair Value	Difference	Contractual Principal
Residential mortgage loans held for sale	$36,600	$981	$35,619
	December 31, 2017
(In Thousands)	Aggregate Fair Value	Difference	Contractual Principal
Residential mortgage loans held for sale	$31,999	$1,102	$30,897
The Corporation has elected to account for residential loans held for sale at fair value to eliminate the mismatch that would occur by recording changes in market value on derivative instruments used to hedge loans held for sale while carrying the loans at the lower of cost or market.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments (not previously described) for which it is practicable to estimate that value:
Cash and Short-Term Investments
For those short-term instruments, the carrying amount is a reasonable estimate of fair value. As such they are classified as Level 1 for noninterest-bearing deposits and Level 2 for interest-bearing deposits due from banks or federal funds sold.
Restricted Stock
It is not practical to determine the fair value of restricted stock due to the restrictions placed on its transferability.
Loans, Net of Allowance
For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated from the standpoint of an exit price which is the estimated price that would be paid by a prospective buyer and received by the Corporation on the sale of the loans resulting in a Level 3 classification. Unlike an entry price, where the fair value of a loan is calculated by discounting projected cash-flows using current offering rates on similar new product offerings, exit pricing reflects the fair value from the perspective of a market participant/prospective buyer.
Prior to January 1, 2018 and the adoption of ASU 2016-01, the Corporation estimated fair value of these same loans using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics resulting in a Level 3 classification. The fair value of other types of loans was estimated by discounting the future cash flows using the then current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities resulting in a Level 3 classification.
Deposits and Borrowings
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date resulting in a Level 1 classification. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities also resulting in a Level 1 classification. The fair value of all other deposits and borrowings is determined using the discounted cash flow method thereby resulting in a Level 2 classification. The discount rate was equal to the rate currently offered on similar products.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Trust Preferred Debentures
The fair values of the Corporation’s trust preferred debentures are estimated using discounted cash flow analysis based on the Corporation’s incremental borrowing rates for similar types of borrowing arrangements.
Accrued Interest
The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification depending upon the level of the asset or liability, with which, the accrual is associated.
Off-Balance Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At September 30, 2018 and December 31, 2017, the majority of off-balance-sheet items are variable rate instruments or convert to variable rate instruments if drawn upon. Therefore, the fair value of these items is largely based on fees, which are nominal and immaterial.
Fair Value of Financial Instruments
The estimated fair values, and related carrying amounts, of the Corporation’s financial instruments are as follows:
	September 30, 2018		December 31, 2017
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$124,370	$124,370	$122,313	$122,313
Securities available-for-sale	424,445	424,445	406,067	406,067
Marketable equity	—	—	1,379	1,379
Securities held-to-maturity	28,353	28,278	28,272	28,940
Restricted stock	21,192	21,192	16,572	16,572
Loans held for sale	36,600	36,600	31,999	31,999
Loans, net of allowance	2,076,921	2,085,345	1,950,553	1,971,970
Derivatives	618	618	420	420
Total financial assets	$2,712,499	$2,720,848	$2,557,575	$2,579,660
Financial liabilities:
Deposits	$2,294,864	$2,192,590	$2,234,148	$2,161,134
Short-term borrowings	212,561	211,601	145,993	145,396
Long-term borrowings	45,000	44,765	40,000	39,764
Trust preferred debentures	3,942	3,941	3,883	3,939
Derivatives	224	224	195	195
Total financial liabilities	$2,556,591	$2,453,121	$2,424,219	$2,350,428

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Note 9.   Financial Instruments with Off-Balance Sheet Risk
The Corporation is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, deemed necessary by the Corporation upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property, liquid assets or business assets. The Corporation had $78.2 million and $82.8 million in outstanding commitments at September 30, 2018 and December 31, 2017, respectively.
The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Corporation had $521.3 million and $468.2 million in unfunded lines of credit whose contract amounts represent credit risk at September 30, 2018 and December 31, 2017, respectively.
Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary. The Corporation had standby letters of credit outstanding in the amount of $20.2 million and $14.3 million at September 30, 2018 and December 31, 2017, respectively.
The Bank maintains a reserve for potential off-balance sheet credit losses that is included in other liabilities on the balance sheet. At September 30, 2018 and December 31, 2017 the balance in this reserve totaled $1.0 million and $800 thousand, respectively.
The Bank has a letter of credit agreement with the Commonwealth of Virginia Treasury Board pertaining to its public deposits program. Under the terms of the agreement, the Commonwealth of Virginia Treasury Board in accordance with the Security for Public Deposits Act has approved the use of two letters of credit issued by the FHLB as collateral by the Bank. The maximum aggregate amount available under both letters of credit is $60.0 million. One letter of credit was extended during the third quarter of 2018 for an additional two years and now expires in August 2020. The second letter of credit expires in May 2021.
The Mortgage Division of the Bank makes representations and warranties that loans sold to investors meet its program’s guidelines and that the information provided by the borrowers is accurate and complete. In the event of a default on a loan sold, the investor may make a claim for losses due to document deficiencies, program compliance, early payment default, and fraud or borrower misrepresentations. The Mortgage Division maintains a reserve in other liabilities for potential losses on mortgage loans sold. Management performs a quarterly analysis to determine the adequacy of the reserve. At September 30, 2018 and December 31, 2017, the balance in this reserve totaled $953 thousand and $953 thousand, respectively.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The following table shows the changes to the allowance for losses on mortgage loans sold.
	For the Nine Months Ended September 30,		For the Year Ended December 31, 2017
(In Thousands)	2018	2017
Balance, beginning of period	$953	$1,029	$1,029
Provision charged to operating expenses	—	—	—
Recoveries	—	—	—
Charge-offs	—	(42)	(76)
Balance, end of period	$953	$987	$953

Note 10.   Recent Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)”. This ASU supersedes the revenue recognition requirements in Topic 605, “Revenue Recognition” as well as most industry-specific guidance. The amendments also create a new Subtopic 340-40 “Other Assets and Deferred Costs — Contracts with Customers”. In summary, entities are to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The provisions of ASU 2014-09 were originally effective for annual periods beginning after December 15, 2016 and interim periods within 2017; however, a one year deferral was issued which now makes the provisions effective for annual periods beginning after December 15, 2017 and interim periods within 2018. The Corporation completed its overall assessment of revenue streams and review of related contracts potentially affected by the ASU, including trust and asset management fees, deposit related fees, interchange fees, merchant income, and annuity and insurance commissions. Based on this assessment, the Corporation concluded that ASU 2014-09 did not materially change the method in which the Corporation currently recognizes revenue for these revenue streams. The Corporation also completed its evaluation of certain costs related to these revenue streams to determine whether such costs should be presented as expenses or contra-revenue (i.e., gross vs. net). Based on its evaluation, the Corporation determined that the classification of certain debit and credit card related costs were being recognized on a net basis. The Corporation adopted ASU 2014-09 and its related amendments on its required effective date of January 1, 2018 utilizing the modified retrospective approach. Since there was no net income impact upon adoption of the new guidance, a cumulative effect adjustment to opening retained earnings was not deemed necessary.
In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10)”. This ASU requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee); requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; as well as requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The amendments in the ASU are effective beginning after December 15, 2017. The adoption of this guidance did not have a material effect on the Corporation’s financial condition or results of operations. In accordance with this ASU, the Corporation measures the fair value of its loan portfolio using an exit price notion (see Note 8 Fair Value Measurements) as well as reclassifying and presenting its equity security at fair value (see Note 3 Securities).
In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. This ASU specifies the accounting for leases in an effort to increase transparency and comparability among organizations. Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases): 1) a lease liability, which is the present value of a lessee’s obligation to make lease

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

payments, and 2) a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The Corporation expects the new guidance will require these lease agreements to be recognized on the consolidated statements of condition as a right-of-use asset and a corresponding lease liability. Therefore, the Corporation’s preliminary evaluation indicates the provisions of ASU No. 2016-02 are expected to impact the Corporation’s consolidated statements of condition, along with its regulatory capital ratios. The amendments in the ASU are effective beginning after December 15, 2018. The Corporation continues to evaluate the impact this guidance will have on its consolidated financial statements and has hired a firm to assist in this process so as to be able to determine the impact this ASU will have on the Corporation.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” This ASU amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities by eliminating the probable initial recognition threshold (incurred loss methodology) and requiring entities to reflect its current estimate of all expected credit losses. The amendments in the ASU are effective beginning after December 15, 2019 and for interim periods within that year. Early adoption is permitted beginning after December 15, 2018. Entities will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings in the first period effective. Management is currently evaluating the potential impact of ASU 2016-13 on the Corporation’s consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” This ASU was issued to reduce diversity in how certain cash receipts and cash payments are being presented and classified in the statement of cash flows. Guidance provided in the ASU are specific to eight cash flow issues being: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt or other debt instruments with interest rates that are insignificant to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds received from the settlement of life insurance claims; proceeds received from the settlement of bank-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; and application of the predominance principle. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Corporation adopted this guidance on its required effective date of January 1, 2018. The adoption of this guidance did not have a material effect on the Corporation’s financial condition or results of operations.
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” The ASU was issued with the intent to simplify goodwill impairment testing by eliminating the second step of the analysis under which the implied fair value of goodwill is determined as if the reporting unit were being acquired in a business combination. The update instead requires entities to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for any amount by which the carrying amount exceeds the reporting unit’s fair value, to the extent that the loss recognized does not exceed the amount of goodwill allocated to that reporting unit. ASU 2017-04 must be applied prospectively and is effective for the Corporation on January 1, 2020. Early adoption is permitted. The Corporation does not expect the new guidance to have a material impact on its consolidated financial statements.
In March 2017, the FASB issued ASU No. 2017-08, “Premium Amortization on Purchased Callable Debt Securities”, which is intended to enhance the accounting for the amortization of premiums for purchased callable debt securities. The amendments shorten the amortization period for the premium to the earliest call date. The amendments will be effective for the Corporation for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Corporation does not expect these amendments to have a material effect on its consolidated financial statements.
In February 2018, the FASB issued ASU No. 2018-02, “Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income.” This ASU allows a reclassification from accumulated other comprehensive income (“AOCI”) to retained earnings for certain income tax effects stranded in AOCI as a

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

result of the Tax Act and Jobs Act (the “Tax Relief Act”). Consequently, the reclassification eliminates the stranded tax effects resulting from the Tax Relief Act and is intended to improve the usefulness of information reported to financial statement users. However, because the ASU only relates to the reclassification of the income tax effects of the Tax Relief Act, the underlying guidance that requires the effect of a change in tax laws or rates to be included in income from continuing operations is not affected. ASU No. 2018-02 is effective for the Corporation’s reporting period beginning on January 1, 2019; early adoption is permitted. The Corporation elected to early adopt ASU No. 2018-02 during the first quarter of 2018, and elected to reclassify the income tax effects of the Tax Relief Act from AOCI to retained earnings. The reclassification decreased AOCI and increased retained earnings by $374 thousand, with zero net effect on total shareholders’ equity. The Corporation utilizes the individual securities approach when releasing income tax effects from AOCI for its investment securities.
In February 2018, the FASB issued AS No. 2018-03, “Technical Corrections and Improvements to Financial Instruments — Overall (Subtopic 825-10).” The amendments in this ASU provide clarification on certain aspects related to the guidance issued in ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. The areas for correction or improvement include (1) equity securities without a readily determinable fair value —  discontinuation; (2) equity securities without a readily determinable fair value — adjustments; (3) forward contracts and purchased options; (4) presentation requirements for certain fair value option liabilities; (5) fair value option liabilities denominated in a foreign currency; and (6) transition guidance for equity securities without a readily determinable fair value. This ASU is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years beginning after June 15, 2018. Early adoption is permitted. The adoption of this guidance is not expected to be material to the consolidated financial statements.
In July 2018, the FASB issued ASU No. 2018-11, “Leases — Targeted Improvements” to provide entities with relief from the costs of implementing certain aspects of the new leasing standard, ASU No. 2016-02. Specifically, under the amendments in ASU 2018-11: (1) entities may elect not to recast the comparative periods presented when transitioning to the new leasing standard, and (2) lessors may elect not to separate lease and non-lease components when certain conditions are met. The amendments have the same effective date as ASU 2016-02 (i.e., January 1, 2019 for the Corporation). ASU 2018-11 is not expected to have a material impact on the Corporation’s consolidated financial statements. The Corporation continues to evaluate the impact this guidance will have on its consolidated financial statements
In August 2018, the FASB issued ASU No. 2018-13, “Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement.” This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Among the changes, entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. ASU No. 2018-13 is effective for interim and annual reporting periods beginning after December 15, 2019. As ASU No. 2018-13 only revises disclosure requirements, the Corporation does not expect it to have a material impact on its consolidated financial statements.
Note 11.   Commitments and Contingent Liabilities
As part of its mortgage banking activities, the Mortgage Division enters into interest rate lock commitments, which are commitments to originate loans where the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. The Mortgage Division then locks in the loan and interest rate with an investor and commits to deliver the loan if settlement occurs (“best efforts”) or commits to deliver the locked loan in a binding (“mandatory”) delivery program with an investor. Certain loans under interest rate lock commitments are covered under forward sales contracts of mortgage backed securities (“MBS”). Forward sales contracts of MBS are recorded at fair value with changes in fair value recorded in noninterest income. Interest rate lock commitments and commitments to deliver loans to investors are considered derivatives. The market value of interest rate lock commitments

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

and best efforts contracts are not readily ascertainable with precision because they are not actively traded in stand-alone markets. The Mortgage Division determines the fair value of interest rate lock commitments and delivery contracts by measuring the fair value of the underlying asset, which is impacted by current interest rates, taking into consideration the probability that the interest rate lock commitments will close or will be funded.
Certain additional risks arise from these forward delivery contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. The Mortgage Division does not expect any counterparty to any MBS to fail to meet its obligation. Additional risks inherent in mandatory delivery programs include the risk that, if the Mortgage Division does not close the loans subject to interest rate risk lock commitments, it will still be obligated to deliver MBS to the counterparty under the forward sales agreement. Should this be required, the Mortgage Division could incur significant costs in acquiring replacement loans or MBS and such costs could have an adverse effect on mortgage banking operations.
Since the Mortgage Division’s derivative instruments are not designated as hedging instruments, the fair value of the derivatives are recorded as a freestanding asset or liability with the change in value being recognized in current earnings during the period of change. The Corporation has not elected to apply hedge accounting to the Mortgage Division’s derivative instruments as provided in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging.
At September 30, 2018 and December 31, 2017, the Mortgage Division had open forward contracts with a notional value of  $38.8 million and $39.3 million, respectively. At September 30, 2018 and December 31, 2017, the Mortgage Division had no open mandatory delivery contracts. The open forward delivery contracts are composed of forward sales of mortgage backed securities. The fair value of these open forward contracts was $139 thousand and $(56) thousand at September 30, 2018 and December 31, 2017, respectively.
Interest rate lock commitments totaled $27.3 million and $20.0 million at September 30, 2018 and December 31, 2017, respectively, and included $9.8 million and $3.2 million that were made on a best efforts basis at September 30, 2018 and December 31, 2017, respectively. Fair values of these best efforts commitments were $46 thousand and $23 thousand at September 30, 2018 and December 31, 2017, respectively. The remaining hedged interest rate lock commitments totaling $17.5 million and $16.8 million at September 30, 2018 and December 31, 2017, respectively, had a fair value of  $159 thousand and $297 thousand, respectively.
Included in other noninterest income for the nine months ended September 30, 2018 and 2017 was a net loss of  $87 thousand and a net loss of  $88 thousand, respectively, relating to derivative instruments. The amount included in other noninterest income for the nine months ended September 30, 2018 and 2017 pertaining to its hedging activities was a net realized gain of  $208 thousand and a net realized loss of $777 thousand, respectively.
Note 12.   Low Income Housing Tax Credits
The Corporation was invested in five separate housing equity funds at September 30, 2018 and December 31, 2017. The general purpose of these funds is to encourage and assist participants in investing in low-income residential rental properties located in the Commonwealth of Virginia, develop and implement strategies to maintain projects as low-income housing, deliver Federal Low Income Housing Credits to investors, allocate tax losses and other possible tax benefits to investors, and to preserve and protect project assets. The investments in these funds were recorded as other assets on the consolidated balance sheets and were $11.7 million and $10.4 million at September 30, 2018 and December 31, 2017, respectively. Additional capital calls expected for the funds totaled $4.7 million at September 30, 2018, and are included in other liabilities on the consolidated balance sheets. The expected terms of these investments and the related tax benefits run through 2034.
Note 13.   Bank Owned Life Insurance
The Corporation had $52.6 million and $51.6 million in bank owned life insurance (“BOLI”) at September 30, 2018 and December 31, 2017, respectively. The Corporation recognized interest income,

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

which is included in other noninterest income of  $327 thousand and $342 thousand for the three months ended September 30, 2018 and 2017, respectively and $972 thousand and $869 thousand for the nine months ended September 30, 2018 and 2017, respectively.
Note 14.   Mergers and Acquisitions
Acquisition of Middleburg Financial Corporation
On April 1, 2017 (the “Acquisition Date”), the Corporation completed the acquisition of Middleburg Financial Corporation (“Middleburg”), a bank holding company based in Middleburg, Virginia, in an all-stock transaction. Management expects that the acquisition will enhance scale, improve efficiency, and provides for a well-diversified business model. Middleburg’s common shareholders received 1.3314 shares of the Corporation’s common stock in exchange for each share of Middleburg’s common stock, resulting in the Corporation issuing 9,516,097 shares of common stock at a fair value of  $285.7 million. In addition, holders of outstanding Middleburg stock options received cash for the difference between the strike price and ending share price of Middleburg stock immediately before the merger, being $40.04. A total of 23,362 shares were converted to cash for a total of  $608 thousand. As a result of the transaction and on the same date, Middleburg’s former bank subsidiary, Middleburg Bank, became a division of the Corporation’s wholly-owned bank subsidiary, Access National Bank.
The transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed, and consideration exchanged were recorded at estimated fair values on the Acquisition Date. Fair values were preliminary and subject to refinement for up to one year after the closing date of the Acquisition Date being March 31, 2018.
In connection with the acquisition, the consideration paid, and the final purchase price allocation of the fair values of identifiable assets acquired and liabilities assumed as of the Acquisition Date are summarized in the following table (dollars in thousands):
Consideration paid:
Common shares issued (9,516,097)	$285,679
Cash paid to shareholders	608
Value of consideration	286,287
Fair value of assets acquired:
Cash and cash equivalents	$90,940
Investment securities	241,170
Restricted stock	4,119
Loans	815,785
Bank premises and equipment	22,914
OREO	3,919
Intangibles	21,436
Bank owned life insurance	24,080
Other assets	26,020
Total assets	1,250,383
Fair value of liabilities assumed:
Deposits	1,056,691
Short-term borrowings	26,033
Long-term borrowings	29,892
Trust preferred debentures	3,824
Other liabilities	15,751
Total liabilities	1,132,191
Net assets acquired	118,192
Goodwill resulting from merger with Middleburg	$167,487

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

During the quarter ended March 31, 2018, adjustments were made to the purchase price allocations that resulted in a decrease to the initial fair value estimate of investment securities of  $3.0 million, an increase in bank premises and equipment of  $994 thousand, a decrease in other assets of  $323 thousand, an increase in deposits of  $72 thousand, and a decrease in other liabilities of  $970 thousand, resulting in a decrease to acquired net assets of  $1.4 million. The Corporation made these measurement period adjustments to reflect facts and circumstances that existed as of the Acquisition Date and did not result from intervening events subsequent to such date. The revised fair value estimates resulted in an increase to goodwill of  $1.4 million. As of March 31, 2018, the Corporation finalized its valuation of all assets and liabilities acquired.
Fair values of the major categories of assets acquired and liabilities assumed were determined as follows:
Loans
The acquired loans were recorded at fair value at the Acquisition Date without carryover of Middleburg’s previously established allowance for loan losses. The fair value of the loans was determined using market participant assumptions in estimating the amount and timing of both principal and interest cash flows expected to be collected on the loans and then applying a market-based discount rate to those cash flows. In this regard, the acquired loans were segregated into pools based on loan type and credit risk. Loan type was determined based on collateral type, purpose, and lien position. Credit risk characteristics included risk rating groups (pass rated loans and adversely classified loans), nonaccrual status, and past due status. For valuation purposes, these pools were further disaggregated by maturity, pricing characteristics (e.g., fixed-rate, adjustable-rate), and re-payment structure (e.g., interest only, fully amortizing, balloon).
The acquired loans were divided into loans with evidence of credit quality deterioration which are accounted for under ASC 310-30, Receivables — Loans and Debt Securities Acquired with Deteriorated Credit Quality (acquired impaired or PCI) and loans that do not meet these criteria, which are accounted for under ASC 310-20, Receivables — Nonrefundable Fees and Other Costs (acquired performing). The fair values of the acquired performing loans were $810.9 million and the fair values of the acquired impaired loans were $4.9 million. The gross contractually required principal and interest payments receivable for acquired performing loans was $7.8 million. The best estimate of contractual cash flows not expected to be collected related to the acquired performing loans is $3.4 million.
The following table presents the acquired impaired loans receivable at the Acquisition Date (dollars in thousands):
Contractual principal and interest at acquisition	$7,835
Nonaccretable difference	(3,427)
Expected cash flows at acquisition	4,408
Accretable yield	(186)
Fair value of purchased impaired loans	$4,222

Bank Premises
The fair value of Middleburg’s premises, including land, buildings, and improvements, was determined based upon independent third-party appraisals performed by licensed appraisers in the market in which the premises are located. These appraisals were based upon the highest and best use of the underlying asset(s) with final values determined based upon an analysis of the cost, sales comparison, and income capitalization approaches for each property appraised. The Corporation also engaged independent appraisers to value the leasehold interests. The fair value of the leasehold interest was not material to the consolidated financial statements. The fair value adjustment related to bank premises was $3.5 million.
An independent appraiser also reviewed leases pertaining to bank premises to determine if the leases were deemed favorable or unfavorable at the time of acquisition. In accordance with this review, an unfavorable lease liability of  $5.3 million was recorded in other liabilities and will be amortized over the remaining lives of the leases.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Core Deposit Intangible
The fair value of the core deposit intangible was determined based on a blended market approach and discounted cash flow analysis using a discount rate commensurate with market participants. To calculate cash flows, deposit account servicing costs (net of deposit fee income) and interest expense on deposits were compared to the cost of alternative funding sources available through the FHLB. The life of the deposit base and projected deposit attrition rates were determined using Middleburg’s historical deposit data. The core deposit intangible will be amortized over nine years using the sum-of-years digits method.
Time Deposits
The fair value adjustment for time deposits represents a discount from the value of the contractual repayments of fixed-maturity deposits using prevailing market interest rates for similar-term time deposits. The time deposit discount of approximately $293.6 thousand is being amortized into income over the remaining life of the time deposits.
Long-term Borrowings
The Corporation assumed long-term borrowings in the form of FHLB advances and trust preferred capital notes in connection with the merger. The fair value of the trust preferred capital notes assumed was valued using an income approach with consideration of the market approach. The contractual cash flows were projected and discounted using a prevailing market rate. The market rate was developed using a third-party broker opinion, implied market yields for recent subordinated debt sales, and new subordinated debt issuances for instruments with similar durations and pricing characteristics. The fair value of FHLB advances represents contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities. The FHLB advances were valued at a discount of  $107.6 thousand which is being amortized into income over 1.7 years using the effective interest method. The trust preferred capital notes were valued at discount of  $1.3 million which is being amortized over 16.8 years using the effective interest method.
Pending Merger With Union Bankshares Corporation
On October 5, 2018, the Corporation announced the signing of a definitive agreement and plan of reorganization, dated as of October 4, 2018, pursuant to which Union Bankshares Corporation (“Union Bankshares”) and the Corporation will merge.
Under the terms of the merger agreement, the Corporation shareholders will receive a fixed exchange ratio of 0.75 Union Bankshares shares for each share of the Corporation common stock owned. For more information on this pending acquisition refer to the Corporation’s Current Report on Form 8-K filed with the SEC on October 5, 2018.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Note 15.   Other Income and Other Operating Expenses
The Corporation had the following other income for the three and nine month periods ended September 30, 2018 and 2017.
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Thousands)		(In Thousands)
Trust	$1,166	$1,130	$4,782	$2,287
Wealth Management	522	487	1,373	1,908
Bank owned life insurance	327	342	972	869
Miscellaneous loan fees	143	315	539	704
Fair value marks on loans held for sale	(250)	(177)	(93)	(265)
Hedging gains (losses)	(328)	(223)	208	(777)
ATM transaction fees	320	329	1,006	623
Other	594	166	2,233	1,568
	$2,494	$2,369	$11,020	$6,917

The Corporation had the following other operating expenses for the three and nine month periods ended September 30, 2018 and 2017.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Thousands)
Merger related expenses	$13	$1,012	$74	$6,747
Data processing	784	77	2,378	1,226
Business and franchise tax	602	515	1,664	985
FDIC insurance	248	387	842	1,248
Consulting fees	244	314	700	870
Advertising and promotional	280	211	808	548
Accounting and auditing	284	255	859	694
Investor fees	130	162	380	463
Telephone	220	256	686	519
Regulatory examinations	139	100	414	282
Stock option	175	107	459	310
Director fees	226	192	571	496
Credit report	102	106	336	292
Legal fees	170	158	365	285
Insurance	153	99	450	322
Publication and subscription	84	118	272	281
Disaster recovery	55	93	99	204
Office supplies-stationary print	75	136	308	288
FRB and bank analysis charges	65	87	176	179
Dues and memberships	35	38	115	109
Management fees	107	137	304	295
Travel	61	39	183	156
SBA guarantee fee	31	36	104	104
Business development and meals	37	21	114	79
Amortization of intangibles	810	839	2,517	1,642

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Thousands)
Courier	62	31	221	79
Impairment of other real estate owned	310	—	310	—
Education and training	33	26	83	57
Bank paid closing costs	6	8	56	55
Postage	30	6	83	95
Goodwill impairment	—	1,491	—	1,491
Other	282	1,617	2,184	3,193
	$5,853	$8,674	$18,115	$23,594

Note 16.   Derivatives
The Corporation utilizes derivative instruments as a part of its asset-liability management program to control fluctuation of market values and cash flows to changes in interest rates associated with certain financial instruments. The Corporation accounts for derivatives in accordance with ASC 815, “Derivatives and Hedging”. Under current guidance, derivative transactions are classified as either cash flow hedges or fair value hedges or they are not designated as hedging instruments. The Corporation obtained several designated derivative instruments as a result of the merger with Middleburg and continues to account for these items on a basis consistent with when the items were established by Middleburg which is in accordance with this guidance. Information concerning each of the Corporation’s categories of derivatives as of September 30, 2018 and December 31, 2017 are presented below.
Derivatives designated as cash flow hedges
During 2010, Middleburg entered into an interest rate swap which has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with the trust preferred debentures. The swap hedges the cash flow associated with the trust preferred capital notes wherein the Corporation receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 2.59% to the same counterparty. The swap is calculated on a notional amount of  $5.2 million. The term of the swap is 10 years and commenced on October 23, 2010. Cash collateral was reserved for this swap in the amount of $400 thousand as of September 30, 2018 and December 31, 2017. The swap was entered into with a counterparty that met the Corporation’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Corporation believes that the credit risk inherent in the contract is not significant.
During 2013, Middleburg entered into an interest rate swap which has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with FHLB borrowings. The swap hedges the cash flows associated with the FHLB borrowings wherein the Corporation receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 1.43% to the same counterparty. The swap is calculated on a notional amount of  $10.0 million. The term of the swap is 5 years and commenced on November 25, 2013. Collateral was reserved for this swap in the amount of  $600 thousand as of September 30, 2018 and December 31, 2017. The swap was entered into with a counterparty that met the Corporation’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Corporation believes that the credit risk inherent in the contract is not significant.
Amounts receivable or payable are recognized as accrued under the terms of the agreement, with the effective portion of the derivative’s unrealized gain or loss recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, would be recorded in other expense. The Corporation has assessed the effectiveness of the hedging relationships by comparing the changes in cash flows on the designated hedged item. As a result of this assessment, there was no hedge ineffectiveness identified for the nine months ended September 30, 2018.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

The amounts included in accumulated other comprehensive income as unrealized losses (fair value, net of tax) were $69 thousand and $8 thousand as of September 30, 2018 and December 31, 2017.
Information concerning the derivatives designated as cash flow hedges at September 30, 2018 and December 31, 2017 is presented in the following table:
	September 30, 2018
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$5,155	$37	$—	2.35%	2.59%	2.1
Pay fixed – receive floating interest rate swap	1	$10,000	$13	$—	2.22%	1.43%	0.2
	December 31, 2017
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$5,155	$—	$81	1.36%	2.59%	2.9
Pay fixed – receive floating interest rate swap	1	$10,000	$29	$—	1.49%	1.43%	0.9
Derivatives not designated as hedging instruments
Two-way client loan swaps
During 2012 and 2014, Middleburg entered into certain interest rate swap contracts that are not designated as hedging instruments. These derivative contracts relate to transactions in which we enter into an interest rate swap with a customer while at the same time entering into an offsetting interest rate swap with another financial institution. In connection with each swap transaction, the Corporation agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on an identical notional amount at a fixed interest rate. At the same time, the Corporation agrees to pay the counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The transaction allows our customers to effectively convert a variable rate loan into a fixed rate loan. Because the Corporation acts as an intermediary for its customers, changes in the fair value of the underlying derivatives contracts offset each other and do not significantly impact its results of operations.
Certain additional risks arise from interest rate swap contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. The Corporation does not expect any counterparty to fail to meet its obligations.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Information concerning two-way client interest rate swaps not designated as either fair value or cash flow hedges is presented in the following table:
	September 30, 2018
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$3,042	$—	$138	1 month LIBOR plus 200 BP	3.90%	9.1
Pay fixed – receive floating interest rate swap	1	1,584	—	51	1 month LIBOR plus 180 BP	4.09%	6.2
Pay floating – receive fixed interest rate swap	1	3,042	138	—	3.90%	1 month LIBOR plus 200 BP	9.1
Pay floating – receive fixed interest rate swap	1	1,584	51	—	4.09%	1 month LIBOR plus 180 BP	6.2
Total derivatives not designated		$9,252	$189	$189

	December 31, 2017
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$3,224	$96	$—	1 month LIBOR plus 200 BP	3.90%	9.8
Pay fixed – receive floating interest rate swap	1	1,615	—	22	1 month LIBOR plus 180 BP	4.09%	7.0
Pay floating – receive fixed interest rate swap	1	3,224	—	96	3.90%	1 month LIBOR plus 200 BP	9.8
Pay floating – receive fixed interest rate swap	1	1,615	22	—	4.09%	1 month LIBOR plus 180 BP	7.0
Total derivatives not designated		$9,678	$118	$118

Rate Cap Transaction
During 2018, the Corporation had one derivative instrument in the form of an interest rate cap agreement with a notional amount of  $10.0 million. The interest rate cap agreement was terminated as scheduled on September 8, 2018.
The interest rate cap agreement was purchased to limit the Corporation’s exposure to rising interest rates. Under the terms of the agreement, the Corporation paid a premium of  $70 thousand for the right to receive cash flow payments if the 3-month LIBOR rises above the cap of 2.00%, thus effectively ensuring interest expense is capped at a maximum rate of 2.00% for the duration of the agreement. The interest rate cap agreement was a derivative not designated as a hedging instrument.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Note 17.   Goodwill and Intangible Assets
The following table summarizes the Corporation’s carrying amount for intangible assets:
	September 30, 2018			December 31, 2017
(Dollars in thousands)	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization
Core deposit intangible	$16,057	$(4,639)	$11,418	$16,057	$(2,408)	$13,649
Customer lists	5,214	(561)	4,653	5,214	(308)	4,906
Non-Compete agreements	117	(94)	23	117	(60)	57
Total	$21,388	$(5,294)	$16,094	$21,388	$(2,776)	$18,612

Amortization expense was $810 thousand and $839 thousand for the three months ended September 30, 2018 and 2017, respectively and $2.5 million and $1.6 million for the nine months ended September 30, 2018 and 2017, respectively.
Changes in the carrying amount of indefinite lived assets for the nine month periods ended September 30, 2018 and 2017 are summarized in the table as follows:
(Dollars in thousands)	2018	2017
Balance, January 1	$166,549	$1,501
Adjustment period refinements – Middleburg merger goodwill	1,384	167,131
Balance, September 30	$167,933	$168,632

Note 18.   Revenue Recognition
On January 1, 2018, the Corporation adopted ASU No. 2014-09 “Revenue from Contracts with Customers” (Topic 606) and all subsequent ASUs that modified Topic 606. As stated in Note 10 — Recent Accounting Pronouncements, the implementation of the new standard did not have a material impact on the measurement or recognition of revenue; as such, a cumulative effect adjustment to opening retained earnings was not deemed necessary. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while prior period amounts were not adjusted and continue to be reported in accordance with our historic accounting under Topic 605.
The core principle of the new standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The majority of the Corporation’s revenue is derived primarily from interest income from receivables (loans) and securities. Other revenues are derived from fees received in connection with deposits, gains from the sale of loans and loan origination fees, and investment advisory services. Topic 606 does not apply to revenue associated with financial instruments, including revenue from loans and securities. In addition, certain noninterest income streams such as fees associated with mortgage servicing rights, financial guarantees, derivatives, and certain credit card fees are also not in scope of the new guidance. Topic 606 is applicable to noninterest revenue streams such as trust and asset management income, deposit related fees, interchange fees, merchant income, and annuity and insurance commissions. The Corporation adopted ASC 606 using the modified retrospective transition approach which does not require restatement of prior periods. The method was selected given that there were no material changes in the timing of revenue recognition which would result in comparability issues with prior periods. This adoption method is considered a change in accounting principle which requires additional disclosure of the nature of and reason for the change, which is solely a result of the adoption of the required standard. By electing this approach, the Corporation recognized no

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

cumulative effect adjustment to the opening balance sheet of retained earnings as of January 1, 2018. When applying the modified retrospective approach under ASC 606, the Corporation has elected, as a practical expedient, to apply the revenue standard only to contracts that are not completed as of January 1, 2018. A completed contract is considered to be a contract for which all (or substantially all) of the revenue was recognized in accordance with revenue guidance that is in effect before January 1, 2018. There were no uncompleted contracts as of January 1, 2018 for which application of the new standard required an adjustment to retained earnings as the recognition of these revenue streams did not change significantly upon adoption of Topic 606.
The following disclosures related to ASC Topic 606 involve income derived from contracts with customers. Within the scope of ASC Topic 606, the Corporation maintains contracts to provide services, primarily for investment advisory and/or custody. Through the Corporation’s wholly-owned subsidiary, Middleburg Investment Group, the holding company for Middleburg Trust Company, we contract with our customers to perform trust and/or custody services. Through our wholly-owned subsidiary Access Capital Management Holding, LLC, the holding company for Access Investment Services, LLC, we contract with our customers to perform IRA and/or custody and agency advisory services. Through our wholly-owned subsidiary Access Capital Management Holding, LLC, the holding company for Capital Fiduciary Advisors, LLC, we contract with our customers to perform discretionary or nondiscretionary investment services coupled with or without financial planning. The Bank, Access National Bank, contracts with the Corporation’s customers to perform deposit account services.
Noninterest revenue streams in-scope of Topic 606 are discussed below.
Trust and Asset Management
Trust and asset management income is primarily comprised of fees earned from the management and administration of trusts and other customer assets. The Corporation’s performance obligation is generally satisfied over time and the resulting fees are recognized monthly, based upon the month-end market value of the assets under management and the applicable fee rate. Payment is generally received a few days after month end through a direct charge to customers’ accounts. The Corporation does not earn performance-based incentives.
Service Charges on Deposit Accounts
Service charges on deposit accounts consist of account analysis fees (i.e., net fees earned on analyzed business and public checking accounts), monthly service fees, check orders, and other deposit account related fees. The Corporation’s performance obligation for account analysis fees and monthly service fees is generally satisfied, and the related revenue recognized, over the period in which the service is provided. Check orders and other deposit account related fees are largely transactional based, and therefore, the Corporation’s performance obligation is satisfied, and related revenue recognized, at a point in time. Payment for service charges on deposit accounts is primarily received immediately or in the following month through a direct charge to customers’ accounts.
Fees, Exchange, and Other Service Charges
Fees, exchange, and other service charges are primarily comprised of debit card income, ATM fees, merchant services income, and other service charges. Debit card income is primarily comprised of interchange fees earned whenever the Corporation’s debit cards are processed through card payment networks such as Visa. ATM fees are primarily generated when a Corporation cardholder uses a non-Corporation ATM or a non-Corporation cardholder uses a Corporation ATM. Merchant services income mainly represents fees charged to merchants to process their debit and credit card transactions, in addition to account management fees. Other service charges include revenue from processing wire transfers, bill pay service, cashier’s checks, and other services. The Corporation’s performance obligation for fees, exchange, and other service charges are largely satisfied, and related revenue recognized, when the services are rendered or upon completion. Payment is typically received immediately or in the following month.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

Annuity and Insurance
Annuity and insurance income primarily consists of commissions received on annuity product sales. The Corporation acts as an intermediary between the Corporation’s customer and the insurance carrier. The Corporation’s performance obligation is generally satisfied upon the issuance of the annuity policy. Shortly after the policy is issued, the carrier remits the commission payment to the Corporation, and the Corporation recognizes the revenue. The Corporation does not earn a significant amount of periodic service fees (i.e., trailer fees) on annuity sales. The majority of the trailer fees relates to variable annuity products and are calculated based on a percentage of market value at period end. Revenue is not recognized until the annuity’s market value can be determined.
Other
Other noninterest income consists of other recurring revenue streams such as commissions from sales of mutual funds and other investments, investment advisor fees, safety deposit box rental fees, and other miscellaneous revenue streams. Commissions from the sale of mutual funds and other investments are recognized on trade date, which is when the Corporation has satisfied its performance obligation. The Corporation also receives periodic service fees (i.e., trailers) from mutual fund companies typically based on a percentage of net asset value. Trailer revenue is recorded over time, usually monthly or quarterly, as net asset value is determined. Investment advisor fees are earned over time and based on an annual percentage rate of the net asset value. The investment advisor fees are charged to the customer’s account in advance on the first month of the quarter, and the revenue is recognized over the following three-month period. Safe deposit box rental fees are charged to the customer on an annual basis and recognized upon receipt of payment. The Corporation determined that since rentals and renewals occur fairly consistently over time, revenue is recognized on a basis consistent with the duration of the performance obligation.
The following presents noninterest income, segregated by revenue streams in-scope and out-of-scope of Topic 606, for the three and nine months ended September 30, 2018 and 2017.
	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In Thousands)
Noninterest Income
In-scope of Topic 606:
Trust and asset management	$1,165	$1,130	$4,782	$2,287
Service charges on deposit accounts	485	560	1,456	1,509
Fees, exchange, and other service charges	348	175	1,098	301
Annuity and insurance	149	61	316	156
Other	378	426	1,130	1,724
Noninterest income (in-scope of Topic 606)	2,525	2,352	8,782	5,977
Noninterest income (out-of scope of Topic 606)	4,919	6,171	15,147	17,434
Total Noninterest Income	$7,444	$8,523	$23,929	$23,411

Contract Balances
A contract asset balance occurs when an entity performs a service for a customer before the customer pays consideration (resulting in a contract receivable) or before payment is due (resulting in a contract asset). A contract liability balance is an entity’s obligation to transfer a service to a customer for which the entity has already received payment (or payment is due) from the customer. The Corporation’s noninterest revenue streams are largely based on transactional activity, or standard month-end revenue accruals such as asset management fees based on month-end market values. Consideration is often received immediately or

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements (Unaudited)

shortly after the Corporation satisfies its performance obligation and revenue is recognized. The Corporation does not typically enter into long-term revenue contracts with customers, and therefore, does not experience significant contract balances. During the first half of 2018, we had one estate settlement that generated a fee of  $1.1 million.
Contract Acquisition Costs
In connection with the adoption of Topic 606, an entity is required to capitalize, and subsequently amortize into expense, certain incremental costs of obtaining a contract with a customer if these costs are expected to be recovered. The incremental costs of obtaining a contract are those costs that an entity incurs to obtain a contract with a customer that it would not have incurred if the contract had not been obtained (for example, sales commission). The Corporation utilizes the practical expedient which allows entities to immediately expense contract acquisition costs when the asset that would have resulted from capitalizing these costs would have been amortized in one year or less. Upon adoption of Topic 606, the Corporation did not capitalize any contract acquisition cost.

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Access National Corporation
Reston, Virginia
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Access National Corporation (the “Corporation”) as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Corporation at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Corporation’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated April 4, 2018 expressed an adverse opinion thereon.
Basis for Opinion
These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on the Corporation’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
We have served as the Corporation’s auditor since 2004.
/S/ BDO USA, LLP
Richmond, Virginia
April 4, 2018

Report of Independent Registered Public Accounting Firm
Shareholders and Board of Directors
Access National Corporation
Reston, Virginia
Opinion on Internal Control over Financial Reporting
We have audited Access National Corporation’s (the “Corporation’s”) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control — Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Corporation did not maintain, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.
We do not express an opinion or any other form of assurance on management’s statements referring to any corrective actions taken by the Corporation after the date of management’s assessment.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated balance sheets of the Corporation as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as “the financial statements”) and our report dated April 4, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
The Corporation’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Report of Management’s Assessment of Internal Control over Financial Reporting.” Our responsibility is to express an opinion on the Corporation’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Corporation in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness relating to internal controls surrounding the general ledger account reconciliations to timely identify and account for stale-dated and other uncollectable reconciling items has been identified and described in management’s assessment. This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2017 financial statements, and this report does not affect our report dated April 4, 2018, on those financial statements.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/S/ BDO USA, LLP
Richmond, Virginia
April 4, 2018

ACCESS NATIONAL CORPORATION
Consolidated Balance Sheets
(In Thousands, Except for Share and Per Share Data)
	December 31,
	2017	2016
Assets
Cash and due from banks	$29,855	$9,186
Interest-bearing deposits in other banks and federal funds sold	92,458	81,873
Total cash and cash equivalents	122,313	91,059
Securities available-for-sale, at fair value	407,446	194,090
Securities held-to-maturity, at amortized cost (fair value of $16,379 and $9,293)	15,721	9,200
Total investment securities	423,167	203,290
Restricted stock	16,572	10,092
Loans held for sale	31,999	35,676
Loans, net of allowance for loan losses 2017 – $15,805; 2016 – $16,008	1,963,104	1,033,690
Premises, equipment and land, net	27,797	7,084
Goodwill and intangibles	185,161	1,833
Accrued interest receivable and other assets	103,781	47,984
Total assets	$2,873,894	$1,430,708
Liabilities and Shareholders’ Equity
Liabilities
Deposits
Noninterest-bearing deposits	$744,960	$362,036
Savings and interest-bearing deposits	1,120,566	440,585
Time deposits	368,622	251,706
Total deposits	2,234,148	1,054,327
Short-term borrowings	145,993	186,009
Long-term borrowings	40,000	60,000
Trust preferred debentures	3,883	—
Other liabilities and accrued expenses	28,246	9,842
Total liabilities	2,452,270	1,310,178
Shareholders’ Equity
Common stock, par value $0.835, authorized 60,000,000 shares, issued and outstanding, 2017 – 20,534,163 and 2016 – 10,636,242	17,146	8,881
Additional paid-in capital	307,670	21,779
Retained earnings	98,584	91,439
Accumulated other comprehensive loss, net	(1,776)	(1,569)
Total shareholders’ equity	421,624	120,530
Total liabilities and shareholders’ equity	$2,873,894	$1,430,708

See accompanying notes to consolidated financial statements.

ACCESS NATIONAL CORPORATION
Consolidated Statements of Income
(In Thousands, Except for Share and Per Share Data)
	Year Ended December 31,
	2017	2016	2015
Interest and Dividend Income
Loans	$84,572	$45,639	$40,055
Interest-bearing deposits and federal funds sold	1,199	337	129
Securities	9,709	4,039	3,482
Total interest and dividend income	95,480	50,015	43,666
Interest Expense
Deposits	9,274	5,150	3,648
Short-term borrowings	822	402	252
Long-term borrowings	1,012	752	219
Total interest expense	11,108	6,304	4,119
Net interest income	84,372	43,711	39,547
Provision for loan losses	6,919	2,120	150
Net interest income after provision for loan losses	77,453	41,591	39,397
Noninterest Income
Service fees on deposit accounts	1,998	971	903
Gain on sale of loans	20,080	25,164	19,633
Other income	10,014	5,668	5,529
Total noninterest income	32,092	31,803	26,065
Noninterest Expense
Compensation and employee benefits	43,915	31,778	26,966
Occupancy	3,575	1,685	1,594
Furniture and equipment	3,303	1,359	1,446
Other	30,275	12,968	11,860
Total noninterest expense	81,068	47,790	41,866
Income before income taxes	28,477	25,604	23,596
Provision for income taxes	11,977	9,200	8,177
Net Income	$16,500	$16,404	$15,419
Earnings per common share:
Basic	$0.92	$1.55	$1.46
Diluted	$0.92	$1.54	$1.46
Average outstanding shares:
Basic	17,988,670	10,586,394	10,513,008
Diluted	18,076,304	10,677,561	10,581,871
See accompanying notes to consolidated financial statements.

ACCESS NATIONAL CORPORATION
Consolidated Statements of Comprehensive Income
(In Thousands)
	Year Ended December 31,
	2017	2016	2015
Net income	$16,500	$16,404	$15,419
Other comprehensive loss:
Unrealized gains (losses) on securities
Unrealized holding gains (losses) arising during period	(417)	(816)	(528)
Less: reclassification adjustment for gains included in net income	—	(52)	(188)
Unrealized gains on interest rate swaps	64	—	—
Tax effect	146	304	255
Net of tax amount	(207)	(564)	(461)
Comprehensive income	$16,293	$15,840	$14,958

See accompanying notes to consolidated financial statements.

ACCESS NATIONAL CORPORATION
Consolidated Statements of Changes in Shareholders’ Equity
(In Thousands, Except for Share and Per Share Data)
	Common Stock	Additional Paid in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2014	$8,742	$18,538	$72,168	$(544)	$98,904
Comprehensive income:
Net income	—	—	15,419	—	15,419
Other comprehensive loss	—	—	—	(461)	(461)
Stock options exercised (29,975 shares)	26	354	—	—	380
Issuance of restricted common stock (7,500 shares)	6	122	—	—	128
Dividend reinvestment plan shares issued from reserve (37,707 shares)	31	607	—	—	638
Cash dividends ($0.58 per share)	—	—	(6,202)	—	(6,202)
Stock-based compensation expense recognized in earnings	—	332	—	—	332
Balance, December 31, 2015	$8,805	$19,953	$81,385	$(1,005)	$109,138
Comprehensive income:
Net income	—	—	16,404	—	16,404
Other comprehensive loss	—	—	—	(564)	(564)
Stock options exercised (43,801 shares)	36	496	—	—	532
Issuance of restricted common stock (6,205 shares)	5	123	—	—	128
Dividend reinvestment plan shares issued from reserve (41,485 shares)	35	872	—	—	907
Cash dividends ($0.60 per share)	—	—	(6,350)	—	(6,350)
Stock-based compensation expense recognized in earnings	—	335	—	—	335
Balance, December 31, 2016	$8,881	$21,779	$91,439	$(1,569)	$120,530
Comprehensive income:
Net income	—	—	16,500	—	16,500
Other comprehensive loss	—	—	—	(207)	(207)
Stock options exercised (155,769 shares)	130	2,144	—	—	2,274
Issuance of common stock for business combination (9,516,097 shares)	7,946	277,727	—	—	285,673
Issuance of restricted common stock (4,549 shares)	4	125	—	—	129
Dividend reinvestment plan shares issued from reserve (221,506 shares)	185	5,453	—	—	5,638
Cash dividends ($0.60 per share)	—	—	(9,355)	—	(9,355)
Stock-based compensation expense recognized in earnings	—	442	—	—	442
Balance, December 31, 2017	$17,146	$307,670	$98,584	$(1,776)	$421,624

See accompanying notes to consolidated financial statements.

ACCESS NATIONAL CORPORATION
Consolidated Statements of Cash Flows
(In Thousands)
	Years Ended December 31
	2017	2016	2015
Cash Flows from Operating Activities
Net income	$16,500	$16,404	$15,419
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	6,919	2,120	150
Amortization of intangibles	2,720	—	—
Accretion of unfavorable lease liability	(303)	—	—
Purchase accounting discount amortization	115	—	—
Provision for off balance sheet losses	50	—	109
Accretion of credit mark	(4,296)	—	—
Income from bank-owned life insurance	(1,201)	(558)	(460)
(Gain) loss on sale of securities	1	(109)	89
(Gain) loss on sale of other real estate owned	(109)	35	—
Deferred tax (benefit) expense	8,997	(698)	(534)
Stock-based compensation	442	335	332
Valuation (allowance) release on derivatives	402	(394)	(383)
Net amortization on securities	2,860	2,051	1,077
Depreciation and amortization fixed assets	1,462	515	507
Changes in assets and liabilities:
Decrease (increase) in valuation of loans held for sale carried at fair value	(98)	669	240
Originations of loans held for sale	(432,678)	(537,076)	(484,747)
Proceeds from sales of loans held for sale	436,453	544,866	485,398
Increase in other assets	(9,223)	(2,113)	(1,470)
Increase in other liabilities	3,258	230	382
Net cash provided by operating activities	32,271	26,277	16,109
Cash Flows from Investing Activities
Proceeds from maturities, calls and prepayments of securities available-for-sale	35,555	15,883	18,180
Proceeds from sale of available-for-sale securities	183,065	13,200	31,151
Purchases of securities available-for-sale	(201,365)	(65,734)	(86,264)
Proceeds from maturities, calls and prepayments of securities held-to-maturity	68	5,000	—
Purchases of Federal Reserve and Federal Home Loan Bank Stock	(32,579)	(9,761)	(13,843)
Proceeds from redemption of Federal Reserve and Federal Home Loan Bank Stock	30,218	6,928	15,545
Purchase of bank owned life insurance	—	(10,000)	—
Net increase in loans	(116,614)	(161,895)	(110,861)
Proceeds from the settlement of other real estate owned	4,222	463	—
Purchases of premises and equipment	(703)	(871)	(232)
Cash acquired in business combination	90,940	—	—
Net cash used in investing activities	(7,193)	(206,787)	(146,324)

See accompanying notes to consolidated financial statements.

ACCESS NATIONAL CORPORATION
Consolidated Statements of Cash Flows – (continued)
(In Thousands)
	Years Ended December 31
	2017	2016	2015
Cash Flows from Financing Activities
Net increase in demand, interest-bearing demand and savings deposits	211,873	201,113	114,860
Net (decrease) increase in time deposits	(88,678)	(60,530)	43,441
Net increase (decrease) in securities sold under agreement to repurchase	(31,990)	35,880	(4,506)
Net increase (decrease) in other short-term borrowings	(34,059)	59,000	(90,000)
Net (decrease) increase in long-term borrowings	(49,941)	5,000	55,000
Proceeds from issuance of common stock	8,326	1,567	1,146
Dividends paid	(9,355)	(6,350)	(9,866)
Net cash provided by financing activities	6,176	235,680	110,075
Increase (decrease) in cash and cash equivalents	31,254	55,170	(20,140)
Cash and Cash Equivalents
Beginning	91,059	35,889	56,029
Ending	$122,313	$91,059	$35,889
Supplemental Disclosures of Cash Flow Information
Cash payments for interest	$10,957	$6,324	$4,094
Cash payments for income taxes	$8,174	$10,020	$8,769
Supplemental Disclosures of Noncash Investing Activities
Unrealized (loss) gain on securities available for sale	$(415)	$(868)	$(709)
Transfers of loans held for investment to other real estate owned	$—	$129	$—
Other real estate owned transferred to other assets due to FHA guarantee	$—	$(129)	$—
Purchased land transferred to other assets held for sale	$(643)	$—	$—
Transactions Related to Business Combination
Increase in assets and liabilities:
Loans	(815,785)	—	—
Securities	(244,123)	—	—
Other assets	(358,860)	—	—
Noninterest-bearing deposits	282,752	—	—
Interest-bearing deposits	773,867	—	—
Trust preferred debentures	3,824	—	—
Borrowings	55,925	—	—
Other liabilities	16,721	—	—
See accompanying notes to consolidated financial statements.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements
Note 1.   Summary of Significant Accounting Policies
Nature of Operations — Access National Corporation (the “Corporation”) is a bank holding company incorporated under the laws of the Commonwealth of Virginia. The holding company was formed on June 15, 2002. The Corporation has three active wholly owned subsidiaries: Access National Bank (the “Bank” or “ANB”); Middleburg Investment Group (“MIG”); and MFC Capital Trust II.
The Bank has three active wholly-owned subsidiaries: Access Real Estate LLC (“Access Real Estate”), a real estate company; ACME Real Estate LLC, a real estate holding company of foreclosed property; and Access Capital Management Holding, LLC (“ACM”), a holding company for Capital Fiduciary Advisors, L.L.C., Access Investment Services, L.L.C. and Access Insurance Group, L.L.C.
MIG has one active wholly-owned subsidiary being Middleburg Trust Company. Middleburg Trust Company was formed in 1994 and acquired by Access on April 1, 2017 in its merger with Middleburg Financial Corporation (“Middleburg”). Middleburg Trust Company is chartered under Virginia law and provides trust services to high net worth individuals, businesses and institutions.
MFC Capital Trust II was formed on December 12, 2003 for the purpose of issuing redeemable Capital Securities and was acquired by Access on April 1, 2017 in its merger with Middleburg.
Basis of Presentation — The accompanying consolidated financial statements include the accounts of Access National Corporation and its wholly-owned subsidiaries: Access National Bank and Middleburg Investment Group. All significant inter-company accounts and transactions have been eliminated in consolidation. The accounting and reporting policies of the Corporation and its subsidiaries conform to accounting principles generally accepted in the United States of America and to predominant practices within the banking industry.
Use of Estimates — The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions based on available information. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the fair values and impairments of financial instruments, the status of contingencies and the valuation of deferred tax assets.
Cash Flow Reporting — For purposes of the statements of cash flows, cash and cash equivalents consists of cash and due from banks, federal funds sold and interest-bearing deposits at other banks.
Restrictions on Cash and Cash Equivalents — As a member of the Federal Reserve System, the Bank is required to maintain certain average reserve balances. Those balances include usable vault cash and amounts on deposit with the Federal Reserve Bank of Richmond (“FRB”). At December 31, 2017 and 2016, the amount of daily average required balances was approximately $106.6 million and $43.6 million, respectively. The Mortgage Division held escrow deposits in conjunction with mortgage loans totaling $116 thousand and $196 thousand at December 31, 2017 and 2016, respectively.
Securities — Debt securities that management has both the positive intent and ability to hold to maturity are classified as “held-to-maturity” and are recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from net income and reported in other comprehensive income.
Purchase premiums and discounts are recognized in interest income using the effective interest method over the terms of the securities or call dates if applicable. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in net income as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 1.   Summary of Significant Accounting Policies (continued)

Restricted Stock — Restricted stock consists of Federal Home Loan Bank of Atlanta (“FHLB”) stock and FRB stock. These stocks are classified as restricted stocks because their ownership is restricted to certain types of entities and they lack a market. Restricted stock is carried at cost on the Corporation’s financial statements. Dividends are paid semiannually on FRB stock and quarterly on FHLB stock.
Other Than Temporary Impairment of Investment Securities — Securities are evaluated quarterly for potential other than temporary impairment. Management considers the facts of each security including the nature of the security, the amount and duration of the loss, credit quality of the issuer, the expectations for that security’s performance, and the Corporation’s intent and ability to hold the security until recovery. Declines in equity securities that are considered to be other than temporary are recorded as a charge to net income in the Consolidated Statements of Income. Declines in debt securities that are considered to be other than temporary are separated into (1) the amount of the total impairment related to credit loss and (2) the amount of the total impairment related to all other factors. The amount of the total other than temporary impairment related to the credit loss is recognized in net income. The amount of the total impairment related to all other factors is recognized in other comprehensive income.
Loans — The Corporation grants commercial, real estate, and consumer loans to customers in the community in and around the Central and Northern Virginia areas. The loan portfolio is well diversified and generally collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. The ability of the Corporation’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in the Corporation’s market area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the effective interest method.
The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 180 days past due. In all cases, loans are placed on non-accrual status or charged-off at an earlier date if collection of principal or interest is considered doubtful. All interest accrued but not collected for loans that are placed on non-accrual status or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all of the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Interest Income on Loans — Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.
Loans Held for Sale — The Corporation accounts for all one to four unit residential loans originated and intended for sale in the secondary market in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 825-10. Loans held for sale are recorded at fair value, determined individually, as of the balance sheet date.
Allowance for Loan Losses — The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to net income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance represents an amount that, in management’s judgment, will be adequate to absorb any losses on existing loans that may become uncollectible. Management’s judgment in determining the

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 1.   Summary of Significant Accounting Policies (continued)

adequacy of the allowance is based on evaluations of the collectability of loans while taking into consideration such factors as changes in the nature and volume of the loan portfolio, current economic conditions which may affect a borrower’s ability to repay, overall portfolio quality, and review of specific potential losses. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.
Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis by either the present value of the expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Derivative Financial Instruments — The Mortgage Division enters into commitments to fund residential mortgage loans with the intention of selling them in the secondary market. The Mortgage Division also enters into forward sales agreements for certain funded loans and loan commitments. The Mortgage Division records unfunded commitments intended for loans held for sale and forward sales agreements at fair value with changes in fair value recorded as a component of other income. Loans originated and intended for sale in the secondary market are carried at fair value. For pipeline loans which are not pre-sold to an investor, the Mortgage Division manages the interest rate risk on rate lock commitments by entering into forward sale contracts of mortgage backed securities, whereby the Mortgage Division obtains the right to deliver securities to investors in the future at a specified price. Such contracts are accounted for as derivatives and are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in other income.
The Mortgage Division has determined these derivative financial instruments do not meet the hedging criteria required by FASB ASC 815 and has not designated these derivative financial instruments as hedges. Accordingly, changes in fair value are recognized currently in income.
Premises and Equipment — Premises and equipment are stated at cost less accumulated depreciation. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation is computed using the straight-line method over the estimated useful lives of 39 years for office buildings and 3 to 15 years for furniture, fixtures, and equipment. Costs of maintenance and repairs are expensed as incurred; improvements and betterments are capitalized. When items are retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the accounts and any resulting gains or losses are included in the determination of net income.
Goodwill and Other Intangibles — Goodwill and other indefinite lived assets are not subject to amortization, but are subject to an annual assessment for impairment by applying a fair-value-based test as required by the FASB ASC 350, Goodwill and Other Intangible Assets. Acquired intangible assets are

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 1.   Summary of Significant Accounting Policies (continued)

separately recognized if the benefit of the assets can be sold, transferred, licensed, rented, or exchanged, and amortized over their useful lives. Intangible assets with finite lives are tested for impairment whenever events or circumstances indicate the carrying amount of the assets may not be recoverable.
Goodwill and indefinite lived assets are tested for impairment at the reporting unit level on an annual basis or more often if events or circumstances indicate there may be impairment. Testing is conducted in two steps: identifying the potential impairment and then, if necessary, identifying the amount of impairment. The first step (step 1) compares the fair value of the reporting unit to its carrying amount. If the fair value is less than the carrying amount, a second test is conducted by comparing the implied fair value of goodwill with the carrying amount of that goodwill. If the carrying amount exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.
The second step (step 2) of impairment testing is necessary only if the reporting unit does not pass step 1. Step 2 compares the implied fair value of the reporting unit goodwill with the carrying amount of the goodwill for the reporting unit. The implied fair value of goodwill is determined in the same manner as goodwill that is recognized in a business combination. Significant judgment and estimates are involved in estimating the fair value of the assets and liabilities of the reporting unit.
Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. Selection and weighting of the various fair value techniques may result in a higher or lower fair value. Judgment is applied in determining the weightings most representative of fair value.
Intangible assets are amortized or tested for impairment based on whether they have finite or indefinite lives. Intangibles that have finite lives are amortized on a straight-line basis over their useful life and tested for impairment whenever events or circumstances indicate the carrying amount of the assets may not be recoverable. Intangibles with indefinite lives are tested annually for impairment. Note 19 provides additional information related to goodwill and other intangibles.
Real Estate Owned — Real estate properties acquired through loan foreclosures are recorded initially at fair value, less expected sales costs. Subsequent valuations are performed by management, and the carrying amount of a property is adjusted by a charge to expense to reflect any subsequent declines in estimated fair value. Fair value estimates are based on recent appraisals and current market conditions. Gains or losses on sales of real estate owned are recognized upon disposition. Real estate owned is included in other assets. At December 31, 2017 and 2016, the Corporation did not have any real estate owned due to foreclosure. The Corporation did have one property with a balance of  $643 thousand at December 31, 2017, which had previously been included in premises and equipment reclassified to other real estate owned when it was determined by management the property was no longer needed. The property was subsequently sold in 2018.
Income Taxes — Income tax expense is the total of the current year income tax due or refundable, the change in deferred tax assets and liabilities, and any adjustments related to unrecognized tax benefits. Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The Corporation has not identified any material uncertain tax positions.
Stock-Based Compensation Plans — In accordance with FASB ASC 718-10, the Corporation measures the cost of employee services received in exchange for an award of equity instruments based on the fair value of the award on the grant date. That cost is recognized over the period during which the employee is

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 1.   Summary of Significant Accounting Policies (continued)

required to provide service in exchange for the award, the requisite service period. No compensation expense is recognized for equity instruments for which employees do not render the requisite service. The Corporation determines the fair value of the employee stock options using the Black-Scholes option pricing model.
Earnings Per Share — Basic earnings per share represents income available to common shareholders divided by the weighted-average number of shares outstanding during the period. Diluted earnings per share reflect additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Common equivalent shares are excluded from the computation if their effect is anti-dilutive.
Fair Value Measurements — The Corporation records certain of its assets and liabilities at fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Fair value measurements are classified within one of three levels in a valuation hierarchy based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date. The three levels are defined as follows:
Level 1 —
Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 —
Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 —
Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. See Note 16 — Fair Value Measurements.
Securities Sold Under Agreements to Repurchase — Securities sold under agreements to repurchase are accounted for as collateralized financing transactions and are recorded at the amounts at which the securities were sold plus accrued interest. Securities, generally U.S. government and federal agency securities, pledged as collateral under these financing arrangements cannot be sold or re-pledged by the secured party.
Advertising Costs — The Corporation charges the costs of advertising to expense as incurred.
Recent Accounting Pronouncements
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers. The ASU supersedes most of the existing revenue recognition requirements in GAAP and will require entities to recognize revenue at an amount that reflects the consideration to which the Corporation expects to be entitled in exchange for transferring goods or services to a customer. The new standard also requires significantly expanded disclosures regarding the qualitative and quantitative information of an entity’s nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. On July 9, 2015, the FASB approved amendments deferring the effective date by one year. The pronouncement is now effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period. Approximately 79% of the Corporation’s revenue comes from net interest income and is explicitly out of scope of the guidance. Additionally, residential mortgage banking income accounts for approximately 16% of revenue and is also out of scope of the guidance. The Corporation has concluded the adoption of the accounting standard will not have a material impact on the Corporation’s revenue recognition patterns or financial presentation and disclosures. The new standard is

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 1.   Summary of Significant Accounting Policies (continued)

largely consistent with the existing guidance and current practices applied by our businesses with the primary impact related to a change in the timing of recognition of revenues derived from the Trust and Wealth Management segment. We will adopt this guidance using the modified retrospective approach in first quarter of 2018.
In January 2016, the FASB issued ASU 2016-1, Financial Instruments — Overall (Subtopic 825-10). This ASU requires all equity investments to be measured at fair value with changes in the fair value recognized through net income (other than those accounted for under equity method of accounting or those that result in consolidation of the investee). The amendments in this update also require an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments. The amendments in the ASU are effective beginning after December 15, 2017. The adoption of this guidance is not expected to have a material effect on the Corporation’s financial condition or results of operations.
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). The ASU was issued in order to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. The ASU requires that a lessee should recognize a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term on the balance sheet. The ASU is effective for interim and annual periods beginning after December 15, 2018, using a modified retrospective approach, and early adoption is permitted. The Corporation is currently evaluating the impact the pronouncement will have on its Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting. The ASU amends ASC Topic 718, Compensation — Stock Compensation. The ASU simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The ASU was effective for interim and annual periods beginning after December 15, 2016. The Corporation adopted the accounting standard during the first quarter of 2017 with no material impact to the financial statements.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This ASU amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities by eliminating the probable initial recognition threshold (incurred loss methodology) and requiring entities to reflect its current estimate of all expected credit losses. The amendments in the ASU are effective beginning after December 15, 2019 and for interim periods within that year.
Early adoption is permitted beginning after December 15, 2018. Entities will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings in the first period effective. Management is currently evaluating the potential impact of ASU 2016-13 on its financial statements.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. This ASU was issued to reduce diversity in how certain cash receipts and cash payments are being presented and classified in the statement of cash flows. Guidance provided in the ASU are specific to eight cash flow issues being: debt prepayment or debt extinguishment costs; settlement of zero-coupon debt or other debt instruments with interest rates that are insignificant to the effective interest rate of the borrowing; contingent consideration payments made after a business combination; proceeds received from the settlement of life insurance claims; proceeds received from the settlement of bank-owned life insurance policies; distributions received from equity method investees; beneficial interests in securitization transactions; and application of the predominance principle. The amendments in the ASU are effective for fiscal years beginning after December 15, 2017, and interim

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Notes to Consolidated Financial Statements

Note 1.   Summary of Significant Accounting Policies (continued)

periods within those fiscal years. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The adoption of this guidance should not have a material effect on the Corporation’s financial condition or results of operations.
In October 2016, the FASB issued ASU No. 2016-16, Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory. Under current GAAP, recognition of current and deferred income taxes for an intra-entity asset transfer is prohibited until the asset has been sold to a third party. The amendments in this ASU eliminate the exception for an intra-entity transfer of an asset other than inventory thereby requiring an entity to recognize the income tax consequences when the transfer occurs. The amendments in the ASU are effective beginning after December 15, 2017 and for interim periods within that year. Early adoption is permitted. Entities will apply the amendments in this ASU through a cumulative-effect adjustment to retained earnings in the first period effective. The adoption of this guidance should not have a material effect on the Corporation’s financial condition or results of operations.
In January 2017, the FASB issued ASU No. 2017-4, Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. The ASU was issued with the intent to simplify goodwill impairment testing by eliminating the second step of the analysis under which the implied fair value of goodwill is determined as if the reporting unit were being acquired in a business combination. The update instead requires entities to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge for any amount by which the carrying amount exceeds the reporting unit’s fair value, to the extent that the loss recognized does not exceed the amount of goodwill allocated to that reporting unit. ASU 2017-4 must be applied prospectively and is effective for the Corporation on January 1, 2020. Early adoption is permitted. The Corporation does not expect the new guidance to have a material impact on its Consolidated Financial Statements.
In February 2017, the FASB issued ASU 2017-05, Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, to clarify the scope of the guidance on nonfinancial asset derecognition as well as the accounting for partial sales of nonfinancial assets. The amendments conform the derecognition guidance on nonfinancial assets with the model for transactions in the new revenue standard. The amendments will be effective for the Corporation for reporting periods beginning after December 15, 2017. The Corporation does not expect these amendments to have a material effect on its consolidated financial statements.
In March 2017, the FASB issued ASU No. 2017-08, Premium Amortization on Purchased Callable Debt Securities, which is intended to enhance the accounting for the amortization of premiums for purchased callable debt securities. The amendments shorten the amortization period for the premium to the earliest call date. The amendments will be effective for the Corporation for interim and annual periods beginning after December 15, 2018. Early adoption is permitted. The Corporation does not expect these amendments to have a material effect on its consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation — Stock Compensation, which amended the requirements in the Compensation-Stock Compensation Topic of the ASC related to changes to the terms or conditions of a share-based payment award. The amendments provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting. The amendments will be effective for the Corporation for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted. The Corporation does not expect these amendments to have a material effect on its financial statements.
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities. The amendments in this update better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 1.   Summary of Significant Accounting Policies (continued)

results. The ASU is effective for the Corporation in annual and interim periods beginning after December 15, 2018, with early adoption permitted. The Corporation is currently evaluating the impact of this guidance, but does not expect the guidance to have a material impact on its Consolidated Financial Statements.
In February 2018, the FASB issued ASU No. 2018-02, Income Statement — Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The ASU was issued to address the income tax accounting treatment of the stranded tax effects within accumulated other comprehensive income due to the prohibition of backward tracing due to an income tax rate change that was initially recorded in other comprehensive income. This issue came about from the enactment of the Tax Reform Act on December 22, 2017 that changed the Corporation’s income tax rate from 35% to 21% effective January 1, 2018. The ASU changed current accounting whereby an entity may elect to reclassify the stranded tax effect from accumulated other comprehensive income to retained earnings. The ASU is effective for fiscal years, and interim periods within those years, beginning after December 31, 2018; however, public business entities are allowed to early adopt in any interim period for which the financial statements have not yet been issued. The amendments of the ASU may be applied either at the beginning of the period (annual or interim) of adoption or retrospectively to each of the period(s) in which the effect of the change in the U.S. federal corporate tax rate in the Tax Reform Act is recognized. The Corporation intends to early adopt the new standard during 2018 and plans to make an election to reclassify the stranded tax effects from accumulated other comprehensive loss to retaining earnings at the beginning of the period of adoption.
Note 2.   Securities
The following tables provide the amortized costs and fair values for the categories of available-for-sale securities and held-to-maturity securities at December 31, 2017 and 2016. Held-to-maturity securities are carried at amortized cost, which reflects historical cost, adjusted for amortization of premiums and accretion of discounts. Available-for-sale securities are carried at estimated fair value with net unrealized gains or losses reported on an after tax basis as a component of accumulated other comprehensive income in shareholders’ equity. The estimated fair value of available-for-sale securities is impacted by interest rates, credit spreads, market volatility, and liquidity.
	December 31, 2017
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
	(In Thousands)
Available-for-sale:
U.S. Treasury notes	$50	$—	$—	$50
U.S. Government agencies	5,086	—	(21)	5,065
Mortgage backed securities	263,004	66	(2,615)	260,455
Corporate bonds	4,486	5	(9)	4,482
Asset Backed Securities	34,092	19	(511)	33,600
Certificates of deposit	1,976	5	—	1,981
Municipals	100,081	1,586	(1,233)	100,434
CRA Mutual fund	1,500	—	(121)	1,379
	$410,275	$1,681	$(4,510)	$407,446
Held-to-maturity:
U.S. Government agencies	$5,000	$9	$—	$5,009
Municipals	10,721	675	(26)	11,370
	$15,721	$684	$(26)	$16,379

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Notes to Consolidated Financial Statements

Note 2.   Securities (continued)

	December 31, 2016
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
	(In Thousands)
Available-for-sale:
U.S. Government agencies	$5,106	$—	$(112)	$4,994
Mortgage backed securities	120,794	177	(1,164)	119,807
Corporate bonds	8,631	35	—	8,666
Asset Backed Securities	13,105	17	(258)	12,864
Certificates of deposit	1,976	33	—	2,009
Municipals	45,392	172	(1,205)	44,359
CRA Mutual fund	1,500	—	(109)	1,391
	$196,504	$434	$(2,848)	$194,090
Held-to-maturity:
U.S. Government agencies	$5,000	$46	$—	$5,046
Municipals	4,200	66	(19)	4,247
	$9,200	$112	$(19)	$9,293

The amortized cost and estimated fair value of securities as of December 31, 2017 by contractual maturities are shown below. Actual maturities may differ from contractual maturities because the securities may be called or prepaid without any penalties.
	December 31, 2017
	Amortized Cost	Estimated Fair Value
	(In Thousands)
Available-for-sale:
US Treasury and Agencies:
Due in one year or less	$50	$50
Due after one through five years	5,086	5,066
Municipals – nontaxable:
Due in one year or less	723	729
Due after one through five years	7,587	7,482
Due after five through ten years	8,784	8,758
Due after ten through fifteen years	29,641	30,146
Due after fifteen years	53,346	53,318
Asset Backed Securities:
Due after five through ten years	3,064	3,079
Due after ten through fifteen years	11,557	11,410
Due after fifteen years	19,471	19,111

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 2.   Securities (continued)

	December 31, 2017
	Amortized Cost	Estimated Fair Value
	(In Thousands)
Certificates of deposit:
Due after one through five years	1,976	1,981
Corporate bonds:
Due after one through five years	4,486	4,482
Mortgage backed securities:
Due after one through five years	60,082	59,911
Due after five through ten years	90,107	89,165
Due after ten through fifteen years	4,424	4,314
Due after fifteen years	108,391	107,065
CRA Mutual fund	1,500	1,379
	$410,275	$407,446
Held-to-maturity:
US Treasury and Agencies:
Due in one year or less	$5,000	$5,009
Municipals:
Due after one through five years	1,985	2,004
Due after five through ten years	1,606	1,639
Due after ten through fifteen years	552	529
Due after fifteen years	6,578	7,198
	$15,721	$16,379

The estimated fair value of securities pledged to secure public funds, securities sold under agreements to repurchase, and for other purposes amounted to $351.8 million and $178.7 million at December 31, 2017 and 2016, respectively.
Restricted Stock
The Corporation’s restricted stock consists of FHLB stock and FRB stock. The costs of the restricted stock as of December 31, 2017 and 2016 are as follows:
	December 31, 2017	December 31, 2016
	(In Thousands)
Restricted Stock:
FRB stock	$8,407	$999
FHLB stock	8,165	9,093
	$16,572	$10,092

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 2.   Securities (continued)

Investment securities available-for-sale and held-to-maturity that had an unrealized loss position at December 31, 2017 and December 31, 2016 are detailed below.
	Securities in a loss Position for less than 12 Months		Securities in a loss Position for 12 Months or Longer		Total
December 31, 2017	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(In Thousands)
Investment securities available-for-sale:
Mortgage backed securities	$193,844	$1,531	$43,190	$1,084	$237,034	$2,615
U.S. Government agencies	5,066	21	—	—	5,066	21
Municipals	15,096	693	15,031	540	30,127	1,233
Corporate bonds	2,630	9	—	—	2,630	9
Asset backed securities	13,299	200	8,945	311	22,244	511
CRA Mutual fund	—	—	1,379	121	1,379	121
Total	$229,935	$2,454	$68,545	$2,056	$298,480	$4,510
Investment securities held-to-maturity:
Municipals	$1,043	$3	$529	$23	$1,572	$26
Total	$1,043	$3	$529	$23	$1,572	$26

	Securities in a loss Position for less than 12 Months		Securities in a loss Position for 12 Months or Longer		Total
December 31, 2016	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses	Estimated Fair Value	Unrealized Losses
	(In Thousands)
Investment securities available-for-sale:
Mortgage backed securities	$62,145	$(541)	$19,768	$(623)	$81,913	$(1,164)
U.S. Government agencies	4,994	(112)	—	—	4,994	(112)
Municipals	28,147	(1,205)	—	—	28,147	(1,205)
Asset backed securities	1,286	(37)	7,077	(221)	8,363	(258)
CRA Mutual fund	—	—	1,391	(109)	1,391	(109)
Total	$96,572	$(1,895)	$28,236	$(953)	$124,808	$(2,848)
Investment securities held-to-maturity:
Municipals	$536	$(19)	$—	$—	$536	$(19)
Total	$536	$(19)	$—	$—	$536	$(19)

The Corporation evaluates securities for other than temporary impairment (“OTTI”) on a quarterly basis and more frequently when economic or market conditions warrant such evaluation. Consideration is given to various factors in determining whether the Corporation anticipates a recovery in fair value such as: the length of time and extent to which the fair value has been less than cost, and the financial condition and

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 2.   Securities (continued)

underlying credit quality of the issuer. When analyzing an issuer’s financial condition, the Corporation may consider whether the securities are issued by the federal government or its agencies, the sector or industry trends affecting the issuer, and whether any recent downgrades by bond rating agencies have occurred.
Mortgage-backed
The Corporation’s unrealized losses on available-for-sale mortgage backed securities were caused by interest rate fluctuations. At December 31, 2017, fifty-nine securities had unrealized losses of  $2.6 million. All fifty-nine securities are backed by the United States Government or a Government Sponsored Entity. The Corporation’s intent is to hold these securities until a market price recovery or maturity, and it has been determined that it is more likely than not that the Corporation will not be required to sell these securities before their anticipated recovery. As such, the Corporation does not consider these investments other than temporarily impaired.
US Government agencies
The Corporation’s unrealized loss on its U.S. Government Agency obligation was caused by interest rate fluctuations. On December 31, 2017, one available for sale security had an unrealized loss of $21 thousand. The severity and duration of this unrealized loss will fluctuate with interest rates in the economy. Based on the credit quality of the agency, the Corporation’s intent to hold this security until a market price recovery or maturity, and the determination that it is more likely than not that the Corporation will not be required to sell the security before its anticipated recovery, the Corporation does not consider this investment other than temporarily impaired.
Asset backed securities
The Corporation’s unrealized losses on its other investments were caused by interest rate fluctuations. At December 31, 2017, thirteen securities had unrealized losses of  $511 thousand. Based on the credit quality of the issuers, the Corporation’s intent to hold these securities until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the securities before their anticipated recoveries, the Corporation does not consider these investments other than temporarily impaired.
Municipals
The Corporation’s unrealized losses on its municipal investments were caused by interest rate fluctuations. At December 31, 2017, two held-to-maturity municipal had an unrealized loss of  $26 thousand while twenty-seven available-for-sale municipals had unrealized losses of  $1.2 million. Based on the credit quality of the issuers, the Corporation’s intent to hold these securities until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the securities before their anticipated recovery, the Corporation does not consider these investments other than temporarily impaired.
Corporate bonds
The Corporation’s unrealized losses on its corporate bonds were caused by interest rate fluctuations. At December 31, 2017, one security had an unrealized loss of  $9 thousand. Based on the credit quality of the issuer, the Corporation’s intent to hold this security until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the security before its anticipated recovery, the Corporation does not consider this investment other than temporarily impaired.
Mutual fund
The Corporation’s unrealized loss on its CRA mutual fund investment was caused by interest rate fluctuations. At December 31, 2017, one security had an unrealized loss of  $121 thousand. Based on the

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 2.   Securities (continued)

credit quality of the issuer, the Corporation’s intent to hold this security until a market price recovery, and the determination that it is more likely than not that the Corporation will not be required to sell the security before its anticipated recovery, the Corporation does not consider this investment other than temporarily impaired.
Securities Sold Under Agreements to Repurchase (Repurchase Agreements)
The Corporation enters into agreements under which it sells securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Corporation may transfer legal control over the assets but still retain effective control through an agreement that both entitles and obligates the Corporation to repurchase the assets. As a result, these repurchase agreements are accounted for as collateralized financing agreements (i.e., secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the Corporation’s consolidated balance sheets, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. In other words, there is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities. In addition, as the Corporation does not enter into reverse repurchase agreements, there is no such offsetting to be done with the repurchase agreements.
The right of setoff for a repurchase agreement resembles a secured borrowing, whereby the collateral would be used to settle the fair value of the repurchase agreement should the Corporation be in default (e.g., fails to make an interest payment to the counterparty). The collateral is held by a third-party financial institution in the Corporation’s custodial account. The Corporation has the right to sell or repledge the investment securities. The risks and rewards associated with the investment securities pledged as collateral (e.g. a decline or rise in the fair value of the investments) remains with the Corporation. As of December 31, 2017 and 2016, the obligations outstanding under these repurchase agreements totaled $51.1 million and $17.0 million, respectively, and were comprised of overnight sweep accounts. The fair value of the securities pledged in connection with these repurchase agreements at December 31, 2017 was $63.3 million in total and consisted of  $11.6 million in municipal securities, $47.4 million in mortgage-backed securities, $1.7 million in corporate bonds, $1.2 million in asset-backed securities, and $1.4 million in CRA mutual funds. The fair value of the securities pledged in connection with these repurchase agreements at December 31, 2016 was $21.4 million in total and consisted of  $4.7 million in municipal securities, $6.9 million in mortgage backed securities, $5.9 million in corporate bonds, and $2.5 million in asset-backed securities.
Note 3.   Loans and the Allowance for Loan Losses
The composition of net loans is summarized as follows:
	Year Ended December 31,
(Dollars In Thousands)	2017	Percentage of Total	2016	Percentage of Total
Commercial real estate – owner occupied	$467,082	23.60%	$250,440	23.87%
Commercial real estate – non-owner occupied	436,083	22.04	184,688	17.59
Residential real estate	489,669	24.74	204,413	19.47
Commercial	463,652	23.43	311,486	29.67
Real estate construction	97,481	4.93	91,822	8.75
Consumer	24,942	1.26	6,849	0.65
Total loans	$1,978,909	100.00%	$1,049,698	100.00%
Less allowance for loan losses	15,805		16,008
Net loans	$1,963,104		$1,033,690

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

Unearned income and net deferred loan fees and costs totaled $3.1 million and $2.4 million at December 31, 2017 and 2016, respectively. Loans pledged to secure borrowings at the FHLB totaled $492.2 million and $266.6 million at December 31, 2017 and 2016, respectively.
Allowance for Loan Losses
The allowance for loan losses totaled $15.8 million and $16.0 million at year end December 31, 2017 and 2016, respectively. The allowance for loan losses was equivalent to 0.80% and 1.53% of total loans held for investment at December 31, 2017 and 2016, respectively. Adequacy of the allowance is assessed and the allowance is increased by provisions for loan losses charged to expense no less than quarterly. Charge-offs are taken when a loan is identified as uncollectible.
The methodology by which the Corporation systematically determines the amount of its allowance is set forth by the Board of Directors in its Loan Policy and implemented by management. The results of the analysis are documented, reviewed, and approved by the Board of Directors no less than quarterly.
The level of the allowance for loan losses is determined by management through an ongoing, detailed analysis of historical loss rates and risk characteristics. During each quarter, management evaluates the collectability of all loans in the portfolio and ensures an accurate risk rating is assigned to each loan. The risk rating scale and definitions commonly adopted by the Federal Banking Agencies is contained within the framework prescribed by the Bank’s Loan Policy. Any loan that is deemed to have potential or well defined weaknesses that may jeopardize collection in full is then analyzed to ascertain its level of weakness. If appropriate, the loan may be charged-off or a specific reserve may be assigned if the loan is deemed to be impaired.
During the risk rating verification process, each loan identified as inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged is considered impaired and is placed on non-accrual status. On these loans, management analyzes the potential impairment of the individual loan and may set aside a specific reserve. Any amounts deemed uncollectible during that analysis are charged-off.
For the remaining loans in each segment, the Bank calculates the probability of loss as a group using the risk rating for each of the following loan types: Commercial Real Estate — Owner Occupied, Commercial Real Estate — Non-Owner Occupied, Residential Real Estate, Commercial, Real Estate Construction, and Consumer. Management calculates the historical loss rate in each group by risk rating using a period of at least six years. This historical loss rate may then be adjusted based on management’s assessment of internal and external environmental factors. While management may consider other factors, the analysis generally includes factors such as unemployment, office vacancy rates, and any concentrations that exist within the portfolio. This adjustment is meant to account for changes between the historical economic environment and current conditions and for changes in the ongoing management of the portfolio which affects the loans’ potential losses.
Once complete, management compares the condition of the portfolio using several different characteristics, as well as its experience, to the experience of other banks in its peer group in order to determine if it is directionally consistent with others’ experience in our area and line of business. Based on that analysis, management aggregates the probabilities of loss of the remaining portfolio based on the specific and general allowances and may provide additional amounts to the allowance for loan losses as needed. Since this process involves estimates, the allowance for loan losses may also contain an amount that is non-material which is not allocated to a specific loan or to a group of loans but is deemed necessary to absorb additional losses in the portfolio.
Management and the Board of Directors subject the reserve adequacy and methodology to a review on a regular basis by internal auditors and bank regulators, and such reviews have not resulted in any material adjustment to the allowance.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

The following provides detailed information about the changes in the allowance for loan losses for the years ended December 31, 2017, 2016 and 2015 as well as the recorded investment in loans at December 31, 2017 and 2016.
	Allowance for Loan Losses
Twelve months ended December 31, 2017	Commercial real estate – owner occupied	Commercial real estate – non- owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance for loan losses:
Beginning Balance	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008
Charge-offs	—	—	—	(7,457)	—	(27)	(7,484)
Recoveries	17	—	131	209	—	5	362
Provisions	1,320	959	(460)	5,645	(571)	26	6,919
Ending Balance	$4,280	$3,104	$2,181	$5,450	$706	$84	$15,805

Twelve months ended December 31, 2016	Commercial real estate – owner occupied	Commercial real estate – non-owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance for loan losses:
Beginning Balance	$3,042	$1,862	$2,862	$4,612	$1,056	$129	$13,563
Charge-offs	—	—	—	—	—	—	—
Recoveries	—	—	40	285	—	—	325
Provisions	(99)	283	(392)	2,156	221	(49)	2,120
Ending Balance	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008

Twelve months ended December 31, 2015	Commercial real estate – owner occupied	Commercial real estate – non-owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance for loan losses:
Beginning Balance	$3,229	$1,894	$3,308	$4,284	$596	$88	$13,399
Charge-offs	—	—	—	(186)	—	—	(186)
Recoveries	—	—	61	102	37	—	200
Provisions	(187)	(32)	(507)	412	423	41	150
Ending Balance	$3,042	$1,862	$2,862	$4,612	$1,056	$129	$13,563

Loans acquired in a transfer, including in business combinations, where there is evidence of credit deterioration since origination and it is probable at the date of acquisition that the Corporation will not collect all contractually required principal and interest payments, are accounted for as purchased credit

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

impaired loans. Purchased credit impaired loans are initially recorded at fair value, which includes estimated future credit losses expected to be incurred over the life of the loan. Accordingly, the historical allowance for loan losses related to these loans is not carried over.
Accounting for purchased credit impaired loans involves estimating fair value, at acquisition, using the principal and interest cash flows expected to be collected discounted at the prevailing market rate of interest. The excess of cash flows expected to be collected over the estimated fair value at the acquisition date is referred to as the accretable yield and is recognized in interest income using an effective yield method over the remaining life of the loans. The difference between contractually required payments and the cash flows expected to be collected at acquisition, considering the impact of prepayments, is referred to as the nonaccretable difference and is not recorded. Any decreases in cash flows expected to be collected (other than due to decreases in interest rate indices and changes in prepayment and assumptions) will be charged to the provision for loan losses, resulting in an increase to the allowance for loan losses.
The following table present the changes in the accretable yield for purchased credit impaired loans for the year ended December 31, 2017:
(In Thousands)	2017
Accretable yield, beginning of period	$—
Additions	557
Accretion	(313)
Reclassification from (to) nonaccretable difference	—
Other changes, net	—
Accretable yield, end of period	$244

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

	Recorded Investment in Loans
December 31, 2017	Commercial real estate – owner occupied	Commercial real estate – non-owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance
Ending balance:	$4,280	$3,104	$2,181	$5,450	$706	$84	$15,805
Ending balance: individually evaluated for impairment	$—	$—	$—	$234	$186	$—	$420
Ending balance: collectively evaluated for impairment	$4,280	$3,104	$2,181	$5,216	$520	$84	$15,385
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—
Loans
Ending balance:	$467,082	$436,083	$489,669	$463,652	$97,481	$24,942	$1,978,909
Ending balance: individually evaluated for impairment	$1,393	$—	$166	$3,107	$865	$182	$5,713
Ending balance: collectively evaluated for impairment	$464,030	$435,109	$487,390	$460,369	$96,616	$24,713	$1,968,227
Ending balance: loans acquired with deteriorated credit quality	$1,659	$974	$2,113	$176	$—	$47	$4,969

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

December 31, 2016	Commercial real estate – owner occupied	Commercial real estate – non-owner occupied	Residential real estate	Commercial	Real estate construction	Consumer	Total
	(In Thousands)
Allowance
Ending balance:	$2,943	$2,145	$2,510	$7,053	$1,277	$80	$16,008
Ending balance: individually evaluated for impairment	$—	$—	$—	$2,805	$221	$—	$3,026
Ending balance: collectively evaluated for impairment	$2,943	$2,145	$2,510	$4,248	$1,056	$80	$12,982
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—
Loans
Ending balance:	$250,440	$184,688	$204,413	$311,486	$91,822	$6,849	$1,049,698
Ending balance: individually evaluated for impairment	$335	$—	$606	$6,182	$940	$—	$8,063
Ending balance: collectively evaluated for impairment	$250,105	$184,688	$203,807	$305,304	$90,882	$6,849	$1,041,635
Ending balance: loans acquired with deteriorated credit quality	$—	$—	$—	$—	$—	$—	$—

Identifying and Classifying Portfolio Risks by Risk Rating
At origination, loans are categorized into risk categories based upon original underwriting. Subsequent to origination, management evaluates the collectability of all loans in the portfolio and assigns a proprietary risk rating on a quarterly basis as of the 15th of the last month in the quarter. Ratings range from the highest to lowest quality based on factors including measurements of ability to pay, collateral type and value, borrower stability, management experience, and credit enhancements. These ratings are consistent with the bank regulatory rating system.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

A loan may have portions of its balance in one rating and other portions in a different rating. The Bank may use these “split ratings” when factors cause loan loss risk to exist for part but not all of the principal balance. Split ratings may also be used where cash collateral or a government agency has provided a guaranty that partially covers a loan.
For clarity of presentation, the Corporation’s loan portfolio is profiled below in accordance with the risk rating framework that has been commonly adopted by the federal banking agencies. The definitions of the various risk rating categories are as follows:
Pass — The condition of the borrower and the performance of the loan are satisfactory or better.
Special mention — A special mention asset has one or more potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date.
Substandard — A substandard asset is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Assets so classified must have a well-defined weakness, or weaknesses, that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Bank will sustain some loss if the deficiencies are not corrected.
Doubtful — An asset classified doubtful has all the weaknesses inherent in one classified substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss — Assets classified loss are considered uncollectible and their continuance as bankable assets is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, and a partial recovery may be effected in the future.
The Bank did not have any loans classified as loss or doubtful at December 31, 2017 and 2016. It is the Bank’s policy to charge-off any loan once the risk rating is classified as loss.
The profile of the loan portfolio, as indicated by risk rating, as of December 31, 2017 and 2016 is shown below.
	December 31, 2017
Credit Risk Profile by Risk Rating	Pass	Special Mention	Substandard	Doubtful	Loss	Unearned Income	Total Loans
	(In Thousands)
Commercial real estate – owner occupied	$465,464	$1,639	$758	$—	$—	$(779)	$467,082
Commercial real estate – non-owner occupied	437,087	—	—	—	—	(1,004)	436,083
Residential real estate	487,800	189	1,835	—	—	(155)	489,669
Commercial	461,091	1,615	1,750	—	—	(804)	463,652
Real estate construction	92,522	5,349	—	—	—	(390)	97,481
Consumer	24,928	—	10	—	—	4	24,942
Total	$1,968,892	$8,792	$4,353	$—	$—	$(3,128)	$1,978,909

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

	December 31, 2016
Credit Risk Profile by Risk Rating	Pass	Special Mention	Substandard	Doubtful	Loss	Unearned Income	Total Loans
	(In Thousands)
Commercial real estate – owner occupied	$247,001	$1,213	$2,807	$—	$—	$(581)	$250,440
Commercial real estate – non-owner occupied	185,020	300	—	—	—	(632)	184,688
Residential real estate	202,762	932	878	—	—	(159)	204,413
Commercial	287,978	4,544	19,561	—	—	(597)	311,486
Real estate construction	91,296	—	940	—	—	(414)	91,822
Consumer	6,848	—	—	—	—	1	6,849
Total	$1,020,905	$6,989	$24,186	$—	$—	$(2,382)	$1,049,698

Loans listed as non-performing are also placed on non-accrual status. The accrual of interest is discontinued at the time a loan is 90 days delinquent or when the credit deteriorates and there is doubt that the credit will be paid as agreed, unless the credit is well-secured and in process of collection. Once the loan is on non-accrual status, all accrued but unpaid interest is also charged-off, and all payments are used to reduce the principal balance. Once the principal balance is repaid in full, additional payments are taken into income. A loan may be returned to accrual status if the borrower shows renewed willingness and ability to repay under the term of the loan agreement. The risk profile based upon payment activity is shown below.
	December 31, 2017
Credit Risk Profile Based on Payment Activity	Performing	Non- Performing	Total Loans
	(In Thousands)
Commercial real estate – owner occupied	$466,016	$1,066	$467,082
Commercial real estate – non-owner occupied	436,083	—	436,083
Residential real estate	489,669	—	489,669
Commercial	461,139	2,513	463,652
Real estate construction	96,616	865	97,481
Consumer	24,760	182	24,942
Total	$1,974,283	$4,626	$1,978,909

	December 31, 2016
Credit Risk Profile Based on Payment Activity	Performing	Non- Performing	Total Loans
	(In Thousands)
Commercial real estate – owner occupied	$250,440	$—	$250,440
Commercial real estate – non-owner occupied	184,688	—	184,688
Residential real estate	203,982	431	204,413
Commercial	305,935	5,551	311,486
Real estate construction	90,882	940	91,822
Consumer	6,849	—	6,849
Total	$1,042,776	$6,922	$1,049,698

Loans are considered past due if a contractual payment is not made by the calendar day after the payment is due. For reporting purposes, however, loans past due 1 to 29 days are excluded. The delinquency status of the loans in the portfolio is shown below as of December 31, 2017 and 2016. Loans that were on non-accrual status are not included in any past due amounts.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

	Age Analysis of Past Due Loans December 31, 2017
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days	Total Past Due	Non- accrual Loans	Current Loans	Total Loans
	(In Thousands)
Commercial real estate – owner occupied	$—	$—	$—	$—	$1,066	$466,016	$467,082
Commercial real estate – non-owner occupied	—	—	—	—	—	436,083	436,083
Residential real estate	655	140	213	1,008	—	488,661	489,669
Commercial	138	19	—	157	2,513	460,982	463,652
Real estate construction	—	—	—	—	865	96,616	97,481
Consumer	81	2	—	83	182	24,677	24,942
Total	$874	$161	$213	$1,248	$4,626	$1,973,035	$1,978,909

	December 31, 2016
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater than 90 Days	Total Past Due	Non- accrual Loans	Current Loans	Total Loans
	(In Thousands)
Commercial real estate – owner occupied	$—	$—	$—	$—	$—	$250,440	$250,440
Commercial real estate – non-owner occupied	—	—	—	—	—	184,688	184,688
Residential real estate	—	97	—	97	431	203,885	204,413
Commercial	438	—	—	438	5,551	305,497	311,486
Real estate construction	—	—	—	—	940	90,882	91,822
Consumer	—	—	—	—	—	6,849	6,849
Total	$438	$97	$—	$535	$6,922	$1,042,241	$1,049,698

Impaired Loans
A loan is classified as impaired when it is deemed probable by management’s analysis that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement, or the recorded investment in the impaired loan is greater than the present value of expected future cash flows, discounted at the loan’s effective interest rate. In the case of an impaired loan, management conducts an analysis which identifies if a quantifiable potential loss exists, and takes the necessary steps to record that loss when it has been identified as uncollectible.
As the ultimate collectability of the total principal of an impaired loan is in doubt, the loan is placed on nonaccrual status with all payments applied to principal under the cost-recovery method. As such, the Bank did not recognize any interest income on its impaired loans for the years ended December 31, 2017, 2016 and 2015.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

The table below shows the results of management’s analysis of impaired loans as of December 31, 2017 and 2016.
	Impaired Loans
	December 31, 2017			December 31, 2016
	Recorded investment	Unpaid principal balance	Related allowance	Recorded investment	Unpaid principal balance	Related allowance
	(In Thousands)
With no specific related allowance recorded:
Commercial real estate – owner occupied	$1,066	$1,092	$—	$—	$—	$—
Commercial real estate – non-owner occupied	—	—	—	—	—	—
Residential real estate	—	—	—	431	431	—
Commercial	747	1,080	—	2,748	3,771	—
Real estate construction	—	—	—	—	—	—
Consumer	145	155	—	—	—	—
With a specific related allowance recorded:
Commercial real estate – owner occupied	$—	$—	$—	$—	$—	$—
Commercial real estate – non-owner occupied	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Commercial	1,766	1,817	234	2,803	1,400	2,805
Real estate construction	865	952	186	940	994	221
Consumer	37	38	—	—	—	—
Total:
Commercial real estate – owner occupied	$1,066	$1,092	$—	$—	$—	$—
Commercial real estate – non-owner occupied	—	—	—	—	—	—
Residential real estate	—	—	—	431	431	—
Commercial	2,513	2,897	234	5,551	5,171	2,805
Real estate construction	865	952	186	940	994	221
Consumer	182	193	—	—	—	—
	$4,626	$5,134	$420	$6,922	$6,596	$3,026

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

The table below shows the average recorded investment in impaired loans for the years ended December 31, 2017, 2016 and 2015.
	Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2015
	Average Recorded Investment	Average Recorded Investment	Average Recorded Investment
	(In Thousands)
Commercial real estate – owner occupied	$1,075	$59	$—
Commercial real estate – non-owner occupied	—	2,099	5,572
Residential real estate	—	120	163
Commercial	3,395	4,885	917
Real estate construction	923	1,009	1,086
Consumer	179	—	—
	$5,572	$8,172	$7,738

Troubled Debt Restructurings
A troubled debt restructuring (“TDR”) is a formal restructure of a loan when the Bank, for economic or legal reasons related to the borrower’s financial difficulties, grants a concession to a borrower. The Bank classifies these transactions as a TDR if the transaction meets the following conditions: an existing credit agreement must be formally renewed, extended and/or modified; the borrower must be experiencing financial difficulty; and the Bank has granted a concession that it would not otherwise consider.
Once identified as a TDR, a loan is considered to be impaired, and an impairment analysis is performed for the loan individually, rather than under a general loss allowance based on the loan type and risk rating. Any resulting shortfall is charged off. This method is used consistently for all segments of the portfolio.
Normally, loans identified as TDRs would be placed on non-accrual status and considered non-performing until sufficient history of timely collection or payment has occurred that allows them to return to performing status, generally 6 months.
During 2017, one commercial loan totaling $91 thousand at December 31, 2017 was modified in connection with a troubled debt restructuring. The modification granted the borrower an extension of the maturity date and was deemed to have no material financial effects as a direct result of this modification. Two construction loan totaling $2.0 million at the time of restructure were modified in connection with a troubled debt restructuring during the year ended December 31, 2016. The modification granted the borrower reduced payments for a period of two years as well as a reduction in the interest rate. There were no material financial effects as a direct result of this modification.
No payment defaults occurred during the year ended December 31, 2017 or December 31, 2016 for loans restructured during the preceding 12 month period.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 3.   Loans and the Allowance for Loan Losses (continued)

The table below shows the results of management’s analysis of troubled debt restructurings as of December 31, 2017 and 2016.
	Troubled Debt Restructurings
	December 31, 2017			December 31, 2016
	Number of loans	Outstanding balance	Recorded investment	Number of loans	Outstanding balance	Recorded investment
	(Dollars in Thousands)
Performing
Commercial real estate – owner occupied	—	$—	$—	—	$—	$—
Commercial real estate – non-owner occupied	—	—	—	—	—	—
Residential real estate	1	208	166	1	217	175
Commercial	2	921	921	2	967	967
Real estate construction	—	—	—	—	—	—
Consumer	—	—	—	—	—	—
Non-Performing
Commercial real estate – owner occupied	—	$—	$—	—	$—	$—
Commercial real estate – non-owner occupied	—	—	—	—	—	—
Residential real estate	—	—	—	—	—	—
Commercial	2	956	956	2	2,000	2,000
Real estate construction	—	—	—	1	994	940
Consumer	—	—	—	—	—	—
Total	5	$2,085	$2,043	6	$4,178	$4,082

Note 4.   Premises and Equipment
Premises and equipment, net, are summarized as follows:
	December 31,
	2017	2016
	(In Thousands)
Land	$6,810	$1,342
Premises	14,556	5,832
Leasehold improvements	6,802	1,351
Furniture and equipment	5,884	4,661
Construction in process	1,159	—
	35,211	13,186
Less accumulated depreciation	(7,414)	(6,102)
	$27,797	$7,084

Depreciation and amortization expense included in operating expenses for the years ended December 31, 2017, 2016, and 2015, was $1.4 million, $515 thousand, and $507 thousand, respectively.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 5.   Deposits
The composition of deposits is summarized as follows at December 31:
	2017		2016
	Amount	Percentage of Total	Amount	Percentage of Total
	(Dollars In Thousands)
Interest-bearing demand deposits	$486,621	21.78%	$126,189	11.97%
Savings and money market	580,827	26.00	270,310	25.64
CDARS – time deposits	21,582	0.97	34,290	3.25
CDARS/ICS non-maturity deposits	48,011	2.15	40,925	3.88
Brokered deposits	51,028	2.28	57,389	5.44
Time deposits	301,119	13.48	163,188	15.48
Total interest-bearing deposits	1,489,188	66.66	692,291	65.66
Noninterest-bearing demand deposits	744,960	33.34	362,036	34.34
Total deposits	$2,234,148	100.00%	$1,054,327	100.00%

The aggregate amount of time deposits with a minimum denomination of  $250,000 was $167.0 million for 2017 and $96 million for 2016.
At December 31, 2017, the scheduled maturities of time deposits were as follows:
Year	Amount
(In Thousands)
2018	$181,913
2019	136,645
2020	24,751
2021	9,103
2022	6,469
Later years	9,741
$368,622

Brokered deposits totaled $120.621 million and $132.604 million at December 31, 2017 and 2016, respectively, which includes $69.593 million and $75.215 million, respectively, in CDARS deposits.
Note 6.   Borrowings
The Bank is a member of the FHLB and may borrow funds based on criteria established by the FHLB. The FHLB may call these borrowings if the adjusted collateral balance falls below the borrowing level. The borrowing arrangements available from the FHLB could be either short-term or long-term borrowings, depending upon the Bank’s related cost and needs.
Advances from the FHLB for the years ended December 31, 2017 and 2016 are summarized below:
	2017	2016
	(Dollars In Thousands)
Balance outstanding at end of year	$135,000	$189,000
Average balance outstanding	$124,301	$125,047
Maximum outstanding at any month-end	$185,000	$189,000
Average interest rate during the year	1.15%	0.91%
Average interest rate at end of year	1.36%	0.91%

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 6.   Borrowings (continued)

The scheduled maturity dates and related fixed interest rates on advances from the FHLB at December 31, 2017 are summarized as follows (dollars in thousands):
Maturity Date	Interest Rate	Outstanding Amount
3/13/2018	1.47%	$65,000
3/27/2018	1.22%	10,000
10/2/2018	1.02%	10,000
11/26/2018	1.43%	10,000
4/4/2019	1.13%	20,000
10/2/2019	1.32%	10,000
10/2/2020	1.54%	10,000
		$135,000

Information concerning securities sold under agreements to repurchase and federal funds purchased for the years ended December 31, 2017 and 2016 is summarized below:
	2017	2016
	(Dollars In Thousands)
Balance outstanding at end of year	$51,052	$57,009
Average balance outstanding	$38,191	$16,270
Maximum outstanding at any month-end	$62,651	$57,009
Average interest rate during the year	0.10%	0.10%
Average interest rate at end of year	0.10%	0.68%
Repurchase agreements totaled $51.1 million and $17.0 million at December 31, 2017 and 2016, respectively. They are classified as secured borrowings and generally mature within one business day from the transaction date. They are reflected as the amount of cash received in connection with the transaction. In addition, nothing in federal funds lines with other financial institutions were outstanding at December 31, 2017, leaving $62.5 million available for short-term funding needs. Federal funds purchased are overnight, unsecured borrowings.
The Bank has remaining lines of credit available with the FHLB which totaled $254.0 million at December 31, 2017. The FHLB advances are secured by a blanket floating lien on certain 1-4 family residential, HELOCS, second mortgages, commercial mortgages and investment securities with carrying values of  $492.2 million at December 31, 2017.
On December 12, 2003, MFC Capital Trust II, a wholly owned subsidiary of the Corporation which was acquired on April 1, 2017, was formed for the purpose of issuing redeemable Capital Securities. On December 19, 2003, $5.0 million of trust-preferred securities were issued through a pooled underwriting totaling approximately $344 million. The securities have a LIBOR-indexed floating rate of interest.
During 2017, the interest rates ranged from 3.89% to 4.23%. For the year ended December 31, 2017, the weighted-average interest rate was 4.09%. The securities have a mandatory redemption date of January 23, 2034, and are subject to varying call provisions beginning January 23, 2009. The principal asset of the trust is $5.2 million of the Corporation’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities.
The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 Capital after its inclusion. The portion of the trust preferred securities not considered as Tier 1 Capital may be included in Tier 2 Capital. On December 31, 2017, all of the Corporation’s trust preferred securities are included in Tier I Capital.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 6.   Borrowings (continued)

The obligations of the Corporation with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Corporation of the trust’s obligations with respect to the Capital Securities.
Subject to certain exceptions and limitations, the Corporation may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities. There were no deferred interest payments on the junior subordinated debt securities at December 31, 2017.
Note 7.   Income Taxes
Current income tax expense represents the amounts expected to be reported on the Corporation’s income tax returns, and deferred tax expense or benefit represents the change in net deferred tax assets and liabilities. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. Valuation allowances are recorded as appropriate to reduce deferred tax assets to the amount considered likely to be realized.
On December 22, 2017, the President of the United States signed into law the Tax Reform Act. The legislation made key changes to U.S. tax law, including the reduction of the U.S. federal corporate tax rate from 35% to 21%, effective January 1, 2018.
The Corporation uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. As a result of the reduction in the U.S. corporate income tax rate from 35% to 21% under the Tax Reform Act, the Corporation revalued its ending net deferred tax assets at December 31, 2017, and recognized a provisional $3.5 million tax expense in the Corporation’s consolidated statement of income for the year ended December 31, 2017. We are still analyzing certain aspects of the new law and refining our calculations, which could affect the measurement of these assets and liabilities or give rise to new deferred tax amounts. The accounting is expected to be complete when the 2017 U.S. corporate income tax return is filed in 2018. The Corporation’s evaluation of the impact of the Tax Reform Act is subject to refinement for up to one year after the enactment per the guidance under ASC 740, Accounting for Uncertainty in Income Taxes, and SAB 118.
Net deferred tax assets consisted of the following components as of December 31, 2017 and 2016:
	December 31,
	2017	2016
	(In Thousands)
Deferred tax assets:
Allowance for loan losses	$3,446	$5,760
Deferred fees	682	857
Allowance for loan losses on mortgage loans sold	339	557
Allowance for off balance sheet losses	174	270
Stock options	44	79
Securities available for sale	617	869
Fair value adjustment for acquired assets/liabilities	698	—
Acquisition accounting adjustments	6,008	—
Other	144	197
	$12,152	$8,589

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 7.   Income Taxes (continued)

	December 31,
	2017	2016
	(In Thousands)
Deferred tax liability:
Depreciation	$347	$147
Acquisition accounting adjustments	6,067	—
Other	192	88
	$6,606	$235
Net deferred tax assets included in other assets	$5,546	$8,354

The provision for income taxes charged to operations for the years ended December 31, 2017, 2016, and 2015 consisted of the following:
	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Current tax expense	$2,980	$9,898	$8,711
Deferred tax (benefit)	8,997	(698)	(534)
	$11,977	$9,200	$8,177

The income tax provision differs from the amount of income tax determined by applying the U.S. Federal income tax rate to pretax income for the years ended December 31, 2017, 2016, and 2015 as follows:
	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Computed “expected” tax expense	$9,967	$8,961	$8,259
Increase (decrease) in income taxes resulting from:
Tax reform	3,524	—	—
State income taxes, net of federal benefit	127	117	92
Tax exempt income and interest	(1,305)	(409)	(257)
Merger related expenses, nondeductible	550	344	—
Low income housing tax credits	(586)	—	—
Other	(300)	187	83
	$11,977	$9,200	$8,177

As of December 31, 2017 and 2016, the Corporation did not have any unrecognized tax benefits. The Corporation does not expect a significant increase or decrease in the next 12 months of unrecognized tax benefits. The Corporation recognizes interest and penalties related to unrecognized tax benefits as Interest Expense and Other Noninterest Expense, respectively, and not as part of the tax provision. The Corporation did not recognize a material amount of interest expense or penalties for the years ended December 31, 2017, 2016, and 2015. In addition, there were no interest or penalties accrued at December 31, 2017 or 2016. The Corporation is no longer subject to examination for federal and state purposes for tax years prior to 2014.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 8.   Commitments and Contingent Liabilities
The Corporation is committed under non-cancelable and month-to-month operating leases for its office locations. Rent expense associated with these operating leases for the years ended December 31, 2017, 2016, and 2015 totaled $2.2 million, $878.0 thousand, and $807.0 thousand, respectively.
The following is a schedule of future minimum lease payments required under operating leases that have initial or remaining lease terms in excess of one year.
Year	Amount
(In Thousands)
2018	$1,693
2019	1,775
2020	1,780
2021	1,740
2022	1,708
Thereafter	16,499
$25,195

In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Corporation does not anticipate any material loss as a result of these transactions. See Note 9 for additional information.
As part of its mortgage banking activities, the Mortgage Division enters into interest rate lock commitments, which are commitments to originate loans whereby the interest rate on the loan is determined prior to funding and the customers have locked into that interest rate. The Mortgage Division then either locks the loan and rate in with an investor and commits to deliver the loan if settlement occurs (“Best Efforts”) or commits to deliver the locked loan in a binding (“Mandatory”) delivery program with an investor. Certain loans under rate lock commitments are covered under forward sales contracts of mortgage backed securities (“MBS”). Forward sales contracts of MBS are recorded at fair value with changes in fair value recorded in noninterest income. Interest rate lock commitments and commitments to deliver loans to investors are considered derivatives. The market value of interest rate lock commitments and best efforts contracts are not readily ascertainable with precision because they are not actively traded in stand-alone markets. The Mortgage Division determines the fair value of rate lock commitments and delivery contracts by measuring the fair value of the underlying asset, which is impacted by current interest rates and taking into consideration the probability that the rate lock commitments will close or will be funded.
Since the Mortgage Division’s derivative instruments are not designated as hedging instruments, the fair value of the derivatives are recorded as a freestanding asset or liability with the change in value being recognized in current net income during the period of change.
At December 31, 2017 and 2016 the Mortgage Division had open forward contracts with notional values of  $39.3 million and $54.3 million, respectively. At December 31, 2017 and 2016, the Mortgage Division did not have any open mandatory delivery contracts. The open forward delivery contracts are composed of forward sales of MBS. The fair value of these open forward contracts was $56 thousand and $102 thousand at December 31, 2017 and 2016, respectively. Certain additional risks arise from these forward delivery contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. The Mortgage Division does not expect any counterparty to fail to meet its obligation. Additional risks inherent in mandatory delivery programs include the risk that if the Mortgage Division does not close the loans subject to interest rate risk lock commitments, they will be obligated to deliver MBS to the counterparty under the forward sales agreement. Should this be required, the Mortgage Division could incur significant costs in acquiring replacement loans or MBS and such costs could have an adverse effect on mortgage banking operations in future periods.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 8.   Commitments and Contingent Liabilities (continued)

Interest rate lock commitments totaled $20.0 million and $37.9 million at December 31, 2017 and 2016, respectively, and included $3.2 million and $7.3 million that were made on a Best Efforts basis at December 31, 2017 and 2016, respectively. Fair values of these best efforts commitments were $23 thousand and $82 thousand at December 31, 2017 and 2016, respectively. The remaining hedged interest rate lock commitments totaling $16.8 million and $30.6 million at December 31, 2017 and 2016 had a fair value of $297 thousand and $484 thousand, respectively.
The Mortgage Division makes representations and warranties that loans sold to investors meet their program’s guidelines and that the information provided by the borrowers is accurate and complete. In the event of a default on a loan sold, the investor may make a claim for losses due to document deficiencies, program compliance, early payment default, and fraud or borrower misrepresentations. The Mortgage Division maintains a reserve in other liabilities for potential losses on mortgage loans sold. At December 31, 2017 and 2016 the balance in this reserve totaled $953 thousand and $1,029 thousand, respectively.
Allowance For Losses on Mortgage Loans Sold
	Year Ended December 31,
	2017	2016
	(In Thousands)
Balance at beginning of year	$1,029	$1,029
Provision charged to operating expense	—	—
Recoveries	—	—
Charge-offs	(76)	—
Balance at end of year	$953	$1,029

Note 9.   Financial Instruments with Off-Balance-Sheet Risk
The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist primarily of commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral, if any, deemed necessary by the Corporation upon extension of credit is based on management’s credit evaluation of the counterparty. Collateral normally consists of real property, liquid assets or business assets. The Corporation had approximately $82.8 million and $25.1 million in outstanding commitments at December 31, 2017 and 2016, respectively.
The Corporation’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual notional amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Corporation had approximately $468.2 million and $330.0 million in unfunded lines of credit whose contract amounts represent credit risk at December 31, 2017 and 2016, respectively.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 9.   Financial Instruments with Off-Balance-Sheet Risk (continued)

Standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary. The Corporation had standby letters of credit outstanding in the amount of $14.3 million and $9.6 million at December 31, 2017 and 2016, respectively.
The Bank has a letter of credit agreement with the Commonwealth of Virginia Treasury Board pertaining to its public deposits program. Under the terms of the letters of credit agreement, the Commonwealth of Virginia Treasury Board in accordance with the Security for Public Deposits Act has approved the use of a letter of credit issued by the FHLB as collateral by the Bank. The maximum amount available under the letter of credit is $65 million. The letter of credit expired in August 2017 with an automatic one-year extension until August 2018.
In addition to the above, the Corporation is subject to risks related to the mortgage origination operations of the Mortgage Division of the Bank. See Note 8 for a discussion of those risks.
Note 10.   Related Party Transactions
The Corporation has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal officers, their immediate families and affiliated companies in which they are principal shareholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with parties not related to the Corporation and which did not present more than the normal risk of collectability or other unfavorable terms. These related parties were indebted to the Corporation for loans totaling $19.2 million at December 31, 2017, and $10.8 million at December 31, 2016. During 2017, total principal additions were $320 thousand and total principal payments and changes in related parties’ debt were $412 thousand. The Corporation also has outstanding unused commitments to related parties amounting to $650 thousand at December 31, 2017. The aggregate amount of deposits at December 31, 2017 and 2016 from directors and officers or their immediate family members was $88.2 million and $35.6 million, respectively.
Note 11.   Share Based Compensation Plans
The Corporation established the Access National Corporation 2009 Stock Option Plan (“the 2009 Plan”) which was approved by shareholders on May 19, 2009. The 2009 Plan reserved 975,000 shares of the Corporation’s common stock, $0.835 par value, for issuance under the plan. The 2009 Plan allowed for stock options to be granted with an exercise price equal to the fair market value at the date of grant. The expiration dates on options granted under this plan were generally five years from the grant date.
Total compensation cost for share-based payment arrangements recognized in 2017, 2016, and 2015 was $442 thousand, $335 thousand, and $332 thousand, respectively.
Cash received from option exercises under share-based payment arrangements for 2017, 2016, and 2015 was $2.3 million, $532 thousand, and $380 thousand, respectively.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 11.   Share Based Compensation Plans (continued)

Changes in the stock options outstanding under the 2009 Plan, for the years ended December 31, 2017, 2016 and 2015 are summarized as follows:
	Year Ended December 31,
	2017		2016		2015
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding at beginning of year	481,381	$16.52	407,832	$15.33	316,423	$14.02
Granted	185,600	27.85	129,550	18.77	125,434	18.03
Exercised	(155,769)	14.60	(43,801)	12.15	(29,975)	12.62
Lapsed or canceled	(3,720)	15.69	(12,200)	16.54	(4,050)	16.40
Outstanding at end of year	507,492	$21.26	481,381	$16.52	407,832	$15.33
Options exercisable at end of year	142,859	$16.65	173,781	$14.49	105,889	$12.99

Options outstanding and exercisable at year end 2017 were as follows:
	Options Outstanding				Options Exercisable
Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Life (in yrs)	Weighted Average Exercise Price	Intrinsic Value	Number Exercisable	Weighted- Average Remaining Contractual Life (in yrs)	Weighted Average Exercise Price	Intrinsic Value
$12.79 – $19.85	311,142	1.89	$17.24	$3,297	139,484	1.26	$16.50	$1,582
$20.34 – $28.17	196,350	4.32	27.62	56	3,375	3.45	22.99	17
	507,492	2.83	$21.26	$3,353	142,859	2.91	$16.65	$1,599

The fair value of stock options granted was estimated using the Black Scholes option pricing model with the following weighted average assumptions:
	Year Ended December 31,
	2017	2016	2015
Expected life of options granted	5.00 Years	4.12 Years	4.09 Years
Risk-free interest rate	1.49%	1.25%	1.06%
Expected volatility of stock	29%	30%	30%
Annual expected dividend yield	3%	3%	3%
Fair value of granted options	$1,143,434	$473,272	$357,456
Nonvested Options	364,633	307,600	301,943
The total intrinsic value of options exercised during the years ended December 31, 2017, 2016, and 2015 was $2.0 million, $340 thousand, and $239 thousand, respectively. The weighted average grant date fair value of options granted during the years 2017, 2016, and 2015 were $6.16, $4.12, and $2.85, respectively.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 11.   Share Based Compensation Plans (continued)

The total unrecognized compensation cost related to non-vested share based compensation arrangements granted under the 2009 Plan as of December 31, 2017 was $1.1 million. The cost is expected to be recognized over a weighted average period of 1.6 years.
In August 2017 the Corporation established the Access National Corporation 2017 Equity Compensation Plan (“the 2017 Plan”) which was approved by shareholders on October 26, 2017. The 2017 Plan authorizes the granting of stock options, restricted stock, restricted stock units, stock appreciation rights, performance units and performance cash awards. Awards may be granted under the 2017 Plan to key employees, non-employee directors, consultants and advisors to the Corporation and certain of its subsidiaries. The 2017 Plan reserves 1.5 million shares of the Corporation’s common stock, $0.835 par value, for issuance under the 2017 Plan. As of December 31, 2017, no equity awards had been granted under the 2017 Plan. Awards previously granted under the 2009 Plan will remain outstanding and valid in accordance with their terms, but no new awards will be granted under the 2009 Plan.
Note 12.   Capital Requirements
The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory — possibly additional discretionary — actions by regulators that, if undertaken, could have a direct material effect on the Corporation’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of the Corporation’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total Tier 1, and Common Equity Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2017 and 2016, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject.
At December 31, 2017 the Corporation and Bank exceeded the minimum required ratios for “well capitalized” as defined by the federal banking regulators. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, Common Equity Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the institutions’ category.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 12.   Capital Requirements (continued)

The Corporation’s and Bank’s actual capital amounts and ratios as of December 31, 2017 and 2016 are presented in the table below:
	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars In Thousands)
December 31, 2017
Total Capital (to Risk-Weighted Assets)
Corporation	$257,139	12.25%	$183,670	8.750%	$209,909	10.00%
Bank	$243,301	11.66%	$182,517	8.750%	$208,591	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	$240,535	11.46%	$141,689	6.750%	$167,927	8.00%
Bank	$225,743	10.82%	$140,799	6.750%	$166,873	8.00%
Tier 1 Capital (to Average Assets)
Corporation	$240,535	8.48%	$148,986	5.250%	$141,892	5.00%
Bank	$225,743	8.51%	$139,313	5.250%	$132,679	5.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Corporation	$240,535	11.46%	$83,964	4.00%	$136,441	6.50%
Bank	$225,743	10.82%	$83,436	4.00%	$135,584	6.50%
December 31, 2016
Total Capital (to Risk-Weighted Assets)
Corporation	$135,009	11.51%	$93,866	8.63%	$117,333	10.00%
Bank	$124,149	10.58%	$93,866	8.63%	$117,332	10.00%
Tier 1 Capital (to Risk-Weighted Assets)
Corporation	$120,317	10.25%	$70,400	6.63%	$93,866	8.00%
Bank	$109,457	9.33%	$70,399	6.63%	$93,866	8.00%
Tier 1 Capital (to Average Assets)
Corporation	$120,317	8.90%	$52,800	5.13%	$58,667	5.00%
Bank	$109,457	8.11%	$60,793	5.13%	$67,547	5.00%
Common Equity Tier 1 Capital (to Risk-Weighted Assets)
Corporation	$120,317	10.25%	$54,068	4.00%	$87,861	6.50%
Bank	$109,457	9.33%	$46,933	4.00%	$76,266	6.50%

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 13.   Earnings Per Share
The following table shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of potential diluted common stock. Potential dilutive common stock has no effect on income available to common shareholders.
	Year Ended December 31,
	2017			2016			2015
	Net Income	Shares	Per Share Amount	Net Income	Shares	Per Share Amount	Net Income	Shares	Per Share Amount
	(In Thousands, Except for Per Share Data)
Earnings per share
Basic	$16,500	17,988,670	$0.92	$16,404	10,586,394	$1.55	$15,419	10,513,008	$1.46
Effect of dilutive securities:
Stock options and warrants	—	87,634	—	—	91,167	—	—	68,863	—
Diluted earnings per share	$16,500	18,076,304	$0.92	$16,404	10,677,561	$1.54	$15,419	10,581,871	$1.46

Note 14.   Employee Benefits
The Corporation maintains a Defined Contribution 401(k) Profit Sharing Plan (the “401(k) Plan”), which authorizes a maximum voluntary salary deferral of up to IRS limitations. All full-time employees are eligible to participate after 6 months of employment. The Corporation reserves the right to make an annual discretionary contribution to the account of each eligible employee based in part on the Corporation’s profitability for a given year, and on each participant’s yearly earnings. Approximately $1.1 million, $759 thousand, and $638 thousand were charged to expense under the 401(k) Plan for 2017, 2016, and 2015, respectively.
Note 15.   Other Income and Other Operating Expenses
The Corporation had the following other expenses for the years ended December 31, 2017, 2016, and 2015:
	2017	2016	2015
	(In Thousands)
Management fees	$369	$1,187	$1,151
Amortization of intangibles	2,671	49	8
Merger related costs	6,794	984	—
Business and franchise tax	1,803	953	875
Data processing	2,779	947	1,029
FDIC insurance	1,485	789	634
Investor fees	613	759	570
Advertising and promotional expense	790	735	754
Consulting fees	1,202	681	618
Accounting and auditing service	956	613	612
Telephone	703	385	346
Director fees	703	352	395
Stock option expense	442	335	332
Business development, meals, and travel	337	293	260

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 15.   Other Income and Other Operating Expenses (continued)

	2017	2016	2015
	(In Thousands)
Regulatory examinations	418	282	257
Credit report	375	281	197
Publication and subscription	268	280	249
Early payoff	132	260	133
Insurance	434	255	206
Disaster recovery	292	199	190
Stationary and supplies	405	197	294
Employee education and development	85	186	198
FRB and Bank analysis charges	260	163	147
Verification fees	164	150	106
SBA guarantee fee	137	145	160
Postage	105	97	93
Dues and memberships	152	95	108
Common stock expense	73	95	97
Legal fees	400	79	363
Donations	44	64	73
Courier	149	57	59
Impairment of goodwill	1,491	—	—
Other	3,244	1,021	1,346
	$30,275	$12,968	$11,860

The Corporation had the following other income for the years ended December 31, 2017, 2016, and 2015:
	2017	2016	2015
	(In Thousands)
Trust income	$3,449	$—	$—
Wealth Management income	2,539	3,034	2,671
Bank owned life insurance income	1,201	558	460
Miscellaneous loan fees	719	599	461
Fair value marks on loans held for sale	1,170	1,646	2,614
Hedging gains (losses), net	(751)	(1,329)	(1,105)
ATM transaction fees	727	225	221
Other	960	935	207
	$10,014	$5,668	$5,529

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 16.   Fair Value Measurements
FASB ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. FASB ASC 820-10 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Transfers between levels of the fair value hierarchy are recognized on the actual dates of the event or circumstances that caused the transfer, which generally coincides with the Corporation’s monthly and or quarterly valuation process. The standard describes three levels of inputs that may be used to measure fair values:
Level 1 —
Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 —
Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 —
Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Corporation used the following methods to determine the fair value of each type of financial instrument:
Investment securities:   The fair values for investment securities are determined by quoted market prices for similar securities from active markets (Level 2) or by independent valuations (Level 3) for securities not traded in active markets.
Residential loans held for sale:   The fair value of loans held for sale is determined using quoted prices for a similar asset, adjusted for specific attributes of that loan (Level 2).
Derivative financial instruments:   Derivative instruments are used to hedge residential mortgage loans held for sale and the related interest-rate lock commitments and include forward commitments to sell mortgage loans and mortgage backed securities. The fair values of derivative financial instruments are based on derivative market data inputs as of the valuation date and the underlying value of mortgage loans for rate lock commitments (Level 3).
Impaired loans:   The fair values of impaired loans are measured for impairment using the fair value of the collateral for collateral-dependent loans on a non-recurring basis. Collateral may be in the form of real estate or business assets including equipment, inventory and accounts receivable. The use of discounted cash flow models and management’s best judgment are significant inputs in arriving at the fair value measure of the underlying collateral (Level 3).
Other real estate owned:   The fair value of other real estate owned, which is included in other assets on the balance sheet, consists of real estate that has been foreclosed. Foreclosed real estate is recorded at the lower of fair value less selling expenses or the book balance prior to foreclosure. Write downs are provided for subsequent declines in value and are recorded in other noninterest expense (Level 2).

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 16.   Fair Value Measurements (continued)

Assets and liabilities measured at fair value under FASB ASC 820-10 on a recurring and non-recurring basis, including financial assets and liabilities for which the Corporation has elected the fair value option, are summarized below:
	Fair Value Measurement at December 31, 2017 Using
Description	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial Assets – Recurring
Available-for-sale investment securities
U.S. Treasury notes	$50	$50	$—	$—
US Government agency	5,065	—	5,065	—
Mortgage backed	260,455	—	260,455	—
Corporate bonds	4,482	—	4,482	—
Asset backed securities	33,600	—	29,321	4,279
Certificates of deposit	1,981	—	1,981	—
Municipals	100,434	—	100,434	—
CRA Mutual fund	1,379	—	1,379	—
Total available-for-sale investment securities	407,446	50	403,117	4,279
Residential loans held for sale	31,999	—	31,999	—
Derivative assets	420	—	—	420
Total Financial Assets – Recurring	$439,865	$50	$435,116	$4,699
Financial Liabilities – Recurring
Derivative liabilities	$195	$—	$—	$195
Total Financial Liabilities – Recurring	$195	$—	$—	$195
Financial Assets – Non-Recurring
Impaired loans(1)	$4,626	$—	$—	$4,626
Long-lived asset held for sale	643		—	643
Total Financial Assets – Non-Recurring	$5,269	$—	$—	$5,269

(1)
Represents the carrying value of loans for which adjustments are based on the appraised value of the collateral, if collateral dependent, or the present value of expected future cash flows, discounted at the loan’s effective interest rate.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 16.   Fair Value Measurements (continued)

	Fair Value Measurement at December 31, 2016 Using
Description	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(In Thousands)
Financial Assets – Recurring
Available-for-sale investment securities
US Government agency	$4,994	$—	$4,994	$—
Mortgage backed	119,807	—	119,807	—
Corporate bonds	8,666	—	8,666	—
Asset backed securities	12,864	—	8,364	4,500
Certificates of deposit	2,009	—	2,009	—
Municipals – nontaxable	44,359	—	44,359	—
CRA Mutual fund	1,391	—	1,391	—
Total available-for-sale investment securities	194,090	—	189,590	4,500
Residential loans held for sale	35,676	—	35,676	—
Derivative assets	993	—	—	993
Total Financial Assets – Recurring	$230,759	$—	$225,266	$5,493
Financial Liabilities – Recurring
Derivative liabilities	$325	$—	$—	$325
Total Financial Liabilities – Recurring	$325	$—	$—	$325
Financial Assets – Non-Recurring
Impaired loans(1)	$6,922	$—	$—	$6,922
Total Financial Assets – Non-Recurring	$6,922	$—	$—	$6,922

(1)
Represents the carrying value of loans for which adjustments are based on the appraised value of the collateral, if collateral dependent, or the present value of expected future cash flows, discounted at the loan’s effective interest rate.

The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows for the twelve month period ended December 31, 2017 and 2016.
	Net Derivatives	Securities Available- For-Sale	Total
	(In Thousands)
Balance January 1, 2017	$668	$4,500	$5,168
Realized and unrealized losses included in earnings	(486)	—	(486)
Unrealized gains (losses) included in other comprehensive income	43	(221)	(178)
Purchases, settlements, paydowns, and maturities	—	—	—
Transfer into Level 3	—	—	—
Balance December 31, 2017	$225	$4,279	$4,504

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 16.   Fair Value Measurements (continued)

	Net Derivatives	Securities Available- For-Sale	Total
	(In Thousands)
Balance January 1, 2016	$273	$—	$273
Realized and unrealized gains included in earnings	395	—	395
Unrealized gains (losses) included in other comprehensive income	—	—	—
Purchases, settlements, paydowns, and maturities	—	—	—
Transfer into Level 3	—	4,500	4,500
Balance December 31, 2016	$668	$4,500	$5,168

During the fourth quarter of 2016, management transferred two asset backed securities into Level 3 from Level 2 due to the lack of readily available pricing information on these particular securities. Pricing for these securities is now obtained through an independent valuation service.
The following table presents qualitative information about Level 3 fair value measurements for financial instruments measured at fair value at December 31, 2017 and 2016:
2017
Description	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(In Thousands)
Financial Assets – Recurring
Asset-backed securities	$4,279	Valuation service	Discounted cash flows	3% – 6% (5.0%)
Derivative assets	$420	Market pricing(3)	Estimated pullthrough	75% – 90% (89.0%)
Derivative liabilities	$195	Market pricing(3)	Estimated pullthrough	75% – 90% (89.0%)
Financial Assets – Non-recurring
Impaired loans – Real estate secured	$2,736	Appraisal of collateral(1)	Liquidation expenses(2)	0% – 15% (10%)
Impaired loans – Non-real estate secured	$1,890	Cash flow basis	Liquidation expenses(2)	0% – 10% (5%)

(1)
Fair value is generally determined through independent appraisals of the underlying collateral on real estate secured loans, which generally include various level 3 inputs which are not identifiable.

(2)
Valuations of impaired loans may be adjusted by management for qualitative factors such as liquidation expenses. The range and weighted average of liquidation expense adjustments are presented as a percent of the appraisal.

(3)
Market pricing on derivative assets and liabilities is adjusted by management for the anticipated percent of derivative assets and liabilities that will create a realized gain or loss. The range and weighted average of estimated pull-through is presented.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 16.   Fair Value Measurements (continued)

2016
Description	Fair Value Estimate	Valuation Techniques	Unobservable Input	Range (Weighted Average)
	(In Thousands)
Financial Assets – Recurring
Asset-backed securities	$4,500	Valuation service	Discounted cash flows	3% – 6% (5.0%)
Derivative assets	$993	Market pricing(3)	Estimated pullthrough	75% – 90% (89.0%)
Derivative liabilities	$325	Market pricing(3)	Estimated pullthrough	75% – 90% (89.0%)
Financial Assets – Non-recurring
Impaired loans – Real estate secured	$1,371	Appraisal of collateral(1)	Liquidation expenses(2)	0% – 15% (10%)
Impaired loans – Non-real estate secured	$5,551	Cash flow basis	Liquidation expenses(2)	0% – 10% (5%)

(1)
Fair value is generally determined through independent appraisals of the underlying collateral on real estate secured loans, which generally include various level 3 inputs which are not identifiable.

(2)
Valuations of impaired loans may be adjusted by management for qualitative factors such as liquidation expenses. The range and weighted average of liquidation expense adjustments are presented as a percent of the appraisal.

(3)
Market pricing on derivative assets and liabilities is adjusted by management for the anticipated percent of derivative assets and liabilities that will create a realized gain or loss. The range and weighted average of estimated pull-through is presented.

Financial instruments recorded using FASB ASC 825-10
Under FASB ASC 825-10, the Corporation may elect to report most financial instruments and certain other items at fair value on an instrument-by-instrument basis with changes in fair value reported in net income. After the initial adoption, the election is made at the acquisition of an eligible financial asset, financial liability or firm commitment or when certain specified reconsideration events occur. The fair value election, with respect to an item, may not be revoked once an election is made.
The following tables reflect the difference between the fair value carrying amount of residential mortgage loans held for sale, measured at fair value under FASB ASC 825-10, and the aggregate unpaid principal amount the Corporation is contractually entitled to receive at maturity.
	December 31, 2017
(In Thousands)	Aggregate Fair Value	Difference	Contractual Principal
Residential mortgage loans held for sale	$31,999	$1,102	$30,897
	December 31, 2016
(In Thousands)	Aggregate Fair Value	Difference	Contractual Principal
Residential mortgage loans held for sale	$35,676	$1,004	$34,672
The Corporation has elected to account for residential loans held for sale at fair value to eliminate the mismatch that would occur by recording changes in market value on derivative instruments used to hedge loans held for sale while carrying the loans at the lower of cost or market.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 16.   Fair Value Measurements (continued)

The following methods and assumptions not previously presented were used in estimating the fair value of financial assets and financial liabilities that are not measured and reported at fair value on a recurring basis or non-recurring basis:
Cash and Short-Term Investments
For those short-term instruments, the carrying amount is a reasonable estimate of fair value. As such they are classified as Level 1 for noninterest-bearing deposits and Level 2 for interest-bearing deposits due from banks or federal funds sold.
Restricted Stock
It is not practical to determine the fair value of restricted stock due to the restrictions placed on its transferability.
Loans, Net of Allowance
For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics resulting in a Level 3 classification. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities resulting in a Level 3 classification.
Deposits and Borrowings
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date resulting in a Level 1 classification. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities also resulting in a Level 1 classification. The fair value of all other deposits and borrowings is determined using the discounted cash flow method thereby resulting in a Level 2 classification. The discount rate was equal to the rate currently offered on similar products.
Accrued Interest
The carrying amounts of accrued interest approximate fair value resulting in a Level 2 or Level 3 classification depending upon the level of the asset or liability, with which, the accrual is associated.
Off-Balance-Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed interest rates. The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.
At December 31, 2017 and 2016, the majority of off-balance-sheet items are variable rate instruments or convert to variable rate instruments if drawn upon. Therefore, the fair value of these items is largely based on fees, which are nominal and immaterial.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 16.   Fair Value Measurements (continued)

The carrying amounts and estimated fair values of financial instruments at December 31, 2017 and 2016 were as follows:
	December 31,
	2017		2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(In Thousands)
Financial assets:
Cash and short-term investments	$122,313	$122,313	$91,059	$91,059
Securities available-for-sale	407,446	407,446	194,090	194,090
Securities held-to-maturity	15,721	16,379	9,200	9,293
Restricted stock	16,572	16,572	10,092	10,092
Loans, net of allowance	1,995,103	2,016,530	1,069,366	1,080,820
Derivatives	420	420	993	993
Total financial assets	$2,557,575	$2,579,660	$1,374,800	$1,386,347
Financial liabilities:
Deposits	$2,234,148	$2,161,134	$1,054,327	$1,040,402
Short-term borrowings	145,993	145,396	186,009	185,910
Long-term borrowings	43,883	43,703	60,000	59,954
Derivatives	195	195	325	325
Total financial liabilities	$2,424,219	$2,350,428	$1,300,661	$1,286,591

Current accounting pronouncements require disclosure of the estimated fair value of financial instruments. Effective January 1, 2008, fair value is defined in accordance with FASB ASC 820-10 as disclosed above. Given the current market conditions, a portion of our loan portfolio is not readily marketable and market prices do not exist. We have not attempted to market our loans to potential buyers, if any exist, to determine the fair value of those instruments in accordance with the definition of FASB ASC 820-10. Since negotiated prices in illiquid markets depends upon the then present motivations of the buyer and seller, it is reasonable to assume that actual sales prices could vary widely from any estimate of fair value made without the benefit of negotiations. Additionally, changes in market interest rates can dramatically impact the value of financial instruments in a short period of time. Accordingly, the fair value measurements for loans included in the table above are unlikely to represent the instruments’ liquidation values.
Note 17.   Segment Reporting
The Corporation has three reportable segments: traditional commercial banking, a mortgage banking business and a wealth management business. Revenues from commercial banking operations consist primarily of interest earned on loans and investment securities and fees from deposit services. Mortgage banking operating revenues consist principally of interest earned on mortgage loans held for sale, gains on sales of loans in the secondary mortgage market, and loan origination fee income. Wealth management operating revenues consist primarily of transactional fees charged to clients as well as fees for portfolio asset management.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 17.   Segment Reporting (continued)

The commercial banking segment provides the mortgage banking segment (“Mortgage Division”) with the short-term funds needed to originate mortgage loans through a warehouse line of credit and charges the mortgage banking segment interest based on a premium over their cost to borrow funds. These transactions are eliminated in the consolidation process.
The following table presents segment information for the years ended December 31, 2017, 2016, and 2015.
	Commercial Banking	Mortgage Banking	Wealth Management	Other	Eliminations	Consolidated Totals
	(In Thousands)
2017
Revenues:
Interest income	$94,577	$1,141	$7	$25	$(270)	$95,480
Gain on sale of loans	136	19,944	—	—	—	20,080
Other revenues	6,270	(307)	5,988	1,453	(1,392)	12,012
Total operating income	100,983	20,778	5,995	1,478	(1,662)	127,572
Expenses:
Interest expense	10,912	(6)	—	472	(270)	11,108
Salaries and employee benefits	28,108	11,958	3,849	—	—	43,915
Other expenses	28,998	4,338	3,460	8,668	(1,392)	44,072
Total operating expenses	68,018	16,290	7,309	9,140	(1,662)	99,095
Income (loss) before income taxes	$32,965	$4,488	$(1,314)	$(7,662)	$—	$28,477
Total assets	$2,827,041	$31,999	$10,967	$21,727	$(17,840)	$2,873,894
Capital expenditures	$1,566	$—	$1	$27	$—	$1,594

	Commercial Banking	Mortgage Banking	Wealth Management	Other	Eliminations	Consolidated Totals
	(In Thousands)
2016
Revenues:
Interest income	$49,063	$1,767	$—	$20	$(835)	$50,015
Gain on sale of loans	—	25,164	—	—	—	25,164
Other revenues	3,893	(424)	3,034	1,401	(1,265)	6,639
Total operating income	52,956	26,507	3,034	1,421	(2,100)	81,818
Expenses:
Interest expense	6,324	548	—	267	(835)	6,304
Salaries and employee benefits	16,015	13,541	2,222	—	—	31,778
Other expenses	9,232	5,354	1,034	3,777	(1,265)	18,132
Total operating expenses	31,571	19,443	3,256	4,044	(2,100)	56,214
Income (loss) before income taxes	$21,385	$7,064	$(222)	$(2,623)	$—	$25,604
Total assets	$1,394,061	$39,356	$2,841	$18,037	$(23,587)	$1,430,708
Capital expenditures	$826	$3	$2	$40	$—	$871

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 17.   Segment Reporting (continued)

	Commercial Banking	Mortgage Banking	Wealth Management	Other	Eliminations	Consolidated Totals
	(In Thousands)
2015
Revenues:
Interest income	$42,763	$1,650	$—	$16	$(763)	$43,666
Gain on sale of loans	—	19,633	—	—	—	19,633
Other revenues	3,229	388	2,671	1,391	(1,247)	6,432
Total operating income	45,992	21,671	2,671	1,407	(2,010)	69,731
Expenses:
Interest expense	4,135	467	—	280	(763)	4,119
Salaries and employee benefits	13,519	11,470	1,977	—	—	26,966
Other expenses	7,732	5,087	1,116	2,362	(1,247)	15,050
Total operating expenses	25,386	17,024	3,093	2,642	(2,010)	46,135
Income (loss) before income taxes	$20,606	$4,647	$(422)	$(1,235)	$—	$23,596
Total assets	$1,133,916	$46,077	$3,205	$16,837	$(21,487)	$1,178,548
Capital expenditures	$252	$15	$24	$9	$—	$300

Note 18.   Parent Corporation Only Statements
ACCESS NATIONAL CORPORATION
(Parent Corporation Only)
Balance Sheets
	Year Ended December 31,
	2017	2016
	(In Thousands)
Assets
Cash	$10,949	$11,339
Investment in subsidiaries	410,981	109,825
Other assets	1,792	585
Total assets	$423,722	$121,749
Liabilities
Other liabilities	$2,098	$1,219
Total liabilities	2,098	1,219
Shareholders’ Equity
Common stock	17,146	8,881
Capital surplus	307,614	21,779
Retained earnings	98,584	91,439
Accumulated other comprehensive loss	(1,720)	(1,569)
Total shareholders’ equity	421,624	120,530
Total liabilities and shareholders’ equity	$423,722	$121,749

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 18.   Parent Corporation Only Statements (continued)

ACCESS NATIONAL CORPORATION
(Parent Corporation Only)
Statements of Income
	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Income
Dividends from subsidiaries	$4,500	$8,000	$8,625
Interest	25	20	15
Other	222	134	113
	4,747	8,154	8,753
Expenses
Other expenses	7,981	3,079	1,660
Total expenses	7,981	3,079	1,660
Income (loss) before income taxes and undistributed income of subsidiaries	(3,234)	5,075	7,093
Income tax benefit	(2,242)	(588)	(467)
Income (loss) before undistributed income of subsidiaries	(992)	5,663	7,560
Undistributed income of subsidiaries	17,492	10,741	7,859
Net income	$16,500	$16,404	$15,419

ACCESS NATIONAL CORPORATION
(Parent Corporation Only)
Statements of Comprehensive Income
(In Thousands)
	Year Ended December 31,
	2017	2016	2015
Net income	$16,500	$16,404	$15,419
Other comprehensive income:
Unrealized gains (losses) on securities
Unrealized holding gains (losses) arising during period	(417)	(816)	(528)
Less: reclassification adjustment for gains included in net income	—	(52)	(188)
Unrealized gains on interest rate swaps	64	—	—
Tax effect	146	304	255
Net of tax amount	(207)	(564)	(461)
Comprehensive income	$16,293	$15,840	$14,958

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 18.   Parent Corporation Only Statements (continued)

ACCESS NATIONAL CORPORATION
(Parent Corporation Only)
Statements of Cash Flows
	Year Ended December 31,
	2017	2016	2015
	(In Thousands)
Cash Flows from Operating Activities
Net income	$16,500	$16,404	$15,419
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Undistributed income of subsidiaries	(17,492)	(10,741)	(7,859)
(Increase) decrease in other assets	(990)	3	12
Increase (decrease) in other liabilities	1,418	51	(75)
Stock-based compensation	495	335	332
Net cash provided by (used in) operating activities	(69)	6,052	7,829
Cash Flows from Investing Activities
Payments for investments in and advances to subsidiaries	146	(127)	(592)
Cash acquired in business combination	3	—	—
Cash paid in business combination	(608)	—	—
Sale or repayment of investments in and advances to subsidiaries	1,167	728	968
Net cash provided by investing activities	708	601	376
Cash Flows from Financing Activities
Net proceeds from issuance of common stock	8,326	1,567	1,145
Dividends paid	(9,355)	(6,350)	(9,866)
Net cash provided by (used in) financing activities	(1,029)	(4,783)	(8,721)
Increase (decrease) in cash and cash equivalents	(390)	1,870	(516)
Cash and Cash Equivalents
Beginning	11,339	9,469	9,985
Ending	$10,949	$11,339	$9,469

Note 19.   Goodwill and Intangible Assets
The following table summarizes the Corporation’s carrying amount for finite intangible assets:
(In Thousands)	December 31, 2017
	Cost	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization:
Core deposit intangible	$16,057	$(2,408)	$13,649
Customer lists	5,214	(308)	4,906
Non-compete agreements	117	(60)	57
Total	$21,388	$(2,776)	$18,612

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 19.   Goodwill and Intangible Assets (continued)

(In Thousands)	December 31, 2016
	Cost	Accumulated Amortization	Net Book Value
Intangible assets subject to amortization:
Customer lists	$364	$(43)	$321
Non-compete agreements	25	(14)	11
Total	$389	$(57)	$332

Amortization expense was $2.7 million, $49 thousand, and $8 thousand for the twelve months ended December 31, 2017 2017, 2016, and 2015, respectively, in connection with the above finite intangible assets.
The following table presents the amortization of the intangibles expected to be recognized over the years ending December 31:
Year	Amount
(In Thousands)
2018	$3,341
2019	2,949
2020	2,581
2021	2,224
2022	1,868
Thereafter	5,649
$18,612

Changes in the carrying amount of indefinite lived assets are summarized in the table as follows:
(In Thousands)
Balance, December 31, 2015	$1,501
Additions	—
Impairments	—
Balance, December 31, 2016	$1,501
Additions – acquisition of Middleburg	166,539
Impairments	(1,491)
Balance, December 31, 2017	$166,549

The goodwill impairment was in relation to a reporting unit within the Wealth Management segment. The unexpected departure of underperforming personnel and the loss of accounts associated with those individuals caused management to evaluate the goodwill associated with that reporting unit at an interim basis rather than at the annual impairment evaluation date previously utilized. While the departure dates of the personnel were second quarter 2017, the financial impacts of the departing accounts associated with those individuals was not felt until the third quarter of 2017 thus creating the need for the impairment charge.
The impairment charge was determined using a combination of the present value and market approaches and is included in Other Operating Expenses on the Consolidated Statements of Income for the year ended December 31, 2017.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 20.   Bank-Owned Life Insurance
The Corporation had $51.6 million and $26.4 million in bank-owned life insurance (“BOLI”) at December 31, 2017 and 2016, respectively. The Corporation recognized interest income, which is included in other noninterest income, of  $1.2 million, $558 thousand, and $460 thousand in 2017, 2016, and 2015, respectively.
Note 21.   Derivatives
The Corporation utilizes derivative instruments as a part of its asset-liability management program to control fluctuation of market values and cash flows to changes in interest rates associated with certain financial instruments. The Corporation accounts for derivatives in accordance with ASC 815, “Derivatives and Hedging”. Under current guidance, derivative transactions are classified as either cash flow hedges or fair value hedges or they are not designated as hedging instruments. The Corporation obtained several designated derivative instruments as a result of the merger with Middleburg and continues to account for these items on a basis consistent with when the items were established by Middleburg which is in accordance with this guidance. Information concerning each of the Corporation’s categories of derivatives as of December 31, 2017 is presented below.
Derivatives designated as cash flow hedges
During 2010, Middleburg entered into an interest rate swap which has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with the trust preferred debentures. The swap hedges the cash flow associated with the trust preferred capital notes wherein the Corporation receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 2.59% to the same counterparty. The swap is calculated on a notional amount of  $5.2 million. The term of the swap is 10 years and commenced on October 23, 2010. Cash collateral was reserved for this swap in the amount of $400 thousand as of December 31, 2017. The swap was entered into with a counterparty that met the Corporation’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Corporation believes that the credit risk inherent in the contract is not significant.
During 2013, Middleburg entered into an interest rate swap which has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with FHLB borrowings. The swap hedges the cash flows associated with the FHLB borrowings wherein the Corporation receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 1.43% to the same counterparty. The swap is calculated on a notional amount of  $10.0 million. The term of the swap is 5 years and commenced on November 25, 2013. Collateral was reserved for this swap in the amount of  $600 thousand as of December 31, 2017. The swap was entered into with a counterparty that met the Corporation’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Corporation believes that the credit risk inherent in the contract is not significant.
Amounts receivable or payable are recognized as accrued under the terms of the agreement, with the effective portion of the derivative’s unrealized gain or loss recorded as a component of other comprehensive income. The ineffective portion of the unrealized gain or loss, if any, would be recorded in other expense. The Corporation has assessed the effectiveness of the hedging relationships by comparing the changes in cash flows on the designated hedged item. As a result of this assessment, there was no hedge ineffectiveness identified for the year ended December 31, 2017.
The amounts included in accumulated other comprehensive income as unrealized losses (fair value, net of tax) were $8 thousand as of December 31, 2017.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 21.   Derivatives (continued)

Information concerning the derivatives designated as a cash flow hedges at December 31, 2017 is presented in the following tables:
	December 31, 2017
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$5,155	$—	$81	1.36%	2.59%	2.9
Pay fixed – receive floating interest rate swap	1	$10,000	$29	$—	1.49%	1.43%	0.9
Derivatives not designated as hedging instruments
Two-way client loan swaps
During 2012 and 2014, Middleburg entered into certain interest rate swap contracts that are not designated as hedging instruments. These derivative contracts relate to transactions in which we enter into an interest rate swap with a customer while at the same time entering into an offsetting interest rate swap with another financial institution. In connection with each swap transaction, the Corporation agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on an identical notional amount at a fixed interest rate. At the same time, the Corporation agrees to pay the counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The transaction allows our customers to effectively convert a variable rate loan into a fixed rate loan. Because the Corporation acts as an intermediary for its customers, changes in the fair value of the underlying derivatives contracts offset each other and do not significantly impact its results of operations.
Certain additional risks arise from interest rate swap contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. The Corporation does not expect any counterparty to fail to meet its obligations.
Information concerning two-way client interest rate swaps not designated as either fair value or cash flow hedges is presented in the following table:
	December 31, 2017
	Positions (#)	Notional Amount (in thousands)	Asset (in thousands)	Liability (in thousands)	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$3,224	$96	$—	1 month LIBOR plus 200 BP	3.90%	9.8
Pay fixed – receive floating interest rate swap	1	1,615	—	22	1 month LIBOR plus 180 BP	4.09%	7.0
Pay floating – receive fixed interest rate swap	1	3,224	—	96	3.90%	1 month LIBOR plus 200 BP	9.8
Pay floating – receive fixed interest rate swap	1	1,615	22	—	4.09%	1 month LIBOR plus 180 BP	7.0
Total derivatives not designated		$9,886	$44	$44

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 21.   Derivatives (continued)

Rate Cap Transaction
During 2017, the Corporation had one derivative instrument in the form of an interest rate cap agreement with a notional amount of  $10.0 million. The notional amount of the financial derivative instrument does not represent exposure to credit loss. The Corporation is exposed to credit loss only to the extent the counterparty defaults in its responsibility to pay interest under the terms of the agreement. The credit risk in derivative instruments is mitigated by entering into transactions with highly-rated counterparties that management believes to be creditworthy and by limiting the amount of exposure to each counterparty. The Corporation does not expect any counterparty to fail to meet its obligations.
The details of the interest rate cap agreement as of are summarized below:
December 31, 2017
(Dollars in thousands)
Notional Amount	Termination Date	3-Month LIBOR Strike Rate	Premium Paid	Unamortized Premium at December 31, 2015	Fair Value December 31, 2015	Cumulative Cash Flows Received
$10,000	September 8, 2018	2.00%	$70	$70	$1	$—
The interest rate cap agreement was purchased to limit the Corporation’s exposure to rising interest rates. Under the terms of the agreement, the Corporation paid a premium of  $70 thousand for the right to receive cash flow payments if the 3-month LIBOR rises above the cap of 2.00%, thus effectively ensuring interest expense is capped at a maximum rate of 2.00% for the duration of the agreement. The interest rate cap agreement is a derivative not designated as a hedging instrument.
At December 31, 2017, the total fair value of the interest rate cap agreement was $1 thousand. The fair value of the interest rate cap agreement is included in other assets on the Corporation’s consolidated balance sheets. Changes in fair value are recorded in earnings in other operating expenses. For the year ended December 31, 2017, $6 thousand was recognized in other operating expenses.
The premium paid on the interest rate cap agreement is recognized as a decrease in interest income over the duration of the agreement using the caplet method. For the year ended December 31, 2017, no premium amortization was required.

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 22.   Merger with Middleburg Financial Corporation
On April 1, 2017 (the “Acquisition Date”), the Corporation completed the acquisition of Middleburg, a bank holding company based in Middleburg, Virginia, in an all-stock transaction. Management expects that the acquisition will enhance scale, improve efficiency, and provides for a well-diversified business model. Middleburg’s common shareholders received 1.3314 shares of the Corporation’s common stock in exchange for each share of Middleburg’s common stock, resulting in the Corporation issuing 9,516,097 shares of common stock at a fair value of  $285.7 million. In addition, holders of outstanding Middleburg stock options received cash for the difference between the strike price and ending share price of Middleburg stock immediately before the merger, being $40.04. A total of 23,362 shares were converted to cash for a total of  $608 thousand. As a result of the transaction and on the same date, Middleburg’s former bank subsidiary, Middleburg Bank, became a division of the Corporation’s wholly-owned bank subsidiary, Access National Bank.
The transaction was accounted for using the acquisition method of accounting and, accordingly, assets acquired, liabilities assumed, and consideration exchanged were recorded at estimated fair values on the Acquisition Date. Fair values are preliminary and subject to refinement for up to one year after the closing date of the Acquisition Date.
In connection with the acquisition, the consideration paid, and the fair value of identifiable assets acquired and liabilities assumed as of the Acquisition Date are summarized in the following table (dollars in thousands):
Consideration paid:
Common shares issued (9,516,097)	$285,679
Cash paid to shareholders	608
Value of consideration	286,287
Fair value of assets acquired:
Cash and cash equivalents	$90,940
Investment securities	244,123
Restricted stock	4,119
Loans	815,785
Bank premises and equipment	21,920
OREO	3,919
Intangibles	21,436
Bank owned life insurance	24,080
Other assets	26,343
Total assets	1,252,665
Fair value of liabilities assumed:
Deposits	1,056,619
Short-term borrowings	26,033
Long-term borrowings	29,892
Trust preferred debentures	3,824
Other liabilities	16,721
Total liabilities	1,133,089
Net assets acquired	119,576
Goodwill resulting from merger with Middleburg	$166,103

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 22.   Merger with Middleburg Financial Corporation (continued)

Fair values of the major categories of assets acquired and liabilities assumed were determined as follows:
Loans
The acquired loans were recorded at fair value at the Acquisition Date without carryover of Middleburg’s previously established allowance for loan losses. The fair value of the loans was determined using market participant assumptions in estimating the amount and timing of both principal and interest cash flows expected to be collected on the loans and then applying a market-based discount rate to those cash flows. In this regard, the acquired loans were segregated into pools based on loan type and credit risk. Loan type was determined based on collateral type, purpose, and lien position. Credit risk characteristics included risk rating groups (pass rated loans and adversely classified loans), nonaccrual status, and past due status. For valuation purposes, these pools were further disaggregated by maturity, pricing characteristics (e.g., fixed-rate, adjustable-rate), and re-payment structure (e.g., interest only, fully amortizing, balloon).
The acquired loans were divided into loans with evidence of credit quality deterioration which are accounted for under ASC 310-30, Receivables — Loans and Debt Securities Acquired with Deteriorated Credit Quality (acquired impaired or PCI) and loans that do not meet this criteria, which are accounted for under ASC 310-20, Receivables — Nonrefundable Fees and Other Costs (acquired performing). The fair values of the acquired performing loans were $810.9 million and the fair values of the acquired impaired loans were $4.2 million. The gross contractually required principal and interest payments receivable for acquired performing loans was $7.8 million. The best estimate of contractual cash flows not expected to be collected related to the acquired performing loans is $3.4 million.
The following table presents the acquired impaired loans receivable at the Acquisition Date (dollars in thousands):
Contractual principal and interest at acquisition	$7,835
Nonaccretable difference	(3,427)
Expected cash flows at acquisition	4,408
Accretable yield	(186)
Fair value of purchased impaired loans	$4,222

Bank Premises
The fair value of Middleburg’s premises, including land, buildings, and improvements, was determined based upon independent third-party appraisals performed by licensed appraisers in the market in which the premises are located. These appraisals were based upon the highest and best use of the underlying asset(s) with final values determined based upon an analysis of the cost, sales comparison, and income capitalization approaches for each property appraised. The Corporation also engaged independent appraisers to value the leasehold interests. The fair value of the leasehold interest was not material to the consolidated financial statements. The fair value adjustment related to bank premises was $2.5 million.
An independent appraiser also reviewed leases pertaining to bank premises to determine if the leases were deemed favorable or unfavorable at the time of acquisition. In accordance with this review, an unfavorable lease liability of  $5.3 million was recorded in other liabilities and will be amortized over the remaining lives of the leases.
Core Deposit Intangible
The fair value of the core deposit intangible was determined based on a blended market approach and discounted cash flow analysis using a discount rate commensurate with market participants. To calculate cash flows, deposit account servicing costs (net of deposit fee income) and interest expense on deposits were

ACCESS NATIONAL CORPORATION
Notes to Consolidated Financial Statements

Note 22.   Merger with Middleburg Financial Corporation (continued)

compared to the cost of alternative funding sources available through the FHLB. The life of the deposit base and projected deposit attrition rates were determined using Middleburg’s historical deposit data. The core deposit intangible will be amortized over nine years using the sum-of-years digits method.
Time Deposits
The fair value adjustment for time deposits represents a discount from the value of the contractual repayments of fixed-maturity deposits using prevailing market interest rates for similar-term time deposits. The time deposit discount of approximately $293.6 thousand is being amortized into income over the remaining life of the time deposits.
Long-term Borrowings
The Corporation assumed long-term borrowings in the form of FHLB advances and trust preferred capital notes in connection with the merger. The fair value of the trust preferred capital notes assumed was valued using an income approach with consideration of the market approach. The contractual cash flows were projected and discounted using a prevailing market rate. The market rate was developed using a third-party broker opinion, implied market yields for recent subordinated debt sales, and new subordinated debt issuances for instruments with similar durations and pricing characteristics. The fair value of FHLB advances represents contractual repayments discounted using interest rates currently available on borrowings with similar characteristics and remaining maturities. The FHLB advances were valued at a discount of  $107.6 thousand which is being amortized into income over 1.7 years using the effective interest method. The trust preferred capital notes were valued at discount of  $1.3 million which is being amortized over 16.8 years using the effective interest method.
The following table presents unaudited pro forma results of operations for the periods presented as if the Middleburg merger had been completed on January 1, 2016. These results combine the historical results of the Corporation in the Corporation’s Consolidated Statements of Income and Middleburg and, while certain adjustments were made for the estimated impact of certain fair value adjustments and other acquisition-related activity, they are not indicative of what would have occurred had the acquisition taken place on January 1, 2016. In particular, no adjustments have been made to eliminate the amount of Middleburg’s provision for credit losses that would not have been necessary had the acquired loans been recorded at fair value as of January 1, 2016. The Corporation expects to achieve further operating cost savings and other business synergies, including branch closures, as a result of the acquisition which are not reflected in the pro forma amounts below:
(In Thousands Except for Per Share Data)	Pro Forma for the Year Ended December 31, 2017	Pro Forma for the Year Ended December 31, 2016
Revenues (net interest income plus noninterest income)	$128,049	125,203
Net income	20,814	20,246
Net income per diluted share	$1.02	$1.00
Acquisition-related expenses associated with the acquisition of Middleburg were $6.8 million for the year ended December 31, 2017. Such costs include legal and accounting fees, lease and contract termination expenses, system conversion, operations integration, and employee severances, which have been expensed as incurred.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES
Middleburg, Virginia
FINANCIAL REPORT
DECEMBER 31, 2016

C O N T E N T S

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Middleburg Financial Corporation
Middleburg, Virginia
We have audited the accompanying consolidated balance sheets of Middleburg Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Middleburg Financial Corporation and subsidiaries as of December 31, 2016 and 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Middleburg Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013, and our report dated March 15, 2017 expressed an unqualified opinion on the effectiveness of Middleburg Financial Corporation and subsidiaries’ internal control over financial reporting.
/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 15, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders
Middleburg Financial Corporation
Middleburg, Virginia
We have audited Middleburg Financial Corporation and subsidiaries’ internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Middleburg Financial Corporation and subsidiaries’ management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Middleburg Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2016 and 2015 and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016 of Middleburg Financial Corporation and subsidiaries, and our report dated March 15, 2017 expressed an unqualified opinion.
/s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia
March 15, 2017

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except for share and per share data)
	December 31,
	2016	2015
ASSETS
Cash and due from banks	$6,989	$5,489
Interest bearing deposits with other banks	21,555	33,739
Total cash and cash equivalents	28,544	39,228
Securities held to maturity, fair value of $10,095 and $4,163, respectively	10,683	4,207
Securities available for sale, at fair value	301,567	374,571
Restricted securities, at cost	4,542	6,411
Loans, net of allowance for loan losses of $11,404 and $11,046, respectively	848,693	794,635
Premises and equipment, net	19,021	19,531
Goodwill and identified intangibles, net	3,465	3,636
Other real estate owned, net of valuation allowance	5,073	3,345
Bank owned life insurance	23,925	23,273
Accrued interest receivable and other assets	27,130	26,026
TOTAL ASSETS	$1,272,643	$1,294,863
LIABILITIES
Deposits:
Non-interest bearing demand deposits	$248,567	$235,897
Savings and interest bearing demand deposits	578,851	560,328
Time deposits	225,640	244,575
Total deposits	1,053,058	1,040,800
Securities sold under agreements to repurchase	34,864	26,869
Federal Home Loan Bank borrowings	39,500	85,000
Subordinated notes	5,155	5,155
Accrued interest payable and other liabilities	13,387	13,485
TOTAL LIABILITIES	1,145,964	1,171,309
Commitments and contingencies
SHAREHOLDERS’ EQUITY
Common stock ($2.50 par value; 20,000,000 shares authorized; 7,205,066 and 7,085,217 issued and outstanding, respectively)	17,636	17,330
Capital surplus	45,688	44,155
Retained earnings	64,755	60,392
Accumulated other comprehensive income (loss), net	(1,400)	1,677
TOTAL SHAREHOLDERS’ EQUITY	126,679	123,554
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,272,643	$1,294,863

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except for per share data)
	Years Ended December 31,
	2016	2015	2014
INTEREST INCOME
Interest and fees on loans	$33,795	$32,479	$33,833
Interest and dividends on securities
Taxable	7,406	7,628	6,900
Tax-exempt	1,700	1,803	2,137
Dividends	310	265	293
Interest on deposits with other banks and federal funds sold	164	106	162
Total interest and dividend income	43,375	42,281	43,325
INTEREST EXPENSE
Interest on deposits	3,535	3,462	3,889
Interest on securities sold under agreements to repurchase	3	64	318
Interest on FHLB borrowings and other debt	886	681	1,036
Total interest expense	4,424	4,207	5,243
NET INTEREST INCOME	38,951	38,074	38,082
Provision for loan losses	1,853	2,293	1,960
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	37,098	35,781	36,122
NON-INTEREST INCOME
Service charges on deposit accounts	1,154	1,061	1,163
Trust services income	4,643	4,785	4,362
ATM fee income, net	762	797	739
Gains (losses) on sales of loans held for sale, net	32	(1)	4,860
Gains on sales of securities available for sale, net	1,554	140	186
Commissions on investment sales	555	547	611
Bank owned life insurance	652	656	662
Gain on sale of majority interest in consolidated subsidiary	—	—	24
Other operating income	1,386	1,636	1,659
Total non-interest income	10,738	9,621	14,266
NON-INTEREST EXPENSE
Salaries and employee benefits	18,757	18,435	22,601
Occupancy and equipment	4,881	5,106	6,177
Advertising	200	288	365
Amortization	1,211	1,001	791
Computer operations	2,582	2,337	1,893
Other real estate owned, net	363	284	256
Other taxes	947	915	849
Federal deposit insurance	748	786	899
Audits and exams	589	585	630
Legal and advisory fees	1,202	1,029	1,324
Merger related expenses	1,289	—	—
Other operating expenses	4,190	4,091	4,776
Total non-interest expense	36,959	34,857	40,561
Income before income taxes	10,877	10,545	9,827
Income tax expense	2,813	2,715	2,341
NET INCOME	8,064	7,830	7,486
Net loss attributable to non-controlling interest	—	—	98
Net income attributable to Middleburg Financial Corporation	$8,064	$7,830	$7,584
Earnings per share:
Basic	$1.13	$1.10	$1.07
Diluted	$1.13	$1.09	$1.06
See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Dollars in thousands)
	Years Ended December 31,
	2016	2015	2014
Net income	$8,064	$7,830	$7,486
Other comprehensive income (loss), net of tax:
Unrealized holding gains (losses) arising during the period, net of tax of $1,091, $1,037, and ($1,979), respectively	(2,116)	(2,015)	3,841
Reclassification adjustment for gains included in net income, net of tax of $528, $48, and $63, respectively	(1,026)	(92)	(123)
Unrealized gains (losses) on interest rate swaps, net of tax of ($34), $3, and $82, respectively	65	(6)	(160)
Reclassification adjustment for (gain) loss on interest rate swap ineffectiveness included in net income, net of tax of $0, $2 and ($2), respectively	—	(4)	4
Total other comprehensive income (loss)	(3,077)	(2,117)	3,562
Total comprehensive income	4,987	5,713	11,048
Comprehensive loss attributable to non-controlling interest	—	—	98
Comprehensive income attributable to Middleburg Financial Corporation	$4,987	$5,713	$11,146

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(Dollars in thousands, except for share and per share data)
	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss), Net	Non-Controlling Interest	Total
Balance December 31, 2013	$17,403	$44,251	$50,689	$232	$2,498	$115,073
Net income	—	—	7,584	—	(98)	7,486
Other comprehensive income, net of tax	—	—	—	3,562	—	3,562
Cash dividends – ($0.34 per share)	—	—	(2,419)	—	—	(2,419)
Sale of majority interest in consolidated subsidiary	—	—	—	—	(2,400)	(2,400)
Restricted stock vesting (15,425 shares)	39	(39)	—	—	—	—
Repurchase of restricted stock (4,732 shares)	(12)	(113)	—	—	—	(125)
Exercise of stock options (25,501 shares)	64	330	—	—	—	394
Share-based compensation	—	463	—	—	—	463
Balance December 31, 2014	$17,494	$44,892	$55,854	$3,794	$—	$122,034
Net income	—	—	7,830	—	—	7,830
Other comprehensive loss, net of tax	—	—	—	(2,117)	—	(2,117)
Cash dividends – ($0.46 per share)	—	—	(3,292)	—	—	(3,292)
Restricted stock vesting (16,359 shares)	41	(41)	—	—	—	—
Repurchase of restricted stock (4,576 shares)	(11)	(72)	—	—	—	(83)
Share-based compensation	—	605	—	—	—	605
Repurchase of common stock (77,500 shares)	(194)	(1,229)	—	—	—	(1,423)
Balance December 31, 2015	$17,330	$44,155	$60,392	$1,677	$—	$123,554
Net income	—	—	8,064	—	—	8,064
Other comprehensive loss, net of tax	—	—	—	(3,077)	—	(3,077)
Cash dividends – ($0.52 per share)	—	—	(3,701)	—	—	(3,701)
Restricted stock vesting (53,908 shares)	135	(135)	—	—	—	—
Repurchase of restricted stock (15,351 shares)	(38)	(315)	—	—	—	(353)
Share-based compensation	—	939	—	—	—	939
Exercise of stock options (6,650 shares)	16	76	—	—	—	92
Exercise of stock warrant (104,101 shares)	260	1,390	—	—	—	1,650
Repurchase of common stock (26,800 shares)	(67)	(422)	—	—	—	(489)
Balance December 31, 2016	$17,636	$45,688	$64,755	$(1,400)	$—	$126,679

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Cash Flows From Operating Activities
Net income	$8,064	$7,830	$7,486
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,584	2,352	2,339
Provision for loan losses	1,853	2,293	1,960
Gains on sales of securities available for sale, net	(1,554)	(140)	(186)
Loss on disposal of assets, net	115	67	59
Originations of mortgage loans held for sale	(3,346)	(1,597)	—
Proceeds from sales of mortgage loans held for sale	3,378	1,596	38,035
(Gains) losses on sales of mortgage loans held for sale, net	(32)	1	(4,860)
Premium amortization on securities, net	4,956	4,042	2,981
Deferred income tax expense	746	109	1,181
Gain on sale of majority interest in consolidated subsidiary	—	—	(24)
Share-based compensation	925	605	426
(Gains) losses on sales of other real estate owned, net	(66)	100	14
Valuation adjustments on other real estate owned	310	79	(3)
Valuation adjustments on other assets held for sale	200	—	200
Increase in bank owned life insurance cash surrender value	(652)	(656)	(662)
Changes in assets and liabilities:
Increase in other assets	(1,406)	(4,826)	(2,604)
Increase (decrease) in other liabilities	(98)	448	2,447
Net cash provided by operating activities	$15,977	$12,303	$48,789
Cash Flows from Investing Activities
Proceeds from maturity, calls, principal repayments and sales of securities available for sale	155,485	106,154	132,286
Proceeds from maturity, calls, and principal repayments of held to maturity	44	43	—
Purchases of securities held to maturity	(6,520)	(2,750)	(1,500)
Purchases of securities available for sale	(90,644)	(139,556)	(149,287)
(Purchases) redemptions of restricted stock, net	1,869	(1,132)	1,501
(Purchases) sales of bank premises and equipment, net	(978)	(2,137)	321
Loan originations, net	(26,687)	(13,941)	(5,748)
Proceeds from sales of loans	4,412	1,124	5,492
Purchases of loans	(36,321)	(42,035)	(34,042)
Proceeds from sale of majority interest in consolidated subsidiary, net	—	—	3,618
Proceeds from sale of other real estate owned and repossessed assets	713	893	2,666
Net cash provided by (used in) investing activities	$1,373	$(93,337)	$(44,693)

See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
	Years Ended December 31,
(Dollars in thousands)	2016	2015	2014
Cash Flows from Financing Activities
Increase in demand, interest-bearing demand and savings deposits	$31,193	$56,083	$25,686
Decrease in certificates of deposit	(18,935)	(4,363)	(19,002)
Increase (decrease) in securities sold under agreements to repurchase	7,995	(11,682)	4,012
Increase (decrease) in FHLB borrowings	(45,500)	30,000	(25,000)
Payment of dividends on common stock	(3,701)	(3,292)	(2,419)
Proceeds from exercise of options and warrant	1,742	—	394
Excess tax benefit on share-based compensation	14	—	37
Repurchases of common stock	(842)	(1,506)	(125)
Net cash provided by (used in) provided by financing activities	$(28,034)	$65,240	$(16,417)
Decrease in cash and cash equivalents	(10,684)	(15,794)	(12,321)
Cash and cash equivalents at beginning of year	39,228	55,022	67,343
Cash and cash equivalents at end of year	$28,544	$39,228	$55,022
Supplemental Disclosures of Cash Flow Information
Interest paid	$4,447	$4,200	$5,341
Income taxes	$1,525	$3,710	$800
Supplemental Disclosure of Non-Cash Transactions
Unrealized gains (losses) on securities available for sale	$(4,761)	$(3,192)	$5,634
Change in market value of interest rate swaps	$99	$(15)	$(236)
Transfer of loans to other real estate owned and repossessed assets	$2,645	$984	$4,438
Transfer of other real estate owned to premises and equipment	$—	$697	$—
See accompanying notes to the consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
Note 1.   Nature of Banking Activities and Significant Accounting Policies
Middleburg Financial Corporation (the “Company”) is a bank holding company and through its banking subsidiary, Middleburg Bank, grants commercial, financial, agricultural, residential and consumer loans to customers principally in Loudoun County, Fauquier County and Fairfax County, Virginia as well as the City of Williamsburg and the City of Richmond. The loan portfolio is well diversified and generally is collateralized by assets of the borrowers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers. Middleburg Trust Company is a non-banking subsidiary of Middleburg Financial Corporation which offers a comprehensive range of fiduciary and investment management services to individuals and businesses. On May 15, 2014, Middleburg Financial Corporation, through its banking subsidiary, Middleburg Bank, sold all of its majority interest in Southern Trust Mortgage LLC, which originated and sold mortgages secured by personal residences primarily in the southeastern United States.
The accounting and reporting policies of the Company conform to U. S. generally accepted accounting principles and to accepted practices within the banking industry.
Pending Merger with Access National Corporation
On October 24, 2016, the Company and Access National Corporation (“Access”) announced a definitive agreement to combine in a strategic merger (the “Merger Agreement”) pursuant to which the Company will merge with and into Access (the “Merger”). As a result of the Merger, the holders of shares of the Company’s common stock will receive 1.3314 shares of Access common stock for each share of the Company’s common stock held immediately prior to the effective date of the Merger. The transaction is expected to be completed in the second quarter of 2017, subject to approval of both companies’ shareholders, regulatory approvals and other customary closing conditions.
Principles of Consolidation
The consolidated financial statements of Middleburg Financial Corporation and its wholly owned subsidiaries, Middleburg Bank, Middleburg Investment Group, Inc., Middleburg Trust Company and Middleburg Bank Service Corporation include the accounts of all companies. Through May 15, 2014, the Company owned 62.3% of the issued and outstanding membership interest units of Southern Trust Mortgage, through its subsidiary, Middleburg Bank. Accounting Standards Codification Topic 810, Consolidation, requires that the Company no longer eliminate through consolidation the equity investment in MFC Capital Trust II, which was $155,000 at December 31, 2016 and 2015. The subordinated debt of the trust preferred entity is reflected as a liability of the Company. All material intercompany balances and transactions have been eliminated in consolidation.
Securities
Certain debt securities that management has the positive intent and ability to hold until maturity are classified as “held-to-maturity” and recorded at amortized cost. Securities not classified as held-to-maturity, including equity securities with readily determinable fair values, are classified as “available-for-sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income (loss). Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Equity investments in the Federal Home Loan Bank of Atlanta (“FHLB”) and the Federal Reserve Bank of Richmond (“FRB”) are separately classified as restricted securities and are carried at cost.
Impairment of securities occurs when the fair value of a security is less than its amortized cost. For debt securities, impairment is considered other-than-temporary and recognized in its entirety in net income if either (i) the intent is to sell the security or (ii) it is more likely than not that it will be necessary to sell the

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

security prior to recovery of its amortized cost. If, however, management’s intent is not to sell the security and it is not more than likely that management will be required to sell the security before recovery, management must determine what portion of the impairment is attributable to credit loss, which occurs when the amortized cost of the security exceeds the present value of the cash flows expected to be collected from the security. If there is no credit loss, there is no other-than-temporary impairment. If there is a credit loss, other-than-temporary impairment exists and the credit loss must be recognized in net income and the remaining portion of impairment must be recognized in other comprehensive income (loss).
For equity securities carried at cost as restricted securities, impairment is considered to be other-than-temporary based on our ability and intent to hold the investment until a recovery of fair value. Other-than-temporary impairment of an equity security results in a write-down that must be included in income. We regularly review each security for other-than-temporary impairment based on criteria that includes the extent to which cost exceeds market price, the duration of that market decline, the financial health of and specific prospects for the issuer, our best estimate of the present value of cash flows expected to be collected from debt securities, the intention with regards to holding the security to maturity and the likelihood that we would be required to sell the security before recovery.
Loans
The Company grants mortgage, commercial, and consumer loans to clients. The loan portfolio is segmented into commercial loans, real estate loans, and consumer loans. Real estate loans are further divided into the following classes: construction; farmland; 1-4 family residential; and other real estate loans. Descriptions of the Company’s loan classes are as follows:
Commercial Loans:   Commercial loans are typically secured with non-real estate commercial property. The Company makes commercial loans primarily to middle market businesses located within our market area.
Real Estate Loans — Construction:   The Company originates construction loans for the acquisition and development of land and construction of condominiums, townhomes, and 1-4 family residences. This class also includes acquisition, development and construction loans for retail and other commercial purposes, primarily in our market areas.
Real Estate Loans — Farmland:   Loans secured by agricultural property and not included in Real Estate — Other.
Real Estate Loans — 1-4 Family:   This class of loans includes loans secured by 1-4 family homes. The Company’s general practice is to sell the majority of its newly originated fixed-rate residential real estate loans in the secondary mortgage market, and to hold in its portfolio adjustable rate residential real estate loans and loans in close proximity to its financial service centers.
Real Estate Loans — Other:   This loan class consists primarily of loans secured by multi-unit residential property and owner and non-owner occupied commercial and industrial property. This class also includes loans secured by real estate which do not fall into other classifications.
Consumer Loans:   Consumer loans include all loans made to individuals for consumer or personal purposes. They include new and used auto loans, unsecured loans, and lines of credit.
The ability of the debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
For all classes of loans, the Company considers loans to be past due when a payment is not received by the payment due date according to the contractual terms of the loan. The Company monitors past due loans according to the following categories: less than 30 days past due, 30 – 59 days past due, 60 – 89 days past due, and 90 days or greater past due. The accrual of interest on all classes of loans is discontinued at the time the loans are 90 days delinquent unless they are well-secured and in the process of collection.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Deferred fees and costs include discounts and premiums on syndicated and guaranteed loans purchased. Interest income is accrued on the unpaid principal balance. Loan origination and commitment fees, net of certain direct loan origination costs, are deferred and recognized as an adjustment of the loan yield over the life of the related loan.
All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses
The allowance for loan losses reflects management’s judgment of probable loan losses inherent in the portfolio at the balance sheet date. Management uses a disciplined process and methodology to establish the allowance for loan losses each quarter. To determine the total allowance for loan losses, the Company estimates the reserves needed for each segment of the portfolio, including loans analyzed individually and loans analyzed on a pooled basis. The allowance for loan losses consists of amounts applicable to: (i) the commercial loan portfolio; (ii) the real estate portfolio; and (iii) the consumer loan portfolio.
To determine the allowance for loan losses, loans are pooled by portfolio segment and losses are modeled using historical experience, and quantitative and other mathematical techniques over the loss emergence period. Each class of loan requires exercising significant judgment to determine the estimation that fits the credit risk characteristics of its portfolio segment. The Company uses internally developed models in this process. Management must use judgment in establishing additional input metrics for the modeling processes. The models and assumptions used to determine the allowance are reviewed to ensure that their theoretical foundation, assumptions, data integrity, computational processes, reporting practices, and end user controls are appropriate and properly documented.
The establishment of the allowance for loan losses relies on a consistent process that requires multiple layers of management review and judgment and responds to changes in economic conditions, customer behavior, and collateral value, among other influences. From time to time, events or economic factors may affect the loan portfolio, causing management to provide additional amounts to or release balances from the allowance for loan losses. Qualitative factors considered in the allowance for loan losses evaluation include the levels and trends in delinquencies and nonperforming loans, trends in volume and terms of loans, the effects of any changes in lending policies, the experience, ability, and depth of management, national and local economic trends and conditions, concentrations of credit, the quality of the Company’s loan review system, competition and regulatory requirements. The Company’s allowance for loan losses is sensitive to risk ratings, economic assumptions and delinquency trends driving statistically modeled reserves. Individual loan risk ratings are evaluated based on each situation by experienced senior credit officers.
Management monitors differences between estimated and actual incurred loan losses. This monitoring process includes periodic assessments by senior management of loan portfolios and the models used to estimate incurred losses in those portfolios. Additions to the allowance for loan losses are made by charges to the provision for loan losses. Credit exposures deemed to be uncollectible are charged against the allowance for loan losses. Recoveries of previously charged-off amounts are credited to the allowance for loans losses.
Loan Charge-off Policies
Commercial and consumer loans are generally charged off when:
•
they are 90 days past due;

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

•
the collateral is repossessed; or

•
the borrower has filed bankruptcy.

All classes of real estate loans are charged down to the net realizable value when the Company determines that the sole source of repayment is liquidation of the collateral.
Impaired Loans
For all classes of loans, a loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.
For all classes of loans, impairment is measured on a loan-by-loan basis by comparing the loan balance to either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent. Any variance in values is charged-off when determined.
Troubled Debt Restructurings
A troubled debt restructuring (“TDR”) occurs in situations where, for economic or legal reasons related to a borrower’s financial condition, management may grant a concession to the borrower that it would not otherwise consider. Management strives to identify borrowers in financial difficulty early and work with them to modify their loan to more affordable terms before their loan reaches nonaccrual status. These modified terms may include rate reductions, principal forgiveness, payment forbearance and other actions intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. In cases where borrowers are granted new terms that provide for a reduction of either interest or principal, management measures any impairment on the restructuring as noted above for impaired loans. All identified TDRs are considered to be impaired loans.
Management considers troubled debt restructurings and subsequent defaults of restructured loans in the determination of the adequacy of the Company’s allowance for loan losses. When identified as a TDR, a loan is evaluated for potential loss as noted above for impaired loans. Loans identified as TDRs frequently are on nonaccrual status at the time of the restructuring and, in some cases, partial charge-offs may have already been taken against the loan and a specific reserve may have already been established for the loan. As a result of any modification as a TDR, the specific reserve associated with the loan may be increased.
Additionally, loans modified in a TDR are closely monitored for delinquency as an early indicator of possible future defaults. If loans modified in a TDR subsequently default, the Company evaluates them for possible further impairment. As a result, any specific reserve may be increased, adjustments may be made in the allocation of the total allowance balance, or partial charge-offs may be taken to further write-down the carrying value of the loan. Management exercises significant judgment in developing estimates for potential losses associated with TDRs.
Mortgage Loans Held for Sale
Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. The fair value of mortgage loans held for sale is determined using current secondary market prices for loans with similar coupons, maturities, and credit quality and fair value of loans committed at year-end.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Premises and Equipment
Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally on the straight-line method over the following estimated useful lives:
Years
Buildings and improvements	10 – 40
Furniture and equipment	3 – 15
Maintenance and repairs of property and equipment are charged to operations and major improvements are capitalized. Upon retirement, sale, or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in income.
Other Real Estate Owned and Repossessed Assets
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less costs to sell at the date of foreclosure. Subsequent to foreclosure, management periodically performs valuations of the foreclosed assets based on updated appraisals, general market conditions, recent sales of like properties, length of time the properties have been held, and our ability and intention with regard to continued ownership of the properties. The Company may incur additional write-downs of foreclosed assets to fair value less costs to sell if valuations indicate a further deterioration in market conditions. Revenue and expenses from operations and changes in the property valuations are included in net expenses from foreclosed assets and improvements are capitalized.
Goodwill and Intangible Assets
With the adoption of Accounting Standards Update (ASU) 2011-08, “Intangible-Goodwill and Other-Testing Goodwill for Impairment”, the Company is no longer required to perform a test for impairment unless, based on an assessment of qualitative factors related to goodwill, the Company determines that it is more likely than not that the fair value is less than its carrying amount. If the likelihood of impairment is more than 50%, the Company must perform a test for impairment and may be required to record impairment charges.
Additionally, acquired intangible assets (customer relationships) are separately recognized and amortized over their useful life of 15 years.
Bank-Owned Life Insurance
The Company owns insurance on the lives of a certain group of key employees. The policies were purchased to help offset increases in the costs of various fringe benefit plans, including healthcare. The cash surrender value of these policies is included as an asset on the consolidated balance sheets, and any increase in cash surrender value is recorded as non-interest income on the consolidated statements of income. In the event of the death of an insured individual under these policies, the Company would receive a death benefit which would be recorded as other income.
Income Taxes
Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.
When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50% likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured, as described above, is reflected as a liability for unrecognized tax benefits in the accompanying consolidated balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the consolidated statements of income. No liabilities for unrecognized tax benefits have been recognized as of December 31, 2016 or 2015.
Trust Company Assets
Securities and other properties held by Middleburg Trust Company in a fiduciary or agency capacity are not assets of the Company and are not included in the accompanying consolidated financial statements.
Earnings Per Share
Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Nonvested restricted shares are included in basic earnings per share because of dividend participation rights. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. As of December 31, 2016 potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.
Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from other banks and federal funds sold. Generally, federal funds are sold and purchased for one-day periods.
Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, impairment of goodwill and intangible assets, valuation of other real estate owned, and other-than-temporary impairment of securities.
Advertising Costs
The Company follows the policy of charging the costs of advertising to expense as incurred.
Comprehensive Income
Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, and changes in the fair value of interest rate swaps, are reported as a separate component of the equity section of the consolidated balance sheets, such items, along with net income, are components of comprehensive income.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company does not account for repurchase agreement transactions as sales. All repurchase agreement transactions entered into by the Company are accounted for as collateralized financings. The Company may be required to provide additional collateral based on the fair value of the underlying securities.
Derivative Financial Instruments
The Company utilizes derivative financial instruments as a part of its asset-liability management program to control exposure to interest rate changes and fluctuations in market values and cash flows associated with certain financial instruments. The Company accounts for derivatives in accordance with ASC 815, “Derivatives and Hedging”. Under current guidance, derivative transactions are classified as either cash flow hedges or fair value hedges or they are not designated as hedging instruments. The Company designates each transaction at its inception.
The Company documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair value hedges or cash flow hedges to specific assets or liabilities on the balance sheet. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are effective in offsetting changes in fair values or cash flows of hedged items.
As of December 31, 2016, the Company had both fair value and cash flow hedges on its balance sheet as well as derivative financial instruments that have not been designated as hedging instruments. The derivatives are reported at fair value as of each balance sheet date. For designated cash flow hedges, the effective portions of changes in the fair value of the derivative are recorded in other comprehensive income (loss) and are recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings as are changes in market value of derivatives not designated as hedging instruments.
Information concerning each of the Company’s categories of derivatives as of December 31, 2016 and 2015 is presented in Note 24 to the consolidated financial statements.
Reclassifications
Certain reclassifications have been made to the prior year financial statements to conform to the current year presentation. No reclassifications were significant and there was no effect on net income.
Transfers of Financial Assets
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
Share-Based Employee Compensation Plan
At December 31, 2016, the Company had a share-based employee compensation plan which is described more fully in Note 8 to the consolidated financial statements. Compensation cost relating to share-based payment transactions is recognized in the consolidated financial statements. That cost is measured based on the fair value of the equity instruments issued and recognized over the applicable vesting period. The Company recognized $925,000, $605,000, and $426,000 in compensation expense during 2016, 2015, and 2014, respectively.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Recent Accounting Pronouncements
In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” This update is intended to provide guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. Management is required under the new guidance to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date the financial statements are issued when preparing financial statements for each interim and annual reporting period. If conditions or events are identified, the ASU specifies the process that must be followed by management and also clarifies the timing and content of going concern footnote disclosures in order to reduce diversity in practice. The amendments in this ASU are effective for annual periods and interim periods within those annual periods beginning after December 15, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have a material impact on its consolidated financial statements.
In January 2016, the FASB issued ASU 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities.” The amendments in ASU 2016-01, among other things: 1) Requires equity investments (except those accounted for under the equity method of accounting, or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income. 2) Requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes. 3) Requires separate presentation of financial assets and financial liabilities by measurement category and form of financial asset (i.e., securities or loans and receivables). 4) Eliminates the requirement for public business entities to disclose the method(s) and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost. The amendments in this ASU are effective for public companies for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently assessing the impact that ASU 2016-01 will have on its consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” Among other things, in the amendments in ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: (1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and (2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Certain targeted improvements were made to align, where necessary, lessor accounting with the lessee accounting model and Topic 606, Revenue from Contracts with Customers. The amendments in this ASU are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted upon issuance. Lessees (for capital and operating leases) and lessors (for sales-type, direct financing, and operating leases) must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements. The modified retrospective approach would not require any transition accounting for leases that expired before the earliest comparative period presented. Lessees and lessors may not apply a full retrospective transition approach. The Company is currently assessing the impact that ASU 2016-02 will have on its consolidated financial statements.
During March 2016, the FASB issued ASU No. 2016-05, “Derivatives and Hedging (Topic 815): Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships.” The amendments in this ASU clarify that a change in the counterparty to a derivative instrument that has been designated as the hedging instrument does not, in and of itself, require dedesignation of that hedging relationship provided that all other hedge accounting criteria remain intact. The amendments are effective for public business

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-05 to have a material impact on its consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-07, “Investments — Equity Method and Joint Ventures (Topic 323): Simplifying the Transition to the Equity Method of Accounting.” The amendments in this ASU eliminate the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The amendments require that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. Therefore, upon qualifying for the equity method of accounting, no retroactive adjustment of the investment is required. In addition, the amendments in this ASU require that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized holding gain or loss in accumulated other comprehensive income (loss) at the date the investment becomes qualified for use of the equity method. The amendments are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2016. The amendments should be applied prospectively upon their effective date to increases in the level of ownership interest or degree of influence that result in the adoption of the equity method. Early adoption is permitted. The Company does not expect the adoption of ASU 2016-07 to have a material impact on its consolidated financial statements.
During March 2016, the FASB issued ASU No. 2016-09, “Compensation — Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting.” The amendments in this ASU simplify several aspects of the accounting for share-based payment award transactions including: (a) income tax consequences; (b) classification of awards as either equity or liabilities; and (c) classification on the statement of cash flows. The amendments are effective for public companies for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently assessing the impact that ASU 2016-09 will have on its consolidated financial statements.
During June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” The amendments in this ASU, among other things, require the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions and other organizations will now use forward-looking information to better inform their credit loss estimates. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The amendments in this ASU are effective for SEC filers for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The Company is currently assessing the impact that ASU 2016-13 will have on its consolidated financial statements.
During August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments”, to address diversity in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The amendments should be applied using a retrospective transition method to each period presented. If retrospective application is impractical for some of the issues addressed by the update, the amendments for those issues would be applied prospectively as of the earliest date practicable. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016-15 to have a material impact on its consolidated financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

During January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business”. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Under the current implementation guidance in Topic 805, there are three elements of a business-inputs, processes, and outputs. While an integrated set of assets and activities (collectively referred to as a “set”) that is a business usually has outputs, outputs are not required to be present. In addition, all the inputs and processes that a seller uses in operating a set are not required if market participants can acquire the set and continue to produce outputs. The amendments in this ASU provide a screen to determine when a set is not a business. If the screen is not met, the amendments (1) require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and (2) remove the evaluation of whether a market participant could replace missing elements. The ASU provides a framework to assist entities in evaluating whether both an input and a substantive process are present. The amendments in this ASU are effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods. The amendments in this ASU should be applied prospectively on or after the effective date. No disclosures are required at transition. The Company does not expect the adoption of ASU 2017-01 to have a material impact on its consolidated financial statements.
During January 2017, the FASB issued ASU No. 2017-04, “Intangibles — Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment”. The amendments in this ASU simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. Instead, under the amendments in this ASU, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Public business entities that are U.S. Securities and Exchange Commission (SEC) filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Public business entities that are not SEC filers should adopt the amendments in this ASU for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2020. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company does not expect the adoption of ASU 2017-04 to have a material impact on its consolidated financial statements.
Note 2.   Securities
Amortized costs and fair values of securities being held to maturity as of December 31, 2016 and 2015, are summarized as follows:
	December 31, 2016
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity
Obligations of states and political subdivisions	$6,433	$—	$(594)	$5,839
Corporate securities	4,250	21	(15)	4,256
Total	$10,683	$21	$(609)	$10,095

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2015
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Held to Maturity
Obligations of states and political subdivisions	$1,457	$—	$(38)	$1,419
Corporate securities	2,750	24	(30)	2,744
Total	$4,207	$24	$(68)	$4,163

The amortized cost and fair value of securities being held to maturity as of December 31, 2016, by contractual maturity are shown below.
	December 31, 2016
(Dollars in thousands)	Amortized Cost	Fair Value
Held to Maturity
Due after five years through ten years	$4,250	$4,256
Due after ten years	6,433	5,839
Total	$10,683	$10,095

Amortized costs and fair values of securities available for sale as of December 31, 2016 and 2015, are summarized as follows:
	December 31, 2016
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$73,546	$209	$(571)	$73,184
Obligations of states and political subdivisions	62,896	1,019	(542)	63,373
Mortgage-backed securities:
Agency	98,549	646	(1,144)	98,051
Non-agency	9,991	16	(74)	9,933
Other asset backed securities	41,860	361	(616)	41,605
Corporate securities	16,648	—	(1,227)	15,421
Total	$303,490	$2,251	$(4,174)	$301,567

	December 31, 2015
(Dollars in thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for Sale
U.S. government agencies	$79,005	$315	$(380)	$78,940
Obligations of states and political subdivisions	74,071	1,956	(434)	75,593
Mortgage-backed securities:
Agency	129,360	3,046	(745)	131,661
Non-agency	12,782	33	(38)	12,777
Other asset backed securities	58,958	426	(603)	58,781
Corporate securities	17,557	22	(760)	16,819
Total	$371,733	$5,798	$(2,960)	$374,571

The amortized cost and fair value of securities available for sale as of December 31, 2016, by contractual maturity are shown below. Maturities may differ from contractual maturities in corporate and mortgage-backed securities because the securities and mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2016
(Dollars in thousands)	Amortized Cost	Fair Value
Available for Sale
Due in one year or less	$777	$777
Due after one year through five years	9,020	9,219
Due after five years through ten years	25,004	24,174
Due after ten years	118,289	117,808
Mortgage-backed securities	108,540	107,984
Other asset backed securities	41,860	41,605
Total	$303,490	$301,567

Proceeds from sales of securities available for sale during 2016, 2015, and 2014 were $79.3 million, $11.6 million, and $58.9 million, respectively. Proceeds from calls and principal repayments of securities available for sale during 2016, 2015, and 2014 were $76.2 million, $89.9 million and $73.4 million, respectively. Gross gains on sales and calls of securities available for sale were $1.5 million, and $49,000 in 2016, respectively, $172,000 and $5,000 in 2015, respectively and $770,000 and none in 2014, respectively. Gross losses on sales and calls of securities available for sale were $28,000, and $9,000 in 2016, respectively, $37,000 and none in 2015, respectively and $584,000 and none in 2014 respectively. There were no losses recognized for impaired securities in 2016, 2015, and 2014. The tax expense applicable to these net realized gains amounted to $528,000, $48,000, and $63,000, for 2016, 2015 and 2014, respectively.
The carrying value of securities pledged to qualify for fiduciary powers, to secure public monies and for other purposes as required by law amounted to $115.7 million and $113.1 million at December 31, 2016 and 2015, respectively.
At December 31, 2016 and 2015, investments in an unrealized loss position that are temporarily impaired are as follows:
	Less than Twelve Months		Twelve Months or Greater		Total
(Dollars in thousands) 2016	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held to Maturity
Obligations of states and political subdivisions	$5,839	$(594)	$—	$—	$5,839	$(594)
Corporate securities	1,485	(15)	—	—	1,485	(15)
Total	$7,324	$(609)	$—	$—	$7,324	$(609)
Available for Sale
U.S. government agencies	$46,700	$(495)	$7,174	$(76)	$53,874	$(571)
Obligations of states and political subdivisions	12,670	(257)	6,968	(285)	19,638	(542)
Mortgage-backed securities:
Agency	51,018	(634)	13,020	(510)	64,038	(1,144)
Non-agency	5,379	(68)	1,944	(6)	7,323	(74)
Other asset backed securities	7,007	(284)	16,388	(332)	23,395	(616)
Corporate securities	5,912	(241)	9,262	(986)	15,174	(1,227)
Total	$128,686	$(1,979)	$54,756	$(2,195)	$183,442	$(4,174)

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	Less than Twelve Months		Twelve Months or Greater		Total
(Dollars in thousands) 2015	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Held to Maturity
Obligations of states and political subdivisions	$1,419	$(38)	$—	$—	$1,419	$(38)
Corporate securities	1,970	(30)	—	—	1,970	(30)
Total	$3,389	$(68)	$—	$—	$3,389	$(68)
Available for Sale
U.S. government agencies	$46,000	$(304)	$4,223	$(76)	$50,223	$(380)
Obligations of states and political subdivisions	16,559	(324)	1,082	(110)	17,641	(434)
Mortgage-backed securities:
Agency	27,627	(402)	9,911	(343)	37,538	(745)
Non-agency	7,842	(37)	671	(1)	8,513	(38)
Other asset backed securities	25,399	(276)	12,037	(327)	37,436	(603)
Corporate securities	10,740	(378)	4,866	(382)	15,606	(760)
Total	$134,167	$(1,721)	$32,790	$(1,239)	$166,957	$(2,960)

A total of 256 securities have been identified by the Company as temporarily impaired at December 31, 2016. Of the 256 securities, 251 are investment grade and five are speculative grade. Market prices change daily and are affected by conditions beyond the control of the Company. Although the Company has the ability to hold these securities until the temporary loss is recovered, decisions by management may necessitate a sale before the loss is fully recovered. No such sales were anticipated or required as of December 31, 2016. Investment decisions reflect the strategic asset/liability objectives of the Company. The investment portfolio is analyzed frequently by the Company and managed to provide an overall positive impact to the Company’s income statement and balance sheet.
Other-than-temporary impairment losses
At December 31, 2016, the Company evaluated the investment portfolio for possible other-than-temporary impairment losses and concluded that no adverse change in cash flows occurred and did not consider any portfolio securities to be other-than-temporarily impaired. Based on this analysis and because the Company does not intend to sell securities in an unrealized loss position and it is more likely than not the Company will not be required to sell any securities before recovery of amortized cost basis, which may be at maturity, the Company does not consider any portfolio securities to be other-than-temporarily impaired. For debt securities related to corporate securities, the Company determined that there was no other adverse change in the cash flows as viewed by a market participant; therefore, the Company does not consider the investments in these assets to be other-than-temporarily impaired at December 31, 2016. However, there is a risk that the Company’s continuing reviews could result in recognition of other-than-temporary impairment charges in the future. For the years ended December 31, 2016, 2015, and 2014, no credit related impairment losses were recognized by the Company.
Restricted securities
The Company’s investment in FHLB stock totaled $2.8 million and $4.7 million at December 31, 2016 and 2015, respectively. FHLB stock is generally viewed as a long-term investment and as a restricted security which is carried at cost because there is no market for the stock other than the FHLB or member institutions. Therefore, when evaluating FHLB stock for impairment, its value is based on the ultimate recoverability of the par value rather than by recognizing temporary declines in value. The Company does

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

not consider this investment to be other-than-temporarily impaired at December 31, 2016, and no impairment has been recognized. FHLB stock is shown in restricted securities on the consolidated balance sheets and is not part of the available for sale portfolio.
The Company also had an investment in FRB stock which totaled $1.7 million at December 31, 2016 and 2015, respectively. The investment in FRB stock is a required investment and is carried at cost since there is no ready market. The Company does not consider this investment to be other-than-temporarily impaired at December 31, 2016 and no impairment has been recognized. FRB stock is shown in the restricted securities line item on the consolidated balance sheets and is not part of the available for sale securities portfolio.
Note 3.   Loans, Net
The Company segregates its loan portfolio into three primary loan segments: Real Estate Loans, Commercial Loans, and Consumer Loans. Real estate loans are further segregated into the following classes: construction loans, loans secured by farmland, loans secured by 1-4 family residential real estate, and other real estate loans. Other real estate loans include commercial real estate loans. The consolidated loan portfolio was composed of the following:
	2016		2015
(Dollars in thousands)	Outstanding Balance	Percent of Total Portfolio	Outstanding Balance	Percent of Total Portfolio
Real estate loans:
Construction	$35,627	4.1%	$39,673	4.9%
Secured by farmland	16,768	2.0	19,062	2.4
Secured by 1-4 family residential	314,045	36.5	280,096	34.8
Other real estate loans	283,613	33.0	258,035	32.0
Commercial loans	190,767	22.2	190,482	23.6
Consumer loans	19,277	2.2	18,333	2.3
Total Gross Loans(1)	860,097	100.0%	805,681	100.0%
Less allowance for loan losses	11,404		11,046
Net loans	$848,693		$794,635

(1)
Includes net deferred loan costs and premiums of  $3.3 million and $3.5 million, respectively.

The Company had no mortgages held for sale at December 31, 2016 and 2015.
During the year ended December 31, 2016, net proceeds received on the sale of  $4.3 million in four problem loans totaled $4.4 million, resulting in a net recovery of  $127,000 of amounts previously charged-off related to those loans. These loans were sold on a non-recourse basis. Of this amount, $1.2 million were on nonaccrual status, as well as 28 loans with no outstanding recorded investment as they had been fully charged-off in prior periods. There were $339,000 in specific reserves associated with these loans. During the year ended December 31, 2015, the Company received net proceeds of  $1.1 million on the sale of  $1.0 million in portfolio loans on a non-recourse basis, resulting in a net recovery of  $100,000 of amounts previously charged-off related to those loans. Of this amount, $1.0 million were on nonaccrual status and were classified as TDRs. There were no specific reserves associated with these loans.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables present a contractual aging of the recorded investment in past due loans by class of loans as of December 31, 2016 and December 31, 2015, respectively:
	December 31, 2016
(Dollars in thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans
Real estate loans:
Construction	$—	$—	$—	$—	$35,627	$35,627
Secured by farmland	—	199	—	199	16,569	16,768
Secured by 1-4 family residential	—	—	514	514	313,531	314,045
Other real estate loans	312	—	2,104	2,416	281,197	283,613
Commercial loans	146	10	2,518	2,674	188,093	190,767
Consumer loans	88	4	1,871	1,963	17,314	19,277
Total	$546	$213	$7,007	$7,766	$852,331	$860,097

	December 31, 2015
(Dollars in thousands)	30 – 59 Days Past Due	60 – 89 Days Past Due	90 Days Or Greater	Total Past Due	Current	Total Loans
Real estate loans:
Construction	$69	$—	$—	$69	$39,604	$39,673
Secured by farmland	—	—	—	—	19,062	19,062
Secured by 1-4 family residential	259	—	1,117	1,376	278,720	280,096
Other real estate loans	325	—	248	573	257,462	258,035
Commercial loans	1,242	15	31	1,288	189,194	190,482
Consumer loans	4	17	—	21	18,312	18,333
Total	$1,899	$32	$1,396	$3,327	$802,354	$805,681

The following table presents the recorded investment in nonaccrual loans and loans past due ninety days or more and still accruing by class of loans as of December 31, 2016 and 2015, respectively:
	2016		2015
(Dollars in thousands)	Nonaccrual	Past due 90 days or more and still accruing	Nonaccrual	Past due 90 days or more and still accruing
Real estate loans:
Construction	$29	$—	$204	$—
Secured by 1-4 family residential	296	303	4,460	—
Other real estate loans	1,976	128	1,186	248
Commercial loans	4,187	350	1,036	30
Consumer loans	1,871	—	1,898	—
Total	$8,359	$781	$8,784	$278

If interest on nonaccrual loans had been accrued, such income would have approximated $362,000, $342,000, and $544,000 for the years ended December 31, 2016, 2015, and 2014, respectively. The Company sold $4.3 million and $1.0 million in loans during 2016 and 2015, respectively, of which, $1.2 million and $1.0 million were on nonaccrual status, respectively.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company utilizes an internal asset classification system as a means of measuring and monitoring credit risk in the loan portfolio. Under the Company’s classification system, problem and potential problem loans are classified as “Special Mention”, “Substandard”, and “Doubtful”.
Special Mention:   Loans with potential weaknesses that deserve management’s close attention. If left uncorrected, the potential weaknesses may result in the deterioration of the repayment prospects for the credit.
Substandard:   Loans with well-defined weaknesses that jeopardize the liquidation of the debt. Either the paying capacity of the borrower or the value of the collateral may be inadequate to protect the Company from potential losses.
Doubtful:   Loans with a very high possibility of loss. However, because of important and reasonably specific pending factors, classification as a loss is deferred until a more exact status may be determined.
Loss:   Loans are deemed uncollectible and are charged off immediately.
The following tables present the recorded investment in loans by class of loan that have been classified according to the internal classification system as of December 31, 2016 and 2015, respectively:
	December 31, 2016
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Pass	$30,065	$8,796	$310,233	$274,591	$185,030	$17,342	$826,057
Special Mention	5,534	—	932	2,287	1,390	25	10,168
Substandard	28	7,972	2,584	4,759	2,179	1,909	19,431
Doubtful	—	—	125	1,976	2,168	—	4,269
Loss	—	—	171	—	—	1	172
Ending Balance	$35,627	$16,768	$314,045	$283,613	$190,767	$19,277	$860,097

	December 31, 2015
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Pass	$30,114	$10,566	$271,721	$243,768	$183,532	$16,347	$756,048
Special Mention	9,024	—	896	7,254	3,638	42	20,854
Substandard	535	8,496	6,818	5,827	2,301	1,943	25,920
Doubtful	—	—	661	1,186	1,011	—	2,858
Loss	—	—	—	—	—	1	1
Ending Balance	$39,673	$19,062	$280,096	$258,035	$190,482	$18,333	$805,681

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables present loans individually evaluated for impairment by class of loan as of and for the year ended December 31, 2016 and 2015:
	December 31, 2016
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Construction	$28	$28	$—	$28	$—
Secured by farmland	7,972	7,972	—	7,951	239
Secured by 1-4 family residential	72	108	—	72	2
Other real estate loans	1,976	1,976	—	1,976	—
Commercial loans	585	3,585	—	706	16
Consumer loans	—	—	—	—	—
Total with no related allowance	$10,633	$13,669	$—	$10,733	$257
With an allowance recorded:
Real estate loans:
Construction	$—	$—	$—	$—	$—
Secured by farmland	—	—	—	—	—
Secured by 1-4 family residential	1,275	1,326	251	1,239	49
Other real estate loans	2,971	2,971	206	2,975	151
Commercial loans	4,019	4,019	2,539	5,088	—
Consumer loans	1,871	1,871	842	1,871	—
Total with a related allowance	$10,136	$10,187	$3,838	$11,173	$200
Total	$20,769	$23,856	$3,838	$21,906	$457

	December 31, 2015
(Dollars in thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Real estate loans:
Construction	$100	$100	$—	$106	$—
Secured by farmland	7,903	7,903	—	7,903	237
Secured by 1-4 family residential	701	736	—	703	—
Other real estate loans	—	—	—	—	—
Commercial loans	458	493	—	490	17
Consumer loans	—	—	—	—	—
Total with no related allowance	$9,162	$9,232	$—	$9,202	$254
With an allowance recorded:
Real estate loans:
Construction	$103	$103	$53	$109	$—
Secured by farmland	—	—	—	—	—
Secured by 1-4 family residential	4,426	4,478	1,120	4,547	27
Other real estate loans	4,196	4,196	464	4,224	157
Commercial loans	1,059	4,059	27	2,315	100
Consumer loans	1,898	1,898	1,000	2,449	—
Total with a related allowance	$11,682	$14,734	$2,664	$13,644	$284
Total	$20,844	$23,966	$2,664	$22,846	$538

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The “Recorded Investment” amounts in the table above represent the outstanding principal balance net of charge-offs and nonaccrual payments of interest applied to principal on each loan represented in the table. The “Unpaid Principal Balance” represents the outstanding principal balance on each loan represented in the table plus any amounts that have been charged-off on each loan and nonaccrual payments applied to principal.
Included in certain loan categories of impaired loans are troubled debt restructurings (“TDRs”). The total balance of TDRs at December 31, 2016 was $14.4 million of which $2.0 million were included in the Company’s nonaccrual loan totals at that date and $12.4 million represented loans performing as agreed according to the restructured terms. This compares with $15.5 million in total restructured loans at December 31, 2015. The amount of the valuation allowance related to TDRs was $1.1 million and $1.6 million as of December 31, 2016 and 2015 respectively.
Loan modifications that were classified as TDRs during the years ended December 31, 2016 and 2015 were as follows:
	Year Ended December 31,
	2016			2015
(Dollars in thousands) Class of Loan	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment	Number of Contracts	Pre- Modification Outstanding Recorded Investment	Post- Modification Outstanding Recorded Investment
Real estate loans:
Construction	1	$38	$38	—	$—	$—
Secured by farmland	—	—	—	1	7,903	7,903
Secured by 1-4 family residential	2	809	806	—	—	—
Other real estate loans	2	1,240	1,240	4	4,283	3,872
Total real estate loans	5	2,087	2,084	5	12,186	11,775
Commercial loans	—	—	—	1	50	46
Consumer loans	—	—	—	1	3,000	3,000
Total	5	$2,087	$2,084	7	$15,236	$14,821

The interest only payment terms were extended for one of the contracts and the maturity dates were extended for four of the contracts classified as TDRs during 2016. There were no outstanding commitments to lend additional amounts to troubled debt restructured borrowers at December 31, 2016.
There were no TDR payment defaults as of December 31, 2016 and December 31, 2015. For purposes of this disclosure, a TDR payment default occurs when, within 12 months of the original TDR modification, either a full or partial charge-off occurs or a TDR becomes 90 days or more past due.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 4.   Allowance for Loan Losses
The following table presents the total allowance for loan losses, the allowance by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment), the total loans and loans by impairment methodology (individually evaluated for impairment or collectively evaluated for impairment).
	December 31, 2016
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Allowance for loan losses:
Balance December 31, 2015	$905	$192	$3,341	$3,761	$1,706	$1,141	$11,046
Charge-offs	(388)	—	(1,021)	(126)	(639)	(20)	(2,194)
Recoveries	129	—	395	32	85	58	699
Provision	293	(65)	(453)	(500)	2,781	(203)	1,853
Balance December 31, 2016	$939	$127	$2,262	$3,167	$3,933	$976	$11,404
Ending allowance:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$—	$—	$251	$206	$2,539	$842	$3,838
Collectively evaluated for impairment	939	127	2,011	2,961	1,394	134	7,566
Total ending allowance balance	$939	$127	$2,262	$3,167	$3,933	$976	$11,404
Loans:
Individually evaluated for impairment	$28	$7,972	$1,347	$4,947	$4,604	$1,871	$20,769
Collectively evaluated for impairment	35,599	8,796	312,698	278,666	186,163	17,406	839,328
Total ending loans balance	$35,627	$16,768	$314,045	$283,613	$190,767	$19,277	$860,097

	December 31, 2015
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Allowance for loan losses:
Balance at December 31, 2014	$550	$179	$3,966	$3,916	$2,354	$821	$11,786
Charge-offs	—	—	(344)	(9)	(3,281)	(57)	(3,691)
Recoveries	246	—	359	28	14	11	658
Provision	109	13	(640)	(174)	2,619	366	2,293
Balance at December 31, 2015	$905	$192	$3,341	$3,761	$1,706	$1,141	$11,046
Ending allowance:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$53	$—	$1,120	$464	$27	$1,000	$2,664
Collectively evaluated for impairment	852	192	2,221	3,297	1,679	141	8,382
Total ending allowance balance	$905	$192	$3,341	$3,761	$1,706	$1,141	$11,046

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2015
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Loans:
Individually evaluated for impairment	$203	$7,903	$5,127	$4,196	$1,517	$1,898	$20,844
Collectively evaluated for impairment	39,470	11,159	274,969	253,839	188,965	16,435	784,837
Total ending loans balance	$39,673	$19,062	$280,096	$258,035	$190,482	$18,333	$805,681

	December 31, 2014
(Dollars in thousands)	Real Estate Construction	Real Estate Secured by Farmland	Real Estate Secured by 1-4 Family Residential	Other Real Estate Loans	Commercial	Consumer	Total
Allowance for loan losses:
Balance at December 31, 2013	$847	$166	$6,734	$3,506	$1,890	$177	$13,320
Adjustment for the sale of majority interest in consolidated subsidiary	—	—	(95)	—	—	—	(95)
Charge-offs	(1,186)	—	(1,380)	(747)	(959)	(36)	(4,308)
Recoveries	258	—	342	110	104	95	909
Provision	631	13	(1,635)	1,047	1,319	585	1,960
Balance at December 31, 2014	$550	$179	$3,966	$3,916	$2,354	$821	$11,786
Ending allowance:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$66	$—	$1,370	$294	$292	$647	$2,669
Collectively evaluated for impairment	484	179	2,596	3,622	2,062	174	9,117
Total ending allowance balance	$550	$179	$3,966	$3,916	$2,354	$821	$11,786
Loans:
Individually evaluated for impairment	$246	$7,903	$5,613	$4,531	$846	$3,019	$22,158
Collectively evaluated for impairment	32,804	11,805	259,603	250,705	162,423	15,348	732,688
Total ending loans balance	$33,050	$19,708	$265,216	$255,236	$163,269	$18,367	$754,846

Note 5.   Premises and Equipment, Net
Premises and equipment consists of the following:
(Dollars in thousands)	2016	2015
Land	$2,068	$2,068
Facilities	22,873	22,849
Furniture, fixtures, and equipment	11,729	11,676
Construction in process and deposits on equipment and land	1,842	1,455
	38,512	38,048
Less accumulated depreciation	(19,491)	(18,517)
Total	$19,021	$19,531

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Depreciation expense was $1.4 million for the year ended December 31, 2016, $1.3 million for the year ended December 31, 2015, and $1.5 million for the year ended December 31, 2014.
Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2016, pertaining to banking premises, future minimum rent commitments under various operating leases are as follows:
(Dollars in thousands)	December 31, 2016
2017	$1,666
2018	1,617
2019	1,624
2020	1,444
2021	1,408
Thereafter	13,388
$21,147

Rent expense was $1.8 million, $2.0 million, and $2.8 million for the years ended December 31, 2016, 2015, and 2014, respectively, and is included in occupancy and equipment expense on the consolidated statements of income.
Note 6.   Deposits
The Company has developed an interest bearing product that integrates the use of the cash within client accounts at Middleburg Trust Company for overnight funding at Middleburg Bank. The overall balance of this product was $43.2 million and $34.0 million at December 31, 2016 and 2015, respectively.
The aggregate amount of jumbo time deposits, each with a minimum denomination of  $250,000, was approximately $84.5 million and $91.0 million at December 31, 2016 and 2015, respectively.
At December 31, 2016, the scheduled maturities of time deposits are as follows:
(Dollars in thousands)	December 31, 2016
2017	$151,293
2018	38,370
2019	25,494
2020	7,115
2021	3,368
$225,640

At December 31, 2016 and 2015, overdraft demand deposits reclassified to loans totaled $142,000 and $358,000, respectively.
Middleburg Bank obtains certain deposits through the efforts of third-party brokers. At December 31, 2016 and 2015, brokered deposits totaled $36.5 million and $38.7 million, respectively, and were included in time deposits.
Note 7.   Borrowings
As of December 31, 2016, Middleburg Bank had remaining credit availability in the amount of $334.3 million at the Federal Home Loan Bank of Atlanta (“FHLB”). This line may be utilized for short and/or long-term borrowing. Advances on the line are secured by all of the Company’s first lien residential real estate loans on 1-4 unit, single-family dwellings; home equity lines of credit; and eligible commercial real estate loans. The amount of the available credit is limited to a percentage of the estimated market value of the loans as determined periodically by the FHLB. Any borrowings in excess of the qualifying collateral

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

require pledging of additional assets. As of December 31, 2016, Middleburg Bank also had a letter of credit in the amount of  $25.0 million with the FHLB. This letter of credit was issued as collateral for public fund depository accounts and is reflected in the remaining credit availability.
The Company had $39.5 million of FHLB advances outstanding as of December 31, 2016. The interest rates on these advances ranged from 0.63% to 0.93% and the weighted-average rate was 0.78%. The Company’s FHLB advances totaled $85.0 million at December 31, 2015. The weighted-average interest rate on these advances at December 31, 2015 was 0.66%.
The contractual maturities of the Company’s long-term debt are as follows:
(Dollars in thousands)	December 31, 2016
Due in 2017	$29,500
Due in 2018	10,000
Total	$39,500

Securities sold under agreements to repurchase consist of secured transactions with customers which generally mature the day following the day sold totaling $34.9 million and $26.9 million at December 31, 2016 and December 31, 2015, respectively.
The outstanding balances and related information for securities sold under agreements to repurchase are summarized as follows:
(Dollars in thousands)	Securities sold under agreements to repurchase
At December 31:
2016	$34,864
2015	26,869
Weighted-average interest rate at year-end:
2016	0.01%
2015	0.01
Maximum amount outstanding at any month’s end:
2016	$35,660
2015	34,253
Average amount outstanding during the year:
2016	$31,076
2015	30,095
Weighted-average interest rate during the year:
2016	0.01%
2015	0.21
The Company also has a line of credit with the Federal Reserve Bank of Richmond of  $33.4 million of which there was no outstanding balance at December 31, 2016.
The Company has an additional $45.0 million in lines of credit available from other institutions at December 31, 2016.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 8.   Share-Based Compensation Plan
The Company sponsored one share-based compensation plan, the 2006 Equity Compensation Plan, which provided for the granting of stock options, stock appreciation rights, stock awards, performance share awards, incentive awards, and stock units. The 2006 Equity Compensation Plan was approved by the Company’s shareholders at the Annual Meeting held on April 26, 2006, and has succeeded the Company’s 1997 Stock Incentive Plan. The plan expired by its own terms in February 2016, before which, the Company granted share-based compensation to its directors, officers, employees, and other persons the Company determined to have contributed to the profits or growth of the Company. The number of shares reserved for issuance totaled 430,000 shares.
The Company granted 49,100 shares of restricted stock during 2016 to certain employees and executive officers. Of the 49,100 shares, 31,750 shares are in the form of performance-accelerated restricted stock and 17,350 shares are in the form of time-based restricted stock. During 2016, the Company’s board of directors also awarded 11 directors 400 shares of restricted stock for a total of 4,400 restricted shares. These shares will vest at 100% in April 2017.
For the performance-accelerated restricted stock granted to certain employees and executive officers, in order for a recipient to earn and have vested 100% of granted shares, the Company must achieve certain financial performance targets during predefined monitoring periods as compared to a selected peer group and the recipient must be employed by the Company or one of its subsidiaries at the end of the predefined vesting period. Vested shares are distributed to recipients immediately after performance targets are certified. Partial share vesting may be achieved for interim periods during the predefined monitoring periods, however no vesting may occur before the end of 2018. If any shares remain unvested, 50% of the unvested shares will be forfeited. Any remaining shares vest at the end of the predefined monitoring period provided that the recipient remained employed by the Company or one of its subsidiaries over the entire performance and vesting period.
For the time-based restricted stock granted to certain employees and executive officers, in order for a recipient to earn and have vested 100% of the granted shares, the recipient must be employed by the Company or one of its subsidiaries at the time of vesting.
For the years ended December 31, 2016, 2015, and 2014, the Company recorded $925,000, $605,000, and $426,000, respectively, in share-based compensation expense related to restricted stock and option grants. The total income tax benefit related to share-based compensation was $5,000, $117,000, and $63,000 in 2016, 2015, and 2014, respectively.
The following table summarizes restricted stock awarded under the 2006 Equity Compensation Plan:
	December 31,
	2016			2015			2014
(Dollars in thousands)	Shares	Weighted- Average Grant Date Fair Value	Aggregate Value	Shares	Weighted- Average Grant Date Fair Value	Aggregate Value	Shares	Weighted- Average Grant Date Fair Value	Aggregate Value
Non-vested at the beginning of the year	153,399	$17.17		134,108	$16.66		119,250	$16.39
Granted	53,500	20.76		36,150	18.50		41,533	17.65
Vested	(53,908)	16.88		(16,359)	15.91		(15,425)	15.59
Forfeited or expired	(2,250)	19.91		(500)	18.07		(11,250)	16.05
Non-vested at end of the year	150,741	$18.50	$5,238	153,399	$17.17	$2,835	134,108	$16.66	$2,415

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The weighted-average remaining contractual term for non-vested grants at December 31, 2016, 2015, and 2014 was 2.5, 2.7, and 3.5 years, respectively. As of December 31, 2016, there was $1.6 million of total unrecognized compensation expense related to the non-vested service awards granted under the 2006 Equity Compensation Plan.
Stock options may be granted periodically to certain officers and employees under the Company’s share-based compensation plan at prices equal to the market value of the stock on the date the options are granted. Options granted vest over a three-year time period over which 25% vests on each of the first and second anniversaries of the grant and 50% on the third anniversary of the grant. As of December 31, 2016, all outstanding option awards were vested and, accordingly, there was no unrecognized compensation expense related to unvested stock-based option awards. Shares issued in connection with stock option exercises may be issued from available treasury shares or from market purchases. There were no stock option awards granted during the years ended December 31, 2016, 2015 or 2014.
The following table summarizes options outstanding under the 2006 Equity Compensation Plan at the end of the reportable periods:
	2016		2015		2014
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	30,012	$14.00	30,012	$14.00	58,513	$15.30
Granted	—	—	—	—	—	—
Exercised	(6,650)	14.00	—	—	(25,501)	14.00
Forfeited or expired	—	—	—	—	(3,000)	39.40
Outstanding at end of year	23,362	$14.00	30,012	$14.00	30,012	$14.00
Options exercisable at year end	23,362	$14.00	30,012	$14.00	30,012	$14.00
The total intrinsic value of options exercised was $88,000 and $126,500 during 2016 and 2014, respectively. There were no options exercised during 2015. There was $484,800, $134,500, and $120,300 aggregate intrinsic value of options outstanding at December 31, 2016, 2015 and 2014, respectively.
The aggregate intrinsic value represents the amount by which the current market value of the underlying stock exceeds the exercise price. This amount changes based on changes in the market value of the Company’s common stock. As of December 31, 2016, options outstanding and exercisable are summarized as follows:
Range of Exercise Prices	Options Outstanding	Weighted-Average Remaining Contractual Life (years)	Options Exercisable
$14.00	18,362	2.22	18,362
$14.00	5,000	2.85	5,000
$14.00	23,362	2.36	23,362

Note 9.   Employee Benefit Plans
401(k) Plan
The Company has a 401(k) plan whereby a majority of employees participate in the plan. Employees may contribute up to 100% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to 50% of the first 6% of an employee’s compensation contributed to the plan. Matching contributions vest to the employee equally over a five year period. For the years ended December 31, 2016, 2015, and 2014, expense attributable to the plan amounted to $364,000, $351,000 and $340,000, respectively.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Money Purchase Pension Plan (MPPP)
The Middleburg Financial Corporation Defined Benefit Pension Plan was replaced by a Money Purchase Pension Plan effective on January 1, 2010. Employees who have attained age 21 and completed one year of service are eligible to participate in the plan as of the first day of the month following the completion of such eligibility provisions. Employees earn a year of service if they complete one thousand hours of service in a plan year. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan counts toward a participant’s initial eligibility to participate in the plan.
Each year, a participant receives an allocation of an employer contribution equal to 3.00% of total compensation (up to the statutory maximum) plus an additional contribution of 2.75% of compensation in excess of the Social Security taxable wage base (up to the statutory maximum). To receive an allocation, the participant must complete one thousand hours of service in the plan year and be employed on the last day of the plan year. The requirement to be employed on the last day of the plan year does not apply if a participant dies, retires, or becomes disabled during the plan year.
Participants become vested in their employer contributions according to a schedule which allows for graduated vesting and full vesting after five years of service. Service with Middleburg Financial Corporation and its subsidiaries prior to the effective date of the Plan count toward a participant’s vested percentage.
Assets are held in a pooled investment account managed by Middleburg Trust Company, a wholly owned subsidiary of the Company. Distributions may be made upon termination of employment, death or disability.
The plan is administered by the Benefits Committee of the Company. The plan may be amended from time to time by the Board or its delegate and may be terminated by the Board at any time for any reason.
For the years ended December 31, 2016, 2015, and 2014 expense attributable to the plan was $545,000, $926,000, and $898,000, respectively.
Deferred Compensation Plans
The Company has adopted several deferred compensation plans; including a defined benefit SERP, an elective deferral plan for the former Chairman, and a defined contribution SERP for certain executive officers. The two plans for the former Chairman made installment payouts in 2016, 2015 and 2014. The defined contribution SERP for executive officers includes a vesting schedule, and is currently credited at a rate using the 10-year treasury plus 1.5%. The deferred compensation expense for 2016, 2015, and 2014, was $245,000, $226,000, and $222,000, respectively. The plans are unfunded; however, life insurance has been acquired on the life of the executive officers in amounts sufficient to help meet the costs of the obligations.
Note 10.   Income Taxes
The Company files income tax returns in the U.S. federal jurisdiction and the state of Virginia and various other states. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years prior to 2013.
The Company believes it is more likely than not that the benefit of deferred tax assets will be realized. Consequently, no valuation allowance for deferred tax assets was deemed necessary at December 31, 2016 and 2015.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Net deferred tax assets consist of the following components as of December 31, 2016 and 2015:
(Dollars in thousands)	2016	2015
Deferred tax assets:
Allowance for loan losses	$3,877	$3,756
Deferred compensation	687	647
Interest rate swap	67	99
Other real estate owned	288	257
Securities available for sale	654	—
Property and equipment	—	49
Other	1,427	2,028
Total deferred tax assets	$7,000	$6,836
Deferred tax liabilities:
Deferred loan costs, net	$526	$317
Securities available for sale	—	965
Property and equipment	79	—
Total deferred tax liabilities	$605	$1,282
Net deferred tax assets	$6,395	$5,554

The provision for income taxes charged to operations for the years ended December 31, 2016, 2015, and 2014, consists of the following:
(Dollars in thousands)	2016	2015	2014
Current tax expense	$2,067	$2,606	$1,160
Deferred tax expense	746	109	1,181
Total income tax expense	$2,813	$2,715	$2,341

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 2016, 2015, and 2014, due to the following:
(Dollars in thousands)	2016	2015	2014
Computed “expected” tax expense	$3,698	$3,585	$3,374
Increase (decrease) in income taxes resulting from:
Tax-exempt income	(796)	(829)	(959)
Low income housing tax credits	(408)	(120)	(211)
Merger related expenses	267	—	—
Other, net	52	79	137
	$2,813	$2,715	$2,341

Note 11.   Related Party Transactions
The Company’s commercial and retail banking segment has, and may be expected to have in the future, banking transactions in the ordinary course of business with principal owners, directors, principal officers, their immediate families and affiliated companies in which they are principal stockholders, commonly referred to as related parties. Any loans made to related parties were made on substantially the same terms,

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

including interest rates and collateral, as those prevailing at the time of origination for comparable loans with persons not related to the lender; and did not involve more than the normal risk of collectability or present other unfavorable features. Loans outstanding to directors and executive officers at December 31, 2016 and 2015 were:
(Dollars in thousands)	2016	2015
Balance, January 1	$1,369	$3,804
Decrease due to status changes	—	(2,375)
Principal additions	352	439
Principal payments	(130)	(499)
Balance, December 31	$1,591	$1,369

Additionally, unused commitments to extend credit to related parties were $1.1 million at December 31, 2016 and $2.3 million at December 31, 2015.
Related party deposits totaled $5.0 million and $5.9 million at December 31, 2016 and 2015, respectively.
Note 12.   Contingent Liabilities and Commitments
In the normal course of business, there are various outstanding commitments and contingent liabilities, which are not reflected in the accompanying consolidated financial statements. The Company does not anticipate any material loss as a result of these transactions.
See Note 15 with respect to financial instruments with off-balance sheet risk.
The Company must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 2016 and 2015, the aggregate amount of gross daily average required reserves was approximately $3.5 million and $3.1 million, respectively.
Note 13.   Earnings Per Share
The following shows the weighted-average number of shares used in computing earnings per share and the effect on weighted-average number of shares of diluted potential common stock. Nonvested restricted shares are included in basic earnings per share because of dividend participation rights. Potential dilutive common stock had no effect on income available to common stockholders.
	2016		2015		2014
	Shares	Per Share Amount	Shares	Per Share Amount	Shares	Per Share Amount
Earnings per share, basic	7,107,403	$1.13	7,147,390	$1.10	7,106,171	$1.07
Effect of dilutive securities:
Stock options	11,461		6,805		6,939
Warrant (See note 23)	32,026		13,192		13,491
Earnings per share, diluted	7,150,890	$1.13	7,167,387	$1.09	7,126,601	$1.06

In 2016, 2015, and 2014, there were no shares that would have been considered anti-dilutive.
On September 15, 2015, the Company’s Board of Directors authorized the repurchase of up to $10 million of the Company’s common stock. The repurchase program was effective immediately and runs through December 31, 2017. This program replaces the previous repurchase program adopted in 1999, pursuant to which the Company had 24,084 shares remaining eligible for repurchase. As of December 31,

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

2016, the Company had executed and settled transactions to repurchase 104,300 shares, totaling $1.9 million, for an average price of  $18.34, of which 26,800 shares totaling $489,000 were executed and settled during the first quarter of 2016 at an average price of  $18.29.
Note 14.   Retained Earnings
Transfers of funds from the banking subsidiary to the Parent Company in the form of loans, advances, and cash dividends are restricted by federal and state regulatory authorities. Federal regulations limit the payment of dividends to the sum of a bank’s current net retained income and retained net income of the two prior years. As of December 31, 2016, the subsidiary bank had approximately $12.9 million in excess of regulatory limitations available for transfer to the Parent Company.
Note 15.   Financial Instruments With Off-Balance Sheet Risk and Credit Risk
The Company is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit, and interest rate swaps. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Company has in particular classes of financial instruments. See Note 24 for more information regarding the Company’s use of derivatives.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
A summary of the contract amount of the Company’s exposure to off-balance sheet risk as of December 31, 2016 and 2015, is as follows:
(Dollars in thousands)	2016	2015
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$132,669	$153,806
Standby letters of credit	4,998	3,718
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income producing commercial properties.
Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. Those lines of credit may not be drawn upon to the total extent to which the Company is committed.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Company holds certificates of deposit, deposit accounts, and real estate as collateral supporting those commitments for which collateral is deemed necessary.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The Company had approximately $3.4 million in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC) at December 31, 2016.
Note 16.   Fair Value Measurements
The Company follows ASC 820, “Fair Value Measurements” to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. ASC 820 clarifies that fair value of certain assets and liabilities is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants.
ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. The three levels of the fair value hierarchy under ASC 820 based on these two types of inputs are as follows:
Level I.
Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level II.
Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level III.
Assets and liabilities that have little to no pricing observability as of the reported date. These items do not have two-way markets and are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment or estimation.

Measured on a recurring basis
The following describes the valuation techniques and inputs used by the Company in determining the fair value of certain assets recorded at fair value on a recurring basis in the financial statements.
Securities Available for Sale
The Company primarily values its investment portfolio using Level II fair value measurements, but may also use Level I or Level III measurements if required by the composition of the portfolio. If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data. Third party vendors compile prices from various sources and may determine the fair value of identical or similar securities by using pricing models that consider observable market data (Level II). In certain cases where there is limited activity or less transparency around inputs to the valuation, securities are classified as Level III of the valuation hierarchy.
Interest Rate Swaps and Interest Rate Cap
Interest rate swaps and cap are recorded at fair value based on third party vendors who compile prices from various sources and may determine fair value of identical or similar instruments by using pricing models that consider observable market data (Level II).

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following tables present the balances of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2016 and 2015.
	December 31, 2016
(Dollars in thousands) Description	Total	Level I	Level II	Level III
Assets:
U.S. government agencies	$73,184	$—	$73,184	$—
Obligations of states and political subdivisions	63,373	—	63,373	—
Mortgage-backed securities:
Agency	98,051	—	98,051	—
Non-agency	9,933	—	9,933	—
Other asset backed securities	41,605	—	41,605	—
Corporate securities	15,421	—	15,421	—
Interest rate swaps	44	—	44	—
Interest rate cap	9	—	9	—
Liabilities:
Interest rate swaps	242	—	242	—
	December 31, 2015
(Dollars in thousands) Description	Total	Level I	Level II	Level III
Assets:
U.S. government agencies	$78,940	$—	$78,940	$—
Obligations of states and political subdivisions	75,593	—	75,593	—
Mortgage-backed securities:
Agency	131,661	—	131,661	—
Non-agency	12,777	—	12,777	—
Other asset backed securities	58,781	—	58,781	—
Corporate securities	16,819	—	16,819	—
Interest rate swaps	73	—	73	—
Interest rate cap	39	—	39	—
Liabilities:
Interest rate swaps	370	—	370	—
Measured on nonrecurring basis
The Company may be required, from time to time, to measure and recognize certain other assets at fair value on a nonrecurring basis in accordance with GAAP. The following describes the valuation techniques and inputs used by the Company in determining the fair value of certain assets recorded at fair value on a nonrecurring basis in the financial statements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Impaired Loans
Loans are designated as impaired when, in the judgment of management based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected when due. The measurement of loss associated with impaired loans can be based on either the observable market price of the loan or the fair value of the collateral. Collateral may be in the form of real estate or business assets including equipment, inventory, and accounts receivable. Any given loan may have multiple types of collateral. The vast majority of the collateral is real estate. The value of real estate collateral is determined utilizing a market valuation approach based on an appraisal conducted by an independent, licensed appraiser outside of the Company using observable market data (Level II). However, if the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level III. The value of business equipment is based upon an outside appraisal if deemed significant, or the net book value on the applicable business’ financial statements if not considered significant. Likewise, values for inventory and accounts receivables collateral are based on financial statement balances or aging reports (Level III). Impaired loans allocated to the allowance for loan losses are measured at fair value on a nonrecurring basis. Any fair value adjustments are recorded in the period incurred as provision for loan losses on the consolidated statements of income.
Other Real Estate Owned (“OREO”)
OREO is measured at fair value less estimated costs to sell, based on an appraisal conducted by an independent, licensed appraiser outside of the Company. If the collateral value is significantly adjusted due to differences in the comparable properties, or is discounted by the Company because of marketability, then the fair value is considered Level III. The initial fair value of OREO is based on an appraisal done at the time of foreclosure. Subsequent fair value adjustments are recorded in the period incurred and included in non-interest expense on the consolidated statements of income.
Repossessed Assets
The value of repossessed assets is determined by the Company based on marketability and other factors and is considered Level III.
The following table summarizes the Company’s non-financial assets that were measured at fair value on a nonrecurring basis during the period.
	December 31, 2016
(Dollars in thousands)	Total	Level I	Level II	Level III
Assets:
Impaired loans	$6,298	$—	$—	$6,298
Other real estate owned	$5,073	$—	$—	$5,073
Repossessed assets	$843	$—	$—	$843
	December 31, 2015
(Dollars in thousands)	Total	Level I	Level II	Level III
Assets:
Impaired loans	$9,018	$—	$—	$9,018
Other real estate owned	$3,345	$—	$—	$3,345
Repossessed assets	$1,043	$—	$—	$1,043

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following table presents quantitative information as of December 31, 2016 and 2015 about Level III fair value measurements for assets measured at fair value on a nonrecurring basis:
2016	Fair Value (in thousands)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Impaired loans	$1,134	Appraisals	Discount to reflect current market conditions and estimated selling costs	0% – 100% (14%)
Impaired loans	$5,164	Present value of cash flows	Discount rate	6% – 8% (6%)
Other real estate owned	$5,073	Appraisals	Discount to reflect current market conditions and estimated selling costs	10%
Repossessed assets	$843	Market analysis	Discount to reflect current market conditions and estimated selling costs	70%
2015	Fair Value (in thousands)	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Impaired loans	$5,434	Appraisals	Discount to reflect current market conditions and estimated selling costs	0% – 100% (17%)
Impaired loans	$3,584	Present value of cash flows	Discount rate	6% – 8% (7%)
Other real estate owned	$3,345	Appraisals	Discount to reflect current market conditions and estimated selling costs	10%
Repossessed assets	$1,043	Market analysis	Historical sales activity	50%
The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. U.S. generally accepted accounting principles excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

The following methods and assumptions were used to estimate the fair value of each class of financial instruments (not previously described) for which it is practicable to estimate that value:
Cash and Cash Equivalents
For cash and cash equivalents, the carrying amount is a reasonable estimate of fair value.
Securities held to maturity
Certain debt securities that management has the positive intent and ability to hold until maturity are recorded at amortized cost. Fair values are determined in a manner that is consistent with securities available for sale.
Restricted Securities
The restricted security category is comprised of FHLB and Federal Reserve Bank stock. These stocks are classified as restricted securities because their ownership is restricted to certain types of entities and they lack a market. When the FHLB or Federal Reserve Bank repurchases stock, they repurchase at the stock’s book value. Therefore, the carrying amounts of restricted securities approximate fair value.
Loans, Net
For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. For fixed rate loans, the fair value is estimated by discounting future cash flows using current market inputs at which loans with similar terms and qualities would be made to borrowers of similar credit quality. Where quoted market prices were available, primarily for certain residential mortgage loans, such market rates were utilized as estimates for fair value. Fair value for impaired loans is described above.
Bank Owned Life Insurance
The carrying amount of bank owned life insurance is a reasonable estimate of fair value.
Accrued Interest Receivable and Payable
The carrying amounts of accrued interest approximate fair values.
Deposits
The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. For all other deposits, the fair value is determined using the discounted cash flow method. The discount rate is equal to the rate currently offered on similar products.
Securities Sold Under Agreements to Repurchase
The carrying amounts approximate fair values.
FHLB Borrowings and Subordinated Debt
For variable rate long-term debt, fair values are based on carrying values. For fixed rate debt, fair values are estimated based on observable market prices and discounted cash flow analysis using interest rates for borrowings of similar remaining maturities and characteristics. The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analysis based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Off-Balance Sheet Financial Instruments
The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. At December 31, 2016 and 2015, the fair values of loan commitments and standby letters of credit were deemed immaterial; therefore, they have not been included in the tables below.
Fair Value of Financial Instruments
The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows:
	December 31, 2016
			Fair value measurements using:
(Dollars in thousands)	Carrying Amount	Total Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$28,544	$28,544	$28,544	$—	$—
Securities held to maturity	10,683	10,095	—	10,095	—
Securities available for sale	301,567	301,567	—	301,567	—
Loans, net	848,693	852,280	—	—	852,280
Bank owned life insurance	23,925	23,925	—	23,925	—
Accrued interest receivable	5,093	5,093	—	5,093	—
Interest rate swaps	44	44	—	44	—
Interest rate cap	9	9	—	9	—
Financial liabilities:
Deposits	$1,053,058	$1,051,245	$—	$1,051,245	$—
Securities sold under agreements to repurchase	34,864	34,864	—	34,864	—
FHLB borrowings	39,500	39,530	—	39,530	—
Subordinated notes	5,155	5,159	—	5,159	—
Accrued interest payable	387	387	—	387	—
Interest rate swaps	242	242	—	242	—

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	December 31, 2015
			Fair value measurements using:
(Dollars in thousands)	Carrying Amount	Total Fair Value	Level I	Level II	Level III
Financial assets:
Cash and cash equivalents	$39,228	$39,228	$39,228	$—	$—
Securities held to maturity	4,207	4,163	—	4,163	—
Securities available for sale	374,571	374,571	—	374,571	—
Loans, net	794,635	802,535	—	—	802,535
Bank owned life insurance	23,273	23,273	—	23,273	—
Accrued interest receivable	5,204	5,204	—	5,204	—
Interest rate swaps	73	73	—	73	—
Interest rate cap	39	39	—	39	—
Financial liabilities:
Deposits	$1,040,800	$1,040,016	$—	$1,040,016	$—
Securities sold under agreements to repurchase	26,869	26,869	—	26,869	—
FHLB borrowings	85,000	85,033	—	85,033	—
Subordinated notes	5,155	5,157	—	5,157	—
Accrued interest payable	410	410	—	410	—
Interest rate swaps	370	370	—	370	—
The Company assumes interest rate risk as a result of its normal operations. As a result, the fair values of the Company’s financial instruments will change when interest rate levels change, which may be either favorable or unfavorable to the Company. Management attempts to match maturities of assets and liabilities to the extent believed necessary to minimize interest rate risk. However, borrowers with fixed rate obligations are less likely to prepay in a rising rate environment and more likely to prepay in a falling rate environment. Conversely, depositors who are receiving fixed rates are more likely to withdraw funds before maturity in a rising rate environment and less likely to do so in a falling rate environment. Management monitors rates and maturities of assets and liabilities and attempts to minimize interest rate risk by adjusting terms of new loans and deposits and by investing in securities with terms that mitigate the Company’s overall interest rate risk.
Note 17.   Capital Requirements
The Company, on a consolidated basis, and Middleburg Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Middleburg Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and Middleburg Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Company and Middleburg Bank to maintain minimum amounts and ratios, as set forth in the table below. Management believes, as of December 31, 2016 and 2015, that the Company and Middleburg Bank meet all capital

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

adequacy requirements to which they are subject. As of December 31, 2016, the most recent notification from the Federal Reserve Bank categorized Middleburg Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum capital requirements as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution’s category.
The Company’s and Middleburg Bank’s actual capital amounts and ratios are also presented in the following table.
	Actual		Minimum Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
(Dollars in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2016
Total Capital (to Risk-Weighted Assets):
Consolidated	$139,419	17.9%	$62,436	8.0%	N/A	N/A
Middleburg Bank	131,725	17.0%	61,994	8.0%	$77,492	10.0%
Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$129,642	16.6%	$46,827	6.0%	N/A	N/A
Middleburg Bank	122,016	15.8%	46,495	6.0%	$61,994	8.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$124,642	16.0%	$35,121	4.5%	N/A	N/A
Middleburg Bank	122,016	15.8%	34,872	4.5%	$50,370	6.5%
Tier 1 Capital (to Average Assets):
Consolidated	$129,642	10.0%	$52,142	4.0%	N/A	N/A
Middleburg Bank	122,016	9.4%	51,909	4.0%	$64,886	5.0%
As of December 31, 2015
Total Capital (to Risk-Weighted Assets):
Consolidated	$132,481	17.5%	$60,495	8.0%	N/A	N/A
Middleburg Bank	127,418	17.0%	60,055	8.0%	$75,068	10.0%
Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$123,008	16.3%	$45,371	6.0%	N/A	N/A
Middleburg Bank	118,013	15.7%	45,041	6.0%	$60,055	8.0%
Common Equity Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$118,008	15.6%	$34,028	4.5%	N/A	N/A
Middleburg Bank	118,013	15.7%	33,781	4.5%	$48,794	6.5%
Tier 1 Capital (to Average Assets):
Consolidated	$123,008	9.6%	$51,301	4.0%	N/A	N/A
Middleburg Bank	118,013	9.2%	51,067	4.0%	$63,834	5.0%
In addition to the minimum regulatory capital required for capital adequacy purposes included in the table above, the Company is required to maintain a minimum Capital Conservation Buffer, in the form of common equity, in order to avoid restrictions on capital distributions and discretionary bonuses. The required amount of the Capital Conservation Buffer was 0.625% on January 1, 2016 and will increase by

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

0.625% each year until it reaches 2.5% on January 1, 2019. The Capital Conservation Buffer is applicable to all ratios except the leverage ratio, which is noted above as Tier 1 Capital to Average Assets.
On January 1, 2015, the Company and the Bank applied changes to the regulatory capital framework that were approved on July 9, 2013 by the federal banking agencies (the Basel III Final Rule). The regulatory risk-based capital amounts presented above include: (1) common equity tier 1 capital (CET1) which consists principally of common stock (including surplus) and retained earnings with adjustments for goodwill, intangible assets and deferred tax assets; (2) Tier 1 capital which consists principally of CET1 plus the Company’s “grandfathered” trust preferred securities; and (3) Tier 2 capital which consists principally of Tier 1 capital plus a limited amount of the allowance for loan losses. In addition, the Company has made the one-time irrevocable election to continue treating accumulated other comprehensive income (loss) under regulatory standards that were in place prior to the Basel III Final Rule in order to eliminate volatility of regulatory capital that can result from fluctuations in accumulated other comprehensive income (loss) and the inclusion of accumulated other comprehensive income (loss) in regulatory capital, as would otherwise be required under the Basel III Capital Rule. The table above also reflects the minimum regulatory and certain prompt corrective action capital levels that began on January 1, 2015.
Note 18.   Goodwill and Intangibles Assets
As of December 31, 2016 and 2015, goodwill and intangible assets relate to the Company’s acquisition of Middleburg Trust Company and Middleburg Investment Advisors. On May 15, 2014, the Company sold all of its majority interest in Southern Trust Mortgage and on this date the related goodwill was eliminated. Goodwill is not amortized and the Company is no longer required to perform a test for impairment unless, based on an assessment of qualitative factors related to goodwill, the Company determines that it is more likely than not that the fair value is less than its carrying amount. If the likelihood of impairment is more than 50%, the Company must perform a test for impairment and may be required to record impairment charges.
Identifiable intangible assets are being amortized over the period of expected benefit, which is 15 years. Information concerning goodwill and intangible assets is presented in the following table:
	December 31, 2016		December 31, 2015
(Dollars in thousands)	Gross Carrying Value	Accumulated Amortization	Gross Carrying Value	Accumulated Amortization
Identifiable intangibles	$3,734	$3,690	$3,734	$3,519
Unamortizable goodwill	3,421	—	3,421	—
Amortization expense of intangible assets for each of the three years ended December 31, 2016, and 2015, and 2014 totaled $171,000. Estimated amortization expense of identifiable intangibles for the years ended December 31 follows:
(Dollars in thousands)
2017	$44
$44

Note 19.   Subordinated Notes
On December 12, 2003, MFC Capital Trust II, a wholly owned subsidiary of the Company, was formed for the purpose of issuing redeemable Capital Securities. On December 19, 2003, $5.0 million of trust-preferred securities were issued through a pooled underwriting totaling approximately $344 million. The securities have a LIBOR-indexed floating rate of interest.
During 2016, the interest rates ranged from 3.17% to 3.74%. For the year ended December 31, 2016, the weighted-average interest rate was 3.54%. The securities have a mandatory redemption date of

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

January 23, 2034, and are subject to varying call provisions beginning January 23, 2009. The principal asset of the trust is $5.2 million of the Company’s junior subordinated debt securities with like maturities and like interest rates to the Capital Securities. See Note 24 for information regarding an interest rate swap entered into by the Company to manage the cash flows associated with these trust preferred securities.
The trust preferred securities may be included in Tier 1 capital for regulatory capital adequacy determination purposes up to 25% of Tier 1 Capital after its inclusion. The portion of the trust preferred securities not considered as Tier 1 Capital may be included in Tier 2 Capital. On December 31, 2016, all of the Company’s trust preferred securities are included in Tier I Capital.
The obligations of the Company with respect to the issuance of the Capital Securities constitute a full and unconditional guarantee by the Company of the trusts’ obligations with respect to the Capital Securities.
Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on the junior subordinated debt securities, which would result in a deferral of distribution payments on the related Capital Securities. There were no deferred interest payments on our junior subordinated debt securities at December 31, 2016, 2015 and 2014.
Note 20.   Ownership of Southern Trust Mortgage
In May 2008, Middleburg Bank acquired the membership interest units of one of the partners of Southern Trust Mortgage for $1.6 million. As a result, the Company’s ownership interest exceeded 50% of the issued and outstanding membership units. Prior to the sale, the Company owned 62.3% of the issued and outstanding membership interest units of Southern Trust Mortgage, through its subsidiary, Middleburg Bank. On May 15, 2014, the Company sold 100% of its ownership interest in Southern Trust Mortgage.
Note 21.   Condensed Financial Information — Parent Corporation Only
BALANCE SHEETS
	December 31,
(Dollars in thousands)	2016	2015
ASSETS
Cash on deposit with subsidiary bank	$2,154	$1,403
Investment in subsidiaries	126,694	125,900
Other assets	3,199	1,686
TOTAL ASSETS	$132,047	$128,989
LIABILITIES
Subordinated notes	$5,155	$5,155
Other liabilities	213	280
TOTAL LIABILITIES	5,368	5,435
SHAREHOLDERS’ EQUITY
Common stock	17,636	17,330
Capital surplus	45,688	44,155
Retained earnings	64,755	60,392
Accumulated other comprehensive income (loss), net	(1,400)	1,677
TOTAL SHAREHOLDERS’ EQUITY	126,679	123,554
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$132,047	$128,989

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

STATEMENTS OF INCOME
	Year End December 31,
(Dollars in thousands)	2016	2015	2014
INCOME:
Dividends from subsidiaries	$6,870	$5,383	$3,440
Interest and dividends from investments	—	—	15
Other income	2	17	—
Total income	6,872	5,400	3,455
EXPENSES:
Salaries and employee benefits	1,240	919	746
Legal and advisory fees	1,506	164	91
Directors fees	352	274	280
Interest expense	280	279	279
Other	426	416	366
Total expenses	3,804	2,052	1,762
Income before allocated tax benefits and undistributed income of subsidiaries	3,068	3,348	1,693
Income tax benefit	(1,081)	(715)	(753)
Income before equity in undistributed income of subsidiaries	4,149	4,063	2,446
Equity in undistributed income of subsidiaries	3,915	3,767	5,138
Net income	$8,064	$7,830	$7,584

STATEMENTS OF CASH FLOWS
	December 31,
(Dollars in thousands)	2016	2015	2014
Cash Flows from Operating Activities
Net income	$8,064	$7,830	$7,584
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of subsidiaries	(3,915)	(3,767)	(5,138)
Share-based compensation	925	605	426
(Increase) decrease in other assets	(1,469)	957	(1,099)
(Decrease) increase in other liabilities	(67)	13	213
Net cash provided by operating activities	3,538	5,638	1,986
Cash Flows from Investing Activities
Proceeds from sales, calls and maturities of available for sale securities	—	—	44
Net cash provided by investing activities	—	—	44
Cash Flows from Financing Activities
Net proceeds from issuance of common stock	1,742	—	394
Cash dividends paid on common stock	(3,701)	(3,292)	(2,419)
Repurchases of stock	(828)	(1,506)	(88)
Net cash used in financing activities	(2,787)	(4,798)	(2,113)
Increase (decrease) in cash and cash equivalents	751	840	(83)
Cash and Cash Equivalents at beginning of year	1,403	563	646
Cash and Cash Equivalents at end of year	$2,154	$1,403	$563

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 22.   Segment Reporting
The Company operates its principal business activities of retail banking services and wealth management services in a decentralized fashion. Revenue from retail banking activity consists primarily of interest and fees earned on loans, including mortgage banking activity, interest earned on investment securities and service charges on deposit accounts. Revenue from the wealth management activities is comprised of fees based upon the market value of the accounts under administration as well as commissions on investment transactions.
Middleburg Bank and the Company have assets in custody with Middleburg Trust Company and accordingly pay Middleburg Trust Company a monthly fee. Middleburg Bank also pays interest to Middleburg Trust Company on deposit accounts with Middleburg Bank. Middleburg Trust Company pays rental and other miscellaneous occupancy expenses to Middleburg Bank. Transactions related to these relationships are eliminated to reach consolidated totals.
In 2014, revenue from the mortgage banking activities is comprised of interest earned on loans and fees received as a result of the mortgage origination process. The Company recognized gains on the sale of loans as part of other income. On May 15, 2014, the Company sold all of its majority interest in Southern Trust Mortgage and as a result, any mortgage banking activity for the Company subsequent to the sale date is included with the results of the retail banking segment. Mortgage banking activities for the twelve months ended December 31, 2014 are the result of Southern Trust Mortgage activity that was consolidated with the Company through the date of sale. In 2014, Middleburg Bank provided a warehouse line, office space, data processing and accounting services to Southern Trust Mortgage for which it received income. Transactions related to these relationships are eliminated to reach consolidated totals.
Information about reportable segments and reconciliation to the consolidated financial statements follows:
	2016
(Dollars in thousands)	Commercial & Retail Banking	Wealth Management	Mortgage Banking	Intercompany Eliminations	Consolidated
Revenues:
Interest income	$43,365	$10	$—	$—	$43,375
Trust services income	—	4,806	—	(163)	4,643
Other income	6,204	—	—	(109)	6,095
Total operating income	49,569	4,816	—	(272)	54,113
Expenses:
Interest expense	4,424	—	—	—	4,424
Salaries and employee benefits	16,473	2,284	—	—	18,757
Provision for loan losses	1,853	—	—	—	1,853
Other expense	17,556	918	—	(272)	18,202
Total operating expenses	40,306	3,202	—	(272)	43,236
Income before income taxes	9,263	1,614	—	—	10,877
Income tax expense	2,203	610	—	—	2,813
Net income	$7,060	$1,004	$—	$—	$8,064
Total assets	$1,270,222	$6,693	$—	$(4,272)	$1,272,643
Capital expenditures	$978	$—	$—	$—	$978
Goodwill and other intangibles	$—	$3,465	$—	$—	$3,465

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

	2015
(Dollars in thousands)	Commercial & Retail Banking	Wealth Management	Mortgage Banking	Intercompany Eliminations	Consolidated
Revenues:
Interest income	$42,270	$11	$—	$—	$42,281
Trust services income	—	4,951	—	(166)	4,785
Other income	5,605	—	—	—	5,605
Total operating income	47,875	4,962	—	(166)	52,671
Expenses:
Interest expense	4,207	—	—	—	4,207
Salaries and employee benefits	16,130	2,305	—	—	18,435
Provision for loan losses	2,293	—	—	—	2,293
Other expense	16,237	1,120	—	(166)	17,191
Total operating expenses	38,867	3,425	—	(166)	42,126
Income before income taxes	9,008	1,537	—	—	10,545
Income tax expense	2,131	584	—	—	2,715
Net income	$6,877	$953	$—	$—	$7,830
Total assets	$1,291,708	$6,700	$—	$(3,545)	$1,294,863
Capital expenditures	$2,137	$—	$—	$—	$2,137
Goodwill and other intangibles	$—	$3,636	$—	$—	$3,636
	2014
(Dollars in thousands)	Commercial & Retail Banking	Wealth Management	Mortgage Banking	Intercompany Eliminations	Consolidated
Revenues:
Interest income	$43,149	$14	$450	$(288)	$43,325
Trust services income	—	4,516	—	(154)	4,362
Other income	5,349	—	5,121	(46)	10,424
Total operating income	48,498	4,530	5,571	(488)	58,111
Expenses:
Interest expense	5,227	—	304	(288)	5,243
Salaries and employee benefits	16,567	2,262	3,772	—	22,601
Provision for loan losses	1,926	—	34	—	1,960
Other expense	15,818	1,140	1,722	(200)	18,480
Total operating expenses	39,538	3,402	5,832	(488)	48,284
Income before income taxes and non-controlling interest	8,960	1,128	(261)	—	9,827
Income tax expense	1,894	447	—	—	2,341
Net income	7,066	681	(261)	—	7,486
Non-controlling interest in consolidated subsidiary	—	—	98	—	98
Net income attributable to Middleburg Financial Corporation	$7,066	$681	$(163)	$—	$7,584
Total assets	$1,218,452	$7,152	$—	$(2,747)	$1,222,857
Capital expenditures	$911	$6	$3	$—	$920
Goodwill and other intangibles	$—	$3,807	$—	$—	$3,807

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 23.   Capital Purchase Program and Stock Warrant
On January 30, 2009, as part of the Capital Purchase Program established by the U.S. Department of the Treasury (the “Treasury”) under the Emergency Economic Stabilization Act of 2008, the Company entered into a Letter Agreement and Securities Purchase Agreement-Standard Terms (collectively, the “Purchase Agreement”) with the Treasury, pursuant to which the Company sold (i) 22,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $2.50 per share, having a liquidation preference of  $1,000 per share (the “Preferred Stock”) and (ii) a warrant (the “Warrant”) to purchase 208,202 shares of the Company’s common stock, par value $2.50 per share, at an initial exercise price of $15.85 per share. As a result of the completion of a public stock offering in 2009, the number of shares of common stock underlying the Warrant was reduced by one-half to 104,101 and the Company redeemed all 22,000 shares of Preferred Stock pursuant to the Purchase Agreement. During 2011, the Warrant was sold by the U.S. Treasury at public auction and, on November 3, 2016, was exercised in full for a total cash consideration of  $1.65 million.
Note 24.   Derivatives
The Company utilizes derivative instruments as a part of its asset-liability management program to control fluctuation of market values and cash flows to changes in interest rates associated with certain financial instruments. The Company accounts for derivatives in accordance with ASC 815, “Derivatives and Hedging”. Under current guidance, derivative transactions are classified as either cash flow hedges or fair value hedges or they are not designated as hedging instruments. The Company designates each derivative instrument at the inception of the derivative transaction in accordance with this guidance. Information concerning each of the Company’s categories of derivatives as of December 31, 2016 and 2015 is presented below.
Derivatives designated as cash flow hedges
During 2010, the Company entered into an interest rate swap agreement as part of the interest rate risk management process. The swap was designated as a cash flow hedge intended to hedge the variability of cash flows associated with the Company’s trust preferred capital securities described in Note 19, “Subordinated Notes”. The swap hedges the cash flow associated with the trust preferred capital notes wherein the Company receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 2.59% to the same counterparty. The swap is calculated on a notional amount of  $5.2 million. The term of the swap is 10 years and commenced on October 23, 2010. The Company has cash collateral reserved for this swap in the amount of  $400,000 as of December 31, 2016 and 2015, respectively. The swap was entered into with a counterparty that met the Company’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in the contract is not significant.
During 2013, the Company entered into an interest rate swap agreement as part of the interest rate risk management process. The swap has been designated as a cash flow hedge intended to hedge the variability of cash flows associated with the Company’s FHLB borrowings described in Note 7, “Borrowings”. The swap hedges the cash flows associated with the FHLB borrowings wherein the Company receives a floating rate based on LIBOR from a counterparty and pays a fixed rate of 1.43% to the same counterparty. The swap is calculated on a notional amount of  $10 million. The term of the swap is 5 years and commenced on November 25, 2013. The Company has cash collateral reserved for this swap in the amount of  $600,000 and $300,000 as of December 31, 2016 and 2015, respectively. The swap was entered into with a counterparty that met the Company’s credit standards and the agreement contains collateral provisions protecting the at-risk party. The Company believes that the credit risk inherent in the contract is not significant.
Amounts receivable or payable are recognized as accrued under the terms of the agreement, with the effective portion of the derivative’s unrealized gain or loss recorded as a component of other comprehensive income (loss). The ineffective portion of the unrealized gain or loss, if any, would be recorded in other

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

expense. The Company has assessed the effectiveness of the hedging relationship by comparing the changes in cash flows on the designated hedged item. As a result of this assessment, there was no hedge ineffectiveness identified during 2016 and 2015. At December 31, 2014, $6,000 of hedge ineffectiveness identified for this interest rate swap and was classified as other operating expenses on the consolidated statements of income.
The amounts included in accumulated other comprehensive income (loss) as unrealized losses (market value net of tax) were $130,000 and $195,000 as of December 31, 2016 and 2015, respectively.
Information concerning the derivatives designated as a cash flow hedges at December 31, 2016 and 2015 is presented in the following tables:
	December 31, 2016
(Dollars in thousands)	Positions (#)	Notional Amount	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$5,155	$—	$160	0.87%	2.59%	3.8
Pay fixed – receive floating interest rate swap	1	$10,000	$—	$38	0.60%	1.43%	2.0
	December 31, 2015
(Dollars in thousands)	Positions (#)	Notional Amount	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$5,155	$—	$226	0.32%	2.59%	4.8
Pay fixed – receive floating interest rate swap	1	$10,000	$—	$71	0.23%	1.43%	3.0
Derivatives not designated as hedging instruments
Two-way client loan swaps
During the fourth quarter of 2014 and 2012, the Company entered into certain interest rate swap contracts that are not designated as hedging instruments. These derivative contracts relate to transactions in which we enter into an interest rate swap with a customer while at the same time entering into an offsetting interest rate swap with another financial institution. In connection with each swap transaction, the Company agrees to pay interest to the customer on a notional amount at a variable interest rate and receive interest from the customer on an identical notional amount at a fixed interest rate. At the same time, the Company agrees to pay the counterparty the same fixed interest rate on the same notional amount and receive the same variable interest rate on the same notional amount. The transaction allows our clients to effectively convert a variable rate loan into a fixed rate loan. Because the Company acts as an intermediary for our customers, changes in the fair value of the underlying derivatives contracts offset each other and do not significantly impact our results of operations. The Company had no undesignated interest rate swaps at December 31, 2016 and December 31, 2015.
Certain additional risks arise from interest rate swap contracts in that the counterparties to the contracts may not be able to meet the terms of the contracts. We do not expect any counterparty to fail to meet its obligations.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Information concerning two-way client interest rate swaps not designated as either fair value or cash flow hedges is presented in the following table:
	December 31, 2016
(Dollars in thousands)	Positions (#)	Notional Amount	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$3,508	$15	$—	1 month LIBOR plus 200 BP	3.90%	10.9
Pay fixed – receive floating interest rate swap	1	1,663	—	29	1 month LIBOR plus 180 BP	4.09%	7.9
Pay floating – receive fixed interest rate swap	1	3,508	—	15	3.90%	1 month LIBOR plus 200 BP	10.9
Pay floating – receive fixed interest rate swap	1	1,663	29	—	4.09%	1 month LIBOR plus 180 BP	7.9
Total derivatives not designated		$10,342	$44	$44

	December 31, 2015
(Dollars in thousands)	Positions (#)	Notional Amount (in thousands)	Asset	Liability	Receive Rate	Pay Rate	Life (Years)
Pay fixed – receive floating interest rate swap	1	$3,760	$—	$21	1 month LIBOR plus 200 BP	3.90%	11.9
Pay fixed – receive floating interest rate swap	1	1,706	—	52	1 month LIBOR plus 180 BP	4.09%	8.9
Pay floating – receive fixed interest rate swap	1	3,760	21	—	3.90%	1 month LIBOR plus 200 BP	11.9
Pay floating – receive fixed interest rate swap	1	1,706	52	—	4.09%	1 month LIBOR plus 180 BP	8.9
Total derivatives not designated		$10,932	$73	$73

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Rate Cap Transaction
At December 31, 2016, the Company had one derivative instrument in the form of an interest rate cap agreement with a notional amount of  $10.0 million. The notional amount of the financial derivative instrument does not represent exposure to credit loss. The Company is exposed to credit loss only to the extent the counterparty defaults in its responsibility to pay interest under the terms of the agreement. The credit risk in derivative instruments is mitigated by entering into transactions with highly-rated counterparties that management believes to be creditworthy and by limiting the amount of exposure to each counterparty. We do not expect any counterparty to fail to meet its obligations. The details of the interest rate cap agreement as of December 31, 2016 is summarized below:
December 31, 2016
(Dollars in thousands)
Notional Amount	Termination Date	3-Month LIBOR Strike Rate	Premium Paid	Unamortized Premium at December 31, 2016	Fair Value December 31, 2016	Cumulative Cash Flows Received
$10,000	September 8, 2018	2.00%	$70	$70	$9	$—
December 31, 2015
(Dollars in thousands)
Notional Amount	Termination Date	3-Month LIBOR Strike Rate	Premium Paid	Unamortized Premium at December 31, 2015	Fair Value December 31, 2015	Cumulative Cash Flows Received
$10,000	September 8, 2018	2.00%	$70	$70	$39	$—
In the third quarter of 2015, the interest rate cap agreement was purchased to limit the Company’s exposure to rising interest rates. Under the terms of the agreement, the Company paid a premium of $70,000 for the right to receive cash flow payments if 3-month LIBOR rises above the cap of 2.00%, thus effectively ensuring interest expense is capped at a maximum rate of 2.00% for the duration of the agreement. The interest rate cap agreement is a derivative not designated as a hedging instrument.
At December 31, 2016 and December 31, 2015, the total fair value of the interest rate cap agreement was $9,000 and $39,000, respectively. The fair value of the interest rate cap agreement is included in other assets on the Company’s consolidated balance sheets. Changes in fair value are recorded in earnings in other operating expenses. During the years ended December 31, 2016 and December 31, 2015, $30,000 and $31,000 was recognized in other operating expenses, respectively.
The premium paid on the interest rate cap agreement will be recognized as a decrease in interest income over the duration of the agreement using the caplet method. From the date of inception and through December 31, 2016, no premium amortization was required.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 25.   Accumulated Other Comprehensive Income (Loss), Net
The following table presents information on changes in accumulated other comprehensive income for the periods indicated:
(Dollars in thousands)	Unrealized Gains (Losses) on Securities	Cash Flow Hedges	Accumulated Other Comprehensive Income (Loss), Net
Balance December 31, 2013	$261	$(29)	$232
Unrealized holding gains (net of tax, $1,979)	3,841	—	3,841
Reclassification adjustment (net of tax, $63)	(123)	—	(123)
Unrealized gains on interest rate swaps (net of tax, $82)	—	(160)	(160)
Reclassification adjustment (net of tax, $2)	—	4	4
Balance December 31, 2014	3,979	(185)	3,794
Unrealized holding losses (net of tax, $1,037)	(2,015)	—	(2,015)
Reclassification adjustment (net of tax, $48)	(92)	—	(92)
Unrealized gains on interest rate swaps (net of tax, $3)	—	(6)	(6)
Reclassification adjustment (net of tax, $2)	—	(4)	(4)
Balance December 31, 2015	1,872	(195)	1,677
Unrealized holding losses (net of tax, $1,091)	(2,116)	—	(2,116)
Reclassification adjustment (net of tax, $528)	(1,026)	—	(1,026)
Unrealized losses on interest rate swaps (net of tax, ($34))	—	65	65
Balance December 31, 2016	$(1,270)	$(130)	$(1,400)

The following table presents information related to reclassifications from accumulated other comprehensive income (loss):
Details about Accumulated Other Comprehensive Income (Loss) (Dollars in thousands)	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)			Affected Line Item in the Consolidated Statements of Income
	2016	2015	2014
Securities available for sale(1):
Net securities gains reclassified into earnings	$(1,554)	$(140)	$(186)	Gains on sales of securities available for sale, net
Related income tax expense	528	48	63	Income tax expense
Derivatives(2):
(Gain) loss on interest rate swap ineffectiveness	—	(6)	6	Other operating expense
Related income tax benefit	—	2	(2)	Income tax expense
Net effect on accumulated other comprehensive income (loss) for the period	(1,026)	(96)	(119)	Net of tax
Total reclassifications for the period	$(1,026)	$(96)	$(119)	Net of tax

(1)
For more information related to unrealized gains on securities available for sale, see Note 2, “Securities”.

(2)
For more information related to unrealized losses on derivatives, see Note 24, “Derivatives”.

MIDDLEBURG FINANCIAL CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 26.   Other Real Estate Owned (“OREO”)
At December 31, 2016 and 2015, OREO balances were $5.1 million and $3.3 million, respectively. OREO is primarily comprised of residential properties and non-residential properties, and are located primarily in the state of Virginia. Changes in the balance for OREO, net of valuation allowances, are as follows:
(Dollars in thousands)	December 31, 2016	December 31, 2015
Balance at the beginning of year, net	$3,345	$4,051
Transfers from loans, net	2,645	287
Purchased loans	40	—
Sales proceeds	(713)	(814)
Gain (loss) on disposition	66	(100)
Less valuation adjustments	(310)	(79)
Balance at the end of year, net	$5,073	$3,345

Net expenses applicable to OREO, were $363,000, $284,000 and $256,000 as of December 31, 2016, 2015 and 2014, respectively.
The major classifications of OREO in the consolidated balance sheets at December 31, 2016 and 2015 were as follows:
(Dollars in thousands)	December 31, 2016	December 31, 2015
Real estate loans:
Construction	$946	$853
Secured by 1-4 family residential	3,767	1,958
Other real estate loans	360	534
Total real estate loans	$5,073	$3,345

At December 31, 2016, the Company had no consumer mortgage loan secured by residential real estate for which foreclosure was in process. At December 31, 2015, the Company had one consumer mortgage loan secured by residential real estate for which foreclosure was in process. The amount of this loan was $533,000 at December 31, 2015.
Note 27.   Low Income Housing Tax Credits
The Company invested in four separate housing equity funds at December 31, 2016 and 2015, respectively. The general purpose of these funds is to encourage and assist participants in investing in low-income residential rental properties located in the Commonwealth of Virginia, develop and implement strategies to maintain projects as low-income housing, deliver Federal Low Income Housing Credits to investors, allocate tax losses and other possible tax benefits to investors, and to preserve and protect project assets. The investments in these funds are accounted for using the equity method and are recorded as other assets on the consolidated balance sheets. These investments totaled $8.4 million and $9.0 million at December 31, 2016 and 2015, respectively. The expected terms of these investments and the related tax benefits run through 2033. The net benefit recognized as a component of income tax expense related to tax credits and other tax benefits during the years ended December 31, 2016, 2015 and 2014 were $408,000, $120,000 and $211,000, respectively, related to these investments. Total projected tax credits to be received for 2016 are $441,000, which is based on the most recent quarterly estimates received from the funds. Additional capital calls expected for the funds totaled $8.2 million and $9.3 million at December 31, 2016 and 2015, respectively, and are included in other liabilities on the consolidated balance sheets.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.
Indemnification of Directors and Officers.

The laws of the Commonwealth of Virginia pursuant to which Union Bankshares Corporation, or Union, is incorporated permit it to indemnify its officers and directors against certain liabilities with the approval of its shareholders. The articles of incorporation of Union, as amended to date, which we refer to as the Union articles of incorporation, provide that, to the full extent permitted by the Virginia Stock Corporation Act, or the VSCA, Union is required to indemnify a director or officer against liabilities, fines, penalties and claims imposed upon or asserted against him or her (including amounts paid in settlement) by reason of having been a director or officer and against all expenses (including counsel fees) reasonably incurred in connection therewith, except in relation to matters in which he or she has been adjudged liable because of willful misconduct or a knowing violation of the criminal law in his performance of his duty as such director or officer.
Union has purchased officers’ and directors’ liability insurance policies. Within the limits of their coverage, the policies insure (i) the directors and officers of Union against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Union and (ii) Union to the extent that it indemnifies such directors and officers for losses as permitted under the laws of Virginia.
The VSCA establishes a statutory limit on liability of directors and officers of a corporation for damages assessed against them in a suit brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation and authorizes a corporation to specify a lower monetary limit on liability (including the elimination of liability for monetary damages) in the corporation’s articles of incorporation or bylaws; however, the liability of a director or officer will not be limited if such officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law. The Union articles of incorporation eliminate the personal liability of directors and officers to Union or its shareholders for monetary damages to the full extent permitted by Virginia law.
Item 21.
Exhibits and Financial Statement Schedules.

Exhibit Index
Exhibit	Description
2.1	Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, by and between Union Bankshares Corporation and Access National Corporation (contained in Annex A to the joint proxy statement/prospectus which is included in this registration statement)**
3.1	Articles of Incorporation of Union Bankshares Corporation, as amended April 25, 2014 (incorporated by reference to Exhibit 3.1 to Union’s Current Report on Form 8-K filed on April 29, 2014)
3.2	Bylaws of Union Bankshares Corporation, as amended January 21, 2017 (incorporated by reference to Exhibit 3.02 to Union’s Annual Report on Form 10-K filed on February 28, 2017)
4.1	Specimen certificate of Union common stock (incorporated by reference to Exhibit 4.1 to Union’s Registration Statement on Form S-4 filed on August 16, 2017)
5.1	Opinion of Rachael R. Lape, Senior Vice President, General Counsel and Corporate Secretary of Union Bankshares Corporation, regarding the legality of the securities being registered
8.1	Opinion of Covington & Burling LLP regarding certain federal income tax matters
8.2	Opinion of Troutman Sanders LLP regarding certain federal income tax matters
10.1	Form of Affiliate Agreement, by and among Union Bankshares Corporation, Access National Corporation and certain shareholders of Access National Corporation (contained in Annex B to the joint proxy statement/prospectus which is included in this registration statement)

Exhibit	Description
10.2	Form of Affiliate Agreement, by and among Union Bankshares Corporation, Access National Corporation and certain shareholders of Union Bankshares Corporation (contained in Annex C to the joint proxy statement/prospectus which is included in this registration statement)
15.1	Acknowledgement of Ernst & Young LLP, Union Bankshares Corporation’s independent registered accounting firm
21.1	Subsidiaries of Union Bankshares Corporation (incorporated herein by reference to Exhibit 21.01 to Union’s Annual Report on Form 10-K for the year ended December 31, 2017 filed on February 27, 2018)
23.1	Consent of Rachael R. Lape, Senior Vice President, General Counsel and Corporate Secretary of Union Bankshares Corporation (contained in its opinion filed as Exhibit 5.1)
23.2	Consent of Covington & Burling LLP (contained in its opinion filed as Exhibit 8.1)
23.3	Consent of Troutman Sanders LLP (contained in its opinion filed as Exhibit 8.2)
23.4	Consent of Ernst & Young LLP, Union Bankshares Corporation’s independent registered accounting firm
23.5	Consent of KPMG LLP, Xenith Bankshares, Inc.’s independent registered accounting firm
23.6	Consent of BDO USA, LLP, Access National Corporation’s independent registered accounting firm
23.7	Consent of Yount, Hyde & Barbour, P.C., Middleburg Financial Corporation’s independent registered accounting firm
24.1*	Power of Attorney
99.1	Consent of Sandler O’Neill & Partners, L.P., financial adviser to Access National Corporation
99.2	Consent of Keefe, Bruyette & Woods, Inc., financial adviser to Union Bankshares Corporation
99.3*	Consent of Michael W. Clarke to serve on Board of Directors of Union Bankshares Corporation
99.4	Form of proxy to be mailed to shareholders of Access National Corporation
99.5	Form of proxy to be mailed to shareholders of Union Bankshares Corporation

*
Previously filed.

**
The disclosure schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Union agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

Item 22.
Undertakings.

The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended, referred to as the Securities Act, (2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the SEC, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement), and (3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus (1) that is filed pursuant to paragraph (5) above, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on this 10th day of December, 2018.
UNION BANKSHARES CORPORATION
By: /s/ John C. Asbury John C. Asbury President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ John C. Asbury John C. Asbury	President and Chief Executive Officer, (Principal Executive Officer)	December 10, 2018
/s/ Robert M. Gorman Robert M. Gorman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	December 10, 2018
* Raymond D. Smoot, Jr.	Chairman and Director	December 10, 2018
* Ronald L. Tillett	Vice Chairman and Director	December 10, 2018
* L. Bradford Armstrong	Director	December 10, 2018
* Glen C. Combs	Director	December 10, 2018
* Patrick E. Corbin	Director	December 10, 2018
* Beverley E. Dalton	Director	December 10, 2018
* Gregory L. Fisher	Director	December 10, 2018
* Daniel I. Hansen	Director	December 10, 2018
* Jan S. Hoover	Director	December 10, 2018
* Patrick J. McCann	Director	December 10, 2018

Signature	Title	Date
* W. Tayloe Murphy, Jr.	Director	December 10, 2018
* Alan W. Myers	Director	December 10, 2018
* Thomas P. Rohman	Director	December 10, 2018
* Linda V. Schreiner	Director	December 10, 2018
* Thomas G. Snead, Jr.	Director	December 10, 2018
* Keith L. Wampler	Director	December 10, 2018
* F. Blair Wimbush	Director	December 10, 2018
*By: /s/ John C. Asbury John C. Asbury Attorney-in-Fact